As filed with the Securities and Exchange Commission on June 3, 2010

Registration No. 333-165414

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KKR & CO. L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	26-0426107 (I.R.S. Employer Identification No.)

9 West 57th Street, Suite 4200
New York, NY 10019
Telephone: (212) 750-8300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

David J. Sorkin, Esq.
General Counsel
KKR & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
Telephone: (212) 750-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Telephone: (212) 455-2000
Facsimile: (212) 455-2502

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after the Registration Statement becomes effective.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Units	204,902,226(1)	$2,212,944,040(2)	$157,783(3)

(1)
The number of common units of the registrant being registered is based upon the number of common units to be distributed to holders of units in KKR & Co. (Guernsey) L.P. ("KKR Guernsey"). Such number does not include 478,105,194 common units that are beneficially held by KKR Holdings L.P. ("KKR Holdings"). On a fully diluted basis, the registrant has 683,007,420 common units outstanding.

(2)
Represents the proposed maximum aggregate offering price, estimated solely for purpose of calculating the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended.

(3)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2010

PRELIMINARY PROSPECTUS

KKR & Co. L.P.

204,902,226 Common Units

Representing Limited Partner Interests

         We are registering the distribution of 204,902,226 common units representing limited partner interests in our business to holders of common units of KKR & Co. (Guernsey) L.P. and, concurrently with such distribution, listing our common units on the New York Stock Exchange under the symbol "KKR." We refer to KKR & Co. (Guernsey) L.P. as "KKR Guernsey," to the distribution of our common units to holders of KKR Guernsey units as the "In-Kind Distribution" and to the listing of our common units on the New York Stock Exchange as the "U.S. Listing."

         Pursuant to the In-Kind Distribution, each KKR Guernsey unitholder will receive one of our common units for each unit of KKR Guernsey held when the U.S. Listing becomes effective. In the aggregate, the common units that will be distributed to holders of KKR Guernsey units represent a 30% interest in our business. The remaining 70% interest in our business is held by our principals, who beneficially own 478,105,194 common units through KKR Holdings L.P. On a fully diluted basis, we have an aggregate of 683,007,420 common units outstanding. Subject to market conditions, we are planning to sell common units in an offering of our common units following the U.S. Listing, which we refer to as the "Public Offering". We have filed a separate registration statement with the Securities and Exchange Commission to register the Public Offering. None of our principals is selling any common units or will otherwise receive any of the net proceeds from the Public Offering. Unless otherwise indicated, references in this prospectus to our common units outstanding do not give effect to the Public Offering. There is no assurance that the Public Offering will be consummated as set forth herein or at all. The U.S. Listing is not contingent on the occurrence of the Public Offering.

         KKR Guernsey is a Guernsey limited partnership whose common units are currently listed on Euronext Amsterdam by NYSE Euronext, the regulated market of Euronext Amsterdam N.V., which we refer to as Euronext Amsterdam. In connection with the In-Kind Distribution, KKR Guernsey will be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act of 1933. The last reported sale price of KKR Guernsey units on June 2, 2010 was $9.81 per unit. Because the assets of KKR Guernsey consist solely of its limited partner interests in our business, the In-Kind Distribution will result in a dissolution of KKR Guernsey and a delisting of its units from Euronext Amsterdam. To preserve a trading market for interests in our business, the In-Kind Distribution is conditioned upon our common units being approved for listing on the New York Stock Exchange subject to official notice of issuance.

         KKR Guernsey unitholders will not be required to pay any consideration for the common units they receive in the In-Kind Distribution. No vote or further action of KKR Guernsey unitholders is required in connection with the registration, listing or distribution of our common units. We are not asking you for a proxy and request that you do not send us a proxy.

         In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 17 of this prospectus. These risks include but are not limited to the following:

  •
  We are managed by a general partner, which we refer to as our Managing Partner, and do not have our own directors or officers. Our unitholders will have only limited voting rights and will have no right to elect or remove our Managing Partner or its directors or officers, and our Managing Partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest, which has the effect of limiting its fiduciary duties to us. Through KKR Holdings, our principals generally have sufficient voting power to determine the outcome of any matters that may be submitted for a vote of our unitholders.

  •
  We believe that we will be treated as a partnership for U.S. federal income tax purposes and you therefore will be required to take into account your allocable share of items of our income, gain, loss and deduction in computing your U.S. federal income tax liability. You may not receive sufficient cash distributions to pay your allocable share of our net taxable income or even the tax liability that results from that income.

  •
  As a limited partnership, we will rely on exceptions from certain corporate governance requirements of the New York Stock Exchange, including the requirement to have a nominating and corporate governance committee composed entirely of independent directors and the requirement to have a compensation committee. You will not have the same protections afforded to equity holders of entities that are subject to all of the corporate governance requirements of the New York Stock Exchange.

  •
  Various forms of legislation have been introduced that could, if enacted, preclude us from qualifying as a partnership for U.S. federal income tax purposes under the rules governing publicly traded partnerships and could require that we be treated as a corporation for U.S. federal income tax purposes. If the above or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the value of our common units.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2010.

Our Assets Under Management*

*
Assets under management are presented pro forma for the Combination Transaction (as defined herein) and, therefore, exclude the net asset value of KKR Guernsey and its commitments to our investment funds.

        You should rely only on the information contained in this prospectus or any free writing prospectus. We have not authorized anyone to provide you with additional or different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any distribution of our common units.

        This prospectus has been prepared using a number of conventions, which you should consider when reading the information contained herein. Unless the context suggests otherwise:

        (i) references to "KKR," "we," "us," "our" and "our partnership" refer to KKR & Co. L.P. and its subsidiaries;

        (ii) references to "our Managing Partner" are to KKR Management LLC, which acts as our general partner;

        (iii) references to "KKR Guernsey" are to KKR & Co. (Guernsey) L.P. (f/k/a KKR Private Equity Investors, L.P. or "KPE");

i

        (iv) references to the "Combined Business" of KKR refer to the business of KKR that resulted from the combination of its asset management business with the assets and liabilities of KKR Guernsey on October 1, 2009;

        (v) references to the "KKR Group Partnerships" are to KKR Management Holdings L.P. and KKR Fund Holdings L.P., which became holding companies for the Combined Business on October 1, 2009; and

        (vi) references to the "KPE Investment Partnership" are to KKR PEI Investments, L.P., a lower tier partnership through which KPE made all of its investments.

        Unless otherwise indicated, references to equity interests in the Combined Business, or to percentage interests in the Combined Business, reflect the aggregate equity of the KKR Group Partnerships and are net of amounts that have been allocated to our principals in respect of the carried interest from the Combined Business as part of our "carry pool" and certain minority interests in our business that were not acquired by the KKR Group Partnerships in connection with our reorganization into a holding company structure and our acquisition of the assets and liabilities of KKR Guernsey. See "Organizational Structure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Impact of the Transactions." References to our "principals" are to our senior executives and operating consultants who hold interests in the Combined Business through KKR Holdings and references to our "senior principals" are to principals who also hold interests in our Managing Partner entitling them to vote for the election of its directors.

        On October 1, 2009, we completed the acquisition of all of the assets and liabilities of KKR Guernsey and, in connection with such acquisition, completed a series of transactions pursuant to which the business of KKR was reorganized into a holding company structure. We refer to the acquisition of the assets and liabilities of KKR Guernsey as the "Combination Transaction," to our reorganization into a holding company structure as the "Reorganization Transactions" and to the Combination Transaction and the Reorganization Transactions collectively as the "Transactions." Our financial information for periods prior to the Transactions is based on a group, for accounting purposes, of certain combined and consolidated entities under common control of our senior principals and under the common ownership of our principals and certain other individuals who have been involved in our business, and our financial information for periods subsequent to the Transactions is based on a group, for accounting purposes, consisting of KKR & Co. L.P. and its consolidated subsidiaries.

        KKR Group Holdings L.P., which we refer to as "Group Holdings," is the parent of our consolidated accounting group for periods subsequent to October 1, 2009 and is the entity through which KKR Guernsey currently holds its interests in the KKR Group Partnerships. Group Holdings serves, directly and indirectly, as the general partner of the KKR Group Partnerships. Our Managing Partner serves as the ultimate general partner of Group Holdings and the KKR Group Partnerships. KKR Guernsey, through its interest in Group Holdings, holds 30% of the outstanding KKR Group Partnership Units. See "Summary—The U.S. Listing—KKR Group Partnership Units."

        In this prospectus, the terms "assets under management" or "AUM" represent the assets from which we are entitled to receive fee income or a carried interest and general partner capital. We calculate the amount of AUM as of any date as the sum of:

        (i) the fair value of the investments of our investment funds plus uncalled capital commitments from these funds;

        (ii) the fair value of investments in our co-investment vehicles;

        (iii) the net asset value of certain of our fixed income products; and

        (iv) the value of outstanding structured finance vehicles.

        You should note that our calculation of AUM may differ from the calculations of other asset managers and, as a result, our measurements of AUM may not be comparable to similar measures presented by other asset managers. Our definition of AUM is not based on any definition of AUM that is set forth in the agreements governing the investment funds, vehicles or accounts that we manage.

        In this prospectus, the terms "fee paying assets under management" or "FPAUM" represent only those assets under management from which we receive fees. FPAUM is the sum of all of the individual fee bases that are used to calculate our fees and differs from AUM in the following respects: (i) assets from which we do not receive a fee are excluded (i.e., assets with respect to which we receive only carried interest); and (ii) certain assets, primarily in our private equity funds, are reflected based on capital commitments and invested capital as opposed to fair value because fees are not impacted by changes in the fair value of underlying investments.

        Unless otherwise indicated, references in this prospectus to our fully diluted common units outstanding, or to our common units outstanding on a fully diluted basis, reflect both actual common units outstanding as well as common units into which KKR Group Partnership Units not held by us are exchangeable pursuant to the terms of the exchange agreement described in this prospectus, but do not reflect common units available for issuance pursuant to our Equity Incentive Plan. In addition, unless otherwise indicated, references in this prospectus to our common units outstanding do not give effect to the Public Offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as "outlook," "believe," "expect," "potential," "continue," "may," "should," "seek," "approximately," "predict," "intend," "will," "plan," "estimate," "anticipate" or the negative version of these words or other comparable words. Forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include, but are not limited to, those described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MARKET AND INDUSTRY DATA

        This prospectus includes market and industry data and forecasts that we have derived from independent reports, publicly available information, various industry publications, other published industry sources and internal data and estimates. Independent reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Internal data and estimates are based upon information obtained from investors in our funds, trade and business organizations and other contacts in the markets in which we operate and our understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

QUESTIONS AND ANSWERS ABOUT THE U.S. LISTING

        The questions and answers below highlight only selected information with respect to the U.S. Listing. They may not contain all of the information that may be important to you. You should read carefully this entire prospectus to fully understand the U.S. Listing.

Q:
What is the U.S. Listing?

A:
We have elected to list our common units on the New York Stock Exchange. In connection with such listing:

•
KKR Guernsey will contribute its assets to us in return for our NYSE-listed common units,

•
KKR Guernsey will make an in-kind distribution of our common units to its unitholders and will dissolve; and

•
each KKR Guernsey unit will cease to be traded on Euronext Amsterdam and will be cancelled.

Q:
What do I have to do to participate in the U.S. Listing and In-Kind Distribution?

A:
No action is required on your part. KKR Guernsey unitholders are not required to pay any cash or deliver any other consideration to us to receive our common units distributable to them in connection with the U.S. Listing.

Q:
What will I receive in connection with the U.S. Listing?

A:
Each KKR Guernsey unitholder will receive one of our common units for each unit of KKR Guernsey held upon the effectiveness of the U.S. Listing. Your proportionate interest in our business will not change.

Q:
What is being distributed in connection with the U.S. Listing?

A:
204,902,226 of our common units will be distributed in connection with the U.S. Listing. In the aggregate, the common units that will be distributed to holders of KKR Guernsey units represent a 30% interest in our business. The remaining 70% interest in our business is held by our principals, who beneficially own 478,105,194 common units through KKR Holdings L.P. On a fully diluted basis, we have an aggregate of 683,007,420 common units outstanding.

Q:
When will the In-Kind Distribution occur?

A:
The In-Kind Distribution will occur concurrently with the listing of our common units on the New York Stock Exchange.

Q:
If I sell my KKR Guernsey units on or before the U.S. Listing, am I still entitled to receive common units distributable with respect to the KKR Guernsey units I sold?

A:
If you have sold KKR Guernsey units on or prior to the U.S. Listing but your transaction has not been settled on or prior to the U.S. Listing, your transaction will be required to be settled in our common units.

Q:
How will KKR Guernsey distribute our common units?

A:
The distribution of our common units and cancellation of KKR Guernsey units will occur automatically through the clearing systems in which your bank or broker participates.

Q:
What are the U.S. Federal income tax consequences to me of the U.S. Listing and Distribution?

A:
The U.S. Listing and In-Kind Distribution will not result in the recognition of gain or loss by U.S. unitholders. See "Material U.S. Federal Tax Considerations" in this prospectus for further details regarding the U.S. federal income tax consequences of the U.S. Listing and In-Kind Distribution.

Q:
What is the Public Offering?

A:
Subject to market conditions, we are planning to sell common units in a public offering following the U.S. Listing, which we refer to as the "Public Offering". Assuming an aggregate offering amount of $500,000,000 at an offering price of $            per common unit, which is the last reported sale price of KKR Guernsey units on Euronext Amsterdam on                        , 2010, we would issue                        common units in the Public Offering resulting in an aggregate of                        common units outstanding on a fully diluted basis, with our common unitholders holding        % of our fully diluted common units and our principals holding the remaining        % through KKR Holdings. None of our principals is selling any common units or will otherwise receive any of the net proceeds from the Public Offering. There is no assurance that the Public Offering will be consummated as set forth herein or at all. The U.S. Listing is not contingent on the occurrence of the Public Offering.

Q:
Are there risks associated with owning our common units?

A:
We are subject to both general and specific risks and uncertainties relating to our business. Our business is also subject to risks relating to the U.S. Listing. Following the U.S. Listing, we will also be subject to risks relating to being a publicly traded company in the United States. Accordingly, you should read carefully the information set forth in the section entitled "Risk Factors."

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all the information you should consider in connection with your receipt of our common units. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the historical financial statements and related notes included elsewhere herein.

Overview

KKR

        Led by Henry Kravis and George Roberts, we are a global alternative asset manager with $54.7 billion in AUM as of March 31, 2010 and a 34-year history of leadership, innovation and investment excellence. When our founders started our firm in 1976, they established the principles that guide our business approach today, including a patient and disciplined investment process; the alignment of our interests with those of our investors, portfolio companies and other stakeholders; and a focus on attracting world-class talent.

        Our business offers a broad range of asset management services to our investors and provides capital markets services to our firm, our portfolio companies and our clients. Throughout our history, we have consistently been a leader in the private equity industry, having completed more than 175 private equity investments with a total transaction value in excess of $430 billion. In recent years, we have grown our firm by expanding our geographical presence and building businesses in new areas, such as fixed income and capital markets. Our new efforts build on our core principles, leverage synergies in our business, and allow us to capitalize on a broader range of opportunities that we source. Additionally, we have increased our focus on servicing our existing investors and have invested meaningfully in developing relationships with new investors.

        With over 600 people, we conduct our business through 14 offices on four continents, providing us with a pre-eminent global platform for sourcing transactions, raising capital and carrying out capital markets activities. We have grown our AUM significantly, from $15.1 billion as of December 31, 2004 to $54.7 billion as of March 31, 2010, representing a compounded annual growth rate of 27.7%. Our growth has been driven by value that we have created through our operationally focused investment approach, the expansion of our existing businesses, our entry into new lines of business, innovation in the products that we offer investors, an increased focus on providing tailored solutions to our clients and the integration of capital markets distribution activities.

        As a global alternative asset manager, we earn management, monitoring, transaction and incentive fees for providing investment management, monitoring and other services to our funds, vehicles, managed accounts, specialty finance company and portfolio companies, and we generate transaction-specific income from capital markets transactions. We earn additional investment income from investing our own capital alongside our investors and from the carried interest we receive from our funds and certain of our other investment vehicles. A carried interest entitles the sponsor of a fund to a specified percentage of investment gains that are generated on third-party capital that is invested.

        On October 1, 2009, we completed our acquisition of all of the assets and liabilities of KPE and our Combined Business became listed on Euronext Amsterdam. This acquisition, which we refer to as the Combination Transaction, has provided us with a significant source of permanent capital to further grow our business and an equity currency that we may use to attract, retain and incentivize our employees and to fund opportunistic acquisitions. The Combination Transaction did not involve the payment of any cash consideration or involve an offering of any newly issued securities to the public, and our principals did not sell any interests in our Combined Business. Following the Combination Transaction, we operate our business through three business segments: Private Markets; Public Markets; and Capital Markets and Principal Activities.

Business Segments

Private Markets

        Our Private Markets segment is comprised of our global private equity business, which manages and sponsors a group of investment funds and vehicles that invest capital for long-term appreciation, either through controlling ownership of a company or strategic minority positions. These funds and vehicles build on our sourcing advantage and the strong industry knowledge, operating expertise and regulatory and stakeholder management skills of our professionals, operating consultants and senior advisors to identify attractive investment opportunities and create and realize value for investors.

        From our inception through March 31, 2010, we have raised 16 funds with approximately $59.8 billion of capital commitments and have sponsored a number of fee and carry paying co-investment structures that allow us to commit additional capital to transactions. We have grown our AUM in this segment significantly in recent years, from $14.4 billion as of December 31, 2004 to $40.9 billion as of March 31, 2010, representing a compound annual growth rate of 22.0%. As of March 31, 2010, we had $12.8 billion of uncalled commitments to investment funds and vehicles in this segment, providing a significant source of capital that may be deployed globally.

        We generate income in our Private Markets segment from the management fees and carried interest that we receive from the funds and vehicles that we manage, as well as the monitoring fees and transaction fees that are paid by portfolio companies. During the three months ended March 31, 2010, the segment generated $56.2 million of fee related earnings and $193.7 million of economic net income, representing 62% and 29% of our total segment amounts, respectively.

Public Markets

        Our Public Markets segment is comprised primarily of our fixed income businesses which manage capital in liquid credit strategies, such as leveraged loans and high yield bonds, and less liquid credit products, such as mezzanine debt, special situation assets, rescue financings, distressed assets, debtor-in-possession financings and exit financings. We implement these investment strategies through a specialty finance company and a number of investment funds, structured finance vehicles and separately managed accounts. These sources of capital leverage our global investment platform, experienced investment professionals and ability to adapt our investment strategies to different market conditions to capitalize on investment opportunities that may arise at every level of the capital structure.

        We have grown our AUM in this segment significantly in recent years, from $3.7 billion as of December 31, 2005, the first full year of operations, to $13.8 billion as of March 31, 2010, representing a compound annual growth rate of 36.6%. As of March 31, 2010, the segment's AUM was comprised of $1.0 billion of assets managed in a publicly traded specialty finance company, $8.1 billion of assets managed in structured finance vehicles and $4.7 billion of assets managed in other types of investment vehicles and separately managed accounts. As of March 31, 2010, we had $1.4 billion of uncalled commitments to investment funds and separately managed accounts in this segment.

        We generate income in our Public Markets segment from the management fees, incentive fees and carried interest that we receive from the companies, funds, accounts and vehicles that we manage, as well as transaction fees that may be paid by issuers in connection with specific investments. During the three months ended March 31, 2010, the segment generated $15.7 million of fee related earnings and $16.3 million of economic net income, representing 17% and 2% of our total segment amounts, respectively.

Capital Markets and Principal Activities

        Our Capital Markets and Principal Activities segment combines the assets we acquired in the Combination Transaction with our global capital markets business. Our capital markets business supports our firm, our portfolio companies and our clients by providing services such as arranging debt and equity financing for transactions, placing and underwriting securities offerings, structuring new investment products and providing capital markets advice. To allow us to carry out these activities, we are registered or authorized to carry out certain broker-dealer activities in various countries in North America, Europe and Asia.

        The assets that we acquired in the Combination Transaction have provided us with a significant source of capital to further grow and expand our business, increase our participation in our existing portfolio of businesses and further align our interests with those of our investors and other stakeholders. We believe that the market experience and skills of our capital markets professionals and the investment expertise of professionals in our Private Markets and Public Markets segments will allow us to continue to grow and diversify this asset base over time.

        We generate income in our Capital Markets and Principal Activities segment from the fees that we generate through our capital markets transactions as well as the returns on the assets that we own as a principal. During the three months ended March 31, 2010, the segment generated $18.5 million of fee related earnings and $464.8 million of economic net income, representing 21% and 69% of our total segment amounts, respectively.

Strengths

        Over our history, we have developed a business approach that centers around three key principles:

        (i) adhere to a patient and disciplined investment process;

        (ii) align our interests with those of our investors and other stakeholders; and

        (iii) attract world-class talent for our firm and portfolio companies.

        Based on these principles, we have developed a number of strengths that we believe differentiate us as an alternative asset manager and provide additional competitive advantages that can be leveraged to grow our business and create value. These include:

Firm Culture and People

        When our founders started our firm in 1976, leveraged buyouts were a novel form of corporate finance. With no financial services firm to use as a model and little interest in copying an existing formula, our founders sought to build a firm based on principles and values that would provide a proper institutional foundation for years to come. We believe that our success and industry leadership has been largely attributable to the culture of our firm and the values we live by. We believe that our experienced and talented people, who represent our culture and values, have been the key to our success and growth. These values and our "one firm" culture will not change as a result of the U.S. Listing.

Leading Brand Name

        The "KKR" name is associated with: experience and success in private equity transactions worldwide; a focus on operational value creation in portfolio companies; a strong investor base; a global network of leading business relationships; a reputation for integrity and fair dealing; creativity and innovation; and superior investment performance. The strength of our brand helps us attract world-class talent, raise capital and obtain access to investment opportunities. We intend to leverage this strength as we continue to grow and expand our businesses.

Global Presence and Integrated One Firm Approach

        We are a global firm. Although our operations span multiple continents and business lines, we have a common culture and are focused on sharing knowledge, resources and best practices throughout our offices and across asset classes. Our global and diversified operations are also supported by extensive local market knowledge, which provides an advantage for sourcing investments, consummating transactions and raising capital. As of March 31, 2010, 63% of our employees were based in North America, 20% were based in Europe and the Middle East, and 17% were based in Asia and Australia.

Sourcing Advantage

        We believe that we have a competitive advantage for sourcing new investment opportunities as a result of our internal deal generation strategies, industry expertise and global network. Across our businesses, our investment professionals are organized into industry groups and work closely with our operating consultants and senior advisors to identify attractive businesses. These teams conduct their own primary research, develop views on industry themes and trends, and identify companies in which we may want to invest. They also maintain relationships with various industry players providing additional access to deal flow. Through our industry focus and global network, we often are able to obtain exclusive or limited access to investments that we identify.

Distinguished Track Record Across Economic Cycles

        We have successfully employed our patient and disciplined investment process through all types of economic and financial conditions, developing a track record that distinguishes the firm. From our inception through March 31, 2010, our private equity funds with at least 36 months of investment activity generated a cumulative gross IRR of 25.8%, compared to the 11.6% gross IRR achieved by the S&P 500 Index over the same period. Additionally, we established our fixed income business in 2004 and, despite difficult market conditions, the returns in each of our core strategies since inception have outperformed relevant benchmarks.

Sizeable Long-Term Capital Base

        As of March 31, 2010, we had $54.7 billion of AUM, making us one of the largest independent alternative asset managers in the world. Our private equity funds typically have six year investment periods and may hold an investment for a period of up to 12 years from the acquisition date. We also manage a specialty finance company and various structured finance vehicles that have capital that is either long-dated or has no fixed maturity. As of March 31, 2010, approximately 94%, or $51.3 billion, of our AUM had a contractual life at inception of at least 10 years, which has provided a stable source of long-term capital for our business.

Long-Standing Investor Relationships

        We have established strong relationships with a diversified group of investors, including some of the largest public and private pension plans, global financial institutions, university endowments and other institutional and public market investors. Many of these investors have invested with us for decades in various products that we have sponsored. We continue to develop relationships with new significant investors worldwide, providing an additional source of capital for our investment vehicles. We believe that the strength, breadth, duration and diversity of our investor relationships provides a significant advantage for raising capital and growing our business.

Alignment of Interests

        Since our inception, one of our fundamental philosophies has been to align the interests of the firm and our people with the interests of our investors, portfolio companies and other stakeholders. We achieve this by putting our own capital behind our ideas. We and our principals have over $6.5 billion invested in or committed to our own funds and portfolio companies, including $4.3 billion funded through our balance sheet, $1.2 billion of additional commitments to investment funds and $1.0 billion in personal investments.

Creativity and Innovation

        We pioneered the development of the leveraged buyout and have worked throughout our history to create new and innovative structures for both raising capital and making investments. Our history of innovation includes establishing permanent capital vehicles for our Public Markets and Private Markets segments and developing new capital markets and distribution capabilities in North America, Europe and Asia.

Growth Strategy

        We intend to grow our business and create value for our common unitholders by:

  •
  generating superior returns on assets that we manage and our principal assets;

  •
  growing our assets under management;

  •
  entering new businesses and creating new products that leverage our core competencies;

  •
  continuing our expansion into new geographies with respect to both investing and raising capital;

  •
  expanding our capital markets business; and

  •
  using our principal assets to grow and invest in our business.

Why We are Undertaking the U.S. Listing

        Our decision to pursue a U.S. Listing is based on our conclusion that the U.S. Listing will benefit KKR Guernsey unitholders over the long term. We view the U.S. Listing as part of our continued commitment to KKR Guernsey's unitholders, who supported us in the initial formation of KPE and its recent combination with our business. We believe that the U.S. Listing offers the opportunity to build our firm by providing new opportunities to invest in our business, attract and incentivize world-class people, and enhance the diversity, scale and capital of our business.

The Combination Transaction and Reorganization Transactions

        On October 1, 2009, we completed the acquisition of all of the assets and liabilities of KKR Guernsey in the Combination Transaction. We agreed to the Combination Transaction in order to:

  •
  create a diversified business that would benefit from the diversity, global presence, income streams, scale and franchise of KKR and the significant capital of KPE;

  •
  provide a means for further aligning the interests of KKR's owners and KKR Guernsey unitholders by providing them equity interests in a common business that would allow them to share in the same income streams, asset base and growth potential;

  •
  enhance access to capital markets and create a new currency for attracting and incentivizing world-class people and opportunistically funding acquisitions and growth opportunities.

        Because the business of KKR prior to the Combination Transaction was conducted through a number of separate entities, we completed a series of transactions immediately prior to the Combination Transaction in which these separate entities were reorganized into a holding company structure. The purposes of the Reorganization Transactions was to create an integrated structure that could hold the interests in KKR's asset management business and the assets and liabilities of KKR Guernsey and issue common equity representing an interest in the Combined Business.

        We refer to the Reorganization Transactions and the Combination Transaction collectively as the Transactions. Following the Transactions, KKR Guernsey holds a 30% economic interest in our Combined Business through Group Holdings, and our principals hold a 70% economic interest in our Combined Business through KKR Holdings. Through KKR Holdings, our principals will further hold special voting units in our partnership that will enable them to vote alongside our common unitholders in proportion to their interests in the Combined Business with respect to any matters that are submitted to a vote of our common unitholders.

        As is commonly the case with limited partnerships, our limited partnership agreement provides for the management of our business and affairs by a general partner rather than a board of directors. Our Managing Partner serves as our general partner and has a board of directors that is co-chaired by our founders, Henry Kravis and George Roberts, who also serve as our Co-Chief Executives. Our senior principals control our Managing Partner and you will not hold securities of our Managing Partner and will not be entitled to vote in the election of its directors or other matters affecting its governance. For a description of the Combination Transaction, the Reorganization Transactions, the components of our business owned by the KKR Group Partnerships and diagrams illustrating our ownership and organizational structure prior to and giving effect to the U.S. Listing and In-Kind Distribution, see "Organizational Structure."

Public Offering of Common Units

        Subject to market conditions, we are planning to sell common units in a public offering following the U.S. Listing, which we refer to as the "Public Offering". Assuming an aggregate offering amount of $500,000,000 at an offering price of $            per common unit, which is the last reported sale price of KKR Guernsey units on Euronext Amsterdam on                        , 2010, we would issue                        common units in the Public Offering resulting in an aggregate of                        common units outstanding on a fully diluted basis, with our common unitholders holding        % of our fully diluted common units and our principals holding the remaining        % through KKR Holdings. We intend to contribute the net proceeds we receive from the Public Offering to the KKR Group Partnerships in exchange for newly issued units in the KKR Group Partnerships. The KKR Group Partnerships are expected to use the proceeds they receive from us to fund the continued growth of our existing asset management business, including through funding our general partner capital commitments to our funds; to provide capital to support the continued development of our capital markets business; to facilitate our expansion into complementary lines of business, including possibly through select strategic acquisitions; and for other general corporate purposes. None of our principals is selling any common units or will otherwise receive any of the net proceeds from the Public Offering. We have filed a separate registration statement with the Securities and Exchange Commission to register the Public Offering. There is no assurance that the Public Offering will be consummated as set forth herein or at all. The U.S. Listing is not contingent on the occurrence of the Public Offering.

Risks Related to Our Common Units

        Holding our common units involves substantial risks and uncertainties. Some of the more significant challenges and risks related to our common units include:

  •
  our business is materially affected by conditions in the financial markets and economic conditions, and recent disruptions in the global financial markets, including considerable declines in the valuations of debt and equity securities, have negatively impacted our financial performance, increased the cost of financing leveraged buyout transactions and limited the availability of that financing;

  •
  we are dependent on our principals, including our founders and other key personnel;

  •
  our net income and cash flow are volatile;

  •
  any underperformance of our investments could adversely affect our ability to maintain or grow our AUM;

  •
  our unitholders have limited ability to influence decisions regarding our business;

  •
  our business is subject to extensive regulation and scrutiny, which may make our business more difficult to operate;

  •
  the valuation methodologies for certain assets in our funds are subject to significant management judgment;

  •
  our organizational structure may give rise to the potential for conflicts of interest among our Managing Partner, its affiliates and us;

  •
  many of our funds focus on illiquid investments;

  •
  there is no established trading market for our common units in the United States;

  •
  we may be subject to substantial litigation and as a result incur significant liabilities and suffer damage to our professional reputation;

  •
  you may be required to make tax payments in connection with your ownership of our common units in excess of the cash distributions you receive in any specific year;

  •
  our emphasis on private equity investments, which are among the largest in the industry, involve particular risks and uncertainties; and

  •
  our investments in companies that are based outside of the United States present potentially greater risks than similar investments in the United States.

        In addition, legislation has been introduced that would tax as a corporation a publicly traded partnership, such as us, that directly or indirectly derives income from investment advisor or asset management services. Separately, legislation has been passed in the U.S. House of Representatives that would generally

  •
  treat carried interest as non-qualifying income under the tax rules applicable to publicly traded partnerships, which could preclude us from qualifying as a partnership for U.S. federal income tax purposes; and

  •
  tax carried interest as ordinary income for U.S. federal income taxes, which could require us to hold our interest in carried interest through taxable subsidiary corporations.

        If any of these pieces of legislation or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability, which could result in a reduction in the value of our common units. Please see "Risk Factors" for a discussion of these and additional factors related to our common units.

The U.S. Listing

Issuer	KKR & Co. L.P., a Delaware limited partnership.
U.S. Listing

On February 24, 2010, we delivered to KKR Guernsey a notice of our intention to exercise a right to seek a listing of our common units on the New York Stock Exchange and to have KKR Guernsey make an in-kind distribution of our common units to holders of KKR Guernsey units upon completion of the U.S. Listing. Pursuant to the In-Kind Distribution, each KKR Guernsey unitholder will receive one of our common units for each KKR Guernsey unit when the U.S. Listing becomes effective. Because the assets of KKR Guernsey consist solely of its interests in our business, the In-Kind Distribution will result in the dissolution of KKR Guernsey and a delisting of its units from Euronext Amsterdam. To preserve a trading market for interests in our business, the In-Kind Distribution is conditioned upon our common units being approved for listing on the New York Stock Exchange subject to official notice of issuance.

Common units

Our common units represent limited partner interests in our partnership. The remaining 70% of our fully diluted common units are beneficially held by our principals through KKR Holdings in the form of exchangeable KKR Group Partnership Units as described below. See "KKR Group Partnership Units." On a fully diluted basis, we have an aggregate of 683,007,420 common units outstanding.

Public Offering

Subject to market conditions, we are planning to sell common units in the Public Offering following the U.S. Listing. Assuming an aggregate offering amount of $500,000,000 at an offering price of $            per common unit, which is the last reported sale price of KKR Guernsey units on Euronext Amsterdam on                , 2010, we would issue                common units in the Public Offering resulting in an aggregate of                common units outstanding on a fully diluted basis, with our common unitholders holding        % of our fully diluted common units and our principals holding the remaining        % through KKR Holdings. None of our principals is selling any common units or will otherwise receive any of the net proceeds from the Public Offering. Unless otherwise indicated, references in this prospectus to our common units outstanding do not give effect to the Public Offering. There is no assurance that the Public Offering will be consummated as set forth herein or at all. The U.S. Listing is not contingent on the occurrence of the Public Offering.

KKR Group Partnership Units

In October 2009, our Combined Business was reorganized under the KKR Group Partnerships. Each KKR Group Partnership has an identical number of partner interests and, when held together, one Class A partner interest in each of the KKR Group Partnerships together represents one "KKR Group Partnership Unit." Upon completion of the U.S. Listing and In-Kind Distribution, we will hold KKR Group Partnership Units representing a 30% interest in the Combined Business and our principals will hold KKR Group Partnership Units representing a 70% interest in the Combined Business through their interests in KKR Holdings. KKR Group Partnership Units that are held by KKR Holdings are exchangeable for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions. See "—Exchange Rights."

Voting Rights; Special Voting Units

Our Managing Partner, which serves as our sole general partner, will manage all of our business and affairs. You will not hold securities of our Managing Partner. Unlike the holders of common stock in a corporation, you will have only limited voting rights relating to certain matters affecting your investment and you will not have the right to elect or remove our Managing Partner or its directors, who will be appointed by our senior principals.

Through KKR Holdings, our principals will hold special voting units in our partnership in an amount that is equal to the number of exchangeable KKR Group Partnership Units that KKR Holdings holds from time to time. These special voting units will entitle our principals to cast an equivalent number of votes on those few matters that may be submitted to a vote of our unitholders. Due to the foregoing, our principals generally will have sufficient voting power to determine the outcome of any matter that may be submitted to a unitholder vote. See "Description of Our Limited Partnership Agreement—Meetings; Voting."

Distribution Policy

We intend to make quarterly cash distributions in amounts that in the aggregate are expected to constitute substantially all of the cash earnings of our asset management business in excess of amounts determined by our Managing Partner to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and our investment funds and to comply with applicable law and any of our debt instruments or other agreements. We do not intend to distribute gains on our principal assets, other than potentially certain tax distributions to the extent that distributions for the relevant tax year were otherwise insufficient to cover certain tax liabilities of our partners, as calculated by us. For the purposes of our distribution policy, our distributions are expected to consist of:

	•	our fee related earnings net of taxes and certain other adjustments;

	•	carry distributions received from our investment funds and certain of our other vehicles that have not been allocated as part of our carry pool; and
	•	certain tax distributions, if any.
See "Distribution Policy."
Exchange Rights

We are party to an exchange agreement pursuant to which KKR Holdings may, up to four times each year, exchange KKR Group Partnership Units held by them for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions. At the election of our partnership and KKR Management Holdings Corp., as the general partners of the KKR Group Partnerships, the KKR Group Partnerships may settle exchanges of KKR Group Partnership Units with cash in an amount equal to the fair market value of our common units that would otherwise be deliverable in such exchanges. If an election is made to settle an exchange of KKR Group Partnership Units with cash, the KKR Group Partnerships will cancel the KKR Group Partnership Units that are acquired in the exchange, which will result in a corresponding reduction in the number of fully diluted common units and special voting units that we have outstanding following the exchange. As a result of the cancellation of the KKR Group Partnership Units that are acquired in the exchange, our percentage ownership of the KKR Group Partnerships will increase and KKR Holdings' percentage ownership will decrease. See "Organizational Structure—Exchange Agreement" and "Certain Relationships and Related Transactions—Exchange Agreement."

Tax Receivable Agreement

When KKR Holdings or its transferees transfers their interests in us, we expect, as a result, an increase in the tax basis of certain of our assets that would not otherwise have been available to us. This increase in tax basis may increase depreciation and amortization deductions for U.S. federal income tax purposes and therefore reduce the amount of tax that our corporate subsidiary would otherwise be required to pay in the future.

We have entered into a tax receivable agreement with KKR Holdings pursuant to which we will be required to pay to KKR Holdings or its transferees 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of tax benefits resulting from certain exchanges made pursuant to our exchange agreement with KKR Holdings, as well as 85% of the amount of any such savings we actually realize as a result of increases in tax basis that arise due to payments under the tax receivable agreement. A termination of the agreement or a change of control could give rise to similar payments based on tax savings that we would be deemed to realize in connection with such events. In the event that other of our current or future subsidiaries become taxable as corporations and acquire KKR Group Partnership Units in the future, or if we become taxable as a corporation for U.S. federal income tax purposes, each will become subject to a tax receivable agreement with substantially similar terms. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement." Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, neither KKR Holdings nor its transferees will reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase, or the benefits of such increases, were successfully challenged by the IRS. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

NYSE symbol	We intend to list our common units on the NYSE under the symbol "KKR."
Risk factors	See "Risk Factors" for a discussion of risks you should carefully consider in connection with our common units.

        In this prospectus, unless otherwise indicated, the number of fully diluted common units outstanding and other information that is based thereon does not reflect 102,451,113 additional common units that have been reserved for future issuance under our Equity Incentive Plan and                        common units to be sold in the Public Offering, assuming an aggregate offering amount of $500,000,000 at an offering price of $            per common unit, which is the last reported sale price of KKR Guernsey units on Euronext Amsterdam on                        , 2010. None of our principals is selling any common units or will otherwise receive any of the net proceeds from the Public Offering. There is no assurance that the Public Offering will be consummated as set forth herein or at all. The U.S. Listing is not contingent on the occurrence of the Public Offering. The issuance of common units pursuant to awards under the Equity Incentive Plan would dilute common unitholders and KKR Holdings pro rata in accordance with their respective percentage interests in the KKR Group Partnerships.

        KKR & Co. L.P. was formed as a Delaware limited partnership on June 25, 2007. Our Managing Partner was formed as a Delaware limited liability company on June 25, 2007. Our principal executive offices are located at 9 West 57th Street, Suite 4200, New York, New York 10019, and our telephone number is +1 (212) 750-8300. Our website is located at www.kkr.com.

Summary Historical Financial Data

        The following summary historical consolidated and combined financial information, unaudited pro forma information and other data of KKR should be read together with "Organizational Structure," "Unaudited Pro Forma Financial Information," "Selected Historical Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements and related notes included elsewhere in this prospectus. We derived the summary historical consolidated and combined financial data as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 from the audited consolidated and combined financial statements included elsewhere in this prospectus. We derived the summary historical consolidated and combined financial data as of December 31, 2007 from audited combined financial statements that are not included in this prospectus. We derived the summary historical combined financial data as of March 31, 2010 and for the three months ended March 31, 2009 and 2010 from the unaudited condensed consolidated financial statements found elsewhere in this prospectus. The unaudited pro forma financial information for the year ended December 31, 2009 and the three months ended March 31, 2010 was prepared on substantially the same basis as the audited and unaudited consolidated and combined financial statements and includes all adjustments that we consider necessary for a fair presentation of our consolidated and combined pro forma financial information as if the Transactions and certain other arrangements occurred on January 1, 2009. Because the Transactions and related arrangements were completed on October 1, 2009, their impact is fully reflected in our statement of financial condition as of March 31, 2010. Accordingly, we have not included a pro forma statement of financial condition. The summary historical consolidated and combined financial information presented below reflects the economic impact of the Transactions for periods following October 1, 2009.

					Three Months Ended March 31,		Pro Forma(1) Three Months Ended March 31, 2010
	For the Years Ended December 31,
				Pro Forma(1) 2009
	2007	2008	2009		2009	2010
Statement of Operations Data:
Revenues
Fees	$862,265	$235,181	$331,271	$334,377	$39,070	$106,031	$106,031

Expenses
Employee Compensation and Benefits(2)	212,766	149,182	838,072	1,114,435	$45,542	$365,531	$369,715
Occupancy and Related Charges	20,068	30,430	38,013	38,013	8,885	9,685	9,685
General, Administrative and Other(2)	128,036	179,673	264,396	230,830	37,403	77,724	77,724
Fund Expenses	80,040	59,103	55,229	56,383	12,928	10,368	10,368

Total Expenses	440,910	418,388	1,195,710	1,439,661	104,758	463,308	467,492

Investment Income (Loss)
Net Gains (Losses) from Investment Activities	1,111,572	(12,944,720)	7,505,005	7,153,044	(720,849)	2,286,553	2,286,553
Dividend Income	747,544	75,441	186,324	168,473	700	442,907	442,907
Interest Income	218,920	129,601	142,117	139,074	27,082	48,303	48,303
Interest Expense	(86,253)	(125,561)	(79,638)	(79,638)	(22,278)	(13,827)	(13,827)

Total Investment Income (Loss)	1,991,783	(12,865,239)	7,753,808	7,380,953	(715,345)	2,763,936	2,763,936

Income (Loss) Before Taxes	2,413,138	(13,048,446)	6,889,369	6,275,669	(781,033)	2,406,659	2,402,475
Income Taxes(3)	12,064	6,786	36,998	83,464	1,531	13,452	13,452

Net Income (Loss)	2,401,074	(13,055,232)	6,852,371	6,192,205	(782,564)	2,393,207	2,389,023
Less: Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Entities	1,598,310	(11,850,761)	6,119,382	5,195,086	(727,981)	1,987,130	1,987,130
Less: Net Income (Loss) Attributable to Noncontrolling Interests Held by KKR Holdings	—	—	(116,696)	752,204	—	292,241	289,312

Net Income (Loss) Attributable to Group Holdings(4)	$802,764	$(1,204,471)	$849,685	$244,915	$(54,583)	$113,836	$112,581

					Three Months Ended March 31,
	December 31, 2007	December 31, 2008	December 31, 2009	Pro-Forma December 31, 2009
					2009	2010
Statement of Financial Condition Data (period end):
Total assets	$32,842,796	$22,441,030	$30,221,111			$32,624,876
Total liabilities	$2,575,636	$2,590,673	$2,859,630			$2,043,178
Noncontrolling interests in consolidated entities	$28,749,814	$19,698,478	$23,275,272			$25,913,969
Noncontrolling interests held by KKR Holdings	$—	$—	$3,072,360			$3,562,099
Total Group Holdings partners' capital(5)	$1,517,346	$151,879	$1,013,849			$1,105,630
Segment Data(6):
Fee related earnings(7)
Private Markets	$416,387	$156,152	$240,091	$216,952	$48,211	$56,217
Public Markets	$48,072	$32,576	$10,554	$11,812	$324	$15,695
Capital Markets and Principal Activities	$—	$5,297	$18,653	$18,653	$(3,151)	$18,477
Economic net income(8)
Private Markets	$775,014	$(1,233,521)	$1,113,624	$661,480	$(47,390)	$193,740
Public Markets	$39,814	$36,842	$5,279	$6,444	$(336)	$16,280
Capital Markets and Principal Activities	$—	$1,205	$367,751	$1,286,020	$(4,379)	$464,784
Partners' capital(5)
Private Markets	$1,499,321	$97,249	$277,062	$277,062	$(10,564)	$419,647
Public Markets	$18,025	$45,867	$49,581	$49,581	$47,010	$62,272
Capital Markets and Principal Activities	$—	$10,974	$3,826,241	$3,826,241	$(3,397)	$4,251,324
Other Data:
Assets under management (period end)(9)	$53,215,700	$48,450,700	$52,204,200	$52,204,200	$47,430,000	$54,708,700
Fee paying assets under management (period end)(10)	$39,862,168	$43,411,800	$42,779,800	$42,779,800	$44,900,500	$42,528,900
Committed dollars invested(11)	$14,854,200	$3,168,800	$2,107,700	$2,107,700	$18,000	$1,142,700
Uncalled commitments (period end)(12)	$11,530,417	$14,930,142	$14,544,427	$14,544,427	$14,825,081	$14,234,800

(1)
The financial information reported for periods prior to October 1, 2009 did not give effect to the Transactions. The unaudited pro forma financial information gives effect to the Transactions and certain other arrangements entered into in connection with the Transactions as if the Transactions and such arrangements had been completed as of January 1, 2009. For the three months ended March 31, 2010, no pro forma adjustments were made other than one adjustment relating to the vesting of restricted equity units granted in the amount of $4.2 million. Since our segment presentation excludes the impact of non-cash equity based charges, no adjustment has been made to our segment financial data for the three months ended March 31, 2010. Unaudited pro forma information for the statement of financial condition, segment data and other data have not been included as the impact of the transaction is fully reflected in our December 31, 2009 and March 31, 2010 Summary Historical Financial Data. See "Unaudited Pro Forma Financial Information."

(2)
Includes non-cash charges arising from the issuance and vesting of interests in KKR Holdings. Amounts totaling $481.4 million and $214.8 million were recorded in employee compensation and benefits expense and $81.0 million and $38.0 million were recorded in general, administrative and other expense for the year ended December 31, 2009 and for the three months ended March 31, 2010, respectively. In addition, allocations to our carry pool resulted in $163.1 million and $92.6 million recorded in employee compensation and benefits expense and $4.1 million and $4.4 million recorded in general, administrative and other expense for the year ended December 31, 2009 and for the three months ended March 31, 2010, respectively.

(3)
Prior to the Transactions, most of the entities in our consolidated group were taxed as partnerships and our income was generally allocated to, and the resulting tax liability generally was borne by, our principals at an individual level. Accordingly, the taxes they paid are not reflected in our consolidated and combined financial statements. Following the Transactions, certain of our income will be subject to corporate tax.

(4)
Subsequent to the Transactions, net income (loss) attributable to Group Holdings reflects only those amounts that are allocable to KKR Guernsey's 30% interest in our Combined Business. Net Income (Loss) that is allocable to our principals' 70% interest in our Combined Business is reflected in net income (loss) attributable to noncontrolling interests held by KKR Holdings.

(5)
As of December 31, 2009 and March 31, 2010, total Group Holdings partners' capital reflects only the portion of equity attributable to Group Holdings (reflecting KKR Guernsey's 30% interest in our Combined Business) and differs from partners' capital reported on a segment basis primarily as a result of the exclusion of the following items from our segment presentation: (i) the impact of income taxes; (ii) charges relating to the amortization of intangible assets; (iii) non-cash equity based charges; and (iv) allocations of equity to KKR Holdings. For a reconciliation to the $4,733.2 million of partners' capital reported on a segment basis, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Partners' Capital." KKR Holdings' 70% interest in our Combined Business is reflected as noncontrolling interests held by KKR Holdings and is not included in total Group Holdings partners' capital.

(6)
Our Capital Markets and Principal Activities segment was formed by combining the assets we acquired in the Combination Transaction with our global capital markets business upon completion of the Transactions on October 1, 2009. As a result, we have reclassified the results of our capital markets business since inception into this segment. See "Unaudited Pro Forma Financial Information" for a summary of the economic impact of the Transactions.

(7)
Fee related earnings ("FRE") is comprised of segment operating revenues, less segment operating expenses. The components of FRE on a segment basis differ from the equivalent U.S. GAAP amounts on a combined basis as a result of: (i) the inclusion of management fees earned from consolidated funds that were eliminated in consolidation; (ii) the exclusion of expenses of consolidated funds; (iii) the exclusion of charges relating to the amortization of intangible assets; (iv) the exclusion of charges relating to carry pool allocations; (v) the exclusion of non-cash equity charges and other non-cash compensation charges; (vi) the exclusion of certain reimbursable expenses and (vii) the exclusion of certain non-recurring items.

(8)
Economic net income ("ENI") is a measure of profitability for our reportable segments and is comprised of: (i) FRE; plus (ii) segment investment income, which is reduced for carry pool allocations and management fee refunds; less (iii) certain economic interests in our segments held by third parties. ENI differs from net income on a U.S. GAAP basis as a result of: (i) the exclusion of the items referred to in FRE above; (ii) the exclusion of investment income relating to noncontrolling interests; and (iii) the exclusion of income taxes.

(9)
Assets under management ("AUM") represent the assets from which we are entitled to receive fees or a carried interest and general partner capital. We calculate the amount of AUM as of any date as the sum of: (i) the fair value of the investments of our investment funds plus uncalled capital commitments from these funds; (ii) the fair value of investments in our co-investment vehicles; (iii) the net asset value of certain of our fixed income products; and (iv) the value of outstanding structured finance vehicles. You should note that our calculation of AUM may differ from the calculations of other asset managers and, as a result, our measurements of AUM may not be comparable to similar measures presented by other asset managers. Our definition of AUM is not based on any definition of AUM that is set forth in the agreements governing the investment funds, vehicles or accounts that we manage. The AUM amounts reported as of December 31, 2007 and 2008 and as of March 31, 2009, reflect the net asset value of KPE and its commitments to our investment funds as those periods are prior to the Combination Transaction on October 1, 2009. Subsequent to the Combination Transaction, we began reporting AUM excluding the net asset value of KPE and its commitments to our private equity funds. On a pro forma basis, giving effect to the exclusion of KPE, AUM as of December 31, 2007 and 2008 and March 31, 2009 would have been $47.2 billion, $44.9 billion and $43.8 billion, respectively.

(10)
Fee paying assets under management ("FPAUM") represents only those assets under management from which we receive fees. FPAUM is the sum of all of the individual fee bases that are used to calculate our fees and differs from AUM in the following respects: (i) assets from which we do not receive a fee are excluded (i.e., assets with respect to which we receive only carried interest); and (ii) certain assets, primarily in our private equity funds, are reflected based on capital commitments and invested capital as opposed to fair value because fees are not impacted by changes in the fair value of underlying investments. The FPAUM amounts reported as of December 31, 2007 and 2008 and as of March 31, 2009, reflect the net asset value of KPE as those periods are prior to the Combination Transaction on October 1, 2009. Subsequent to the Combination Transaction, we began reporting FPAUM excluding the net asset value of KPE in its entirety as fees paid by KPE to our management companies are eliminated as intersegment transactions. On a pro forma basis, giving effect to the exclusion of KPE, FPAUM as of December 31, 2007 and 2008 and March 31, 2009 would have been $35.2 billion, $40.2 billion and $41.6 billion, respectively.

(11)
Committed dollars invested is the aggregate amount of capital commitments that have been invested by our investment funds and carry-yielding co-investment vehicles during a given period. Such amounts include: (i) capital invested by fund investors and co-investors with respect to which we are entitled to a carried interest and (ii) capital invested by us.

(12)
Uncalled commitments represent unfunded capital commitments that our investment funds and carry-paying co-investment vehicles have received from partners to contribute capital to fund future investments.

RISK FACTORS

        You should carefully consider the following information about these risks, together with the other information contained in this prospectus in connection with the U.S. Listing and holding our common units.

 Risks Related to Our Business

Difficult market conditions can adversely affect our business in many ways, including by reducing the value or performance of the investments that we manage or by reducing the ability of our funds to raise or deploy capital, each of which could negatively impact our net income and cash flow and adversely affect our financial condition.

        Our business is materially affected by conditions in the financial markets and economic conditions or events throughout the world, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls and national and international political circumstances (including wars, terrorist acts or security operations). These factors are outside our control and may affect the level and volatility of securities prices and the liquidity and the value of our investments. In addition, we may not be able to or may choose not to manage our exposure to these conditions and/or events. The market conditions surrounding each of our businesses, and in particular our private equity business, had been quite favorable for a number of years. A significant portion of the investments of our private equity funds were made during this period. Market conditions, however, significantly deteriorated in 2008 and 2009 and generally remain at depressed levels. Global financial markets experienced considerable declines in the valuations of equity and debt securities, an acute contraction in the availability of credit and the failure of a number of leading financial institutions. Many economies around the world, including the U.S. economy, are in a period of significant decline in employment, household wealth, and lending. These events have led to a significantly diminished availability of credit and an increase in the cost of financing. The lack of credit has materially hindered the initiation of new, large-sized transactions for our private equity business and, together with declines in valuations of equity and debt securities, has adversely impacted our recent operating results reflected in our combined financial statements included in this prospectus. As of March 31, 2009, the date of the lowest aggregate valuation of our private equity funds during the most recent downturn, the investments in our contributed private equity funds were marked down to 67% of original cost. Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in net income relating to changes in market and economic conditions.

        Our funds may be affected by reduced opportunities to exit and realize value from their investments as lack of financing makes it more difficult for potential buyers to raise sufficient capital to purchase assets in our funds' portfolios, by lower than expected returns on investments made prior to the deterioration of the credit markets, which could cause us to realise diminished or no carried interest, and by the fact that we may not be able to find suitable investments for the funds to effectively deploy capital, which could adversely affect our ability to raise new funds because we can generally only raise capital for a successor fund following the substantial deployment of capital from the existing fund. In the event of poor performance by existing funds or in the absence of improvements in market or economic conditions, fundraising conditions are likely to remain challenging and pressures by investors for lower fees, different fee sharing arrangements or fee concessions will likely continue and could increase. The outcome of such negotiations could result in our agreement to terms that are materially less favorable to us than for prior funds we have managed or funds managed by our competitors. We might also choose in such circumstances to reduce the size of any new funds so as to include only those investors willing to participate on terms we view as acceptable, which could also reduce our revenues. During 2009, we believe that certain fund sponsors decreased the amount of fees they charge investors for fund management. Investors may also seek to redeploy capital away from certain of our fixed income vehicles, which permit redemptions on relatively short notice, in order to meet liquidity needs or invest in other asset classes.

        During periods of difficult market or economic conditions or slowdowns (which may be across one or more industries, sectors or geographies), companies in which we have invested may experience decreased revenues, financial losses, credit rating downgrades, difficulty in obtaining access to financing and increased funding costs. These companies may also have difficulty in expanding their businesses and operations or be unable to meet their debt service obligations or other expenses as they become due, including expenses payable to us. Negative financial results in our funds' portfolio companies may result in lower investment returns for our investment funds, which could materially and adversely affect our operating results and cash flow. To the extent the operating performance of such portfolio companies (as well as valuation multiples) do not improve or other portfolio companies experience adverse operating performance, our funds may sell those assets at values that are less than we projected or even at a loss, thereby significantly affecting those funds' performance and consequently our operating results and cash flow. During such periods of economic difficulty, our investment funds' portfolio companies may also have difficulty expanding their businesses and operations or meeting their debt service obligations or other expenses as they become due, including amounts payable to us. Furthermore, negative market conditions or a specific market dislocation may result in lower investment returns for our funds, which would further adversely affect our net income. Adverse conditions may also increase the risk of default with respect to private equity, fixed income and other equity investments that we manage. Although market conditions have recently shown some signs of improvement, financial markets continue to experience disruption and volatility and we are unable to predict whether economic and market conditions may continue to improve. Even if economic and market conditions do improve broadly and significantly over the long term, adverse conditions in particular sectors may cause our performance to suffer.

Changes in the debt financing markets have negatively impacted the ability of our private equity funds and their portfolio companies to obtain attractive financing for their investments and have increased the cost of such financing if it is obtained, which could lead to lower-yielding investments and potentially decreasing our net income.

        During 2008 and 2009, the markets for debt financing contracted significantly, particularly in the area of acquisition financings for private equity and real estate transactions. Large commercial and investment banks, which have traditionally provided such financing, have demanded higher rates, higher equity requirements as part of private equity and real estate investments, more restrictive covenants and generally more onerous terms in order to provide such financing, and in some cases are refusing to provide financing for acquisitions the type of which would have been readily financed in earlier years. In the event that our funds are unable to obtain committed debt financing for potential acquisitions or can only obtain debt at an increased interest rate or on unfavorable terms, our funds may have difficulty completing otherwise profitable acquisitions or may generate profits that are lower than would otherwise be the case, either of which could lead to a decrease in the investment income earned by us. Any failure by lenders to provide previously committed financing can also expose us to potential claims by sellers of businesses which we may have contracted to purchase. Similarly, our portfolio companies regularly utilize the corporate debt markets in order to obtain financing for their operations. To the extent that the current credit markets have rendered such financing difficult to obtain or more expensive, this may negatively impact the operating performance of those portfolio companies and, therefore, the investment returns on our funds. In addition, to the extent that the current markets make it difficult or impossible to refinance debt that is maturing in the near term, we or some of our portfolio companies may be unable to repay such debt at maturity and may be forced to sell assets, undergo a recapitalization or seek bankruptcy protection.

Recent developments in the U.S. and global financial markets have created a great deal of uncertainty for the asset management industry, and these developments may adversely affect the investments made by our funds or their portfolio companies or reduce the ability of our funds to raise or deploy capital, each of which could further materially reduce our revenue, net income and cash flow.

        Recent developments in the U.S. and global financial markets have illustrated that the current environment is one of extraordinary and unprecedented uncertainty and instability for the asset management industry. With global credit markets experiencing substantial disruption (especially in the mortgage finance markets) and liquidity shortages, financial instability spread globally. In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, in October 2008, the U.S. government passed the Emergency Economic Stabilization Act of 2008, authorizing the U.S. Secretary of the Treasury to purchase up to $700 billion in distressed mortgage related assets from financial institutions, the U.S. Federal Reserve announced the creation of a special-purpose facility to buy commercial paper in order to stabilize financial markets and the U.S. Treasury Department announced a capital purchase program under the Emergency Economic Stabilization Act of 2008 pursuant to which the Treasury may purchase up to $250 billion of senior preferred shares in certain financial institutions. The U.K. government similarly announced a plan to recapitalize some of the country's largest financial institutions. In March 2009, the U.S. Department of the Treasury and the Federal Reserve announced the launch of the Term Asset-Backed Securities Loan Facility, which provides up to $200 billion of financing (which may be increased to up to $1 trillion) to certain U.S. entities to purchase qualifying asset-backed securities, and the U.S. Department of the Treasury announced plans for the Public Private Investment Partnership Program for legacy assets, which is intended to facilitate the purchase of various loans and securities held by financial institutions. In addition, there has also been substantial consolidation in the financial services industry. Although market conditions have recently shown some signs of improvement, there can be no assurances that conditions in the global financial markets will not worsen and/or further adversely affect our investments, access to leverage and overall performance.

Adverse economic and market conditions may adversely affect our liquidity position, which could adversely affect our business operations in the future.

        We expect that our primary liquidity needs will consist of cash required to:

  •
  continue to grow our business, including funding our capital commitments made to existing and future funds and any net capital requirements of our capital markets companies;

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  service debt obligations, including indebtedness acquired from KKR Guernsey in connection with the Combination Transaction and any contingent liabilities that give rise to future cash payments;

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  fund cash operating expenses;

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  pay amounts that may become due under our tax receivable agreement with KKR Holdings; and

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  make cash distributions in accordance with our distribution policy.

        These liquidity requirements are significant and, in some cases, involve capital that will remain invested for extended periods of time. As of March 31, 2010, we have approximately $1,149.1 million of remaining unfunded capital commitments to our investment funds. Our commitments to our funds will require significant cash outlays over time, and there can be no assurance that we will be able to generate sufficient cash flows from realizations of investments to fund them. In addition, as of March 31, 2010, we had $350.5 million of borrowings outstanding under our credit facilities and $603.9 million of cash and cash equivalents. While we have long-term committed financings with substantial facility limits, the terms of those facilities will expire in 2012 and 2013, respectively (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity

and Capital Resources"), and any borrowings thereunder will require refinancing or renewal, which could result in higher borrowing costs, or issuing equity. If the current credit market conditions were to worsen, we may not be able to renew all or part of these credit facilities or find alternate sources of financing on commercially reasonable terms or raise equity. In that event, our uses of cash could exceed our sources of cash, thereby potentially adversely affecting our liquidity or causing us to sell assets on unfavorable terms. In addition, the underwriting commitments for our capital markets business may require significant cash obligations, and these commitments may also put pressure on our liquidity. The holding company for our capital markets business has entered into a credit agreement that provides for revolving borrowings of up to $500 million, which can be used in connection with our ongoing business activities, including placing and underwriting securities offerings. To the extent we commit to buy and sell an issue of securities in firm commitment underwritings or otherwise, we may be required to borrow under this credit agreement to fund such obligations, which, depending on the size and timing of the obligations, may limit our ability to enter into other underwriting arrangements or similar activities, service existing debt obligations or otherwise grow our business.

The "clawback" or "net loss sharing" provisions in our governing agreements may give rise to a contingent obligation that may require us to return or contribute amounts to our funds and investors.

        The partnership documents governing our traditional private equity funds generally include a "clawback" or, in certain instances, a "net loss sharing" provision that, if triggered, may give rise to a contingent obligation that may require the general partner to return or contribute amounts to the fund for distribution to investors at the end of the life of the fund. Under a "clawback" provision, upon the liquidation of a fund, the general partner is required to return, on an after-tax basis, previously distributed carry to the extent that, due to the diminished performance of later investments, the aggregate amount of carry distributions received by the general partner during the term of the fund exceed the amount to which the general partner was ultimately entitled. Excluding carried interest received by the general partners of our 1996 Fund (which was not contributed to us in the Transactions), as of March 31, 2010, the amount of carried interest we have received that is subject to this clawback obligation was $61.5 million, assuming that all applicable private equity funds were liquidated at their March 31, 2010 fair values. Had the investments in such funds been liquidated at zero value, the clawback obligation would have been $701.1 million. Under a "net loss sharing provision," upon the liquidation of a fund, the general partner is required to contribute capital to the fund, to fund 20% of the net losses on investments. In these vehicles, such losses would be required to be paid by us to the limited partners in those vehicles in the event of a liquidation of the fund regardless of whether any carried interest had previously been distributed. Based on the fair market values as of March 31, 2010, our obligation in connection with the net loss sharing provision would have been approximately $12.7 million. If the vehicles were liquidated at zero value, the contingent repayment obligation in connection with the net loss sharing provision as of March 31, 2010 would have been approximately $1,124.6 million.

        Prior to the Transactions, certain of our principals who received carried interest distributions with respect to the private equity funds had personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of the private equity funds to repay amounts to fund limited partners pursuant to the general partners' clawback obligations. The terms of the Transactions require that our principals remain responsible for clawback obligations relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million. Carry distributions arising subsequent to the Transactions may give rise to clawback obligations that may be allocated generally to carry pool participants and the Combined Business in accordance with the terms of the instruments governing the KKR Group Partnerships. Unlike the "clawback" provisions, the Combined Business will be responsible for amounts due under net loss sharing arrangements and will indemnify our principals for any personal guarantees that they have provided with respect to such amounts.

Our earnings and cash flow are highly variable due to the nature of our business and we do not intend to provide earnings guidance, each of which may cause the value of interests in our business to be volatile.

        Our earnings are highly variable from quarter to quarter due to the volatility of investment returns of most of our funds and other investment vehicles and our principal assets and the fees earned from our funds. We recognize earnings on investments in our funds based on our allocable share of realized and unrealized gains (or losses) reported by such funds, and a decline in realized or unrealized gains, or an increase in realized or unrealized losses, would adversely affect our net income. Fee income, which we recognize when contractually earned, can vary due to fluctuations in AUM, the number of investment transactions made by our funds, the number of portfolio companies we manage and the fee provisions contained in our funds and other investment products. Fees for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010 were $862.3 million, $235.2 million, $331.3 million, $39.1 million and $106.0 million, respectively. We may create new funds or investment products or vary the terms of our funds or investment products, which may alter the composition or mix of our income from time to time. We may also experience fluctuations in our results from quarter to quarter, including our revenue and net income, due to a number of other factors, including changes in the values of our funds' investments, changes in the amount of distributions or interest earned in respect of investments, changes in our operating expenses, the degree to which we encounter competition and general economic and market conditions. Net income (loss) attributable to Group Holdings for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010 was $802.8 million, $(1,204.5) million, $849.7 million, $(54.6) million and $113.8 million, respectively. Such variability may lead to variability in the value of interests in our business and cause our results for a particular period not to be indicative of our performance in future periods. It may be difficult for us to achieve steady growth in net income and cash flow on a quarterly basis, which could in turn lead to large adverse movements in the value of interests in our business.

        The timing and receipt of carried interest from our private equity funds are unpredictable and will contribute to the volatility of our cash flows. Carried interest is distributed to the general partner of a vehicle with a clawback or net loss sharing provision only after all of the following are met: (i) a realization event has occurred (e.g. sale of a portfolio company, dividend, etc.); (ii) the vehicle has achieved positive overall investment returns since its inception; and (iii) all of the cost has been returned to investors with respect to investments with a fair value below remaining cost. Carried interest payments from private equity investments depend on our funds' performance and opportunities for realizing gains, which may be limited. It takes a substantial period of time to identify attractive private equity investment opportunities, to raise all the funds needed to make an investment and then to realize the cash value (or other proceeds) of an investment through a sale, public offering or other exit. To the extent a private equity investment is not profitable, no carried interest shall be received from our private equity funds with respect to that investment and, to the extent such investment remains unprofitable, we will only be entitled to a management fee on that investment. Even if a private equity investment proves to be profitable, it may be several years before any profits can be realized in cash. We cannot predict when, or if, any realization of investments will occur. In particular, since the latter half of 2007, the credit dislocation and related reluctance of many finance providers, such as commercial and investment banks, to provide financing have made it difficult for potential purchasers to secure financing to purchase companies in our investment funds' portfolio, thereby decreasing potential realization events and the potential to earn carried interest. A downturn in the equity markets also makes it more difficult to exit investments by selling equity securities. If we were to have a realization event in a particular quarter, the event may have a significant impact on our cash flows during the quarter that may not be replicated in subsequent quarters. A decline in realized or unrealized gains, or an increase in realized or unrealized losses, would adversely affect our investment income, which could further increase the volatility of our quarterly results.

A decline in the pace or size of investment by our funds or an increase in the amount of transaction fees we share with our investors would result in our receiving less revenue from transaction fees.

        The transaction fees that we earn are driven in part by the pace at which our funds make investments and the size of those investments. Any decline in that pace or the size of such investments would reduce our transaction fees and could make it more difficult for us to raise capital. Many factors could cause such a decline in the pace of investment, including:

  •
  the inability of our investment professionals to identify attractive investment opportunities;

  •
  competition for such opportunities among other potential acquirers;

  •
  decreased availability of capital on attractive terms; and

  •
  our failure to consummate identified investment opportunities because of business, regulatory or legal complexities and adverse developments in the U.S. or global economy or financial markets.

  •
  In particular, the current limited financing options for leveraged buy-outs resulting from the credit market dislocation has significantly reduced the pace and size of traditional buyout investments by our funds. Due primarily to this reduction in traditional buyout investments, the amount of committed dollars invested by our Private Markets Segment decreased to $2.1 billion for the year ended December 31, 2009, a decrease of $1.1 billion, or 33.5%, from the year ended December 31, 2008. In addition, we have confronted and expect to continue to confront requests from a variety of investors and groups representing investors to increase the percentage of transaction fees we share with our investors. To the extent we accommodate such requests, it would result in a decrease in the amount of fee revenue we earn.

The asset management business is intensely competitive, which could have a material adverse impact on our business.

        We compete as an asset manager for both investors and investment opportunities. The asset management business is highly fragmented, with our competitors consisting primarily of sponsors of public and private investment funds, business development companies, investment banks, commercial finance companies and operating companies acting as strategic buyers of businesses. According to Institutional Investor, as of December 31, 2008, there were more than 100 asset managers in the United States with over $25 billion of AUM. We believe that competition for investors is based primarily on:

  •
  investment performance;

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  investor liquidity and willingness to invest;

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  investor perception of investment managers' drive, focus and alignment of interest;

  •
  business reputation;

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  the duration of relationships with investors;

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  the quality of services provided to investors;

  •
  pricing;

  •
  fund terms (including fees); and

  •
  the relative attractiveness of the types of investments that have been or will be made.

        We believe that competition for investment opportunities is based primarily on the pricing, terms and structure of a proposed investment and certainty of execution.

        Due to the global economic downturn and relatively poor investment returns, institutional investors have suffered from decreasing returns, liquidity pressure, increased volatility and difficulty maintaining targeted asset allocations, and a significant number of investors have materially decreased or temporarily suspended making new fund investments during this period. As the economy begins to recover, such investors may elect to reduce their overall portfolio allocations to alternative investments such as private equity funds, resulting in a smaller overall pool of available capital in our industry. Investors may also seek to redeploy capital away from certain of our fixed income vehicles, which permit redemptions on relatively short notice in order to meet liquidity needs or invest in other asset classes.

        In the event all or part of this analysis proves true, when trying to raise new capital we will be competing for less available capital in an increasingly competitive environment which could lead to terms less favorable to us as well as difficulty in raising new capital. Such changes would adversely affect our revenues and profitability.

        A number of factors serve to increase our competitive risks:

  •
  a number of our competitors in some of our businesses have greater financial, technical, marketing and other resources and more personnel than we do;

  •
  a significant number of investors have materially decreased or temporarily suspended making new fund investments recently because of the global economic downturn and relatively poor returns in their overall alternative asset investment portfolios in 2008 and 2009;

  •
  some of our competitors may have better expertise or be regarded by investors as having better expertise in a specific asset class or geographic region than we do;

  •
  some of our funds may not perform as well as competitors' funds or other available investment products;

  •
  investors may reduce their investments in our funds or not make additional investments in our funds based upon their available capital;

  •
  several of our competitors have recently raised during a period of easier fundraising, or are expected to raise, significant amounts of capital, which fundraising efforts may occur on or around the same time as ours, and many of them have similar investment objectives and strategies to our funds, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

  •
  some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;

  •
  some of our competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments;

  •
  our competitors that are corporate buyers may be able to achieve synergistic cost savings in respect of an investment, which may provide them with a competitive advantage in bidding for an investment;

  •
  there are relatively few barriers to entry impeding the formation of new funds, including a relatively low cost of entering these businesses, and the successful efforts of new entrants into our various lines of business, including major commercial and investment banks and other financial institutions, have resulted in increased competition;

  •
  some investors may prefer to invest with an investment manager that is not publicly traded, is smaller, or manages fewer investment products; and

  •
  other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

        We may lose investment opportunities in the future if we do not match investment prices, structures and terms offered by competitors. Alternatively, we may experience decreased investment returns and increased risks of loss if we match investment prices, structures and terms offered by competitors. Moreover, if we are forced to compete with other alternative asset managers on the basis of price, we may not be able to maintain our current fund fee, carried interest or other terms. There is a risk that fees and carried interest in the alternative investment management industry will decline, without regard to the historical performance of a manager. Fee or carried interest income reductions on existing or future funds, without corresponding decreases in our cost structure, would adversely affect our revenues and profitability.

        In addition, if interest rates were to rise or if market conditions for competing investment products improve and such products begin to offer rates of return superior to those achieved by our funds, the attractiveness of our funds relative to investments in other investment products could decrease. This competitive pressure could adversely affect our ability to make successful investments and limit our ability to raise future funds, either of which would adversely impact our business, results of operations and cash flow.

Our structure involves complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. These structures also are subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

        The U.S. federal income tax treatment of our unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the Internal Revenue Service, or IRS, and the U.S. Department of the Treasury frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The present U.S. federal income tax treatment of owning our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. For instance, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect the tax considerations of owning our common units, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely impact your investment in our common units. See the discussion below under "—Legislation has been introduced in the U.S. Congress in various forms that, if enacted, (i) could preclude us from qualifying as a partnership and/or (ii) could tax carried interest as ordinary income for U.S. federal income tax purposes and require us to hold carried interest through taxable subsidiary corporations. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the market price of our common units." Our organizational documents and agreements give the Managing Partner broad authority to modify the amended and restated partnership agreement from time to time as the Managing Partner determines to be necessary or appropriate, without the consent of the unitholders, to address changes in U.S. federal, state and local income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all unitholders. For instance, the Managing Partner could elect at some point to treat us as an association taxable as a corporation for U.S. federal (and applicable state) income tax purposes. If the Managing Partner were to do this, the U.S. federal income tax consequences of owning our common units would be materially different. Moreover, certain assumptions and conventions will be applied in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to unitholders in a manner that reflects such unitholders' beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, those assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Internal Revenue Code and/or Treasury regulations and could require that items of income, gain, deductions, loss or credit, including interest deductions, be adjusted, reallocated or disallowed in a manner that adversely affects our unitholders.

Legislation has been introduced in the U.S. Congress in various forms that, if enacted, (i) could preclude us from qualifying as a partnership and/or (ii) could tax carried interest as ordinary income for U.S. federal income tax purposes and require us to hold carried interest through taxable subsidiary corporations. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the market price of our common units.

        In 2007, legislation was introduced in the U.S. Congress that would tax as corporations publicly traded partnerships that directly or indirectly derive income from investment advisor or asset management services. In 2008, the U.S. House of Representatives passed a bill that would generally (i) treat carried interest as non-qualifying income under the tax rules applicable to publicly traded partnerships, which could preclude us from qualifying as a partnership for U.S. federal income tax purposes, and (ii) tax carried interest as ordinary income for U.S. federal income taxes, rather than in accordance with the character of income derived by the underlying fund. In December 2009, the U.S. House of Representatives passed substantially similar legislation. Such legislation would tax carried interest as ordinary income starting this taxable year. In addition, the Obama administration proposed in its published revenue proposals for both 2010 and 2011 that the current law regarding the treatment of carried interest be changed to subject such income to ordinary income tax. Certain versions of the proposed legislation (including the legislation passed in December 2009) contain a transition rule that may delay the applicability of certain aspects of the legislation for a partnership that is a publicly traded partnership on the date of enactment of the legislation. On May 28, 2010, the U.S. House of Representatives passed legislation that would subject income and gains, including gain on sale, attributable to an interest in an investment services partnership interest, which would likely include our interest in KKR Fund Holdings L.P., to higher rates of tax than under current law and that could preclude us from qualifying as a partnership for U.S. federal income tax purposes for taxable periods beginning ten years after the date of enactment.

        If the changes suggested by the administration or any of the proposed legislation or similar legislation were adopted, income attributable to carried interest may not meet the qualifying income requirements under the publicly traded partnership rules, and, therefore, we could either be precluded from qualifying as a partnership for U.S. federal income tax purpose or be required to hold interests in entities earning such income through a taxable U.S. corporation. If we were taxed as a corporation, our effective tax rate would increase significantly. The federal statutory rate for corporations is currently 35%. In addition, we would likely be subject to increased state and local taxes. Therefore, if any such legislation or similar legislation were to be enacted and apply to us, it would materially increase our tax liability, which could well result in a reduction in the market price of our common units.

        In addition, if the proposed legislation is adopted, it could increase the amount of tax KKR's principals and other professionals would be required to pay, thereby adversely affecting KKR's ability to offer attractive incentive opportunities for key personnel.

We depend on our founders and other key personnel, the loss of whose services would have a material adverse effect on our business, results and financial condition.

        We depend on the efforts, skills, reputations and business contacts of our principals, including our founders, Henry Kravis and George Roberts, and other key personnel, the information and deal flow they and others generate during the normal course of their activities and the synergies among the diverse fields of expertise and knowledge held by our professionals. Accordingly, our success depends on the continued service of these individuals, who are not obligated to remain employed with us. The loss of the services of any of them could have a material adverse effect on our revenues, net income and cash flows and could harm our ability to maintain or grow AUM in existing funds or raise additional funds in the future.

        Our principals and other key personnel possess substantial experience and expertise and have strong business relationships with investors in our funds and other members of the business community. As a result, the loss of these personnel could jeopardize our relationships with investors in our funds and members of the business community and result in the reduction of AUM or fewer investment opportunities. For example, if any of our principals were to join or form a competing firm, our business, results and financial condition could suffer.

        Furthermore, the agreements governing our traditional private equity funds and certain fixed income funds managed by us provide that in the event certain "key persons" in these funds (for example, both of Messrs. Kravis and Roberts, and, in the case of certain geographically or product focused funds, one or more of the executives focused on such funds) generally cease to actively manage a fund, investors in the fund will be entitled to: (i) in the case of our traditional private equity funds, reduce, in whole or in part, their capital commitments available for further investments; and (ii) in the case of certain of our fixed income funds, withdraw all or any portion of their capital accounts, in each case on an investor-by-investor basis. The occurrence of such an event would likely have a significant negative impact on our revenue, net income and cash flow.

If we cannot retain and motivate our principals and other key personnel and recruit, retain and motivate new principals and other key personnel, our business, results and financial condition could be adversely affected.

        Our most important asset is our people, and our continued success is highly dependent upon the efforts of our principals and other professionals, and to a substantial degree on our ability to retain and motivate our principals and other key personnel and to strategically recruit, retain and motivate new talented personnel, including new principals. However, we may not be successful in these efforts as the market for qualified investment professionals is extremely competitive. Our ability to recruit, retain and motivate our professionals is dependent on our ability to offer highly attractive incentive opportunities. If legislation, such as the legislation proposed in April 2009 (and reproposed in 2010) were to be enacted, income and gains recognized with respect to carried interest would be treated for U.S. federal income tax purposes as ordinary income rather than as capital gain. Such legislation would materially increase the amount of taxes that we, our principals and other professionals would be required to pay, thereby adversely affecting our ability to offer such attractive incentive opportunities. See "—Risks Related to U.S. Taxation". The loss of even a small number of our investment professionals could jeopardize the performance of our funds and other investment products, which would have a material adverse effect on our results of operations. Efforts to retain or attract investment professionals may result in significant additional expenses, which could adversely affect our profitability.

        Our principals hold interests in our business through KKR Holdings. These individuals receive financial benefits from our business in the form of distributions and amounts funded by KKR Holdings and through their direct and indirect participation in the value of KKR Group Partnership Units held by KKR Holdings. While all of our employees and our principals receive base salaries from us, profit-based cash amounts for certain individuals are borne by KKR Holdings. There can be no assurance that KKR Holdings will have sufficient cash available to continue to make profit-based cash payments.

In addition, we may be unwilling to grant our employees additional significant equity awards in our business, and the value of the grants and distributions they receive in respect of their existing awards may be lower than anticipated. This may limit our ability to attract, retain and motivate talented personnel. In order to recruit and retain existing and future investment professionals, we may need to increase the level of compensation that we pay to them, which may cause a higher percentage of our revenue to be paid out in the form of compensation, which would have an adverse impact on our profit margins.

        In addition, there is no guarantee that the confidentiality and restrictive covenant agreements to which our principals are subject, together with our other arrangements with them, will prevent them from leaving us, joining our competitors or otherwise competing with us or that these agreements will be enforceable in all cases. These agreements will expire after a certain period of time, at which point each of our principals would be free to compete against us and solicit investors in our funds, clients and employees. Depending on which entity is a party to these agreements, we may not be able to enforce them, and these agreements might be waived, modified or amended at any time without our consent. See "Certain Relationships and Related Party Transactions—Confidentiality and Restrictive Covenant Agreements."

        We strive to maintain a work environment that reinforces our culture of collaboration, motivation and alignment of interests with investors. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations.

Operational risks may disrupt our businesses, result in losses or limit our growth.

        We rely heavily on our financial, accounting and other data processing systems. If any of these systems does not operate properly or is disabled, we could suffer financial loss, a disruption of our businesses, liability to our funds, regulatory intervention or reputational damage. In addition, we operate in businesses that are highly dependent on information systems and technology. Our information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from our current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on our business. Furthermore, we depend on our principal offices in New York City, where most of our administrative personnel are located, for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our businesses, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our principal offices, could have a material adverse impact on our ability to continue to operate our business without interruption. Our disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all. Finally, we rely on third party service providers for certain aspects of our business, including for certain information systems, technology and administration and compliance matters. Any interruption or deterioration in the performance of these third parties could impair the quality of our and our funds' operations and could impact our reputation and adversely affect our businesses and limit our ability to grow.

The time and attention that our principals and other employees devote to assets that were not contributed to the KKR Group Partnerships as part of the Transactions will not financially benefit the KKR Group Partnerships and may reduce the time and attention these individuals devote to the KKR Group Partnerships' business.

        As of March 31, 2010, the unrealized value of the investments held by the 1987 Fund, the 1993 Fund and the 1996 Fund totaled $0.8 billion, or approximately 1% of our AUM. Because we believe the general partners of these funds will not receive meaningful proceeds from further realizations, we did not acquire general partner interests in them in connection with the Transactions. We will, however, continue to provide the funds with management and other services until their liquidation. While we will not receive meaningful fees for providing these services, our principals and other employees will be required to devote a portion of their time and attention to the management of those entities. The devotion of the time and attention of our principals and employees to those activities will not financially benefit the KKR Group Partnerships and may reduce the time and attention they devote to the KKR Group Partnerships' business.

Our organizational documents do not limit our ability to enter into new lines of businesses, and we may expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.

        We intend, to the extent that market conditions warrant, to seek to grow our businesses by increasing AUM in existing businesses, pursuing new investment strategies, including investment opportunities in new asset classes, developing new types of investment structures and products (such as managed accounts and structured products), and expanding into new geographic markets and businesses. We recently opened offices in Mumbai, India, Seoul, Korea and Dubai, UAE, and also developed a capital markets business in the United States, Europe and Asia, which we intend to grow and diversify. We may pursue growth through acquisitions of other investment management companies, acquisitions of critical business partners or other strategic initiatives, which may include entering into new lines of business. In addition, we expect opportunities will arise to acquire other alternative or traditional asset managers. To the extent we make strategic investments or acquisitions, undertake other strategic initiatives or enter into a new line of business, we will face numerous risks and uncertainties, including risks associated with:

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  the required investment of capital and other resources;

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  the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk;

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  the possibility of diversion of management's attention from our core business;

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  the possibility of disruption of our ongoing business;

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  combining or integrating operational and management systems and controls;

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  potential increase in investor concentration; and

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  the broadening of our geographic footprint, including the risks associated with conducting operations in foreign jurisdictions.

        Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control.

Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus or legislative or regulatory changes could result in additional burdens on our business.

        Our business is subject to extensive regulation. We are subject to regulation, including periodic examinations, by governmental and self-regulatory organizations in the jurisdictions in which we operate around the world. Many of these regulators, including U.S. and foreign government agencies and self-regulatory organizations, are empowered to conduct investigations and administrative proceedings that can result in fines, suspensions of personnel or other sanctions, including censure, the issuance of cease-and-desist orders or the suspension or expulsion of applicable licenses and memberships. Even if an investigation or proceeding does not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients and investors or fail to gain new clients and investors.

        As a result of market disruption as well as highly publicized financial scandals, regulators and investors have exhibited concerns over the integrity of the U.S. financial markets, and the businesses in which we operate both in the United States and outside the United States are likely to be subject to further regulation. There has been an active debate both nationally and internationally over the appropriate extent of regulation and oversight of private investment funds and their managers. There are proposals in the U.S. Congress and emanating from the U.S. Department of the Treasury that would identify various kinds of private funds as being potentially systemically significant and subject to increased reporting, oversight and regulation. Any changes in the regulatory framework applicable to our business may impose additional expenses on us, require the attention of senior management or result in limitations in the manner in which our business is conducted. Moreover, as calls for additional regulation have increased, there may be a related increase in regulatory investigations of the trading and other investment activities of alternative asset management funds, including our funds. Such investigations may impose additional expenses on us, may require the attention of senior management and may result in fines if any of our funds are deemed to have violated any regulations.

        Recent legislative or regulatory proposals in the United States, such as the Wall Street Reform and Consumer Protection Act passed by the U.S. House of Representatives in December 2009 and the substantially similar Restoring American Financial Stability Act of 2010 passed by the U.S. Senate in May 2010, include designating a federal agency or representatives of several agencies as the financial system's systemic risk regulator with authority to review the activities of all financial institutions, including alternative asset managers, and to impose regulatory standards on any company deemed to pose a potential threat to the financial health of the U.S. economy; requiring private equity and hedge fund advisers to register with the SEC under the Investment Advisers Act, to maintain extensive records and to file reports if deemed necessary for purposes of systemic risk assessment by certain governmental bodies; authorizing federal regulatory agencies to ban compensation arrangements at financial institutions that give employees incentives to engage in conduct that could pose risks to the nation's financial system; restricting the ability of banking organizations to sponsor or invest in private equity and hedge funds; granting the U.S. government resolution authority to take emergency measures with regard to financial institutions that fall outside the existing resolution authority of the Federal Deposit Insurance Corporation, including the authority to place an institution into conservatorship or receivership; creating a new consumer financial protection agency or a consumer financial protection bureau within the Federal Deposit Insurance Corporation or the U.S. Department of the Treasury; subjecting certain types of large financial institutions to an incremental tax based on the amount of AUM or income and the type of financial services provided; and establishing new ground rules for private equity investments in failed banks that make the acquisition of a failed bank less attractive for a private equity fund. In addition, certain constituencies have recently been advocating for greater legislative and regulatory oversight of private equity firms and transactions.

        Members of the U.S. Senate have proposed the Hedge Fund Transparency Act, which would apply to private equity funds, venture capital funds, real estate funds and other private investment vehicles with at least $50 million in assets under management. If enacted, the bill would require such funds to register with the SEC, maintain books and records in accordance with SEC requirements and become subject to SEC examinations and information requests in order to remain exempt from the substantive provisions of the Investment Company Act. The proposed legislation also requires each fund to file annual disclosures, which would be made public, containing detailed information about the fund. The proposed legislation also requires each fund to establish anti-money laundering programs. In addition, the Obama administration delivered proposed legislation that, if enacted, would require advisors to hedge funds and other private pools of capital with over $30 million in assets under management to register as Investment Advisors with the SEC under the Investment Advisers Act of 1940. The proposed legislation would subject advisors to substantial regulatory reporting requirements and expand the SEC's examination and enforcement authority. In 2009, the U.S. House of Representatives passed legislation that would empower federal regulators to prescribe regulations to prohibit any incentive-based payment arrangements that the regulators determine encourage financial institutions to take risks that could threaten the soundness of the financial institutions or adversely affect economic conditions and financial stability. At this time, we cannot predict what form this legislation would take, and what effect, if any, it may have on our business or the markets in which we operate. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. If enacted, the proposed legislation could negatively impact our funds in a number of ways, including increasing the funds' regulatory costs, imposing additional burdens on the funds' staff, and potentially requiring the disclosure of sensitive information. In addition, we may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. Compliance with any new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

        In April 2009, the European Commission published a draft of a proposed EU Directive on Alternative Investment Fund Managers, or AIFM. In May 2010, the Council of Ministers and the European Parliament's ECON committee each adopted revised proposals for the Directive, though it is not possible to predict what form the final Directive may take. The Directive would apply to AIFMs established in the EU and to non-EU AIFMs marketing securities of alternative investment funds, or AIFs, in the EU, subject to certain exemptions. AIFMs established in the EU would be required to seek authorization from their home jurisdiction regulators. Depending on the version of the Directive that is adopted, non-EU AIFMs would either be ineligible for authorisation under the Directive but permitted to market AIF securities to EU investors subject to applicable national law, or would be eligible for authorisation under the Directive subject to certain conditions that would not apply to EU AIFMs. Under the latter approach, non-EU AIFMs registered under the Directive would be treated similarly to EU AIFMs, but non-EU AIFMs unable to register under the Directive would be prohibited from marketing AIF securities to EU investors under national law. Registration under the Directive would require the disclosure of such information as fair valuation of assets, investment strategy and markets in which investments are made on a regular basis. The Directive would also impose new operating requirements, including a threshold for regulatory capital, leverage limits and reporting obligations on companies in which a controlling stake is held. Such rules could have an adverse effect on our businesses by, among other things, (i) imposing extensive disclosure obligations on the portfolio companies of the funds we manage, (ii) significantly restricting marketing activities, and (iii) potentially in effect restricting our funds' investments in companies based in EU countries. The Directive could limit, both in absolute terms and in comparison to EU-based investment managers and funds, our operating flexibility, our ability to market our funds, and our fund raising and investment opportunities, as well as expose us to conflicting regulatory requirements in the United States and the EU.

        We regularly rely on exemptions in the United States from various requirements of the Securities Act, the Exchange Act, the Investment Company Act of 1940, or Investment Company Act, and the U.S. Employee Retirement Income Security Act of 1974, or ERISA, in conducting our asset management activities. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, we could become subject to regulatory action or third-party claims and our business could be materially and adversely affected. See "—Risks Related to Our Organizational Structure—If we were deemed to be an "investment company" subject to regulation under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business." Moreover, the requirements imposed by our regulators are designed primarily to ensure the integrity of the financial markets and to protect investors in our funds and are not designed to protect holders of interests in our business. Consequently, these regulations often serve to limit our activities. In addition, the regulatory environment in which our fund investors operate may affect our business. For example, changes in antitrust laws or the enforcement of antitrust laws could affect the level of mergers and acquisitions activity, and changes in state laws may limit investment activities of state pension plans. We may also be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other governmental regulatory authorities or self-regulatory organizations that supervise the financial markets.

        Our operations are subject to regulation and supervision in a number of domestic and foreign jurisdictions, and the level of regulation and supervision to which we are subject varies from jurisdiction to jurisdiction and is based on the type of business activity involved. See "Business—Regulation."

We are subject to substantial litigation risks and may face significant liabilities and damage to our professional reputation as a result of litigation allegations and negative publicity.

        The investment decisions we make in our asset management business and the activities of our investment professionals on behalf of our portfolio companies may subject them and us to the risk of third-party litigation arising from investor dissatisfaction with the performance of our funds, the activities of our portfolio companies and a variety of other litigation claims. See "Business—Legal Proceedings." By way of example, we, our funds and certain of our employees are each exposed to the risks of litigation relating to investment activities in our funds and actions taken by the officers and directors (some of whom may be KKR employees) of portfolio companies, such as the risk of shareholder litigation by other shareholders of public companies or holders of debt instruments of companies in which our funds have significant investments. We are also exposed to risks of litigation or investigation in the event of any transactions that presented conflicts of interest that were not properly addressed.

        To the extent investors in our investment funds suffer losses resulting from fraud, gross negligence, willful misconduct or other similar misconduct, investors may have remedies against us, our private equity funds, our principals or our affiliates under federal securities law and state law. Investors in our funds do not have legal remedies against us, the general partners of our funds, our funds, our principals or our affiliates solely based on their dissatisfaction with the investment performance of those funds. While the general partners and investment advisors to our private equity funds, including their directors, officers, other employees and affiliates, are generally indemnified to the fullest extent permitted by law with respect to their conduct in connection with the management of the business and affairs of our private equity funds, such indemnity generally does not extend to actions determined to have involved fraud, gross negligence, willful misconduct or other similar misconduct.

        If any lawsuits were brought against us and resulted in a finding of substantial legal liability, the lawsuit could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously impact our business. We depend to a large extent on our business relationships and our reputation for integrity and high-caliber professional services to attract and retain investors and to pursue investment opportunities for our funds. As a result, allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities or the private equity industry in general, whether or not valid, may harm our reputation, which may be more damaging to our business than to other types of businesses.

        In addition, with a workforce composed of many highly paid professionals, we face the risk of litigation relating to claims for compensation, which may, individually or in the aggregate, be significant in amount. The cost of settling any such claims could negatively impact our business, financial condition and results of operations.

Employee misconduct could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

        There is a risk that our principals and employees could engage in misconduct that adversely affects our business. We are subject to a number of obligations and standards arising from our business and our authority over the assets we manage. The violation of these obligations and standards by any of our employees would adversely affect our clients and us. Our business often requires that we deal with confidential matters of great significance to companies in which we may invest. If our employees were improperly to use or disclose confidential information, we could suffer serious harm to our reputation, financial position and current and future business relationships, as well as face potentially significant litigation. It is not always possible to detect or deter employee misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If any of our employees were to engage in misconduct or were to be accused of such misconduct, our business and our reputation could be adversely affected.

Risks Related to the Assets We Manage

        As an asset manager, we sponsor and manage funds and vehicles that make investments worldwide on behalf of third-party investors and, in connection with those activities, are required to deploy our own capital in those investments. The investments of these funds and vehicles are subject to many risks and uncertainties which, to the extent they are material, are discussed below. In addition, we have principal investments and manage those assets on our own behalf. As a result, the gains and losses on such assets are reflected in our net income and the risks set forth below relating to the assets that we manage will directly affect our operating performance.

The historical returns attributable to our funds, including those presented in this prospectus, should not be considered as indicative of the future results of our funds or of our future results or of any returns on our common units.

        We have presented in this prospectus net and gross IRRs, multiples of invested capital and realized and unrealized investment values for funds that we have sponsored and managed. The historical and potential future returns of the funds that we manage are not directly linked to returns on KKR Group Partnership Units.

        Moreover, with respect to the historical returns of our funds:

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  the rates of returns of our funds reflect unrealized gains as of the applicable valuation date that may never be realized, which may adversely affect the ultimate value realized from those funds' investments;

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  the historical returns that we present in this prospectus derive largely from the performance of our earlier private equity funds, whereas future fund returns will depend increasingly on the performance of our newer funds, which may have little or no investment track record;

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  the future performance of our funds will be affected by macroeconomic factors, including negative factors arising from recent disruptions in the global financial markets that were not prevalent in the periods relevant to the historical return data included in this prospectus;

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  in some historical periods, the rates of return of some of our funds have been positively influenced by a number of investments that experienced a substantial decrease in the average holding period of such investments and rapid and substantial increases in value following the dates on which those investments were made; the actual or expected length of holding periods related to investments has increased in recent periods and there can be no assurance that prior trends will re-emerge;

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  our newly established funds may generate lower returns during the period that they take to deploy their capital;

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  our funds' returns have benefited from investment opportunities and general market conditions that may not repeat themselves, including favorable borrowing conditions in the debt markets in 2006 and 2007 that have not existed since, thereby increasing both the cost and difficulty of financing transactions, and there can be no assurance that our current or future funds will be able to avail themselves of comparable investment opportunities or market conditions; and

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  we may create new funds in the future that reflect a different asset mix in terms of allocations among funds, investment strategies, geographic and industry exposure and vintage year.

        In addition, future returns will be affected by the risks described elsewhere in this prospectus, including risks of the industry sectors and businesses in which a particular fund invests. See "Risk Factors—Risks Related to Our Business—Recent developments in the U.S. and global financial markets have created a great deal of uncertainty for the asset management industry, and these developments may adversely affect the investments made by our funds or their portfolio companies or reduce the ability of our funds to raise or deploy capital, each of which could further materially reduce our revenue, net income and cash flow."

Valuation methodologies for certain assets in our funds can be subject to significant subjectivity and the fair value of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds.

        There are no readily ascertainable market prices for a substantial majority of illiquid investments of our investment funds and our finance vehicles. When determining fair values of investments, we use the last reported market price as of the statement of financial condition date for investments that have readily observable market prices. When an investment does not have a readily available market price, the fair value of the investment represents the value, as determined by us in good faith, at which the investment could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. There is no single standard for determining fair value in good faith and in many cases fair value is best expressed as a range of fair values from which a single estimate may be derived. When making fair value determinations, we typically use a market multiples approach that considers a specified financial measure (such as EBITDA) and/or a discounted cash flow analysis. KKR also considers a range of additional factors that we deem relevant, including the applicability of a control premium or illiquidity discount, the presence of significant unconsolidated assets and liabilities, any favorable or unfavorable tax attributes, the method of likely exit, estimates of assumed growth rates, terminal values, discount rates, capital structure and other factors. These valuation methodologies involve a significant degree of management judgment.

        Because valuations, and in particular valuations of investments for which market quotations are not readily available, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, determinations of fair value may differ materially from the values that would have resulted if a ready market had existed. Even if market quotations are available for our investments, such quotations may not reflect the value that we would actually be able to realize because of various factors, including possible illiquidity. Our partners' capital could be adversely affected if the values of investments that we record is materially higher than the values that are ultimately realized upon the disposal of the investments and changes in values attributed to investments from quarter to quarter may result in volatility in our AUM and such changes could materially affect the results of operations that we report from period to period. There can be no assurance that the investment values that we record from time to time will ultimately be realized and that you will be able to realize the investment values that are presented in this prospectus.

        Because there is significant uncertainty in the valuation of, or in the stability of the value of, illiquid investments, the fair values of investments reflected in an investment fund's or finance vehicle's

NAV do not necessarily reflect the prices that would actually be obtained by us on behalf of the fund or finance vehicle when such investments are realized. Realizations at values significantly lower than the values at which investments have been reflected in prior fund NAVs would result in losses for the applicable fund and the loss of potential carried interest and other fees. Also, if realizations of our investments produce values materially different than the carrying values reflected in prior fund NAVs, investors may lose confidence in us, which could in turn result in difficulty in raising capital for future funds.

        Even if market quotations are available for our investments, such quotations may not reflect the value that could actually be realized because of various factors, including the possible illiquidity associated with a large ownership position, subsequent illiquidity in the market for a company's securities, future market price volatility or the potential for a future loss in market value based on poor industry conditions or the market's view of overall company and management performance.

        In addition, because we value our entire portfolio only on a quarterly basis, subsequent events that may have a material impact on those valuations may not be reflected until the next quarterly valuation date.

Dependence on significant leverage in investments by our funds could adversely affect our ability to achieve attractive rates of return on those investments.

        Because many of our funds' investments rely heavily on the use of leverage, our ability to achieve attractive rates of return on investments will depend on our continued ability to access sufficient sources of indebtedness at attractive rates. For example, our fixed income funds use varying degrees of leverage when making investments. Similarly, in many private equity investments, indebtedness may constitute up to 70% or more of a portfolio company's total debt and equity capitalization, including debt that may be incurred in connection with the investment, and a portfolio company's indebtedness may also increase in recapitalization transactions subsequent to the company's acquisition. The absence of available sources of sufficient debt financing for extended periods of time could therefore materially and adversely affect our funds and our portfolio companies. Also, an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness such as we experienced during 2009 would make it more expensive to finance those investments. In addition, increases in interest rates could decrease the value of fixed-rate debt investments that our specialty finance company or our funds make. Increases in interest rates could also make it more difficult to locate and consummate private equity investments because other potential buyers, including operating companies acting as strategic buyers, may be able to bid for an asset at a higher price due to a lower overall cost of capital or their ability to benefit from a higher amount of cost savings following the acquisition of the asset. In addition, a portion of the indebtedness used to finance private equity investments often includes high-yield debt securities issued in the capital markets. Capital markets are volatile, and there may be times when we might not be able to access those markets at attractive rates, or at all, when completing an investment.

        Investments in highly leveraged entities are also inherently more sensitive to declines in revenues, increases in expenses and interest rates and adverse economic, market and industry developments. The incurrence of a significant amount of indebtedness by an entity could, among other things:

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  subject the entity to a number of restrictive covenants, terms and conditions, any violation of which would be viewed by creditors as an event of default and could materially impact our ability to realize value from our investment;

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  allow even moderate reductions in operating cash flow to render it unable to service its indebtedness;

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  give rise to an obligation to make mandatory prepayments of debt using excess cash flow, which might limit the entity's ability to respond to changing industry conditions to the extent additional cash is needed for the response, to make unplanned but necessary capital expenditures or to take advantage of growth opportunities;

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  limit the entity's ability to adjust to changing market conditions, thereby placing it at a competitive disadvantage compared to its competitors who have relatively less debt;

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  limit the entity's ability to engage in strategic acquisitions that might be necessary to generate attractive returns or further growth; and

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  limit the entity's ability to obtain additional financing or increase the cost of obtaining such financing, including for capital expenditures, working capital or other general corporate purposes.

        A leveraged company's income and equity also tend to increase or decrease at a greater rate than would otherwise be the case if money had not been borrowed. As a result, the risk of loss associated with a leveraged company is generally greater than for companies with comparatively less debt. For example, leveraged companies could default on their debt obligations due to a decrease in revenues and cash flow precipitated by the ongoing economic downturn or by poor relative performance at such a company.

        When our funds' existing portfolio investments reach the point when debt incurred to finance those investments matures in significant amounts and must be either repaid or refinanced, those investments may materially suffer if they have generated insufficient cash flow to repay maturing debt and there is insufficient capacity and availability in the financing markets to permit them to refinance maturing debt on satisfactory terms, or at all. If the current limited availability of financing for such purposes were to persist for several years, when significant amounts of the debt incurred to finance our funds' existing portfolio investments start to come due, these investments could be materially and adversely affected.

        The majority owned subsidiaries of KFN, the publicly traded specialty finance company managed by us, regularly use and have used significant leverage to finance their assets. An inability by such subsidiaries to continue to raise or utilize leverage or to maintain adequate levels of collateral under the terms of their collateralized loan obligations could limit their ability to grow their business, reinvest principal cash, distribute cash to KFN or fully execute their business strategy, and KFN's results of operations may be adversely affected. In addition, the debt that KFN has incurred will mature in significant amounts in 2011 and 2012 and there can be no assurance that KFN will be able to refinance any of its indebtedness on commercially reasonable terms or at all. In the absence of improved operating results and access to capital resources, KFN could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations.

        Among the sectors particularly challenged by the current crisis in the global credit markets are the CLO and leveraged finance markets. KFN has significant exposure to these markets through its CLO subsidiaries, each of which is a Cayman Islands incorporated special purpose company that issued to KFN and other investors notes secured by a pool of collateral consisting primarily of corporate leveraged loans. In most cases, KFN's CLO holdings are deeply subordinated, representing the CLO subsidiary's substantial leverage, which increases both the opportunity for higher returns as well as the magnitude of losses when compared to holders or investors that rank more senior to KFN in right of payment. As a result, during the current continuing economic downturn, KFN and its investors are at greater risk of suffering losses related to the CLO subsidiaries. KFN's CLO subsidiaries have experienced an increase in downgrades, depreciations in market value and defaults in respect of leveraged loans in their collateral. There can be no assurance that market conditions giving rise to these types of consequences will not occur, subsist or become more acute in the future. Because KFN's CLO structures involve complex collateral and other arrangements, the documentation for such structures is complex, is subject to differing interpretations and involves legal risk. In July 2009, KFN surrendered for cancellation approximately $298.4 million in aggregate of notes issued to it by certain of its CLOs. The surrendered notes were cancelled and the obligations due under such notes were deemed extinguished. Certain holders of KFN's securities issued by one of KFN's CLOs challenged the surrender for cancellation and KFN subsequently reached a settlement agreement with such holders that restricts KFN's ability to restructure certain CLO debt obligations in the future, which may reduce KFN's financial flexibility in the event of future adverse market or credit conditions. In addition, certain noteholders of one of KFN's other CLOs recently notified KFN of a similar dispute and it may become a party to similar disputes with other noteholders of its CLOs in the future.

        Any of the foregoing circumstances could have a material adverse effect on our financial condition, results of operations and cash flow.

The due diligence process that we undertake in connection with our investments may not reveal all facts that may be relevant in connection with an investment.

        Before making our investments, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. The objective of the due diligence process is to identify attractive investment opportunities based on the facts and circumstances surrounding an investment, to identify possible risks associated with that investment and, in the case of private equity investments, to prepare a framework that may be used from the date of an acquisition to drive operational achievement and value creation. When conducting due diligence, we typically evaluate a number of important business, financial, tax, accounting, environmental and legal issues in determining whether or not to proceed with an investment. Outside consultants, legal advisors, accountants and investment banks are involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence process may at times be subjective with respect to newly organized companies for which only limited information is available. Accordingly, we cannot be certain that the due diligence investigation that we will carry out with respect to any investment opportunity will reveal or highlight all relevant facts (including fraud) that may be necessary or helpful in evaluating such investment opportunity, including the existence of contingent liabilities. We also cannot be certain that our due diligence investigations will result in investments being successful or that the actual financial performance of an investment will not fall short of the financial projections we used when evaluating that investment.

Our asset management activities involve investments in relatively high-risk, illiquid assets, and we may fail to realize any profits from these activities for a considerable period of time or lose some or all of the capital invested.

        Many of our funds hold investments in securities that are not publicly traded. In many cases, our funds may be prohibited by contract or by applicable securities laws from selling such securities for a period of time. Our funds will generally not be able to sell these securities publicly unless their sale is registered under applicable securities laws, or unless an exemption from such registration is available. The ability of many of our funds to dispose of investments is heavily dependent on the public equity markets. For example, the ability to realize any value from an investment may depend upon the ability to complete an initial public offering of the portfolio company in which such investment is made. Even if the securities are publicly traded, large holdings of securities can often be disposed of only over a substantial length of time, exposing our investment returns to risks of downward movement in market prices during the intended disposition period. Accordingly, under certain conditions, our funds may be forced to either sell securities at lower prices than they had expected to realize or defer sales that they had planned to make, potentially for a considerable period of time. We have made and expect to continue to make significant capital investments in our current and future funds. Contributing capital to these funds is risky, and we may lose some or all of the principal amount of our investments.

The investments of our funds are subject to a number of inherent risks.

        Our results are highly dependent on our continued ability to generate attractive returns from our investments. Investments made by our private equity and fixed income funds involve a number of significant risks inherent to private equity and fixed income investing, including the following:

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  companies in which private equity and fixed income investments are made may have limited financial resources and may be unable to meet their obligations under their securities, which may be accompanied by a deterioration in the value of their equity securities or any collateral or guarantees provided with respect to their debt;

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  companies in which private equity and fixed income investments are made are more likely to depend on the management talents and efforts of a small group of persons and, as a result, the death, disability, resignation or termination of one or more of those persons could have a material adverse impact on their business and prospects;

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  companies in which private equity and fixed income investments are made may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

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  instances of fraud and other deceptive practices committed by senior management of portfolio companies in which our funds invest may undermine our due diligence efforts with respect to such companies, and if such fraud is discovered, negatively affect the valuation of a fund's investments as well as contribute to overall market volatility that can negatively impact a fund's investment program;

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  our funds may make investments that they do not advantageously dispose of prior to the date the applicable fund is dissolved, either by expiration of such fund's term or otherwise, resulting in a lower than expected return on the investments and, potentially, on the fund itself;

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  our funds generally establish the capital structure of portfolio companies on the basis of financial projections based primarily on management judgments and assumptions, and general economic conditions and other factors may cause actual performance to fall short of these financial projections, which could cause a substantial decrease in the value of our equity holdings in the portfolio company and cause our funds' performance to fall short of our expectations; and

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  executive officers, directors and employees of an equity sponsor may be named as defendants in litigation involving a company in which a private equity investment is made or is being made, and we or our funds may indemnify such executive officers, directors or employees for liability relating to such litigation.

We often pursue investment opportunities that involve business, regulatory, legal or other complexities.

        As an element of our investment style, we often pursue complex investment opportunities. This can often take the form of substantial business, regulatory or legal complexity that would deter other investment managers. Our tolerance for complexity presents risks, as such transactions can be more difficult, expensive and time-consuming to finance and execute; it can be more difficult to manage or realize value from the assets acquired in such transactions; and such transactions sometimes entail a higher level of regulatory scrutiny or a greater risk of contingent liabilities. We may cause our funds to acquire an investment that is subject to contingent liabilities, which could be unknown to us at the time of acquisition or, if they are known to us, we may not accurately assess or protect against the risks that they present. Acquired contingent liabilities could thus result in unforeseen losses for our funds. In addition, in connection with the disposition of an investment in a portfolio company, a fund may be required to make representations about the business and financial affairs of such portfolio company typical of those made in connection with the sale of a business. A fund may also be required to indemnify the purchasers of such investment to the extent that any such representations are inaccurate. These arrangements may result in the incurrence of contingent liabilities by a fund, even after the disposition of an investment. Any of these risks could harm the performance of our funds.

Our private equity investments are typically among the largest in the industry, which involves certain complexities and risks that are not encountered in small- and medium-sized investments.

        Our private equity funds make investments primarily in companies with large capitalizations, which involves certain complexities and risks that are not encountered in small-and medium-sized investments. For example, larger transactions may be more difficult to finance and exiting larger deals may present incremental challenges. In addition, larger transactions may pose greater challenges in implementing changes in the company's management, culture, finances or operations, and may entail greater scrutiny by regulators, interest groups and other third parties. Recently, these constituencies have been more active in opposing some larger investments by certain private equity firms.

        In some transactions, the amount of equity capital that is required to complete a large capitalization private equity transaction has increased significantly, which has resulted in some of the largest private equity transactions being structured as "consortium transactions." A consortium transaction involves an equity investment in which two or more other private equity firms serve together or collectively as equity sponsors. While we have sought to limit where possible the amount of consortium transactions in which we have been involved, we have participated in a significant number of those transactions. Consortium transactions generally entail a reduced level of control by our firm over the investment because governance rights must be shared with the other consortium investors. Accordingly, we may not be able to control decisions relating to a consortium investment, including decisions relating to the management and operation of the company and the timing and nature of any exit, which could result in the risks described in "—Our funds have made investments in companies that we do not control, exposing us to the risk of decisions made by others with which we may not agree." Any of these factors could increase the risk that our larger investments could be less successful. The consequences to our investment funds of an unsuccessful larger investment could be more severe given the size of the investment.

Our funds and accounts have made investments in companies that we do not control, exposing us to the risk of decisions made by others with which we may not agree.

        Our funds and accounts hold investments that include debt instruments and equity securities of companies that we do not control. Such instruments and securities may be acquired by our funds and accounts through trading activities or through purchases of securities from the issuer. In addition, our funds and accounts may acquire minority equity interests, particularly when sponsoring investments as part of a large investor consortium, and may also dispose of a portion of their majority equity investments in portfolio companies over time in a manner that results in the funds or accounts retaining a minority investment. Those investments will be subject to the risk that the company in which the investment is made may make business, financial or management decisions with which we do not agree or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the value of investments by our funds or accounts could decrease and our financial condition, results of operations and cash flow could be adversely affected. Approximately 40% of the investments in our private equity portfolio consist of structured minority investments or investments in portfolio companies in which we share substantive control rights with two or more other private equity sponsors.

We expect to make investments in companies that are based outside of the United States, which may expose us to additional risks not typically associated with investing in companies that are based in the United States.

        Many of our funds and accounts invest a significant portion of their assets in the equity, debt, loans or other securities of issuers that are based outside of the United States. A substantial amount of these investments consist of private equity investments made by our private equity funds. For example, as of March 31, 2010, approximately 46.4% of the unrealized value of the investments of those funds and accounts was attributable to foreign investments. Investing in companies that are based in countries outside of the United States and, in particular, in emerging markets such as China, India and Turkey, involves risks and considerations that are not typically associated with investments in companies established in the United States. These risks may include the following:

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  the possibility of exchange control regulations, restrictions on repatriation of profit on investments or of capital invested, political and social instability, nationalization or expropriation of assets;

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  the imposition of non-U.S. taxes;

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  differences in the legal and regulatory environment or enhanced legal and regulatory compliance;

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  limitations on borrowings to be used to fund acquisitions or dividends;

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  political hostility to investments by foreign or private equity investors;

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  less liquid markets;

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  reliance on a more limited number of commodity inputs, service providers and/or distribution mechanisms;

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  adverse fluctuations in currency exchange rates and costs associated with conversion of investment principal and income from one currency into another;

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  higher rates of inflation;

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  less available current information about an issuer;

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  higher transaction costs;

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  less government supervision of exchanges, brokers and issuers;

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  less developed bankruptcy and other laws;

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  difficulty in enforcing contractual obligations;

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  lack of uniform accounting, auditing and financial reporting standards;

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  less stringent requirements relating to fiduciary duties;

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  fewer investor protections; and

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  greater price volatility.

        Certain legislation has recently been adopted in Australia, Denmark, Germany, and Italy, among other countries, that limits the tax deductibility of interest expense incurred by companies in those countries. These measures will most likely adversely affect Danish and German portfolio companies in which our private equity funds have investments and limit the benefits of additional investments in those countries.

        Although we expect that most of our funds' and accounts' capital commitments will be denominated in U.S. dollars, investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, levels of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. We may employ hedging techniques to minimize these risks, but we can offer no assurance that such strategies will be effective. If we engage in hedging transactions, we may be exposed to additional risks associated with such transactions. See "—Risk management activities may adversely affect the return on our investments."

Third party investors in our funds with commitment-based structures may not satisfy their contractual obligation to fund capital calls when requested by us, which could adversely affect a fund's operations and performance.

        Investors in certain of our funds make capital commitments to those funds that the funds are entitled to call from those investors at any time during prescribed periods. We depend on investors fulfilling their commitments when we call capital from them in order for such funds to consummate investments and otherwise pay their obligations (for example, management fees) when due. To date, we have not had investors fail to honor capital calls to any meaningful extent. Any investor that did not fund a capital call would generally be subject to several possible penalties, including having a significant amount of existing investment forfeited in that fund. However, the impact of the penalty is directly correlated to the amount of capital previously invested by the investor in the fund and if an investor has invested little or no capital, for instance early in the life of the fund, then the forfeiture penalty may not be as meaningful. Investors may in the future also negotiate for lesser or reduced penalties at the outset of the fund, thereby inhibiting our ability to enforce the funding of a capital call. If investors were to fail to satisfy a significant amount of capital calls for any particular fund or funds, the operation and performance of those funds could be materially and adversely affected.

Our equity investments and many of our debt investments often rank junior to investments made by others, exposing us to greater risk of losing our investment.

        In many cases, the companies in which our funds invest have, or are permitted to have, outstanding indebtedness or equity securities that rank senior to our fund's investment. By their terms, such instruments may provide that their holders are entitled to receive payments of distributions, interest or principal on or before the dates on which payments are to be made in respect of our investment. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company in which an investment is made, holders of securities ranking senior to our investment would typically be entitled to receive payment in full before distributions could be made in respect of its investment. After repaying senior security holders, the company may not have any remaining assets to use for repaying amounts owed in respect of our investment. To the extent that any assets remain, holders of claims that rank equally with our investment would be entitled to share on an equal and ratable basis in distributions that are made out of those assets. Also, during periods of financial distress or following an insolvency, the ability of our funds to influence a company's affairs and to take actions to protect their investments may be substantially less than that of the senior creditors.

Risk management activities may adversely affect the return on our investments.

        When managing exposure to market risks, we employ hedging strategies or certain forms of derivative instruments to limit our exposure to changes in the relative values of investments that may result from market developments, including changes in prevailing interest rates and currency exchange rates. The scope of risk management activities undertaken by us varies based on the level and volatility of interest rates, prevailing foreign currency exchange rates, the types of investments that are made and other changing market conditions. The use of hedging transactions and other derivative instruments to reduce the effects of a decline in the value of a position does not eliminate the possibility of fluctuations in the value of the position or prevent losses if the value of the position declines. However, such activities can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of the position. Such transactions may also limit the opportunity for gain if the value of a position increases. Moreover, it may not be possible to limit the exposure to a market development that is so generally anticipated that a hedging or other derivative transaction cannot be entered into at an acceptable price.

        The success of any hedging or other derivative transactions that we enter into generally will depend on our ability to correctly predict market changes. As a result, while we may enter into such transactions in order to reduce our exposure to market risks, unanticipated market changes may result in poorer overall investment performance than if the hedging or other derivative transaction had not been executed. In addition, the degree of correlation between price movements of the instruments used in connection with hedging activities and price movements in a position being hedged may vary. Moreover, for a variety of reasons, we may not seek or be successful in establishing a perfect correlation between the instruments used in hedging or other derivative transactions and the positions being hedged. An imperfect correlation could prevent us from achieving the intended result and could give rise to a loss. In addition, it may not be possible to fully or perfectly limit our exposure against all changes in the value of its investments, because the value of investments is likely to fluctuate as a result of a number of factors, some of which will be beyond our control or ability to hedge.

Certain of our funds may make a limited number of investments, or investments that are concentrated in certain geographic regions or asset types, which could negatively affect their performance to the extent those concentrated investments perform poorly.

        The governing agreements of our funds contain only limited investment restrictions and only limited requirements as to diversification of fund investments, either by geographic region or asset type. Our private equity funds generally permit up to 20% of the fund to be invested in a single company. Our most recent fully invested private equity fund focused primarily in North America, the Millennium Fund, made investments in approximately 30 portfolio companies with the largest single investment representing 8.6% of invested capital. During periods of difficult market conditions or slowdowns in these sectors or geographic regions, decreased revenues, difficulty in obtaining access to financing and increased funding costs may be exacerbated by this concentration of investments, which would result in lower investment returns. Because a significant portion of a fund's capital may be invested in a single investment or portfolio company, a loss with respect to such investment or portfolio company could have a significant adverse impact on such fund's capital. Accordingly, a lack of diversification on the part of a fund could adversely affect a fund's performance and therefore, our financial condition and results of operations.

Our funds and accounts may make investments that could give rise to a conflict of interest.

        Our funds and accounts invest in a broad range of asset classes throughout the corporate capital structure. These investments include investments in corporate loans and debt securities, preferred equity securities and common equity securities. In certain cases, we may manage separate funds or accounts that invest in different parts of the same company's capital structure. For example, our fixed income funds may invest in different classes of the same company's debt and may make debt investments in a company that is owned by one of our private equity funds. In those cases, the interests of our funds and accounts may not always be aligned, which could create actual or potential conflicts of interest or the appearance of such conflicts. For example, one of our private equity funds could have an interest in pursuing an acquisition, divestiture or other transaction that, in its judgment, could enhance the value of the private equity investment, even though the proposed transaction would subject one of our fixed income fund's debt investments to additional or increased risks. Similarly, a decision to acquire material non-public information about a company while pursuing an investment opportunity for a particular fund or account may give rise to a potential conflict of interest when it results in our having to restrict the ability of other funds or accounts to take any action. Finally, our ability to effectively implement a public securities strategy may be limited to the extent that contractual obligations entered into in the ordinary course of our traditional private equity business impose restrictions on our engaging in transactions that we may be interested in otherwise pursuing.

        We may also cause different private equity funds to invest in a single portfolio company, for example where the fund that made an initial investment no longer has capital available to invest. Conflicts may also arise where we make principal investments for our own account. In certain cases, we will require that a transaction or investment be approved by an independent valuation expert, be subject to a fairness opinion, be based on arms-length pricing data or be calculated in accordance with a formula provided for in a fund's governing documents prior to the completion of the relevant transaction to address potential conflicts of interest. Such instances include principal transactions where we or our affiliates warehouse an investment in a portfolio company for the benefit of one or more of our funds or accounts pending the contribution of committed capital by the investors in such funds or accounts, follow-on investments by a fund other than a fund which made an initial investment in a company or transactions in which we arrange for one of our funds or accounts to buy a security from, or sell a security to, another one of our funds or accounts. In addition, we or our affiliates may receive fees or other compensation in connection with specific transactions that may give rise to conflicts. Appropriately dealing with conflicts of interest is complex and difficult and we could suffer reputational damage or potential liability if we fail, or appear to fail, to deal appropriately with conflicts as they arise. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation which could in turn materially adversely affect our business in a number of ways, including as a result of an inability to raise additional funds and a reluctance of counterparties to do business with us.

If KFN were deemed to be an "investment company" subject to regulation under the Investment Company Act, applicable restrictions could have an adverse effect on our business.

        Our business would be adversely affected if KFN, the publicly traded specialty finance company managed by us, was to be deemed to be an investment company under the Investment Company Act. A person will generally be deemed to be an "investment company" for purposes of the Investment Company Act if, absent an available exception or exemption, it (i) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or (ii) owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We believe KFN is not and does not propose to be primarily engaged in the business of investing, reinvesting or trading in securities, and we do not believe that KFN has held itself out as such. KFN conducts its operations primarily through its majority owned subsidiaries, each of which is excepted from the definition of an investment company under the Investment Company Act. KFN monitors its holdings regularly to confirm its continued compliance with the 40% test described in clause (ii) above, and restricts its subsidiaries with respect to the assets in which each of them can invest and/or the types of securities each of them may issue in order to ensure conformity with exceptions provided by, and rules and regulations promulgated under, the Investment Company Act. If the SEC were to disagree with KFN's treatment of one or more of its subsidiaries as being excepted from the Investment Company Act, with its determination that one or more of its other holdings are not investment securities for purposes of the 40% test, or with its determinations as to the nature of its business or the manner in which it holds itself out, KFN and/or one or more of its subsidiaries could be required either (i) to change substantially the manner in which it conducts its operations to avoid being subject to the Investment Company Act or (ii) to register as an investment company. Either of these would likely have a material adverse effect on KFN, its ability to service its indebtedness and to make distributions on its shares, and on the market price of its shares and securities, and could thereby materially adversely affect our business, financial condition and results of operations.

Risks Related to the U.S. Listing and Our Common Units

The requirements of being a public entity and sustaining growth may strain our resources.

        Following a U.S. Listing, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act will require that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act will require that we maintain effective disclosure controls and procedures and internal controls over financial reporting, which are discussed below. In order to maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth will also require us to commit additional management, operational and financial resources to identify new professionals to join the firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We may also incur costs that we have not previously incurred for expenses for compliance with the Sarbanes-Oxley Act and rules of the SEC and the New York Stock Exchange, hiring additional accounting, legal and administrative personnel, and various other costs related to being a public company.

We have not evaluated our internal controls over financial reporting for purposes of compliance with Section 404 of the Sarbanes-Oxley Act.

        We have not previously been required to comply with the requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirements of Section 404 of that statute, and we will not be required to comply with all of those requirements until after we have been subject to the reporting requirements of the Exchange Act for a specified period of time. Accordingly, we have not determined whether or not our existing internal controls over financial reporting systems comply with Section 404. The internal control evaluation required by Section 404 will divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we will be required to implement remedial procedures and re-evaluate our internal control over financial reporting. We may experience higher than anticipated operating expenses as well as higher independent auditor and consulting fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to comply with Section 404. If we are unable to implement any necessary changes effectively or efficiently, our operations, financial reporting or financial results could be adversely affected and we could obtain an adverse report on internal controls from our independent registered public accountants. In particular, if we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accountants may not be able to certify as to the effectiveness of our internal control over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our units.

As a limited partnership, we would qualify for some exemptions from the corporate governance and other requirements of the New York Stock Exchange.

        We are a limited partnership and as a result would qualify for exceptions from certain corporate governance and other requirements of the rules of the New York Stock Exchange. Pursuant to these exceptions, limited partnerships may, and we intend to, elect not to comply with certain corporate governance requirements of the New York Stock Exchange, including the requirements: (i) that the listed company have a nominating and corporate governance committee that is composed entirely of independent directors; and (ii) that the listed company have a compensation committee that is composed entirely of independent directors. In addition, as a limited partnership, we will not be required to hold annual unitholder meetings. Accordingly, you will not have the same protections afforded to equity holders of entities that are subject to all of the corporate governance requirements of the New York Stock Exchange.

Our founders are able to determine the outcome of any matter that may be submitted for a vote of our limited partners.

        KKR Holdings owns 70% of the KKR Group Partnership Units and our principals generally have sufficient voting power to determine the outcome of those few matters that may be submitted for a vote of the holders of our common units, including a merger or consolidation of our business, a sale of all or substantially all of our assets and amendments to our partnership agreement that may be material to holders of our common units. In addition, our limited partnership agreement contains provisions that enable us to take actions that would materially and adversely affect all holders of our common units or a particular class of holders of common units upon the majority vote of all outstanding voting units, and since more than a majority of our voting units are controlled by our principals, our principals have the ability to take actions that could materially and adversely affect the holders of our common units either as a whole or as a particular class.

        The voting rights of holders of our common units are further restricted by provisions in our limited partnership agreement stating that any of our common units held by a person that beneficially owns 20% or more of any class of our common units then outstanding (other than our Managing Partner or its affiliates, or a direct or subsequently approved transferee of our Managing Partner or its affiliates) cannot be voted on any matter. Our limited partnership agreement also contains provisions limiting the ability of the holders of our common units to call meetings, to acquire information about our operations, and to influence the manner or direction of our management. Our limited partnership agreement does not restrict our Managing Partner's ability to take actions that may result in our partnership being treated as an entity taxable as a corporation for U.S. federal (and applicable state) income tax purposes. Furthermore, holders of our common units would not be entitled to dissenters' rights of appraisal under our limited partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Our limited partnership agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our Managing Partner and limit remedies available to unitholders for actions that might otherwise constitute a breach of duty. It will be difficult for unitholders to successfully challenge a resolution of a conflict of interest by Managing Partner or by its conflicts committee.

        Our limited partnership agreement contains provisions that require holders of our common units to waive or consent to conduct by our Managing Partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our limited partnership agreement provides that when our Managing Partner is acting in its individual capacity, as opposed to in its capacity as our Managing Partner, it may act without any fiduciary obligations to holders of our common units, whatsoever. When our Managing Partner, in its capacity as our general partner, or our conflicts committee is permitted to or required to make a decision in its "sole discretion" or "discretion" or that it deems "necessary or appropriate" or "necessary or advisable," then our Managing Partner or the conflicts committee will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any holder of our common units and will not be subject to any different standards imposed by our limited partnership agreement, the Delaware Revised Uniform Limited Partnership Act, which is referred to as the Delaware Limited Partnership Act, or under any other law, rule or regulation or in equity.

        The above modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and holders of our common units will only have recourse and be able to seek remedies against our Managing Partner if our Managing Partner breaches its obligations pursuant to our limited partnership agreement. Unless our Managing Partner breaches its obligations pursuant to our limited partnership agreement, we and holders of our common units will not have any recourse against our Managing Partner even if our Managing Partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our limited partnership agreement, our limited partnership agreement provides that our Managing Partner and its officers and directors will not be liable to us or holders of our common units, for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our Managing Partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These provisions are detrimental to the holders of our common units because they restrict the remedies available to unitholders for actions that without such limitations might constitute breaches of duty including fiduciary duties.

        Whenever a potential conflict of interest exists between us and our Managing Partner, our Managing Partner may resolve such conflict of interest. If our Managing Partner determines that its resolution of the conflict of interest is on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is fair and reasonable to us, taking into account the totality of the relationships between us and our Managing Partner, then it will be presumed that in making this determination, our Managing Partner acted in good faith. A holder of our common units seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

        Also, if our Managing Partner obtains the approval of the conflicts committee of our Managing Partner, the resolution will be conclusively deemed to be fair and reasonable to us and not a breach by our Managing Partner of any duties it may owe to us or holders of our common units. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff. If you receive a common unit, you will be treated as having consented to the provisions set forth in our limited partnership agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law. As a result, unitholders will, as a practical matter, not be able to successfully challenge an informed decision by the conflicts committee. See "Conflicts of Interest and Fiduciary Responsibilities."

There may not be an active U.S. market for our common units, which may cause our common units to trade at a discounted price and make it difficult to sell the common units you receive.

        Prior to the U.S. Listing our units were not listed on a U.S. securities exchange. It is possible that an active market for our common units will not develop, which would make it difficult for you to sell your common units at an attractive price or at all. As no current holders of our common units are obligated to sell any units, volume of trading in our common units may be very limited.

The market price and trading volume of our common units may be volatile, which could result in rapid and substantial losses for our common unitholders.

        Even if an active U.S. trading market for our common units develops, the market price of our common units may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common units may fluctuate and cause significant price variations to occur. If the market price of our common units declines significantly, you may be unable to sell your common units at an attractive price, if at all. The market price of our common units may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our common units or result in fluctuations in the price or trading volume of our common units include:

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  variations in our quarterly operating results or distributions, which may be substantial;

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  our policy of taking a long-term perspective on making investment, operational and strategic decisions, which is expected to result in significant and unpredictable variations in our quarterly returns;

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  failure to meet analysts' earnings estimates;

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  publication of research reports about us or the investment management industry or the failure of securities analysts to cover our common units after this offering;

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  additions or departures of our principals and other key management personnel;

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  adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

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  changes in market valuations of similar companies;

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  speculation in the press or investment community;

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  changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters;

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  a lack of liquidity in the trading of our common units;

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  adverse publicity about the asset management industry generally or individual scandals, specifically; and

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  general market and economic conditions.

An investment in our common units is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us.

        This prospectus solely relates to our common units, and is not an offer directly or indirectly of any securities of any of our funds. Our common units are securities of KKR & Co. L.P. only. While our historical consolidated and combined financial information includes financial information, including assets and revenues, of certain funds on a consolidated basis, and our future financial information will continue to consolidate certain of these funds, such assets and revenues are available to the fund and not to us except to a limited extent through management fees, carried interest or other incentive income, distributions and other proceeds arising from agreements with funds, as discussed in more detail in this prospectus.

Our common unit price may decline due to the large number of common units eligible for future sale, for exchange, and issuable pursuant to our equity incentive plan.

        The market price of our common units could decline as a result of sales of a large number of common units in the market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell common units in the future at a time and at a price that we deem appropriate. Following the U.S. Listing, we expect to have 204,902,226 common units outstanding and, assuming completion of the Public Offering at an aggregate offering amount of $500,000,000 and an offering price of $            per common unit, which is the last reported sale price of KKR Guernsey units on Euronext Amsterdam on                        , 2010, we would have                    common units outstanding, in each case excluding common units beneficially owned by KKR Holdings in the form of KKR Group Partnership Units discussed below and common units available for future issuance under the KKR & Co. L.P. Equity Incentive Plan, which we refer to as our Equity Incentive Plan. All of the common units distributed to KKR Guernsey Unitholders in the In-Kind Distribution will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." See "Common Units Eligible for Future Sale." In addition, in connection with the Public Offering, we, KKR Holdings and all of the directors and officers of our Managing Partner will enter into lock-up agreements with the underwriters of the Public Offering and will agree not to dispose of or hedge any of our common units, subject to specified exceptions, for a period of        days following the date of the prospectus used in connection with the Public Offering, except with the prior written consent of certain representatives of the underwriters of the Public Offering. After the expiration of the applicable lock-up period, these common units will be eligible for resale from time to time, subject to certain contractual restrictions and Securities Act limitations. Under certain circumstances, the applicable lock-up period may be extended.

        KKR Holdings owns 478,105,194 KKR Group Partnership Units that may be exchanged, up to four times each year, for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. Except for interests held by our founders and certain interests held by other executives that were vested upon grant, interests in KKR Holdings that are held by our principals are subject to time based vesting over a 5-year period or performance based vesting and, following such vesting, additional restrictions on exchange for a period of one or two years. The common units issued upon such exchanges would be "restricted securities," as defined in Rule 144 under the Securities Act, unless we register such issuances. However, we will enter into a registration rights agreement with KKR Holdings that will require us to register these common units under the Securities Act. The market price of our common units could decline as a result of the exchange or the perception that an exchange may occur of a large number of KKR Group Partnership Units for our common units. These exchanges, or the possibility that these exchanges may occur, also might make it more difficult for holders of our common units to sell our common units in the future at a time and at a price that they deem appropriate.

        As discussed above, we may issue additional common units pursuant to our Equity Incentive Plan. The total number of common units which may initially be issued under our Equity Incentive Plan is equivalent to 15% of the number of fully diluted common units outstanding as of the effective date of the plan. See "Management—KKR & Co. L.P. Equity Incentive Plan." The amount may be increased each year to the extent that we issue additional equity. In addition, our limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of our unitholders, including awards representing our common units under the Equity Incentive Plan. In accordance with the Delaware Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partner interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units.

Risks Related to Our Organizational Structure

Potential conflicts of interest may arise among our Managing Partner, our affiliates and us. Our Managing Partner and our affiliates have limited fiduciary duties to us and the holders of KKR Group Partnership Units, which may permit them to favor their own interests to our detriment and that of the holder of KKR Group Partnership Units.

        Our Managing Partner, which is our general partner, will manage the business and affairs of our business, and will be governed by a board of directors that is co-chaired by our founders, who also serve as our Co-Chief Executive Officers. Conflicts of interest may arise among our Managing Partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our Managing Partner may favor its own interests and the interests of its affiliates over us and our unitholders. These conflicts include, among others, the following:

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  Our Managing Partner determines the amount and timing of the KKR Group Partnership's investments and dispositions, indebtedness, issuances of additional partner interests, tax liabilities and amounts of reserves, each of which can affect the amount of cash that is available for distribution to holders of KKR Group Partnership Units;

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  Our Managing Partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest, which has the effect of limiting its duties, including fiduciary duties, to us. For example, our affiliates that serve as the general partners of our funds have fiduciary and contractual obligations to our fund investors, and such obligations may cause such affiliates to regularly take actions that might adversely affect our near-term results of operations or cash flow. Our Managing Partner will have no obligation to intervene in, or to notify us of, such actions by such affiliates;

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  Because our principals will indirectly hold their KKR Group Partnership Units through entities that are not subject to corporate income taxation and we will hold some of the KKR Group Partnership Units through a wholly owned subsidiary that is taxable as a corporation, conflicts may arise between our principals and us relating to the selection and structuring of investments, declaring distributions and other matters;

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  As discussed above, our Managing Partner has limited its liability and reduced or eliminated its duties, including fiduciary duties, under our partnership agreement, while also restricting the remedies available to holders of KKR Group Partnership Units for actions that, without these limitations, might constitute breaches of duty, including fiduciary duties. In addition, we have agreed to indemnify our Managing Partner and its affiliates to the fullest extent permitted by law, except with respect to conduct involving bad faith, fraud or willful misconduct. By receiving our common units, you will have agreed and consented to the provisions set forth in our partnership agreement, including the provisions regarding conflicts of interest situations that, in the absence of such provisions, might constitute a breach of fiduciary or other duties under applicable law;

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  Our partnership agreement does not restrict our Managing Partner from paying us or our affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such additional contractual arrangements are fair and reasonable to us as determined under our partnership agreement. The conflicts committee will be responsible for, among other things, enforcing our rights and those of our unitholders under certain agreements, against KKR Holdings and certain of its subsidiaries and designees, a general partner or limited partner of KKR Holdings, or a person who holds a partnership or equity interest in the foregoing entities;

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  Our Managing Partner determines how much debt we incur and that decision may adversely affect any credit ratings we receive;

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  Our Managing Partner determines which costs incurred by it and its affiliates are reimbursable by us;

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  Other than as set forth in the confidentiality and restrictive covenant agreements to which our principals are subject, which may not be enforceable by KKR or otherwise waived, modified or amended, affiliates of our Managing Partner and existing and former personnel employed by our Managing Partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us;

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  Our Managing Partner controls the enforcement of obligations owed to the KKR Group Partnerships by us and our affiliates; and

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  Our Managing Partner or our Managing Partner conflicts committee decides whether to retain separate counsel, accountants or others to perform services for us.

        See "Certain Relationships and Related Party Transactions" and "Conflicts of Interest and Fiduciary Responsibilities."

Certain actions by our Managing Partner's board of directors require the approval of the Class A shares of our Managing Partner, all of which are held by our senior principals.

        All of our Managing Partner's outstanding Class A shares are held by our senior principals. Although the affirmative vote of a majority of the directors of our Managing Partner is required for any action to be taken by our Managing Partner's board of directors, certain specified actions approved by our Managing Partner's board of directors will also require the approval of a majority of the Class A shares of our Managing Partner. These actions consist of the following:

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  the entry into a debt financing arrangement by us in an amount in excess of 10% of our existing long-term indebtedness (other than the entry into certain intercompany debt financing arrangements);

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  the issuance by our partnership or our subsidiaries of any securities that would (i) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted, as converted, exchanged or exercised basis, of any class of our or their equity securities or (ii) have designations, preferences, rights, priorities or powers that are more favorable than those of KKR Group Partnership Units;

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  the adoption by us of a shareholder rights plan;

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  the amendment of our limited partnership agreement or the limited partnership agreements of the KKR Group Partnerships;

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  the exchange or disposition of all or substantially all of our assets or the assets of any KKR Group Partnership;

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  the merger, sale or other combination of the partnership or any KKR Group Partnership with or into any other person;

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  the transfer, mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of the KKR Group Partnerships;

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  the appointment or removal of a Chief Executive Officer or a Co-Chief Executive Officer of our Managing Partner or our partnership;

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  the termination of the employment of any of our officers or the officers of any of our subsidiaries or the termination of the association of a partner with any of our subsidiaries, in each case, without cause;

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  the liquidation or dissolution of the partnership, our Managing Partner or any KKR Group Partnership; and

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  the withdrawal, removal or substitution of our Managing Partner as our general partner or any person as the general partner of a KKR Group Partnership, or the transfer of beneficial ownership of all or any part of a general partner interest in our partnership or a KKR Group Partnership to any person other than one of its wholly owned subsidiaries.

Messrs. Kravis and Roberts collectively hold Class A shares representing a majority of the total voting power of the outstanding Class A shares. While neither of them acting alone will be able to control the voting of the Class A shares, they will be able to control the voting of such shares if they act together.

Our common unitholders do not elect our Managing Partner or vote on our Managing Partner's directors and have limited ability to influence decisions regarding our business.

        Our common unitholders do not elect our Managing Partner or its board of directors and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting our business and therefore limited ability to influence decisions regarding our business. Furthermore, if our common unitholders are dissatisfied with the performance of our Managing Partner, they have no ability to remove our Managing Partner, with or without cause.

The control of our Managing Partner may be transferred to a third party without our consent.

        Our Managing Partner may transfer its general partner interest to a third party in a merger or consolidation or in a transfer of all or substantially all of its assets without our consent or the consent of our common unitholders. Furthermore, the members of our Managing Partner may sell or transfer all or part of their limited liability company interests in our Managing Partner without our approval, subject to certain restrictions as described elsewhere in this prospectus. A new general partner may not be willing or able to form new funds and could form funds that have investment objectives and governing terms that differ materially from those of our current funds. A new owner could also have a different investment philosophy, employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities or have a track record that is not as successful as our track record. If any of the foregoing were to occur, we could experience difficulty in making new investments, and the value of our existing investments, our business, our results of operations and our financial condition could materially suffer.

We intend to pay periodic distributions to the holders of our common units, but our ability to do so may be limited by our holding company structure and contractual restrictions.

        We intend to pay cash distributions on a quarterly basis. We are a holding company and will have no material assets other than the KKR Group Partnership Units that we will hold through wholly-owned subsidiaries and will have no independent means of generating income. Accordingly, we intend to cause the KKR Group Partnerships to make distributions on the KKR Group Partnership Units, including KKR Group Partnership Units that we directly or indirectly hold, in order to provide us with sufficient amounts to fund distributions we may declare. If the KKR Group Partnerships make such distributions, other holders of KKR Group Partnership Units, including KKR Holdings, will be entitled to receive equivalent distributions pro rata based on their KKR Group Partnership Units, as described under "Distribution Policy."

        The declaration and payment of any future distributions will be at the sole discretion of our Managing Partner, which may change our distribution policy at any time. Our Managing Partner will take into account general economic and business conditions, our strategic plans and prospects, our business and investment opportunities, our financial condition and operating results, compensation expense, working capital requirements and anticipated cash needs, contractual restrictions and obligations (including payment obligations pursuant to the tax receivable agreement), legal, tax and regulatory restrictions, restrictions or other implications on the payment of distributions by us to the holders of KKR Group Partnership Units or by our subsidiaries to us and such other factors as our Managing Partner may deem relevant. Under the Delaware Limited Partnership Act, we may not make a distribution to a partner if after the distribution all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If we were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to us for the amount of the distribution for three years. Furthermore, by paying cash distributions rather than investing that cash in our businesses, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, new investments or unanticipated capital expenditures, should the need arise.

        Our ability to characterize such distributions as capital gains or qualified dividend income may be limited, and you should expect that some or all of such distributions may be regarded as ordinary income.

We will be required to pay our principals for most of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of the tax basis step-up we receive in connection with subsequent exchanges of our common units and related transactions.

        We and our intermediate holding company may be required to acquire KKR Group Partnership Units from time to time pursuant to our exchange agreement with KKR Holdings. To the extent this occurs, the exchanges are expected to result in an increase in our intermediate holding company's share of the tax basis of the tangible and intangible assets of KKR Management Holdings L.P., primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase (for tax purposes) depreciation and amortization and therefore reduce the amount of income tax our intermediate holding company would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

        We are party to a tax receivable agreement with KKR Holdings requiring our intermediate holding company to pay to KKR Holdings or transferees of its KKR Group Partnership Units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding company actually realizes as a result of this increase in tax basis, as well as 85% of the amount of any such savings the intermediate holding company actually realizes as a result of increases in tax basis that arise due to future payments under the agreement. A termination of the agreement or a change of control could give rise to similar payments based on tax savings that we would be deemed to realize in connection with such events. This payment obligation will be an obligation of our intermediate holding company and not of either KKR Group Partnership. In the event that any of our current or future subsidiaries become taxable as corporations and acquire KKR Group Partnership Units in the future, or if we become taxable as a corporation for U.S. federal income tax purposes, we expect that each such entity will become subject to a tax receivable agreement with substantially similar terms. While the actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our common units at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of our taxable income, we expect that as a result of the size of the increases in the tax basis of the tangible and intangible assets of the KKR Group Partnerships, the payments that we may be required to make to our existing owners will be substantial. The payments under the tax receivable agreement are not conditioned upon our existing owners' continued ownership of us. We may need to incur debt to finance payments under the tax receivable agreement to the extent our cash resources are insufficient to meet our obligations under the tax receivable agreement as a result of timing discrepancies or otherwise. In particular, our intermediate holding company's obligations under the tax receivable agreement would be effectively accelerated in the event of an early termination of the tax receivable agreement by our intermediate holding company or in the event of certain mergers, asset sales and other forms of business combinations or other changes of control. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

        Payments under the tax receivable agreement will be based upon the tax reporting positions that our Managing Partner will determine. We are not aware of any issue that would cause the IRS to challenge a tax basis increase. However, neither KKR Holdings nor its transferees will reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase, or the tax benefits we claim arising from such increase, is successfully challenged by the IRS. As a result, in certain circumstances, payments to KKR Holdings or its transferees under the tax receivable agreement could be in excess of the intermediate holding company's cash tax savings. The intermediate holding company's ability to achieve benefits from any tax basis increase, and the payments to be made under this agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

If we were deemed to be an "investment company" subject to regulation under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

        A person will generally be deemed to be an "investment company" for purposes of the Investment Company Act if:

  •
  it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

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  absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

        We believe that we are engaged primarily in the business of providing asset management services and not in the business of investing, reinvesting or trading in securities. We regard ourselves as an asset management firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are an "orthodox" investment company as defined in Section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above.

        With regard to the provision described in the second bullet point above, we have no material assets other than our equity interest as general partner of one of the KKR Group Partnerships and our equity interest in a wholly owned subsidiary, which in turn has no material assets other than the equity interest as general partner of the other KKR Group Partnership. Through these interests, we will directly or indirectly be the sole general partners of the KKR Group Partnerships and will be vested with all management and control over the KKR Group Partnerships. We do not believe our equity interest in our wholly owned subsidiary or our equity interests directly or through our wholly owned subsidiary in the KKR Group Partnerships are investment securities. Moreover, because we believe that the capital interests of the general partners of our funds in their respective funds are neither securities nor investment securities, we believe that if other exemptions to registration under the Investment Company Act were to cease to apply, then less than 40% of the partnership's total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis would be comprised of assets that could be considered investment securities. In this regard, as a result of the Combination Transaction, we succeeded to a significant number of investment securities previously held by KPE and now held by our KKR Group Partnerships. We monitor these holdings regularly to confirm our continued compliance with the 40% test described in the second bullet point above. The need to comply with this 40% test may cause us to restrict our business and subsidiaries with respect to the assets in which we can invest and/or the types of securities we may issue, sell investment securities, including on unfavorable terms, acquire assets or businesses that could change the nature of our business or potentially take other actions which may be viewed as adverse by the holders of our common units, in order to ensure conformity with exceptions provided by, and rules and regulations promulgated under, the Investment Company Act.

        The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. If anything were to happen which would cause the partnership to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including us) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among the partnership, the KKR Group Partnerships and KKR Holdings, or any combination thereof, and materially adversely affect our business, financial condition and results of operations. In addition, we may be required to limit the amount of investments that we make as a principal, potentially divest assets acquired in the Combination Transaction or otherwise conduct our business in a manner that does not subject it to the registration and other requirements of the Investment Company Act.

We are a Delaware limited partnership, and there are certain provisions in our limited partnership agreement regarding exculpation and indemnification of our officers and directors that differ from the Delaware General Corporation Law (DGCL) in a manner that may be less protective of the interests of our common unitholders.

        Our limited partnership agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. However, under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of dividend, or (iv) a transaction from which the director derived an improper personal benefit. In addition, our limited partnership agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent provided by law. However, under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful. Accordingly, our limited partnership agreement may be less protective of the interests of our common unitholders, when compared to the DGCL, insofar as it relates to the exculpation and indemnification of our officers and directors.

Risks Related to U.S. Taxation

If we were treated as a corporation for U.S. federal income tax or state tax purposes, then our distributions to you would be substantially reduced and the value of our common units could be adversely affected.

        The value of your investment in us depends in part on our being treated as a partnership for U.S. federal income tax purposes, which requires that 90% or more of our gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Internal Revenue Code, and that our partnership not be registered under the Investment Company Act. Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We may not meet these requirements or current law may change so as to cause, in either event, us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to U.S. federal income tax. We have not requested, and do not plan to request, a ruling from the IRS, on this or any other matter affecting us.

        If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal, state and local income tax on our taxable income at the applicable tax rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would otherwise flow through to you. Because a tax would be imposed upon us as a corporation, our distributions to you would be substantially reduced which could cause a reduction in the value of our common units.

        Current law may change, causing us to be treated as a corporation for U.S. federal or state income tax purposes or otherwise subjecting us to entity level taxation. See "Risks Related to Our Business—Legislation has been introduced in the U.S. Congress in various forms that, if enacted, (i) could preclude us from qualifying as a partnership and/or (ii) could tax carried interest as ordinary income for U.S. federal income tax purposes and require us to hold carried interest through taxable subsidiary corporations. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the market price of our common units." Because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, our distributions to you would be reduced.

You will be subject to U.S. federal income tax on your share of our taxable income, regardless of whether you receive any cash distributions, and may recognize income in excess of cash distributions.

        As long as 90% of our gross income for each taxable year constitutes qualifying income as defined in Section 7704 of the Internal Revenue Code and we are not required to register as an investment company under the Investment Company Act on a continuing basis, and assuming there is no change in law, we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. As a result, a U.S. unitholder will be subject to U.S. federal, state, local and possibly, in some cases, foreign income taxation on its allocable share of our items of income, gain, loss, deduction and credit (including its allocable share of those items of any entity in which we invest that is treated as a partnership or is otherwise subject to tax on a flow through basis) for each of our taxable years ending with or within the unitholder's taxable year, regardless of whether or when such unitholder receives cash distributions. See "Risks Related to Our Business—Legislation has been introduced in the U.S. Congress in various forms that, if enacted, (i) could preclude us from qualifying as a partnership and/or (ii) could tax carried interest as ordinary income for U.S. federal income tax purposes and require us to hold carried interest through taxable subsidiary corporations. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the market price of our common units."

        You may not receive cash distributions equal to your allocable share of our net taxable income or even the tax liability that results from that income. In addition, certain of our holdings, including holdings, if any, in a controlled foreign corporation, or a CFC, a passive foreign investment company, or a PFIC, or entities treated as partnerships for U.S. federal income tax purposes, may produce taxable income prior to the receipt of cash relating to such income, and holders of our common units that are U.S. taxpayers may be required to take such income into account in determining their taxable income. In the event of an inadvertent termination of the partnership status for which the IRS has granted limited relief, each holder of our common units may be obligated to make such adjustments as the IRS may require to maintain our status as a partnership. Such adjustments may require the holders of our common units to recognize additional amounts in income during the years in which they hold such units. In addition, because of our methods of allocating income and gain among holders of our common units, you may be taxed on amounts that accrued economically before you became a unitholder. Consequently, you may recognize taxable income without receiving any cash.

        Although we expect that distributions we make should be sufficient to cover a holder's tax liability in any given year that is attributable to its investment in us, no assurances can be made that this will be the case. We will be under no obligation to make any such distribution and, in certain circumstances, may not be able to make any distributions or will only be able to make distributions in amounts less than a holder's tax liability attributable to its investment in us. Accordingly, each holder should ensure that it has sufficient cash flow from other sources to pay all tax liabilities.

Our interests in certain of our businesses will be held through an intermediate holding company, which will be treated as a corporation for U.S. federal income tax purposes; such corporation will be liable for significant taxes and may create other adverse tax consequences, which could potentially adversely affect the value of our common units.

        In light of the publicly traded partnership rules under U.S. federal income tax laws and other requirements, we will hold our interest in certain of our businesses through an intermediate holding company, which will be treated as a corporation for U.S. federal income tax purposes. This intermediate holding company will be liable for U.S. federal income taxes on all of its taxable income and applicable state, local and other taxes. These taxes would reduce the amount of distributions available to be made on our common units. In addition, these taxes could be increased if the IRS were to successfully reallocate deductions or income of the related entities conducting our business.

Complying with certain tax-related requirements may cause us to invest through foreign or domestic corporations subject to corporate income tax or enter into acquisitions, borrowings, financings or arrangements we may not have otherwise entered into.

        In order for us to be treated as a partnership for U.S. federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation, we must meet the qualifying income exception discussed above on a continuing basis and we must not be required to register as an investment company under the Investment Company Act. In order to effect such treatment, we or our subsidiaries may be required to invest through foreign or domestic corporations subject to corporate income tax, or enter into acquisitions, borrowings, financings or other transactions we may not have otherwise entered into.

We may hold or acquire certain investments through an entity classified as a PFIC or CFC for U.S. federal income tax purposes.

        Certain of our investments may be in foreign corporations or may be acquired through a foreign subsidiary that would be classified as a corporation for U.S. federal income tax purposes. Such an entity may be PFIC for U.S. federal income tax purposes. In addition, we may hold certain investments in foreign corporations that are treated as CFCs. Unitholders may experience adverse U.S. tax consequences as a result of holding an indirect interest in a PFIC or CFC. These investments may produce taxable income prior to the receipt of cash relating to such income, and unitholders that are U.S. taxpayers will be required to take such income into account in determining their taxable income. In addition, gain on the sale of a PFIC or CFC may be taxable at ordinary income rates. See "Material U.S. Federal Income Tax Considerations—U.S. Taxes—Consequences to U.S. Holders of Common Units—Passive Foreign Investment Companies" and "Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders of Common Units—Controlled Foreign Corporations."

Tax gain or loss on disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your adjusted tax basis allocated to those common units. Prior distributions to you in excess of the total net taxable income allocated to you will have decreased the tax basis in your common units. Therefore, such excess distributions will increase your taxable gain, or decrease your taxable loss, when the common units are sold and may result in a taxable gain even if the sale price is less than the original cost. A portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Unitholders may be allocated taxable gain on the disposition of certain assets, even if they did not share in the economic appreciation inherent in such assets.

        We and our intermediate holding company will be allocated taxable gains and losses recognized by the KKR Group Partnerships based upon our percentage ownership in each KKR Group Partnership. Our share of such taxable gains and losses generally will be allocated pro rata to our unitholders. In some circumstances, under the U.S. federal income tax rules affecting partners and partnerships, the taxable gain or loss allocated to a unitholder may not correspond to that unitholder's share of the economic appreciation or depreciation in the particular asset. This is primarily an issue of the timing of the payment of tax, rather than a net increase in tax liability, because the gain or loss allocation would generally be expected to be offset as a unitholder sold units.

Non-U.S. persons face unique U.S. tax issues from owning our common units that may result in adverse tax consequences to them.

        We may be, or may become, engaged in a U.S. trade or business for U.S. federal income tax purposes, including by reason of investments in U.S. real property holding corporations, in which case some portion of its income would be treated as effectively connected income with respect to non-U.S. holders, or ECI. To the extent our income is treated as ECI, non-U.S. unitholders generally would be subject to withholding tax on their allocable share of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable share of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). Non-U.S. unitholders that are corporations may also be subject to a 30% branch profits tax on their actual or deemed distributions of such income. In addition, distributions to non-U.S. unitholders that are attributable to the sale of a U.S. real property interest may also be subject to 30% withholding tax. Also, non-U.S. unitholders may be subject to 30% withholding on allocations of our income that are U.S. source fixed or determinable annual or periodic income under the Internal Revenue Code, unless an exemption from or a reduced rate of such withholding applies and certain tax status information is provided.

Tax-exempt entities face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Generally, a tax-exempt partner of a partnership would be treated as earning unrelated business taxable income, or UBTI, if the partnership regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner, if the partnership derives income from debt-financed property or if the partner interest itself is debt-financed. As a result of incurring acquisition indebtedness we will derive income that constitutes UBTI. Consequently, a holder of common units that is a tax-exempt organization will likely be subject to unrelated business income tax to the extent that its allocable share of our income consists of UBTI. In addition, a tax-exempt investor may be subject to unrelated business income tax on a sale of their common units.

We cannot match transferors and transferees of common units, and we will therefore adopt certain income tax accounting conventions that may not conform with all aspects of applicable tax requirements. The IRS may challenge this treatment, which could adversely affect the value of our common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders' tax returns.

        In addition, our taxable income and losses will be determined and apportioned among investors using conventions we regard as consistent with applicable law. As a result, if you transfer your common units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by us prior to the date of the transferee's acquisition of our common units. A transferee may also bear the cost of withholding tax imposed with respect to income allocated to a transferor through a reduction in the cash distributed to the transferee.

The sale or exchange of 50% or more of our capital and profit interests will result in the termination of our partnership for U.S. federal income tax purposes.

        We will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of our partnership would, among other things, result in the closing of our taxable year for all unitholders. See "Material U.S. Federal Tax Considerations" for a description of the consequences of our termination for U.S. federal income tax purposes.

Holders of our common units may be subject to state and local taxes and return filing requirements as a result of owning such units.

        In addition to U.S. federal income taxes, holders of our common units may be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if the holders of our common units do not reside in any of those jurisdictions. Holders of our common units may be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, holders of our common units may be subject to penalties for failure to comply with those requirements. It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of owning our units.

We do not expect to be able to furnish to each unitholder specific tax information within 90 days after the close of each calendar year, which means that holders of common units who are U.S. taxpayers should anticipate the need to file annually a request for an extension of the due date of their income tax return.

        As a publicly traded partnership, our operating results, including distributions of income, dividends, gains, losses or deductions, and adjustments to carrying basis, will be reported on Schedule K-1 and distributed to each unitholder annually. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for the unitholders. For this reason, holders of common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. See "Material U.S. Federal Tax Considerations—U.S. Taxes—Administrative Matters—Information Returns."

DISTRIBUTION POLICY

        We intend to make quarterly cash distributions to holders of our common units in amounts that in the aggregate are expected to constitute substantially all of the cash earnings of our asset management business each year in excess of amounts determined by our Managing Partner to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and our investment funds and to comply with applicable law and any of our debt instruments or other agreements. For the purposes of our distribution policy, our cash earnings from our asset management business is expected to consist of (i) our fee related earnings net of taxes and certain other adjustments and (ii) carry distributions received from our investment funds and certain of our other investment vehicles that have not been allocated as part of our carry pool. We do not intend to distribute gains on principal investments, other than, potentially, certain tax distributions as discussed below.

        Our distribution policy reflects our belief that distributing substantially all of the cash earnings of our asset management business will provide transparency for holders of our common units and impose on us an investment discipline with respect to the businesses and strategies that we pursue.

        Because we make our investment in our business through a holding company structure and the applicable holding companies do not own any material cash-generating assets other than their direct and indirect holdings in KKR Group Partnership Units, distributions are expected to be funded in the following manner:

  •
  First, the KKR Group Partnerships will make distributions to holders of KKR Group Partnership Units, including the holding companies through which we invest, in proportion to their percentage interests in the KKR Group Partnerships;

  •
  Second, the holding companies through which we invest will distribute to us the amount of any distributions that they receive from the KKR Group Partnerships, after deducting any applicable taxes, and

  •
  Third, we will distribute to holders of our units the amount of any distributions that we receive from our holding companies through which we invest.

        The partnership agreements of the KKR Group Partnerships provide for cash distributions, which are referred to as tax distributions, to the partners of such partnerships if our Managing Partner determines that the taxable income of the relevant partnership will give rise to taxable income for its partners. We expect that the KKR Group Partnerships will make tax distributions only to the extent distributions from such partnerships for the relevant year were otherwise insufficient to cover such tax liabilities. Generally, these tax distributions are expected to be computed based on an estimate of the net taxable income of the relevant partnership allocable to a partner multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income). A portion of any such tax distributions received by us, net of amounts used by our subsidiaries to pay their tax liability, is expected to be distributed by us. Such amounts are generally expected to be sufficient to permit U.S. holders of KKR Group Partnership Units to fund their estimated U.S. tax obligations (including any federal, state and local income taxes) with respect to their distributive shares of net income or gain, after taking into account any withholding tax imposed on us. There can be no assurance that, for any particular unitholder, such distributions will be sufficient to pay the unitholder's actual U.S. or non-U.S. tax liability.

        The actual amount and timing of distributions are subject to the sole discretion of the board of directors of our Managing Partner, and there can be no assurance that distributions will be made as intended or at all. In particular, the amount and timing of distributions will depend upon a number of factors, including, among others, our available cash and current and anticipated cash needs, including funding of investment commitments and debt service and future debt repayment obligations; general economic and business conditions; our strategic plans and prospects; our results of operations and financial condition; our capital requirements; legal, contractual and regulatory restrictions on the payment of distributions by us or our subsidiaries, including restrictions contained in our debt agreements, and such other factors as the board of directors of our Managing Partner considers relevant. We are not currently restricted by any contract from making distributions to our unitholders, although certain of our subsidiaries are bound by credit agreements that contain certain restricted payment and/or other covenants, which may have the effect of limiting the amount of distributions that we receive from our subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity—Sources of Cash". In addition, under Section 17-607 of the Delaware Limited Partnership Act, we will not be permitted to make a distribution if, after giving effect to the distribution, our liabilities would exceed the fair value of our assets.

        Prior to the Transactions, we made cash distributions to our principals when we received significant distributions from our funds. In addition, we made cash distributions to our senior principals annually in connection with the income received by our management companies. These distributions were not made pursuant to any agreement. Prior to the Transactions, for the fiscal years ended December 31, 2008 and 2009, we made cash distributions of $250.4 million and $211.1 million, respectively, to our principals.

 CAPITALIZATION

        The following table presents our consolidated cash and cash equivalents and capitalization as of March 31, 2010. You should read this information together with the information included elsewhere in this prospectus, including the information set forth under "Organizational Structure," "Unaudited Pro Forma Financial Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying financial statements and related notes thereto.

March 31, 2010
($ in thousands)
Cash and Cash Equivalents	$603,938
Cash and Cash Equivalents Held at Consolidated Entities	398,925
Restricted Cash and Cash Equivalents	41,405

Total Cash, Cash Equivalents and Restricted Cash	$1,044,268

Debt Obligations	$1,327,006

Noncontrolling Interests in Consolidated Entities	$25,913,969

Noncontrolling Interests Attributable to KKR Holdings	3,562,099

Group Holdings Partners' Capital	1,104,724
Accumulated Other Comprehensive Income	906

Total Group Holdings Partners' Capital(1)	$1,105,630

Total Capitalization	$31,908,704

(1)
Total Group Holdings partners' capital reflects only the portion of equity attributable to Group Holdings (reflecting KKR Guernsey's 30% interest in our Combined Business) and differs from partners' capital reported on a segment basis primarily as a result of the exclusion of the following items from our segment presentation: (i) the impact of income taxes; (ii) charges relating to the amortization of intangible assets; (iii) non-cash equity based charges; and (iv) allocations of equity to KKR Holdings. For a reconciliation to the $4,733.2 million of partners' capital reported on a segment basis, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Partners' Capital." KKR Holdings' 70% interest in our Combined Business is reflected as noncontrolling interests held by KKR Holdings and is not included in total Group Holdings partners' capital.

 THE U.S. LISTING

        On August 4, 2009, we announced that the conditions precedent to the Combination Transaction had been deemed satisfied and entered an investment agreement among us and certain of our affiliates, on the one hand, and KKR Guernsey and certain of its affiliates, on the other hand. Pursuant to the investment agreement, we delivered a notice to KKR Guernsey on February 24, 2010 electing to seek a U.S. Listing and subsequently prepared and filed a registration statement with the SEC relating to the proposed U.S. Listing and concurrent In-Kind Distribution of our common units to holders of KKR Guernsey units. The investment agreement requires us and KKR Guernsey to use our reasonable best efforts to have the registration statement declared effective and complete the U.S. Listing and matters ancillary thereto in the manner contemplated by the investment agreement, provided that neither of us will be required to take any action that would reasonably be expected to have a material adverse effect on our business.

        The investment agreement contemplates, among other things, that KKR Guernsey will contribute its interests in our Combined Business to us in exchange for our common units and distribute those common units to holders of KKR Guernsey units pursuant to the In-Kind Distribution. The interests in our Combined Business that are currently held by KKR Guernsey consist of partner interests in Group Holdings, which owns 30% of the KKR Group Partnership Units that are currently outstanding. Upon the contribution of those partner interests to us, we will hold KKR Group Partnership Units representing a 30% interest in the Combined Business. The remaining KKR Group Partnership Units will continue to be held by our principals through KKR Holdings. KKR Group Partnership Units that are held by KKR Holdings are exchangeable for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions.

In-Kind Distribution

        As soon as practicable following the date on which the registration statement of which this prospectus forms a part is declared effective and our common units have been approved for listing and trading on the New York Stock Exchange, subject in each case to applicable laws, rules and regulations, KKR Guernsey units will cease trading at the close of trading at 5:30 p.m. (Amsterdam time) on a date to be publicly announced by KKR Guernsey, which we refer to as the final trade date, on Euronext Amsterdam. At such time, one common unit will be automatically distributed for one KKR Guernsey unit; the KKR Guernsey units will be canceled; and KKR Guernsey will be dissolved. KKR Guernsey will be delisted from Euronext Amsterdam on the trading day immediately following the final trade date. Our common units will commence trading at 9:30 a.m. (New York City time) on the trading day immediately following the final trade date. Trades in KKR Guernsey units that have not settled by the final trade date will be settled by the applicable clearing houses on a one-for-one basis into our new common units. Trading in KKR Guernsey units is not expected to be halted by Euronext Amsterdam until the close of trading on the final trade date.

        You should note that holders of KKR Guernsey units will receive our common units in the In-Kind Distribution only if they hold KKR Guernsey units when the U.S. Listing becomes effective. If you have sold your KKR Guernsey units at or prior to the distribution but your transaction has not been settled at or prior to such distribution, your transaction will be required to be settled in our common units. Because the assets of KKR Guernsey consist solely of its interests in our Combined Business, the In-Kind Distribution will result in the dissolution of KKR Guernsey and a delisting of its units from Euronext Amsterdam. To preserve a trading market for interests in our Combined Business, the In-Kind Distribution is conditioned upon our common units being approved for listing on the New York Stock Exchange subject to official notice of issuance.

Material U.S. Federal Income Tax Consequences of the Distribution

        The U.S. Listing and In-Kind Distribution will not result in the recognition of gain or loss by U.S. unitholders. See "Material U.S. Federal Tax Considerations" in this prospectus for further details regarding the U.S. federal income tax consequences of the U.S. Listing and In-Kind Distribution.

Listing and Trading of our Common Units

        We are seeking to list our common units on the New York Stock Exchange under the symbol "KKR." Our common units are not currently listed or traded on a national securities exchange in the United States and we cannot provide any assurance to you as to the trading price they will have after the U.S. Listing. The trading price of our common units may fluctuate significantly following the U.S. Listing. See "Risk Factors—Risks Related to the U.S. Listing and to Our Common Units." Common units distributed to holders of KKR Guernsey units will be freely transferable.

Conditions to the U.S. Listing and In-Kind Distribution

        Under the investment agreement, each party's obligation to consummate the U.S. Listing is subject to the satisfaction or waiver of each of the following conditions:

  •
  the common units to be issued to KKR Guernsey and distributed in the In-Kind Distribution shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance;

  •
  the registration statement relating to the common units to be issued to KKR Guernsey and distributed in the In-Kind Distribution shall have become effective under the Securities Act and/or Exchange Act, provided (i) there is not any requirement that we or any of our affiliates become subject to regulation under the Investment Company Act and (ii) no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for a similar purpose shall have been initiated or threatened by the SEC;

  •
  no order, injunction, judgment, award or decree issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the U.S. Listing and/or the In-Kind Distribution to the KKR Guernsey unitholders shall be in effect;

  •
  KKR Guernsey shall have contributed its interests in the Combined Business to us in exchange for our common units; and

  •
  KKR Guernsey shall have received a customary comfort letter and negative assurance letter relating to information contained in the registration statement relating to the common units to be issued to KKR Guernsey and distributed in the In-Kind Distribution.

KKR Guernsey Units

        Pursuant to the In-Kind Distribution, KKR Guernsey unitholders will receive one of our common units for each KKR Guernsey unit they own. Upon completion of the In-Kind Distribution, KKR Guernsey will be dissolved and delisted from Euronext Amsterdam and all KKR Guernsey units will be cancelled.

  Trading Price

        The table below shows the closing prices of KKR Guernsey units on Euronext Amsterdam at the close of the regular trading session on (i) July 17, 2009, the last trading day before our public announcement of the Combination Transaction, (ii) October 1, 2009, the date of the completion of the

Combination Transaction, and (iii) June 2, 2010, the most recent trading day for which closing prices were available.

Date	KKR Guernsey Closing Price
July 17, 2009	$5.38
October 1, 2009	$9.43
June 2, 2010	$9.81

        The table below shows the historical high and low intraday sale prices of KKR Guernsey units as reported on Euronext Amsterdam.

	KKR Guernsey Units ($)
Calendar Quarter	High	Low
2007
First Quarter	24.95	21.90
Second Quarter	24.60	21.90
Third Quarter	22.89	18.16
Fourth Quarter	20.15	17.04
2008
First Quarter	18.40	11.45
Second Quarter	15.51	12.11
Third Quarter	15.33	8.85
Fourth Quarter	9.80	2.00
2009
First Quarter	3.85	1.93
Second Quarter	6.20	2.66
Third Quarter	9.46	5.10
Fourth Quarter	10.20	8.16
2010
First Quarter	11.97	8.48
Second Quarter (through June 2, 2010)	12.70	8.83

  Distribution History

        On May 13, 2010, a distribution of $0.08 per KKR Guernsey unit, subject to applicable withholding taxes, was declared to KKR Guernsey unitholders of record as of the close of business on May 27, 2010. The $0.08 per KKR Guernsey unit, subject to applicable withholding taxes, will be paid on or about June 10, 2010.

        On February 24, 2010, a distribution of $0.08 per KKR Guernsey unit, subject to applicable withholding taxes, was declared to KKR Guernsey unitholders of record as of the close of business on March 11, 2010. The $0.08 per KKR Guernsey unit, subject to applicable withholding taxes, was paid to KKR Guernsey unitholders on or about March 25, 2010. On August 10, 2007, a distribution of $0.24 per unit was declared to KPE unitholders of record as of the close of business on August 31, 2007. The $0.24 per unit distribution was paid to unitholders on or about September 17, 2007. On November 15, 2006, a distribution of $0.19 per unit was declared to KPE unitholders of record immediately prior to the opening of business in Amsterdam on December 1, 2006. The $0.19 per unit distribution was paid to unitholders on or about December 15, 2006.

  Holders

        We estimate that as of December 31, 2009, there were approximately 2,000 holders of KKR Guernsey units. Because the laws and regulations applicable to KKR Guernsey do not require KKR Guernsey holders to file regulatory disclosure reports regarding their beneficial ownership of KKR Guernsey units, we are unable to determine with reasonable certainty which holders currently beneficially own more than five percent of its units.

        As of March 31, 2010, our principals held approximately 1.4% of KKR Guernsey's outstanding units through two affiliated holding vehicles. In addition, as of such date an investment fund managed by us held approximately 2.3% of KKR Guernsey's outstanding units. No other director of KKR Guernsey beneficially owns any KKR Guernsey units. Upon completion of the U.S. Listing, these vehicles and funds will receive our common units in exchange for the KKR Guernsey units they hold on the same terms as the other KKR Guernsey unitholders.

ORGANIZATIONAL STRUCTURE

Ownership and Organizational Structure Before the U.S. Listing

        The following diagram illustrates our current ownership and organizational structure and does not give effect to the U.S. Listing and In-Kind Distribution. See page 66 for a diagram illustrating the ownership and organizational structure that we will have upon the completion of the U.S. Listing and In-Kind Distribution.

Notes:

(1)
KKR Management LLC serves as the ultimate general partner of KKR Group Holdings L.P. As a result, it indirectly controls the Combined Business. KKR Management LLC does not hold any economic interests in KKR Group Holdings L.P.

(2)
KKR & Co. (Guernsey) L.P. is the current listing vehicle for the Combined Business. KKR Guernsey owns 100% of the limited partnership interests of KKR Group Holdings L.P., which holds 204,902,226 KKR Group Partnership Units, representing a 30% interest in our Combined Business.

(3)
KKR Group Holdings L.P. is a holding vehicle for the KKR Group Partnership Units before and after the U.S. Listing and In-Kind Distribution. KKR Group Holdings L.P. is a disregarded entity for U.S. federal income tax purposes.

(4)
KKR Guernsey unitholders hold the KKR Group Partnership Units in KKR Management Holdings L.P. through KKR Management Holdings Corp., which is subject to taxation as a corporation for U.S. federal income tax purposes. Accordingly, our allocable share of the taxable income of KKR Management Holdings L.P. is subject to taxation at a corporate rate. Except for KKR Management Holdings Corp. and certain of our foreign subsidiaries that are taxable as corporations for U.S. federal income tax purposes, all of our subsidiaries are treated as partnerships or disregarded entities for U.S. federal income tax purposes.

(5)
KKR Holdings is the holding vehicle through which our principals indirectly own their interest in the Combined Business. It is treated as a partnership for U.S. federal income tax purposes. KKR Holdings holds 478,105,194 KKR Group Partnership Units, representing a 70% interest in our Combined Business. KKR Group Partnership Units that are held by KKR Holdings are exchangeable for KKR Guernsey common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions. As limited partner interests, these KKR Group Partnership Units are non-voting and do not entitle KKR Holdings to participate in the management of our business and affairs.

(6)
Carry pool allocations represent allocations of a portion of the carried interest earned in relation to our investment funds and carry paying co-investment vehicles to our principals, other professionals and selected other individuals who work in these operations. No carried interest has been allocated with respect to co-investments and privately negotiated investments acquired from KPE in the Combination Transaction.

(7)
Our Combined Business includes (i) all of our fee-generating management companies and capital markets companies, (ii) all of the entities that are entitled to receive carried interest from investment funds and co-investment vehicles formed subsequent to the 1996 Fund and (iii) the net assets acquired from KPE in the Combination Transaction. For additional information concerning the interests in KKR that are owned by the KKR Group Partnerships or held by minority investors, see "—Components of our Business Owned by the KKR Group Partnerships."

Ownership and Organizational Structure Upon Completion of the U.S. Listing and In-Kind Distribution

        The following diagram illustrates the ownership and organizational structure that we will have upon the completion of the U.S. Listing and In-Kind Distribution. The diagram reflects the contribution by KKR Guernsey of its interests in our Combined Business to our partnership in exchange for our common units, and our partnership becoming the entity through which public unitholders own a 30% economic interest in our Combined Business.

Notes:

(1)
KKR Management LLC serves as the general partner of KKR & Co. L.P. As a result, it indirectly controls the Combined Business. KKR Management LLC does not hold any economic interests in KKR & Co. L.P.

(2)
KKR & Co. L.P. serves as the holding company and listing vehicle for the Combined Business. Upon completion of the U.S. Listing and In-Kind Distribution, public unitholders will hold 204,902,226 of our common units, representing a 30% interest in our Combined Business.

(3)
Upon completion of the U.S. Listing and In-Kind Distribution, KKR Holdings will hold special voting units in our partnership that will entitle it to cast, with respect to those limited matters that may be submitted to a vote of our unitholders, a number of votes equal to the number of KKR Group Partnership Units that it holds from time to time. See also Note 5 below.

(4)
Because the income of KKR Management Holdings L.P. is likely to be primarily non-qualifying income for purposes of the qualifying income exception to the publicly traded partnership rules, we formed KKR Management Holdings Corp., which is subject to taxation as a corporation for U.S. federal income tax purposes to hold our KKR Group Partnership Units in KKR Management Holdings L.P. Accordingly, our allocable share of the taxable income of KKR Management Holdings L.P. will be subject to taxation at a corporate rate. KKR Management Holdings L.P., which is treated as a partnership for U.S. federal income tax purposes, was formed to hold interests in our fee generating businesses and other assets that may not generate qualifying income for purposes of the qualifying income exception to the publicly traded partnership rules. KKR Fund Holdings L.P., which is also treated as a partnership for U.S. federal income tax purposes, was formed to hold interests in our businesses and assets that will generate qualifying income for purposes of the qualifying income exception to the publicly traded partnership rules. A portion of the assets held by KKR Fund Holdings L.P. and certain other assets that may generate qualifying income are also owned by KKR Management Holdings L.P. Except for KKR Management Holdings Corp. and certain of our foreign subsidiaries that are taxable as corporations for U.S. federal income tax purposes, all of our subsidiaries are treated as partnerships or disregarded entities for U.S. federal income tax purposes.

(5)
KKR Holdings is the holding vehicle through which our principals indirectly own their interest in the Combined Business. It is treated as a partnership for U.S. federal income tax purposes. KKR Holdings holds 478,105,194 KKR Group Partnership Units, representing a 70% interest in our Combined Business. KKR Group Partnership Units that are held by KKR Holdings are exchangeable for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions. As limited partner interests, these KKR Group Partnership Units are non-voting and do not entitle to KKR Holdings to participate in the management of our business and affairs.

(6)
Carry pool allocations represent allocations of a portion of the carried interest earned in relation to our investment funds and carry paying co-investment vehicles to our principals, other professionals and selected other individuals who work in these operations. No carried interest has been allocated with respect to co-investments and privately negotiated investments acquired from KPE in the Combination Transaction.

(7)
Our Combined Business includes (i) all of our fee-generating management companies and capital markets companies, (ii) all of the entities that are entitled to receive carried interest from investment funds and co-investment vehicles formed subsequent to the 1996 Fund and (iii) the net assets acquired from KPE in the Combination Transaction. For additional information concerning the interests in KKR that are owned by the KKR Group Partnerships or held by minority investors, see "—Components of our Business Owned by the KKR Group Partnerships."

Our Combined Business

        On October 1, 2009, we completed the Transactions pursuant to which we reorganized our asset management business into a holding company structure and acquired all of the assets and liabilities of KKR Guernsey. We refer to our business that resulted from the Transactions as our Combined Business.

Reorganization Transactions

        The reorganization of our asset management business into a holding company structure involved a contribution of equity interests in our business that were held by our principals to the KKR Group Partnerships in exchange for newly issued KKR Group Partnership Units that are held by KKR

Holdings. The KKR Group Partnership Units received by KKR Holdings represent a 70% interest in our Combined Business. Our principals did not receive any cash in connection with their contribution of equity interests to the KKR Group Partnerships.

        Prior to the reorganization, our business was conducted through a number of entities that included our management companies and capital markets companies, the general partners of certain of our funds and the consolidated subsidiaries of the foregoing. In order to facilitate the Combination Transaction and the U.S. Listing we reorganized these entities into an integrated structure pursuant to which KKR Guernsey unitholders and our principals hold interests in our business.

Combination Transaction

        Concurrently with the Reorganization Transactions, we completed our acquisition of the assets and liabilities of KKR Guernsey in the Combination Transaction. Pursuant to the Combination Transaction, KKR Guernsey contributed all of its assets and liabilities to the KKR Group Partnerships in exchange for newly issued KKR Group Partnership Units that are held by KKR Guernsey through Group Holdings. These KKR Group Partnership Units represent a 30% interest in our Combined Business. Upon completion of the Combination Transaction, KKR Guernsey changed its name from KKR Private Equity Investors, L.P. to KKR & Co. (Guernsey) L.P. and, effective on October 2, 2009, changed the ticker symbol for its units on Euronext Amsterdam from "KPE" to "KKR."

        Prior to the Transactions, KKR Guernsey focused primarily on making private equity investments in our portfolio companies and funds with the flexibility to make other types of investments, including in fixed income and public equity. It made all of its investments through a lower-tier partnership, which we refer to as the KPE Investment Partnership, of which KKR Guernsey was the sole limited partner. Prior to the Transactions, KKR Guernsey's only material assets were its interests in the KPE Investment Partnership, which held partner interests in a number of our private equity funds, co-investments in portfolio companies, negotiated equity investments, cash, cash equivalents and other assets. In connection with the Transactions, KKR Guernsey contributed its limited partnership interests in the KPE Investment Partnership, cash and other net liabilities to the KKR Group Partnerships in exchange for newly issued KKR Group Partnership Units. The assets we acquired from KKR Guernsey provide us with capital to further grow and expand our business, increase our participation in our existing portfolio of businesses and further align our interests with those of our investors and other stakeholders. The Combination Transaction also provides a means to enhance access to capital markets and create a new currency to incentivize our professionals and fund potential acquisitions and growth opportunities.

        The Combination Transaction did not involve the payment of any cash consideration or involve an offering of any newly issued securities to the public, and KKR Guernsey unitholders' continued to hold KKR Guernsey units. Until the U.S. Listing and In-Kind Distribution, KKR Guernsey units will remain subject to the same restrictions on ownership and transfers that applied prior to the completion of the Combination Transaction.

U.S. Listing and In-Kind Distribution

        On February 24, 2010, we delivered to KKR Guernsey a notice of our intention to exercise a right to seek to have our common units listed and traded on the New York Stock Exchange and to have KKR Guernsey make an In-Kind Distribution of our common units to holders of KKR Guernsey units upon completion of the U.S. Listing. Our election to seek a U.S. Listing was made pursuant to an investment agreement among us and certain of our affiliates, on the one hand, and KKR Guernsey and certain of its affiliates, on the other hand. The investment agreement contemplates, among other things, that KKR Guernsey will contribute its interests in our Combined Business to us in exchange for our common units and distribute those common units to holders of KKR Guernsey units pursuant to the In-Kind Distribution.

        If the U.S. Listing and In-Kind Distribution occur, holders of KKR Guernsey units will receive one of our common units for each KKR Guernsey unit. Because the assets of KKR Guernsey consist solely of its interests in our business, the In-Kind Distribution will result in the dissolution of KKR Guernsey and a delisting of its units from Euronext Amsterdam. To preserve a trading market for interests in our business, the In-Kind Distribution will be conditioned upon our common units being approved for listing on the New York Stock Exchange subject to official notice of issuance.

Our Managing Partner

        As is commonly the case with limited partnerships, our limited partnership agreement provides for the management of our business and affairs by a general partner rather than a board of directors. Our Managing Partner serves as the ultimate general partner of us and the KKR Group Partnerships. Our Managing Partner has a board of directors that is co-chaired by our founders Henry Kravis and George Roberts, who also serve as our Co-Chief Executive Officers and, in such positions, are authorized to appoint other officers of our Managing Partner.

        You will not hold securities of our Managing Partner and will not be entitled to vote in the election of its directors or other matters affecting its governance. Only those persons holding Class A shares in our Managing Partner will be entitled to vote in the election or removal of its directors, on proposed amendments to its charter documents or on other matters that require approval of its equity holders. Our senior principals hold all such interests. See "Management—Our Managing Partner."

Group Holdings

        Group Holdings is the entity through which KKR Guernsey owns KKR Group Partnership Units representing a 30% economic interest in our Combined Business. KKR Guernsey's interest in Group Holdings consists of a limited partner interest that is non-voting. We hold a non-economic general partner interest in Group Holdings and, through such interest, exercise control over the KKR Group Partnerships and the Combined Business. Our Managing Partner controls us and exercises this control. In connection with the U.S. Listing and In-Kind Distribution, we will acquire all of KKR Guernsey's interests in Group Holdings and, as result of such acquisition, both control the KKR Group Partnerships and hold KKR Group Partnership Units representing a 30% economic interest in the Combined Business.

KKR Group Partnerships

        Each KKR Group Partnership has an identical number of partner interests and, when held together, one Class A partner interest in each of the KKR Group Partnerships together represents one KKR Group Partnership Unit. Upon completion of the U.S. Listing and In-Kind Distribution, we will hold KKR Group Partnership Units representing a 30% economic interest in the Combined Business and our principals will hold KKR Group Partnership Units representing a 70% economic interest in the Combined Business. KKR Group Partnership Units that are held by KKR Holdings are exchangeable for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions.

Components of Our Business Owned by the KKR Group Partnerships

        Following the completion of the Transactions, except for interests described below, the KKR Group Partnerships own:

  •
  all of the controlling and economic interests in our fee-generating management companies and capital markets companies, which allows our unitholders to share ratably in the management, monitoring, transaction and other fees earned from all of our funds, managed accounts, portfolio companies, capital markets transactions, specialty finance company, structured finance vehicles and other investment products;

  •
  controlling and economic interests in the general partners of our funds and the entities that are entitled to receive carry from our co-investment vehicles, which allows our unitholders to share in our carried interest, as well as any returns on investments made by or on behalf of the general partners of our funds on or after October 1, 2009, the date of the completion of the Combination Transaction; and

  •
  all of the controlling and economic interests in our principal assets, including the assets formerly owned by KPE, which allows us to share ratably in the returns that our principal assets generate.

        With respect to our active and future funds and vehicles that provide for carried interest, we intend to continue to allocate to our principals, other professionals and selected other individuals who work in these operations a portion of the carried interest earned in relation to these funds as part of our carry pool. We expect to allocate approximately 40% of the carry we receive from these funds and vehicles to our carry pool, although this percentage may fluctuate over time. Allocations to the carry pool may not exceed 40% without the approval of a majority of the independent directors of our Managing Partner.

        Certain minority investors retain additional interests in our business and such interests were not acquired by the KKR Group Partnerships in the Transactions:

  •
  controlling and economic interests in the general partners of the 1996 Fund, which interests were not contributed to the KKR Group Partnerships due to the fact that the general partners are not expected to receive meaningful carried interest proceeds from further realizations;

  •
  noncontrolling economic interests that allocate to a former principal and such person's designees an aggregate of 1% of the carried interest received by general partners of our funds and 1% of our other profits until a future date;

  •
  noncontrolling economic interests that allocate to certain of our former principals and their designees a portion of the carried interest received by the general partners of our private equity funds that was allocated to them with respect to private equity investments made during such former principals' previous tenure with our firm;

  •
  noncontrolling economic interests that allocate to certain of our current and former principals all of the capital invested by or on behalf of the general partners of our private equity funds before the completion of the Transactions on October 1, 2009 and any returns thereon as well as any realized carried interest distributions that had actually been received but not distributed by the general partners prior to the Transactions; and

  •
  a noncontrolling economic interest that allocates to a third party an aggregate of 2% of the equity in our capital markets business.

        The interests described in the immediately preceding bullets (other than interests in the general partners of the 1996 Fund) are referred to as the Retained Interests. The Retained Interests are reflected in our financial statements as noncontrolling interests even though these interests are not part of the Combined Business. Except for the Retained Interest in our capital markets business, these interests generally are expected to run-off over time, thereby increasing the interests of the KKR Group Partnerships in the entities that comprise our business.

KKR Holdings

        Our principals hold interests in our business through KKR Holdings, which owns all of the outstanding KKR Group Partnership Units that are not allocable to KKR Guernsey. These individuals receive financial benefits from our business in the form of distributions and other amounts funded by KKR Holdings and through their direct and indirect participation in the value of KKR Group Partnership Units held by KKR Holdings.

        Amounts funded by KKR Holdings include annual cash bonuses that are paid to certain of our most senior employees as well as equity and equity based grants that were made to our principals and other employees in connection with the Transactions. Because these amounts are funded by KKR Holdings, we do not bear the economic costs associated with them, although we are required to record certain non-cash charges in our financial statements relating to these items.

        The interests that these individuals hold in KKR Holdings are subject to transfer restrictions and, except for interests held by our founders and certain interests that were vested when granted, time and/or performance based vesting requirements. The transfer restriction period lasts for a minimum of (i) one year with respect to one-half of the interests vesting on a vesting date and (ii) two years with respect to the other one-half of the interests vesting on such vesting date. While employed by our firm, our personnel are also subject to minimum retained ownership rules that require them to continuously hold at least 25% of their cumulatively vested interests.

        Interests that time vest will vest in installments over a 5 year period from the grant date. Interests that are subject to performance based criteria may be subject to additional time based vesting requirements that begin when performance criteria have been met. Vesting of certain transfer restricted interests will be subject to the holder not being terminated for cause and complying with the terms of his or her confidentiality and restrictive covenant agreement during the transfer restrictions period. See "Certain Related Party Transactions—Confidentiality and Restrictive Covenant Agreements." The transfer and vesting restrictions applicable to these interests may not be enforceable in all cases and can be waived, modified or amended by KKR Holdings at any time without the consent of KKR.

Equity Incentive Plan

        In connection with the U.S. Listing, we intend to adopt our Equity Incentive Plan for our employees, directors, officers, consultants and senior advisors. The plan will contain customary terms for equity incentive plans for U.S. publicly traded asset managers and will allow for the issuance of various forms of awards, including restricted equity awards, unit appreciation rights, options and other equity based awards. The plan will be administered by the board of directors of our Managing Partner. See "Management—KKR & Co. L.P. Equity Incentive Plan."

Exchange Agreement

        We are a party to an exchange agreement with KKR Holdings pursuant to which KKR Holdings and certain of the transferees of its KKR Group Partnership Units may, up to four times each year, exchange KKR Group Partnership Units held by them (together with corresponding special voting units in our partnership) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. At the election of our partnership and KKR Management Holdings Corp., as the general partners of the KKR Group Partnerships, the KKR Group Partnerships may settle exchanges of KKR Group Partnership Units with cash in an amount equal to the fair market value of the common units that would otherwise be deliverable in such exchanges. If an election is made to settle an exchange of KKR Group Partnership Units with cash, the net assets of the KKR Group Partnerships will decrease and the KKR Group Partnerships will cancel the KKR Group Partnership Units that are acquired in the exchange, which will result in a corresponding reduction in the number of fully diluted common units and special voting units that we have outstanding following the exchange. As a result of the cancellation of the KKR Group Partnership Units that are acquired in the exchange, our percentage ownership of the KKR Group Partnerships will increase and KKR Holdings' percentage ownership will decrease.

Tax Receivable Agreement

        The acquisition by our intermediate holding company, KKR Management Holdings Corp., of KKR Group Partnership Units from KKR Holdings or transferees pursuant to the exchange agreement is expected to result in an increase in our intermediate holding company's share of the tax basis of the tangible and intangible assets of KKR Management Holdings L.P., primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase depreciation and amortization deductions for U.S. federal tax purposes and therefore reduce the amount of tax that we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

        We are a party to a tax receivable agreement with KKR Holdings requiring our intermediate holding company to pay to KKR Holdings or transferees of its KKR Group Partnership Units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding company actually realizes as a result of this increase in tax basis as well as 85% of the amount of any such savings the intermediate holding company actually realizes as a result of increases in tax basis that arise due to future payments under the agreement. A termination of the agreement or a change of control could give rise to similar payments based on tax savings that we would be deemed to realize in connection with such events. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, neither KKR Holdings nor its transferees will reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase, or the benefits of such increases, were successfully challenged by the IRS. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement." In the event that other of our current or future subsidiaries become taxable as corporations and acquire KKR Group Partnership Units in the future, or if we become taxable as a corporation for U.S. federal income tax purposes, each will become subject to a tax receivable agreement with substantially similar terms.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma statements of operations for the year ended December 31, 2009 and for the three months ended March 31, 2010 gives effect to the Transactions and certain other arrangements entered into in connection with the Transactions as if the Transactions and such arrangements had been completed as of January 1, 2009. Because the Transactions and related arrangements were completed on October 1, 2009, their impact is fully reflected in our statement of financial condition as of March 31, 2010. Accordingly, we have not included a pro forma statement of financial condition.

        The unaudited pro forma statement of operations is based on the historical consolidated and combined financial statements included elsewhere in this prospectus. The pro forma adjustments are described in the accompanying notes and are based on available information and assumptions that management believes are reasonable in order to reflect, on a pro forma basis, the impact of the Transactions and related arrangements described above on our historical financial information.

        You should read this information in conjunction with "Organizational Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

Consolidation

        Our consolidated and combined financial statements include the accounts of our management and capital markets companies, the general partners of our investment funds and carry-yielding co-investment vehicles and a number of investment funds that we are required to consolidate in our financial statements in accordance with GAAP. We refer to these consolidated funds as "the KKR Funds." Prior to the Transactions, the KKR Funds include the 1996 Fund, the European Fund, the Millennium Fund, the European Fund II, the 2006 Fund, the Asian Fund, the European Fund III, E2 Investors and the KPE Investment Partnership. Following the completion of the Transactions, we continue to consolidate most of the KKR Funds and reflect interests in those entities that are held by third party investors as noncontrolling interests in consolidated entities. Interests in the KPE Investment Partnership that were previously owned by KKR Guernsey and reflected as noncontrolling interests in consolidated entities are now included in partners' capital as a result of our acquisition of those assets.

Reorganization Transactions

        On October 1, 2009, we completed the Reorganization Transactions pursuant to which we reorganized our asset management business into a holding company structure as part of our acquisition of all of the assets and liabilities of KKR Guernsey. The reorganization of our asset management business into a holding company structure involved a contribution to the KKR Group Partnerships of equity interests in our business that were held by our principals in exchange for newly issued KKR Group Partnership Units that are held by KKR Holdings. The KKR Group Partnership Units received by KKR Holdings represent a 70% interest in our Combined Business. Our principals did not receive any cash in connection with their contribution of equity interests to the KKR Group Partnerships.

Other Adjustments

        In connection with the Reorganization Transactions, we also recorded certain other adjustments relating to:

  •
  the compensation and equity ownership of our principals, and certain operating consultants and other personnel, who hold interests in KKR Holdings that are subject to vesting and may receive distributions or payments that are borne by KKR Holdings;

  •
  the allocation of carried interest to our principals, other professionals and selected other individuals as part of our carry pool; and

  •
  the retention by our principals of responsibility for clawback obligations relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million.

        We have made adjustments relating to these arrangements in the following unaudited pro forma financial information to the extent that information relating to such matters is currently available and objectively determinable as if such arrangements had been completed as of January 1, 2009.

Combination Transaction

        Concurrently with the Reorganization Transactions, we completed our acquisition of the assets and liabilities of KKR Guernsey in the Combination Transaction. Pursuant to the Combination Transaction, KKR Guernsey contributed all of its assets and liabilities to the KKR Group Partnerships in exchange for newly issued KKR Group Partnership Units that are held by KKR Guernsey through KKR Group Holdings. These KKR Group Partnership Units represent a 30% interest in our Combined Business.

In-Kind Distribution

        Upon listing our units on the New York Stock Exchange and pursuant to the In-Kind Distribution, each KKR Guernsey unitholder will receive one of our common units for each KKR Guernsey unit when the U.S. Listing becomes effective. Because the assets of KKR Guernsey consist solely of its interests in our business, the In-Kind Distribution will result in the dissolution of KKR Guernsey and a delisting of its units from Euronext Amsterdam. There will be no accounting consequences for this In-Kind Distribution and therefore no pro forma adjustment has been made.

Public Company Expenses

        Following the U.S. Listing, we will incur costs associated with being a U.S. publicly traded company. Such costs will include new or increased expenses for such items as insurance, directors' fees, accounting work, legal advice and compliance with applicable U.S. regulatory and stock exchange requirements, including costs associated with compliance with the Sarbanes-Oxley Act and periodic or current reporting obligations under the Exchange Act. No pro forma adjustments have been made to reflect such costs due to the fact that they currently are not objectively determinable.

KKR Group Holdings L.P.

Unaudited Pro Forma Consolidated and Combined Statement of Operations

For the Year Ended December 31, 2009

(Amounts in thousands, except per unit data)

	Historical	Reorganization Adjustments		Other Adjustments		Adjustments for Combination Transaction		Allocation to KKR Holdings		Pro Forma
Revenues
Fees	$331,271	$3,106	(b)	$—		$—		$—		$334,377

Expenses
Employee Compensation and Benefits	838,072	—		276,363	(c)(e)(f)(g)(h)	—		—		1,114,435
Occupancy and Related Charges	38,013	—		—		—		—		38,013
General, Administrative and Other	264,396	(222	)(b)	(33,344)	(d)(e)(i)	—		—		230,830
Fund Expenses	55,229	—		1,154	(e)	—		—		56,383

Total Expenses	1,195,710	(222)		244,173		—		—		1,439,661
Investment Income (Loss)
Net Gains (Losses) from Investment Activities	7,505,005	(251,701	)(b)	(100,260	)(j)	—		—		7,153,044
Dividend Income	186,324	(17,851	)(b)	—		—		—		168,473
Interest Income	142,117	(3,043	)(b)	—		—		—		139,074
Interest Expense	(79,638)	—		—		—		—		(79,638)

Total Investment Income (Loss)	7,753,808	(272,595)		(100,260)		—		—		7,380,953
Income (Loss) Before Taxes	6,889,369	(269,267)		(344,433)		—		—		6,275,669

Income Taxes	36,998	—		46,466	(k)					83,464
Net Income (Loss)	6,852,371	(269,267)		(390,899)		—				6,192,205
Less: Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Entities	6,119,382	(42,158	)(a)(b)			(882,138	)(l)	—		5,195,086
Less: Net Income (Loss) Attributable to Noncontrolling Interests held by KKR Holdings L.P.	(116,696)	—		—		—		868,900	(m)	752,204

Net Income (Loss) Attributable to KKR Group Holdings L.P.	$849,685	$(227,109)		$(390,899)		$882,138		$(868,900)		$244,915

Net Income Per Common Unit
Basic										$1.20	(n)
Diluted										$1.20	(n)
Weighted Average Common Units
Basic										204,902,226	(n)
Diluted										204,902,226	(n)

KKR Group Holdings L.P.

Unaudited Pro Forma Consolidated and Combined Statement of Operations

For the Three Months Ended March 31, 2010

(Amounts in thousands, except per unit data)

	Historical	Other Adjustment and Allocation to KKR Holdings		Pro Forma
Revenues
Fees	$106,031	—		$106,031

Expenses
Employee Compensation and Benefits	365,531	4,184	(h)	369,715
Occupancy and Related Charges	9,685	—		9,685
General, Administrative and Other	77,724	—		77,724
Fund Expenses	10,368	—		10,368

Total Expenses	463,308	4,184		467,492
Investment Income (Loss)
Net Gains (Losses) from Investment Activities	2,286,553	—		2,286,553
Dividend Income	442,907	—		442,907
Interest Income	48,303	—		48,303
Interest Expense	(13,827)	—		(13,827)

Total Investment Income (Loss)	2,763,936	—		2,763,936
Income (Loss) Before Taxes	2,406,659	(4,184)		2,402,475

Income Taxes	13,452			13,452
Net Income (Loss)	2,393,207	(4,184)		2,389,023
Less: Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Entities	1,987,130	—		1,987,130
Less: Net Income (Loss) Attributable to noncontrolling interests held by KKR Holdings L.P.	292,241	(2,929	)(m)	289,312

Net Income (Loss) Attributable to KKR Group Holdings L.P.	113,836	(1,255)		112,581

Net Loss Per Common Unit
Basic				$0.55	(n)
Diluted				$0.55	(n)
Weighted Average Common Units
Basic				204,902,226
Diluted				204,902,226

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(All Dollars in Thousands)

Reorganization Adjustments

        The Reorganization Adjustments give effect to the elimination of the controlling and economic interests in the general partners of the 1996 Fund and the elimination of the financial results of the following "Retained Interests:"

  (i)
  economic interests that allocate to a former principal and such person's designees an aggregate of 1% of the carried interest received by the general partners of our private equity funds and 1% of our other profits (losses);

  (ii)
  economic interests that allocate to certain of our former principals and their designees a portion of the carried interest received by the general partners of our private equity funds that was allocated to them with respect to private equity investments made during such former principals' previous tenure with us; and

  (iii)
  economic interests that allocate to certain of our current and former principals all of the capital invested by or on behalf of the general partners of our private equity funds before the completion of the Transactions and any returns thereon.

(a)
The elimination of the financial results of these Retained Interests increased net income (loss) attributable to noncontrolling interests in consolidated entities by $8,012, $65,484, and $86,451, respectively. Because capital investments made by or on behalf of the general partners of our private equity funds following the completion of the Reorganization Transactions are held by the KKR Group Partnerships, no pro forma adjustments have been made to the pro forma statement of operations to exclude the financial results of any capital investments made on or after January 1, 2009.

(b)
Reflects the elimination of the financial results of the general partners of the 1996 Fund, because the KKR Group Partnerships did not acquire an interest in those general partners in connection with the Reorganization Transactions. Those general partners are entitled to carried interests that allocate to them a percentage of the net profits generated on the fund's investments, subject to certain requirements. The funds also pay management fees to us in exchange for management and other services.

The elimination of the financial results of the general partners of the 1996 Fund resulted in (i) the recognition of $3,106 of fees from management fees paid by the 1996 Fund that had been eliminated in consolidation as an inter-company transaction, (ii) elimination of $222 of expenses, (iii) elimination of $251,701 of net gains (losses) from investment activities (iv) elimination of $17,851 of dividend income, (v) elimination of $3,043 of interest income and (vi) elimination of $202,105 of net income attributable to noncontrolling interests in consolidated entities, because those items are no longer reflected in our consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Reorganization Adjustments (Continued)

        The following table illustrates the line items in the statement of operations affected by the exclusion of the 1996 Fund:

For the Year ended December 31, 2009
Fees	$3,106
General, Administrative and Other	(222)
Net Gains (Losses) from Investment Activities	(251,701)
Dividend Income	(17,851)
Interest Income	(3,043)
Net Income (Loss) Attributable to noncontrolling interests in consolidated entities	(202,105)

Net Income (Loss) Attributable to Group Holdings	$(67,162)

Other Adjustments

Equity-based Payments

        In connection with the Transactions, our principals and certain operating consultants received interests in KKR Holdings, which owns KKR Group Partnership Units representing a 70% interest in our Combined Business. These interests are subject to minimum retained ownership requirements and transfer restrictions, and allow for the ability to exchange into units of KKR & Co. L.P. on a one-for-one basis.

        Except for any interests in KKR Holdings that vested on the date of grant, units are subject to service based vesting over a five year period. Compensation expense on these units is recorded over the requisite service period.

        The transfer restriction period will last for a minimum of (i) one year with respect to one-half of the interests vesting on any vesting date and (ii) two years with respect to the other one-half of the interests vesting on such vesting date.

        The fair value of KKR Holdings units granted is based on the closing price of KKR Guernsey's common units on the date of grant for principal awards and on the reporting date for operating consultant awards. This was determined to be the best evidence of fair value as a KKR Guernsey unit is traded on an active market and has an observable market price. Additionally, a KKR Holdings unit is an instrument with terms and conditions similar to those of a KKR Guernsey unit. Specifically, units in both KKR Holdings and KKR Guernsey represent ownership interests in KKR Group Partnership Units and, subject to the vesting and transfer restrictions referenced above, each KKR Holdings unit is exchangeable into a KKR Group Partnership Unit on a one-for-one basis.

        All of the 478,105,194 KKR Holdings units have been legally allocated, but the allocation of 35,926,629 of these units has not been communicated to each respective principal as of March 31, 2010. The units whose allocation has not been communicated are subject to performance based vesting conditions, which include profitability and other similar criteria. The allocation of these units has not yet been communicated to the award recipients as this was management's decision on how to best incentivize its employees. The Company applied the guidance of ASC 718 and concluded that these KKR Holdings units do not yet meet the criteria for recognition of compensation cost because neither

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Other Adjustments (Continued)

the grant date nor the service inception date have occurred. As a result, no adjustment has been made to the pro forma financial information related to these units.

(c)
KKR Holdings Principal Units—406,489,829 units were granted to KKR Holdings principals. Of these, 256,915,430 units vested immediately upon grant. All of the units granted to Henry Kravis and George Roberts were vested immediately upon grant and are included in this vested number. The remaining unvested units cliff vest beginning in 2010 in installments over five years from the grant date as follows:

Vesting Date	Units
April 1, 2010	6,436,125
October 1, 2010	32,896,768
April 1, 2011	3,387,926
October 1, 2011	27,155,830
April 1, 2012	179,123
October 1, 2012	26,597,337
October 1, 2013	26,460,645
October 1, 2014	26,460,645

Total	149,574,399

  Interests in KKR Holdings received by principals give rise to periodic employee compensation charges in our statement of operations based on the grant-date fair value of $9.35 per unit. For interests that vested on the grant date, compensation expense is recognized on the date of grant based on the fair value of a unit (determined using the closing price of KKR Guernsey units) on the grant date multiplied by the number of vested interests.

  Compensation expense recognized on unvested interests in KKR Holdings is calculated based on the fair value of a unit (determined using the latest available closing price of KKR Guernsey units) at the time of grant, which is generally the closing price of the unit on the previous day, discounted for the lack of participation rights in the expected distributions on unvested interests, which ranges from 1% to 32%, multiplied by the number of unvested interests on the grant date. The weighted average grant date fair value of unvested units on date of grant was $7.87. Additionally, the calculation of compensation expense on unvested interests assumes a forfeiture rate of up to 3% annually based upon expected turnover by employee class.

  In conjunction with the Transactions, certain principals received vested units in excess of the fair value of their contributed ownership interests in our historical business. To the extent the fair value of vested units received in the Transactions exceeded the fair value of such principals' contributed interests, a non-recurring grant date compensation charge was recorded in our historical statements of operations.

  In our historical financial statements, employee compensation and benefits expense related to the vesting of units issued to KKR Holdings principals totaled $451,740. Of this amount, $274,795 of compensation expense related to 256,915,430 units that vested immediately upon grant. In addition, $176,945 of compensation expense was recorded in the fourth quarter related to the vesting of units on a graded basis over the requisite service period. The first tranche of units subject to a

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Other Adjustments (Continued)

  service condition for which expense has been recognized will cliff vest during 2010 and therefore no additional units were considered vested as of December 31, 2009.

  Total pro forma employee compensation and benefits expense for units issued to KKR Holdings principals was calculated based on the number of units that would have vested on a graded basis during the year ended December 31, 2009, excluding non-recurring grant date compensation charges. Total pro forma employee compensation and benefits expense recorded in the pro forma statement of operations was $642,151 and on a pro forma basis, 39,332,893 units would have cliff vested during the year ended December 31, 2009.

  The net pro forma adjustment to employee compensation and benefits relating to KKR Holdings principal units was $190,411, comprised of the inclusion of $465,206 of service period vesting charges and the exclusion of $274,795 of non-recurring grant date vesting charges.

(d)
KKR Holdings Operating Consultant Units—27,234,069 units were granted to KKR Holdings operating consultants. Of these, 8,935,867 vested immediately upon grant. The remaining units cliff vest beginning in 2010 in installments over five years from the grant date as follows:

Vesting Date	Units
April 1, 2010	1,006,106
October 1, 2010	4,054,720
April 1, 2011	903,856
October 1, 2011	3,160,580
April 1, 2012	13,549
October 1, 2012	3,062,163
October 1, 2013	3,048,614
October 1, 2014	3,048,614

Total	18,298,202

  Interests in KKR Holdings granted to operating consultants give rise to periodic general, administrative and other charges in our statement of operations. For interests that vested on the grant date, expense is recognized on the date of grant based on the fair value of a unit (determined using the closing price of KKR Guernsey units) on the grant date multiplied by the number of vested interests.

  General, administrative and other expense recognized on unvested units is calculated based on the fair value of an interest in KKR Holdings (determined using the latest available closing price of KKR Guernsey's units, which is generally the closing price of the unit on the previous day) on each reporting date and subsequently adjusted for the actual fair value of the award at each vesting date. Accordingly, the measured value of these interests will not be finalized until each vesting date. Additionally, the calculation of the compensation expense assumes a forfeiture rate of up to 3% annually based upon expected turnover by class of operating consultant.

  In conjunction with the Transactions, certain operating consultants received vested units in excess of the fair value of their contributed ownership interests in our historical business. To the extent the fair value of vested units received in the Transactions exceeded the fair value of such consultants contributed interests, a non-recurring grant date vesting charge was recorded in our historical statements of operations.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Other Adjustments (Continued)

  In our historical financial statements, general, administrative and other expense related to the vesting of units issued to KKR Holdings operating consultants totaled $80,975. Of this amount, $59,471 related to 8,935,867 units that vested immediately upon grant. In addition, $21,504 of general administrative and other was recorded in the fourth quarter ended December 31, 2009 related to the vesting of units on a graded basis over the requisite service period. The first tranche of units subject to a service condition for which expense has been recognized will cliff vest during 2010 and therefore no additional units were considered vested as of December 31, 2009.

  Total pro forma general, administrative and other expense for units issued to KKR Holdings operating consultants was calculated based on the number of units that would have vested on a graded basis during the year ended December 31, 2009, excluding non-recurring grant date charges. Total pro forma general, administrative and other expense for units issued to KKR Holdings operating consultants recorded in the pro forma statement of operations was $77,981 based on a unit price of $8.50. On a pro forma basis, 5,060,826 units would have cliff vested during the year ended December 31, 2009. On a pro forma basis, had the unit price at the reporting date been higher or lower by 10%, the total expense for the year would have been $85,779 or $70,182, respectively.

  The net pro forma adjustment to general, administrative and other expense relating to KKR Holdings Operating Consultant Units was $(2,994) comprised of the inclusion of $56,477 of service period vesting charges and the exclusion of $59,471 of non-recurring grant date vesting charges.

(e)
Profit Sharing Charges—We have implemented profit sharing arrangements for our principals and certain operating consultants working in our businesses and across our different operations that are designed to appropriately align performance and compensation. Subsequent to the Transactions, with respect to our active and future funds and vehicles that provide for carried interest, we will allocate to our principals, and certain operating consultants a portion of the carried interest earned in relation to these funds as part of our carry pool. As it relates to the profit sharing arrangement with our employees, these amounts are accounted for as compensatory in conjunction with the related carried interest income and recorded as compensation expense. As it relates to the profit sharing arrangement with certain operating consultants, these amounts are accounted for in the same manner, but classified as general administrative and other expense.

Allocations to our carry pool represent 40% of carried interest earned in funds eligible to receive carry distributions. No accrued liabilities for carry pool allocations are made in funds that are in either a clawback position or a net loss sharing position. As our funds become eligible to receive carry distributions, amounts allocable to our carry pool are recorded in our statement of operations as employee compensation and benefits expense for amounts allocable to our principals and as general, administrative and other expense for amounts allocable to our operating consultants. All amounts allocable to our carry pool are recorded as accrued liabilities on our statement of financial condition. As allocations to our carry pool are distributed, accrued liabilities are reduced for the amount distributed. If this profit sharing arrangement had been implemented on January 1, 2009, total amounts allocable to our carry pool would have been $25,715 on January 1, 2009. In addition, total amounts allocable to our carry pool were $130,247 and $166,370 as of September 30, 2009 and December 31, 2009, respectively. Allocations to our carry pool totaling $777 were distributed during the year ended December 31, 2009 and are included in the total expense associated with this arrangement.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Other Adjustments (Continued)

  In our historical financial statements, we recorded charges associated with allocations to our carry pool totaling $163,097 and $4,050 for our principals and operating consultants, respectively, which consists of the following; (i) charges totaling $127,071 and $3,176 to establish the opening liability associated with the implementation of this profit sharing arrangement for our principals and operating consultants, respectively; and (ii) periodic charges for the period from October 1, 2009 to December 31, 2009 totaling $36,026 and $874 for our principals and operating consultants, respectively.

  On a pro forma basis, the total expense associated with this profit sharing arrangement totaled $163,097 and $4,050 and were recorded to employee compensation and benefits and general administrative and other, respectively. The pro-forma expense was equal to the historical expense as there were no distributions of carry pool allocations prior to October 1, 2009. Accordingly, no pro-forma adjustment was necessary for this profit sharing arrangement.

  In addition, we have historically allocated a percentage of carry to a profit sharing plan for our other employees and advisors. These charges have historically been borne by us and have been recorded in employee compensation and benefits for amounts due to employees and general administrative and other expense or fund expenses for amounts due to advisors. Subsequent to the Transactions, the costs associated with this plan will be borne pro-rata by the respective parties receiving the carried interest. As such, a non-recurring benefit related to the pro rata share of the liability not borne by us was recorded in the corresponding line items in the statement of financial condition and statement of operations.

  The net pro forma adjustment related to this profit sharing plan was (i) a charge of $4,269 to employee compensation and benefits expense; (ii) a charge of $608 to general, administrative and other expense; and (iii) a charge of $1,154 to fund expense.

(f)
Discretionary compensation and discretionary allocations—Prior to the Transactions, payments made to our senior principals included distributions which were accounted for as capital distributions. In addition, certain other principals received bonuses which were paid by us and accounted for as employee compensation and benefits expense totaling $20,016 in our historical financial statements.

Subsequent to the completion of the Transactions, our senior principals and certain other principals who hold interests in KKR Holdings are expected to be allocated, on a discretionary basis, distributions received on unvested KKR Holdings units. These discretionary amounts are expected to be made annually and result in principals receiving amounts in excess of their vested equity interests.

Even though these amounts are borne only by KKR Holdings, any amounts in excess of a principal's vested equity interests are reflected as employee compensation and benefits expense due to the fact that unvested interests do not carry distribution participation rights.

Total pro forma employee compensation and benefits expense related to the discretionary allocation to KKR Holdings principals recorded in the pro forma statement of operations was $85,010. This pro forma distribution amount was determined utilizing a distribution calculation for the year ended December 31, 2009, consistent with the distribution calculation for the three months ended December 31, 2009; however, the calculation used for pro forma purposes may not be indicative of how distributions will actually be calculated in the future. See "Distribution

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Other Adjustments (Continued)

  Policy." The amounts recognized in expense for the discretionary allocation are equal to the amount of the distribution that would have been allocable to KKR Holdings, less any distributions that would have been paid on vested KKR Holdings units as of the date of the distribution. See "Distribution Policy."

  The following table illustrates our distribution calculation for the year ended December 31, 2009 on a pro forma basis:

Pro Forma Fee Related Earnings	$247,417
Less: Pro Forma Noncontrolling Interests	(2,691)
Pro Forma Realized Cash Carry	1,166
Less: Pro Forma local and Foreign Taxes	(6,006)

Pro Forma Gross Distributable Earnings	239,886
KKR Holdings Allocation (70%)	70%

Pro Forma Net Cash Available for Distributions to KKR Holdings	167,920
Less: Pro Forma Vested Distributions	82,910

Pro Forma Discretionary Allocations	$85,010

  Amounts for the three months ended December 31, 2009 are included in the historical financial statements for the year ended December 31, 2009 and totaled $28,530.

  A net pro forma adjustment of $36,464 was made to reflect charges associated with discretionary compensation and allocations which would previously have been accounted for as capital distributions for the year ended December 31, 2009.

(g)
Other compensation adjustments—Historically, our employee compensation and benefits expense consisted of base salaries and bonuses paid to employees who were not our senior principals. Following the completion of the Transactions, all of our senior principals and other employees receive a base salary that is paid by us and accounted for as employee compensation and benefits expense. An adjustment to include base salaries that would have been paid by us to our senior principals in the amount of $7,266 was recorded in the pro forma financial information for the year ended December 31, 2009. Our employees are also eligible to receive discretionary cash bonuses based on performance criteria, our overall profitability and other matters.

(h)
KKR Holdings Restricted Equity Units—In connection with the Transactions, 8,559,679 restricted equity units were granted by KKR Holdings to our employees and advisors. Subsequent to the transaction 80,000 additional units were granted through March 31, 2010. The vesting of these equity units occurs in installments over three to five years from the date of grant and is contingent on our common units becoming listed and traded on the New York Stock Exchange or another U.S. exchange. As of December 31, 2009, this contingency had not occurred and accordingly, no compensation expense was recorded in our historical financial statements.

Had the contingency been satisfied as of January 1, 2009, the vesting of restricted equity units would have given rise to periodic employee compensation charges in the statement of operations. The pro forma adjustment related to the vesting of restricted equity units allocated to employees was accounted for as an equity award, assumes a year of vesting on a graded basis and assumes a 3% annual forfeiture rate. Further, the fair value of a restricted equity unit was determined to be

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Other Adjustments (Continued)

  $9.35, based on the value of a KKR Guernsey common unit on the grant date. No other discounts have been utilized in determining the fair value of a restricted unit as all vested and unvested units are distribution participating. This adjustment amounted to $37,953 and $4,184 for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively.

(i)
During the year ended December 31, 2009 we incurred $34,846 in expenses in connection with the Transactions, which are included in our historical financial statements. We have excluded this charge from our pro forma financial statements as it is not recurring in nature. In addition, we included general, administrative and other expenses incurred by KKR Guernsey in the amount of $3,888.

  The following table summarizes the effects of the other pro forma adjustments described in notes (c)—(i) above on employee compensation and benefits expense, general, administrative and other expense, and fund expense in the statement of operations for the year ended December 31, 2009:

Employee Compensation and Benefits Adjustments
(c) Net impact of vesting of employee units in KKR Holdings	$190,411
(e) Net impact of profit sharing adjustments	4,269
(f) Discretionary compensation and discretionary allocation of distributions on Group Partnership Units received by KKR Holdings	36,464
(g) Inclusion of senior principals' salaries	7,266
(h) Non-cash charges related to vesting of restricted equity units	37,953

Total pro forma adjustment to employee compensation and benefits expense	$276,363

General Administrative and Other Adjustments
(d) Net impact of vesting of operating consultant units in KKR Holdings	$(2,994)
(e) Net impact of profit sharing adjustments	608
(i) Addition of KKR Guernsey expenses	3,888
(i) Exclusion of non-recurring costs relating to the Transactions	(34,846)

Total pro forma adjustment to general administrative and other expense	$(33,344)

Fund Expenses Adjustments
(e) Net impact of profit sharing adjustments	$1,154

(j)
Contingent Repayment Guarantees—The instruments governing our private equity funds generally include a "clawback" provision that, if triggered, may give rise to a contingent obligation of the general partners to return or contribute amounts to the fund for distribution to the limited partners at the end of the life of the fund. Under a "clawback" provision, upon the liquidation of a fund, the general partner is required to return, on an after-tax basis, previously distributed carry to the extent that, due to the diminished performance of later investments, the aggregate amount of carry distributions received by the general partner during the term of the fund exceeds the amount to which the general partner was ultimately entitled. Changes in the underlying value of the KKR Funds impact the clawback amounts due.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Other Adjustments (Continued)

  Prior to the Transactions, certain of our principals who received carried interest distributions with respect to our private equity funds had personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of certain private equity funds to repay amounts to fund limited partners pursuant to the general partners' clawback obligations. The terms of the Transactions require that KKR principals remain individually responsible for any clawback obligations relating to carry distributions received by them prior to the Transactions up to a maximum for all such principals of $223.6 million in the aggregate. This obligation of our principals is independent of any interest in KKR Holdings and is independent of any carry pool allocations to which our principals may be entitled.

  Further, this arrangement ensures that equity holders of the KKR Group Partnerships will not be responsible for carried interest paid out to the general partners of certain private equity funds prior to the Transactions up to the maximum of $223.6 million. Any amounts above the maximum would be the responsibility of the equity holders of the KKR Group Partnerships on a pro rata basis.

  To the extent a fund is in a clawback position, the KKR Group Partnerships will record a benefit to reflect the amounts due from our principals related to the clawback up to the maximum. By recording this benefit, the clawback obligation has been reduced to an amount that represents the obligation of the KKR Group Partnerships.

  Generally, amounts owed under this arrangement will fluctuate with changes in the underlying value of our funds and accordingly, fluctuations to amounts owed under this arrangement are recorded through net gains (losses) from investment activities as an offset to movements in the underlying value of our funds. As a result of this arrangement, we have recorded an adjustment of $(100,260) to record these fluctuations in the amounts owed by our principals to the KKR Group Partnerships. This amount represents the change in the contingent repayment guarantee from what would have been recorded on January 1, 2009 on a pro-forma basis compared to what was recorded on September 30, 2009 on a historical basis.

  The following table presents the calculation of the pro forma adjustment for the contingent repayment guarantee:

Contingent Repayment Guarantee—January 1, 2009	$(195,540)
Contingent Repayment Guarantee—September 30, 2009	(95,280)

Pro-Forma adjustment to net gains (losses) from investment activities	$(100,260)

  Amounts for the three months ended December 31, 2009 are included in the historical financial statements for the year ended December 31, 2009 and therefore no adjustment was necessary for this period.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Other Adjustments (Continued)

  The following table presents a rollforward of the contingent repayment guarantee included in our historical financial statements:

Contingent Repayment Guarantee—September 30, 2009	$(95,280)
Adjustment recorded to net gains (losses) from investment activities in our historical financial statements	18,159

Contingent Repayment Guarantee—December 31, 2009	$(77,121)

(k)
We have historically operated as a group of partnerships for U.S. federal income tax purposes and, in the case of certain entities located outside the United States, corporate entities for foreign income tax purposes. Because most of the entities in our consolidated group are taxed as partnerships, our income is generally allocated to, and the resulting tax liability is generally borne by, our partners and we generally are not taxed at the entity level.

Following the Transactions, the KKR Group Partnerships and their subsidiaries continue to operate as partnerships for U.S. federal income tax purposes and, in the case of certain entities located outside the United States, corporate entities for foreign income tax purposes. Accordingly, those entities will continue to be subject to New York City unincorporated business taxes ("UBT") or foreign income taxes. Certain of the KKR Group Partnership Units owned by us, however, are held through an intermediate holding company that is taxable as a corporation for U.S. federal income tax purposes and subject to additional entity level taxes. As a result of this holding structure, we will record an additional provision for corporate income taxes that will reflect our current and deferred tax liability relating to the taxable earnings allocated to such entity.

The table below reflects our calculation of the pro forma income tax provision for the periods presented and the corresponding assumptions:

Income (Loss) before Taxes—Group Holdings—Pro Forma	$6,275,669
Less: Income (Loss) before Taxes—Attributable to KKR Fund Holdings L.P.	6,593,144

Income (Loss) before Taxes—Attributable to KKR Management Holdings L.P.	(317,475)
Permanent Items Excluded from Taxable Income	1,021,228
Income (Loss) Before Taxes after Permanent Items	703,753
Adjusted Percentage Allocable to KKR Management Holdings Corp.	30%

Income (Loss) Before Taxes after Permanent Items—Allocated to Management Holdings Corp.	211,126

Federal Tax Expense at Statutory Rate (35%)	73,894
State and Local Expense(a)	9,570

Income Tax Expense	$83,464

(a)
State and Local Tax Expense was calculated at a blended rate of 4.53%

  The amount of the adjustment reflects the difference between the actual tax provision for the historical organizational structure and the estimated tax provision that would have resulted had the

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Other Adjustments (Continued)

  Transactions been effected on January 1, 2009. This amounted to $(2,783) of foreign and unincorporated business taxes and $49,249 of state and federal taxes.

  For a discussion of pending legislation that may preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes, see "Risk Factors—Risks Related to Our Business—Legislation has been introduced in the U.S. Congress in various forms that, if enacted, (i) could preclude us from qualifying as a partnership and/or (ii) could tax carried interest as ordinary income for U.S. federal income tax purposes and require us to hold carried interest through taxable subsidiary corporations. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the market price of our common units."

  The acquisition by our intermediate holding company of Group Partnership units from KKR Holdings or transferees of its Group Partnership units is expected to result in an increase in our intermediate holding company's share of the tax basis of the tangible and intangible assets of KKR Management Holdings L.P., primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase depreciation and amortization for U.S. federal income tax purposes and therefore reduce the amount of income tax that our intermediate holding company would otherwise be required to pay in the future.

  In connection with the Transactions, we have entered into a tax receivable agreement with KKR Holdings pursuant to which our intermediate holding company will be required to pay to KKR Holdings or transferees of its Group Partnership units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding company actually realizes as a result of this increase in tax basis, as well as 85% of the amount of any such savings the intermediate holding company actually realizes as a result of increases in tax basis that arise due to payments under the tax receivable agreement. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, neither KKR Holdings nor its transferees will reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase, or the benefits of such increases, were successfully challenged.

  Interests in KKR Holdings are subject to vesting and transfer restrictions and, therefore, exchanges for our common units generally cannot be effected for a stated period of time. Furthermore, certain information necessary to calculate the financial statement impact of the tax receivable agreement once these restrictions have expired is currently not determinable.

Adjustments for the Combination Transaction

(l)
Reflects the exclusion of noncontrolling interests in consolidated entities representing interests in the KPE Investment Partnership, which became wholly owned by the KKR Group Partnerships beginning on October 1, 2009. For the year ended December 31, 2009, on a pro forma basis, the exclusion of these non-controlling interests resulted in net benefits accounted for as noncontrolling interests in income (loss) of consolidated entities of $882,138.

Allocation to KKR Holdings

(m)
In order to reflect the Transactions as if they occurred on January 1, 2009, an adjustment has been made to reflect the inclusion of noncontrolling interests in consolidated entities representing KKR

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Allocation to KKR Holdings (Continued)

  Group Partnership Units that are held by KKR Holdings. The following table reflects the calculation of Net Income (Loss) Attributable to Noncontrolling Interests held by KKR Holdings L.P. on a pro forma basis for the year ended December 31, 2009 and the three months ending March 31, 2010, respectively:

	Year Ended December 31, 2009	Three Months Ending March 31, 2010
Income before Taxes	$6,275,669	$2,402,475
Less: Net Income Attributable to Noncontrolling Interests in Consolidated Entities	5,195,086	1,987,130
Less: Local and Foreign Taxes	6,006	2,042

Net Income Attributable to KKR Group Partnerships	1,074,577	413,303
Amount Allocable to KKR Holdings L.P. (70%)	70.00%	70.00%

Net Income Attributable to Noncontrolling Interests held by KKR Holdings L.P.	$752,204	$289,312

Determination of Earnings Per Common Unit

(n)
Pro forma basic and diluted net income per common unit were computed in the following manner.

	Year Ended December 31, 2009	Three Months Ended March 31, 2010
	Basic and Diluted	Basic and Diluted
Net income available to holders of common units	$244,915	$112,581
Total common units outstanding	204,902,226	204,902,226

Net income per common unit	$1.20	$0.55

  We are party to an exchange agreement with KKR Holdings in connection with the Reorganization Transactions pursuant to which KKR Holdings or certain transferees of its KKR Group Partnership Units may, up to four times each year, exchange KKR Group Partnership Units held by them (together with corresponding special voting units) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions. If the Group Partnership Units held by KKR Holdings were to be exchanged for common units, fully diluted common units outstanding would be 683,007,420. In computing the dilutive effect, if any, that the exchange of KKR Group Partnership Units would have on earnings per unit, we consider that net income available to holders of common units would increase due to the elimination of the noncontrolling interests in consolidated entities associated with the KKR Group Partnership Units (including any tax impact).

  For the year ended December 31, 2009 and the three months ended March 31, 2010, we have presented identical basic and fully diluted earnings per unit as the assumed exchange was anti-dilutive.

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Pro Forma Segment Results

        We operate through three reportable business segments. These segments are differentiated primarily by their investment focuses and strategies and consist of Private Markets, Public Markets, and Capital Markets and Principal Activities. The following tables present the financial data for our reportable segments on a pro forma basis for the year ended December 31, 2009. For the three months ended March 31, 2010, no pro forma adjustments were made other than one adjustment relating to the vesting of restricted equity units granted in the amount of $4.2 million. Since our segment presentation excludes the impact of non-cash equity based charges, no adjustment has been made to our segment financial data for the three months ended March 31, 2010. For information relating to our segments for the three months ended March 31, 2010, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Analysis."

	For the year ended December 31, 2009
	Private Markets Segment	Public Markets Segment	Capital Markets and Principal Activities Segment	Total Reportable Segments
Fees
Management and incentive fees:
Management fees	$387,112	$50,604	$—	$437,716
Incentive fees	—	4,472	—	4,472

Management and incentive fees	387,112	55,076	—	442,188

Monitoring and transaction fees:
Monitoring fees	158,243	—	—	158,243
Transaction fees	57,699	—	34,129	91,828
Fee credits(1)	(73,901)	—	—	(73,901)

Net monitoring and transaction fees	142,041	—	34,129	176,170

Total fees	529,153	55,076	34,129	618,358

Expenses
Employee compensation and benefits	136,465	22,677	9,455	168,597
Other operating expenses	175,736	20,587	6,021	202,344

Total expenses	312,201	43,264	15,476	370,941

Fee Related Earnings	216,952	11,812	18,653	247,417

Investment income (loss)
Gross carried interest	602,427	—	—	602,427
Less: allocation to our carry pool(2)	(153,827)	—	—	(153,827)
Less: management fee refunds(3)	(22,720)	—	—	(22,720)

Net carried interest	425,880	—	—	425,880
Other investment income (loss)	20,621	(5,259)	1,267,976	1,283,338

Total investment income	446,501	(5,259)	1,267,976	1,709,218

Income (Loss) before noncontrolling interests in Income of consolidated entities	663,453	6,553	1,286,629	1,956,635
Income (Loss) attributable to noncontrolling interests(4)	1,973	109	609	2,691

Economic Net Income (Loss)	$661,480	$6,444	$1,286,020	$1,953,944

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION (Continued)

(All Dollars in Thousands)

Pro Forma Segment Results (Continued)

(1)
Our agreements with the limited partners of certain investment funds require us to share with such limited partners a portion of any monitoring and transaction fees received from portfolio companies and allocable to their funds ("Fee Credits"). Fee Credits exclude fees that are not attributable to a fund's interest in a portfolio company and generally amount to 80% of monitoring and transaction fees allocable to the fund after related expenses are recovered.

(2)
With respect to our active and future investment funds and vehicles that provide for carried interest, we will allocate to our principals, other professionals and selected other individuals who work in these operations a portion of the carried interest earned in relation to these funds as part of our carry pool.

(3)
Certain of our investment funds require that we refund up to 20% of any cash management fees earned from limited partners in the event that the funds recognize a carried interest. At such time as the fund recognizes a carried interest in an amount sufficient to cover 20% of the management fees earned or a portion thereof, carried interest is reduced, not to exceed 20% of management fees earned.

(4)
Represents economic interests that will (i) allocate to a former principal an aggregate of 1% of profits and losses of our management companies until a future date and (ii) allocate to a third party investor an aggregate of 2% of the equity in our capital markets business.

The reconciliation of pro forma fee related earnings and pro forma economic net income (loss) to net income (loss) attributable to Group Holdings as reported in the unaudited pro forma statement of operations for the year ended December 31, 2009 consists of the following:

Year Ended December 31, 2009
Pro forma fee related earnings	$247,417
Investment income	1,709,218
Income attributable to noncontrolling interests	(2,691)

Pro forma economic net income (loss)	$1,953,944
Income taxes	(83,464)
Amortization of intangibles	(3,788)
Non-cash share based charges	(844,223)
Allocations to carry pool recorded in connection with the Transactions	(25,715)
Allocations to former principals	365
Allocation to noncontrolling interests held by KKR Holdings	(752,204)

Pro forma net income (loss) attributable to Group Holdings	$244,915

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

        The following tables set forth our selected historical consolidated and combined financial data (i) as of and for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, (ii) as of March 31, 2010 and for the three months ended March 31, 2009 and 2010, and (iii) unaudited pro forma financial information for the year ended December 31, 2009 and for three months ended March 31, 2010. We derived the selected historical consolidated and combined data as of December 31, 2009 and 2008 and for the years ending December 31, 2009, 2008 and 2007 from the audited consolidated and combined financial statements included elsewhere in this prospectus. We derived the selected historical combined data as of December 31, 2005, 2006 and 2007 and for the years ended December 31, 2005 and 2006 from our audited combined financial statements which are not included in this prospectus. We derived the summary historical combined financial data of KKR as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 from KKR's condensed consolidated financial statements found elsewhere in this prospectus. The unaudited pro forma financial information for the year ended December 31, 2009 and the three months ended March 31, 2010 was prepared on substantially the same basis as the audited consolidated and combined financial statements and includes all adjustments that we consider necessary for a fair presentation of our consolidated and combined financial information as if the Transactions occurred on January 1, 2009. Because the Transactions and related arrangements were completed on October 1, 2009, their impact is fully reflected in our statement of financial condition as of March 31, 2010. Accordingly, we have not included a pro forma statement of financial condition. You should read the following data together with the "Organizational Structure," "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated and combined financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,						Three Months Ended March 31,		Pro Forma(1) Three Months Ended March 31, 2010
						Pro Forma(1) 2009
	2005	2006	2007	2008	2009		2009	2010
Statement of Operations Data:
Fees	$232,945	$410,329	$862,265	$235,181	$331,271	$334,377	$39,070	$106,031	$106,031
Less: Total Expenses	168,291	267,466	440,910	418,388	1,195,710	1,439,661	104,758	463,308	467,492
Total Investment Income (Loss)	3,740,899	4,000,922	1,991,783	(12,865,239)	7,753,808	7,380,953	(715,345)	2,763,936	2,763,936

Income (Loss) Before Taxes	3,805,553	4,143,785	2,413,138	(13,048,446)	6,889,369	6,275,669	(781,033)	2,406,659	2,402,475
Income Taxes	2,900	4,163	12,064	6,786	36,998	83,464	1,531	13,452	13,452

Net Income (Loss)	3,802,653	4,139,622	2,401,074	(13,055,232)	6,852,371	6,192,205	(782,564)	2,393,207	2,389,023
Less: Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Entities	2,870,035	3,039,677	1,598,310	(11,850,761)	6,119,382	5,195,086	(727,981)	1,987,130	1,987,130
Less: Net Income (Loss) Attributable to Noncontrolling Interests Held by KKR Holdings	—	—	—	—	(116,696)	752,204	—	292,241	289,312

Net Income (Loss) Attributable to Group Holdings(2)	$932,618	$1,099,945	$802,764	$(1,204,471)	$849,685	244,915	$(54,583)	$113,836	$112,581

Statement of Financial Condition Data (period end):
Total assets	$13,369,412	$23,292,783	$32,842,796	$22,441,030	$30,221,111			$32,624,876
Total liabilities	$418,778	$1,281,923	$2,575,636	$2,590,673	$2,859,630			$2,043,178
Noncontrolling interests in consolidated entities	$11,518,013	$20,318,440	$28,749,814	$19,698,478	$23,275,272			$25,913,969
Noncontrolling interests held by KKR Holdings	$—	$—	$—	$—	$3,072,360			$3,562,099
Total Group Holdings partners' capital(3)	$1,432,621	$1,692,420	$1,517,346	$151,879	$1,013,849			$1,105,630

(1)
The financial information reported for periods prior to October 1, 2009 does not give effect to the Transactions. The unaudited pro forma financial information gives effect to the Transactions and certain other arrangements entered into in connection with the Transaction as if the Transactions and such arrangements had been completed as of January 1, 2009. Unaudited pro forma information for the statements of financial condition has not been included as the impact of the transaction is fully reflected in our December 31, 2009 and March 31, 2010 Selected Historical Financial and Other Data. For a complete description of these adjustments please see "Unaudited Pro Forma Financial Information."

(2)
Subsequent to the Transactions, net income (loss) attributable to Group Holdings reflects only those amounts that are allocable to KKR Guernsey's 30% interest in our Combined Business. Net income (loss) that is allocable to our principals' 70% interest in our Combined Business is reflected in net income (loss) attributable to noncontrolling interests held by KKR Holdings.

(3)
Total Group Holdings partners' capital reflects only the portion of equity attributable to Group Holdings (reflecting KKR Guernsey's 30% interest in our Combined Business) and differs from partners' capital reported on a segment basis primarily as a result of the exclusion of the following items from our segment presentation: (i) the impact of income taxes; (ii) charges relating to the amortization of intangible assets; (iii) non-cash equity based charges; and (iv) allocations of equity to KKR Holdings. For a reconciliation to the $4,733.2 million of partners' capital reported on a segment basis, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Partners' Capital." KKR Holdings' 70% interest in our Combined Business is reflected as noncontrolling interests held by KKR Holdings and is not included in total Group Holdings partners' capital.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the consolidated and combined financial statements of Group Holdings and the related notes included elsewhere in this prospectus. The historical combined financial data discussed below reflects the historical results and financial position of KKR. While the historical combined financial statements of KKR are the historical financial statements of the Combined Business following the completion of the Transactions, the data does not give effect to the Transactions and is not necessarily representative of our results and financial condition. See "Organizational Structure" and "Unaudited Pro Forma Financial Information." In addition, this discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including those described under "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors." Actual results may differ materially from those contained in any forward-looking statements.

Overview

        Led by Henry Kravis and George Roberts, we are a global alternative asset manager with $54.7 billion in AUM as of March 31, 2010 and a 34-year history of leadership, innovation and investment excellence. When our founders started our firm in 1976, they established the principles that guide our business approach today, including a patient and disciplined investment process; the alignment of our interests with those of our investors, portfolio companies and other stakeholders; and a focus on attracting world-class talent.

        Our business offers a broad range of asset management services to our investors and provides capital markets services to our firm, our portfolio companies and our clients. Throughout our history, we have consistently been a leader in the private equity industry, having completed more than 175 private equity investments with a total transaction value in excess of $430 billion. In recent years, we have grown our firm by expanding our geographical presence and building businesses in new areas, such as fixed income and capital markets. Our new efforts build on our core principles, leverage synergies in our business, and allow us to capitalize on a broader range of opportunities that we source. Additionally, we have increased our focus on servicing our existing investors and have invested meaningfully in developing relationships with new investors.

        With over 600 people, we conduct our business through 14 offices on four continents, providing us with a pre-eminent global platform for sourcing transactions, raising capital and carrying out capital markets activities. We have grown our AUM significantly, from $15.1 billion as of December 31, 2004 to $54.7 billion as of March 31, 2010, representing a compounded annual growth rate of 27.7%. Our growth has been driven by value that we have created through our operationally focused investment approach, the expansion of our existing businesses, our entry into new lines of business, innovation in the products that we offer investors, an increased focus on providing tailored solutions to our clients and the integration of capital markets distribution activities.

        As a global alternative asset manager, we earn management, monitoring, transaction and incentive fees for providing investment management, monitoring and other services to our funds, vehicles, managed accounts, specialty finance company and portfolio companies, and we generate transaction-specific income from capital markets transactions. We earn additional investment income from investing our own capital alongside our investors and from the carried interest we receive from our funds and certain of our other investment vehicles. A carried interest entitles the sponsor of a fund to a specified percentage of investment gains that are generated on third-party capital that is invested.

Business Segments

Private Markets

        Our Private Markets segment is comprised of our global private equity business, which manages and sponsors a group of investment funds and vehicles that invest capital for long-term appreciation, either through controlling ownership of a company or strategic minority positions. These funds and vehicles build on our sourcing advantage and the strong industry knowledge, operating expertise and regulatory and stakeholder management skills of our professionals, operating consultants and senior advisors to identify attractive investment opportunities and create and realize value for investors.

        From our inception through March 31, 2010, we have raised 16 funds with approximately $59.8 billion of capital commitments and have sponsored a number of fee and carry paying co-investment structures that allow us to commit additional capital to transactions. We have grown our AUM in this segment significantly in recent years, from $14.4 billion as of December 31, 2004 to $40.9 billion as of March 31, 2010, representing a compound annual growth rate of 22.0%. As of March 31, 2010, we had $12.8 billion of uncalled commitments to investment funds and vehicles in this segment, providing a significant source of capital that may be deployed globally.

Public Markets

        Our Public Markets segment is comprised primarily of our fixed income businesses which manage capital on behalf of third party investors in liquid credit strategies, such as leveraged loans and high yield bonds, and less liquid credit products, such as mezzanine debt, special situations assets, rescue financing, distressed assets, debtor-in-possession financings and exit financings.

        As of March 31, 2010, the segment had $13.8 billion of AUM, including $1.0 billion of assets managed in a publicly traded specialty finance company, $8.1 billion of assets managed in structured finance vehicles and $4.7 billion of assets managed in other types of investment vehicles and separately managed accounts. As of March 31, 2010, we had $1.4 billion of uncalled commitments to investment funds and separately managed accounts in this segment.

Capital Markets and Principal Activities

        Our Capital Markets and Principal Activities segment combines the assets we acquired in the Combination Transaction with our global capital markets business. Our capital markets business supports our firm, our portfolio companies and our clients by providing services such as arranging debt and equity financing for transactions, placing and underwriting securities offerings, structuring new investment products and providing capital markets advice.

        The assets that we acquired in the Combination Transaction have provided us with a significant source of capital to further grow and expand our business, increase our participation in our existing portfolio of businesses and further align our interests with those of our investors and other stakeholders. We believe that the market experience and skills of our capital markets professionals and the investment expertise of professionals in our Private Markets and Public Markets segments will allow us to continue to grow and diversify this asset base over time.

Business Environment

        As a global alternative asset manager, we are affected by financial and economic conditions in the United States, Europe, Asia and elsewhere in the world. Although the diversity of our operations and product lines has allowed us to generate attractive returns in different business climates, business conditions characterized by low or declining interest rates and strong equity markets generally provide a more positive environment for us to generate attractive returns on existing investments. We may benefit, however, from periods of market volatility and disruption which allow us to use our large capital base and experience with troubled companies to make investments at attractive prices and on favorable terms.

        Beginning in the second half of 2007 and throughout 2008 and the first half of 2009, global financial markets experienced significant disruptions and the United States and many other economies experienced a prolonged economic downturn, resulting in heightened credit risk, reduced valuation of investments and decreased economic activity. Concerns over the availability and cost of credit, the mortgage market, a declining real estate market, inflation, energy costs and geopolitical issues contributed to increased volatility and diminished expectations for the economy and the financial markets.

        Market conditions began to show initial signs of recovery in the last several months of 2009. Most global equity and debt markets moved higher in the second half of 2009 in anticipation of sustained economic recovery. Emerging markets experienced the greatest increase consistent with their generally more favorable economic growth prospects as compared with the United States and Europe. Credit markets experienced similar significant improvement, fueled by improving economic data and a significant increase in demand and liquidity, as credit spreads tightened and implied default rates declined. Recent U.S. economic data have been improving and stabilizing in part, as unemployment rates began to stabilize since October 2009 and the gross domestic product has returned to growth in the latter part of 2009.

        While economic conditions have recently improved, that trend may not continue and the extent of the current economic improvement is unknown. Equity values still remain below the values achieved in 2007 and there currently is less debt and equity capital available in the market relative to the levels available in the past. Even if growth continues, it may be at a slow rate for an extended period of time and other economic conditions, such as the residential and commercial real estate environment and employment rates, may continue to be weak. In addition, some economists believe that steps taken by national governments to stabilize financial markets and improve economic conditions could lead to an inflationary environment. Furthermore, financial markets, while somewhat less volatile than in early 2009, continue to experience disruption and volatility.

Market Conditions

        Our ability to grow our revenue and net income depends on our ability to continue to attract capital and investors, secure investment opportunities, obtain financing for transactions, consummate investments and deliver attractive investment returns. These factors are impacted by a number of market conditions, including:

  •
  The strength and competitive dynamics of the alternative asset management industry, including the amount of capital invested in, and withdrawn from, alternative investments. Our share of the capital that is allocated to alternative assets depends on the strength of our investment performance relative to the investment performance of our competitors. The amount of capital that we attract and our investment returns directly affect the level of our AUM, which in turn affects the fees, carried interest and other amounts that we earn in connection with our asset management activities.

  •
  The strength and liquidity of debt markets. Our private equity funds use debt financing to fund portfolio company acquisitions, while our fixed income funds make significant investments in debt instruments and, in some cases, use varying degrees of leverage to enhance returns and fund working capital. As a result, our business generally benefits from strong and liquid debt markets that support our funds' investment activities, although periods of market volatility and disruption may create attractive investment opportunities, particularly for fixed income funds.

    As discussed above, significant deterioration in the debt markets that began in the third quarter of 2007 and continued through 2009 has had a negative impact on our business. Among other effects, these developments increased the cost and difficulty of financing leveraged buyout transactions—thereby significantly reducing private equity activity—and impacted valuations and returns of fixed income funds. Increases in rates and spreads along with restrictive covenants, could further impact returns by making debt financing less readily available and more expensive for private equity investments. However, during this period, our portfolio companies have also had opportunities to refinance and in several cases have refinanced certain tranches of their debt. We have also had opportunities to make attractive investments for our fixed income business.

  •
  The strength and liquidity of equity markets. Strong equity market conditions enable our private equity funds to increase the value and effect realizations of their portfolio company investments. Equity market conditions also affect the carried interest that we receive. After a prolonged period of positive performance and liquidity, equity markets experienced considerable declines and volatility in the United States and in other markets in the second half of 2007 and throughout 2008. The U.S., European and Asian economies experienced significant declines in employment, household wealth, and lending, which has further negatively impacted equity markets until recently. Negative market conditions make it more difficult for us to exit private equity investments profitably through offerings in the public markets. Equity markets, however, stabilized and showed signs of recovery in the latter half of 2009, allowing us to partially exit two investments through the public markets, though it is uncertain whether such markets will remain accessible. We monitor the performance of our private equity investments and exit an investment when we believe the strategic and operational objectives with respect to that investment have been accomplished. The governing documents of our private equity funds do not obligate us to return amounts to our investors at their request or require that the fund sell assets to generate returns.

  •
  Market volatility within the debt and equity markets increases both the opportunities and risks within our segments and directly affects the performance of our funds. Similarly, fluctuations in interest rates and foreign currency exchange rates, if not suitably hedged, may affect the performance of our funds. Historical trends in these markets are not necessarily indicative of our future performance. While conditions in the United States and global economies have begun to improve recently, continued volatility in the equity markets and uncertainty in the debt markets have made it more challenging to profit from investments. If these conditions continue, their negative impact on our business may become more pronounced.

        For a more detailed description of the manner in which economic and financial market conditions may materially affect the results of operations and financial condition of the Combined Business, see "Risk Factors—Risks Related to Our Business."

The Combination Transaction and Reorganization Transactions

        On October 1, 2009, we completed the acquisition of all of the assets and liabilities of KKR Guernsey and, in connection with such acquisition, completed a series of transactions pursuant to which the business of KKR was reorganized into a holding company structure. We refer to these transactions as the "Transactions." Following the Transactions, KKR Guernsey holds a 30% economic interest in our Combined Business through Group Holdings and our principals hold a 70% economic interest in our Combined Business through KKR Holdings. Our senior principals also control us through their control of our Managing Partner. The Combination Transaction did not involve the payment of any cash consideration or involve an offering of any newly issued securities to the public, and it did not change KKR Guernsey unitholders' holdings of KKR Guernsey units.

Pro Forma Information

        Due to the differences described above, our consolidated and combined financial statements and related historical data included in this prospectus are not necessarily representative of our future results of operations and financial condition. To provide additional information illustrating the impact that the changes described above have on our results of operations, we have presented elsewhere in this prospectus unaudited pro forma financial information for the year ended December 31, 2009. This data gives pro forma effect to the Transactions and certain other arrangements entered into in connection therewith as if such transactions and arrangements had been completed as of January 1, 2009.

Basis of Financial Presentation

        The consolidated and combined financial statements include the accounts of our management and capital markets companies, the general partners of certain unconsolidated co-investment vehicles and the general partners of its private equity and fixed income funds and their respective consolidated funds, where applicable. As of March 31, 2010, our private markets segment included seven consolidated investment funds and seven unconsolidated co-investment vehicles. Our public markets segment included four consolidated investment funds and six unconsolidated vehicles comprised of one investment fund, four separately managed accounts and one specialty finance company.

        In accordance with GAAP, a substantial number of our funds are consolidated notwithstanding the fact that we hold only a minority economic interest in those funds. The majority of our consolidated funds consist of those funds in which we hold a general partner or managing member interest that gives us substantive controlling rights over such funds. With respect to our consolidated funds, we generally have operational discretion and control over the funds and investors do not hold any substantive rights that would enable them to impact the funds' ongoing governance and operating activities.

        When a fund is consolidated, we reflect the assets, liabilities, fees, expenses, investment income and cash flows of the consolidated fund on a gross basis. The majority of the economic interests in the consolidated fund, which are held by third party investors, are reflected as noncontrolling interests. While the consolidation of a consolidated fund does not have an effect on the amounts of net income attributable to Group Holdings' or Group Holdings' partners' capital that Group Holdings reports, the consolidation does significantly impact the financial statement presentation. This is due to the fact that the assets, liabilities, fees, expenses and investment income of the consolidated funds are reflected on a gross basis while the allocable share of those amounts that are attributable to noncontrolling interests are reflected as single line items. The single line items in which the assets, liabilities, fees, expenses and investment income attributable to noncontrolling interests are recorded are presented as noncontrolling interests in consolidated entities on the statements of financial condition and net income attributable to noncontrolling interests in consolidated entities on the statements of operations.

        Historically, the noncontrolling interests attributable to the ownership of the KPE Investment Partnership by KPE were included in our financial statements. These noncontrolling interests were removed from the financial statements on October 1, 2009, because these interests were contributed to the KKR Group Partnerships in the Transactions. Subsequent to the Transactions, the KKR Group Partnerships hold 100% of the economic and controlling interests in the KPE Investment Partnership. Therefore, we continue to consolidate the KPE Investment Partnership and its economic interests are no longer reflected as noncontrolling interests as of the date of the Transactions.

Key Financial Measures

Fees

        Fees consist primarily of (i) monitoring and transaction fees from providing advisory and other services to our portfolio companies, (ii) management and incentive fees from providing investment management services to unconsolidated funds, a specialty finance company, structured finance vehicles, and separately managed accounts, and (iii) fees from capital markets activities. These fees are based on the contractual terms of the governing agreements. A substantial portion of monitoring and transaction fees earned in connection with managing portfolio companies are shared with fund investors.

        Reported fees do not include the management fees that we earn from consolidated funds, because those fees are eliminated in consolidation. However, because those management fees are earned from, and funded by, third-party investors who hold noncontrolling interests in the consolidated funds, net income attributable to Group Holdings is increased by the amount of the management fees that are eliminated in consolidation. Accordingly, while the consolidation of funds impacts the amount of fees that are recognized in our financial statements, it does not affect the ultimate amount of net income attributable to Group Holdings or Group Holdings' partners' capital.

Expenses

Employee Compensation and Benefits Expense

        Employee compensation and benefits expense includes salaries, bonuses, equity-based compensation and profit sharing plans as described below.

        Historically, our employee compensation and benefits expense has consisted of base salaries and bonuses paid to employees who were not our senior principals. Payments made to our senior principals included partner distributions that were paid to our senior principals and accounted for as capital distributions rather than employee compensation and benefits expense. Accordingly, we did not record any employee compensation and benefits charges for payments made to our senior principals for periods prior to the completion of the Transactions.

        Following the completion of the Transactions, all of our senior principals and other employees receive a base salary that is paid by us and accounted for as employee compensation and benefits expense. Our employees are also eligible to receive discretionary cash bonuses based on performance criteria, our overall profitability and other matters. While cash bonuses paid to most employees are funded by us and result in customary employee compensation and benefits charges, cash bonuses that are paid to certain of our most senior employees are funded by KKR Holdings with distributions that it receives on its KKR Group Partnership Units. To the extent that distributions received by these individuals exceed the amounts that they are otherwise entitled to through their vested interests in KKR Holdings, this excess will be funded by KKR Holdings and reflected in compensation expense in the statement of operations. KKR Holdings has also funded all of the equity and equity-based awards that have been granted to our employees to date.

        In connection with and subsequent to the Transactions, our principals received equity and equity-based awards in KKR Holdings. The awards were granted in connection with the Transactions and were issued in exchange for interests in the Combined Business that they contributed to our holding companies as part of our internal reorganization as well as to promote broad ownership of our firm among our personnel and further align their interests with those of our investors. We believe that grants to our principals, which include vested and unvested interests in the Combined Business, provide an additional means for allowing us to incentivize, motivate and retain qualified professionals that will help us continue to grow our business over the long-term. For the three months ended March 31, 2010, non-cash employee compensation and benefits recognized in connection with the equity grants amounted to $182.4 million.

        While we do not bear the economic costs associated with the equity and equity-based grants that KKR Holdings has made to our employees or the cash bonuses that it pays to any of our executives with distributions received on its KKR Group Partnership Units, we are required to recognize employee compensation and benefits expense with respect to a significant portion of these items. Because these amounts are funded by KKR Holdings and not by us, these expenses represent non-cash charges for us and do not impact our distributable earnings.

        We recognize non-cash charges relating to equity and equity-based grants that are funded by KKR Holdings based on the grant-date fair value of the award. Awards that do not require the satisfaction of future service or performance criteria (vested awards) are expensed immediately. Awards that require the satisfaction of future service or performance criteria are expensed over the relevant service period, adjusted for the lack of distribution participation and estimated forfeitures of awards not expected to vest. We incurred a significant one-time, non-cash employee compensation and benefits charge in our financial statements during the fourth quarter of 2009 relating to initial equity grants in KKR Holdings representing that portion of the units in KKR Holdings that were vested upon issuance. We expect to record additional non-cash charges in future periods as and when interests in KKR Holdings vest.

        In addition, we are permitted to allocate to our principals, other professionals and selected other individuals a portion of the carried interest that we earn from our current and future funds that provide for carried interest payments. As and when investment income is recognized with respect to this carried interest, we record a corresponding amount of employee compensation and benefits expense. See "Organizational Structure—Components of Our Business Owned by the KKR Group Partnerships."

General, Administrative and Other Expense

        General, administrative and other expense consists primarily of professional fees paid to legal advisors, accountants, advisors and consultants, insurance costs, travel and related expenses, communications and information services, depreciation and amortization charges and other general and operating expenses.

        In addition, interests in KKR Holdings were granted to our operating consultants in connection with and subsequent to the Transactions. The vesting of these interests gives rise to periodic general, administrative and other expense in the statements of operations. General, administrative and other expense recognized on unvested units is calculated based on the fair value of an interest in KKR Holdings (determined using the closing price of KKR Guernsey's units) on each reporting date and subsequently adjusted for the actual fair value of the award at each vesting date. Accordingly, the measured value of these interests will not be finalized until each vesting date. Additionally, the calculation of the compensation expense assumes a forfeiture rate of up to 3% annually based upon expected turnover. For the three months ended March 31, 2010, general, administrative and other expense recognized for the equity grants amounted to $38.0 million.

        General, administrative and other expense is not borne by fund investors and is not offset by credits attributable to fund investors' noncontrolling interests in consolidated funds.

Fund Expenses

        Fund expenses consist primarily of costs incurred in connection with pursuing potential investments that do not result in completed transactions (such as travel expenses, professional fees and research costs) and other costs associated with administering our private equity funds. A substantial portion of fund expenses are borne by fund investors.

Investment Income (Loss)

Net Gains (Losses) from Investment Activities

        Net gains (losses) from investment activities consists of realized gains and losses and unrealized gains and losses arising from our investment activities. The majority of our net gains (losses) from investment activities are related to our private equity investments. Fluctuations in net gains (losses) from investment activities between reporting periods is driven primarily by changes in the fair value of our investment portfolio as well as the realization of investments. Upon the disposition of an investment, previously recognized unrealized gains and losses are reversed and an offsetting realized gain or loss is recognized in the current period. Since our investments are carried at fair value, fluctuations between periods could be significant due to changes to the inputs to our valuation process over time. For a further discussion of our fair value measurements and fair value of investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Fair Value of Investments."

Dividend Income

        Dividend income consists primarily of distributions that private equity funds receive from portfolio companies in which they invest. Private equity funds recognize dividend income primarily in connection with (i) dispositions of operations by portfolio companies, (ii) distributions of excess cash generated from operations from portfolio companies and (iii) other significant refinancings undertaken by portfolio companies.

Interest Income

        Interest income consists primarily of interest that is paid on our cash balances, principal assets and fixed income instruments in which consolidated funds invest.

Interest Expense

        Interest expense is incurred from three primary sources: (i) credit facilities outstanding at the KPE Investment Partnership, (ii) credit facilities outstanding at the firm's management companies and capital markets companies for working capital purposes, and (iii) debt outstanding at our consolidated funds entered into with the objective of enhancing returns, which are not direct obligations of the general partners of our private equity funds or management companies. In addition to these interest costs, we capitalize debt financing costs incurred in connection with new debt arrangements. Such costs are amortized into interest expense using either the interest method or the straight-line method, as appropriate.

Income Taxes

        Prior to the completion of the Transactions, we operated as a partnership for U.S. federal income tax purposes and mainly as a corporate entity in non-U.S. jurisdictions. As a result, income was not subject to U.S. federal and state income taxes. Historically, the tax liability related to income earned by us represented obligations of our principals and has not been reflected in the historical financial statements. Income taxes shown on the statements of operations prior to the Transactions are attributable to the New York City unincorporated business tax and other income taxes on certain entities located in non-U.S. jurisdictions.

        Following the Transactions, the KKR Group Partnerships and certain of their subsidiaries will continue to operate in the United States as partnerships for U.S. federal income tax purposes and as corporate entities in non-U.S. jurisdictions. Accordingly, these entities, in some cases, will continue to be subject to New York City unincorporated business taxes, or non-U.S. income taxes. However, we hold our interest in one of the KKR Group Partnerships through KKR Management Holdings Corp., which is treated as a corporation for U.S. federal income tax purposes, and certain other wholly owned subsidiaries of the KKR Group Partnerships are treated as corporations for U.S. federal income tax purposes. Accordingly, such wholly owned subsidiaries of Group Holdings, including KKR Management Holdings Corp., and the KKR Group Partnerships, are subject to federal, state and local corporate income taxes at the entity level and the related tax provision attributable to Group Holdings' share of this income is reflected in the financial statements.

        Subsequent to the Transactions, we use the liability method to account for income taxes in accordance with GAAP. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted.

Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized.

        Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions including evaluating uncertainties. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Net Income (Loss) Attributable to Noncontrolling Interests

        Net income (loss) attributable to noncontrolling interests represents the ownership interests that third parties hold in entities that are consolidated in the financial statements. The allocable share of income and expense attributable to those interests is accounted for as net income (loss) attributable to noncontrolling interests. Historically, the amount of net income (loss) attributable to noncontrolling interests has been substantial and has resulted in significant charges and credits in the statements of operations. For periods prior to the Transactions, noncontrolling interests consisted primarily of:

  •
  noncontrolling interests that third party investors held in consolidated funds;

  •
  noncontrolling interests attributable to the ownership of the KPE Investment Partnership by KPE's unitholders;

  •
  a noncontrolling interest that allocated to a third party an aggregate of 2% of the equity in our capital markets business; and

  •
  noncontrolling interests that allocated 35% of the net income (loss) generated by the manager of our Public Markets segment to certain of its principals on an annual basis through May 30, 2008.

        On May 30, 2008, we acquired all outstanding noncontrolling interests of the manager of our Public Markets segment and now own 100% of this business. In connection with the Transactions, we acquired all outstanding noncontrolling interests in the KPE Investment Partnership, which is a wholly owned subsidiary of our firm.

        For periods subsequent to the completion of the Transactions, noncontrolling interests include:

  •
  noncontrolling interests that third party investors hold in consolidated funds;

  •
  a noncontrolling interest that allocates to a third party an aggregate of 2% of the equity in our capital market business;

  •
  noncontrolling interests that allocate to a former principal and such person's designees an aggregate of 1% of the carried interest received by general partners of our funds and 1% of our other profits until a future date;

  •
  noncontrolling interests that allocate to certain of our former principals and their designees a portion of the carried interest received by the general partners of the private equity funds with respect to private equity investments made during such former principals' tenure with us;

  •
  noncontrolling interests that allocate to certain of its current and former principals all of the capital invested by or on behalf of the general partners of the private equity funds before the completion of the Transactions and any returns thereon; and

  •
  noncontrolling interests representing the KKR Group Partnership Units that KKR Holdings holds in the KKR Group Partnerships, which interests allocate to KKR Holdings 70% of the equity in the combined business.

Assets Under Management ("AUM")

        AUM represents the assets from which we are entitled to receive fees or a carried interest and general partner capital. The AUM reported prior to the Transactions reflected the NAV of KPE and its commitments to our investment funds. Subsequent to the Transactions, the NAV of KPE and its

commitments to our investment funds are excluded from our calculation of AUM. We calculate the amount of AUM as of any date as the sum of: (i) the fair value of the investments of our investment funds plus uncalled capital commitments from these funds; (ii) the fair value of investments in our co-investment vehicles; (iii) the net asset value of certain of our fixed income products; and (iv) the value of outstanding structured finance vehicles. You should note that our calculation of AUM may differ from the calculations of other asset managers and, as a result, our measurements of AUM may not be comparable to similar measures presented by other asset managers. Our definition of AUM is not based on any definition of AUM that is set forth in the agreements governing the investment funds, vehicles or accounts that we manage.

Fee Paying Assets Under Management ("FPAUM")

        FPAUM represents only those assets under management from which we receive fees. FPAUM is the sum of all of the individual fee bases that are used to calculate our fees and differs from AUM in the following respects: (i) assets from which we do not receive a fee are excluded (i.e., assets with respect to which we receive only carried interest); and (ii) certain assets, primarily in our private equity funds, are reflected based on capital commitments or invested capital as opposed to fair value because fees are not impacted by changes in the fair value of underlying investments.

Segment Results

        We present the results of our reportable business segments in accordance with FASB Accounting Standards Codification Section 280, Segment Reporting. This guidance is based on a management approach, which requires segment presentation based on internal organization and the internal financial reporting used by management to make operating decisions, assess performance and allocate resources. All inter-segment transactions are eliminated in the segment presentation.

        Our management makes operating decisions, assesses performance and allocates resources based on financial and operating data and measures that are presented without giving effect to the consolidation of any of the funds that we manage. In addition, there are other components of our reportable segment results that differ from the equivalent GAAP results on a consolidated basis. These differences are described below. We believe such adjustments are meaningful because management makes operating decisions and assesses the performance of our business based on financial and operating metrics and data that are presented without the consolidation of any funds.

Segment Operating and Performance Measures

Fee Related Earnings

        Fee related earnings ("FRE") is a profit measure that is reported by our three reportable business segments. FRE is comprised of segment operating revenues, less segment operating expenses. The components of FRE on a segment basis differ from the equivalent U.S. GAAP amounts on a combined basis as a result of: (i) the inclusion of management fees earned from consolidated funds that were eliminated in consolidation; (ii) the exclusion of expenses of consolidated funds; (iii) the exclusion of charges relating to the amortization of intangible assets; (iv) the exclusion of charges relating to carry pool allocations; (v) the exclusion of non-cash equity charges and other non-cash compensation charges; (vi) the exclusion of certain reimbursable expenses and (vii) the exclusion of certain non-recurring items.

Investment Income (Loss)

        Investment income is composed of net carried interest and other investment income (loss). Carried interests entitle the general partner of our private equity funds to a greater allocable share of the fund's earnings from investments relative to the capital contributed by the general partner and correspondingly reduces third party investors' share of those earnings. Carried interests are earned on realized and unrealized gains (losses) on fund investments as well as dividends received by our funds.

Amounts earned pursuant to carried interests are included in investment income to the extent that cumulative investment returns in a given fund are positive. If these investment returns decrease or turn negative in subsequent periods, recognized carried interests will be reduced and reflected as investment losses. Gross carried interest is reduced for carry pool allocations and refunds of management fees payable upon the recognition of carried interest.

        Allocations to our carry pool represent approximately 40% of carried interest earned in funds and vehicles eligible to receive carry distributions to be allocated to our principals plus any allocation of carried interest to our other employees as part of our profit sharing plan. No carry pool allocations are recorded in funds and vehicles that are in either a clawback position or a net loss sharing position and therefore carry pool allocations may not always equal 40% of gross carried interest. Prior to October 1, 2009, allocations to our carry pool consisted only of allocations to our employee profit sharing program.

        Certain of our investment funds require that we refund up to 20% of any cash management fees earned from limited partners in the event that the funds recognize a carried interest. At such time as the fund recognizes a carried interest in an amount sufficient to cover 20% of the management fees earned or a portion thereof, carried interest is reduced, not to exceed 20% of management fees earned.

        Other investment income (loss) is comprised of realized and unrealized gains (losses) and dividends on capital invested by the general partners of our funds, interest income and interest expense.

Economic Net Income

        Economic net income ("ENI") is a key performance measure used by management when making operating decisions, assessing operating performance and allocating resources. ENI is comprised of: (i) FRE; plus (ii) segment investment income, which is reduced for carry pool allocations and management fee refunds; less (iii) certain economic interests in our segments held by third parties. ENI differs from net income on a U.S. GAAP basis as a result of: (i) the exclusion of the items referred to in FRE above; (ii) the exclusion of investment income relating to noncontrolling interests; and (iii) the exclusion of income taxes.

Committed Dollars Invested

        Committed dollars invested is the aggregate amount of capital commitments that have been invested by our investment funds and carry-yielding co-investment vehicles during a given period. Such amounts include: (i) capital invested by fund investors and co-investors with respect to which we are entitled to a carried interest and (ii) capital invested by us.

Uncalled Commitments

        Uncalled commitments represent unfunded capital commitments by partners of our investment funds and carry-yielding co-investment vehicles to contribute capital to make investments in portfolio companies and other investment alternatives.

Consolidated and Combined Results of Operations

        The following is a discussion of our consolidated and combined results of operations for the three months ended March 31, 2009 and 2010 and the years ended December 31, 2007, 2008 and 2009. You should read this discussion in conjunction with the consolidated and combined financial statements and related notes included elsewhere in this prospectus. For a more detailed discussion of the factors that affected the results of operations of our three business segments in these periods, see "—Segment Analysis."

        The following tables set forth information regarding our results of operations for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010.

	Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
Revenues
Fees	$862,265	$235,181	$331,271	$39,070	$106,031

Expenses
Employee Compensation and Benefits	212,766	149,182	838,072	45,542	365,531
Occupancy and Related Charges	20,068	30,430	38,013	8,885	9,685
General, Administrative and Other	128,036	179,673	264,396	37,403	77,724
Fund Expenses	80,040	59,103	55,229	12,928	10,368

Total Expenses	440,910	418,388	1,195,710	104,758	463,308

Investment Income (Loss)
Net Gains (Losses) from Investment Activities	1,111,572	(12,944,720)	7,505,005	(720,849)	2,286,553
Dividend Income	747,544	75,441	186,324	700	442,907
Interest Income	218,920	129,601	142,117	27,082	48,303
Interest Expense	(86,253)	(125,561)	(79,638)	(22,278)	(13,827)

Total Investment Income (Loss)	1,991,783	(12,865,239)	7,753,808	(715,345)	2,763,936

Income (Loss) Before Taxes	2,413,138	(13,048,446)	6,889,369	(781,033)	2,406,659
Income Taxes	12,064	6,786	36,998	1,531	13,452

Net Income (Loss)	2,401,074	(13,055,232)	6,852,371	(782,564)	2,393,207
Less: Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Entities	1,598,310	(11,850,761)	6,119,382	(727,981)	1,987,130
Less: Net Income (Loss) Attributable to Noncontrolling Interests held by KKR Holdings	—	—	(116,696)	—	292,241

Net Income (Loss) Attributable to KKR Group	$802,764	$(1,204,471)	$849,685	$(54,583)	$113,836

Assets under management (period end)	$53,215,700	$48,450,700	$52,204,200	47,430,000	54,708,700

Fee paying assets under management (period end)	$39,862,168	$43,411,800	$42,779,800	44,900,500	42,528,900

Uncalled Commitments (period end)	$11,530,417	$14,930,142	$14,544,427	14,825,081	14,234,800

Three months ended March 31, 2010 compared to three months ended March 31, 2009

Fees

        Fees were $106.0 million for the three months ended March 31, 2010, an increase of $67.0 million, compared to fees of $39.1 million for the three months ended March 31, 2009. The increase was primarily due to a $30.9 million increase in gross transaction fees, reflecting an increase in transaction-fee generating investments during the period. During the first quarter of 2010 there were four transaction fee generating investments, two of which resulted in transaction fees for both the private markets segment and public markets segment. The total combined value of the transactions was $2.7 billion. There were no transaction fee generating investments during the first quarter of 2009. Transaction fees are negotiated separately for each completed transaction based on the services that we provide and also vary depending on the nature of the investment being made. Fees relating to underwriting and syndication in our capital markets business also increased by $24.4 million due to an increase in the number of capital markets transactions during the period. We completed 14 capital markets transactions during the first quarter of 2010, as compared to one transaction during the first quarter 2009. In addition, during the first quarter of 2010, fees were increased by an incentive fee of

$12.5 million earned from KFN as a result of KFN's financial performance exceeding certain required benchmarks. No such fee was earned in the first quarter of 2009.

Expenses

        Expenses were $463.3 million for the three months ended March 31, 2010, an increase of $358.6 million, compared to expenses of $104.8 million for the three months ended March 31, 2009. The increase was primarily due to non-cash charges associated with the issuance of interests in KKR Holdings to our principals and operating consultants as well as allocations to our carry pool. For the three months ended March 31, 2010, these items resulted in charges recorded in employee compensation and benefits relating to principals amounting to $307.4 million, and charges recorded in general and administrative expenses relating to operating consultants amounting to $42.3 million. In addition, other employee compensation and benefits expenses increased $12.6 million due to: (i) a $6.1 million increase in salaries and other benefits reflecting the hiring of additional personnel in connection with the expansion of our business as well as the inclusion of salaries relating to our senior principals in 2010 (in the prior period, such salaries were reflected as capital distributions as a result of our operating as a partnership prior to the Transactions), (ii) a $1.8 million increase in incentive compensation reflecting the net effect of higher expected compensation in 2010 resulting from improved overall financial performance of our capital markets and management companies when compared to the prior period and the hiring of additional personnel, partially offset by a reduction in accrued bonuses in 2010 as a result of certain of our most senior employees receiving compensation in the form of distributions from KKR Holdings subsequent to the Transactions (in the prior period, such compensation was borne by KKR), (iii) a $1.3 million increase in profit sharing costs in connection with an increase in the value of our private equity portfolio, and (iv) a $3.4 million increase in non-cash stock based compensation expense associated with equity grants received from KFN. Equity grants from KFN result in commitments to employees that are tied to the stock price of KFN, and a rising stock price of KFN increases our liability to employees. The stock price of KFN appreciated over the past 12 months from a price of $0.88 at March 31, 2009 to $8.21 at March 31, 2010. The remainder of the increase in expenses is primarily the result of the net impact of the following: (i) a $2.6 million decrease in fund expenses primarily attributable to decreases in expenses associated with travel in connection with the monitoring and administration of our private equity portfolio, (ii) an increase in occupancy costs of $0.8 million primarily reflecting the opening of new offices subsequent to March 31, 2009 and (iii) decreases in other operating expenses of $1.9 million reflecting expense reductions across our business.

Net Gains (Losses) from Investment Activities

        Net gains from investment activities were $2.3 billion for the three months ended March 31, 2010, an increase of $3.0 billion compared to net losses from investment activities of $0.7 billion for the three months ended March 31, 2009. The increase in net gains (losses) from investment activities from the prior period was primarily attributable to net unrealized gains of $2.1 billion resulting primarily from increases in the market value of our investment portfolio during the first quarter of 2010 compared to net unrealized losses of $0.6 billion during the first quarter of 2009. This change in net unrealized gains and losses resulted in a net favorable variance in unrealized investment activity from the prior period of $2.7 billion. To a lesser extent, the increase in net gains (losses) from investment activities was also driven by an increase in net realized gains (losses) that represented a net gain for the first quarter of 2010 of $0.2 billion compared with a net loss of $0.1 billion for the first quarter of 2009, which resulted in a net favorable variance in realization activity from the prior period of $0.3 billion. The majority of our net gains (losses) from investment activities are related to our private equity investments. The following is a summary of the components of net gains (losses) from investment activities:

	Three Months Ended March 31,
	2010	2009
Realized Gains	$240,886	$28,368
Unrealized Losses from Sales of Investments and Realization of Gains(a)	(199,479)	(16,499)
Realized Losses	(10,671)	(124,889)
Unrealized Gains from Sales of Investments and Realization of Losses(b)	42,185	115,234
Unrealized Gains from Changes in Fair Value	2,662,649	683,273
Unrealized Losses from Changes in Fair Value	(449,017)	(1,406,336)

Net Gains (Losses) from Investment Activities	$2,286,553	$(720,849)

(a)
Amounts represent the reversal of previously recognized unrealized gains in connection with realization events where such gains become realized.

(b)
Amounts represent the reversal of previously recognized unrealized losses in connection with realization events where such losses become realized.

Dividend Income

        Dividend income was $442.9 million for the three months ended March 31, 2010, an increase of $442.2 million compared to dividend income of $0.7 million for the three months ended March 31, 2009. During the three months ended March 31, 2010, we received $440.8 million of dividends from two portfolio companies and an aggregate of $2.1 million of comparatively smaller dividends from other investments.

Interest Income

        Interest income was $48.3 million for the three months ended March 31, 2010, an increase of $21.2 million, or 78.4%, from the three months ended March 31, 2009. The increase primarily reflects an increase in the level of fixed income instruments in our fixed income vehicles and our private equity portfolio.

Interest Expense

        Interest expense was $13.8 million for the three months ended March 31, 2010 a decrease of $8.5 million, or 37.9%, from the three months ended March 31, 2009. The decrease was primarily due to lower average outstanding borrowings during the first quarter of 2010 compared to the first quarter of 2009 primarily reflecting paydowns of borrowings under our five-year revolving credit agreement, which we refer to as our Principal Credit Agreement, and to a lesser extent paydowns of borrowings under the credit agreement for the management company for our private equity funds, which we refer to as our Management Company Credit Agreement, the credit agreement for the holding company for our capital markets business, which we refer to as our KCM Credit Agreement, and certain other financing arrangements.

Income (Loss) Before Taxes

        Due to the factors described above, income before taxes was $2.4 billion for the three months ended March 31, 2010, an increase of $3.2 billion compared to loss before taxes of $0.8 billion for the three months ended March 31, 2009.

Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Entities

        Net income attributable to noncontrolling interests in consolidated entities was $2.0 billion for the three months ended March 31, 2010, an increase of $2.7 billion compared to net loss attributable to noncontrolling interests in consolidated entities of $0.7 billion for the three months ended March 31, 2009. The increase primarily reflects higher income attributable to noncontrolling interests, which were driven by the overall changes in the components of net gains (losses) from investment activities and dividends described above.

Assets Under Management

        The following table reflects the changes in our AUM from December 31, 2009 to March 31, 2010:

December 31, 2009 AUM	$52,204,200
New Capital Raised	772,800
Distributions	(1,043,200)
Foreign Exchange	(225,700)
Change in Value	3,000,600

March 31, 2010 AUM	$54,708,700

        AUM was $54.7 billion at March 31, 2010, an increase of $2.5 billion, or 4.8%, compared to $52.2 billion at December 31, 2009. The increase was primarily attributable to $3.0 billion in net unrealized gains resulting from changes in the market value of our private equity portfolio companies and fixed income vehicles, as well as $0.8 billion of new capital raised in our private markets vehicles and separately managed accounts. The net unrealized investment gains in our private equity funds were driven by net unrealized gains of $0.9 billion, $0.6 billion, $0.3 billion, $0.3 billion, and $0.2 billion in our 2006 Fund, Millennium Fund, European Fund II, European Fund and Asian Fund, respectively. All other private equity funds also recorded net unrealized gains during the period. Increased valuations in many of our portfolio companies, which were primarily related to both improvements in market comparables and individual company performance, coupled with an overall improvement in global markets, were the main contributors to the unrealized investment gains. Net unrealized gains (losses) in our separately managed accounts, fixed income investment funds and structured finance vehicles were $134.7 million, $305.7 million and $(1.4) million, respectively and were driven by improvements in the overall credit markets. Our investment portfolios for KFN's majority-held subsidiaries, the Strategic Capital Funds, and our separately managed accounts primarily consisted of investments in corporate debt investments, including leveraged loans and high yield bonds, with both asset classes experiencing price appreciation in the quarter ended March 31, 2010. The increase was partially offset by distributions totaling $1.0 billion, which included $0.6 billion from our private equity funds (comprised of $0.5 billion of realized gains and $0.1 billion of return of original cost), as well as $0.4 billion from our separately managed accounts.

Fee Paying Assets Under Management

        The following table reflects the changes in our FPAUM from December 31, 2009 to March 31, 2010:

December 31, 2009 FPAUM	$42,779,800
New Capital Raised	690,300
Distributions	(1,103,300)
Foreign Exchange	(293,400)
Change in Value	455,500

March 31, 2010 FPAUM	$42,528,900

        FPAUM was $42.5 billion at March 31, 2010, a decrease of $0.3 billion, or 0.6%, compared to $42.8 billion at December 31, 2009. The decrease was primarily attributable to a $0.7 billion reduction in fee paying invested capital associated with distributions in connection with realization activity in our private equity funds, $0.4 billion of distributions related to our separately managed accounts, and to a lesser extent, $0.3 billion related to foreign exchange adjustments on foreign denominated commitments to our funds. These decreases were partially offset by $0.4 billion of new capital raised in our private markets vehicles, $0.3 billion of new capital raised in our public markets vehicles and $0.5 billion in changes in the market value associated with net unrealized gains primarily in our separately managed accounts and fixed income investment funds. For additional discussion of our funds and other investment vehicles, please see "Business."

Uncalled Commitments

        As of March 31, 2010, our investment funds had $14.2 billion of remaining uncalled commitments that could be called for investment in new transactions.

Year ended December 31, 2009 compared to year ended December 31, 2008

Fees

        Fees were $331.3 million for the year ended December 31, 2009, an increase of $96.1 million, or 40.9%, from the year ended December 31, 2008. The increase was primarily due to a $50.5 million increase in transaction fees, from $41.3 million to $91.8 million for the years ended December 31, 2008 and 2009, respectively reflecting an increase in transaction-fee generating private equity investments during the period. During the year ended December 31, 2009, we completed twelve transaction-fee generating transactions with a combined transaction value of $5.1 billion compared to four transaction-fee generating transactions with a combined transaction value of $4.5 billion in 2008. Transaction fees are negotiated separately for each completed transaction based on the services that we provide and will also vary depending on the nature of the investment being made. Monitoring fees increased $39.2 million reflecting the net impact of (i) an increase of $72.2 million relating to fees received for the termination of monitoring fee contracts in connection with public equity offerings of two of our portfolio companies, (ii) a decrease relating to the receipt in the prior period of a non-recurring $15.0 million advisory fee from one of our portfolio companies in connection with equity raised by that company, (iii) a $6.8 million net decrease in reimbursable expenses and (iv) a net decrease of $11.2 million in fees received from certain portfolio companies due primarily to a decline in the number of portfolio companies paying a fee and to a lesser extent lower average fees received. During the year ended December 31, 2009, excluding one-time fees received from the termination of monitoring fee contracts, we had 30 portfolio companies that were paying an average fee of $2.9 million compared with 33 portfolio companies that were paying an average fee of $3.0 million during the year ended December 31, 2008. In addition, during 2009 fees were increased by a third quarter incentive fee of $4.5 million earned from KFN as a result of KFN's financial performance exceeding certain required benchmarks. No such fee was earned in the prior period.

Expenses

        Expenses were $1,195.7 million for the year ended December 31, 2009, an increase of $777.3 million, as compared to expenses of $418.4 million for the year ended December 31, 2008. The increase was primarily due to non-cash charges associated with the issuance of interests in KKR Holdings to our principals and operating consultants. For the year ended December 31, 2009, non-cash employee compensation and benefits relating to principals amounted to $644.5 million, and non-cash charges recorded in general and administrative expenses relating to operating consultants amounted to $85.0 million. In addition, other employee compensation and benefits expenses increased $44.4 million due to (i) a $26.9 million increase in profit sharing costs in connection with an increase in the value of our private equity portfolio, (ii) an $11.7 million increase in salaries and other benefits reflecting the hiring of additional personnel in connection with the expansion of our business, and (iii) a $5.8 million increase in incentive compensation in connection with higher bonuses in 2009 reflecting improved overall financial performance of our management companies when compared to the prior period. The remainder of the net increase in expenses is the result of the net impact of the following: (i) a $34.8 million non-recurring charge associated with the closing of the Transactions, (ii) an increase in occupancy costs of $7.6 million primarily reflecting the opening of new offices subsequent to December 31, 2008 as well as an increase in existing office space, (iii) a decrease in transaction related expenses attributable to unconsummated transactions during the period of $14.0 million, from $28.2 million to $14.2 million for the years ended December 31, 2008 and 2009, respectively, and (iv) decreases in other operating expenses of $25.0 million reflecting expense reductions across the majority of our businesses.

Net Gains (Losses) from Investment Activities

        Net gains from investment activities were $7.5 billion for the year ended December 31, 2009, an increase of $20.4 billion compared to net losses from investment activities of $12.9 billion for the year ended December 31, 2008. The increase in net gains (losses) from investment activities from the prior period was primarily attributable to net unrealized gains of $7.8 billion resulting primarily from increases in the market value of our investment portfolio during 2009 compared to net unrealized losses of $13.2 billion during 2008. This change in net unrealized gains and losses resulted in a net favorable variance in unrealized investment activity from the prior period of $21.0 billion. Offsetting the increase in unrealized gains (losses) was realization activity that represented a net loss for 2009 of $0.3 billion compared with a net gain of $0.3 billion for 2008, which resulted in a net unfavorable variance in realization activity from the prior period of $0.6 billion. The majority of our net gains (losses) from investment activities are related to our private equity investments. The following is a summary of the components of net gains (losses) from investment activities:

	Year Ended December 31,
	2009	2008
	($ in thousands)
Realized Gains	$393,310	$446,856
Unrealized Losses from Sales of Investments and Realization of Gains(a)	(498,839)	(345,477)
Realized Losses	(707,717)	(193,446)
Unrealized Gains from Sales of Investments and Realization of Losses(b)	683,696	101,402
Unrealized Gains from Changes in Fair Value	9,831,344	2,681,711
Unrealized Losses from Changes in Fair Value	(2,196,789)	(15,635,766)

Net Gains (Losses) from Investment Activities	$7,505,005	$(12,944,720)

(a)
Amounts represent the reversal of previously recognized unrealized gains in connection with realization events where such gains become realized.

(b)
Amounts represent the reversal of previously recognized unrealized losses in connection with realization events where such losses become realized.

Dividend Income

        Dividend income was $186.3 million for the year ended December 31, 2009, an increase of $110.9 million compared to dividend income of $75.4 million for the year ended December 31, 2008. Our dividends are generally earned in connection with sales of significant operations undertaken by our portfolio companies resulting in available cash that is distributed to our private equity funds. During the year ended December 31, 2009, we received $179.2 million of dividends from two portfolio companies and an aggregate of $7.1 million of comparatively smaller dividends from other investments.

Interest Income

        Interest income was $142.1 million for the year ended December 31, 2009, an increase of $12.5 million, or 9.7%, from the year ended December 31, 2008. The increase primarily reflects an increase of $38.1 million at one of our fixed income vehicles resulting from a higher average level of debt investments during the period. Offsetting this increase was (i) a decrease of $19.9 million at the KPE Investment Partnership due to a decrease in interest income-yielding investments, (ii) a $2.0 million decrease as a result of the exclusion of the general partners of the 1996 Fund in the fourth quarter of 2009, which interests were not contributed to the KKR Group Partnerships in connection with the Transactions, and (iii) a $3.7 million decrease at our management companies and private equity funds resulting from lower average cash balances.

Interest Expense

        Interest expense was $79.6 million for the year ended December 31, 2009 a decrease of $45.9 million, or 36.6%, from the year ended December 31, 2008. Average outstanding borrowings remained unchanged from the year ended December 31, 2008, however the weighted average interest rate was lower during the year ended December 31, 2009 as compared to the prior year period.

Income (Loss) Before Taxes

        Due to the factors described above, income before taxes was $6.9 billion for the year ended December 31, 2009, an increase of $19.9 billion compared to loss before taxes of $13.0 billion for the year ended December 31, 2008.

Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Entities

        Net income attributable to noncontrolling interests in consolidated entities was $6.1 billion for the year ended December 31, 2009, an increase of $18.0 billion compared to net loss attributable to noncontrolling interests in consolidated entities of $11.9 billion for the year ended December 31, 2008. The increase primarily reflects higher income attributable to noncontrolling interests, which were driven by the overall changes in the components of net gains (losses) from investment activities described above.

Assets Under Management

        The following table reflects the changes in our assets under management from December 31, 2008 to December 31, 2009:

December 31, 2008 AUM	$48,450,700
Exclusion of KPE(a)	(3,577,000)
New Capital Raised	2,099,600
Distributions	(2,808,600)
Investor Redemptions	(634,700)
Change in Value	8,674,200

December 31, 2009 AUM	$52,204,200

(a)
The assets under management reported prior to the Transactions reflected the NAV of KPE and its commitments to our funds. Subsequent to the Transactions, the NAV of KPE and its commitments to our funds are excluded from our calculation of assets under management, because these assets are now owned by us and no longer managed on behalf of a third-party investor.

        AUM was $52.2 billion at December 31, 2009, an increase of $3.7 billion, or 7.6%, compared to $48.5 billion at December 31, 2008. The increase was primarily attributable to $8.7 billion in net unrealized gains resulting from changes in the market value of our private equity portfolio companies and fixed income investment vehicles, as well as $2.1 billion of new capital raised in our private equity funds and separately managed accounts. The net unrealized investment gains in our private equity funds were driven by net unrealized gains of $2.7 billion, $1.7 billion, $0.8 billion, $0.8 billion and $0.4 billion in our 2006 Fund, Millennium Fund, European Fund II, European Fund and Asian Fund, respectively, with all other private equity funds also recording net unrealized gains during the period. Increased valuations in many of our portfolio companies, which were primarily related to both improvements in market comparables and individual company performance, coupled with an overall improvement in global markets, were the main contributors to the unrealized investment gains. Net unrealized gains in our separately managed accounts, fixed income investment funds and structured finance vehicles were $1.0 billion, $0.3 billion and $0.2 billion, respectively and were driven by improvements in the overall credit markets. Our investment portfolios for KFN, the Strategic Capital Funds, and our separately managed accounts primarily consisted of investments in corporate debt investments, including leveraged loans and high yield bonds, with both asset classes experiencing material price appreciation in the fiscal year ended December 31, 2009. This increase was partially offset by distributions totaling $2.8 billion, which included $2.0 billion from our fixed income investment vehicles due to the restructuring of a structured finance vehicle and $0.8 billion from our private equity funds (comprised of $0.5 billion of realized gains and $0.3 billion of return of original cost), as well as $0.6 billion of capital returned to investors in redemptions from one of our fixed income funds. In addition, the change in AUM from December 31, 2008 included a $3.6 billion reduction representing the exclusion of the NAV of KPE and its commitments to our funds.

Fee Paying Assets Under Management

        The following table reflects the changes in our fee paying assets under management from December 31, 2008 to December 31, 2009:

December 31, 2008 FPAUM	$43,411,800
Exclusion of KPE(a)	(3,238,500)
New Capital Raised	2,009,000
European Fund III/E2 Investors	(571,600)
Distributions	(325,058)
Investor Redemptions	(634,700)
Change in Value	2,128,858

December 31, 2009 FPAUM	$42,779,800

(a)
The fee paying assets under management reported prior to the Transactions reflected the NAV of KPE. Subsequent to the Transactions, the NAV of KPE is excluded from our calculation of fee paying assets under management, because these assets are now owned by us and are no longer managed on behalf of a third-party investor.

        FPAUM was $42.8 billion at December 31, 2009, a decrease of $0.6 billion, or 1.4%, compared to $43.4 billion at December 31, 2008. The decrease was primarily attributable to a $3.2 billion reduction representing the exclusion of the NAV of KPE and its commitments to our investment funds. In addition, the change in FPAUM included investor redemptions from one of our fixed income funds of $0.6 billion, distributions of $0.3 billion primarily representing the reduction of fee paying invested capital associated with realization activity in our private equity funds, and $0.6 billion related to committed capital that was transferred from a fee paying private equity fund (European Fund III) to a non-fee paying private equity fund (E2 Investors). E2 Investors was created to make follow-on investments in current European Fund II portfolio companies. The primary use of capital is intended to improve such companies' capital structures. We elected to create a new fund for these follow-on investment opportunities, rather than making these investments through our existing European private equity fund with uncalled commitments (European Fund III), so that European Fund II investors would have the opportunity to participate in the fund and avoid having their ownership interests in European Fund II portfolio companies diluted by the follow-on investments. In light of the economic environment that existed in 2009 when E2 Investors was raised, as well as the nature of the investments that the fund would be making (exclusively follow-on investments in existing European Fund II portfolio companies), as an inducement, we structured E2 Investors without a management fee and allowed European Fund III investors, many of whom had also invested in European Fund II, to transfer a portion of their uncalled commitments from European Fund III to E2 Investors. The decreases in FPAUM described above were partially offset by $2.1 billion in net unrealized gains primarily resulting from changes in the market value of our fixed income investment vehicles, and to a lesser extent foreign exchange adjustments on foreign denominated committed and invested capital, as well as new capital raised of $2.0 billion in our private equity funds and separately managed accounts. For additional discussion of our funds and other investment vehicles, please see "Business."

Uncalled Commitments

        As of December 31, 2009, our investment funds had $14.5 billion of remaining uncalled commitments that could be called for investment in new transactions.

Year ended December 31, 2008 compared to year ended December 31, 2007

Fees

        Fees were $235.2 million for the year ended December 31, 2008, a decrease of $627.1 million, or 72.7%, from the year ended December 31, 2007. The decrease was primarily due to a $641.8 million decrease in transaction fees, from $683.1 million to $41.3 million for the years ended December 31, 2007 and 2008, respectively, reflecting a decrease in transaction-fee generating private equity investments during the period. During the year ended December 31, 2008, we completed four transaction-fee generating transactions with a combined transaction value of $4.5 billion compared to thirteen transaction-fee generating transactions with a combined transaction value of $141.6 billion during the year ended December 31, 2007. Transaction fees are negotiated separately for each completed transaction based on the services that we provide and will also vary depending on the nature of the investment being made. In addition, management and incentive fees relating to KFN decreased $27.9 million primarily as a result of adverse credit market conditions. During the first, second and third quarters of 2007, we earned incentive fees from KFN totaling $17.5 million whereas in 2008 no such fees were earned due to KFN's financial performance not exceeding certain required benchmarks. Offsetting these decreases was a $41.8 million increase in monitoring fees primarily reflecting an increase in the average monitoring fee received as well as the receipt of a non-recurring $15.0 million advisory fee from one of our portfolio companies. During the year ended December 31, 2008, we had 33 portfolio companies that were paying an average fee of $3.0 million, compared with 40 portfolio companies that were paying an average fee of $1.7 million during the year ended December 31, 2007.

Expenses

        Expenses were $418.4 million for the year ended December 31, 2008, a decrease of $22.5 million, or 5.1%, from the year ended December 31, 2007. The decrease was primarily due to a $63.6 million decrease in employee compensation and benefits resulting from a decrease in incentive compensation in connection with lower bonuses in 2008 reflecting less favorable overall financial performance of our management companies when compared to the prior period, offset by increases relating to the hiring of additional personnel after December 31, 2007 in connection with the expansion of our business. Offsetting this decrease is the net impact of the following: (i) an increase in other operating expenses of $43.2 million primarily as a result of an increase in expenses in connection with the overall growth of our existing businesses; (ii) an increase in occupancy charges of $10.4 million reflecting the opening of new offices in Beijing, Sydney, Houston and Washington, D.C. subsequent to December 31, 2007 as well as an increase in existing office space, and (iii) a decrease in transaction related expenses of $12.5 million attributable to unconsummated transactions during the period, from $40.7 million to $28.2 million for the years ended December 31, 2007 and 2008, respectively, reflecting a slowdown in the overall level of investment activity during the period.

Net Gains (Losses) from Investment Activities

        Net losses from investment activities were $12.9 billion for the year ended December 31, 2008, a decrease of $14.1 billion compared to net gains from investment activities of $1.1 billion for the year ended December 31, 2007. The overall decrease in net gains (losses) from investment activities from the prior period was primarily attributable to a net decrease in changes in unrealized gains (losses) of $12.8 billion resulting primarily from decreases in the market value of our investment portfolio and to a lesser extent a decline in net realized gains of $1.3 billion resulting primarily from a lower level of realization activity during the period. Substantially all of our net gains (losses) from investment activities are related to our private equity investments. The following is a summary of the components of net gains (losses) from investment activities:

	Year Ended December 31,
	2008	2007
	($ in thousands)
Realized Gains	$446,856	$1,885,562
Unrealized Losses from Sales of Investments and Realization of Gains(a)	(345,477)	(1,709,601)
Realized Losses	(193,446)	(328,461)
Unrealized Gains from Sales of Investments and Realization of Losses(b)	101,402	255,720
Unrealized Gains from Changes in Fair Value	2,681,711	4,732,096
Unrealized Losses from Changes in Fair Value	(15,635,766)	(3,723,744)

Net Gains (Losses) from Investment Activities	$(12,944,720)	$1,111,572

(a)
Amounts represent the reversal of previously recognized unrealized gains in connection with realization events where such gains become realized.

(b)
Amounts represent the reversal of previously recognized unrealized losses in connection with realization events where such losses become realized.

Dividend Income

        Dividend income was $75.4 million for the year ended December 31, 2008, a decrease of $672.1 million, or 89.9%, from the year ended December 31, 2007. Our dividends are generally earned in connection with sales of significant operations undertaken by our portfolio companies resulting in available cash that is distributed to our private equity funds. During the year ended December 31, 2008, we received $74.2 million of dividends from two portfolio companies and an aggregate of $1.2 million of comparatively smaller dividends from other investments. During the year ended December 31, 2007, we received $717.7 million of dividends from eight portfolio companies and an aggregate of $29.8 million of comparatively smaller dividends from four portfolio companies.

Interest Income

        Interest income was $129.6 million for the year ended December 31, 2008, a decrease of $89.3 million, or 40.8%, from the year ended December 31, 2007. The decrease primarily reflects a $63.7 million decrease in interest income earned in our Public Markets segment that was attributable to the deconsolidation, during the second quarter of 2007, of one of the structured finance vehicles that we manage as well as a decrease of $66.6 million in interest income earned from cash management activities at the KPE Investment Partnership following the deployment of a greater percentage of its cash to investments. Cash management activities resulting in lower cash balances at our management companies resulted in a decrease in interest income of $7.3 million. Offsetting these decreases were increases in income earned from cash management activities at our private equity funds of $48.3 million.

Interest Expense

        Interest expense was $125.6 million for the year ended December 31, 2008, an increase of $39.3 million, or 45.6%, from the year ended December 31, 2007 and average outstanding borrowings were $2.2 billion and $1.5 billion for the years ended December 31, 2008 and 2007, respectively. The increase was primarily attributable to increased borrowings at the KPE Investment Partnership and leveraged structures used by the KPE Investment Partnership and our private equity funds to enhance returns on certain assets which collectively resulted in the recognition of $61.2 million of additional interest expense. In addition, interest expense increased at our management company and capital markets business by $9.8 million. This increase was due primarily to an increase in borrowings at the management company resulting in an additional $5.1 million in interest expense as well as the amortization of deferred financing costs incurred in connection with credit agreements entered into in early 2008 of $4.7 million. These increases were offset by a decrease of $31.7 million in our Public Markets segment resulting primarily from the deconsolidation, during the second quarter of 2007, of one of the structured finance vehicles that we manage.

Income (Loss) before Taxes

        Due to the factors described above, loss before taxes was $13.0 billion for the year ended December 31, 2008, a decrease of $15.5 billion compared to income before taxes of $2.4 billion for the year ended December 31, 2007.

Net (Loss) Income Attributable to Noncontrolling Interests

        Net (loss) income attributable to noncontrolling interests was $11.9 billion for the year ended December 31, 2008, a decrease of $13.4 billion compared to income attributable to noncontrolling interests of $1.6 billion for the year ended December 31, 2007. The decrease primarily reflects net loss attributable to noncontrolling interests, which were driven by the overall changes in the components of net gains (losses) from investment activities described above.

Assets Under Management

        The following table reflects the changes in our assets under management from December 31, 2007 to December 31, 2008:

December 31, 2007 AUM	$53,215,700
New Capital Raised	11,075,000
Distributions	(605,531)
Change in Value	(15,234,469)

December 31, 2008 AUM	$48,450,700

        AUM was $48.5 billion as of December 31, 2008, a decrease of $4.7 billion, or 8.8%, from December 31, 2007. The decrease was due primarily to $12.7 billion of net unrealized losses resulting from changes in the market values of the portfolio companies in our Private Markets segment, a $2.5 billion decrease in capital relating to one fixed income fund and certain structured finance vehicles that we manage, and $0.6 billion of distributions from our traditional private equity funds comprised of $0.5 billion of realized gains and $0.1 billion of original cost. The net unrealized investment losses in our private equity funds were driven by net unrealized losses of $3.4 billion, $3.0 billion, $2.6 billion, and $1.0 billion in our 2006 Fund, European Fund II, Millennium Fund, and European Fund, respectively, and $1.6 billion in KPE. All other private equity funds also recorded net unrealized losses during the period. Decreased valuations in many of our portfolio companies, in the aggregate, which were impacted by decreases in market comparables and individual company performance, coupled with global economies that were in recession, were the main contributors to the unrealized investment losses. Net unrealized losses in our specialty finance company, fixed income funds and separately managed accounts were $1.3 billion, $0.8 billion and $0.3 billion, respectively. Our managed entities held investments in corporate debt investments, including leveraged loans and high yield bonds, which experienced material price deterioration in the fiscal year ended December 31, 2008. These decreases were offset by the formation of the European Fund III, which received $6.4 billion of capital commitments from fund investors during 2008 and a $4.6 billion increase associated with capital managed on behalf of third party investors in our Public Markets segment.

Fee Paying Assets Under Management

        The following table reflects the changes in our fee paying assets under management from December 31, 2007 to December 31, 2008:

December 31, 2007 FPAUM	$39,862,168
New Capital Raised	8,775,000
Distributions	(755,387)
Change in European Fund II Fee Base	(272,659)
Change in Value	(4,197,322)

December 31, 2008 FPAUM	$43,411,800

        FPAUM was $43.4 billion as of December 31, 2008, an increase of $3.5 billion, or 8.8%, from December 31, 2007. The increase was due primarily to capital commitments from the formation of our European Fund III, which received $6.1 billion of fee paying capital commitments from fund investors during 2008, as well as $2.6 billion associated with capital managed on behalf of third party investors in our Public Markets segment. This increase was partially offset by $1.7 billion of net unrealized losses resulting primarily from changes in the NAV of KPE due to changes in the market value of our underlying private equity portfolio companies, a $2.4 billion decrease resulting from changes in the market value of our fixed income investment vehicles, distributions of $0.8 billion primarily representing the reduction of fee paying invested capital associated with realization activity in our private equity funds, and a $0.3 billion reduction in our fee base due to the European Fund II moving from its investment period to its post-investment period. FPAUM is based on committed capital during the investment period, which for the European Fund II amounted to $5,750.8 million. During the post-investment period, FPAUM is based on invested capital. Due to realizations during the investment period, which reduced invested capital by $272.7 million, FPAUM decreased by the same amount once this fund entered the post-investment period. For additional discussion of our funds and other investment vehicles, please see "Business."

Segment Analysis

        The following is a discussion of the results of our three reportable business segments for the three months ended March 31, 2009 and 2010 and the years ended December 31, 2007, 2008 and 2009. You should read this discussion in conjunction with the information included under "—Basis of Financial Presentation—Segment Results" and the consolidated and combined financial statements and related notes included elsewhere in this prospectus.

Private Markets Segment

        The following tables set forth information regarding the results of operations and certain key operating metrics for our Private Markets segment for the years ended December 31, 2007, 2008 and 2009, and the three months ended March 31, 2009 and 2010.

	Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
Fees
Management and Incentive Fees:
Management Fees	$258,325	$396,394	$415,207	$103,802	$98,160
Incentive Fees	—	—	—	—	—

Total Management and Incentive Fees	258,325	396,394	415,207	103,802	98,160

Net Monitoring and Transaction Fees:
Monitoring Fees	70,370	97,256	158,243	21,960	22,532
Transaction Fees	683,100	23,096	57,699	—	25,114
Total Fee Credits	(230,640)	(12,698)	(73,900)	(1,722)	(10,077)

Net Transaction and Monitoring Fees	522,830	107,654	142,042	20,238	37,569

Total Fees	781,155	504,048	557,249	124,040	135,729

Expenses
Employee Compensation and Benefits	177,957	135,204	147,801	36,398	40,841
Other Operating Expenses	186,811	212,692	169,357	39,431	38,671

Total Expenses	364,768	347,896	317,158	75,829	79,512

Fee Related Earnings	416,387	156,152	240,091	48,211	56,217

Investment Income
Gross Carried interest	305,656	(1,197,387)	826,193	(69,125)	322,840
Less: Allocation to KKR carry pool	(18,176)	8,156	(57,971)	(1,006)	(99,233)
Less: Management fee refunds	(26,798)	29,611	(22,720)	—	(83,740)

Net carried interest	260,682	(1,159,620)	745,502	(70,131)	139,867
Other investment income (loss)	97,945	(230,053)	128,528	(25,470)	(2,594)

Total Investment Income	358,627	(1,389,673)	874,030	(95,601)	137,273

Income (Loss) before Income (Loss) Attributable to Noncontrolling Interests	775,014	(1,233,521)	1,114,121	(47,390)	193,490
Income (Loss) Attributable to Noncontrolling Interests	—	—	497	—	(250)

Economic Net Income	$775,014	$(1,233,521)	$1,113,624	$(47,390)	$193,740

Assets Under Management (period end)	$42,234,800	$35,283,700	$38,842,900	$35,005,000	$40,943,100

Fee paying assets under management (period end)	$35,881,268	$39,244,700	$36,484,400	$40,280,500	$35,901,900

Committed Dollars Invested	$14,854,200	$3,168,800	$2,107,700	$18,000	$995,500

Uncalled Commitments (period end)	$11,530,417	$14,930,142	$13,728,100	$14,825,081	$12,844,300

Three months ended March 31, 2010 compared to three months ended March 31, 2009

Fees

        Fees in our Private Markets segment were $135.7 million for the three months ended March 31, 2010, an increase of $11.7 million, or 9.4%, from the three months ended March 31, 2009. The increase was primarily due to a $25.1 million increase in gross transaction fees, reflecting an increase in transaction-fee generating investments during the period. During the first quarter of 2010 there were four transaction fee generating investments with a combined transaction value of $2.6 billion. There were no transaction fee generating investments during the first quarter of 2009. Transaction fees are negotiated separately for each completed transaction based on the services that we provide and also vary depending on the nature of the investment being made. The increase in gross transaction fees was partially offset by an increase of $8.4 million in credits earned by limited partners under fee sharing arrangements in our private equity funds due primarily to the increase in transaction fees. In addition there was a $5.6 million decrease in management fees which was due primarily to the net result of the following: (i) an $8.2 million decrease in management fees associated with the exclusion of fees earned from KPE in the first quarter of 2010 as a result of the Combination Transaction on October 1, 2009; (ii) an increase of $6.3 million associated with a reduction in waived management fees and (iii) a decrease of $3.1 million relating to fee paying capital that was transferred from a fee paying private equity fund (European Fund III) to a non-fee paying private equity fund (E2 Investors) subsequent to the first quarter of 2009. The remainder of the decrease in management fees is due primarily to a reduction in fee paying capital at our private equity funds in connection with realization activity.

Expenses

        Expenses were $79.5 million for the three months ended March 31, 2010, an increase of $3.7 million, or 4.9%, from the three months ended March 31, 2009. The increase was primarily due to a $4.4 million increase in employee compensation and benefits which was due to the net effect of the following: (i) an $5.7 million increase in salaries and other benefits reflecting the hiring of additional personnel in connection with the expansion of our business as well as the inclusion of salaries relating to our senior principals in 2010 (in the prior period, such salaries were reflected as capital distributions as a result of operating as a private partnership prior to the Transactions), and (ii) a $1.3 million decrease in incentive compensation due to the net effect of a reduction in accrued bonuses in 2010 as a result of certain of our most senior employees receiving compensation in the form of distributions from KKR Holdings subsequent to the Transactions (in the prior period, such compensation was borne by KKR), partially offset by higher expected compensation for other employees in 2010 resulting from improved financial performance of our private markets management company. The remainder of the increase in expenses is primarily the result of the net impact of the following: (i) a $1.4 million increase in operating expenses relating to the inclusion of additional operating expenses in 2010 that were previously incurred by KPE in 2009; (ii) an increase in occupancy costs of $0.7 million primarily reflecting the opening of new offices subsequent to March 31, 2009, and (iii) a $2.8 million decrease in fund expenses primarily attributable to decreases in expenses associated with travel in connection with the monitoring and administration of our private equity portfolio.

Fee Related Earnings

        Due primarily to the increase in fees and expenses described above, fee related earnings in our Private Markets segment were $56.2 million for the three months ended March 31, 2010, an increase of $8.0 million, or 16.6%, from the three months ended March 31, 2009.

Investment Income

        Investment income was $137.3 million for the quarter ended March 31, 2010, an increase of $232.9 million compared to investment losses of $95.6 million for the quarter ended March 31, 2009. For the quarter ended March 31, 2010, investment income (loss) was comprised of (i) net carried interest of $139.9 million and (ii) other investment loss of $2.6 million which was comprised primarily of foreign exchange losses. The following table presents the components of net carried interest for the quarter ended March 31, 2010 and 2009.

	Three Months Ended March 31,
	2010	2009
Net Realized Gains (Losses)	$33,307	$—
Net Unrealized Gains (Losses)	224,699	(69,237)
Dividends and Interest	64,834	112

Gross carried interest	322,840	(69,125)

Less: Allocation to KKR carry pool	(99,233)	(1,006)
Less: Management fee refunds	(83,740)	—

Net carried interest	$139,867	$(70,131)

        Net realized gains (losses) for the three months ended March 31, 2010 consists of the partial sales of Eastman Kodak Company and Avago Technologies Limited. There were no realized gains (losses) during the three months ended March 31, 2009.

        The following table presents net unrealized gains (losses) of carried interest by fund for the three months ended March 31, 2010 and 2009.

	Three Months Ended March 31,
	2010	2009
2006 Fund	$81,252	$(33,365)
Millennium Fund	38,552	(23,999)
Asian Fund	40,293	—
European Fund	35,522	(8,148)
Co-Investment Vehicles	29,049	6,487
KKR E2 Investors (Annex Fund)	31
1996 Fund(a)	—	(10,212)

Total(a)	$224,699	$(69,237)

(a)
The above table excludes any funds for which there were no unrealized gains (losses) of carried interest during either of the periods presented. For the three months ended March 31, 2010 and 2009, these excluded funds were the European Fund II and European Fund III. In addition, subsequent to the Transactions, the 1996 Fund was no longer included in our results and therefore no unrealized gains (losses) of carried interest attributable to the 1996 Fund are included for the three months ended March 31, 2010.

        For the three months ended March 31, 2010, approximately 30% of unrealized gains were attributable to increased share prices of various publicly held investments, the most significant of which was Legrand Holdings S.A. (ENXTPA: LR). Our private portfolio contributed the remainder of the unrealized gains, with the largest contributors being Alliance Boots GmbH (healthcare sector), East Resources, Inc. (energy sector), The Nielsen Company B.V. (media sector) and MMI Holdings Limited (technology sector). The increased valuations, in the aggregate, generally related to both improvements in market comparables and individual company performance.

        For the three months ended March 31, 2009, approximately 50% of unrealized losses were attributable to decreased share prices of various publicly held investments, the most significant of which were Legrand Holdings S.A. (ENXTPA: LR), Rockwood Holdings, Inc. (NYSE: ROC) and Sealy Corporation (NYSE: ZZ). Our private portfolio contributed the remainder of the unrealized losses, the most significant of which were Legg Mason, Inc. (financial services sector), Harman International Industries, Inc. (consumer products sector), Aricent Inc. (technology sector), Capmark Financial Group Inc. (financial services sector), and SunGard Data Systems, Inc. (technology sector). These unrealized losses on privately held investments were partially offset by significant unrealized gains at HCA Inc. (healthcare sector) and Avago Technologies Limited (technology sector). The decreased valuations, in the aggregate, generally related to deterioration in market comparables and to a certain extent individual company performance.

        Dividend income for the three months ended March 31, 2010 consists primarily of dividends earned from HCA, Inc. The amount of carried interest earned during the first quarter of 2010 for those funds and vehicles eligible to receive carried interest amounted to $241.9 million, of which the carry pool was allocated approximately 40% with the remaining 60% allocated to KKR Group Holdings and KKR Holdings based on their respective ownership percentages. The decrease in other investment loss of $22.9 million relates primarily to the exclusion of investment gains and losses on capital invested by or on behalf of the general partners of our private equity funds in 2010. In connection with the Transactions on October 1, 2009, all capital invested by or on behalf of the general partners of our private equity funds was retained, and was not contributed to the KKR Group Partnerships. Accordingly, returns on such invested capital are not included in our private markets segment information for periods subsequent to October 1, 2009 and as such are not included in our segment results for the three months ended March 31, 2010.

Economic Net Income (Loss)

        Economic net income in our Private Markets segment was $193.7 million for the three months ended March 31, 2010, an increase of $241.1 million compared to an economic net loss of $47.4 million for the three months ended March 31, 2009. The increased investment income described above was the main contributor to the period over period increase in economic net income.

Assets Under Management

        The following table reflects the changes in our Private Markets AUM from December 31, 2009 to March 31, 2010.

December 31, 2009 AUM	$38,842,900
New Capital Raised	357,500
Distributions	(593,200)
Foreign Exchange	(225,700)
Change in Value	2,561,600

March 31, 2010	$40,943,100

        AUM in our Private Markets segment was $40.9 billion at March 31, 2010, an increase of $2.1 billion, or 5.4%, compared to $38.8 billion at December 31, 2009. The increase was primarily attributable to $2.6 billion of net unrealized gains resulting from changes in the market values of our portfolio companies, as well as $0.4 billion in new capital raised relating primarily to our natural resources initiative. The net unrealized investment gains in our private equity funds were driven by net unrealized gains of $0.9 billion, $0.6 billion, $0.3 billion, $0.3 billion, and $0.2 billion in our 2006 Fund, Millennium Fund, European Fund II, European Fund and Asian Fund, respectively. All other private equity funds recorded net unrealized gains during the period. Approximately one-third of the change in value for the three months ended March 31, 2010 was attributable to increased share prices of various publicly held investments, notably Legrand Holdings S.A. (ENXTPA: LR), Dollar General Corporation (NYSE: DG) and Avago Technologies Limited (NYSE: AVGO). Our private portfolio contributed the remainder of the change in value, with the largest contributors being unrealized gains relating to HCA Inc. (healthcare sector), Alliance Boots GmbH (healthcare sector) and East Resources, Inc. (energy sector). These unrealized gains were partially offset by an unrealized loss relating to Energy Future Holdings Corp. (energy sector). The increased valuations in the aggregate, generally related to both improvements in market comparables and individual company performance, coupled with an overall improvement in global markets. This increase was partially offset by distributions from our funds totaling $0.6 billion comprised of $0.5 billion of realized gains and $0.1 billion of return of original cost, as well as $0.2 billion related to foreign exchange adjustments on foreign denominated commitments to our funds.

Fee Paying Assets Under Management

        The following table reflects the changes in our Private Markets FPAUM from December 31, 2009 to March 31, 2010:

December 31, 2009 FPAUM	$36,484,400
New Capital Raised	350,000
Distributions	(653,300)
Foreign Exchange	(293,400)
Change in Value	14,200

March 31, 2010 FPAUM	$35,901,900

        FPAUM in our Private Markets segment was $35.9 billion at March 31, 2010, a $0.6 billion decrease, or 1.6%, compared to $36.5 billion at December 31, 2009. The decrease was primarily attributable to distributions of $0.7 billion primarily representing a reduction of capital associated with realization activity and to a lesser extent a $0.3 billion decrease from foreign exchange adjustments on foreign denominated commitments to our funds. These decreases were partially offset by new capital raised of $0.4 billion relating primarily to our natural resources initiative. For additional discussion of our private equity funds and other Private Markets investment vehicles, please see "Business."

Committed Dollars Invested

        Committed dollars invested were $1.0 billion for the three months ended March 31, 2010, an increase of $1.0 billion from the three months ended March 31, 2009. The increase was due primarily to an increase in both the size and transaction volume of private equity investments closed during the first quarter of 2010 as compared with the first quarter of 2009.

Uncalled Commitments

        As of March 31, 2009, our Private Markets segment had $12.8 billion of remaining uncalled capital commitments that could be called for investment in new transactions.

Year ended December 31, 2009 Compared to Year ended December 31, 2008

Fees

        Fees in our Private Markets segment were $557.2 million for the year ended December 31, 2009, an increase of $53.2 million, or 10.6%, from the year ended December 31, 2008. The increase was primarily due to a $34.4 million increase in net transaction and monitoring fees. Transaction fees are negotiated separately for each completed transaction based on the services that we provide and will also vary depending on the nature of the investment being made. The increase in net transaction and monitoring fees was primarily the result of (i) an increase in gross transaction fees of $34.6 million reflecting an increase in transaction-fee generating private equity investments during the period (we completed twelve transaction-fee generating transactions with a combined transaction value of $5.1 billion in 2009 compared to four transaction-fee generating transactions in 2008 with a combined transaction value of $4.5 billion); (ii) an increase in gross monitoring fees of $61.0 million reflecting the net impact of an increase of $72.2 million relating to fees received for the termination of monitoring fee contracts in connection with public equity offerings of two of our portfolio companies and a net $11.2 million decrease in fees received from certain portfolio companies due primarily to a decline in the number of portfolio companies paying a monitoring fee and a lower average fee received; and (iii) an increase in credits earned by limited partners under fee sharing arrangements in our private equity funds of $61.2 million due to the increase in transaction and monitoring fees. During the year ended December 31, 2009, excluding one-time fees received from the termination of monitoring fee contracts, we had 30 portfolio companies that were paying an average monitoring fee of $2.9 million, compared with 33 portfolio companies that were paying an average fee of $3.0 million during the year ended December 31, 2008. In addition there was an $18.8 million increase in management fees which was primarily the result of a full year of fees associated with the European III fund which began earning fees in the second quarter of 2008.

Expenses

        Expenses were $317.2 million for the year ended December 31, 2009, a decrease of $30.7 million, or 8.8%, from the year ended December 31, 2008. The decrease was primarily due to the net impact of the following: (i) a decrease in transaction related expenses of $14.0 million attributable to unconsummated transactions during the period, from $28.2 million to $14.2 million for the years ended December 31, 2008 and 2009, respectively; (ii) decreases in operating expenses of $36.4 million (excluding the non-recurring charge described below) primarily as a result of a reduction in professional and other service provider fees due to our efforts to actively manage our expense base in a deteriorating economic environment; (iii) an increase in occupancy costs of $7.1 million reflecting the opening of new offices subsequent to December 31, 2008 as well as an increase in existing office space; and (iv) an increase in employee compensation and benefits expense of $12.6 million resulting from an increase in salaries reflecting the hiring of additional personnel in connection with the expansion of our business as well as an increase in incentive compensation in connection with higher bonuses in 2009 reflecting improved overall financial performance of our private markets management company when compared to the prior period. Our Private Markets expenses exclude a $34.8 million charge incurred in connection with the Transactions. Management has excluded this charge from our segment financial information as such amount will be not be considered when assessing the performance of or allocating resources to, each of our business segments, and is non-recurring in nature. On a consolidated basis, this charge is included in general, administrative and other expenses.

Fee Related Earnings

        Due primarily to the increase in fees described above, fee related earnings in our Private Markets segment were $240.1 million for the year ended December 31, 2009, an increase of $83.9 million, or 53.7%, from the year ended December 31, 2008.

Investment Income (Loss)

        Investment income was $874.0 million for the year ended December 31, 2009, an increase of $2.3 billion compared to investment losses of $1.4 billion for the year ended December 31, 2008. For the year ended December 31, 2009, investment income (loss) was comprised of (i) net carried interest of $745.5 million and (ii) other investment income (loss) of $128.5 million, which includes net gains from investment activities of $106.4 million, dividends of $23.7 million and net interest expense of $1.6 million. The following table presents the components of net carried interest for the years ended December 31, 2009 and 2008.

	Year Ended December 31,
	2009	2008
Net Realized Gains (Losses)	$(44,136)	$67,709
Net Unrealized Gains (Losses)	835,028	(1,279,358)
Dividends and Interest	35,301	14,262

Gross carried interest	826,193	(1,197,387)
Less: Allocation to KKR carry pool	(57,971)	8,156
Less: Management fee refunds	(22,720)	29,611

Net carried interest	$745,502	$(1,159,620)

        Net realized gains (losses) for the year ended December 31, 2009 consists primarily of the write-off of our investment in Masonite International, Inc., offset by realized gains on initial public offerings of Avago Technologies Limited and Dollar General Corporation. Net realized gains (losses) for the year ended December 31, 2008 consists primarily of the partial sale of Rockwood Holdings, Inc. and the sale of Demag Holdings Sarl.

        The following table presents net unrealized gains (losses) of carried interest by fund for the years ended December 31, 2009 and 2008.

	Year Ended December 31,
	2009	2008
Millennium Fund	$380,054	$(512,564)
2006 Fund	203,762	(305,449)
European Fund	123,834	(268,885)
Co-Investment Vehicles	57,183	3,244
1996 Fund(a)	47,773	(145,088)
Asian Fund	22,422	—
European Fund II	—	(50,616)

Total(a)	$835,028	$(1,279,358)

(a)
The above table excludes any funds for which there were no unrealized gains (losses) of carried interest during either of the periods presented. For the years ended December 31, 2009 and 2008, these excluded funds were the European Fund III and KKR E2 Investors (Annex Fund). In addition, subsequent to the Transactions, the 1996 Fund was no longer included in our results. As such, net unrealized gains (losses) of carried interest attributable to the 1996 Fund are only included through September 30, 2009.

        For the year ended December 31, 2009, approximately 40% of unrealized gains were attributable to increased share prices of various publicly held investments, the most significant of which were Legrand Holdings S.A. (ENXTPA: LR), Avago Technologies Limited (NYSE: AVGO), Sealy Corporation (NYSE: ZZ) and Rockwood Holdings, Inc. (NYSE: ROC). Our private portfolio contributed the remainder of the unrealized gains, the most significant of which were HCA Inc. (healthcare sector), KKR Debt Investors S.A.R.L. (financial services sector), and Alliance Boots GmbH (healthcare sector). In addition, there was a significant unrealized gain due to the reversal of a previously recognized unrealized loss in connection with the write-off of our investment in Masonite International Inc. (manufacturing sector) where the loss became realized. The increased valuations, in the aggregate, generally related to both improvements in market comparables and individual company performance.

        For the year ended December 31, 2008, approximately 40% of unrealized losses were attributable to decreased share prices of various publicly held investments, the most significant of which were Legrand Holdings S.A. (ENXTPA: LR), Rockwood Holdings, Inc. (NYSE: ROC) and Sealy Corporation (NYSE: ZZ). Our private portfolio contributed the remainder of the unrealized losses, the most significant of which were Capmark Financial Group Inc. (financial services sector), PagesJaunes Groupe S.A. (media sector), Alliance Boots GmbH (healthcare sector), and ProSieben SAT.1 Media AG (media sector). The decreased valuations, in the aggregate, generally related to deterioration in market comparables and to a certain extent individual company performance.

        Dividend income for the year ended December 31, 2009 consists primarily of dividends earned from Dollar General Corporation and Legrand Holdings S.A. Dividend income for the year ended December 31, 2008 consists primarily of dividends earned from Legrand Holdings S.A. The amount of carried interest earned during the fourth quarter of fiscal year 2009 for those funds and vehicles eligible to receive carried interest amounted to $92.3 million of which the carry pool will be allocated 40% and the remaining 60% allocated to KKR Group Holdings and KKR Holdings based on their respective ownership percentages. The increase in other investment income of $358.6 million from the year ended December 31, 2008 is primarily due to an increase in net unrealized gains from increases in the market value of capital invested by or on behalf of the general partners of our private equity funds.

Economic Net Income (Loss)

        Economic net income in our Private Markets segment was $1.1 billion for the year ended December 31, 2009, an increase of $2.3 billion compared to economic net loss of $1.2 billion for the year ended December 31, 2008. The increased investment income described above was the main contributor to the period over period increase in economic net income.

Assets Under Management

        The following table reflects the changes in our Private Markets assets under management from December 31, 2008 to December 31, 2009:

December 31, 2008 AUM	$35,283,700
Exclusion of KPE(a)	(3,514,400)
New Capital Raised	683,300
Distributions	(808,600)
Change in Value	7,198,900

December 31, 2009 AUM	$38,842,900

(a)
The assets under management reported prior to the Transactions reflected the NAV of KPE and its commitments to our funds. Subsequent to the Transactions, the NAV of KPE and its commitments to our funds are excluded from our calculation of assets under management, because these assets are now owned by us and no longer managed on behalf of a third-party investor.

        AUM in our Private Markets segment was $38.8 billion at December 31, 2009, an increase of $3.5 billion, or 9.9%, compared to $35.3 billion at December 31, 2008. The increase was primarily attributable to $7.2 billion of net unrealized gains resulting from changes in the market values of our portfolio companies, as well as $0.7 billion in new capital raised in our European III Fund, E2 Investors and separately managed accounts. The net unrealized investment gains were driven by net unrealized gains of $2.7 billion, $1.7 billion, $0.8 billion, $0.8 billion and $0.4 billion in our 2006 Fund, Millennium Fund, European Fund II, European Fund and Asian Fund, respectively, with all other funds also recording net realized gains during the period. Over 50% of the change in value for the year ended December 31, 2009 was attributable to increased share prices of various publicly held investments, notably Dollar General Corporation (NYSE: DG), which we took public in the fourth quarter of 2009, Avago Technologies Limited (NYSE: AVGO), which went public in the third quarter of 2009, and Legrand Holdings S.A. (ENXTPA: LR). Our private portfolio contributed the remainder of the change in value, with the largest contributors being unrealized gains relating to HCA Inc. (healthcare sector) and Alliance Boots GmbH (healthcare sector). These unrealized gains were partially offset by a significant unrealized loss relating to Energy Future Holdings Corp. (energy sector). The increased valuations, in the aggregate, generally related to both improvements in market comparables and individual company performance, coupled with an overall improvement in global markets. This increase was partially offset by distributions from our funds totaling $0.8 billion comprised of $0.5 billion of realized gains and $0.3 billion of return of original cost. In addition, the change in AUM included a $3.5 billion reduction representing the exclusion of the NAV of KPE and its commitments to our investment funds.

Fee Paying Assets Under Management

        The following table reflects the changes in our Private Markets fee paying assets under management from December 31, 2008 to December 31, 2009:

December 31, 2008 FPAUM	$39,244,800
Exclusion of KPE(a)	(3,175,900)
New Capital Raised	609,000
European Fund III/E2 Investors	(571,600)
Distributions	(325,058)
Change in Value	703,158

December 31, 2009 FPAUM	$36,484,400

(a)
The fee paying assets under management reported prior to the Transactions reflected the NAV of KPE. Subsequent to the Transactions, the NAV of KPE is excluded from our calculation of fee paying assets under management, because these assets are now owned by us and are no longer managed on behalf of a third-party investor.

        FPAUM in our Private Markets segment was $36.5 billion at December 31, 2009, a $2.7 billion decrease, or 6.9%, compared to $39.2 billion at December 31, 2008. The decrease was primarily attributable to a $3.2 billion reduction representing the exclusion of the NAV of KPE and its commitments to our investment funds. In addition, the decrease was attributable to distributions of $0.3 billion primarily representing the reduction of capital associated with realization activity and $0.6 billion related to capital that was transferred from a fee paying private equity fund (European Fund III) to a non-fee paying private equity fund (E2 Investors). These decreases were partially offset by new capital raised of $0.6 billion in our European III Fund and separately managed accounts and $0.7 billion of foreign exchange adjustments on foreign denominated committed and invested capital. For additional discussion of our private equity funds and private equity fund vehicles, please see "Business."

Committed Dollars Invested

        Committed dollars invested were $2.1 billion for the year ended December 31, 2009, a decrease of $1.1 billion, or 33.5%, from the year ended December 31, 2008. The decrease was due primarily to a decrease in both the size and transaction volume of private equity investments closed during 2009 as compared with 2008.

Uncalled Commitments

        As of December 31, 2009, our private equity funds had $13.7 billion of remaining uncalled capital commitments that could be called to make investments.

Year ended December 31, 2008 compared to year ended December 31, 2007

Fees

        Fees in our Private Markets segment were $504.0 million for the year ended December 31, 2008, a decrease of $277.1 million, or 35.5%, from the year ended December 31, 2007. The decrease was primarily due to a decrease in gross transaction fees earned in our Private Markets segment of $660.0 million reflecting a decrease in transaction-fee generating private equity investments during the period. We completed four transaction-fee generating transactions in 2008 with a combined transaction value of $4.5 billion compared to thirteen transaction-fee generating transactions in 2007 with a combined transaction value of $141.6 billion. Transaction fees are negotiated separately for each completed transaction based on the services that we provide and will also vary depending on the nature of the investment being made. Offsetting this decrease was an increase in management fees relating to our private equity funds of $138.1 million. The increase was primarily due to an increase of $100.6 million relating to the formation of the European III fund which began earning fees in the second quarter of 2008 as well as a full year of fees in 2008 relating to the Asian Fund formed in mid-2007. Gross monitoring fees increased $26.9 million in our Private Markets segment primarily reflecting an increase in the average monitoring fee received. During the year ended December 31, 2008, we had 33 portfolio companies that were paying an average fee of $3.0 million, compared with 40 portfolio companies that were paying an average fee of $1.7 million during the year ended December 31, 2007. In addition, a $217.9 increase was related to a decrease in fee credits earned by limited partners under fee sharing arrangements in our private equity funds primarily as a result of reduced transaction fees partially offset by the increase in monitoring fees.

Expenses

        Expenses in our Private Markets segment were $347.9 million for the year ended December 31, 2008, a decrease of $16.9 million, or 4.6%, from the year ended December 31, 2007. The decrease was primarily due to a $42.8 million decrease in employee compensation and benefits resulting from a decrease in incentive compensation in connection with lower bonuses in 2008 reflecting the lower income of our private markets management company when compared to the prior period, offset by increases relating to the hiring of additional personnel after December 31, 2007 in connection with the expansion of our business. Offsetting this decrease is the net impact of the following: (i) an increase in other operating expenses of $29.1 million primarily as a result of an increase in expenses in connection with the overall growth of our existing businesses; (ii) an increase in occupancy charges of $9.3 million reflecting the opening of new offices in Beijing, Sydney, Houston and Washington, D.C. subsequent to December 31, 2007 as well as an increase in existing office space and (iii) a decrease in transaction related expenses of $12.5 million attributable to unconsummated transactions, from $40.7 million to $28.2 million for the years ended December 31, 2007 and 2008, respectively, reflecting a slowdown in the overall level of investment activity during the period.

Fee Related Earnings

        Fee related earnings in our Private Markets segment were $156.2 million for the year ended December 31, 2008, a decrease of $260.2 million, or 62.5%, from the year ended December 31, 2007. The significant decrease in fees, as described above, was the main contributor to the year over year decrease in fee related earnings.

Investment Income (Loss)

        Other investment income (loss) is comprised of realized and unrealized gains (losses) and dividends on capital invested by the general partners of our funds, interest income and interest expense. Investment losses were $1.4 billion for the year ended December 31, 2008, a decrease of $1.8 billion compared to investment income of $358.6 million for the year ended December 31, 2007. Investment income was comprised of net losses from investment activities of $1.4 billion, dividends of $18.7 million and net interest expense of $1.8 million. The overall decrease in net gains from investment activities compared to the prior period was primarily attributable to a net decrease in changes in unrealized gains (losses) of $1.4 billion resulting primarily from net decreases in the market value of our investment portfolio and to a lesser extent a decline in net realized gains of $279.1 million resulting primarily from a lower level of sales activity during the period. Dividends decreased $144.0 million as a result of fewer dividends as well as a lower average dividend received during 2008 while net interest expense increased $16.3 million primarily as a result of increased borrowings as well as the amortization of deferred financing costs incurred in connection with credit agreements entered into in early 2008 at our management company and capital markets business. Carried interest represented $(1.2) billion of total investment losses for the year ended December 31, 2008 and $0.3 billion of total investment income for the year ended December 31, 2007. The following table presents the components of net carried interest for the years ended December 31, 2008 and 2007.

	Year Ended December 31,
	2008	2007
Net Realized Gains (Losses)	$67,709	$250,249
Net Unrealized Gains (Losses)	(1,279,358)	(82,687)
Dividends and Interest	14,262	138,094

Gross carried interest	(1,197,387)	305,656
Less: Allocation to KKR carry pool	8,156	(18,176)
Less: Management fee refunds	29,611	(26,798)

Net carried interest	$(1,159,620)	$260,682

        Net realized gains (losses) for the year ended December 31, 2008 consists primarily of the partial sale of Rockwood Holdings, Inc. and the sale of Demag Holdings Sarl. Net realized gains (losses) for the year ended December 31, 2007 consists primarily of realized gains on the sales of (i) International Transmission Holdings Corporation, (ii) FL Selenia SPA, and (iii) SBS Broadcasting S.A. along with the partial sales of KSL Holdings and Duales System Deutschland Gmbh. These realized gains were offset by realized losses on the sale of The Alea Group.

        The following table presents net unrealized gains (losses) of carried interest by fund for the years ended December 31, 2008 and 2007.

	Year Ended December 31,
	2008	2007
Millennium Fund	$(512,564)	$(104,376)
2006 Fund	(305,449)	17,213
European Fund	(268,885)	(31,849)
1996 Fund	(145,088)	90,561
European Fund II	(50,616)	(54,236)
Co-Investment Vehicles	3,244	—

Total(a)	$(1,279,358)	$(82,687)

(a)
The above table excludes any funds for which there were no unrealized gains (losses) of carried interest during either of the periods presented. For the years ended December 31, 2008 and 2007, these excluded funds were the Asian Fund and for the year ended December 31, 2008 the European Fund III.

        For the year ended December 31, 2008, approximately 40% of unrealized losses were attributable to decreased share prices of various publicly held investments, the most significant of which were Legrand Holdings S.A. (ENXTPA: LR), Rockwood Holdings, Inc. (NYSE: ROC) and Sealy Corporation (NYSE: ZZ). Our private portfolio contributed the remainder of the unrealized losses, the most significant of which were Capmark Financial Group Inc. (financial services sector), PagesJaunes

Groupe S.A. (media sector), Alliance Boots GmbH (healthcare sector), and ProSieben SAT.1 Media AG (media sector). The decreased valuations, in the aggregate, generally related to deterioration in market comparables and to a certain extent individual company performance.

        For the year ended December 31, 2007, the net unrealized losses were primarily related to reversals of previously recognized unrealized gains in connection with the realized gains described above for International Transmission Holdings Corporation, FL Selenia SPA, SBS Broadcasting S.A., KSL Holdings and Duales System Deutschland GmbH. In addition, there was a significant unrealized loss due to a write-down at A.T.U. Auto-Teile-Unger Holding GmbH (retail sector). These unrealized losses were partially offset by unrealized gains, the most significant of which were an increase in the public share price of Legrand Holdings S.A. (ENXTPA: LR) and an unrealized gain at privately held Visant Corporation (media sector). There was also a significant unrealized gain due to the reversal of a previously recognized unrealized loss in connection with the sale of Alea Group (financial services sector) where the loss became realized. The changes in the valuations, in the aggregate, generally related to changes in market comparables and to a certain extent individual company performance.

        Dividend income for the year ended December 31, 2008 consists primarily of dividends earned from Legrand Holdings S.A. across various funds. Dividend income for the year ended December 31, 2007 consists primarily of dividends earned from (i) Maxeda B.V. across various funds, (ii) BIS Industries Limited across various funds, (iii) Legrand Holdings S.A. across various funds, (iv) KSL Holdings from our Millennium Fund, and (v) PagesJaunes Groupe S.A. across various funds.

Economic Net Income (Loss)

        Economic net loss in our Private Markets segment was $1.2 billion for the year ended December 31, 2008, a decrease of $2.0 billion compared to economic net income of $0.8 billion for the year ended December 31, 2007. The investment losses described above were the main contributors to the period over period decrease in economic net income.

Assets Under Management

        The following table reflects the changes in our Private Markets assets under management from December 31, 2007 to December 31, 2008:

December 31, 2007 AUM	$42,234,800
New Capital Raised	6,441,000
Distributions	(605,531)
Change in Value	(12,786,569)

December 31, 2008 AUM	$35,283,700

        AUM in our Private Markets segment were $35.3 billion as of December 31, 2008, a decrease of $6.9 billion, or 16.4%, from December 31, 2007. The decrease was due primarily to $12.8 billion of net unrealized losses resulting from changes in the market values of our portfolio companies in our Private Markets segment and $0.6 billion of distributions from our traditional private equity funds comprised of $0.5 billion of realized gains and $0.1 billion of original cost. The net unrealized losses were driven by net unrealized losses of $3.4 billion, $3.0 billion, $2.6 billion and $1.0 billion in our 2006 Fund, European Fund II, Millennium Fund and European Fund, respectively, and $1.6 billion in KPE. All other funds also recorded net unrealized losses during the period. Approximately 20% of the change in value for the year ended December 31, 2008 was attributable to reduced share prices of various publicly held investments, notably Legrand Holdings S.A. (ENXTPA: LR), Rockwood Holdings, Inc. (NYSE: ROC) and Sealy Corporation (NYSE: ZZ). Our private portfolio contributed the remainder of the change in value, with the largest contributors being unrealized losses relating to First Data Corporation (financial services sector), NXP B.V. (technology sector), Alliance Boots GmbH

(healthcare sector), Capmark Financial Group Inc. (financial services sector), PagesJaunes Groupe S.A. (media sector), Energy Future Holdings Corp. (energy sector) and ProSiebenSat.1 Media AG (media sector). The decreased valuations, in the aggregate, generally were impacted by decreases in market comparables and individual company performance, coupled with global economies that were in recession. Offsetting these decreases were increases associated with the formation of our European Fund III, which received $6.4 billion of capital commitments from fund investors during the year ended December 31, 2008.

Fee Paying Assets Under Management

        The following table reflects the changes in our Private Markets fee paying assets under management from December 31, 2007 to December 31, 2008:

December 31, 2007 FPAUM	$35,881,268
New Capital Raised	6,141,000
Distributions	(755,387)
Change in European Fund II Fee Base	(272,659)
Change in Value	(1,749,422)

December 31, 2008 FPAUM	$39,244,800

        FPAUM in our Private Markets segment was $39.2 billion at December 31, 2008, an increase of $3.3 billion, or 9.2%, compared to $35.9 billion at December 31, 2007. This increase was due primarily to capital commitments from the formation of our European Fund III, which received $6.1 billion of fee paying capital commitments from fund investors during 2008. This increase was partially offset by $1.7 billion of net unrealized losses resulting primarily from changes in the NAV of KPE due to changes in the market value of its underlying private equity portfolio companies, distributions of $0.8 billion primarily representing the reduction of fee paying invested capital associated with realization activity, as well as $0.3 billion reduction in fee base due to the European Fund II moving from its investment period to its post-investment period. FPAUM is based on committed capital during the investment period, which for the European Fund II amounted to $5,750.8 million. During the post-investment period, FPAUM is based on invested capital. Due to realizations during the investment period, which reduced invested capital by $272.7 million, FPAUM decreased by the same amount once this fund entered the post-investment period. For additional discussion of our private equity funds and private equity fund vehicles, please see "Business."

Committed Dollars Invested

        Committed dollars invested were $3.2 billion for the year ended December 31, 2008, a decrease of $11.7 billion, or 78.7%, from the year ended December 31, 2007. The decrease was due primarily to a decrease in the number of private equity transactions closed during the year ended December 31, 2008.

Uncalled Commitments

        As of December 31, 2008, our private equity funds had $14.9 billion of remaining unused capital commitments that could be called for investment in new private equity transactions.

Public Markets Segment

        The following tables set forth information regarding the results of operations and certain key operating metrics for our Public Markets segment for the three months ended March 31, 2009 and 2010 and the years ended December 31, 2007, 2008 and 2009.

	Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
Fees
Management and Incentive Fees:
Management Fees	$53,183	$59,342	$50,754	$12,068	$12,869
Incentive Fees	23,335	—	4,472	—	12,500

Total Management and Incentive Fees	76,518	59,342	55,226	12,068	25,369

Net Transaction Fees:
Transaction Fees	—	—	—	—	5,823
Total Fee Credits	—	—	—	—	(4,190)

Net Transaction Fees	—	—	—	—	1,633

Total Fees	76,518	59,342	55,226	12,068	27,002

Expenses
Employee Compensation and Benefits	23,518	20,566	24,086	5,623	7,142
Other Operating Expenses	4,928	6,200	20,586	6,121	4,165

Total Expenses	28,446	26,766	44,672	11,744	11,307

Fee Related Earnings	48,072	32,576	10,554	324	15,695

Investment Income
Gross Carried interest	—	—	—	—	371
Less: Allocation to KKR carry pool	—	—	—	—	(149)

Net carried interest	—			—	222
Other investment income (loss)	15,006	10,687	(5,260)	(660)	508

Total Investment Income	15,006	10,687	(5,260)	(660)	730

Income (Loss) before Income (Loss) Attributable to Noncontrolling Interests	63,078	43,263	5,294	(336)	16,425
Income (Loss) Attributable to Noncontrolling Interests	23,264	6,421	15	—	145

Economic Net Income	$39,814	$36,842	$5,279	$(336)	$16,280

Assets under management (period end)	$10,980,900	$13,167,000	$13,361,300	$12,335,000	$13,765,600

Fee paying assets under management (period end)	$3,980,900	$4,167,000	$6,295,400	$4,620,000	$6,627,000

Uncalled Commitments (period end)	$—	$—	$816,327	$—	$1,390,500

Three months ended March 31, 2010 compared to three months ended March 31, 2009

Fees

        Our Public Markets segment earned fees of $27.0 million for the three months ended March 31, 2010, an increase of $14.9 million from the three months ended March 31, 2009. The increase is primarily the result of $12.5 million of incentive fees earned from KFN as a result of KFN's financial performance exceeding certain required benchmarks in the three months ended March 31, 2010. No such fee was earned in the first quarter of 2009. In addition, our Public Markets segment earned

$1.6 million of net transaction fees in the period ended March 31, 2010. During the first quarter of 2010 there were two transaction fee generating investments with a combined transaction value of $1.2 billion. There were no transaction fee generating investments during the first quarter of 2009. Transaction fees are negotiated separately for each completed transaction based on the services that we provide and also vary depending on the nature of the investment being made.

Expenses

        Expenses in our Public Markets segment were $11.3 million for the three months ended March 31, 2010, a decrease of $0.4 million, or 3.7% from the three months ended March 31, 2009. The decrease was primarily due to a decrease in other operating expenses of $2.0 million reflecting expense reductions across the segment. Offsetting this decrease was an increase in employee compensation and benefits expense of $1.5 million related primarily to an increase in incentive compensation which reflects the net impact of: (i) an increase in incentive compensation reflecting the net effect of higher expected bonuses in 2010 resulting from improved overall financial performance of our public markets management company when compared to the prior period and the hiring of additional personnel and (ii) a reduction in accrued incentive compensation in 2010 as a result of certain of our most senior employees receiving compensation in the form of distributions from KKR Holdings subsequent to the Transactions (in the prior period, such compensation was borne by KKR).

Investment Income (Loss)

        Our Public Markets segment had investment income of $0.7 million for the three months ended March 31, 2010, an increase of $1.4 million from the three months ended March 31, 2009. The increase was primarily driven by net carried interest earned in the period ended March 31, 2010 as a result of the favorable performance of our investment vehicles, as well as an increase in the market value of KFN shares that we hold.

Fee Related Earnings

        Due primarily to the increase in fees described above, fee related earnings in our Public Markets segment were $15.7 million for the three months ended March 31, 2010, an increase of $15.4 million compared to fee related earnings of $0.3 million for the three months ended March 31, 2009.

Economic Net Income

        Economic net income in our Public Markets segment was $16.3 million for the three months ended March 31, 2010, an increase of $16.6 million compared to an economic net loss of $0.3 million for the three months ended March 31, 2009. The increase in fee related earnings described above was the main contributor to the period over period increase in economic net income.

Assets Under Management

        The following table reflects the changes in our Public Markets AUM from December 31, 2009 to March 31, 2010:

December 31, 2009 AUM	$13,361,300
New Capital Raised	415,300
Distributions	(450,000)
Change in Value	439,000

March 31, 2010 AUM	$13,765,600

        AUM in our Public Markets segment was $13.8 billion at March 31, 2010, an increase of $0.4 billion, or 3.0%, compared to $13.4 billion at December 31, 2009. The increase was driven by $0.4 billion of net unrealized gains resulting from improvement in the overall credit markets. Our portfolios for KFN (including its majority-owned subsidiaries), the Strategic Capital Funds, and our separately managed accounts primarily consisted of corporate debt, including leveraged loans and high yield bonds, with both asset classes experiencing price appreciation in the quarter ended March 31, 2010. In addition to the unrealized appreciation on the portfolios noted above, we raised $0.4 billion in new capital in our investment funds and separately managed accounts. Offsetting these increases were $0.4 billion of distributions in our separately managed accounts.

Fee Paying Assets Under Management

        The following table reflects the changes in our Public Markets FPAUM from December 31, 2009 to March 31, 2010:

December 31, 2009 FPAUM	$6,295,400
New Capital Raised	340,300
Distributions	(450,000)
Change in Value	441,300

March 31, 2010 FPAUM	$6,627,000

        FPAUM in our Public Markets segment was $6.6 billion at March 31, 2010, an increase of $0.3 billion, or 5.3%, compared to $6.3 billion at December 31, 2009. This increase was primarily driven by $0.4 billion of net unrealized gains resulting from improvements in the overall credit markets. Our portfolios for KFN (including its majority-owned subsidiaries), the Strategic Capital Funds, and our separately managed accounts primarily consisted of corporate debt, including leveraged loans and high yield bonds, with both asset classes experiencing price appreciation in the quarter ended March 31, 2010. In addition to the unrealized appreciation on the portfolios noted above, we raised $0.3 billion in new fee paying capital in our investment funds and separately managed accounts. Offsetting these increases were $0.4 billion of distributions in our separately managed accounts. For additional discussion of our investment funds, structured finance vehicles, and separately managed accounts, please see "Business."

Uncalled Commitments

        As of March 31, 2010, our Public Markets segment had $1.4 billion of remaining uncalled capital commitments that could be called for investment in new transactions.

Year ended December 31, 2009 compared to year ended December 31, 2008

Fees

        Our Public Markets segment earned fees of $55.2 million for the year ended December 31, 2009, a decrease of $4.1 million, or 6.9%, from the year ended December 31, 2008. The decrease is primarily the result of a $15.2 million decrease in management fees received from the Strategic Capital Funds. The reduction in management fees from the Strategic Capital Funds was partially due to a lower average net asset value during the year ended December 31, 2009 which resulted in a reduction of fees of $7.5 million. Additionally, effective December 1, 2008, the fees for all investor classes of the Strategic Capital Funds were reduced, which resulted in a further reduction of fees of $7.7 million. Management fees were reduced for all investor classes within the Strategic Capital Funds in conjunction with the mandatory redemption and restructuring of the funds, which was effective December 1, 2008.

        In addition to the reduced fees from the Strategic Capital Funds, there was a $10.2 million decrease in fees received from KFN due primarily to a lower average equity value during the year ended December 31, 2009, offset by an incentive fee received in 2009. KFN's equity value increased during the year ended December 31, 2009, however, because KFN's equity value had declined significantly in the fourth quarter of 2008, the average equity value for the year ended December 31, 2009 was lower than the average equity value for the year ended December 31, 2008. Separately, the incentive fee at KFN is calculated on a quarterly basis and is earned solely based on KFN's financial performance in a given quarter. As a result, the incentive fee can be earned in one quarter of a given year even if KFN experiences negative financial performance for other quarters during that same year. For additional discussion of the KFN incentive fee, please see "Summary of Significant Accounting Policies."

        These decreases were offset by a $7.3 million increase in management fees resulting from an increase in capital managed on behalf of third party investors and an increase in management fees from structured finance vehicles totaling $14.0 million. Beginning in 2009 we elected to temporarily receive management fees from structured finance vehicles in lieu of being reimbursed $13.0 million of expenses by KFN and the Strategic Capital Funds, thereby providing incremental cash flow, which otherwise would have been unavailable, to the investors in these entities. The election to receive management fees in lieu of expense reimbursements had an insignificant cash flow impact on us.

Expenses

        Expenses in our Public Markets segment were $44.7 million for the year ended December 31, 2009, an increase of $17.9 million, or 66.9% from the year ended December 31, 2008. The increase was primarily attributable to our waiving of $13.0 million of expense reimbursements during 2009 from KFN and the Strategic Capital Funds, as noted above. Additionally, employee compensation and benefits expense increased by $3.5 million, which was primarily due to increased headcount.

Investment Income (Loss)

        Our Public Markets segment had an investment loss of $5.3 million for the year ended December 31, 2009, a decrease of $15.9 million, or 149.2%, from the year ended December 31, 2008. This decrease was primarily driven by an increase in non-cash stock based compensation expense associated with equity grants received from KFN. Our stock based commitments to employees are tied to the stock price of KFN, and a rising stock price of KFN increases our liability to employees. The stock price of KFN appreciated in 2009 from a price of $1.58 at December 31, 2008 to a price of $5.80 at December 31, 2009.

Fee Related Earnings

        Due primarily to the increase in expenses described above, fee related earnings in our Public Markets segment were $10.6 million for the year ended December 31, 2009, a decrease of $22.0 million compared to fee related earnings of $32.6 million for the year ended December 31, 2008.

Economic Net Income

        Economic net income in our Public Markets segment was $5.3 million for the year ended December 31, 2009, a decrease of $31.6 million compared to economic net income of $36.8 million for the year ended December 31, 2008. The decrease in fee related earnings described above was the main contributor to the period over period decrease in economic net income.

Assets Under Management

        The following table reflects the changes in our Public Markets assets under management from December 31, 2008 to December 31, 2009:

December 31, 2008 AUM	$13,167,000
Exclusion of KPE(a)	(62,600)
New Capital Raised	1,416,300
Distributions	(2,000,000)
Investor Redemptions	(634,700)
Change in Value	1,475,300

December 31, 2009 AUM	$13,361,300

(a)
The assets under management reported prior to the Transactions reflected the NAV of KPE and its commitments to our funds. Subsequent to the Transactions, the NAV of KPE and its commitments to our funds are excluded from our calculation of assets under management, because those items are now owned by us and no longer managed on behalf of a third-party investor.

        AUM in our Public Markets segment was $13.4 billion at December 31, 2009, an increase of $0.2 billion, or 1.5%, compared to $13.2 billion at December 31, 2008. The increase was driven by $1.5 billion of net unrealized gains resulting from improvement in the overall credit markets. Our portfolios for KFN (including its majority-owned subsidiaries), the Strategic Capital Funds, and our separately managed accounts primarily consisted of corporate debt, including leveraged loans and high yield bonds, with both asset classes experiencing material price appreciation in the fiscal year ended December 31, 2009.

        In addition to the unrealized appreciation on the portfolios noted above, we raised $1.4 billion in new capital for our separately managed accounts. Offsetting these increases was the restructuring and distribution of one of our structured finance vehicles, which decreased our AUM by $2.0 billion. We restructured and distributed this structured finance vehicle in 2009 as we believed the underlying collateral maintenance requirements and financing terms of this structured finance vehicle were no longer attractive. Further offsetting the increases to our AUM were redemptions of $0.6 billion from our Strategic Capital Funds.

Fee Paying Assets Under Management

        The following table reflects the changes in our Public Markets fee paying assets under management from December 31, 2008 to December 31, 2009:

December 31, 2008 FPAUM	$4,167,000
Exclusion of KPE(a)	(62,600)
New Capital Raised	1,400,000
Distributions	—
Investor Redemptions	(634,700)
Change in Value	1,425,700

December 31, 2009 FPAUM	$6,295,400

(a)
The fee paying assets under management reported prior to the Transactions reflected the NAV of KPE. Subsequent to the Transactions, the NAV of KPE is excluded from our calculation of fee paying assets under management, because those items are now owned by us and are no longer managed on behalf of a third-party investor.

        FPAUM in our Public Market segment was $6.3 billion at December 31, 2009, an increase of $2.1 billion, or 50.0%, compared to $4.2 billion at December 31, 2008. This increase was driven primarily by $1.4 billion of net unrealized gains resulting from improvements in the overall credit markets. Our portfolios for KFN (including its majority-owned subsidiaries), the Strategic Capital Funds, and our separately managed accounts primarily consisted of corporate debt, including leveraged loans and high yield bonds, with both asset classes experiencing material price appreciation in the fiscal year ended December 31, 2009.

        In addition to the unrealized appreciation on the portfolios noted above, we raised $1.4 billion in new capital for our separately managed accounts. Offsetting the increases to our FPAUM were redemptions of $0.6 billion from our Strategic Capital Funds. For additional discussion of our investment funds, structured finance vehicles, and separately managed accounts, please see "Business."

Uncalled Commitments

        As of December 31, 2009, our Public Markets segment had $816.3 million of remaining uncalled capital commitments that could be called to make investments.

Year ended December 31, 2008 compared to year ended December 31, 2007

Fees

        Our Public Markets segment earned fees of $59.3 million for the year ended December 31, 2008, a decrease of $17.2 million, or 22.4%, from the year ended December 31, 2007. This decrease was primarily due to the absence of incentive fees from KFN and the Strategic Capital Funds in 2008 due to unfavorable financial performance resulting from the deteriorating economic environment, the corresponding historic asset price declines and the lack of liquidity in the credit and securities markets. The portfolios of KFN (including its majority-owned subsidiaries) and the Strategic Capital Funds primarily consist of leveraged loans and high yield bonds, which saw material price deterioration in the year ended December 31, 2008. For the year ended December 31, 2007, our Public Markets segment earned incentive fees from KFN and the Strategic Capital Funds of $17.5 million and $5.8 million, respectively. This decrease was partially offset by an increase of $4.5 million in management fees from incremental capital managed on behalf of third party investors.

Expenses

        Expenses in our Public Markets segment were $26.8 million for the year ended December 31, 2008, a decrease of $1.7 million, or 5.9%, from the year ended December 31, 2007. This decrease was driven by a decrease in employee compensation and benefits expense of $3.0 million as a result of lower incentive compensation driven by lower bonuses in 2008 reflecting less favorable overall financial performance of our public markets management company when compared to the prior period.

Investment Income (Loss)

        Our Public Markets segment had investment income of $10.7 million for the year ended December 31, 2008, a decrease of $4.3 million, or 28.8%, from the year ended December 31, 2007. This decrease was primarily driven by a decrease in non-cash stock based management fees associated with equity grants received from KFN.

Fee Related Earnings

        Fee related earnings in our Public Markets segment were $32.6 million for the year ended December 31, 2008, a decrease of $15.5 million, or 32.2%, from the year ended December 31, 2007.

The decrease in fees, as described above, was the main contributor to the year over year decrease in fee related earnings.

Noncontrolling Interests in Income of Consolidated Entities

        Noncontrolling interests in income of consolidated entities were $6.4 million for the year ended December 31, 2008, a decrease of $16.8 million, or 72.4%, from the year ended December 31, 2007. The decrease reflects a lower level of fee related earnings in the current period as well as the purchase of the noncontrolling interests in the manager of our Public Markets segment on May 30, 2008.

Economic Net Income

        Due primarily to the reduction in fees described above, offset by the purchase of noncontrolling interests in the manager of our Public Markets segment on May 30, 2008, economic net income for our Public Markets segment was $36.8 million for the year ended December 31, 2008, a decrease of $3.0 million, or 7.5%, from the year ended December 31, 2007.

Assets Under Management

        The following table reflects the changes in our Public Markets assets under management from December 31, 2007 to December 31, 2008:

December 31, 2007 AUM	$10,980,900
New Capital Raised	4,634,000
Distributions	—
Change in Value	(2,447,900)

December 31, 2008 AUM	$13,167,000

        AUM in our Public Markets segment was $13.2 billion as of December 31, 2008, an increase of $2.2 billion, or 20.0% from December 31, 2007. The increase was primarily due to $4.6 billion of newly raised capital in our separately managed accounts and structured finance vehicles. Offsetting the increase in AUM were unrealized losses of $2.4 billion in the portfolios for KFN (including its majority-owned subsidiaries), the Strategic Capital Funds, and our separately managed accounts. Our managed entities held investments in corporate debt investments, including leveraged loans and high yield bonds, which experienced material price deterioration in the fiscal year ended December 31, 2008.

Fee Paying Assets Under Management

        The following table reflects the changes in our Public Markets fee paying assets under management from December 31, 2007 to December 31, 2008:

December 31, 2007 FPAUM	$3,980,900
New Capital Raised	2,634,000
Distributions	—
Change in Value	(2,447,900)

December 31, 2008 FPAUM	$4,167,000

        FPAUM in our Public Markets segment was $4.2 billion as of December 31, 2008, an increase of $0.2 billion, or 5.0% from December 31, 2007. The increase was primarily due to $2.6 billion of newly raised capital in our separately managed accounts. Offsetting the increase in FPAUM were unrealized losses of $2.4 billion in the portfolios for KFN (including its majority-owned subsidiaries), the Strategic Capital Funds, and our separately managed accounts. Our managed entities held investments in corporate debt investments, including leveraged loans and high yield bonds, which experienced material price deterioration in the fiscal year ended December 31, 2008. For additional discussion of our investment funds, structured finance vehicles, and separately managed accounts, please see "Business."

Capital Markets and Principal Activities Segment

        The following table sets forth information regarding the results of operations and certain key operating metrics for our Capital Markets and Principal Activities segment for the three months ended March 31, 2009 and 2010 and the years ended December 31, 2008 and 2009. The Capital Markets and Principal Activities segment was formed upon completion of the Transactions by combining our capital markets business with the assets and liabilities of KPE. As a result, we have reclassified the results of our capital markets business since inception into this segment.

	Year Ended December 31		Three Months Ended March 31,
	2008	2009	2009	2010
Fees
Management and Incentive Fees:
Management Fees	$—	$—	$—	$—
Incentive Fees	—	—	—	—

Total Management and Incentive Fees	—	—	—	—

Net Monitoring and Transaction Fees:
Monitoring Fees	—	—	—	—
Transaction Fees	18,211	34,129	191	24,597
Total Fee Credits	—	—	—	—
Net Transaction and
Monitoring Fees	18,211	34,129	191	24,597

Total Fees	18,211	34,129	191	24,597

Expenses
Employee Compensation and Benefits	7,094	9,455	2,249	4,270
Other Operating Expenses	5,820	6,021	1,093	1,850

Total Expenses	12,914	15,476	3,342	6,120

Fee Related Earnings	5,297	18,653	(3,151)	18,477

Investment Income
Gross Carried interest	—	—	—	—
Less: Allocation to KKR carry pool	—	—	—	—

Net carried interest	—	—	—	—
Other investment income (loss)	(4,129)	349,679	(1,317)	446,788

Total Investment Income	(4,129)	349,679	(1,317)	446,788

Income (Loss) before Income (Loss) Attributable to Noncontrolling Interests	1,168	368,332	(4,468)	465,265
Income (Loss) Attributable to Noncontrolling Interests	(37)	581	(89)	481

Economic Net Income	$1,205	$367,751	$(4,379)	$464,784

Three months ended March 31, 2010 compared to three months ended March 31, 2009

Fees

        Fees in our Capital Markets and Principal Activities segment were $24.6 million for the three months ended March 31, 2010, an increase of $24.4 million, from the three months ended March 31, 2009. The increase was due to an increase in the number of capital markets transactions during the period. We completed 14 capital markets transactions in the first quarter of 2010 comprised of underwriting, syndication and other capital markets services, as compared to one transaction in the first quarter of 2009. While each of the capital markets transactions that we undertake in this segment is separately negotiated, our fee rates are generally higher with respect to underwriting the offerings of equity securities than with respect to the issuance of debt securities, and the amount of fees that we collect for like transactions generally correlates with overall transaction sizes.

Expenses

        Expenses were $6.1 million for the three months ended March 31, 2010, an increase of $2.8 million, or 83.1%, from the three months ended March 31, 2009. The increase was primarily due to a $2.0 million increase in employee compensation and benefits expense relating primarily to an increase in incentive compensation reflecting higher expected compensation in 2010 resulting from improved overall financial performance of our capital markets business and, to a lesser extent, an increase in headcount. In addition, other operating expenses increased by $0.8 million as a result of higher professional fees resulting from the increase in capital markets activity.

Fee Related Earnings

        Due primarily to the increases in fees, and partially offset by expenses as mentioned above, fee related earnings in our Capital Markets and Principal Activities segment were $18.5 million for the three months ended March 31, 2010, an increase of $21.6 million, as compared to fee related earnings of $(3.2) million during the three months ended March 31, 2009.

Investment Income (Loss)

        Investment income was $446.8 million for the three months ended March 31, 2010, an increase of $448.1 million as compared to investment loss of $1.3 million for the three months ended March 31, 2009. The first quarter 2010 amounts primarily reflect $347.3 million of net unrealized gains, $92.4 million of dividend income, $8.2 million of net realized gains, and $1.1 million of net interest expense. Net realized gains were comprised of $6.7 million from the sale of certain private equity fund investments, and $1.5 million from the sale of other investments. The net unrealized gains were comprised of $186.3 million of net unrealized appreciation of private equity co-investments, $106.0 million of net appreciation of private equity fund investments and $55.0 million of net appreciation of other investments. The first quarter 2009 amounts did not include the results of the assets acquired from KPE since the Transactions were completed on October 1, 2009. Accordingly, the first quarter amounts primarily reflect interest expense at our capital markets business.

Economic Net Income (Loss)

        Economic net income in our Capital Markets and Principal Activities segment was $464.8 million for the three months ended March 31, 2010 as compared to an economic net loss of $4.4 million for the three months ended March 31, 2009. The increase in investment income as described above was the main contributor to the increase in economic net income.

Year ended December 31, 2009 compared to year ended December 31, 2008

Fees

        Fees in our Capital Markets and Principal Activities segment were $34.1 million for the year ended December 31, 2009, an increase of $15.9 million, or 87.4%, from the year ended December 31, 2008. The increase was due to an increase in the number of capital markets transactions during the period. We completed 11 capital markets transactions in 2009, as compared to 9 transactions in 2008. These transactions generated $34.1 million of underwriting, syndication and other capital markets services fees in 2009, compared to $18.2 million in 2008. While each of the capital markets transactions that we undertake in this segment is separately negotiated, our fee rates are generally higher with respect to underwriting the offerings of equity securities than with respect to the issuance of debt securities, and the amount of fees that we collect for like transactions generally correlates with overall transaction sizes.

Expenses

        Expenses were $15.5 million for the year ended December 31, 2009, an increase of $2.6 million, or 19.8%, from the year ended December 31, 2008. Substantially all of the increase was comprised of an increase in employee compensation and benefits expense resulting from an increase in salaries and bonuses in 2009 in connection with increased revenues when compared to the prior period and, to a lesser extent, an increase in headcount.

Fee Related Earnings

        Due primarily to the increases in fees as mentioned above, fee related earnings in our Capital Markets and Principal Activities segment were $18.7 million for the year ended December 31, 2009, an increase of $13.4 million, as compared to fee related earnings of $5.3 during the year ended December 31, 2008.

Investment Income (Loss)

        Investment income was $349.7 million for the year ended December 31, 2009, an increase of $353.8 million as compared to investment loss of $4.1 million for the year ended December 31, 2008. The 2009 amounts primarily reflect income earned on our principal assets acquired from KPE and were comprised of $24.5 million of net realized gains, $333.6 million of net unrealized gains, $0.5 million of dividend income and $8.9 million of net interest expense. Net realized gains were comprised of $14.1 million from the partial sale of certain private equity co-investments, $7.9 million from the partial sale of certain private equity fund investments and $2.5 million from the sale of other investments. The net unrealized gains were comprised of $196.0 million of net unrealized appreciation of private equity co-investments, $98.1 million of net appreciation of private equity fund investments and $39.5 million of net appreciation of other investments. The 2008 amounts primarily reflect interest expense at our capital markets business.

Economic Net Income (Loss)

        Economic net income in our Capital Markets and Principal Activities segment was $367.8 million for the year ended December 31, 2009 as compared to $1.2 million for the year ended December 31, 2008. The increase in fee related earnings as described above was the main contributor to the increase in economic net income.

Segment Partners' Capital

        The following table presents our segment statement of financial condition as of March 31, 2010:

	As of March 31, 2010
	Private Markets Segment	Public Markets Segment	Capital Markets and Principal Activities Segment	Total Reportable Segments
Cash and Cash Equivalents	$192,998	$17,722	$410,068	$620,788
Investments	—	—	4,213,817	4,213,817
Unrealized Carry	262,485	222	—	262,707
Other Assets	82,749	57,106	32,980	172,835

Total Assets	$538,232	$75,050	$4,656,865	$5,270,147

Debt Obligations	$—	$—	$350,518	$350,518
Other Liabilities	120,997	12,106	36,061	169,164

Total Liabilities	120,997	12,106	386,579	519,682

Noncontrolling Interests	(2,412)	672	18,962	17,222

Partners' Capital	$419,647	$62,272	$4,251,324	$4,733,243

As of March 31, 2010
Total Reportable Segments Partners' Capital	4,733,243
Current and Deferred Income Taxes	2,444
Accumulated Non-Cash Management Fees, Net	1,896
Accumulated Amortization of Intangible Assets	(6,946)
Allocations to Former Principals	(741)

Total KKR Group Partnerships Partners' Capital	4,729,896
Cumulative Non-Cash Equity Contributions Allocable to KKR Holdings	(816,119)
Cumulative Distributions from KKR Group Partnerships	98,107

Total Partners' Capital Allocable to Equity Holders	4,011,884
KKR Group Holdings Interest in Our Combined Business	30%

Subtotal	$1,203,565
Impact of Income Taxes on KKR Management Holdings Corp. Equity	(62,167)
Cumulative Distributions Received by KKR Group Holdings from KKR Group Partnerships	(35,768)

Total KKR Group Holdings L.P. Partners' Capital	$1,105,630

Liquidity

        We have managed our historical liquidity and capital requirements by focusing on our cash flows before the consolidation of our funds and the effect of normal changes in short term assets and liabilities, which we anticipate will be settled for cash within one year. Our primary cash flow activities on an unconsolidated basis involve: (i) generating cash flow from operations; (ii) generating income from investment activities; (iii) funding capital commitments that we have made to our funds; (iv) funding our growth initiatives; (v) distributing cash flow to our owners; and (vi) borrowings and repayments under credit agreements.

Sources of Cash

        Our principal source of cash consists of cash and cash equivalents contributed to the KKR Group Partnerships as part of the Transactions. We will also receive cash from time to time from: (i) our operating activities, including the fees earned from our funds, managed accounts, portfolio companies, capital markets transactions and other investment products; (ii) realizations on carried interest from our investment funds; (iii) realizations from principal investments; and (iv) borrowings under our credit facilities described below.

        Carried interest is distributed to the general partner of a vehicle with a clawback or net loss sharing provision only after all of the following are met: (i) a realization event has occurred (e.g. sale of a portfolio company, dividend, etc.); (ii) the vehicle has achieved positive overall investment returns since its inception; and (iii) all of the cost has been returned to investors with respect to investments with a fair value below remaining cost.

        We have access to funding under various credit facilities that we have entered into with major financial institutions. The following is a summary of the principal terms of these facilities:

  •
  In February 2008, the management company for our private equity funds entered into a credit agreement with a major financial institution providing for revolving borrowings of up to $1.0 billion with a $50.0 million sublimit for swingline notes and a $25.0 million sublimit for letters of credit. The Management Company Credit Agreement has a term of three years that expires in February 2011, which may be extended through February 2013 at our option. As of March 31, 2010, $51.0 million was outstanding under this facility and the interest rate on such borrowings was approximately 0.7% as of March 31, 2010.

  •
  In February 2008, the holding company for our capital markets business entered into a credit agreement with a major financial institution. The KCM Credit Agreement provides for revolving borrowings of up to $500.0 million. This facility has a term of five years that expires in February 2013. As of March 31, 2010, there were no borrowings outstanding under this agreement. Borrowings under this facility may only be used for our capital markets business.

  •
  In June 2007, the KPE Investment Partnership entered into a five-year revolving credit agreement with a syndicate of lenders. The Principal Credit Agreement provides for up to $925.0 million of senior secured credit, subject to availability under a borrowing base determined by the value of certain investments pledged as collateral security for obligations under the agreement. The borrowing base is subject to certain investment concentration limitations and the value of the investments constituting the borrowing base is subject to certain advance rates based on type of investment. In September 2009 a wholly owned subsidiary of KKR assumed $65.0 million of commitments to the Principal Credit Agreement from one of the lenders under the agreement in order to retire a portion of the outstanding indebtedness at a discount to face value. This transaction effectively reduced KKR's availability under the Principal Credit Agreement to $860.0 million. As of March 31, 2010, the interest rates on borrowings under the credit agreement ranged from 1.0% to 1.6% and we had $299.5 million of borrowings outstanding.

        From time to time, we may borrow amounts to satisfy general short-term needs of our business by opening short-term lines of credit with established financial institutions. These amounts are generally repaid within 30 days, at which time such short-term lines of credit would close. There were no such borrowings as of March 31, 2010.

Liquidity Needs

        We expect that our primary liquidity needs will consist of cash required to: (i) continue to grow our business, including funding our capital commitments made to existing and future funds and any net capital requirements of our capital markets companies; (ii) service debt obligations, including any contingent liabilities that give rise to future cash payments; (iii) fund cash operating expenses; (iv) pay amounts that may become due under our tax receivable agreement with KKR Holdings; and (v) make cash distributions in accordance with our distribution policy. See "Distribution Policy." We may also require cash to fund contingent obligations under clawback and net-loss sharing arrangements. See "—Liquidity—Contractual Obligations, Commitments and Contingencies on an Unconsolidated Basis." We believe that the sources of liquidity described above will be sufficient to fund our working capital requirements for the next 12 months.

        As described under "Business," the agreements governing our active investment funds generally require the general partners of the funds to make minimum capital commitments to the funds, which usually range from 2% to 4% of a fund's total capital commitments at final closing. In addition, as a result of the Transactions, we are now responsible for the uncalled commitments once attributable to the KPE Investment Partnership as a partner in our private equity funds. The following table presents our uncalled commitments to our active investment funds as of March 31, 2010:

Uncalled Commitments
Private Markets
KKR E2 Investors (Annex Fund)	$36,274
European III Fund	432,703
Asian Fund	172,513
2006 Fund	434,271
Natural Resources I	7,500

Total Private Markets Commitments	1,083,261

Public Markets
Separately Managed Accounts and Fixed Income Funds	65,810

Total Public Markets Commitments	65,810

Total Uncalled Commitments	$1,149,071

        Historically, we have funded commitments with cash from operations that otherwise would be distributed to our owners. We expect to fund future commitments with available cash, proceeds from realizations of principal assets and other sources of liquidity available to us.

        We and our intermediate holding company, a taxable corporation for U.S. federal income tax purposes, may be required to acquire KKR Group Partnership Units from time to time pursuant to our exchange agreement with KKR Holdings. KKR Management Holdings L.P. intends to make an election under Section 754 of the Internal Revenue Code in effect for each taxable year in which an exchange of KKR Group Partnership Units for common units occurs, which may result in an increase in our intermediate holding company's share of the tax basis of the assets of the KKR Group Partnerships at the time of an exchange of KKR Group Partnership Units. Certain of these exchanges are expected to result in an increase in our intermediate holding company's share of the tax basis of the tangible and intangible assets of the KKR Group Partnerships, primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase depreciation and amortization deductions for tax purposes and therefore reduce the amount of income tax our intermediate holding company would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

        We have entered into a tax receivable agreement with KKR Holdings requiring our intermediate holding company to pay to KKR Holdings or transferees of its KKR Group Partnership Units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding company actually realizes as a result of this increase in tax basis, as well as 85% of the amount of any such savings the intermediate holding company actually realizes as a result of increases in tax basis that arise due to future payments under the agreement. A termination of the agreement or a change of control could give rise to similar payments based on tax savings that we would be deemed to realize in connection with such events. This payment obligation is an obligation of our intermediate holding company and not of either KKR Group Partnership. As such, the cash distributions to common unitholders may vary from holders of KKR Group Partnership Units (held by KKR Holdings and others) to the extent payments are made under the tax receivable agreements to selling holders of KKR Group Partnership Units. As the payments reflect actual tax savings received by KKR entities, there may be a timing difference between the tax savings received by KKR entities and the cash payments to selling holders of KKR Group Partnership Units.

        We expect our intermediate holding company to benefit from the remaining 15% of cash savings, if any, in income tax that it realizes. In the event that other of our current or future subsidiaries become taxable as corporations and acquire KKR Group Partnership Units in the future, or if we become taxable as a corporation for U.S. federal income tax purposes, we expect that each will become subject to a tax receivable agreement with substantially similar terms. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

        We intend to make quarterly cash distributions in amounts that in the aggregate are expected to constitute substantially all of the cash earnings of our asset management business in excess of amounts determined by our Managing Partner to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and our investment funds and to comply with applicable law and any of our debt instruments or other agreements. We do not intend to distribute gains on principal assets, other than potentially certain tax distributions to the extent that distributions for the relevant tax year were otherwise insufficient to cover tax liabilities of our partners, as calculated by us. See "Distribution Policy."

Contractual Obligations, Commitments and Contingencies on an Unconsolidated Basis

        In the ordinary course of business, we enter into contractual arrangements that may require future cash payments. The following table sets forth information relating to anticipated future cash payments as of March 31, 2010 on an unconsolidated basis.

	Payments due by Period
Types of Contractual Obligations	<1 Year	1-3 Years	3-5 Years	>5 Years	Total
	($ in millions)
Uncalled commitments to investment funds(1)	$1,149.1	$—	$—	$—	$1,149.1
Debt payment obligations	51.0	299.5	—	—	350.5
Interest obligations on debt(2)	4.5	4.5	—	—	9.0
Lease obligations	24.2	51.1	46.0	88.6	209.9

Total	$1,228.8	$355.1	$46.0	$88.6	$1,718.5

(1)
These uncalled commitments represent dollars committed by us to fund a portion of the purchase price paid for each investment made by our investment funds. Because capital contributions are due on demand, the above commitments have been presented as falling due within one year. However, given the size of such commitments and the rates at which our investment funds make investments, we expect that the capital commitments presented above will be called over a period of several years. See "—Liquidity—Liquidity Needs."

(2)
These interest obligations on debt represent estimated interest to be paid over the maturity of the related debt obligation, which has been calculated assuming no prepayments are made and the related debt is held until its final maturity date. Future interest rates have been calculated using rates in effect as of March 31, 2010, including both variable and fixed rates provided for by the relevant debt agreements. The amounts presented above include accrued interest on outstanding indebtedness.

        In the normal course of business, we also enter into contractual arrangements that contain a variety of representations and warranties and that include general indemnification obligations. Our maximum exposure under such arrangements is unknown due to the fact that the exposure would relate to claims that may be made against us in the future. Accordingly, no amounts have been included in our consolidated and combined financial statements as of March 31, 2010 relating to indemnification obligations.

        The partnership documents governing our private equity funds generally include a "clawback" provision that, if triggered, may give rise to a contingent obligation that may require the general partner to return amounts to the fund for distribution to investors at the end of the life of the fund. The terms of the Transactions require that our principals remain responsible for any clawback obligation relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million. Carry distributions arising subsequent to the Transactions may give rise to clawback obligations that will be allocated generally to carry pool participants and the Combined Business in accordance with the terms of the instruments governing the KKR Group Partnerships.

        The instruments governing certain of our private equity funds may also include a "net loss sharing provision," that, if triggered, may give rise to a contingent obligation that may require the general partners to contribute capital to the fund, to fund 20% of the net losses on investments attributed to the limited partners of such fund. In connection with the "net loss sharing provisions," certain of our private equity vehicles allocate a greater share of their investment losses to us relative to the amounts contributed by us to those vehicles. In these vehicles, such losses would be required to be paid by us to the limited partners in those vehicles in the event of a liquidation of the fund regardless of whether any carried interest had been previously distributed. Based on the fair market values as of March 31, 2010, our contingent repayment obligation would have been approximately $12.7 million. If the vehicles were liquidated at zero value, the contingent repayment obligation would have been approximately $1,124.6 million as of March 31, 2010.

        Unlike the "clawback" provisions, the Combined Business will be responsible for amounts due under net loss sharing arrangements and will indemnify our principals for personal guarantees that they have provided with respect to such amounts. See "Certain Relationships and Related Party Transactions—Guarantee of Contingent Obligations to Fund Partners; Indemnification."

Contractual Obligations, Commitments and Contingencies on a Consolidated Basis

        In the ordinary course of business, we and our consolidated funds enter into contractual arrangements that may require future cash payments. The following table sets forth information relating to anticipated future cash payments as of March 31, 2010. This table differs from the earlier table setting forth contractual commitments on an unconsolidated basis principally because this table includes the obligations of our consolidated funds.

	Payments due by Period
Types of Contractual Obligations	<1 Year	1-3 Years	3-5 Years	>5 Years	Total
	($ in millions)
Uncalled commitments to investment funds(1)	$14,234.8	$—	$—	$—	$14,234.8
Debt payment obligations(2)	51.0	470.9	805.1	—	1,327.0
Interest obligations on debt(3)	22.5	39.9	124.6	—	187.0
Lease obligations	24.2	51.1	46.0	88.6	209.9

Total	$14,332.5	$561.9	$975.7	$88.6	$15,958.7

(1)
These uncalled commitments represent dollars committed by us and our fund investors to fund a portion of the purchase price paid for each investment made by our investment funds. Because capital contributions are due on demand, the above commitments have been presented as falling due within one year. However, given the size of such commitments and the rates at which our investment funds make investments, we expect that the capital commitments presented above will be called over a period of several years. See "—Liquidity—Liquidity Needs."

(2)
Certain of our consolidated fund investment vehicles have entered into financing arrangements in connection with specific investments with the objective of enhancing returns. Such financing arrangements include $796.4 million of financing provided through total return swaps and $180.1 million of financing provided through a term loan and revolving credit facility. These financing arrangements have been entered into with the objective of enhancing returns and are not direct obligations of the general partners of our private equity funds or our management companies.

(3)
These interest obligations on debt represent estimated interest to be paid over the maturity of the related debt obligation, which has been calculated assuming no prepayments are made and the related debt is held until its final maturity date. Future interest rates have been calculated using rates in effect as of March 31, 2010, including both variable and fixed rates provided for by the relevant debt agreements. The amounts presented above include accrued interest on outstanding indebtedness.

Off Balance Sheet Arrangements

        Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not have any off-balance sheet financings or liabilities.

Consolidated Statement of Cash Flows

        The accompanying consolidated and combined statements of cash flows include the cash flows of our consolidated funds despite the fact that we have only a minority economic interest in those funds. The assets of consolidated funds, on a gross basis, are substantially larger than the assets of our business and, accordingly, have a substantial effect on the cash flows reflected in our combined statements of cash flows. The primary cash flow activities of our consolidated funds involve: (i) raising capital from fund investors; (ii) using the capital of fund investors to make investments; (iii) financing certain investments with indebtedness; (iv) generating cash flows through the realization of investments; and (v) distributing cash flows from the realization of investments to fund investors. Because our consolidated funds are treated as investment companies for accounting purposes, these cash flow amounts are included in our cash flows from operations.

Net Cash Provided by (Used in) Operating Activities

        Our net cash provided by (used in) operating activities was $0.2 billion and $(0.2) billion during the three months ended March 31, 2010 and 2009, respectively. These amounts primarily included: (i) purchases of investments by our funds, net of proceeds from sales of investments, of $4.9 million and $9.2 million during the three months ended March 31, 2010 and 2009, respectively; (ii) net realized gains (losses) on investments of $0.2 billion and $(0.1) billion during the three months ended March 31, 2010 and 2009, respectively; and (iii) change in unrealized gains (losses) on investments of $2.0 billion and $(0.6) billion during the three months ended March 31, 2010 and 2009, respectively. These amounts are reflected as operating activities in accordance with investment company accounting.

        Our net cash used in operating activities was $0.3 billion, $2.4 billion and $8.5 billion during the years ended December 31, 2009, 2008 and 2007, respectively. These amounts primarily included: (i) purchases of investments by our funds, net of proceeds from sales of investments, of $1.2 billion, $1.9 billion and $11.8 billion during the years ended December 31, 2009, 2008 and 2007, respectively; (ii) net realized gains (losses) on investments of the consolidated funds of $(0.3) billion, $0.3 billion and $1.6 billion during the years ended December 31, 2009, 2008 and 2007, respectively; (iii) change in unrealized gains (losses) on investments of $7.8 billion, $(13.2) billion and $(0.4) billion for the years ended December 31, 2009, 2008 and 2007, respectively; and (iv) income (loss) attributable to noncontrolling interests of $6.0 billion, $(11.9) billion and $1.6 billion during the years ended December 31, 2009, 2008 and 2007, respectively. These amounts are reflected as operating activities in accordance with investment company accounting.

Net Cash Provided by Investing Activities

        Our net cash provided by investing activities was $27.8 million and $33.5 million during the three months ended March 31, 2010 and 2009, respectively. Our investing activities included the purchases of furniture, equipment and leasehold improvements of $3.1 million and $3.9 million, as well as a decrease in restricted cash and cash equivalents that primarily funds collateral requirements of $30.9 million and $37.4 million during the three months ended March 31, 2010 and 2009, respectively.

        Our net cash used in investing activities was $43.0 million, $61.7 million and $112.5 million during the years ended December 31, 2009, 2008 and 2007, respectively. Our investing activities included the purchases of furniture, equipment and leasehold improvements of $21.1 million, $13.1 million and $17.1 million, as well as an increase in restricted cash and cash equivalents to fund collateral requirements of $21.9 million, $4.5 million and $95.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. In addition, for the year ended December 31, 2008, $44.2 million was used to purchase the noncontrolling interest in our Public Markets segment.

Net Cash (Used in) Provided by Financing Activities

        Our net cash (used in) provided by financing activities was $(0.2) billion and $0.2 billion during the three months ended March 31, 2010 and 2009, respectively. Our financing activities primarily included: (i) contributions, net of distributions made to noncontrolling interests, of $0.6 billion and $0.2 billion during the three months ended March 31, 2010 and 2009, respectively; (ii) net proceeds received net of repayment of debt obligations of $(728.1) million and $18.0 million during the three months ended March 31, 2010 and 2009, respectively; and (iii) contributions by net of distributions to, our equity holders of $(21.8) million and $(66.2) million during the three months ended March 31, 2010 and 2009, respectively.

        Our net cash provided by financing activities was $0.7 billion, $2.4 billion and $8.8 billion during the years ended December 31, 2009, 2008 and 2007, respectively. Our financing activities primarily included: (i) contributions, net of distributions made to noncontrolling interests, of $0.8 billion, $2.8 billion and $7.1 billion during the years ended December 31, 2009, 2008 and 2007, respectively;

(ii) repayment of debt obligations net of proceeds received of $(0.3) billion, $(0.2) billion and $2.6 billion for the years ended December 31, 2009, 2008 and 2007, respectively; and (iii) distributions to, net of contributions by, our equity holders of $0.2 billion, $0.1 billion and $0.9 billion during the years ended December 31, 2009, 2008 and 2007, respectively.

Critical Accounting Policies

        The preparation of our consolidated and combined financial statements in accordance with GAAP requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues, income and expense. Our management bases these estimates and judgments on available information, historical experience and other assumptions that we believe are reasonable under the circumstances. However, these estimates, judgments and assumptions are often subjective and may be impacted negatively based on changing circumstances or changes in our analyses. If actual amounts are ultimately different from those estimated, judged or assumed, revisions are included in the consolidated and combined financial statements in the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying estimates, judgments or assumptions. Please see the notes to the consolidated and combined financial statements included elsewhere in this document for further detail regarding our critical accounting policies.

Principles of Consolidation

        Our policy is to consolidate (i) those entities in which we hold a majority voting interest or have majority ownership and control over significant operating, financial and investing decisions of the entity including those KKR Funds in which the general partner is presumed to have control or (ii) entities determined to be variable interest entities ("VIEs") for which we are considered the primary beneficiary.

        The majority of the entities consolidated by us are comprised of: (i) those entities in which we have majority ownership and have control over significant operating, financial and investing decisions and (ii) the consolidated KKR Funds, which are those entities in which we hold substantive, controlling general partner or managing member interests. With respect to the consolidated KKR Funds, we generally have operational discretion and control, and limited partners have no substantive rights to impact ongoing governance and operating activities of the fund.

        The consolidated KKR funds do not consolidate their majority-owned and controlled investments in portfolio companies. Rather, those investments are accounted for as investments and carried at fair value as described below.

        The KKR funds are consolidated notwithstanding the fact that we have only a minority economic interest in those funds. The consolidated and combined financial statements reflect the assets, liabilities, revenues, expenses, investment income and cash flows of the consolidated KKR Funds on a gross basis, and the majority of the economic interests in those funds, which are held by third-party investors, are attributed to noncontrolling interests in the accompanying consolidated and combined financial statements. Substantially all of the management fees and certain other amounts earned by us from those funds are eliminated in consolidation. However, because the eliminated amounts are earned from, and funded by, noncontrolling interests, our attributable share of the net income from those funds is increased by the amounts eliminated. Accordingly, the elimination in consolidation of such amounts has no effect on net income (loss) attributable to the Group Holdings or Group Holdings' partners' capital.

        Noncontrolling interests represent the ownership interests held by entities or persons other than Group Holdings.

Fair Value of Investments

        Our consolidated funds are treated as investment companies under investment company accounting guidance for the purposes of GAAP and, as a result, reflect their investments on the consolidated and combined statement of financial condition at fair value, with unrealized gains or losses resulting from changes in fair value reflected as a component of investment income in the consolidated and combined statements of operations. We have retained the specialized accounting of the consolidated funds.

        We measure and report our investments in accordance with fair value accounting guidance, which establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is affected by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available actively quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

        Investments measured and reported at fair value are classified and disclosed in one of the following categories:

        Level I—Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I include publicly listed equities and publicly listed derivatives. In addition, securities sold, but not yet purchased and call options are included in Level I. We do not adjust the quoted price for these investments, even in situations where we hold a large position and a sale could reasonably affect the quoted price. We classified 23.1% of total investments measured and reported at fair value as Level I at March 31, 2010.

        Level II—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. In certain cases, debt and equity securities are valued on the basis of prices from an orderly transaction between market participants provided by reputable dealers or pricing services. In determining the value of a particular investment, pricing services may use certain information with respect to transactions in such investments, quotations from dealers, pricing matrices, market transactions in comparable investments and various relationships between investments. Investments which are generally included in this category include corporate bonds and loans, convertible debt indexed to publicly listed securities and certain over-the-counter derivatives. We classified 8.9% of total investments measured and reported at fair value as Level II at March 31, 2010.

        Level III—Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Investments that are included in this category generally include private portfolio companies held through our private equity funds. We classified 68.0% of total investments measured and reported at fair value as Level III at March 31, 2010. The valuation of our Level III investments at March 31, 2010 represents management's best estimate of the amounts that we would anticipate realizing on the sale of these investments at such date.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and we consider factors specific to the investment.

        When determining fair values of investments, we use the last reported market price as of the statement of financial condition date for investments that have readily observable market prices. If no sales occurred on such day, we use the "bid" price at the close of business on that date and, if sold short, the "asked" price at the close of business on that date day. Forward contracts are valued based on market rates or prices obtained from recognized financial data service providers.

        The majority of our private equity investments are valued utilizing unobservable pricing inputs. Management's determination of fair value is based upon the best information available for a given circumstance and may incorporate assumptions that are management's best estimates after consideration of a variety of internal and external factors. We generally employ two valuation methodologies when determining the fair value of a private equity investment. The first methodology is typically a market multiples approach that considers a specified financial measure (such as EBITDA) and recent public market and private transactions and other available measures for valuing comparable companies. Other factors such as the applicability of a control premium or illiquidity discount, the presence of significant unconsolidated assets and liabilities and any favorable or unfavorable tax attributes are also considered in arriving at a market multiples valuation. The second methodology utilized is typically a discounted cash flow approach. In this approach, we will incorporate significant assumptions and judgments in determining the most likely buyer, or market participant for a hypothetical sale, which might include an initial public offering, private equity investor, strategic buyer or a transaction consummated through a combination of any of the above. Estimates of assumed growth rates, terminal values, discount rates, capital structure and other factors are employed in this approach. The ultimate fair value recorded for a particular investment will generally be within the range suggested by the two methodologies, adjusted for issues related to achieving liquidity including size, registration process, corporate governance structure, timing, an initial public offering discount and other factors, if applicable. As discussed above, we utilize several unobservable pricing inputs and assumptions in determining the fair value of our private equity investments. These unobservable pricing inputs and assumptions may differ by investment and in the application of our valuation methodologies. Our reported fair value estimates could vary materially if we had chosen to incorporate different unobservable pricing inputs and other assumptions.

        Approximately 23.1%, or $7.2 billion, and 22.6%, or $6.6 billion, of the value of our investments were valued using quoted market prices, which have not been adjusted, as of March 31, 2010 and December 31, 2009, respectively.

        Approximately 76.9%, or $24.0 billion, and 77.4%, or $22.4 billion, of the value of our investments were valued in the absence of readily observable market prices as of March 31, 2010 and December 31, 2009, respectively. The majority of these investments were valued using internal models with significant unobservable market parameters and our determinations of the fair values of these investments may differ materially from the values that would have resulted if readily observable market prices had existed. Additional external factors may cause those values, and the values of investments for which readily observable market prices exist, to increase or decrease over time, which may create volatility in our earnings and the amounts of assets and partners' capital that we report from time to time.

        Our calculations of the fair values of private company investments were reviewed by Duff & Phelps, LLC, an independent valuation firm, who provided third-party valuation assistance to us, which consisted of certain limited procedures that we identified and requested it to perform. Upon completion of such limited procedures, Duff & Phelps, LLC, concluded that the fair value, as determined by us, of those investments subjected to their limited procedures did not appear to be unreasonable. The limited procedures did not involve an audit, review, compilation or any other form of examination or attestation under generally accepted auditing standards. The general partners of our funds are responsible for determining the fair value of investments in good faith, and the limited procedures performed by Duff & Phelps, LLC, are supplementary to the inquiries and procedures that the general partner of each fund is required to undertake to determine the fair value of the investments.

        Changes in the fair value of the investments of our consolidated private equity funds may impact the net gains (losses) from investment activities of our private equity funds as described under "—Key Financial Measures—Investment Income—Net Gains (Losses) from Investment Activities." Based on the investments of our private equity funds as of March 31, 2010, we estimate that an immediate 10% decrease in the fair value of the funds' investments generally would result in a 10% immediate change in net gains (losses) from the funds' investment activities (including carried interest when applicable), regardless of whether the investment was valued using observable market prices or management estimates with significant unobservable pricing inputs. However, we estimate the impact that the consequential decrease in investment income would have on net income attributable to Group Holdings would be significantly less than the amount described above, given that a majority of the change in fair value would be attributable to noncontrolling interests.

        Substantially all of the value of the investments in our consolidated fixed income funds were valued using observable market parameters, which may include quoted market prices, as of March 31, 2010 and December 31, 2009. Quoted market prices, when used, are not adjusted.

Revenue Recognition

        Fees consist primarily of (i) monitoring and transaction fees that we receive from our portfolio companies and capital markets activities and (ii) management and incentive fees that we receive directly from our unconsolidated funds. These fees are based upon the contractual terms of the management and other agreements that we enter into with the applicable funds, portfolio companies and third parties. We recognize fees in the period during which the related services are performed and the amounts have been contractually earned in accordance with the relevant management or other agreements. Incentive fees are accrued either annually or quarterly after all contingencies have been removed.

        Our consolidated private equity funds require the management company to refund up to 20% of any cash management fees earned from limited partners in the event that the funds recognize a carried interest. At such time as the fund recognizes a carried interest in an amount sufficient to cover 20% of the management fees earned or a portion thereof, a liability to the fund's limited partners is recorded and revenue is reduced for the amount of the carried interest recognized, not to exceed 20% of the management fees paid. As of March 31, 2010, the amount subject to refund for which no liability has been recorded approximated $78 million as a result of certain funds not yet recognizing sufficient carried interests. The refunds to the limited partners are paid, and the liabilities relieved, at such time that the underlying investments are sold and the associated carried interests are realized. In the event that a fund's carried interest is not sufficient to cover all or a portion of the amount that represents 20% of the earned management fees, these fees will not be refunded to the funds' limited partners, in accordance with the respective agreements.

Recognition of Investment Income

        Investment income consists primarily of the unrealized and realized gains (losses) on investments (including the impacts of foreign currency on non-dollar denominated investments), dividend and interest income received from investments and interest expense incurred in connection with investment activities. Unrealized gains or losses result from changes in the fair value of our funds' investments during a period as well as the reversal of unrealized gains or losses in connection with realization events. Upon disposition of an investment, previously recognized unrealized gains or losses are reversed and a corresponding realized gain or loss is recognized in the current period. While this reversal generally does not significantly impact the net amounts of gains (losses) that we recognize from investment activities, it affects the manner in which we classify our gains and losses for reporting purposes.

        Due to the consolidation of the majority of our funds, the share of our funds' investment income that is allocable to our carried interests and capital investments is not shown in the consolidated and combined financial statements. Instead, the investment income that Group Holdings retains in its net income, after allocating amounts to noncontrolling interests, represents the portion of its investment income that is allocable to us. Because the substantial majority of our funds are consolidated and because we hold only a minority economic interest in our funds' investments, our share of the investment income generated by our funds' investment activities is significantly less than the total amount of investment income presented in its consolidated and combined financial statements.

        We recognize investment income with respect to our carried interests in investments of our private equity funds and co-investment vehicles, the capital invested by or on behalf of the general partners of our private equity funds and the noncontrolling interests that third-party fund investors hold in our consolidated funds.

Recognition of Carried Interests in Statement of Operations

        Carried interests entitle the general partner of a fund to a greater allocable share of the fund's earnings from investments relative to the capital contributed by the general partner and correspondingly reduce noncontrolling interests' attributable share of those earnings. Amounts earned pursuant to carried interests in the KKR Funds are included as investment income in Net Gains (Losses) from Investment Activities and are earned by the general partner of those funds to the extent that cumulative investment returns are positive. If these investment returns decrease or turn negative in subsequent periods, recognized carried interest will be reduced and reflected as investment losses. Carried interest is recognized based on the contractual formula set forth in the instruments governing the fund as if the fund was terminated at the reporting date with the then estimated fair values of the investments realized. Due to the extended durations of our private equity funds, management believes that this approach results in income recognition that best reflects our periodic performance in the management of those funds.

        The instruments governing our private equity funds generally include a "clawback" or, in certain instances, a "net loss sharing" provision that, if triggered, may give rise to a contingent obligation that may require the general partner to return or contribute amounts to the fund for distribution to investors at the end of the life of the fund.

Clawback Provision

        Under a "clawback" provision, upon the liquidation of a private equity fund, the general partner is required to return, on an after-tax basis, previously distributed carry to the extent that, due to the diminished performance of later investments, the aggregate amount of carry distributions received by the general partner during the term of the fund exceed the amount to which the general partner was ultimately entitled.

        Prior to the Transactions, certain KKR principals who received carried interest distributions with respect to the private equity funds had personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of the private equity funds to repay amounts to fund limited partners pursuant to the general partners' clawback obligations. The terms of the Transactions require that KKR principals remain responsible for clawback obligations relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million.

        Carry distributions arising subsequent to the Transactions will be allocated generally to carry pool participants and the Combined Business in accordance with the terms of the instruments governing the KKR Group Partnerships.

Net Loss Sharing Provision

        The instruments governing certain of our private equity funds may also include a "net loss sharing provision," that, if triggered, may give rise to a contingent obligation that may require the general partners to contribute capital to the fund, to fund 20% of the net losses on investments. In connection with the "net loss sharing provisions," certain of our private equity funds allocate a greater share of their investment losses to us relative to the amounts contributed by us to those vehicles. In these vehicles, such losses would be required to be paid by our to the limited partners in those vehicles in the event of a liquidation of the fund regardless of whether any carried interest had previously been distributed. Unlike the "clawback" provisions, we will be responsible for amounts due under net loss sharing arrangements and will indemnify our principals for personal guarantees that they have provided with respect to such amounts.

Recent Accounting Pronouncements

        On January 1, 2010, KKR adopted guidance issued by the Financial Accounting Standards Board ("FASB") on issues related to variable interest entities ("VIEs"). The amendments significantly affect the overall consolidation analysis, changing the approach taken by companies in identifying which entities are VIEs and in determining which party is the primary beneficiary. The guidance requires continuous assessment of the reporting entity's involvement with such VIEs. The guidance provides a limited scope deferral for a reporting entity's interest in an entity that meets all of the following conditions: (a) the entity has all the attributes of an investment company as defined under AICPA Audit and Accounting Guide, Investment Companies, or does not have all the attributes of an investment company but is an entity for which it is acceptable based on industry practice to apply measurement principles that are consistent with the AICPA Audit and Accounting Guide, Investment Companies, (b) the reporting entity does not have explicit or implicit obligations to fund any losses of the entity that could potentially be significant to the entity, and (c) the entity is not a securitization entity, asset-backed financing entity or an entity that was formerly considered a qualifying special-purpose entity. The reporting entity is required to perform a consolidation analysis for entities that qualify for the deferral in accordance with previously issued guidance on variable interest entities. Prior to the revision of the consolidation rules, KKR consolidated a substantial majority of its investment vehicles. With respect to all of the KKR Funds, KKR holds substantive, controlling interests and the limited partners have no substantive rights to impact ongoing governance and operating activities. Accordingly, the incremental impact of the revised consolidated rules has not resulted in the consolidation or deconsolidation of any KKR Funds. With respect to other investment vehicles that meet the definition of a VIE, these entities have qualified for the deferral of the revised consolidation rules and the consolidation analysis was based on previous consolidation rules. As a result, KKR consolidates the same entities both before and after adopting these new rules. The revised guidance also enhances the disclosure requirements for a reporting entity's involvement with VIEs, including presentation on the consolidated statements of financial condition of assets and liabilities of consolidated VIEs which meet the separate presentation criteria and disclosure of assets and liabilities recognized in the consolidated statements of financial condition and the maximum exposure to loss for those VIEs in which a reporting entity is determined to not be the primary beneficiary but in which it has a variable interest.

        In January 2010, the FASB issued guidance on improving disclosures about fair value measurements. The guidance requires additional disclosure on transfers in and out of Levels I and II fair value measurements in the fair value hierarchy and the reasons for such transfers. In addition, for fair value measurements using significant unobservable inputs (Level III), the reconciliation of beginning and ending balances shall be presented on a gross basis, with separate disclosure of gross purchases, sales, issuances and settlements and transfers in and transfers out of Level III. The new guidance also requires enhanced disclosures on the fair value hierarchy to disaggregate disclosures by each class of assets and liabilities. In addition, an entity is required to provide further disclosures on valuation techniques and inputs used to measure fair value for fair value measurements that fall in either Level II or Level III. The guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level III fair value measurements, which are effective for fiscal years beginning after December 15, 2010. KKR adopted the guidance, excluding the reconciliation of

Level III activity. As the guidance is limited to enhanced disclosures, adoption did not have a material impact on the consolidated and combined financial statements.

        In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures About Fair Value Measurements which amended ASC 820, Fair Value Measurements and Disclosures. The updated guidance requires an entity to present detailed disclosures about transfers to and from Level 1 and 2 of the Valuation Hierarchy effective January 1, 2010 and requires an entity to present purchases, sales, issuances, and settlements on a "gross" basis within the Level 3 (of the Valuation Hierarchy) reconciliation effective January 1, 2011. We will adopt the guidance during 2010 and 2011, as required, and the adoption will have no material impact on our financial position or results of operations; however, it will result in additional required disclosures.

        In February 2010, the FASB updated Accounting Standards Codification Section 855 ("ASC 855"), Subsequent Events, which addresses certain implementation issues related to an entity's requirement to perform and disclose subsequent event procedures. The updated guidance requires SEC filers and conduit debt obligors for conduit debt securities that are traded in a public market to evaluate subsequent events through the date the financials are issued. All other entities are required to "evaluate subsequent events through the date the financial statements are available to be issued." This guidance also exempts SEC filers from disclosing the date through which subsequent events have been evaluated. The guidance is effective immediately. We have taken into consideration this guidance when evaluating subsequent events and have included in the financial statements the required disclosures.

Qualitative and Quantitative Disclosures About Market Risk

        Our exposure to market risks primarily relates to its role as general partner or manager of our funds and sensitivities to movements in the fair value of their investments, including the effect that those movements have on the management fees and carried interests that we receive. We have an increased exposure to market risks as a result of the principal assets. The fair value of investments may fluctuate in response to changes in the value of securities, foreign currency exchange rates and interest rates.

Market Risk

        Our funds hold investments that are reported at fair value. Net changes in the fair value of investments impact the net gains from investments in our combined statements of operations. Based on the investments of our funds as of March 31, 2010, we estimate that a 10% decrease in the fair value of our funds' investments would result in a corresponding reduction in investment income. However, we estimate the impact that the consequential decrease in investment income would have on our reported income attributable to Group Holdings would be significantly less than the amount presented above, given that a substantial majority of the change in fair value would be attributable to noncontrolling interests.

        Our base management fees in our private equity funds are calculated based on the amount of capital committed or invested by a fund, as described under "Business—Our Segments—Private Markets." In the case of our Public Markets business, management fees are often calculated based on the average NAV of the fund, vehicle, or specialty finance company, for that particular period. To the extent that base management fees are calculated based on the NAV of the fund's investments, the amount of fees that we may charge will be increased or decreased in direct proportion to the effect of changes in the fair value of the fund's investments. The proportion of our management and other amounts that are based on NAV depends on the number and type of funds in existence. Currently, a majority of our private equity funds are based on a percentage of committed or invested capital.

Securities Market Risk

        Our investment funds make certain investments in portfolio companies whose securities are publicly traded. The market prices of securities may be volatile and are likely to fluctuate due to a number of factors beyond our control. These factors include actual or anticipated fluctuations in the quarterly and annual results of such companies or of other companies in the industries in which they operate, market perceptions concerning the availability of additional securities for sale, general economic, social or political developments, industry conditions, changes in government regulation, shortfalls in operating results from levels forecasted by securities analysts, the general state of the securities markets and other material events, such as significant management changes, re-financings, acquisitions and dispositions. In addition, although our private equity funds primarily hold investments in portfolio companies whose securities are not publicly traded, the value of these investments may also fluctuate due to similar factors beyond our control.

Exchange Rate Risk

        Our private equity funds make investments from time to time in currencies other than those in which their capital commitments are denominated. Those investments expose us and our fund investors to the risk that the value of the investments will be affected by changes in exchange rates between the currency in which the capital commitments are denominated and the currency in which the investments are made. Our policy is to minimize these risks by employing hedging techniques, including using foreign currency options and foreign exchange contracts to reduce exposure to future changes in exchange rates when our funds have invested a meaningful amount of capital in currencies other than the currencies in which their capital commitments are denominated.

        Because most of the capital commitments to our funds are denominated in U.S. dollars, our primary exposure to exchange rate risk relates to movements in the value of exchange rates between the U.S. dollar and other currencies in which our investments are denominated (primarily euro, British pound and Australian dollars). We estimate that a simultaneous parallel movement by 10% in the exchange rates between the U.S. dollar and all of the major foreign currencies in which our funds' investments were denominated as of March 31, 2010 would result in net gains or losses from investment activities of our funds of $606.5 million. However, we estimate that the effect on its income before taxes and its net income from such a change would be significantly less than the amount presented above, because a substantial majority of the gain or loss would be attributable to noncontrolling interests in our funds.

Credit Risk

        We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In these agreements, we depend on these counterparties to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In addition, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

Interest Rate Risk

        We have debt obligations that include revolving credit agreements and certain investment financing arrangements structured through the use of total return swaps which effectively convert third party capital contributions into our borrowings. These debt obligations accrue interest at variable rates, and changes in these rates would affect the amount of interest payments that we would have to make, impacting future earnings and cash flows. Based on our debt obligations payable at March 31, 2010 (inclusive of debt obligations of our consolidated funds), we estimate that interest expense relating to variable rates would increase on an annual basis by $13.3 million in the event interest rates were to increase by 100 basis points. The estimated impact on interest expense, excluding the debt obligations of our consolidated funds, is $3.5 million.

BUSINESS

Overview

        Led by Henry Kravis and George Roberts, we are a global alternative asset manager with $54.7 billion in AUM as of March 31, 2010 and a 34-year history of leadership, innovation and investment excellence. When our founders started our firm in 1976, they established the principles that guide our business approach today, including a patient and disciplined investment process; the alignment of our interests with those of our investors, portfolio companies and other stakeholders; and a focus on attracting world-class talent.

        Our business offers a broad range of asset management services to our investors and provides capital markets services to our firm, our portfolio companies and our clients. Throughout our history, we have consistently been a leader in the private equity industry, having completed more than 175 private equity investments with a total transaction value in excess of $430 billion. In recent years, we have grown our firm by expanding our geographical presence and building businesses in new areas, such as fixed income and capital markets. Our new efforts build on our core principles, leverage synergies in our business, and allow us to capitalize on a broader range of opportunities that we source. Additionally, we have increased our focus on servicing our existing investors and have invested meaningfully in developing relationships with new investors.

        With over 600 people, we conduct our business through 14 offices on four continents, providing us with a pre-eminent global platform for sourcing transactions, raising capital and carrying out capital markets activities. We have grown our AUM significantly, from $15.1 billion as of December 31, 2004 to $54.7 billion as of March 31, 2010, representing a compounded annual growth rate of 27.7%. Our growth has been driven by value that we have created through our operationally focused investment approach, the expansion of our existing businesses, our entry into new lines of business, innovation in the products that we offer investors, an increased focus on providing tailored solutions to our clients and the integration of capital markets distribution activities.

        As a global alternative asset manager, we earn management, monitoring, transaction and incentive fees for providing investment management, monitoring and other services to our funds, vehicles, managed accounts and portfolio companies, and we generate transaction-specific income from capital markets transactions. We earn additional investment income from investing our own capital alongside our investors and from the carried interest we receive from our funds and certain of our other investment vehicles. A carried interest entitles the sponsor of a fund to a specified percentage of investment gains that are generated on third-party capital that is invested.

        We seek to consistently generate attractive investment returns by employing world-class people, following a patient and disciplined investment approach and driving growth and value creation in our portfolio. Our investment teams have deep industry knowledge and are supported by a substantial and diversified capital base, an integrated global investment platform, the expertise of operating consultants and senior advisors and a worldwide network of business relationships that provide a significant source of investment opportunities, specialized knowledge during due diligence and substantial resources for creating and realizing value for stakeholders. We believe that these aspects of our business will help us continue to expand and grow our business and deliver strong investment performance in a variety of economic and financial conditions.

Strengths

        Over our history, we have developed a business approach that centers around three key principles: (i) adhere to a patient and disciplined investment process; (ii) align our interests with those of our investors and other stakeholders; and (iii) attract world-class talent for our firm and portfolio companies. Based on these principles, we have developed a number of strengths that we believe differentiate us as an alternative asset manager and provide additional competitive advantages that can be leveraged to grow our business and create value. These include:

Firm Culture and People

        When our founders started our firm in 1976, leveraged buyouts were a novel form of corporate finance. With no financial services firm to use as a model and little interest in copying an existing formula, our founders sought to build a firm based on principles and values that would provide a proper institutional foundation for years to come. We believe that our success and industry leadership has been largely attributable to the culture of our firm and the values we live by. We believe that our experienced and talented people, who represent our culture and values, have been the key to our success and growth. These values and our "one firm" culture will not change as a result of the U.S. Listing.

Leading Brand Name

        The "KKR" name is associated with: experience and success in private equity transactions worldwide; a focus on operational value creation in portfolio companies; a strong investor base; a global network of leading business relationships; a reputation for integrity and fair dealing; creativity and innovation; and superior investment performance. The strength of our brand helps us attract world-class talent, raise capital and obtain access to investment opportunities. It has also provided the firm with a foundation to expand and diversify into new business lines. We intend to leverage this strength as we continue to grow and expand our businesses.

Global Presence and Integrated One Firm Approach

        We are a global firm. Although our operations span multiple continents and business lines, we have a common culture and are focused on sharing knowledge, resources and best practices throughout our offices and across asset classes. With offices in 14 major cities on four continents, we have created an integrated global platform for sourcing and making investments in multiple asset classes and throughout the capital structure. Our global and diversified operations are supported by extensive local market knowledge, which provides an advantage for sourcing investments, consummating transactions and raising capital from a broad base of investors globally.

        Our investment processes are overseen by investment committees that operate globally and a portfolio management committee monitors our private equity investments. Where appropriate, investment professionals across our various businesses work together and with our capital markets team to source and execute investment opportunities. We believe that operating as an integrated firm enhances the growth and stability of our business and helps optimize the decisions we make across asset classes and geographies.

Sourcing Advantage

        We believe that we have a competitive advantage for sourcing new investment opportunities as a result of our internal deal generation strategies, industry expertise and global network. Across our businesses, our investment professionals are organized into industry groups and work closely with our operating consultants and senior advisors to identify attractive businesses. These teams conduct their own primary research, develop views on industry themes and trends, and identify companies in which we may want to invest.

        We also maintain relationships with leading executives from major companies, commercial and investment banks and other investment and advisory institutions. Through our industry focus and global network, we often are able to obtain exclusive or limited access to investments that we identify. Our reputation as a patient and long-term investor also makes us an attractive source of capital for companies and, through our relationships with major financial institutions, we generate additional transaction opportunities.

Distinguished Track Record Across Economic Cycles

        We have successfully employed our patient and disciplined investment process through all types of economic and financial conditions, developing a track record that distinguishes the firm. From our inception through March 31, 2010, our private equity funds with at least 36 months of investment activity generated a cumulative gross IRR of 25.8%, compared to the 11.6% gross IRR achieved by the S&P 500 Index over the same period. Additionally, we established our fixed income business in 2004 and, despite difficult market conditions, the returns in each of our core strategies since inception have outperformed relevant benchmarks.

Sizeable Long-Term Capital Base

        As of March 31, 2010, we had $54.7 billion of AUM, making us one of the largest independent alternative asset managers in the world. Our private equity funds and certain of our co-investment vehicles receive capital commitments from investors that may be called for during an investment period that typically lasts for six years and may remain invested for up to approximately 12 years from the acquisition date. In addition, our specialty finance company as well as our structured finance vehicles include capital that is either long-dated or has no fixed maturity. As of March 31, 2010, approximately 94%, or $51.3 billion, of our AUM had a contractual life at inception of at least 10 years, which has provided a stable source of long-term capital for our business.

Long-Standing Investor Relationships

        We have established strong relationships with our investors, which has allowed us to raise significant amounts of capital for investment across a broad range of asset classes. We have a diversified group of investors, including some of the largest public and private pension plans, global financial institutions, university endowments and other institutional and public market investors. Many of these investors have invested with us for decades in various products that we have sponsored. We continue to develop relationships with new significant investors worldwide, providing an additional source of capital for our investment vehicles. We believe that the strength, breadth, duration and diversity of our investor relationships provides us with a significant advantage for raising capital from existing and new sources and will help us continue to grow our business.

Alignment of Interests

        Since our inception, one of our fundamental philosophies has been to align the interests of the firm and our people with the interests of our investors, portfolio companies and other stakeholders. We achieve this by putting our own capital behind our ideas. We and our principals have over $6.5 billion invested in or committed to our own funds and portfolio companies, including $4.3 billion funded through our balance sheet, $1.2 billion of additional commitments to investment funds and $1.0 billion in personal investments.

Creativity and Innovation

        We pioneered the development of the leveraged buyout and have worked throughout our history to create new and innovative structures for both raising capital and making investments. Our history of innovation includes establishing permanent capital vehicles for our Public Markets and Private Markets segments and developing new capital markets and distribution capabilities in North America, Europe and Asia.

Growth Strategy

        We intend to grow our business and create value for our common unitholders by:

  •
  generating superior returns on assets that we manage and our principal assets;

  •
  growing our assets under management;

  •
  entering new businesses and creating new products that leverage our core competencies;

  •
  continuing our expansion into new geographies with respect to both investing and raising capital;

  •
  expanding our capital markets business; and

  •
  using our principal assets to grow and invest in our business.

Our Firm

Global Operations

        With offices in New York, Menlo Park, San Francisco, Houston, Washington, D.C., London, Paris, Hong Kong, Tokyo, Beijing, Seoul, Mumbai, Dubai and Sydney, we have established ourselves as a leading global alternative asset manager. Our expansion outside of the United States began in 1995 when we made our first investment in Canada. Since that time, we have taken a long-term strategic approach to investing globally and have multilingual and multicultural investment teams that have local market knowledge and significant business, investment and operational experience in the countries in which we invest. We believe that our global capabilities have assisted us in raising capital and capturing a greater number of investment opportunities, while enabling us to diversify our operations.

        While our operations span multiple continents and asset classes, our investment professionals are supported by an integrated infrastructure and operate under a common set of principles and business practices that are monitored by global committees. The firm operates with a single culture that rewards investment discipline, creativity, determination and patience and the sharing of information, resources, expertise and best practices across offices and asset classes. When appropriate, we staff transactions across multiple offices and businesses in order to take advantage of the industry-specific expertise of our investment professionals, and we hold regular meetings in which investment professionals throughout our offices share their knowledge and experiences. We believe that the ability to draw on the local cultural fluency of our investment professionals while maintaining a centralized and integrated global infrastructure distinguishes us from other alternative asset managers and has been a substantial contributing factor to our ability to raise funds, invest internationally and expand our businesses.

Global Committees

        Our investment processes are overseen by investment and portfolio management committees that operate globally. Our investment committees are responsible for reviewing and approving all investments made by their business segments monitoring due diligence practices and providing advice in connection with the structuring, negotiation, execution and pricing of investments. Our portfolio management function is responsible for working with our investment professionals from the date on which a private equity or fixed income investment is made until the time the investment is exited in order to ensure that strategic and operational objectives are accomplished and that the performance of the investment is closely monitored.

Our Segments

Private Markets

        Through our Private Markets segment, we manage and sponsor a group of investment funds and co-investment vehicles that invest capital for long-term appreciation, either through controlling ownership of a company or strategic minority positions. We have also launched an initiative to manage direct investments in natural resources assets, such as oil and natural gas properties, that offer investors exposure to underlying commodity prices, current cash flows from the production of the acquired resources, exposure to commodity prices and thereby a means of hedging inflation. These investment funds and co-investment vehicles are managed by Kohlberg Kravis Roberts & Co. L.P., a registered investment advisor, and currently consist of a number of private equity funds that have a finite life and investment period, which are referred to as traditional private equity funds. As of March 31, 2010, the segment had $40.9 billion of AUM and our actively investing funds included geographically differentiated investment funds and vehicles with over $12.8 billion of unused capital commitments, providing a significant source of capital that may be deployed globally.

Private Markets Assets Under Management(1)
($ in billions)

(1)
Assets under management are presented pro forma for the Combination Transaction and, therefore, exclude the net asset value of KKR Guernsey and its commitments to our investment funds.

        Throughout our history, we have consistently been a leader in the private equity industry. We consistently look for opportunities to leverage our private equity experience to enter complementary businesses. We recognize the important role that infrastructure plays in the growth of both developed and developing economies, and believe that the global infrastructure market provides an opportunity for the firm's combination of private investment, operational improvement, and regulatory stakeholder management skills. We began building out our infrastructure operations as a complementary business in

2008 in order to capitalize on the growing demand for global infrastructure investment and provide investors with an opportunity to invest in infrastructure assets as a distinct asset class.

Experience

        We are a world leader in private equity, having raised 16 funds with approximately $59.8 billion of capital commitments through March 31, 2010. We invest in industry-leading franchises and attract world-class management teams. Our investment approach leverages our capital base, sourcing advantage, global network, industry knowledge, and unique access to operating consultants and senior advisors, which we believe sets us apart from other private equity firms.

Portfolio

        The following charts present information concerning the amount of capital invested by traditional private equity funds by geography and industry through March 31, 2010. We believe that this data illustrates the benefits of our business approach and our ability to source and invest in deals in multiple industries and geographies.

Dollars Invested by Geography (European Fund and Subsequent Funds as of March 31, 2010)	Dollars Invested by Industry (European Fund and Subsequent Funds as of March 31, 2010)

        Our current private equity portfolio held among our European Fund and subsequent funds consists of over 50 companies with more than $200 billion of annual revenues and more than 900,000 employees worldwide. These companies are headquartered in 14 countries and operate in 14 general industries which take advantage of our broad and deep industry and operating expertise. Many of these companies are leading franchises with global operations, strong management teams and attractive growth prospects, which we believe will provide benefits through a broad range of business conditions, including the current economic cycle.

        The following table presents information concerning the portfolio companies in our private equity portfolio as of March 31, 2010.

Company Name	Year of Investment	Industry	Country
Ambea AB	2010	Healthcare	Sweden
Coffee Day Resorts Private Limited	2010	Retail	India
Pets at Home Limited	2010	Retail	United Kingdom
TASC, Inc.	2009	Technology	United States
Far Eastern Leasing Co., Ltd.	2009	Financial Services	China
Eastman Kodak Company	2009	Technology	United States
BMG Rights Management GmbH	2009	Media	Germany
Oriental Brewery Co., Ltd.	2009	Consumer Products	South Korea
East Resources, Inc.	2009	Energy	United States
Ma Anshan Modern Farming	2008	Consumer Products	China
KKR Debt Investors S.à r.l.	2008	Financial Services	United States
Legg Mason, Inc.	2008	Financial Services	United States
Unisteel	2008	Technology	Singapore
Northgate Information Solutions Limited	2008	Technology	United Kingdom
Bharti Infratel Limited	2008	Telecom	India
Harman International Industries, Inc.	2007	Consumer Products	United States
Laureate Education, Inc.	2007	Education	United States
Energy Future Holdings Corp.	2007	Energy	United States
First Data Corporation	2007	Financial Services	United States
Alliance Boots GmbH	2007	Health Care	United Kingdom
Biomet, Inc.	2007	Health Care	United States
Tarkett S.A.	2007	Manufacturing	France
Tianrui Group Cement Co., Ltd.	2007	Manufacturing	China
ProSiebenSat.1 Media AG	2007	Media	Germany
Dollar General Corporation	2007	Retail	United States
U.S. Foodservice, Inc.	2007	Retail	United States
MMI Holdings Limited	2007	Technology	Singapore
Yageo Corporation	2007	Technology	Taiwan
U.N. Ro-Ro Isletmeleri A.S.	2007	Transportation	Turkey
Capmark Financial Group Inc.	2006	Financial Services	United States
HCA Inc.	2006	Health Care	United States
BIS Cleanaway	2006	Recycling	Australia
KION Group GmbH	2006	Manufacturing	Germany
The Nielsen Company B.V.	2006	Media	United States
PagesJaunes Groupe S.A.	2006	Media	France
Seven Media Group	2006	Media	Australia
AVR Bedrijven N.V.	2006	Recycling	The Netherlands
Aricent Inc.	2006	Technology	India
NXP B.V.	2006	Technology	The Netherlands
TDC A/S	2006	Telecom	Denmark
Accellent Inc.	2005	Health Care	United States
Duales System Deutschland AG	2005	Recycling	Germany
Toys 'R' Us, Inc.	2005	Retail	United States
Avago Technologies Limited	2005	Technology	Singapore
SunGard Data Systems, Inc.	2005	Technology	United States
Sealy Corporation	2004	Consumer Products	United States

Company Name	Year of Investment	Industry	Country
Jazz Pharmaceuticals, Inc.	2004	Health Care	United States
Visant Corporation	2004	Media	United States
A.T.U. Auto-Teile-Unger Holding GmbH	2004	Retail	Germany
Maxeda B.V.	2004	Retail	The Netherlands
Rockwood Holdings, Inc.	2004	Chemicals	United States
KSL Holdings—Hotel del Coronado	2003	Hotel Leisure	United States
Legrand Holdings S.A.	2002	Manufacturing	France

        The table below presents information as of March 31, 2010 relating to our traditional private equity funds and other Private Markets investment vehicles. This data does not reflect acquisitions or disposals of investments, changes in investment values or distributions occurring after March 31, 2010.

	As of March 31, 2010
	Investment Period		Amount
	Commence- ment Date(1)	End Date(1)	Commit- ment(2)	Uncalled Commit- ments	Percentage Committed by General Partner	Invested	Realized	Remaining Cost(3)	Fair Value(4)
	(Amounts in millions, except percentages)
Private Markets
KKR E2 Investors (Annex Fund)	8/2009	11/2011	$543.0	$487.6	4.2%	$55.4	$—	$55.4	$61.0
European Fund III	3/2008	3/2014	6,001.6	4,643.4	4.5%	1,358.2	—	1,358.2	1,276.7
Asian Fund	7/2007	7/2013	4,000.0	2,324.2	2.5%	1,675.8	—	1,675.8	2,006.9
2006 Fund	9/2006	9/2012	17,642.2	4,854.6	2.1%	12,787.6	387.1	12,407.3	12,805.8
European Fund II	11/2005	10/2008	5,750.8	—	2.1%	5,750.8	658.3	5,439.1	3,723.7
Millennium Fund	12/2002	12/2008	6,000.0	—	2.5%	6,000.0	5,401.4	4,506.8	5,591.8
European Fund	12/1999	12/2005	3,085.4	—	3.2%	3,085.4	5,991.4	627.2	2,150.8

Total Private Equity Funds			43,023.0	12,309.8		30,713.2	12,438.2	26,069.8	27,616.7
Co-Investment Vehicles	Various	Various	1,662.8	277.0	Various	1,385.8	89.1	1,363.8	1,852.3
KKR Natural Resources	3/2010	(5)	257.5	257.5	2.9%	—	—	—	—

Total			$44,943.3	$12,844.3		$32,099.0	$12,527.3	$27,433.6	$29,469.0

(1)
The commencement date represents the date on which the general partner of the applicable fund commenced investment of the fund's capital. The end date represents the earlier of the date on which the general partner of the applicable fund was or will be required by the fund's governing agreement to cease making investments on behalf of the fund, unless extended by a vote of the fund investors, or the date on which the last investment was made.

(2)
The amount committed represents the aggregate capital commitments to the fund, including capital commitments by third-party fund investors and the general partner. Foreign currency commitments have been converted into U.S. dollars based on (i) the foreign exchange rate at the date of purchase for each investment and (ii) the exchange rate that prevailed on December 31, 2009, in the case of unfunded commitments.

(3)
The remaining cost represents investors' initial investment adjusted for any return of capital in assets still held by the fund.

(4)
Fair value refers to the value determined by us in accordance with U.S. GAAP.

(5)
Third anniversary of the first acquisition.

Performance

        We take a long-term approach to private equity investments and measure the success of our investments over a period of years rather than months. Given the duration of our private equity investments, the firm focuses on realized multiples of invested capital and IRRs when deploying capital in private equity transactions. Since our inception, we have completed more than 175 private equity investments involving an aggregate transaction value of more than $430 billion. We have nearly doubled the value of capital that we have invested in private equity, turning $47.2 billion of capital into $89.9 billion of value.

Amount Invested and Total Value Private Equity Investments As of March 31, 2010

        From our inception in 1976 through March 31, 2010, our investment funds with at least 36 months of investment activity generated a cumulative gross IRR of 25.8%, compared to the 11.6% gross IRR achieved by the S&P 500 Index over the same period, despite the cyclical and sometimes challenging environments in which we have operated. The S&P 500 Index is an unmanaged index and our returns assume reinvestment of distributions and do not reflect any fees or expenses.

        The table below presents information as of March 31, 2010 relating to the historical performance of each of our Private Markets investment funds since inception, which we believe illustrates the benefits of our investment approach. This data does not reflect additional capital raised since March 31, 2010 or acquisitions or disposals of investments, changes in investment values or distributions occurring after that date. You are encouraged to review the cautionary note below for a description of reasons why the future results of our investment funds may differ from the historical results of our investment funds.

	Amount		Fair Value of Investments
						Gross IRR*		Multiple of Invested Capital**
Private Markets Investment Funds	Commitment	Invested	Realized	Unrealized	Total		Net IRR*
	($ in millions)
Legacy Funds(1)
1976 Fund	$31	$31	$537	$—	$537	39.5%	35.5%	17.1
1980 Fund	357	357	1,828	—	1,828	29.0%	25.8%	5.1
1982 Fund	328	328	1,291	—	1,291	48.1%	39.2%	3.9
1984 Fund	1,000	1,000	5,963	—	5,963	34.5%	28.9%	6.0
1986 Fund	672	672	9,081	—	9,081	34.4%	28.9%	13.5
1987 Fund	6,130	6,130	14,787	59	14,846	12.1%	8.9%	2.4
1993 Fund	1,946	1,946	4,129	7	4,136	23.6%	16.8%	2.1
1996 Fund	6,012	6,012	11,450	754	12,204	17.9%	13.2%	2.0
Included Funds
European Fund (1999)(2)	3,085	3,085	5,991	2,151	8,142	27.2%	20.3%	2.6
Millennium Fund (2002)	6,000	6,000	5,401	5,592	10,993	25.9%	18.5%	1.8
European Fund II (2005)(2)	5,751	5,751	658	3,724	4,382	(9.2)%	(9.8)%	0.8
2006 Fund	17,642	12,788	387	12,806	13,193	1.3%	(0.3)%	1.0
Asian Fund (2007)(3)	4,000	1,676	—	2,007	2,007	*	*	1.2
European Fund III (2008)(2)(3)	6,002	1,358	—	1,277	1,277	*	*	0.9
Annex Fund (2009)(3)	543	55	—	61	61	*	*	1.1
Natural Resources I (2010)(3)	258	—	—	—	—	*	*	N/A

All Funds	$59,757	$47,189	$61,503	$28,438	$89,941	25.8%	19.2%	2.0

(1)
The last investment for each of the 1976 Fund, 1980 Fund, the 1982 Fund, the 1984 Fund and the 1986 Fund was liquidated on May 14, 2003, July 11, 2003, December 11, 1997, July 17, 1998 and

  December 29, 2004, respectively. The 1987 Fund and the 1993 Fund currently hold two investments, and it is not known when those investments will be liquidated. In the case of the 1976 Fund and the 1980 Fund, the last distributions made to fund investors occurred on May 17, 2002 and December 14, 1999, respectively.

(2)
The capital commitments of the European Fund, the European Fund II, the European Fund III and the Annex Fund include euro-denominated commitments of €196.5 million, €2,597.2 million, €2,788.8 million and €165.5 million, respectively. Such amounts have been converted into U.S. dollars based on (i) the foreign exchange rate at the date of purchase for each investment and (ii) the exchange rate prevailing on March 31, 2010 in the case of unfunded commitments.

(3)
The gross IRR, net IRR and multiple of invested capital are calculated based on our first twelve investment funds, which represent all of our investment funds that have invested for at least 36 months prior to March 31, 2010. None of the Asian Fund, the European Fund III, the Annex Fund and Natural Resources I had invested for at least 36 months as of March 31, 2010. We therefore have not calculated gross IRRs, net IRRs and multiples of invested capital with respect to those funds.

*
IRRs measure the aggregate annual compounded returns generated by a fund's investments over a holding period. Net IRRs are calculated after giving effect to the allocation of realized and unrealized carried interest and the payment of any applicable management fees. Gross IRRs are calculated before giving effect to the allocation of carried interest and the payment of any applicable management fees. Past performance is not a guarantee of future results.

**
The multiples of invested capital measure the aggregate returns generated by a fund's investments in absolute terms. Each multiple of invested capital is calculated by adding together the total realized and unrealized values of a fund's investments and dividing by the total amount of capital invested by the fund. Such amounts do not give effect to the allocation of any realized and unrealized returns on a fund's investments to the fund's general partner pursuant to a carried interest or the payment of any applicable management fees. Past performance is not a guarantee of future results.

Cautionary Note Regarding Historical Fund Performance

        The historical results for our funds described in this prospectus may not be indicative of the future results that you should expect from us, which could negatively impact the fees and incentive amounts received by us from such funds. In particular, our funds' future results may differ significantly from their historical results for the following reasons:

  •
  the rates of returns of our funds reflect unrealized gains as of the applicable valuation date that may never be realized, which may adversely affect the ultimate value realized from those funds' investments;

  •
  you will not benefit from any value that was created in our funds prior to the Transactions to the extent such value has been realized and we may be required to repay excess amounts previously received in respect of carried interest in our funds if, upon liquidation of the fund, we have received carried interest distributions in excess of the amount to which we were entitled;

  •
  future performance of our funds will be affected by macroeconomic factors, including negative factors arising from recent disruptions in the global financial markets that were not prevalent in the periods relevant to certain return data described in this prospectus;

  •
  in recent historical periods, the rates of returns of some of our funds have been positively influenced by a number of investments that experienced a substantial decrease in the average holding period of such investments and rapid and substantial increases in value following the dates on which those investments were made; those trends and rates of return may not be repeated in the future, especially given that recent disruptions in the global financial markets have increased the difficulty of successfully exiting private equity investments;

  •
  our funds' returns have benefited from investment opportunities and general market conditions that may not repeat themselves, including favorable borrowing conditions in the debt markets that have since deteriorated, thereby increasing both the cost and difficulty of financing transactions, and there can be no assurance that our current or future funds will be able to avail themselves of comparable investment opportunities or market conditions or that such market conditions will continue;

  •
  the rates of return reflect our historical cost structure, which may vary in the future due to various factors described elsewhere in this prospectus and other factors beyond our control, including changes in laws; and

  •
  we may create new funds and investment products in the future that reflect a different asset mix in terms of allocations among funds, investment strategies, and geographic and industry exposure.

Investment Approach

        Our approach to making private equity investments focuses on achieving multiples of invested capital and attractive risk-adjusted IRRs by selecting high-quality investments that may be made at attractive prices, applying rigorous standards of due diligence when making investment decisions, implementing strategic and operational changes that drive value creation in acquired businesses, carefully monitoring investments and making informed decisions when developing investment exit strategies.

        We believe that we have achieved a leading position in the private equity industry by applying a disciplined investment approach and by building strong partnerships with highly motivated management teams who put their own capital at risk. When making private equity investments, we seek out strong business franchises, attractive growth prospects, leading market positions and the ability to generate attractive returns. We do not participate in "hostile" transactions that are not supported by a target company's board of directors.

Sourcing and Selecting Investments

        We have access to significant opportunities for making private equity investments as a result of our sizeable capital base, global platform and relationships with leading executives from major companies, commercial and investment banks and other investment and advisory institutions. Members of our global network frequently contact us with new investment opportunities, including a substantial number of exclusive investment opportunities and opportunities that are made available to only a very limited number of other firms. We also proactively pursue business development strategies that are designed to generate deals internally based on the depth of our industry knowledge and our reputation as a leading financial sponsor.

        To enhance our ability to identify and consummate private equity investments, we have organized our investment professionals in industry-specific teams. Our industry teams work closely with our operating consultants and senior advisors to identify businesses that can be grown and improved. These teams conduct their own primary research, develop a list of industry themes and trends, identify companies and assets in need of operational improvement and seek out businesses and assets that will benefit from our involvement. They possess a detailed understanding of the economic drivers, opportunities for value creation and strategies that can be designed and implemented to improve companies across the industries in which we invest.

Due Diligence and the Investment Decision

        When an investment team determines that an investment proposal is worth consideration, the proposal is formally presented to the private equity investment committee and the due diligence process commences. The objective of the due diligence process is to identify attractive investment opportunities based on the facts and circumstances surrounding an investment and to prepare a framework that may be used from the date of an acquisition to drive operational improvement and value creation. When conducting due diligence, investment teams evaluate a number of important business, financial, tax, accounting, environmental and legal issues in order to determine whether an investment is suitable. In connection with the due diligence process, investment professionals spend significant amounts of time meeting with a company's management and operating personnel, visiting plants and facilities and where appropriate speaking with customers and suppliers in order to understand the opportunities and risks associated with the proposed investment. Our investment professionals also use the services of outside accountants, consultants, lawyers, investment banks and industry experts as appropriate to assist them in this process. The private equity investment committee monitors all due diligence practices and must approve an investment before it may be made.

Building Successful and Competitive Businesses

        When investing in a portfolio company, we partner with world-class management teams to execute on our investment thesis, and we rigorously track performance through regular reporting and detailed operational and financial metrics. We have developed a global network of experienced managers and operating executives who assist the portfolio companies in making operational improvements and achieving growth. We augment these resources with operational guidance from our operating consultants at KKR Capstone, senior advisors and investment teams and with "100-Day Plans" that focus the firm's efforts and drive our strategies. We emphasize efficient capital management, top-line growth, R&D spending, geographical expansion, cost optimization and investment for the long-term.

Realizing Investments

        We have developed substantial expertise for realizing private equity investments. From our inception through March 31, 2010, the firm has generated approximately $61.5 billion of cash proceeds from the sale of our portfolio companies in initial public offerings and secondary offerings, recapitalizations, and sales to strategic buyers. When exiting investments, our objective is to structure the exit in a manner that optimizes returns for investors and, in the case of publicly traded companies, minimizes the impact that the exit has on the trading price of the company's securities. We believe that our ability to successfully realize investments is attributable in part to the strength and discipline of our portfolio management committee and capital markets business, as well as the firm's longstanding relationships with corporate buyers and members of the investment banking and investing communities.

Traditional Fund Structures

        Most of the private equity funds that we sponsor and manage have finite lives and investment periods. Each fund is organized as a single partnership or a combination of separate domestic and overseas partnerships and each partnership is controlled by a general partner. Fund investors are limited partners who agree to contribute a specified amount of capital to the fund from time to time for use in qualifying investments during the investment period, which generally lasts up to six years depending on how quickly capital is deployed. Each fund's general partner is generally entitled to a carried interest that allocates to it 20% of the net profits realized by the limited partners from the fund's investments.

        We enter into management agreements with our traditional private equity funds pursuant to which we receive management fees in exchange for providing the funds with management and other services. These management fees are calculated based on the amount of capital committed to a fund during the investment period and thereafter on the cost basis of the fund's investments, which causes the fees to be reduced over time as investments are liquidated. These management fees are paid by fund investors, who generally contribute capital to the fund in order to allow the fund to pay the fees to us. Our funds generally allocate management fees across individual investments and, as and when an investment generates returns, 20% of the allocated management fee is required to be returned to investors before a carried interest may be paid.

        We also enter into monitoring agreements with our portfolio companies pursuant to which we receive periodic monitoring fees in exchange for providing them with management, consulting and other services, and we typically receive transaction fees from portfolio companies for providing them with financial advisory and other services in connection with specific transactions. In some cases, we may be entitled to other potential fees that are paid by an investment target when a potential investment is not consummated. Our traditional private equity fund agreements typically require us to share 80% of any advisory and other potential fees that are allocable to a fund (after reduction for expenses incurred allocable to a fund from unconsummated transactions) with fund investors in the form of a management fee reduction.

        In addition, the agreements governing our traditional private equity funds enable investors in those funds to reduce their capital commitments available for further investments, on an investor-by-investor basis, in the event certain "key persons" (for example, both of Messrs. Kravis and Roberts, and, in the case of certain geographically or product focused funds, one or more of the executives focused on such funds) cease to be actively involved in the management of the fund. While these provisions do not allow investors to withdraw capital that has been invested or cause a fund to terminate, the occurrence of a "key man" event could cause disruption in our business, reduce the amount of capital that we have available for future investments and make it more challenging to raise additional capital in the future.

        To the extent investors in our private equity funds suffer losses resulting from fraud, gross negligence, willful misconduct or other similar misconduct, investors may have remedies against us, our private equity funds, our principals or our affiliates under the federal securities laws and state laws. While the general partners and investment advisors to our private equity funds, including their directors, officers, other employees and affiliates, are generally indemnified by the private equity funds to the fullest extent permitted by law with respect to their conduct in connection with the management of the business and affairs of our private equity funds, such indemnity does not extend to actions determined to have involved fraud, gross negligence, willful misconduct or other similar misconduct.

        Because fund investors typically are unwilling to invest their capital in a fund unless the fund's manager also invests its own capital in the fund's investments, our private equity fund documents generally require the general partners of the funds to make minimum capital commitments to the funds. The amounts of these commitments, which are negotiated by fund investors, generally range from 2% to 4% of a fund's total capital commitments at final closing. When investments are made, the general partner contributes capital to the fund based on its fund commitment percentage and acquires a capital interest in the investment that is not subject to a carried interest or management fees. Historically, these capital contributions have been funded with cash from operations that otherwise would be distributed to our principals. Subsequent to the Transactions, these general partner commitments are expected to be made through our Capital Markets and Principal Activities segment.

Other Private Equity Fund Vehicles

        E2 Investors (Annex Fund).    We have established the Annex Fund through which investors in the European Fund II and the Millennium Fund make additional investments in portfolio companies of the European Fund II, which was then fully invested. This fund has several features that distinguish it from our other traditional private equity funds, including: (i) it will not pay a management fee to us; (ii) its general partner will only be entitled to a carried interest after netting any losses, costs and expenses relating to European Fund II and certain Millennium Fund investments from the profits of the Annex Fund investments; and (iii) we have agreed not to charge transaction or incremental monitoring fees in connection with investments in which the Annex Fund participates. In addition, certain investors transferred a portion of their European Fund III commitments to the Annex Fund, which proportionately reduced the commitments available to the European Fund III and the overall amount of management fees payable by the European Fund III to us.

        Other Private Equity Products.    The amount of equity used to finance leveraged buyouts has increased significantly in recent years, creating significant opportunities to offer co-investment opportunities to both fund investors and other third parties. We have capitalized on this opportunity by building out our capital markets and distribution capabilities and creating new investment structures and products that allow us to syndicate a portion of the equity needed to finance acquisitions. These structures include co-investment vehicles and a principal protected private equity product, many of which entitle the firm to receive management fees and/or carry. As of March 31, 2010, we had $2.2 billion of AUM in fee and/or carry-paying products of this type.

        Legacy Private Equity Funds.    The investment period for each of the 1996 Fund and all prior funds has ended. Because the general partners of these funds are not expected to receive meaningful proceeds from further realizations, interests in the general partners were not contributed to the Combined Business in connection with the Transactions. KKR will, however, continue to provide the legacy funds with management and other services until their liquidation. While we do not expect to receive meaningful fees for providing these services, we do not believe that the ongoing administration of the funds will materially interfere with the firm's operations or generate any material costs for the firm.

Natural Resources Products

        We recently launched an initiative to manage direct investments in natural resources assets, such as oil and natural gas properties. These investment products seek to generate returns through the production of the underlying natural resources while providing investors with exposure to commodity prices and thereby a means of hedging inflation. As of March 31, 2010, we had received $257.5 million of such commitments.

Public Markets

        Through our Public Markets segment, we manage a specialty finance company and a number of investment funds, structured finance vehicles and separately managed accounts that invest capital in liquid credit strategies, such as leveraged loans and high yield bonds, and less liquid credit products such as mezzanine debt and capital solutions investments. These funds, vehicles and accounts are managed by Kohlberg Kravis Roberts & Co. (Fixed Income) LLC, an SEC registered investment advisor. We intend to continue to grow this business by leveraging our global investment platform, experienced investment professionals and ability to adapt our investment strategies to different market conditions to capitalize on investment opportunities that may arise at every level of the capital structure. As an example, we believe that mezzanine financing, a hybrid of debt and equity financing, is an attractive form of investing, and interest in mezzanine products relates to the favorable position of mezzanine in the capital structure and its historically attractive risk-reward characteristics. We believe that expanding into mezzanine products will allow us to take advantage of synergies with our existing fixed income and private equity businesses. As of March 31, 2010, this segment had $13.8 billion of AUM, comprised of $1.0 billion of assets managed in a publicly traded specialty finance company, $8.1 billion of assets managed in structured finance vehicles and $4.7 billion of assets managed in other types of investment vehicles and separately managed accounts.

        The following chart presents the growth in the AUM of our Public Markets segment from the commencement of operations in August 2004 through March 31, 2010.

 Public Markets Assets Under Management(1)
($ in billions)

(1)
Assets under management are presented pro forma for the Combination Transaction and, therefore, exclude the net asset value of KKR Guernsey and its commitments to our investment funds.

Experience

        We launched our Public Markets business in August 2004. In connection with the formation of this business, we hired additional investment professionals with significant experience in evaluating and managing debt investments, including investments in corporate loans and debt securities, structured products and other fixed income instruments, and built out an investment platform for identifying, assessing, executing, monitoring and realizing investments.

Portfolio

        The following charts present information concerning the amount of capital currently invested by our Public Markets segment across all of the vehicles that it manages as of March 31, 2010. The current investment portfolio primarily consists of high yield corporate debt, including leveraged loans and high yield bonds. We expect mezzanine securities and capital solutions related investments to represent a larger percentage of investments in the future.

Investment Composition	Seniority

Performance

        We generally review our performance in the Public Markets segment by investment strategy as opposed to by investor vehicle. The following chart presents information on the returns of our key strategies from inception to March 31, 2010.

Inception-to-Date Annualized Gross Performance vs. Benchmark(1) by Strategy

(1)
The Benchmarks referred to herein include the S&P/LSTA Leveraged Loan Index (the "S&P/LSTA Loan Index") and the Merrill Lynch High Yield Master II Index (the "ML HY Master II Index" and, together with the S&P/LSTA Loan Index, the "Indices"). The S&P/LSTA Loan Index is an index that comprises all loans that meet the inclusion criteria and that have marks from the LSTA/LPC mark-to-market service. The inclusion criteria consist of the following: (i) syndicated term loan instruments consisting of term loans (both amortizing and institutional), acquisition loans (after they are drawn down) and bridge loans; (ii) secured; (iii) U.S. dollar denominated; (iv) minimum term of one year at inception; and (v) minimum initial spread of LIBOR plus 1.25%. The ML HY Master II Index is a market-value weighted index of below investment grade U.S. dollar-denominated corporate bonds publicly issued in the U.S. domestic market. "Yankee" bonds (debt of foreign issuers issued in the U.S. domestic market) are included in the ML HY Master II Index provided that the issuer is domiciled in a country having investment grade foreign currency long-term debt rating. Qualifying bonds must have maturities of one year or more, a fixed coupon schedule and minimum outstanding of US$100 million. In addition, issues having a credit rating lower than BBB3, but not in default, are also included. The indices do not reflect the reinvestment of income or dividends and the indices are not subject to management fees, incentive allocations or expenses. It is not possible to invest directly in unmanaged indices.

(2)
The Secured Credit Levered composite inception data is as of September 1, 2004—annualized performance calculation treats 2004 as a full year of investing. Performance information labeled "Secured Credit" herein represents a combination of performance of KKR's Secured Credit Levered composite calculated on an unlevered basis and KKR's Secured Credit composite. KKR's Secured Credit Levered composite has an investment objective that allows it to invest in assets other than senior secured term loans and high yield securities, which includes asset-backed securities, commercial mortgage-backed securities, preferred stock, public equity, private equity and certain freestanding derivatives. In addition, KKR's Secured Credit Levered composite has employed leverage in its respective portfolios as part of its investment strategy. Gains realized with borrowed funds may cause returns to increase at a faster rate than would be the case without borrowings. If, however, investment results fail to cover the principal, interest and other costs of borrowings, returns could also decrease faster than if there had been no borrowings. Accordingly, the unlevered returns contained herein do not reflect the actual returns, and are not intended to be indicative of the future results of KKR's Secured Credit Levered composite. It is not expected that KKR's Secured Credit Levered composite will achieve comparable results. In designing this product, a blended composite was created against which to evaluate performance and is based on an approximate asset mix similar to that of the Secured Credit strategy. The Benchmark used for purposes of comparison for the Secured Credit strategy presented herein is based on 90% S&P/LSTA Loan Index and 10% ML HY Master II Index. There are differences, in some cases, significant differences, between KKR's Secured Credit Levered composite investments and the investments included in the Indices. For instance, KKR's Secured Credit Levered composite may invest in securities that have a greater degree of risk and volatility, as well as liquidity risk, than those securities contained in the Indices.

(3)
In designing this product, a blended composite was created against which to evaluate performance and is based on an approximate asset mix similar to that of the Bank Loan Plus High Yield strategy. The Benchmark used for purposes of comparison for the Bank Loan Plus High Yield strategy presented herein is based on 65% S&P/LSTA Loan Index and 35% ML HY Master II Index.

(4)
In designing this product, a blended composite was created against which to evaluate performance and is based on an approximate asset mix similar to that of the Flexible Credit strategy. The Benchmark used for purposes of comparison for the Flexible Credit strategy presented herein is based on 50% S&P/LSTA Loan Index and 50% ML HY Master II Index.

(5)
In designing this product, a Benchmark against which to evaluate performance was selected based on an approximate asset mix similar to that of the High Yield Carve Out strategy. The Benchmark used for purposes of comparison for the High Yield Carve Out strategy presented herein is based on 100% Merrill Lynch High Yield Master II Index.

Investment Approach

        Our approach to making debt investments focuses on creating investment portfolios that generate attractive risk-adjusted returns on invested capital by allocating capital across multiple asset classes, selecting high-quality investments that may be made at attractive prices, applying rigorous standards of due diligence when making investment decisions, subjecting investments to regular monitoring and oversight and making buy and sell decisions based on price targets and relative value parameters. The firm employs both "top-down" and "bottom-up" analyses when making these types of investments. Our top-down analysis involves a macro analysis of relative asset valuations, long-term industry trends, business cycles, interest rate expectations, credit fundamentals and technical factors to target specific industry sectors and asset classes in which to invest. Our bottom-up analysis includes a rigorous analysis of the credit fundamentals and capital structure of each credit considered for investment and a thorough review of the impact of credit and industry trends and dynamics and dislocation events on such potential investment.

Sourcing and Selecting Investments

        We source debt investment opportunities through a variety of channels, including internal deal generation strategies and the firm's global network of contacts at major companies, corporate executives, commercial and investment banks, financial intermediaries, other private equity sponsors and other investment and advisory institutions. We are also regularly provided with opportunities to invest where appropriate in debt that our portfolio companies incur in connection with our private equity investments. These opportunities may be significant. As of March 31, 2010, these vehicles and accounts held investments with a face value of $4.0 billion in senior and subordinated corporate loans, bridge loans and debt securities of our portfolio companies.

Due Diligence and the Investment Decision

        Once a potential investment has been identified, our investment professionals screen the opportunity and make a preliminary determination concerning whether we should proceed with a due diligence investigation. When evaluating the suitability of a debt investment, we employ a relative value framework and subject the investment to a rigorous credit analysis. This review considers, among other things, pricing terms, expected returns, credit structure, credit ratings, historical and projected financial data, the issuer's competitive position, the quality and track record of the issuer's management team, margin stability and industry and company trends. Investment professionals use the services of outside advisors and industry experts as appropriate to assist them in the due diligence process and, when relevant and permitted, leverage the knowledge and experience of our private equity professionals. A dedicated debt investment committee monitors all due diligence practices and must approve an investment before it may be made.

Monitoring Investments

        We monitor our portfolios of debt investments using daily, quarterly and annual analyses. Daily analyses include morning market meetings, industry and company pricing runs, industry and company reports and discussions with the firm's private equity investment professionals on an as-needed basis. Quarterly analyses include the preparation of quarterly operating results, reconciliations of actual results to projections and updates to financial models (baseline and stress cases). Annual analyses involve preparing annual credit memoranda, conducting internal audits and testing compliance with monitoring and documentation requirements.

Public Markets Vehicles

Separately Managed Accounts and Fixed Income Funds

        Beginning in 2008, we created a managed account platform that enables the firm to tailor an investment program to meet the specific risk, return and investment objectives of individual institutional investors. As of March 31, 2010, the AUM of this platform totaled $4.7 billion, consisting of committed capital and the net asset value of invested capital. We actively seek to raise additional capital from both new and existing investors, including investors in our private equity and fixed income funds. For managing these accounts, we are entitled to receive either fees or a combination of fees and carried interest, depending on the nature of the investment program. We also manage certain fixed income funds that make investments primarily in corporate debt and marketable and non-marketable equity securities. The amount of fees earned in connection with the management of these funds is not material to our operations.

KFN

        KKR Financial Holdings LLC (NYSE: KFN), or KFN, is a New York Stock Exchange-listed specialty finance company that commenced operations in July 2004. Its majority owned subsidiaries finance and invest in a broad range of debt investments, including residential mortgage-backed securities, syndicated corporate debt as well as special situations opportunities, which range from private debt instruments to mezzanine and distressed opportunities. We serve as the external manager of KFN under a management agreement and are entitled to receive a monthly base management fee equal to an annual rate of 1.75% of KFN's equity as defined in the agreement and a quarterly incentive fee that is generally equal to the amount by which KFN's net income (before incentive fees and share-based compensation expenses) per weighted average share outstanding for the quarter exceeds a specified hurdle rate. The management agreement may be terminated only in limited circumstances and, except for a termination arising from certain events of cause, upon the payment of a termination fee to KKR.

Structured Finance Vehicles

        Beginning in 2005, we began managing structured finance vehicles in the form of collateralized loan obligation transactions ("CLOs"). CLOs are typically structured as bankruptcy-remote, special purpose investment vehicles which acquire, monitor and, to varying degrees, manage a pool of fixed-income assets. KFN conducts its business primarily through its holdings of a majority of the voting securities of, and certain other interests in, such CLOs. The CLOs serve as long term financing for fixed income investments and as a way to minimize refinancing risk, minimize maturity risk and secure a fixed cost of funds over an underlying market interest rate for KFN and the private fixed income funds. As of March 31, 2010, KKR had $8.1 billion of AUM in structured finance vehicles.

Capital Markets and Principal Activities

        Our Capital Markets and Principal Activities segment combines the assets we acquired in the Combination Transaction with our global capital markets business. Our capital markets business supports our firm, our portfolio companies and our clients by providing tailored capital markets advice and developing and implementing both traditional and non-traditional capital solutions for investments and companies seeking financing. Our capital markets services include arranging debt and equity financing for transactions, placing and underwriting securities offerings, structuring new investment products and providing capital markets services. To allow us to carry out these activities, we are registered or authorized to carry out certain broker-dealer activities in various countries in North America, Europe and Asia.

        The assets that we acquired in the Combination Transaction have provided us with a significant source of capital to further grow and expand our business, increase our participation in our existing portfolio of businesses and further align our interests with those of our investors and other stakeholders. We believe that the market experience and skills of professionals in our capital markets business and the investment expertise of professionals in our Private Markets and Public Markets segments will allow us to continue to grow and diversify this asset base over time.

        As of March 31, 2010, the segment had over $4.1 billion of investments at fair value. The following charts present information concerning our principal assets by type, geography and industry as of March 31, 2010.

Investments By Type	Investments By Geography

Investments By Industry

Client & Partner Group

        We have developed our Client & Partner Group over the past several years to better service our existing investors and to source new investor relationships. The group is responsible for raising capital for us globally across all products, expanding our client relationships across asset classes and across types of investors, developing products to meet our clients' needs, and servicing existing investors and products.

        The following charts detail our investor base by type and geography as of March 31, 2010.

Investor Base By Type(1)	Investor Base By Geography(1)

(1)
Based on the AUM of our Private Markets investment funds (1996 Fund and onward), private equity co-investment vehicles, and Public Markets separately managed accounts and fixed income funds.

Competition

        We compete with other asset managers for both investors and investment opportunities. The firm's competitors consist primarily of sponsors of public and private investment funds, business development companies, investment banks, commercial finance companies and operating companies acting as strategic buyers. We believe that competition for investors is based primarily on investment performance; business reputation; the duration of relationships with investors; the quality of services provided to investors; pricing; and the relative attractiveness of the types of investments that have been or are to be made. We believe that competition for investment opportunities is based primarily on the pricing, terms and structure of a proposed investment and certainty of execution.

        Some of the entities that we compete with as an alternative asset manager have greater financial, technical, marketing and other resources and more personnel than us and, in the case of some asset classes, longer operating histories, more established relationships or greater experience. Several of our competitors also have recently raised, or are expected to raise, significant amounts of capital and have investment objectives that are similar to the investment objectives of our funds, which may create additional competition for investment opportunities. Some of these competitors may also have lower costs of capital and access to funding sources that are not available to us, which may create competitive advantages for them. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider range of investments and to bid more aggressively than us for investments. Strategic buyers may also be able to achieve synergistic cost savings or revenue enhancements with respect to a targeted portfolio company, which may provide them with a competitive advantage in bidding for such investments.

        We expect to compete as a capital markets business primarily with investment banks and independent broker-dealers in the United States, Europe, Asia, Australia and the Middle East and intend to focus our capital markets activities initially on the firm, our portfolio companies and investors. While we generally target customers with whom we have existing relationships, those customers also have similar relationships with the firm's competitors, many of whom will have access to competing securities transactions, greater financial, technical or marketing resources or more established reputations than us. The limited operating history of our capital markets business could make it difficult for us to compete with established broker-dealers, participate in capital markets transactions of issuers or successfully grow the firm's capital markets business over time.

Employees

        As of March 31, 2010, we employed approximately 600 people worldwide:

Investment Professionals	174
Other Professionals	202
Support Staff	228

Total Employees	604
KKR Capstone	65
Senior Advisors	28

Total Employees and Advisors	697

Investment Professionals

        Our 174 investment professionals come from diverse backgrounds in private equity, fixed income and infrastructure and include executives with operations, strategic consulting, risk management, liability management and finance experience. As a group, these professionals provide us with a powerful global team for identifying attractive investment opportunities, creating value and generating superior returns.

Other Professionals

        Our 202 other professionals come from diverse backgrounds in capital markets, capital raising, client servicing, public affairs, finance, tax, legal, human resources, and information technology. As a group, these professionals provide us with a strong team for performing capital markets activities, servicing our existing investors and creating relationships with new investors globally. Additionally, a majority of these other professionals are responsible for supporting the global infrastructure of KKR.

KKR Capstone

        We have developed an institutionalized process for creating value in investments. As part of our effort, we utilize a team of 65 operating consultants at KKR Capstone and work exclusively with our investment professionals and portfolio company management teams. With executives in New York, Menlo Park, London and Hong Kong, KKR Capstone provides additional expertise for assessing investment opportunities and assisting managers of portfolio companies in defining strategic priorities and implementing operational changes. During the initial phases of an investment, KKR Capstone's work seeks to implement our thesis for value creation. Our operating consultants may assist portfolio companies in addressing top-line growth, cost optimization and efficient capital allocation and in developing operating and financial metrics. Over time, this work shifts to identifying challenges and taking advantage of business opportunities that arise during the life of an investment.

Senior Advisors

        To complement the expertise of our investment professionals, we have retained a team of 28 senior advisors to provide us with additional operational and strategic insights. The responsibilities of senior advisors include serving on the boards of our portfolio companies, helping us evaluate individual investment opportunities and assisting portfolio companies with operational matters. These individuals include former chief executive officers, chief financial officers and chairmen of Fortune 500 companies, as well as other individuals who have held leading positions in major corporations and public agencies worldwide. Four of the senior advisors also participate on our portfolio management committee, which monitors the performance of our private equity investments.

Regulation

        Our operations are subject to regulation and supervision in a number of jurisdictions. The level of regulation and supervision to which we are subject varies from jurisdiction to jurisdiction and is based on the type of business activity involved. We, in conjunction with our outside advisors and counsel, seek to manage our business and operations in compliance with such regulation and supervision. The regulatory and legal requirements that apply to our activities are subject to change from time to time and may become more restrictive, which may make compliance with applicable requirements more difficult or expensive or otherwise restrict our ability to conduct our business activities in the manner in which they are now conducted. Changes in applicable regulatory and legal requirements, including changes in their enforcement, could materially and adversely affect our business and our financial condition and results of operations. As a matter of public policy, the regulatory bodies that regulate our business activities are responsible for safeguarding the integrity of the securities and financial markets and protecting investors who participate in those markets rather than protecting the interests of our unitholders.

United States

Regulation as an Investment Advisor

        As an investment advisor, we are subject to the anti-fraud provisions of the Investment Advisers Act and to fiduciary duties derived from these provisions which apply to our relationships with our advisory clients, including funds that we manage. These provisions and duties impose restrictions and obligations on us with respect to our dealings with our investors and our investments, including for example restrictions on agency cross and principal transactions. We have not registered as an investment advisor, although Kohlberg Kravis Roberts & Co. L.P. and its wholly owned subsidiary Kohlberg Kravis Roberts & Co. (Fixed Income) LLC are registered as investment advisors under the Investment Advisers Act. As registered investment advisors, they are subject to periodic SEC examinations and other requirements under the Investment Advisers Act and related regulations primarily intended to benefit advisory clients. These additional requirements relate, among other things, to maintaining an effective and comprehensive compliance program, recordkeeping and reporting requirements and disclosure requirements. The Investment Advisers Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment advisor from conducting advisory activities in the event it fails to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment advisor, the revocation of registrations and other censures and fines.

Regulation as a Broker-Dealer

        KKR Capital Markets LLC, one of our subsidiaries, is registered as a broker-dealer with the SEC under the Exchange Act and with the New York Securities Commission under New York state securities laws, and is a member of the Financial Industry Regulatory Authority, or FINRA. A broker-dealer is subject to legal requirements covering all aspects of its securities business, including sales and trading practices, public and private securities offerings, use and safekeeping of customers' funds and securities, capital structure, record-keeping and retention and the conduct and qualifications of directors, officers, employees and other associated persons. These requirements include the SEC's "uniform net capital rule," which specifies the minimum level of net capital that a broker-dealer must maintain, requires a significant part of the broker-dealer's assets to be kept in relatively liquid form, imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing its capital and subjects any distributions or withdrawals of capital by a broker-dealer to notice requirements. These and other requirements also include rules that limit a broker-dealer's ratio of subordinated debt to equity in its regulatory capital composition, constrain a broker-dealer's ability to expand its business under certain circumstances and impose additional requirements when the broker-dealer participates in securities offerings of affiliated entities. Violations of these requirements may result in censures, fines, the issuance of cease-and-desist orders, revocation of licenses or registrations, the suspension or expulsion from the securities industry of the broker-dealer or its officers or employees or other similar consequences by regulatory bodies.

United Kingdom

        KKR Capital Markets Limited, one of our subsidiaries, is authorized in the United Kingdom under the Financial Services and Markets Act 2000, or FSMA, and has permission to engage in a number of activities regulated under FSMA, including dealing as principal or agent and arranging deals in relation to certain types of specified investments and arranging the safeguarding and administration of assets. Kohlberg Kravis Roberts & Co. Limited, another one of our subsidiaries, is authorized in the United Kingdom under FSMA and has permission to engage in a number of regulated activities including advising on and arranging deals relating to corporate finance business in relation to certain types of specified investments. FSMA and related rules govern most aspects of investment business, including sales, research and trading practices, provision of investment advice, corporate finance, use and safekeeping of client funds and securities, regulatory capital, record keeping, margin practices and procedures, approval standards for individuals, anti-money laundering, periodic reporting and settlement procedures. The Financial Services Authority is responsible for administering these requirements and our compliance with them. Violations of these requirements may result in censures, fines, imposition of additional requirements, injunctions, restitution orders, revocation or modification of permissions or registrations, the suspension or expulsion from certain "controlled functions" within the financial services industry of officers or employees performing such functions or other similar consequences.

        KKR Capital Markets Limited and Kohlberg Kravis Roberts & Co. Limited have passports under the single market directives to offer services cross border into all countries in the European Economic Area and Gibraltar.

Other Jurisdictions

        KKR Capital Markets LLC is registered as an international dealer under the Securities Act (Ontario). This registration permits us to trade in non-Canadian equity and debt securities with certain types of investors located in Ontario, Canada. KKR Capital Markets Japan Limited, a joint-stock corporation, is a certified Class 2 broker-dealer registered under the Japanese Financial Instruments and Exchange Law of 2007.

        KKR MENA Limited, a Dubai International Financial Centre company, is licensed to arrange credit or deals in investments, advise on financial products or credit, and manage assets, and is regulated by the Dubai Financial Services Authority.

        KKR Australia Pty Limited is Australian financial services licensed and is authorized to provide advice on and deal in financial products for wholesale clients, and is regulated by the Australian Securities and Investments Commission.

        KKR Capital Markets Asia Limited is licensed by the Securities and Futures Commission in Hong Kong to carry on dealing in securities and advising on securities regulated activities.

        KKR Holdings Mauritius, Ltd. and KKR Account Adviser (Mauritius), Ltd. are unrestricted investment advisors authorized to manage portfolios of securities and give advice on securities transactions, and are regulated by the Financial Services Commission, Mauritius.

        KKR Account Adviser (Mauritius), Ltd. is registered as a foreign institutional investor with the Securities and Exchange Board of India, or SEBI, under the SEBI (Foreign Institutional Investors) Regulations, 1995, pursuant to which its activities are regulated by SEBI and it is permitted to make and/or manage investments into listed and/or unlisted securities of Indian issuers.

        KKR Mauritius Direct Investments I, Ltd. is an investment holding company in Mauritius regulated by the Financial Services Commission, Mauritius.

        Multiflow Financial Services Private Limited, a private limited company incorporated in India, is registered with the Reserve Bank of India as a non-deposit taking non-banking financial company, and is authorized to undertake lending and financing activities.

        Afocelio Holdings Limited, a company incorporated in Cyprus, is registered with and regulated by the SEBI as a sub-account pursuant to which it can make investments into listed and/or unlisted securities of Indian issuers.

        One of our fixed income funds is regulated as a mutual fund by the Cayman Islands Monetary Authority.

        KKR Guernsey is authorized to do business in Guernsey and is subject to the ongoing supervision of the Guernsey Financial Services Commission and the Authority for the Financial Markets in the Netherlands.

Legal Proceedings

        From time to time, we are involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business. Our business is also subject to extensive regulation, which may result in regulatory proceedings against us. See "Risk Factors".

        In August 1999, we and certain of our current and former personnel were named as defendants in an action brought in the Circuit Court of Jefferson County, Alabama, or the Alabama State Court, alleging breach of fiduciary duty and conspiracy in connection with the acquisition of Bruno's, Inc. ("Bruno's"), one of our former portfolio companies, in 1995. The action was removed to the U.S Bankruptcy Court for the Northern District of Alabama. In April 2000, the complaint in this action was amended to further allege that we and others violated state law by fraudulently misrepresenting the financial condition of Bruno's in an August 1995 subordinated notes offering relating to the acquisition and in Bruno's subsequent periodic financial disclosures. In January 2001, the action was transferred to the U.S. District Court for the Northern District of Alabama. In August 2009, the action was consolidated with a similar action brought against the underwriters of the August 1995 subordinated notes offering, which is pending before the Alabama State Court. The plaintiffs are seeking compensatory and punitive damages, in an unspecified amount to be proven at trial, for losses they allegedly suffered in connection with their purchase of the subordinated notes. In September 2009, we and the other named defendants moved to dismiss the action. In April 2010, the Alabama State Court granted in part and denied in part the motion to dismiss. As suggested by the Alabama State Court, we have filed a petition seeking an immediate appeal of certain rulings made by the Alabama State Court when denying the motion to dismiss. This petition is pending before the Alabama Supreme Court.

        In 2005, we and certain of our current and former personnel were named as defendants in now-consolidated shareholder derivative actions in the Court of Chancery of the State of Delaware relating to Primedia Inc. ("Primedia"), one of our portfolio companies. These actions claim that the board of directors of Primedia breached its fiduciary duty of loyalty in connection with the redemption of certain shares of preferred stock in 2004 and 2005. The plaintiffs further allege that we benefited from these redemptions of preferred stock at the expense of Primedia and that we usurped a corporate opportunity of Primedia in 2002 by purchasing shares of its preferred stock at a discount on the open market while causing Primedia to refrain from doing the same. In February 2008, the special litigation committee formed by the board of directors of Primedia, following a review of plaintiffs' claims, filed a motion to dismiss the actions. In March 2010, plaintiffs filed an amended complaint, including additional allegations concerning our purchases of Primedia's preferred stock in 2002. Plaintiffs seek an accounting by defendants of unspecified damages to Primedia and an award of attorneys' fees and costs. Oral argument on the special litigation committee's motion to dismiss is scheduled for June 14, 2010.

        In December 2007, we, along with 15 other private equity firms and investment banks, were named as defendants in a purported class action complaint filed in the United States District Court for the District of Massachusetts by shareholders in certain public companies acquired by private equity firms since 2003. In August 2008, we, along with 16 other private equity firms and investment banks, were named as defendants in a purported consolidated amended class action complaint. The suit alleges that from mid-2003 defendants have violated antitrust laws by allegedly conspiring to rig bids, restrict the supply of private equity financing, fix the prices for target companies at artificially low levels, and divide up an alleged market for private equity services for leveraged buyouts. The complaint seeks injunctive relief on behalf of all persons who sold securities to any of the defendants in leveraged buyout transactions and specifically challenges nine transactions. The amended complaint also includes five purported sub-classes of plaintiffs seeking unspecified monetary damages and/or restitution with respect to five of the nine challenged transactions. The first stage of discovery concluded on or about April 15, 2010, and on April 26, 2010, plaintiffs filed a motion seeking an order allowing plaintiffs to proceed to the second stage of discovery. We, along with the other named defendants, intend to oppose plaintiffs' motion.

        In August 2008, KFN, the members of the KFN's board of directors and certain of its current and former executive officers, including certain of KKR's current and former personnel, were named in a putative class action complaint filed by the Charter Township of Clinton Police and Fire Retirement System in the United States District Court for the Southern District of New York (the "Charter Litigation"). In March 2009, the lead plaintiff filed an amended complaint, which deleted as defendants the members of KFN's board of directors and named as individual defendants only KFN's former chief executive officer, KFN's former chief operating officer, and KFN's current chief financial officer (the "KFN Individual Defendants," and, together with KFN, "KFN Defendants"). The amended complaint alleges that KFN's April 2007 registration statement and prospectus and the financial statements incorporated therein contained material omissions in violation of Section 11 of the Securities Act regarding the risks and potential losses associated with KFN's real estate-related assets, KFN's ability to finance its real estate-related assets, and the adequacy of KFN's loss reserves for its real estate-related assets (the "alleged Section 11 violation"). The amended complaint further alleges that, pursuant to Section 15 of the Securities Act, the KFN Individual Defendants have legal responsibility for the alleged Section 11 violation. The amended complaint seeks judgment in favor of the lead plaintiff and the putative class for unspecified damages allegedly sustained as a result of the KFN Defendants' alleged misconduct, costs and expenses incurred by the lead plaintiff in the action, rescission or a rescissory measure of damages, and equitable or injunctive relief. In April 2009, the KFN Defendants filed a motion to dismiss the amended complaint for failure to state a claim under the Securities Act. Oral argument on Defendants' motion to dismiss is scheduled for June 14, 2010.

        In August 2008, the members of KFN's board of directors and its executive officers (the "Kostecka Individual Defendants") were named in a shareholder derivative action brought by Raymond W. Kostecka, a purported shareholder, in the Superior Court of California, County of San Francisco (the "California Derivative Action"). KFN was named as a nominal defendant. The complaint in the California Derivative Action asserts claims against the Kostecka Individual Defendants for breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment in connection with the conduct at issue in the Charter Litigation, including the filing of the April 2007 Registration Statement with alleged material misstatements and omissions. The complaint seeks judgment in favor of KFN for unspecified damages allegedly sustained as a result of the Kostecka Individual Defendants' alleged misconduct, costs and disbursements incurred by plaintiff in the action, equitable and/or injunctive relief, restitution, and an order directing KFN to reform its corporate governance and internal procedures to prevent a recurrence of the alleged misconduct. By order dated January 8, 2009, the Court approved the parties' stipulation to stay the proceedings in the California Derivative Action until the Charter Litigation is dismissed on the pleadings or KFN files an answer to the Charter Litigation.

        In March 2009, the members of KFN's board of directors and certain of its executive officers (the "Haley Individual Defendants") were named in a shareholder derivative action brought by Paul B. Haley, a purported shareholder, in the United States District Court for the Southern District of New

York (the "New York Derivative Action"). KFN was named as a nominal defendant. The complaint in the New York Derivative Action asserts claims against the Haley Individual Defendants for breaches of fiduciary duty, breaches of the duty of full disclosure, and for contribution in connection with the conduct at issue in the Charter Litigation, including the filing of the April 2007 registration statement with alleged material misstatements and omissions. The complaint seeks judgment in favor of KFN for unspecified damages allegedly sustained as a result of the Haley Individual Defendants' alleged misconduct, a declaration that the Haley Individual Defendants are liable to KFN under Section 11 of the Securities Act, costs and disbursements incurred by plaintiff in the action, and an order directing KFN to reform its corporate governance and internal procedures to prevent a recurrence of the alleged misconduct. By order dated June 18, 2009, the Court approved the parties' stipulation to stay the proceedings in the New York Derivative Action until the Charter Litigation is dismissed on the pleadings or KFN files an answer to the Charter Litigation.

        We believe that each of these actions is without merit and intend to defend them vigorously.

        In September 2006 and March 2009, we received requests for certain documents and other information from the Antitrust Division of the U.S. Department of Justice ("DOJ") in connection with the DOJ's investigation of private equity firms to determine whether they have engaged in conduct prohibited by United States antitrust laws. We are fully cooperating with the DOJ's investigation.

        In addition, in December 2009, our subsidiary Kohlberg Kravis Roberts & Co. (Fixed Income) LLC received a request from the SEC for information in connection with its examination of certain investment advisors in order to review trading procedures and valuation practices in the collateral pools of structured credit products. We are fully cooperating with the SEC's examination.

        Moreover, in the ordinary course of business, we are and can be both the defendant and the plaintiff in numerous actions with respect to bankruptcy, insolvency and other types of proceedings. Such lawsuits may involve claims that adversely affect the value of certain investments owned by our funds.

 MANAGEMENT

Our Managing Partner

        As is commonly the case with limited partnerships, our limited partnership agreement provides for the management of our business and affairs by a general partner rather than a board of directors. Our Managing Partner serves as our sole general partner and the ultimate general partner of the KKR Group Partnerships. Our Managing Partner has a board of directors that is co-chaired by our founders Henry Kravis and George Roberts, who also serve as our Co-Chief Executive Officers and, in such positions, are authorized to appoint our other officers. Prior to the U.S. Listing, we expect that three independent directors will be appointed to the board of directors of our Managing Partner so that a majority of the board of directors will consist of independent directors. Our Managing Partner does not have any economic interest in our partnership.

Directors and Executive Officers

        The following table presents certain information concerning the board of directors and executive officers of our Managing Partner.

Name	Age	Position with Managing Partner
Henry R. Kravis	66	Co-Chief Executive Officer and Co-Chairman
George R. Roberts	66	Co-Chief Executive Officer and Co-Chairman
Todd A. Fisher	44	Chief Administrative Officer
William J. Janetschek	47	Chief Financial Officer
David J. Sorkin	50	General Counsel

        Henry R. Kravis co-founded our firm in 1976 and is Co-Chairman and Co-Chief Executive Officer of our Managing Partner. He is actively involved in managing the firm and serves on the Private Equity Investment and Portfolio Management Committees. Mr. Kravis currently serves on the board of First Data Corporation. Mr. Kravis also serves as a director, chairman emeritus or trustee of several cultural and educational institutions, including Mount Sinai Hospital, Columbia Graduate School of Business, Rockefeller University, and Claremont McKenna College. He earned a B.A. in Economics from Claremont McKenna College in 1967 and an M.B.A. from the Columbia University Graduate School of Business in 1969. Mr. Kravis has over 34 years experience financing, analyzing and investing in public and private companies, as well as serving on the boards of many public and private portfolio companies in the past, including the board of Primedia until 2006. As our co-founder and Co-Chief Executive Officer, Mr. Kravis has an intimate knowledge of KKR's business, which allows him to provide insight into various aspects of our business and is of significant value to the board of directors.

        George R. Roberts co-founded our firm in 1976 and is Co-Chairman and Co-Chief Executive Officer of our Managing Partner. He is actively involved in managing the firm and serves on the Private Equity Investment and Portfolio Management Committees. Mr. Roberts currently serves as a director or trustee of several cultural and educational institutions, including the San Francisco Symphony and Claremont McKenna College. He is also founder and Chairman of the board of directors of REDF, a San Francisco non-profit organization. He earned a B.A. from Claremont McKenna College in 1966, and a J.D. from the University of California (Hastings) Law School in 1969. Mr. Roberts has over 34 years experience financing, analyzing and investing in public and private companies, as well as serving on the boards of many public and private companies in the past. As our co-founder and Co-Chief Executive Officer, Mr. Roberts has an intimate knowledge of KKR's business, which allows him to provide insight into various aspects of our business and is of significant value to the board of directors.

        Todd A. Fisher joined the firm in 1993 and is Chief Administrative Officer of our Managing Partner. He is actively involved in managing the firm and serves on the Private Equity Investment

Committee. Prior to joining KKR, Mr. Fisher worked for Goldman, Sachs & Co. in New York and for Drexel Burnham Lambert in Los Angeles. Mr. Fisher is a director of Maxeda B.V., Northgate Information Solutions plc. and Rockwood Holdings, Inc. Previously, he served as a director of Accuride Corporation until 2005, ALEA Group Holdings AG until 2007, and Bristol West Insurance Group until 2007. He holds a B.A. from Brown University, an M.A. in International Affairs from Johns Hopkins University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania.

        William J. Janetschek joined the firm in 1997 and serves as Chief Financial Officer of our Managing Partner. Prior to joining us, he was a Tax Partner with the New York office of Deloitte & Touche LLP. Mr. Janetschek was with Deloitte & Touche for 13 years. He holds a B.S. from St. John's University and an M.S., Taxation, from Pace University, and is a Certified Public Accountant.

        David J. Sorkin joined the firm in 2007 and serves as General Counsel of our Managing Partner. Prior to joining us, he was a partner with Simpson Thacher & Bartlett LLP, where he was a member of that law firm's executive committee. Mr. Sorkin was with Simpson Thacher & Bartlett LLP for 22 years. He holds a B.A. from Williams College and a J.D. from Harvard University.

Managing Partner Board Structure and Practices

        Matters relating to the structure and practices of our Managing Partner's board of directors are governed by provisions of our Managing Partner's limited liability company agreement and the Delaware Limited Liability Company Act. The following description is a summary of those provisions and does not contain all of the information that you may find useful. For additional information, you should read the copy of our Managing Partner's amended and restated limited liability company agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Independence and Composition of the Board of Directors

        On or prior to the U.S. Listing, we expect our Managing Partner's board of directors will consist of five directors. While we are exempt from NYSE Rules relating to board independence, our Managing Partner intends to maintain a board of directors that consists of at least a majority of directors who are independent under NYSE Rules relating to corporate governance matters.

Election and Removal of Directors

        The directors of our Managing Partner may be elected and removed from office only by the vote of a majority of the Class A shares of our Managing Partner that are then outstanding. Each person elected as a director will hold office until a successor has been duly elected and qualified or until his or her death, resignation or removal from office, if earlier. Class A members are not required to hold meetings for the election of directors with any regular frequency and may remove directors, with or without cause, at any time.

        All of our Managing Partner's outstanding Class A shares are held by our senior principals. Under our Managing Partner's limited liability company agreement, each Class A share is non-transferable without the consent of the holders of a majority of the Class A shares that are then outstanding and each Class A share will automatically be redeemed and cancelled upon the holder's death, disability or withdrawal as a member of our Managing Partner. Henry Kravis and George Roberts, our Managing Partner's Co-Chairmen and Co-Chief Executive Officers, collectively hold Class A shares representing a majority of the total voting power of the outstanding Class A shares. In addition, notwithstanding the number of Class A shares held by Messrs. Kravis and Roberts, under our Managing Partner's limited liability company agreement, Messrs. Kravis and Roberts are deemed to represent a majority of the Class A shares then outstanding for purposes of voting on matters upon which holders of Class A shares are entitled to vote. Messrs. Kravis and Roberts may, in their discretion, designate one or more holders of Class A shares to hold such voting power and exercise all of the rights and duties of

Messrs. Kravis and Roberts under our Managing Partner's limited liability company agreement. While neither of them acting alone will be able to direct the election or removal of directors, they will be able to control the composition of the board if they act together. While Messrs. Kravis and Roberts historically have acted with unanimity when managing our business, they have not entered into any agreement relating to the voting of their Class A shares. See "Security Ownership."

Limited Matters Requiring a Class B Member Vote

        Through our subsidiaries, we hold voting interests in the general partners of a number of funds that were formed outside of the United States. Under our Managing Partner's limited liability company agreement, our Managing Partner's board of directors will be required to inform the holders of our Managing Partner's Class B shares of any matter requiring the approval of the holders of voting interests held directly or indirectly by us in the general partner of a non-U.S. fund and to cause such voting interests to be voted in accordance with directions received from the holders of a majority of the Class B shares. Holders of Class B shares will have no right to participate in the management of our Managing Partner or us and will not have any other rights under our Managing Partner's limited liability company agreement other than as described above. Our principals collectively hold 100% of our Managing Partner's outstanding Class B shares. See "Security Ownership."

Action by the Board of Directors

        Our Managing Partner's board of directors may take action in a duly convened meeting in which a quorum is present or by a written resolution signed by all directors then holding office. When action is to be taken at a meeting of the board of directors, the affirmative vote of a majority of the directors present at any meeting is required for any action to be taken. Upon the U.S. Listing, when action is to be taken at a meeting of the board of directors, the affirmative vote of a majority of the directors then holding office is required for any action to be taken.

        Certain specified actions approved by our Managing Partner's board of directors require the additional approval of a majority of the Class A shares of our Managing Partner. These actions consist of the following:

  •
  the entry into a debt financing arrangement by us in an amount in excess of 10% of our existing long-term indebtedness (other than the entry into certain intercompany debt financing arrangements);

  •
  the issuance by us or our subsidiaries of any securities that would (i) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted, as converted, exchanged or exercised basis, of any class of our or their equity securities or (ii) have designations, preferences, rights, priorities or powers that are more favorable than those of KKR Group Partnership Units;

  •
  the adoption by us of a shareholder rights plan;

  •
  the amendment of our limited partnership agreement or the limited partnership agreements of the KKR Group Partnerships;

  •
  the exchange or disposition of all or substantially all of our assets or the assets of any KKR Group Partnership;

  •
  the merger, sale or other combination of us or any KKR Group Partnership with or into any other person;

  •
  the transfer, mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of the KKR Group Partnerships;

  •
  the appointment or removal of a Chief Executive Officer or a Co-Chief Executive Officer of our Managing Partner or us;

  •
  the termination of the employment of any of our officers or that of any of our subsidiaries or the termination of the association of a partner with any of our subsidiaries, in each case, without cause;

  •
  the liquidation or dissolution of our partnership, our Managing Partner or any KKR Group Partnership; and

  •
  the withdrawal, removal or substitution of our Managing Partner as the general partner or any person as the general partner of a KKR Group Partnership, or the transfer of beneficial ownership of all or any part of a general partner interest in our partnership or a KKR Group Partnership to any person other than one of our wholly owned subsidiaries.

Board Committees

        In connection with the U.S. Listing, our Managing Partner's board of directors will establish an audit committee, a conflicts committee, a nominating and corporate governance committee and an executive committee that will operate pursuant to written charters as described below. Because we are a limited partnership, our Managing Partner's board is not required by NYSE Rules to establish a compensation committee or a nominating and corporate governance committee or to meet other substantive NYSE corporate governance requirements. While the board will establish a nominating and governance committee, we intend to rely on available exemptions concerning the committee's composition and mandate.

Audit Committee

        Our Managing Partner's board of directors will establish an audit committee that will be responsible for assisting the board of directors in overseeing and monitoring: (i) the quality and integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent registered public accounting firm's qualifications and independence; and (iv) the performance of our independent registered public accounting firm. The members of the audit committee will be required to meet the independence standards for service on an audit committee of a board of directors pursuant to Rule 10A-3 under the Exchange Act and NYSE Rules relating to corporate governance matters, and the charter for the audit committee will comply with those requirements.

Conflicts Committee

        Our Managing Partner's board of directors will establish a conflicts committee that will be responsible for reviewing specific matters that the board of directors believes may involve a conflict of interest and for enforcing our rights under any of the exchange agreement, the tax receivable agreement, the limited partnership agreement of any KKR Group Partnership or our limited partnership agreement, which we refer collectively to as the covered agreements, against KKR Holdings and certain of its subsidiaries and designees, a general partner or limited partner of KKR Holdings, or a person who holds a partnership or equity interest in the foregoing entities. The conflicts committee will also be authorized to take any action pursuant to any authority or rights granted to such committee under any covered agreement or with respect to any amendment, supplement, modification or waiver to any such agreement that would purport to modify such authority or rights. In addition, the conflicts committee shall approve any amendment to any of the covered agreements that in the reasonable judgment of our Managing Partner's board of directors is or will result in a conflict of interest. The conflicts committee will determine if the resolution of any conflict of interest submitted to it is fair and reasonable to our partnership. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our partnership and not a breach of any duties that may be owed to our unitholders. In addition, the conflicts committee may review and approve any related person transactions, other than those that are approved pursuant to our related person policy, as described under "Certain Relationships and Related Party Transactions—Statement of Policy Regarding Transactions with Related Persons," and may establish guidelines or rules to cover specific categories of transactions. The members of the conflicts committee will be required to meet the independence standards for service on an audit committee of a board of directors pursuant to Rule 10A-3 under the Exchange Act and NYSE Rules relating to corporate governance matters.

Nominating and Corporate Governance Committee

        Our Managing Partner's board of directors will establish a nominating and corporate governance committee that will be responsible for identifying and recommending candidates for appointment to the board of directors and for assisting and advising the board of directors with respect to matters relating to the general operation of the board and corporate governance matters. At least one member of the nominating and corporate governance committee will be required to meet the independence standards for service on an audit committee of a board of directors pursuant to Rule 10A-3 under the Exchange Act and NYSE Rules relating to corporate governance matters. We expect that Messrs. Kravis and Roberts will also serve on the nominating and corporate governance committee.

Executive Committee

        Our Managing Partner's board of directors will establish an executive committee that will act, when necessary, in place of our Managing Partner's full board of directors during periods in which the board is not in session. The executive committee will be authorized and empowered to act as if it were the full board of directors in overseeing our business and affairs, except that it will not be authorized or empowered to take actions that have been specifically delegated to other board committees or to take actions with respect to: (i) the declaration of distributions on our units; (ii) a merger or consolidation of our partnership with or into another entity; (iii) a sale, lease or exchange of all or substantially all of our assets; (iv) a liquidation or dissolution of our partnership; (v) any action that must be submitted to a vote of our Managing Partner's members or our unitholders; or (vi) any action that may not be delegated to a board committee under our Managing Partner's limited liability company agreement or the Delaware Limited Liability Company Act. We expect that the executive committee will consist of Messrs. Kravis and Roberts.

Compensation Committee Interlocks and Insider Participation

        Because we are a limited partnership, our Managing Partner's board of directors is not required by NYSE Rules to establish a compensation committee. Our founders, Messrs. Kravis and Roberts, will serve as Co-Chairmen of the board of directors of our Managing Partner. For a description of certain transactions between us and our founders, see "Certain Relationships and Related Party Transactions."

Executive Compensation

Compensation Discussion and Analysis

        A primary objective of many companies when designing executive compensation arrangements has been to align the interests of top executives with the interests of shareholders. As a private firm, one of our fundamental philosophies has been to align the interests of our people with the interests of our fund investors. We have sought to achieve such an alignment in the past through the investment of a significant amount of our own capital and the capital of our principals in and alongside of the funds that we manage and the ownership by our principals of interests in the general partners of our funds that entitle them to a portion of the carried interest that we receive with respect to fund investments.

        Prior to October 1, 2009, our senior principals were not paid any salaries or bonuses and instead received only cash distributions in respect of their ownership interests in the general partners and management companies of our funds and investments that they have made in or alongside our funds. Following the Transactions, our Managing Partner's Co-Chief Executive Officers, our Chief Administrative Officer, our Chief Financial Officer and our General Counsel are each paid an annual salary of $300,000 for 2010. Our Managing Partner's Co-Chief Executive Officers, Chief Administrative Officer, Chief Financial Officer and General Counsel and our other senior principals also receive distributions and cash bonuses that are funded by KKR Holdings.

        While certain individuals who are not senior principals receive salaries and bonuses, the compensation that they have been paid has been significantly based on the performance of our funds' investments and our fee generating businesses and those individuals generally have derived a substantial amount of their financial benefits through their ownership interests in the general partners of our funds and investments that they have made in or alongside our funds.

        Our compensation program includes elements that discourage excessive risk taking and aligns the compensation of our people with the long-term performance of the firm. For example, notwithstanding the fact that we accrue compensation as increases in the carrying value of the portfolio investments are recorded in our funds, we only actually make cash payments of carried interest to our principals when profitable investments have been realized and cash is distributed first to the investors in our funds, followed by the firm and only then to employees of the firm. Moreover, if a fund fails to achieve specified investment returns due to diminished performance of later investments, we are entitled to clawback carried interest payments previously made to an employee for the benefit of the limited partner investors in that fund, all of which further discourages excessive risk-taking by our personnel. Lastly, because our equity awards have significant vesting provisions and transfer restrictions, the actual amount of compensation realized by the recipient will be tied to the long-term performance of our common units.

        We believe that our philosophy of aligning the interests of our principals with the interests of our fund investors through equity ownership has been an important contributor to the growth and successful performance of our firm. Because we believe that such an approach will further our goal of creating long-term value for our unitholders, we intend to continue to adhere to this philosophy when designing compensation arrangements as a public company. Our principals will either hold interests in our business through KKR Holdings or through equity awards under our Equity Incentive Plan. Their interests in KKR Holdings will represent participation in the value of KKR Group Partnership Units held by KKR Holdings. KKR Holdings will bear the economic costs of any equity based awards, distributions and executive bonuses that it funds, and we will not bear the expense or dilution associated with such amounts.

        We intend to review our compensation policies periodically. While we do not have any plans to modify the compensation philosophy or arrangements described above, we may make changes to the compensation policies and decisions relating to one or more individuals based on the outcome of such a review.

Summary Compensation Table

        The following table presents summary information concerning compensation that we paid for services rendered by our two Co-Chief Executive Officers, our Chief Administrative Officer, our Chief Financial Officer and our General Counsel, in all capacities during the fiscal year ended December 31, 2009. We refer to these individuals in other parts of this prospectus as our "named executive officers." As discussed above under "—Compensation Discussion and Analysis," prior to the consummation of the Transactions on October 1, 2009, our named executive officers and other senior principals have generally not received salary or bonus and, instead, have received financial benefits only through their ownership interests in the general partners and the management companies of our funds and investments that they have made in or alongside our funds. These distributions are not reflected as compensation in the table below. Cash distributions to our named executive officers in respect of their interests in the management companies of our funds for the year ended December 31, 2009 were $        million to Mr. Kravis, $        million to Mr. Roberts, $        million to Mr. Fisher, $        million to Mr. Janetschek and $        million to Mr. Sorkin. Carried interest distributions to our named executive officers in respect of their interests in the general partners of our funds for the year ended December 31, 2009 were $       to Mr. Kravis, $       to Mr. Roberts, $       to Mr. Fisher, $       to Mr. Janetschek and $       to Mr. Sorkin. In addition, in respect of the year ended December 31, 2009, Messrs. Kravis, Roberts, Fisher, Janetschek and Sorkin were deemed to have received for compensation purposes $        million, $        million, $        million, $        million and $        million, respectively, which amounts were invested in our funds and will be distributed to them in future periods only if gains are realized on those investments.

        In connection with the Transactions, each of the named executive officers received equity interests in KKR Holdings. These awards were issued in exchange for ownership interests in the Combined Business that they contributed to our holding companies as part of our internal reorganization. There are additional contractual arrangements we entered into with KKR Holdings at the time of the Transactions and thereafter, including a tax receivable agreement, that relate to payments to our named executive officers that are not compensatory and are described in "Certain Relationships and Related Party Transactions."

2009 Summary Compensation Table

Name and Principal Position	Salary(1)	Stock Awards(2)	All Other Compensation		Total
Henry R. Kravis	$	$		$(3)	$
Co-Chief Executive Officer
George R. Roberts	$	$		$(4)	$
Co-Chief Executive Officer
Todd A. Fisher	$	$		$(5)	$
Chief Administrative Officer
William J. Janetschek	$	$	$		$
Chief Financial Officer
David J. Sorkin	$	$	$		$
General Counsel

(1)
Represents salary payments received for the three month period subsequent to the consummation of the Transactions on October 1, 2009. For periods prior to October 1, 2009, all cash payments, including salaries, were treated as distributions from the general partners and the management companies of our funds and investments.

(2)
Sets forth a non-cash amount representing the net value of units in KKR Holdings received in the reorganization of KKR in exchange for contributed ownership interests in the pre-Transaction KKR entities. The net value received is calculated as the difference between (a) the aggregate grant date fair value of KKR Holdings units received by each named executive officer in connection with the Transactions as calculated pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) and (b) the fair value of the ownership interests in the Combined Business that the named executive officer contributed in exchange for such units. To the extent that (b) is equal to, or in excess of (a), no compensation is reflected in the table above.

(3)
Consists of $             related to Mr. Kravis's use of a car and driver and $             related to certain personnel who administer personal matters for Mr. Kravis. SEC rules require that transportation and personnel expenses not directly and integrally related to our business be disclosed as compensation to Mr. Kravis. Because we do not separately track personnel expenses based on whether they are incurred for business or for personal reasons, 100 percent of the preceding costs have been reported for Mr. Kravis.

(4)
Consists of $             related to Mr. Roberts's use of a car and driver and $             related to certain personnel who administer personal matters for Mr. Roberts. SEC rules require that transportation and personnel expenses not directly and integrally related to our business be disclosed as compensation to Mr. Roberts. Because we do not separately track personnel expenses based on whether they are incurred for business or personal reasons, 100 percent of the preceding costs have been reported for Mr. Roberts.

(5)
Amount represents personal travel expenses for Mr. Fisher and members of his family.

Director Compensation

        Our Managing Partner was formed on June 25, 2007 and has not paid any compensation to its directors for their board service. Following the completion of the U.S. Listing, we intend to limit the individuals who receive compensation for their board service to our Managing Partner's independent directors. We expect to establish customary compensation practices for our Managing Partner's independent directors.

Confidentiality and Restrictive Covenant Agreements

        KKR Holdings has entered into confidentiality and restrictive covenant agreements with our principals that, among other things, include prohibitions on the principals competing with KKR or soliciting certain investors or senior level employees of our firm during a restricted period following their departure from the firm. These agreements also require personnel to protect and use the firm's confidential information only in accordance with confidentiality restrictions set forth in the agreement. Messrs. Kravis, Roberts, Fisher, Janetschek and Sorkin are each a party to such an agreement. See "Certain Related Party Transactions—Confidentiality and Restrictive Covenant Agreements".

KKR Holdings

        Messrs. Kravis, Roberts, Fisher, Janetschek and Sorkin, with our principals, hold interests in our business through KKR Holdings, which owns all of the outstanding KKR Group Partnership Units that are not held by us. These individuals receive financial benefits from our business in the form of distributions and payments received from KKR Holdings and through their participation in the value of KKR Group Partnership Units held by KKR Holdings, and KKR Holdings bears the economic costs of any executive bonuses paid to certain principals. Our principals' interests in KKR Group Partnership Units that are held by KKR Holdings are be subject to transfer restrictions and, except for certain interests that were vested upon their grant, are subject to vesting requirements and forfeitable if the principal ceases to be involved in our business prior to vesting. See "Organizational Structure—KKR Holdings."

KKR & Co. L.P. Equity Incentive Plan

        The board of directors of our Managing Partner intends to adopt the KKR & Co. L.P. Equity Incentive Plan, which is referred to as the Equity Incentive Plan, prior to the U.S. Listing.

        The following description is a summary of the provisions of the Equity Incentive Plan and does not contain all of the information that you may find useful. For additional information, you should read the copy of our Equity Incentive Plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The Equity Incentive Plan will be a source of new equity-based awards permitting us to grant to our employees and other personnel, the directors of our Managing Partner and our consultants and senior advisors non-qualified unit options, unit appreciation rights, restricted common units, deferred restricted common units, phantom restricted common units and other awards based on our common units.

Administration

        The board of directors of our Managing Partner administers the Equity Incentive Plan. However, the board of directors of our Managing Partner may delegate such authority, including to a committee or subcommittee of the board of directors. Under the terms of the Equity Incentive Plan, the board of directors of our Managing Partner, or the committee or subcommittee thereof to whom authority to administer the Equity Incentive Plan has been delegated, as the case may be, is referred to as the Administrator. The Administrator determines who will receive awards under the Equity Incentive Plan, as well as the form of the awards, the number of units underlying the awards and the terms and conditions of the awards, consistent with the terms of the Equity Incentive Plan. The Administrator has full authority to interpret and administer the Equity Incentive Plan and its determinations will be final and binding on all parties concerned.

Common Units Subject to the Equity Incentive Plan

        The total number of our common units which may be issued under the Equity Incentive Plan as of the effective date of the plan is equivalent to 15% of the number of fully diluted common units outstanding as of such date; provided that beginning with the first fiscal year after the Equity Incentive Plan becomes effective and continuing with each subsequent fiscal year occurring thereafter, the aggregate number of common units covered by the plan will be increased, on the first day of each fiscal year of KKR & Co. L.P. occurring during the term of the plan, by a number of common units equal to the positive difference, if any, of (x) 15% of the aggregate number of common units outstanding on the last day of the immediately preceding fiscal year of the plan sponsor minus (y) the aggregate number of common units available for issuance under the plan as of the last day of such year, unless the Administrator should decide to increase the number of common units covered by the plan by a lesser amount on any such date.

Options and Unit Appreciation Rights

        The Administrator may award non-qualified unit options and unit appreciation rights under the Equity Incentive Plan. Options and unit appreciation rights granted under the Equity Incentive Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Administrator at the time of grant, but no option or unit appreciation right will be exercisable for a period of more than 10 years after it is granted. The exercise price per common unit will be determined by the Administrator, provided that options and unit appreciation rights granted to participants who are U.S. taxpayers (i) will not be granted with an exercise price less than 100% of the fair market value per underlying common unit on the date of grant and (ii) will not be granted unless the common unit on which it is granted constitutes equity of the participant's "service recipient" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. To the extent permitted by the Administrator, the exercise price of an option may be paid in cash or its equivalent, in common units having a fair market value equal to the aggregate exercise price and satisfying such other requirements as may be imposed by the Administrator, partly in cash and partly in common units or through net settlement in common units. As determined by the Administrator, unit appreciation rights may be settled in common units, cash or any combination thereof.

Other Equity-Based Awards

        The Administrator, in its sole discretion, may grant or sell common units, restricted common units, deferred restricted common units, phantom restricted common units, and any other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, the common units. Any of these other equity-based awards may be in such form, and dependent on such conditions, as the Administrator determines, including without limitation the right to receive, or vest with respect to, one or more common units (or the equivalent cash value of such units) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The Administrator may, in its discretion, determine whether other equity-based awards will be payable in cash, common units or other assets or a combination of cash, common units and other assets.

 SECURITY OWNERSHIP

Our Common Units

        The following table sets forth the beneficial ownership of our common units and KKR Group Partnership Units that are exchangeable for our common units after giving effect to the U.S. Listing and In-Kind Distribution by:

  •
  each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of our partnership;

  •
  each of the directors, director nominees and named executive officers of our Managing Partner; and

  •
  the directors, director nominees and executive officers of our Managing Partner as a group.

        The numbers of common units and KKR Group Partnership Units outstanding and the percentage of beneficial ownership are based on 204,902,226 common units to be issued and outstanding and 478,105,194 KKR Group Partnership Units that are exchangeable for our common units. Beneficial ownership is in each case determined in accordance with the rules of the SEC. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

	Common Units Beneficially Owned†		KKR Group Partnership Units and Special Voting Units Beneficially Owned††
					Percentage of Combined Voting Power††
Name(1)	Number	Percent	Number	Percent
KKR Holdings(2)	—	—	478,105,194	70%	70%
Henry R. Kravis(2)(3)
George R. Roberts(2)(3)
Todd A. Fisher
William J. Janetschek
David J. Sorkin
Directors, director nominees and executive officers as a group ( persons)

*
Less than 1%.

†
Pursuant to the U.S. Listing and In-Kind Distribution, holders of KKR Guernsey units will receive one of our common units for each KKR Guernsey unit they hold pursuant to the In-Kind Distribution. See "U.S. Listing." KKR Group Partnership Units held by KKR Holdings are exchangeable (together with the corresponding special voting units) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with lock-up, vesting and transfer restrictions as described under "Organizational Structure—KKR Holdings." See "Certain Relationships and Related Party Transactions—Exchange Agreement." Beneficial ownership of KKR Group Partnership Units reflected in this table has not also been reflected as beneficial ownership of our common units for which such KKR Group Partnership Units may be exchanged.

††
On any matters that may be submitted to a vote of our unitholders, the special voting units will provide their holders with a number of votes that is equal to the aggregate number of KKR Group Partnership Units that such holders then hold and will entitle such holders to participate in the vote on the same basis as our unitholders. See "Description of Our Limited Partnership Agreement—Meetings; Voting."

(1)
The address of each beneficial owner is c/o KKR Management LLC, 9 West 57th Street, 42nd Floor, New York, New York 10019.

(2)
KKR Holdings owns, beneficially or of record, an aggregate of 478,105,194 exchangeable KKR Group Partnership Units (or 100% of the total number of exchangeable KKR Group Partnership Units). Our principals hold interests in KKR Holdings that will entitle them to participate in the value of the KKR Group Partnership Units held by KKR Holdings. KKR Holdings is a limited partnership that is controlled by KKR Holdings GP Limited, its sole general partner, which has investment control over all KKR Group Partnership Units and voting control over all special voting units held by KKR Holdings. Each of Messrs. Kravis and Roberts disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by him, except to the extent of his own pecuniary interest therein. Messrs. Kravis and Roberts, by virtue of their rights under the organizational documents of KKR Holdings GP Limited (the general partner of KKR Holdings), may be deemed to share dispositive and/or voting power with respect to the KKR Group Partnership Units and special voting units held by KKR Holdings. Mr. Kravis disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by him, except with respect to                  KKR Group Partnership Units in which he and certain related entities have a pecuniary interest. Mr. Roberts disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by him, except with respect to                   KKR Group Partnership Units in which he and certain related entities have a pecuniary interest.

(3)
KKR MIF Fund Holdings, L.P. owns, beneficially or of record, an aggregate of                units of KKR Guernsey. The sole general partner of KKR MIF Carry Holdings L.P. is KKR MIF Carry Limited. Each of KKR MIF Carry Limited (as the general partner of KKR MIF Carry Holdings L.P.); KKR Index Fund Investments L.P. (as the general partner of KKR MIF Carry Limited); KKR IFI GP L.P. (as the general partner of KKR Index Fund Investments L.P.); KKR IFI Limited (as the general partner of KKR IFI GP L.P.); KKR Fund Holdings L.P. (as the the sole shareholder of KKR IFI Limited); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited); and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may be deemed to be the beneficial owner of the securities. Messrs. Kravis and Roberts are the designated members of KKR Management LLC and may be deemed to share dispositive power with respect to the KKR Guernsey units held by KKR MIF Fund Holdings, L.P. Each of Messrs. Kravis and Roberts disclaims beneficial ownership of the securities except to the extent of his pecuniary interest.

Our Managing Partner

        Our Managing Partner's outstanding limited liability company interests consist of Class A shares, which are entitled to vote on the election and removal of directors and all other matters that have not been delegated to the board of directors or reserved for the vote of Class B members, and Class B shares, which are entitled to vote only with respect to any matter requiring the approval of holders of voting interests held directly or indirectly by us in the general partners of our non-U.S. funds. Notwithstanding the number of Class A shares held by the Class A members, under our Managing Partner's limited liability company agreement, Messrs. Kravis and Roberts are deemed to represent a majority of the Class A shares outstanding for purposes of voting on matters upon which holders of Class A shares are entitled to vote. Messrs. Kravis and Roberts may, in their discretion, designate one or more holders of Class A shares to hold such voting power and exercise all of the rights and duties of Messrs. Kravis and Roberts under our Managing Partner's limited liability company agreement. While Messrs. Kravis and Roberts historically have acted with unanimity when managing our business, they have not entered into any agreement relating to the voting of their Class A shares. All of our Managing Partner's other Class A shares are held by our other senior principals. Our Managing Partner's Class B shares are divided equally among twelve principals, each of whom holds less than 10% of the voting power of the Class B shares. None of the shares in our Managing Partner provide these holders with economic interests in our business.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following description is a summary of the material terms of the agreements described below, and does not contain all of the information that you may find useful. For additional information, you should read the copies of our investment agreement, our exchange agreement, our registration rights agreement, our tax receivable agreement and the partnership agreements of the KKR Group Partnerships, all of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

The Combination Transaction and Reorganization Transactions

        On October 1, 2009, we completed the acquisition of all of the assets and liabilities of KKR Guernsey and, in connection with such acquisition, completed a series of transactions pursuant to which the business of KKR was reorganized into a holding company structure. We refer to these transactions collectively as the "Transactions." The Transactions did not involve the payment of any cash consideration or involve any offering of newly issued securities to the public, and our principals did not sell any interests in our business in connection with the Transactions. Following the Transactions, KKR Guernsey holds a 30% economic interest in our Combined Business and our principals hold a 70% economic interest in our Combined Business. Our principals collectively hold their interests in our Combined Business through KKR Holdings.

        In accordance with our purchase and sale agreement with KPE, prior to the completion of the Transactions, we made cash and in-kind distributions of $206.5 million to certain of our principals relating to amounts for periods prior to October 1, 2009. Such distributions consisted of substantially all available cash-on-hand, certain accrued receivables of its management companies and capital markets subsidiaries and certain personal property (consisting of non-operating assets). These distributions were made in respect of periods prior to the Transactions. These amounts did not include, however, any accrued monitoring or transaction fees to be credited against any management fees that are payable in respect of future periods, the after-tax amount of any management fees that may be required to be returned to investors before a carried interest may be paid and any other amounts that were necessary to provide the Combined Business with sufficient working capital to conduct its business in the ordinary course.

The Investment Agreement

        On August 4, 2009, we entered into an investment agreement by and among us, certain of our affiliates, KKR Guernsey and certain of its affiliates, as a condition to the Combination Transaction.

U.S. Listing

        The investment agreement provides that we and KKR Guernsey each had the right to require that the other use its reasonable best efforts to cause KKR Guernsey to contribute its units representing limited partner interests in Group Holdings to us in exchange for an equivalent number of our common units and, in connection therewith, our common units received by KKR Guernsey to be listed and traded on the New York Stock Exchange by delivering an election notice to the other party. On February 24, 2010, we delivered an election notice to KKR Guernsey pursuant to the investment agreement.

Registration Statement and Efforts

        Following the delivery of the election notice, we are required to prepare a registration statement (of which this prospectus constitutes a part) for our common units to be issued to, and distributed by, KKR Guernsey pursuant to the investment agreement and to have the registration statement declared effective by the SEC as promptly as practicable. The investment agreement also contains a covenant that requires us and KKR Guernsey to use our respective reasonable best efforts to complete the U.S. Listing and the actions ancillary thereto in the manner contemplated by the investment agreement, provided that neither party is required to take any action if the taking of such action would reasonably be expected to have, individually or in the aggregate, a material adverse effect on our business.

Dissolution Transactions

        As of, or as promptly as practicable after, the U.S. Listing, KKR Guernsey will take, and we will cause the directors of KKR Guernsey's board of directors who are not its independent directors to authorize all actions necessary or advisable to, among other things, (i) distribute our common units to the holders of KKR Guernsey units, (ii) cause the KKR Guernsey units to be delisted from, and to cease to be traded on, Euronext Amsterdam and (iii) cause KKR Guernsey to be dissolved and liquidated by its general partner acting as liquidator, in accordance with KKR Guernsey's limited partnership agreement and the Limited Partnerships (Guernsey) Law, 1995.

Conditions to Closing the U.S. Listing

        Each party's obligation to consummate the U.S. Listing is subject to the satisfaction or waiver of each of the following conditions:

  •
  the common units to be issued to KKR Guernsey and distributed in the In-Kind Distribution shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance;

  •
  the registration statement relating to the common units to be issued to KKR Guernsey and distributed in the In-Kind Distribution shall have become effective under the Securities Act and/or Exchange Act, provided (i) there is not any requirement that we or any of our affiliates become subject to regulation under the Investment Company Act and (ii) no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for a similar purpose shall have been initiated or threatened by the SEC;

  •
  no order, injunction, judgment, award or decree issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the U.S. Listing and/or the In-Kind Distribution to the KKR Guernsey unitholders shall be in effect;

  •
  KKR Guernsey shall have contributed its interests in the Combined Business to us in exchange for our common units; and

  •
  KKR Guernsey shall have received a customary comfort letter and negative assurance letter relating to information contained in the registration statement relating to the common units to be issued to KKR Guernsey and distributed in the In-Kind Distribution.

Treatment of KKR Guernsey Unit Appreciation Rights

        Upon the closing of the U.S. Listing, except as otherwise agreed in writing between us and a holder of a unit appreciation right issued under KKR Guernsey's 2007 Equity Incentive Plan, (i) each outstanding unit appreciation right for which the exercise price per KKR Guernsey unit of such unit appreciation right equals or exceeds the closing price per KKR Guernsey unit on Euronext Amsterdam on the final trading day of KKR Guernsey units will be cancelled without the payment of any consideration in respect thereof and (ii) each other outstanding unit appreciation right will be converted into a fully vested unit appreciation right, on the same terms and conditions that were applicable under such unit appreciation right, with respect to a number of our common units equal to the number of KKR Guernsey units subject to such unit appreciation right immediately prior to the closing of the U.S. Listing with an exercise price per common unit equal to the per unit exercise price for such unit appreciation right and any such converted unit appreciation right and all obligations with respect thereto will be assumed by us.

Indemnification and Insurance

        The investment agreement provides that, for a period of six years after the closing of the U.S. Listing, the KKR Group Partnerships will indemnify each present and former director and officer of the general partner of KKR Guernsey and certain other persons serving in a similar role against all losses, liabilities, damages, judgments and fines incurred in connection with any suit, claim, action, proceeding, arbitration or investigation arising out of or related to actions taken by them in their capacity as directors or officers of the general partner of KKR Guernsey or taken by them at the request of KKR Guernsey or the general partner of KKR Guernsey. In addition, the investment agreement also provides that the KKR Group Partnerships will indemnify us, KKR Guernsey, each present and former director and officer of the general partner of KKR Guernsey and certain other persons serving a similar role against all losses, liabilities, damages, judgments and fines to which any of them may become subject under the Securities Act, the Exchange Act, or other applicable law, statute, rule or regulation insofar as such losses, liabilities, damages, judgments and fines arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to our common units to be issued to, and distributed by KKR Guernsey or any other document issued by us, KKR Guernsey or any of their respective affiliates in connection with, or otherwise relating to, the U.S. Listing, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        The investment agreement also provides that we will, subject to an agreed upon premium cap, obtain directors' and officers' liability insurance for the benefit of the directors and officers (and former directors and officers) of the general partner of KKR Guernsey which will (i) be effective for a period from the date of the dissolution of KKR Guernsey through and including the date that is six years after such date, (ii) cover claims arising out of or relating to any action, statement or omission of such directors and officers whether on or before the date of such dissolution (including the transactions contemplated by the investment agreement and the decision making process by the directors of the general partner of KKR Guernsey in connection therewith) to the same extent as the directors and officers of our Managing Partner acting in their capacities as the directors and officers of the general partner of KKR Guernsey are insured with respect thereto, and (iii) contain a coverage limit of $100 million and coverage terms and conditions, including exclusions, substantially comparable to the directors' and officers' liability insurance in effect on the date of the amended and restated purchase and sale agreement.

Exchange Agreement

        We have entered into an exchange agreement with KKR Holdings, the entity through which certain of our principals, including Messrs. Kravis, Roberts, Fisher, Janetschek and Sorkin, will hold their KKR Group Partnership Units, pursuant to which KKR Holdings or certain transferees of its KKR Group Partnership Units may, up to four times each year (subject to the terms of the exchange agreement), exchange KKR Group Partnership Units held by them (together with corresponding special voting units) for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. At the election of the KKR Group Partnerships, the KKR Group Partnerships may settle exchanges of KKR Group Partnership Units with cash in an amount equal to the fair market value of the common units that would otherwise be deliverable in such exchanges. To the extent that KKR Group Partnership Units held by KKR Holdings or its transferees are exchanged for our common units, our interests in the KKR Group Partnerships will be correspondingly increased. Any common units received upon such exchange will be subject to any restrictions that were applicable to the exchanged KKR Group Partnership Units, including any applicable transfer restrictions.

        Interests in KKR Holdings that are held by our principals are subject to significant transfer restrictions and vesting requirements that, unless waived, modified or amended will limit the ability of our principals to cause KKR Group Partnership Units to be exchanged under the exchange agreement so long as applicable vesting and transfer restrictions apply. See "Organizational Structure—KKR Holdings." The general partner of KKR Holdings, which is controlled by our founders, will have sole authority for waiving any applicable vesting or transfer restrictions.

Registration Rights Agreement

        Prior to the completion of the U.S. Listing, we will enter into a registration rights agreement with KKR Holdings pursuant to which we will grant KKR Holdings, its affiliates and transferees of its KKR Group Partnership Units the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act our common units (and other securities convertible into or exchangeable or exercisable for our common units) held or acquired by them. Under the registration rights agreement, holders of registration rights will have the right to request us to register the sale of their common units and also have the right to require us to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, holders of registration rights will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by other holders of registration rights or initiated by us.

Tax Receivable Agreement

        We and our intermediate holding company, a taxable corporation for U.S. federal income tax purposes, may be required to acquire KKR Group Partnership Units from time to time pursuant to our exchange agreement with KKR Holdings. KKR Management Holdings L.P. intends to make an election under Section 754 of the Internal Revenue Code in effect for each taxable year in which an exchange of KKR Group Partnership Units for common units occurs, which may result in an increase in our intermediate holding company's share of the tax basis of the assets of the KKR Group Partnerships at the time of an exchange of KKR Group Partnership Units. These exchanges are expected to result in an increase in our intermediate holding company's share of the tax basis of the tangible and intangible assets of the KKR Group Partnerships, primarily attributable to a portion of the goodwill inherent in our business, that would not otherwise have been available. This increase in tax basis may increase depreciation and amortization deductions for tax purposes and therefore reduce the amount of income tax our intermediate holding company would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

        We have entered into a tax receivable agreement with KKR Holdings requiring our intermediate holding company to pay to KKR Holdings or transferees of its KKR Group Partnership Units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the intermediate holding company actually realizes as a result of this increase in tax basis, as well as 85% of the amount of any such savings the intermediate holding company actually realizes as a result of increases in tax basis that arise due to future payments under the agreement. A termination of the agreement or a change of control could give rise to similar payments based on tax savings that we would be deemed to realize in connection with such events. This payment obligation is an obligation of our intermediate holding company and not of either KKR Group Partnership. As such, the cash distributions to common unitholders may vary from holders of KKR Group Partnership Units (held by KKR Holdings and others) to the extent payments are made under the tax receivable agreements to selling holders of KKR Group Partnership Units. As the payments reflect actual tax savings received by KKR entities, there may be a timing difference between the tax savings received by KKR entities and the cash payments to selling holders of KKR Group Partnership Units. We expect our intermediate holding company to benefit from the remaining 15% of cash savings, if any, in income tax that it realizes. In the event that other of our current or future subsidiaries become taxable as corporations and acquire KKR Group Partnership Units in the future, or if we become taxable as a corporation for U.S. federal income tax purposes, we expect that each will become subject to a tax receivable agreement with substantially similar terms.

        For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing the actual income tax liability of our subsidiary to the amount of such taxes that the intermediate holding company would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the KKR Group Partnerships as a result of the exchanges of KKR Group Partnership Units and had the intermediate holding company not entered into the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless the intermediate holding company exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement.

        Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

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  the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the KKR Group Partnership Units, which will depend on the fair market value of the depreciable or amortizable assets of the KKR Group Partnerships at the time of the transaction;

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  the price of our common units at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of the KKR Group Partnerships, is directly proportional to the price of our common units at the time of the exchange;

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  the extent to which such exchanges are taxable—if an exchange is not taxable for any reason (for instance, in the case of a charitable contribution), increased deductions will not be available; and

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  the amount of tax, if any, our intermediate holding company is required to pay aside from any tax benefit from the exchanges, and the timing of any such payment. If our intermediate holding company does not have taxable income aside from any tax benefit from the exchanges, it will not be required to make payments under the tax receivable agreement for that taxable year because no tax savings will have been actually realized.

        We expect that as a result of the amount of the increases in the tax basis of the tangible and intangible assets of the KKR Group Partnerships, assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization of our assets, future payments under the tax receivable agreement will be substantial. The payments under the tax receivable agreement are not conditioned upon our principals' continued ownership of us.

        The intermediate holding company may terminate the tax receivable agreement at any time by making an early termination payment to KKR Holdings or its transferees, based upon the net present value (based upon certain assumptions in the tax receivable agreement) of all tax benefits that would be required to be paid by the intermediate holding company to KKR Holdings or its transferees. In addition, the tax receivable agreement provides that upon certain mergers, asset sales, other forms of combination transactions or other changes of control, the minimum obligations of our intermediate holding company or its successor with respect to exchanged or acquired KKR Group Partnership Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that our intermediate holding company would have sufficient taxable income to fully utilize the increased tax deductions and increased tax basis and other benefits related to entering into the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

        Decisions made by our senior principals in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes of control, may influence the timing and amount of payments that are received by an exchanging or selling holder of partner interests in the KKR Group Partnerships under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase a principals' tax liability without giving rise to any rights of a principal to receive payments under the tax receivable agreement.

        Payments under the tax receivable agreement will be based upon the tax reporting positions that our Managing Partner will determine. We are not aware of any issue that would cause the IRS to challenge a tax basis increase. However, neither KKR Holdings nor its transferees will reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase, or the tax benefits we claim arising from such increase, is successfully challenged by the IRS. As a result, in certain circumstances payments to KKR Holdings or its transferees under the tax receivable agreement could be in excess of the intermediate holding company's cash tax savings. The intermediate holding company's ability to achieve benefits from any tax basis increase, and the payments to be made under this agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

KKR Group Partnership Agreements

        We, directly or indirectly, control the general partners of the KKR Group Partnerships and, through the KKR Group Partnerships and their subsidiaries, the KKR business. Because our Managing Partner operates and controls us, our Managing Partner's board of directors and our officers are ultimately responsible for all material decisions of the KKR Group Partnerships and the KKR Group Partnerships' businesses.

        Pursuant to the partnership agreements of the KKR Group Partnerships, our partnership, as the controlling general partner of KKR Fund Holdings L.P. and KKR Management Holdings L.P., have the right to determine when distributions will be made to the holders of KKR Group Partnership Units and the amount of any such distributions. See "Distribution Policy."

        The partnership agreements of the KKR Group Partnerships provide for tax distributions to the holders of KKR Group Partnership Units if the general partners of the KKR Group Partnerships determine that distributions from the KKR Group Partnerships would otherwise be insufficient to cover the tax liabilities of a holder of a KKR Group Partnership Unit. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the relevant partnership allocable to a holder of a KKR Group Partnership Unit multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

        The partnership agreements of the KKR Group Partnerships authorize the general partners of the KKR Group Partnerships to issue an unlimited number of additional securities of the KKR Group Partnerships with such designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the KKR Group Partnerships units, and which may be exchangeable for KKR Group Partnership Units.

Firm Use of Private Aircraft

        Certain of our senior principals, including Messrs. Kravis and Roberts, own aircraft that we use for business purposes in the ordinary course of our operations. These senior principals paid for the purchase of these aircraft with their personal funds and bear all operating, personnel and maintenance costs associated with their operation. The hourly rates that we pay for the use of these aircraft are based on current market rates for chartering private aircraft of the same type. We paid $6.9 million for the use of these aircraft during the year ended December 31, 2009, of which $5.5 million was paid to entities collectively controlled by Messrs. Kravis and Roberts.

Side-By-Side and Other Investments

        As described under "Business," because fund investors typically are unwilling to invest their capital in a fund unless the fund's manager also invests its own capital in the fund's investments, our private equity fund documents generally require the general partners of our traditional private equity funds to make minimum capital commitments to the funds. The amount of these commitments, which are negotiated by fund investors, generally range from 2% to 4% of a fund's total capital commitments at final closing. When investments are made, the general partner contributes capital to the fund based on its fund commitment percentage and acquires a capital interest in the investment that is not subject to a carried interest. Historically, these capital contributions have been funded with cash from operations that otherwise would be distributed to our principals and by our principals.

        In connection with the Reorganization Transactions, we did not acquire capital interests in investments that were funded by our principals or others involved in our business prior to the Transactions. Rather, those capital interests were allocated to our principals or others involved in our business and are reflected in our financial statements as noncontrolling interests in consolidated entities to the extent that we hold the general partner interest in the fund. Any capital contributions that our private equity fund general partners are required to make to a fund will be funded by us and we will be entitled to receive our allocable share of the returns thereon.

        In addition, our principals and certain other qualifying employees are permitted to invest and have invested their own capital in side-by-side investments with our private equity funds. Side-by-side investments are investments made on the same terms and conditions as those available to the applicable fund, except that these side-by-side investments are not subject to management fees or a carried interest. The cash invested by our executive officers and their investment vehicles aggregated to $9.9 million for the year ended December 31, 2009, of which $1.8 million, $7.0 million, $0.7 million and $0.4 million was invested by Messrs. Kravis, Roberts, Fisher and Janetschek, respectively. Mr. Sorkin invested less than $100,000 in such investments for the year ended December 31, 2009. These investments are not included in the accompanying consolidated and combined financial statements.

Indemnification of Directors, Officers and Others

        Under our partnership agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: our Managing Partner; any departing Managing Partner; any person who is or was an affiliate of our Managing Partner or any departing Managing Partner; any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of our partnership or our subsidiaries, the general partner or any departing general partner or any affiliate of us or our subsidiaries, our Managing Partner or any departing Managing Partner; any person who is or was serving at the request of a Managing Partner or any departing Managing Partner or any affiliate of a Managing Partner or any departing Managing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or any person designated by our Managing

Partner. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our Managing Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. We may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement. See "Conflicts of Interest and Fiduciary Responsibilities—Fiduciary Duties."

Guarantee of Contingent Obligations to Fund Partners; Indemnification

        The partnership documents governing our traditional private equity funds generally include a "clawback" or, in certain instances, a "net loss sharing" provision that, if triggered, may give rise to a contingent obligation that may require the general partner to return or contribute amounts to the fund for distribution to investors at the end of the life of the fund. Under a "clawback" provision, upon the liquidation of a fund, the general partner is required to return, on an after-tax basis, previously distributed carry to the extent that, due to the diminished performance of later investments, the aggregate amount of carry distributions received by the general partner during the term of the fund exceed the amount to which the general partner was ultimately entitled. Excluding carried interest received by the general partners of our 1996 Fund (which was not contributed to us in the Transactions), as of March 31, 2010, the amount of carried interest we have received that is subject to this clawback obligation was $61.5 million, assuming that all applicable private equity funds were liquidated at their March 31, 2010 fair values. Had the investments in such funds been liquidated at zero value, the clawback obligation would have been $701.1 million. Under a "net loss sharing provision," upon the liquidation of a fund, the general partner is required to contribute capital to the fund, to fund 20% of the net losses on investments. In these vehicles, such losses would be required to be paid by us to the limited partners in those vehicles in the event of a liquidation of the fund regardless of whether any carried interest had previously been distributed. Based on the fair market values as of March 31, 2010, our obligation in connection with the net loss sharing provision would have been approximately $12.7 million. If the vehicles were liquidated at zero value, the contingent repayment obligation in connection with the net loss sharing provision as of March 31, 2010 would have been approximately $1,124.6 million.

        Prior to the Transactions, certain of our principals who received carried interest distributions with respect to the private equity funds had personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of the private equity funds to repay amounts to fund limited partners pursuant to the general partners' clawback obligations. The terms of the Transactions require that our principals remain responsible for clawback obligations relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million.

        Carry distributions arising subsequent to the Transactions may give rise to clawback obligations that may be allocated generally to carry pool participants and the Combined Business in accordance with the terms of the instruments governing the KKR Group Partnerships. Unlike the "clawback" provisions, the Combined Business will be responsible for any amounts due under net loss sharing arrangements and will indemnify our principals for any personal guarantees that they have provided with respect to such amounts.

Facilities

        Certain of our senior principals are partners in a real-estate based partnership that maintains an ownership interest in our Menlo Park location. Payments made from us to this partnership aggregated $5.7 million for the year ended December 31, 2009.

Confidentiality and Restrictive Covenant Agreements

        The confidentiality and restrictive covenant agreements with our principals include prohibitions on our principals competing with us or soliciting certain investors or senior-level employees of our firm and specified subsidiaries and affiliates during a restricted period following their departure from the firm. These agreements also require personnel to protect and use the firm's confidential information only in accordance with confidentiality restrictions set forth in the agreement. Messrs. Kravis, Roberts, Fisher, Janetschek and Sorkin are each a party to such an agreement. The restricted periods for our founders expire on the later of (i) 4 years from October 1, 2009 and (ii) 2 years from departure from the firm. The restricted periods for our other senior principals expire on the later of (i) 2 years from October 1, 2009 and (ii) 18 months from departure from the firm. These restricted periods vary based on position with the firm and are subject to reduction for any "garden leave" or "notice period" that an employee serves prior to termination of employment and are also reduced if employment is terminated without cause. Other principals that are subject to confidentiality and restrictive covenant agreements have restricted periods ranging from 3 months to 1 year. Because KKR Holdings is the party to these agreements and not us, we may not be able to enforce them, and these agreements might be waived, modified or amended at any time without our consent.

Statement of Policy Regarding Transactions with Related Persons

        Prior to the completion of the U.S. Listing, the board of directors of our Managing Partner will adopt a written statement of policy for our partnership regarding transactions with related persons, which we refer to as our related person policy. Our related person policy requires that a "related person" (as defined as in Item 404(a) of Regulation S-K) must promptly disclose to our Chief Financial Officer or other designated person any "related person transaction" (defined as any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, including, without limitation, any loan, guarantee of indebtedness, transfer or lease of real estate, or use of company property) that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Those individuals will then communicate that information to the board of directors of our Managing Partner. No related person transaction will be executed without the approval or ratification of the board of directors, the conflicts committee or any committee of the board consisting exclusively of at least three disinterested directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our Managing Partner and its affiliates, including each party's respective owners, on the one hand, and our partnership and our limited partners, on the other hand. Whenever a potential conflict arises between our Managing Partner or its affiliates, on the one hand, and us or any limited partner, on the other hand, our Managing Partner will resolve that conflict. Our limited partnership agreement contains provisions that reduce and eliminate our Managing Partner's duties, including fiduciary duties, to our unitholders. Our limited partnership agreement also restricts the remedies available to unitholders for actions taken that without those limitations might constitute breaches of duty, including fiduciary duties.

        Under our limited partnership agreement, our Managing Partner will not be in breach of its obligations under the limited partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

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  approved by the conflicts committee, although our Managing Partner is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our Managing Partner or any of its affiliates, although our Managing Partner is not obligated to seek such approval;

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  on terms which are, in the aggregate, no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our Managing Partner may, but is not required to, seek the approval of such resolution from the conflicts committee or our unitholders. If our Managing Partner does not seek approval from the conflicts committee or our unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that in making its decision the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us or any other person bound by our limited partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our limited partnership agreement, our Managing Partner or the conflicts committee may consider any factors it determines in its sole discretion to consider when resolving a conflict. Our limited partnership agreement provides that our Managing Partner will be conclusively presumed to be acting in good faith if our Managing Partner subjectively believes that the determination made or not made is in the best interests of the partnership.

Covered Agreements

        The conflicts committee will be responsible for enforcing our rights under any of the exchange agreement, the tax receivable agreement, the limited partnership agreement of any KKR Group Partnership, or our limited partnership agreement, which we refer collectively to as the covered agreements, against KKR Holdings and certain of its subsidiaries and designees, a general partner or limited partner of KKR Holdings, or a person who holds a partnership or equity interest in the foregoing entities. The conflicts committee will also be authorized to take any action pursuant to any authority or rights granted to such committee under any covered agreement or with respect to any amendment, supplement, modification or waiver to any such agreement that would purport to modify such authority or rights. In addition, the conflicts committee shall approve any amendment to any of the covered agreements that in the reasonable judgment of our Managing Partner's board of directors creates or will result in a conflict of interest.

Potential Conflicts

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our Managing Partner may affect the amount of cash flow from operations to our unitholders.

        The amount of cash flow from operations that is available for distribution to our unitholders is affected by decisions of our Managing Partner regarding such matters as:

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  the amount and timing of cash expenditures, including those relating to compensation;

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  the amount and timing of investments and dispositions;

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  levels of indebtedness;

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  tax matters;

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  levels of reserves; and

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  issuances of additional partnership securities.

        In addition, borrowings by our limited partnership and our affiliates do not constitute a breach of any duty owed by our Managing Partner to our unitholders. Our partnership agreement provides that we and our subsidiaries may borrow funds from our Managing Partner and its affiliates on terms that are fair and reasonable to us. Under our limited partnership agreement, those borrowings will be deemed to be fair and reasonable if: (i) they are approved in accordance with the terms of the limited partnership agreement; (ii) the terms are no less favorable to us than those generally being provided to or available from unrelated third parties; or (iii) the terms are fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be or have been particularly favorable or advantageous to us.

We will reimburse our Managing Partner and its affiliates for expenses.

        We will reimburse our Managing Partner and its affiliates for costs incurred in managing and operating our partnership and our business. For example, we do not elect, appoint or employ any directors, officers or other employees. All of those persons are elected, appointed or employed by our Managing Partner on our behalf. Our limited partnership agreement provides that our Managing Partner will determine the expenses that are allocable to us.

Our Managing Partner intends to limit its liability regarding our obligations.

        Our Managing Partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our Managing Partner, its assets or its owners. Our limited partnership agreement provides that any action taken by our Managing Partner to limit its liability or our liability is not a breach of our Managing Partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. The limitation on our Managing Partner's liability does not constitute a waiver of compliance with U. S. federal securities laws that would be void under Section 14 of the Securities Act of 1933.

Our unitholders will have no right to enforce obligations of our Managing Partner and its affiliates under agreements with us.

        Any agreements between us on the one hand, and our Managing Partner and its affiliates on the other, will not grant our unitholders, separate and apart from us, the right to enforce the obligations of our Managing Partner and its affiliates in our favor.

Contracts between us, on the one hand, and our Managing Partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our limited partnership agreement allows our Managing Partner to determine in its sole discretion any amounts to pay itself or its affiliates for any services rendered to us. Our Managing Partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our limited partnership agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our Managing Partner and its affiliates on the other, are or will be the result of arm's-length negotiations. Our Managing Partner will determine the terms of any of these transactions entered into after the completion of the Transactions on terms that it considers are fair and reasonable to us. Our Managing Partner and its affiliates will have no obligation to permit us to use any facilities or assets of our Managing Partner and its affiliates, except as may be provided in contracts entered into specifically dealing with such use. There will not be any obligation of our Managing Partner and its affiliates to enter into any contracts of this kind.

Our common units are subject to our Managing Partner's limited call right.

        Our Managing Partner may exercise its right to call and purchase common units as provided in our limited partnership agreement or assign this right to one of its affiliates or to us. Our Managing Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a unitholder may have his common units purchased from him at an undesirable time or price. See "Description of Our Limited Partnership Agreement—Limited Call Right."

We may choose not to retain separate counsel for ourselves or for the holders of common units.

        Attorneys, independent accountants and others who will perform services for us are selected by our Managing Partner or the conflicts committee, and may perform services for our Managing Partner and its affiliates. We may retain separate counsel for ourselves or our unitholders in the event of a conflict of interest between our Managing Partner and its affiliates on the one hand, and us or our unitholders on the other, depending on the nature of the conflict, but are not required to do so.

Our Managing Partner's affiliates may compete with us.

        Our partnership agreement provides that our Managing Partner will be restricted from engaging in any business activities other than activities incidental to its ownership of interests in us. Except as provided in the non-competition, non-solicitation and confidentiality agreements to which our principals will be subject, affiliates of our Managing Partner, including its owners, are not prohibited from engaging in other businesses or activities, including those that might compete directly with us.

Certain of our subsidiaries have obligations to investors in our investment funds and may have obligations to other third parties that may conflict with your interests.

        Our subsidiaries that serve as the general partners of our investment funds have fiduciary and contractual obligations to the investors in those funds and some of our subsidiaries may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our investment funds (including funds that have different fee structures), the purchase or sale of investments in our investment funds, the structuring of investment transactions for those funds, the advice we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, our principals have made personal investments in a variety of our investment funds, which may result in conflicts of interest among investors in our funds or our unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

U.S. federal income tax considerations of our principals may conflict with your interests.

        Because our principals will hold their KKR Group Partnership Units directly or through entities that are not subject to corporate income taxation and we hold our units in one of the KKR Group Partnerships through a subsidiary that is subject to taxation as a corporation in the United States, conflicts may arise between our principals and our partnership relating to the selection and structuring of investments. Our unitholders will be deemed to expressly acknowledge that our Managing Partner is under no obligation to consider the separate interests of such holders, including among other things the tax consequences to our unitholders, in deciding whether to cause us to take or decline to take any actions.

Fiduciary Duties

        Our Managing Partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to our unitholders by our Managing Partner are prescribed by law and our limited partnership agreement. The Delaware Limited Partnership Act provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties, including fiduciary duties, otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying, restricting and eliminating the duties, including fiduciary duties, that might otherwise be owed by our Managing Partner. We have adopted these restrictions to allow our Managing Partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without these modifications, our Managing Partner's ability to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our unitholders because they restrict the remedies available to our unitholders for actions that without those limitations might constitute breaches of duty, including a fiduciary duty, as described below, and they permit our Managing Partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

        The following is a summary of the material restrictions on the fiduciary duties owed by our Managing Partner to our unitholders:

State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that is not in the best interests of the partnership where a conflict of interest is present.

Partnership Agreement Modified Standards	General

Our limited partnership agreement contains provisions that waive duties of or consent to conduct by our Managing Partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our limited partnership agreement provides that when our Managing Partner, in its capacity as our Managing Partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or that it deems "necessary or appropriate" or "necessary or advisable" then our Managing Partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or any limited partners, including our unitholders, and will not be subject to any different standards imposed by the limited partnership agreement, the Delaware Limited Partnership Act or under any other law, rule or regulation or in equity. In addition, when our Managing Partner is acting in its individual capacity, as opposed to in its capacity as our Managing Partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our Managing Partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our Managing Partner, our limited partnership agreement further provides that our Managing Partner and its officers and directors will not be liable to us, our limited partners, including our unitholders, or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our Managing Partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Special Provisions Regarding Affiliated Transactions

Our limited partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our Managing Partner or by our unitholders must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•       "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our Managing Partner does not seek approval from the conflicts committee or our unitholders and the board of directors of our Managing Partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner, including our unitholders, or our partnership or any other person bound by our limited partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our Managing Partner would otherwise be held.

Rights and Remedies of Unitholders

The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        By holding our common units, each unitholder will automatically agree to be bound by the provisions in our partnership agreement, including the provisions described above. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a unitholder to sign our limited partnership agreement does not render our partnership agreement unenforceable against that person.

        We have agreed to indemnify our Managing Partner and any of its affiliates and any member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of our partnership, our Managing Partner or any of our affiliates and certain other specified persons, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by our Managing Partner or these other persons. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Thus, our Managing Partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. See "Description of Our Limited Partnership Agreement—Indemnification."

COMPARATIVE RIGHTS OF OUR UNITHOLDERS AND KKR GUERNSEY UNITHOLDERS

        The rights of our unitholders will be governed by the laws of the State of Delaware, including the Delaware Limited Partnership Act, and our partnership agreement. The rights of KKR Guernsey unitholders are currently governed by the laws of Guernsey, including The Limited Partnerships (Guernsey) Law, 1995, as amended, which we refer to as the Guernsey Limited Partnerships Law, and KKR Guernsey's limited partnership agreement, which we refer to as the KKR Guernsey partnership agreement. Upon the U.S. Listing, KKR Guernsey unitholders would receive our common units, and their rights as unitholders would accordingly be governed by Delaware law and our partnership agreement. In addition, the U.S. federal securities laws and the rules and regulations of the NYSE that will apply to our common units differ from Dutch securities laws and the rules and regulations of Euronext Amsterdam, which currently apply to the KKR Guernsey units.

        This section of the prospectus describes the differences between the rights of our unitholders and the rights of KKR Guernsey unitholders, to the extent such differences are material. It does not purport to be a complete statement of the rights of our unitholders under applicable Delaware law and our partnership agreement, or the rights KKR Guernsey unitholders under applicable Guernsey law and the KKR Guernsey partnership agreement.

        We encourage you to read carefully the relevant provisions of the Delaware Limited Partnership Act and the Guernsey Limited Partnerships Law, as well as our partnership agreement and the KKR Guernsey partnership agreement. Our limited partnership agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. We furthermore encourage you to read the more fulsome description of our limited partnership agreement included under "Description of Our Limited Partnership Agreement" herein.

Issuance of Additional Securities
KKR	KKR Guernsey

Our limited partnership agreement provides that our Managing Partner may issue additional securities and related options, rights, warrants and appreciation rights at any time. Our Managing Partner may determine the designation, preferences, rights, powers and duties of any class or series of securities at its sole discretion.
The KKR Guernsey partnership agreement provides that with the special approval of a majority of the independent members of the board of directors of KKR Guernsey's general partner, which we refer to as the KKR Guernsey Board, KKR Guernsey's general partner may issue additional securities and related options, rights, warrants and appreciation rights at any time. KKR Guernsey's general partner may determine the designation, preferences, rights, powers and duties of any class or series of securities, subject to such special approval.
Voting Rights of Unitholders
KKR	KKR Guernsey
Our unitholders will have only limited voting and consent rights as described herein and will have no right to elect or remove our Managing Partner or its directors.	KKR Guernsey unitholders are not entitled to vote on matters relating to KKR Guernsey, although they are entitled to consent rights with respect to certain matters described below.

Management and Control
KKR	KKR Guernsey
Our Managing Partner will manage all of our operations and activities. Our Managing Partner will be wholly owned by our principals and controlled by our founders.	KKR Guernsey's general partner manages all of its operations and activities. KKR Guernsey's general partner is wholly owned and controlled by our principals.
Our limited partnership agreement and the Delaware Limited Partnership Act prohibit limited partners from participating in the operation, management or control of our business.	The KKR Guernsey partnership agreement and the Guernsey Limited Partnerships Law both prohibit limited partners from participating in the conduct or management of KKR Guernsey's business.
Board Structure
KKR	KKR Guernsey

The limited liability company agreement of our Managing Partner requires our Managing Partner to maintain a board of directors, not less than a majority of whom are independent pursuant to NYSE Rules relating to corporate governance matters. Our Managing Partner's board of directors is required to maintain an audit committee and a conflicts committee, each of which consists of a majority of independent directors, and an executive committee, which initially will consist solely of our founders.
The articles of association of KKR Guernsey's general partner requires KKR Guernsey's general partner to maintain the KKR Guernsey Board, not less than a majority of whom must be independent pursuant to NYSE Rules relating to corporate governance matters. The KKR Guernsey Board is required to maintain an audit committee that consists entirely of independent directors and a nominating and corporate governance committee that consists of a majority of non-independent directors.

A majority of the Class A shares of our Managing Partner, all of which are held by our senior principals, will have the power, in their sole discretion, to (i) determine the number of directors and their term of office, (ii) appoint directors and (iii) remove and replace directors at any time, with or without cause and for any reason or no reason. Independent directors of our Managing Partner's board of directors need not be approved by our Managing Partner's nominating and corporate governance committee. Our Managing Partner's limited liability company agreement does not provide for the classification of directors.
Each member of the KKR Guernsey Board is appointed annually at a general meeting of the shareholders of KKR Guernsey's general partner, and holds office until the next annual general meeting of the KKR Guernsey general partner's shareholders, or his earlier death, resignation or removal. Vacancies may be filled and additional directors may be added by an ordinary resolution of shareholders or a vote of the directors then in office, subject to size, eligibility and advance notice requirements. No person may be appointed to the office of independent director unless he or she has been approved by a majority of the independent directors then in office and has been

We expect that our Managing Partner's board of directors initially will consist of five directors, two of whom are our founders and the remainder of whom are independent under NYSE rules.	recommended by the KKR Guernsey Board's nominating and corporate governance committee (a majority of whose members are our affiliates). A director may be removed from office for any reason by a written resolutions requesting resignation signed by all other directors then holding office or by an ordinary resolution of the KKR Guernsey general partner's shareholders. At no time may a majority of directors be resident in the United Kingdom nor citizens or residents of the United States.
The KKR Guernsey Board currently consists of five directors, three of whom are independent. Our founders are members of the KKR Guernsey Board.
Withdrawal or Removal of our Managing Partner; Transfer of Managing Partner's General Partner Interest
KKR	KKR Guernsey
Our limited partnership agreement provides that our Managing Partner may not be removed or expelled, with or without cause, by unitholders.	KKR Guernsey unitholders do not have the right to force KKR Guernsey's general partner to withdraw from KKR Guernsey.

Except for the transfer by our Managing Partner of all, but not less than all, of its general partner interests in our partnership to an affiliate of our Managing Partner, or to another entity as part of the merger or consolidation of our Managing Partner with or into another entity or the transfer by our Managing Partner of all or substantially all of its assets to another entity, our Managing Partner may not transfer all or any part of its general partner interest in us to another person prior to December 31, 2020 without the approval of the holders of at least a majority of the voting power of our outstanding voting units, excluding voting units held by our Managing Partner and its affiliates.
KKR Guernsey's general partner may withdraw from KKR Guernsey only with the prior written consent of holders representing a majority of KKR Guernsey units, except that KKR Guernsey's general partner may transfer all or any part of its general partner interest, or merge, consolidate, convert or amalgamate with or into any other person, if such transfer is to KKR or an affiliate of KKR or such merger, consolidation, conversion or amalgamation is with or into KKR or an affiliate of KKR.
On or after December 31, 2020, our Managing Partner may transfer all or any part of its general partner interest without first obtaining approval of any unitholder.

Our Managing Partner may withdraw as the Managing Partner (i) prior to December 31, 2020 upon 90 days' advance notice, provided that holders of a majority of the voting power of our voting units (excluding voting units held by our Managing Partner and its affiliates) approves such withdrawal and our Managing Partner delivers opinions of counsel with respect to certain legal and tax matters, (ii) on or after December 31, 2020 upon 90 days' advance notice, or (iii) in accordance with the transfer provisions described above.

Notwithstanding the foregoing, our Managing Partner may withdraw at any time without unitholder approval upon 90 days' advance notice to the limited partners if at least 50% of the outstanding common units are beneficially owned or owned of record or controlled by one person and its affiliates other than our Managing Partner and its affiliates.

Upon the withdrawal of our Managing Partner under any circumstances, the holders of a majority of the voting power of our outstanding voting units may select a successor to that withdrawing Managing Partner.
Unitholder Meetings
KKR	KKR Guernsey

We are not required to, and do not expect to, hold regular meetings of our unitholders. Our limited partnership agreement provides that meetings of our unitholders may be called by our Managing Partner or by limited partners owning at least 50% of the voting power of the outstanding limited partner interests of the class for which a meeting has been called.
The KKR Guernsey partnership agreement requires KKR Guernsey to hold an annual meeting at which KKR Guernsey's general partner will present a report on KKR Guernsey's investment activities. KKR Guernsey unitholders are not permitted to take any action at any such annual meeting. KKR Guernsey's general partner may call special meetings of partners for any purpose, but KKR Guernsey unitholders have no right to call or request meetings.
Dividends
KKR	KKR Guernsey
Our limited partnership agreement provides that our Managing Partner may determine the amount and timing of any distributions to our unitholders in its sole discretion.	The KKR Guernsey partnership agreement provides that KKR Guernsey's general partner may determine the amount and timing of distributions to the KKR Guernsey unitholders in its sole discretion.

Amendment to Partnership Agreement
KKR	KKR Guernsey

Amendments to our limited partnership agreement may be proposed only by our Managing Partner.

No amendment may be made that would (i) enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partner interests in relation to other classes of partner interests may be approved by at least a majority of the type or class of partner interests so affected; or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our Managing Partner or any of its affiliates without the consent of our Managing Partner, which may be given or withheld in its sole discretion. The provision in our limited partnership agreement preventing the amendments having the effects described in clauses (i) or (ii) above may be amended with the approval of the holders of at least 90% of the outstanding voting units.
Amendments to the KKR Guernsey partnership agreement may be proposed only by KKR Guernsey's general partner.

KKR Guernsey's general partner may amend the KKR Guernsey partnership agreement for reasons similar to those discussed under "Description of Our Limited Partnership Agreement—Amendment of the Partnership Agreement—General—No Limited Partner Approval." KKR Guernsey's general partner may make any other amendment to the KKR Guernsey partnership agreement, without the consent of the KKR Guernsey unitholders, that is not material and adverse to KKR Guernsey unitholders, provided that such amendment receives the approval of a majority of the independent directors of the KKR Guernsey Board.

Any other amendment will be effective upon its approval by KKR Guernsey's general partner and holders representing a majority of KKR Guernsey's outstanding securities.

Our Managing Partner may amend our limited partnership agreement without the consent of our unitholders for certain legal, tax, regulatory and other reasons described under "Description of Our Limited Partnership Agreement—Amendment of the Partnership Agreement—General—No Limited Partner Approval."

Other amendments to our limited partnership agreement will become effective with the consent of our Managing Partner and the holders of at least a majority of our outstanding voting units, provided that our Managing Partner has obtained an opinion of counsel that such amendments will not result in a loss of limited liability to our unitholders. In the absence of such an opinion of counsel, any amendment, other than an amendment pursuant to a merger, consolidation or other business combination, will require the approval of the holders of at least 90% of our outstanding voting units.

Mergers and Other Combination Transactions
KKR	KKR Guernsey

We may not engage in any merger, consolidation or other business combination without the prior consent of our Managing Partner.

Our limited partnership agreement provides that our Managing Partner will submit any merger, consolidation or other business combination to a vote of our unitholders. Such merger, consolidation or other business combination will be approved upon receiving the approval of the holders of at least a majority of the outstanding voting units.
The KKR Guernsey partnership agreement provides that KKR Guernsey may merge, consolidate, convert or amalgamate with or into one or more entities under the laws of such jurisdiction as KKR Guernsey's general partner may in its sole discretion determine, provided that a majority of KKR Guernsey Board's independent directors approve.

Notwithstanding the foregoing, our Managing Partner is permitted, without unitholder approval, to convert, merge or convey all of our assets to a newly formed limited liability entity with no assets, liabilities or operations if the purpose is to effect a mere change in legal form and if the unitholders and our Managing Partner retain substantially the same rights and obligations provided in our limited partnership agreement.
Indemnification of Directors and Officers
KKR	KKR Guernsey

Under our limited partnership agreement, we will indemnify (i) our Managing Partner, (ii) any departing Managing Partner, (iii) any person who is or was an affiliate of a Managing Partner or any departing Managing Partner, (iv) any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, the Managing Partner or any departing Managing Partner or any affiliate of us or our subsidiaries, the Managing Partner or any departing Managing Partner, (v) any person who is or was serving at the request of a Managing Partner or any departing Managing Partner or any affiliate of a Managing Partner or any departing Managing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person, or (vi) any person designated by our Managing Partner to the fullest extent permitted by law from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other
The KKR Guernsey partnership agreement provides that KKR Guernsey is required to indemnify to the fullest extent permitted by law KKR Guernsey's general partner, KKR Guernsey's service provider and any of their respective affiliates, any person who serves on a governing body of the Acquired KKR Guernsey Partnership or its subsidiaries or any other holding vehicle established by KKR Guernsey and any other person designated by KKR Guernsey's general partner as an indemnified person, in each case, against all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified party in connection with our business, investments and activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined by a court of competent jurisdiction (in a final and non-appealable judgment) to have resulted

amounts. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our Managing Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. We may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with our activities, regardless of whether we would have the power to indemnify the person against liabilities under our limited partnership agreement.	from the indemnified party's bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified party knew to have been unlawful. The KKR Guernsey partnership agreement requires KKR Guernsey to advance funds to pay the expenses of an indemnified party in connection with a matter in which indemnification may be sought until it is determined that the indemnified party is not entitled to indemnification.
Limitations on Liability of Directors and Officers
KKR	KKR Guernsey

Our limited partnership agreement provides that our Managing Partner and its affiliates are not liable to us or our unitholders for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an indemnitee, or for any breach of contract or any breach of duties (including breach of fiduciary duties) whether arising at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the indemnitee acted in bad faith or engaged in fraud or willful misconduct.
The KKR Guernsey partnership agreement provides that (i) the liability of an indemnified party has been limited to the fullest extent permitted by law, except to the extent that its conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified party knew to have been unlawful and (ii) any matter that is approved by the independent directors will not constitute a breach of any duties stated or implied by law or equity, including fiduciary duties.

Unitholder Suits
KKR	KKR Guernsey

The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
The Guernsey Limited Partnerships Law provides that a limited partner may, with the leave of the Royal Court of Guernsey, institute proceedings on behalf of a limited partnership if (a) the general partners have, without good cause, failed to do so, and (b) the failure or refusal is oppressive to the limited partner or is prejudicial to its interests as a limited partner.
Governing Law and Jurisdiction
KKR	KKR Guernsey

Our limited partnership agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. Our limited partnership agreement does not provide that our unitholders submit to the jurisdiction of particular courts in connection with disputes arising out of or relating our limited partnership agreement.
The KKR Guernsey partnership agreement is governed by and will be construed in accordance with the laws of the Island of Guernsey. KKR Guernsey unitholders generally will submit to the non-exclusive jurisdiction of any state or federal court of the State of Delaware or any court in the Island of Guernsey in any dispute, suit, action or proceeding arising out of or relating to the KKR Guernsey partnership agreement.
Transfer Restrictions
KKR	KKR Guernsey
Our limited partnership agreement does not have similar restrictions.
Under the KKR Guernsey partnership agreement, a "U.S. person" may not acquire or hold KKR Guernsey units if not a "qualified purchaser" under U.S. Securities laws. In addition, KKR Guernsey units may not be acquired or held by "plan assets" under the Employment Retirement Income Security Act (ERISA) or similar laws.

DESCRIPTION OF OUR COMMON UNITS

Common Units

        Our common units represent limited partner interests in our partnership. Our unitholders are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our limited partnership agreement. We will be dependent upon the KKR Group Partnerships to fund any distributions we may make to our unitholders, as described under "Distribution Policy." For a description of the relative rights and preferences of holders of our unitholders in and to our distributions, see "Distribution Policy." For a description of the rights and privileges of limited partners under our limited partnership agreement, including voting rights, see "Description of Our Limited Partnership Agreement."

        Unless our Managing Partner determines otherwise, we will issue all our common units in uncertificated form.

Further Issuances

        Our limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of our unitholders. In accordance with the Delaware Limited Partnership Act and the provisions of our limited partnership agreement, we may also issue additional partner interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our common units.

Transfer of Common Units

        By acceptance of the transfer of our common units in accordance with our limited partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

  •
  will represent that the transferee has the capacity, power and authority to enter into our limited partnership agreement;

  •
  will become bound by the terms of, and will be deemed to have agreed to be bound by, our limited partnership agreement; and

  •
  will give the consents, approvals, acknowledgements and waivers set forth in our partnership agreement.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our Managing Partner may cause any transfers to be recorded on our books and records no less frequently than quarterly.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company, LLC will serve as registrar and transfer agent for our common units.

 DESCRIPTION OF OUR LIMITED PARTNERSHIP AGREEMENT

        The following is a description of the material terms of our amended and restated limited partnership agreement and is qualified in its entirety by reference to all of the provisions of our amended and restated limited partnership agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Because this description is only a summary of the terms of our amended and restated limited partnership agreement, it does not contain all of the information that you may find important. For additional information, you should read "Description of Our Common Units", "Risk Factors—Risks Related to the U.S. Listing" and "Material U.S. Federal Tax Considerations."

Our Managing Partner

        Our Managing Partner manages all of our operations and activities. Our Managing Partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business. Our Managing Partner is wholly owned by our principals and controlled by our founders. Common unitholders have only limited voting rights relating to certain matters and, therefore, will have limited or no ability to influence management's decisions regarding our business.

Purpose

        Under our limited partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our Managing Partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Power of Attorney

        Each limited partner, and each person who acquires a limited partner interest in accordance with the limited partnership agreement, grants to our Managing Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our Managing Partner the authority to amend, and to make consents and waivers under, the limited partnership agreement and certificate of limited partnership, in each case in accordance with the limited partnership agreement.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." Our Managing Partner is not obliged to make any capital contributions.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Limited Partnership Act and that he otherwise acts in conformity with the provisions of the limited partnership agreement, his liability under the Delaware Limited Partnership Act would be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to the limited partnership agreement; or

  •
  to take other action under the limited partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our Managing Partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Limited Partnership Act specifically will provide for legal recourse against our Managing Partner if a limited partner were to lose limited liability through any fault of our Managing Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law. The limitation on our Managing Partner's liability does not constitute a waiver of compliance with U. S. federal securities laws that would be void under Section 14 of the Securities Act of 1933.

        Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the limited partnership agreement.

        Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to approve some amendments to the limited partnership agreement or to take other action under the limited partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our Managing Partner. We intend to operate in a manner that our Managing Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        The limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of any limited partners.

        In accordance with the Delaware Limited Partnership Act and the provisions of the limited partnership agreement, we could also issue additional partner interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to common units.

Distributions

        Distributions will be made to the partners pro rata according to the percentages of their respective partner interests. See "Distribution Policy."

Amendment of the Limited Partnership Agreement

General

        Amendments to the partnership agreement may be proposed only by our Managing Partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, our Managing Partner must seek approval of the holders of a majority of the outstanding voting units (as defined below) in order to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. On any matter that may be submitted for a vote of unitholders, the holders of KKR Group Partnership Units hold special voting units in our partnership that provide them with a number of votes that is equal to the aggregate number of KKR Group Partnership Units that they then hold and entitle them to participate in the vote on the same basis as unitholders of our partnership. See "—Meetings; Voting." The KKR Group Partnership Units, other than the KKR Group Partnership Units held by us, will initially be owned by KKR Holdings, which is owned by our principals and controlled by our founders.

Prohibited Amendments

        No amendment may be made that would:

          (1)   enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partner interests in relation to other classes of partner interests may be approved by the holders of at least a majority of the type or class of partner interests so affected; or

          (2)   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our Managing Partner or any of its affiliates without the consent of our Managing Partner, which may be given or withheld in its sole discretion.

        The provision of the limited partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding voting units.

No Limited Partner Approval

        Our Managing Partner may generally make amendments to the limited partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

          (1)   a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

          (2)   the admission, substitution, withdrawal or removal of partners in accordance with the limited partnership agreement;

          (3)   a change that our Managing Partner determines is necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

          (4)   an amendment that our Managing Partner determines to be necessary or appropriate to address certain changes in U.S. federal, state and local income tax regulations, legislation or interpretation;

          (5)   an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our Managing Partner or its directors, officers, employees, agents or trustees, from having a material risk of being in any manner subjected to the provisions of the Investment Company Act, the Investment Advisers Act or "plan asset" regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

          (6)   a change in our fiscal year or taxable year and related changes;

          (7)   an amendment that our Managing Partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

          (8)   any amendment expressly permitted in the limited partnership agreement to be made by our Managing Partner acting alone;

          (9)   an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of the limited partnership agreement;

          (10) an amendment effected, necessitated or contemplated by an amendment to the partnership agreement of a KKR Group Partnership that requires unitholders of the KKR Group Partnership to provide a statement, certification or other proof of evidence regarding whether such unitholder is subject to U.S. federal income taxation on the income generated by the KKR Group Partnership;

          (11) any amendment that in the sole discretion of our Managing Partner is necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the partnership agreement;

          (12) a merger, conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance;

          (13) any amendment that our Managing Partner determines to be necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency; or

          (14) any other amendments substantially similar to any of the matters described in (1) through (13) above.

        In addition, our Managing Partner could make amendments to the limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of our Managing Partner:

          (1)   do not adversely affect our limited partners considered as a whole (or adversely affect any particular class of partner interests as compared to another class of partner interests) in any material respect;

          (2)   are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S. agency or judicial authority or contained in any federal, state, local or non-U.S. statute (including the Delaware Limited Partnership Act);

          (3)   are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

          (4)   are necessary or appropriate for any action taken by our Managing Partner relating to splits or combinations of units under the provisions of the limited partnership agreement; or

          (5)   are required to effect the intent expressed in the registration statement filed in connection with the U.S. Listing or the intent of the provisions of the limited partnership agreement or are otherwise contemplated by the limited partnership agreement.

Opinion of Counsel and Limited Partner Approval

        Our Managing Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—No Limited Partner Approval" should occur. No other amendments to the limited partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under "—Merger, Sale or Other Disposition of Assets" or an amendment described in the following paragraphs) will become effective without the approval of holders of at least 90% of the outstanding voting units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under the Delaware Limited Partnership Act of any of the limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partner interests in relation to other classes of partner interests will also require the approval of the holders of at least a majority of the outstanding partner interests of the class so affected.

        In addition, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        The limited partnership agreement would provide that our Managing Partner may, with the approval of the holders of at least a majority of the outstanding voting units, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approve the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our Managing Partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without the prior approval of the holders of our outstanding voting units. Our Managing Partner could also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without the prior approval of the holders of our outstanding voting units.

        If conditions specified in the limited partnership agreement are satisfied, our Managing Partner may in its sole discretion convert or merge our partnership or any of its subsidiaries into, or convey some or all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in its legal form into another limited liability entity. The unitholders will not be entitled to dissenters' rights of appraisal under the partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Election to be Treated as a Corporation

        If our Managing Partner, in its sole discretion, determines that it is no longer in our interests to continue as a partnership for U.S. federal income tax purposes, our Managing Partner may elect to treat our partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may chose to effect such change by merger, conversion or otherwise.

Dissolution

        The partnership will dissolve upon:

          (1)   the election of our Managing Partner to dissolve our partnership, if approved by the holders of a majority of the voting power of the partnership's outstanding voting units;

          (2)   there being no limited partners, unless our partnership is continued without dissolution in accordance with the Delaware Limited Partnership Act;

          (3)   the entry of a decree of judicial dissolution of our partnership pursuant to the Delaware Limited Partnership Act; or

          (4)   the withdrawal of our Managing Partner or any other event that results in its ceasing to be our Managing Partner other than by reason of a transfer of general partner interests or withdrawal of our Managing Partner following approval and admission of a successor, in each case in accordance with the limited partnership agreement.

        Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units could also elect, within specific time limitations, to continue the partnership's business without dissolution on the same terms and conditions described in the limited partnership agreement by appointing as a successor Managing Partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to the partnership's receipt of an opinion of counsel to the effect that (i) the action would not result in the loss of limited liability of any limited partner and (ii) neither we nor any of our subsidiaries (excluding those formed or existing as corporations) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, our Managing Partner shall act, or select one or more persons to act, as liquidator. Unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our Managing Partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the limited partnership agreement and by law, and thereafter, to the limited partners pro rata according to the percentages of their respective partner interests as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal of our Managing Partner

        Except as described below, our Managing Partner will agree not to withdraw voluntarily as our Managing Partner prior to December 31, 2020 without obtaining the approval of the holders of at least a majority of the outstanding voting units, excluding voting units held by our Managing Partner and its affiliates, and furnishing an opinion of counsel regarding tax and limited liability matters. On or after December 31, 2020, our Managing Partner may withdraw as Managing Partner without first obtaining approval of any common unitholder by giving 90 days' advance notice, and that withdrawal will not constitute a violation of the limited partnership agreement. Notwithstanding the foregoing, our Managing Partner could withdraw at any time without unitholder approval upon 90 days' advance notice to the limited partners if at least 50% of the outstanding common units are beneficially owned, owned of record or otherwise controlled by one person and its affiliates other than our Managing Partner and its affiliates.

        Upon the withdrawal of our Managing Partner under any circumstances, the holders of a majority of the voting power of the partnership's outstanding voting units may elect a successor to that withdrawing Managing Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the partnership will be dissolved, wound up and liquidated, unless within specific time limitations after that withdrawal, the holders of a majority of the voting power of the partnership's outstanding voting units agree in writing to continue our business and to appoint a successor Managing Partner. See "—Dissolution" above.

        Our Managing Partner may not be removed or expelled, with or without cause, by unitholders.

        In the event of withdrawal of a Managing Partner, the departing Managing Partner will have the option to require the successor Managing Partner to purchase the general partner interest of the departing Managing Partner for a cash payment equal to its fair market value. This fair market value will be determined by agreement between the departing Managing Partner and the successor Managing Partner. If no agreement is reached within 30 days of our Managing Partner's departure, an independent investment banking firm or other independent expert, which, in turn, may rely on other experts, selected by the departing Managing Partner and the successor Managing Partner will determine the fair market value. If the departing Managing Partner and the successor Managing Partner cannot agree upon an expert within 45 days of our Managing Partner's departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing Managing Partner or the successor Managing Partner, the departing Managing Partner's general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing Managing Partner for all amounts due the departing Managing Partner, including without limitation all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing Managing Partner or its affiliates for the partnership's benefit.

Transfer of General Partner Interests

        Except for transfer by our Managing Partner of all, but not less than all, of its general partner interests in the partnership to an affiliate of our Managing Partner, or to another entity as part of the merger or consolidation of our Managing Partner with or into another entity or the transfer by our Managing Partner of all or substantially all of its assets to another entity, our Managing Partner may not transfer all or any part of its general partner interest in the partnership to another person prior to December 31, 2020 without the approval of the holders of at least a majority of the voting power of the partnership's outstanding voting units, excluding voting units held by our Managing Partner and its affiliates. On or after December 31, 2020, our Managing Partner may transfer all or any part of its general partner interest without first obtaining approval of any unitholder. As a condition of this transfer, the transferee must assume the rights and duties of our Managing Partner to whose interest that transferee has succeeded, agree to be bound by the provisions of the limited partnership agreement and furnish an opinion of counsel regarding limited liability matters. At any time, the members of our Managing Partner may sell or transfer all or part of their limited liability company interests in our Managing Partner without the approval of the unitholders.

Limited Call Right

        If at any time:

            (i)  less than 10% of the then issued and outstanding limited partner interests of any class (other than special voting units), including our limited partnership units, are held by persons other than our Managing Partner and its affiliates; or

           (ii)  the partnership is subjected to registration under the provisions of the Investment Company Act, our Managing Partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our Managing Partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

            (1)   the current market price as of the date three days before the date the notice is mailed; and

            (2)   the highest cash price paid by our Managing Partner or any of its affiliates acting in concert with us for any limited partner interests of the class purchased within the 90 days preceding the date on which our Managing Partner first mails notice of its election to purchase those limited partner interests.

        As a result of our Managing Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The U.S. tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his limited partnership units in the market. See "Material U.S. Federal Tax Considerations."

Sinking Fund; Preemptive Rights

        We will not establish a sinking fund and will not grant any preemptive rights with respect to the partnership's limited partner interests.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of our limited partnership units then outstanding, record holders of limited partnership units or of the special voting units to be issued to holders of KKR Group Partnership Units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

        Except as described below regarding a person or group owning 20% or more of our limited partnership units then outstanding, each record holder of a common unit will be entitled to a number of votes equal to the number of limited partnership units held. In addition, we will issue special voting units to each holder of KKR Group Partnership Units that provide them with a number of votes that is equal to the aggregate number of KKR Group Partnership Units that they then hold and entitle them to participate in the vote on the same basis as unitholders. We refer to our common units and special voting units as "voting units." If the ratio at which KKR Group Partnership Units are exchangeable for our common units changes from one-for-one, the number of votes to which the holders of the special voting units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See "—Issuance of Additional Securities" above.

        In the case of common units held by our Managing Partner on behalf of non-citizen assignees, our Managing Partner will distribute the votes on those units in the same ratios as the votes of partners in respect of other limited partner interests are cast. Our Managing Partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by our Managing Partner or by limited partners owning at least 50% or more of the voting power of the outstanding limited partner interests of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

        However, if at any time any person or group (other than our Managing Partner and its affiliates, or a direct or subsequently approved transferee of our Managing Partner or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of our units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Our units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Limited Partner

        By transfer of our units in accordance with the partnership agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in the limited partnership's books and records. Except as described under "—Limited Liability" above, in the partnership agreement or pursuant to Section 17-804 of the Delaware Limited Partnership Act (which relates to the liability of a limited partner who receives a distribution of assets upon the winding up of a limited partnership and who knew at the time of such distribution that it was in violation of this provision) the units will be fully paid and non-assessable.

Non-Citizen Assignees; Redemption

        If the partnership is or becomes subject to federal, state or local laws or regulations that in the determination of our Managing Partner create a substantial risk of cancellation or forfeiture of any property in which the partnership has an interest because of the nationality, citizenship or other related status of any limited partner, we may redeem the common units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our Managing Partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our Managing Partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his limited partnership units and may not receive distributions in kind upon our partnership's liquidation.

Indemnification

        Under the limited partnership agreement, in most circumstances we would indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

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  our Managing Partner;

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  any departing Managing Partner;

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  any person who is or was an affiliate of a Managing Partner or any departing Managing Partner;

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  any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of partnership or its subsidiaries, our Managing Partner or any departing Managing Partner or any affiliate of partnership or its subsidiaries, our Managing Partner or any departing Managing Partner;

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  any person who is or was serving at the request of a Managing Partner or any departing Managing Partner or any affiliate of a Managing Partner or any departing Managing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or

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  any person designated by our Managing Partner.

        We would agree to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We will also agree to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the partnership's assets. Unless it otherwise agrees, our Managing Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the partnership to enable the partnership to effectuate indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether the partnership would have the power to indemnify the person against liabilities under the limited partnership agreement.

Exclusive Delaware Jurisdiction

        The limited partnership agreement provides that each of the limited partners and the Managing Partner and each person holding any beneficial interest in our partnership, to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the limited partnership agreement shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Books and Reports

        Our Managing Partner is required to keep appropriate books of the partnership's business at its principal offices or any other place designated by our Managing Partner. The books would be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on December 31.

        As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including a Schedule K-1), which describes on a U.S. dollar basis such partner's share of our income, gain, loss and deduction for the preceding taxable year. It may require longer than 90 days after the end of the fiscal year to obtain the requisite information from all lower-tier entities so that Schedule K-1s may be prepared for our partnership. Consequently, holders of common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us.

Right to Inspect Our Books and Records

        The limited partnership agreement will provide that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

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  promptly after becoming available, a copy of our U.S. federal, state and local income tax returns; and

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  copies of the limited partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Our Managing Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our Managing Partner believes is not in the partnership's best interests or which the partnership is required by law or by agreements with third parties to keep confidential.

COMMON UNITS ELIGIBLE FOR FUTURE SALE

General

        Prior to the U.S. Listing, there will not have been a U.S. public market for our common units. We cannot predict the effect, if any, future sales of common units, or the availability for future sale of common units, will have on the market price of our common units prevailing from time to time. The sale of substantial amounts of our common units in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common units.

        Following the U.S. Listing, we expect to have 204,902,226 common units outstanding and, assuming completion of the Public Offering at an aggregate offering amount of $500,000,000 and an offering price of $            per common unit, which is the last reported sale price of KKR Guernsey units on Euronext Amsterdam on                        , 2010, we would have            common units outstanding, in each case excluding common units beneficially owned by KKR Holdings discussed below and common units available for future issuance under the Equity Incentive Plan. None of our principals is selling any common units or will otherwise receive any of the net proceeds from the Public Offering. All of the common units distributed to KKR Guernsey unitholders in the In-Kind Distribution will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates."

        KKR Holdings owns 478,105,194 KKR Group Partnership Units that may be exchanged, up to four times each year, for our common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. Except for interests held by its founders and certain interests held by other executives that were vested upon grant, interests in KKR Holdings that are held by our principals are subject to time based vesting over a 5-year period or performance based vesting and, following such vesting, additional restrictions on exchange for a period of one or two years. The common units issued upon such exchanges would be "restricted securities," as defined in Rule 144 under the Securities Act, unless we register such issuances. However, we will enter into a registration rights agreement with KKR Holdings that will require us to register under the Securities Act our issuance of these common units. See "—Registration Rights."

        Under our Equity Incentive Plan we may grant to our employees awards representing our common units. The issuance of common units pursuant to awards under the Equity Incentive Plan would dilute common unitholders and KKR Holdings pro rata in accordance with their respective percentage interests in the KKR Group Partnerships. The total number of our common units that may initially be issued under our Equity Incentive Plans is equivalent to 15% of the number of fully diluted common units outstanding. We intend to file one or more registration statements on Form S-8 under the Securities Act to register common units issued or covered by our Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, common units registered under such registration statements will be available for sale in the open market.

        Our limited partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our Managing Partner in its sole discretion without the approval of any limited partners. See "Description of Our Limited Partnership Agreement—Issuance of Additional Securities."

Registration Rights

        We will enter into a registration rights agreement with KKR Holdings pursuant to which we will grant it, its affiliates and transferees of its KKR Group Partnership Units the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act our common units (and other securities convertible into or exchangeable or exercisable for our common units) held or acquired by them. Securities registered pursuant to such registration rights under any such registration statement will be available for sale in the open market unless restrictions apply. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Lock-Up Arrangements

        We, KKR Holdings and all of the directors and officers of our Managing Partner have agreed that without the prior written consent of             certain of the underwriters of the Public Offering, we and they will not, during the period ending            days after the date of the prospectus used in connection with the Public Offering:

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units;

whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise. In addition, we have agreed that, during the same             -day period without the prior written consent of            certain of the underwriters, we will not file any registration statement with the SEC relating to the offering of any common units or any securities convertible into or exercisable or exchangeable for common units (other than any registration statement to register common units issued or reserved for issuance under the KKR & Co. L.P. Equity Incentive Plan or pursuant to restricted equity awards granted by KKR Holdings, the exchange of interests of KKR Holdings, and certain other exceptions). All of the directors and officers of our Managing Partner have also agreed that, without the prior written consent of             certain of the underwriters, they will not during the period ending            days after the date of the prospectus used in connection with the Public Offering, make any demand for, or exercise any right with respect to, the registration of any common units or any securities convertible into or exercisable or exchangeable for common units.

Rule 144

        In general, under Rule 144 as currently in effect, a person, including an affiliate of ours, who has beneficially owned common units for at least six months, is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

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  1% of the number of common units then outstanding, as shown by the most recent report or statement by us, which percentage will represent 2,049,023 common units based on the number of KKR Guernsey units outstanding of 204,902,226; and

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  the average weekly trading volume of our common units on the NYSE during the four calendar weeks preceding (a) the date on which notice of sale is filed on Form 144 with respect to such sale or (b) if no notice of sale is required, the date of the receipt of the order or the date of execution, as applicable.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

        In addition, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned the common units proposed to be sold for at least six months would be entitled to sell an unlimited number of common units under Rule 144 provided current public information about us is available and, after one year, an unlimited number of common units without restriction.

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

U.S. Taxes

        This summary discusses the material U.S. federal tax considerations related to the U.S. Listing and the ownership and disposition of our common units as of the date hereof. This summary is based on provisions of the Internal Revenue Code, on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of investors, some of which, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers, investors who were deemed to own 10% or more of any foreign corporation owned by us (taking into account the investor's interest in such foreign corporation as a result of their ownership interest in us or otherwise), and other investors that do not own their common units as capital assets, may be subject to special rules. Tax-exempt organizations and mutual funds are discussed separately below. The actual tax consequences of the U.S. Listing and the ownership of our common units will vary depending on your circumstances. This discussion, to the extent it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Simpson Thacher & Bartlett LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations, including representations contained in certificates provided to us. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely impact the accuracy of this summary and such opinion. Moreover, opinions of counsel are not binding on the IRS or any court, and the IRS may challenge the conclusions herein and a court may sustain such a challenge.

        For purposes of this discussion, a "U.S. Holder" is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a holder that is not a U.S. Holder.

        If a partnership holds KKR Guernsey units prior to the U.S. Listing or holds our common units following the U.S. Listing, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds KKR Guernsey units prior to the U.S. Listing or holds our common units following the U.S. Listing, you should consult your tax advisors. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

        Common unitholders should consult their own tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the U.S. Listing and the ownership and disposition of common units, as well as any consequences under the laws of any other taxing jurisdiction. This discussion only addresses the material U.S. federal tax considerations of the U.S. Listing and the ownership and disposition of common units and does not address the tax considerations under the laws of any tax jurisdiction other than the United States. Non-U.S. Holders, therefore, should consult their own tax advisors regarding the tax consequences to them of the U.S. Listing and ownership and disposition of common units under the laws of their own taxing jurisdiction.

Consequences to KKR Guernsey Unitholders of the U.S. Listing

        We will be treated as a continuation of KKR Guernsey for U.S. federal income tax purposes. As a result, the distribution of our common units in redemption of your KKR Guernsey units in connection with the U.S. Listing will not result in the recognition of any gain or loss for U.S. federal income tax purposes. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of the U.S. Listing under the laws of their own taxing jurisdiction.

Taxation of Our Partnership

        Subject to the discussion set forth in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity for U.S. federal income tax purposes and incurs no U.S. federal income tax liabilities. Each partner of a partnership is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of the extent to which, or whether, it receives cash distributions from the partnership, and thus may incur income tax liabilities unrelated to (and in excess of) any distributions from the partnership. Distributions of cash by a partnership to a partner are not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership," unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We are a publicly traded partnership.

        However, an exception to taxation as a corporation, referred to as the "Qualifying Income Exception," exists if at least 90% of the partnership's gross income for every taxable year consists of "qualifying income" and the partnership is not required to register under the Investment Company Act. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        Our Managing Partner has adopted a set of investment policies and procedures that will govern the types of investments we can make (and income we can earn), including structuring certain investments through entities, such as our intermediate holding company, classified as corporations for U.S. federal income tax purposes (as discussed further below), to ensure that we will meet the Qualifying Income Exception in each taxable year. It is the opinion of Simpson Thacher & Bartlett LLP that we will be treated as a partnership and not as a corporation for U.S. federal income tax purposes based on certain assumption and factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs, the composition of our income, and that our Managing Partner will ensure that we comply with the investment policies and procedures put in place to ensure that we meet the Qualifying Income Exception in each taxable year. However, this opinion is based solely on current law and does not take into account any proposed or potential changes in law (including the proposed legislation described in "Proposed Legislation" below) which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, or if we are required to register under the Investment Company Act, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the common unitholders in liquidation of their interests in us. Based on current law, this deemed contribution and liquidation would be tax-free to common unitholders so long as we do not have liabilities in excess of the tax basis of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

        If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our common unitholders, and we would be subject to U.S. corporate income tax on our taxable income. Distributions made to our common unitholders would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder's tax basis in the common units, or as taxable capital gain, after the holder's basis is reduced to zero. In addition, in the case of Non-U.S. Holders, distributions treated as dividends would be subject to withholding tax. Accordingly, treatment as a corporation would materially reduce a holder's after-tax return and thus could result in a reduction of the value of the common units.

        If at the end of any taxable year we fail to meet the Qualifying Income Exception, we may still qualify as a partnership if we are entitled to relief under the Internal Revenue Code for an inadvertent termination of partnership status. This relief will be available if: (i) the failure is cured within a reasonable time after discovery; (ii) the failure is determined by the IRS to be inadvertent; and (iii) we agree to make such adjustments (including adjustments with respect to our partners) or to pay such amounts as are required by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or our unitholders (during the failure period) will be required to pay such amounts as are determined by the IRS.

        The KKR Group Partnerships will continue to be treated as partnerships for U.S. federal income tax purposes following the U.S. Listing.

Proposed Legislation

        Legislation has been introduced in the U.S. Congress that would, if enacted, preclude us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules. In 2007, Congress considered legislation that would tax as corporations publicly traded partnerships that directly or indirectly derive income from investment advisor or asset management services. In 2008, the U.S. House of Representatives passed a bill that would, subject to certain exceptions, (i) treat carried interest as non-qualifying income for purposes of the Qualifying Income Exception, which could preclude us from qualifying as a partnership for U.S. federal income tax purposes, and (ii) tax carried interest as ordinary income for U.S. federal income taxes, rather than in accordance with the character of income derived by the underlying fund. In December 2009, the U.S. House of Representatives passed substantially similar legislation. Such legislation would tax carried interest as ordinary income starting with our current taxable year. In addition, the Obama administration proposed in its published revenue proposals for both 2010 and 2011 that the current law regarding the treatment of carried interest be changed to subject such income to ordinary income tax. Certain versions of the proposed legislation (including the legislation passed in December 2009) contain a transition rule that may delay the applicability of certain aspects of the legislation for a partnership that is a publicly traded partnership on the date of enactment of the legislation. On May 28, 2010, the U.S. House of Representatives passed legislation that would subject income and gains, including gain on sale, attributable to an interest in an investment services partnership interest, which would likely include our interest in KKR Fund Holdings L.P., to higher rates of tax than under current law and that could preclude us from qualifying as a partnership for U.S. federal income tax purposes for taxable periods beginning ten years after the date of enactment.

        If the changes suggested by the administration or any of the proposed legislation or similar legislation were adopted, income attributable to carried interest may not meet the Qualifying Income Exception requirements discussed above and, therefore, we could be precluded from qualifying as a partnership for U.S. federal income tax or be required to hold interests in entities earning such income through a taxable U.S. corporation. If we were taxed as a corporation, our effective tax rate would increase significantly. The federal statutory rate for corporations is currently 35%. In addition, we would likely be subject to increased state and local taxes. Therefore, if any such legislation or similar legislation were to be enacted and apply to us, it would materially increase our tax liability, which could well result in a reduction in the market price of our common units.

        The remainder of this discussion assumes that we and the KKR Group Partnerships will be treated as partnerships for U.S. federal income tax purposes.

Taxation of our Intermediate Holding Company

        The income derived by us from KKR's fund management services likely will not be qualifying income for purposes of the Qualifying Income Exception. Therefore, in order to meet the Qualifying Income Exception, we hold our interests in the KKR Group Partnership that holds such fund management companies and other investments that may not generate qualifying income for purposes of the Qualifying Income Exception, indirectly through our intermediate holding company, KKR Management Holdings Corp., which is treated as a corporation for U.S. federal income tax purposes.

        As the holder of KKR Management Holdings Corp. common stock, we are not taxed directly on the earnings of KKR Management Holdings Corp. or the earnings of entities held through KKR Management Holdings Corp. Rather, as a partner of KKR Management Holdings L.P., KKR Management Holdings Corp. incurs U.S. federal income taxes on its proportionate share of any net taxable income of KKR Management Holdings L.P. KKR Management Holdings Corp.'s liability for U.S. federal income taxes and applicable state, local and other taxes could be increased if the IRS were to successfully reallocate income or deductions of the related entities conducting KKR's business.

        Distributions of cash or other property that we receive from KKR Management Holdings Corp. will constitute dividends for U.S. federal income tax purposes to the extent paid from KKR Management Holdings Corp.'s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by KKR Management Holdings Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in the KKR Management Holdings Corp. common stock, and thereafter will be treated as a capital gain.

        If we form, for other purposes, a U.S. corporation or other entity treated as a U.S. corporation for U.S. federal income tax purposes, that corporation would be subject to U.S. federal income tax on its income.

Personal Holding Companies

        KKR Management Holdings Corp. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. Subject to certain exceptions, a U.S. corporation will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents).

        Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of KKR Management Holdings Corp. common stock. Consequently, KKR Management Holdings Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. If, as a factual matter, the income of KKR Management Holdings Corp. fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that KKR Management Holdings Corp. will not become a PHC following this offering or in the future.

        If KKR Management Holdings Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional 15% PHC tax on its undistributed PHC income, which generally includes the company's taxable income, subject to certain adjustments. For taxable years beginning after December 31, 2010, the PHC tax rate on undistributed PHC income will be equal to the highest marginal rate on ordinary income applicable to individuals. If KKR Management Holdings Corp. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material. However, distributions of such income reduce the PHC income subject to tax.

Certain State, Local and Non-U.S. Tax Matters

        We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. For example, we and our subsidiaries may be subject to New York City unincorporated business tax. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our common unitholders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to common unitholders as a credit against their U.S. federal income tax liability.

Consequences to U.S. Holders of Common Units

        The following is a summary of the material U.S. federal income tax consequences that will apply to you as a U.S. Holder of our common units.

        For U.S. federal income tax purposes, your allocable share of our items of income, gain, loss, deduction or credit will be governed by the limited partnership agreement for our partnership if such allocations have "substantial economic effect" or are determined to be in accordance with your interest in our partnership. We believe that for U.S. federal income tax purposes, such allocations will have substantial economic effect or be in accordance with your interest in our partnership, and our Managing Partner intends to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to the limited partnership agreements, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in the limited partnership agreements.

        The characterization of an item of our income, gain, loss, deduction or credit will be determined at our (rather than at your) level. Similarly, the characterization of an item of KKR Fund Holdings L.P.'s income, gain, loss deduction or credit will be determined at the level of KKR Fund Holdings L.P. or the level of any subsidiary partnership in which KKR Fund Holdings L.P. owns an interest rather than at our level. Distributions we receive from KKR Management Holdings Corp. will be taxable as dividend income to the extent of KKR Management Holdings Corp.'s current and accumulated earnings and profits and, to the extent allocable to individual holders of common units, they will be eligible for a reduced rate of tax of 15% through 2010, provided that certain holding period requirements are satisfied. Also, a U.S. Holder that is a corporation, subject to limitations, may be entitled to a dividends received deduction with respect to its shares of dividends paid to us by KKR Management Holdings Corp.

        We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. In addition, special provisions of the Internal Revenue Code may be applicable to certain of our investments, and may affect the timing of our income, requiring us (and, consequently, you) to recognize taxable income before we (or you) receive cash, if any, attributable to such income. Accordingly, it is possible that your allocable share of our income for a particular taxable year could exceed any cash distribution you receive for the year, thus giving rise to an out-of-pocket tax liability for you.

Basis, Holding Period

        You will have an initial tax basis in your common units equal to your adjusted basis in your KKR Guernsey units that are redeemed by us in exchange for common units. Your basis will be increased by your share of our income and by increases in your share of our liabilities, if any. Your basis will be decreased, but not below zero, by distributions from us, by your share of our losses and by any decrease in your share of our liabilities.

        If you acquire common units in separate transactions you must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the common units, a portion of that tax basis must be allocated to the common units sold.

        Your holding period in your common units will include your prior holding period in your KKR Guernsey units.

Limits on Deductions for Losses and Expenses

        Your deduction of your share of our losses will be limited to your tax basis in your common units and, if you are an individual or a corporate holder that is subject to the "at risk" rules, to the amount for which you are considered to be "at risk" with respect to our activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in your common units, reduced by (1) the portion of that basis attributable to your share of our liabilities for which you will not be personally liable and (2) any amount of money you borrow to acquire or hold your common units, if the lender of those borrowed funds owns an interest in us, is related to you or can look only to the common units for repayment. Your at risk amount will generally increase by your allocable share of our income and gain and decrease by cash distributions to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used.

        We do not expect to generate income or losses from "passive activities" for purposes of Section 469 of the Internal Revenue Code. Accordingly, income allocated to you by us may not be offset by your Section 469 passive losses and losses allocated to you may not be used to offset your Section 469 passive income. In addition, other provisions of the Internal Revenue Code may limit or disallow any deduction for losses by you or deductions associated with certain assets of the partnership in certain cases. You should consult with your tax advisors regarding the limitations on the deductibility of losses that you may be subject to under applicable sections of the Internal Revenue Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

        Neither we nor any U.S. Holder may deduct organizational or syndication expenses. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

        Your share of our interest expense is likely to be treated as "investment interest" expense. If you are a non-corporate U.S. Holder, the deductibility of "investment interest" expense is limited to the amount of your "net investment income." Your share of our dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our interest expense.

        The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but does not include long-term capital gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the U.S. Holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual's adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions.

        The operating expenses of KKR Fund Holdings L.P., including any management fees paid, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, if you are a non-corporate U.S. Holder, you should consult your tax advisors with respect to the application of these limitations.

Treatment of Distributions

        Distributions of cash by us will not be taxable to you to the extent of your adjusted tax basis (described above) in your common units. Any cash distributions in excess of your adjusted tax basis will be considered to be gain from the sale or exchange of your common units (described below). Under current laws, such gain would be treated as capital gain and would be long-term capital gain if your holding period for your common units exceeds one year, subject to certain exceptions (described below). A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Common Units

        You will recognize gain or loss on a sale of common units equal to the difference, if any, between the amount realized and your adjusted tax basis in the common units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our liabilities, if any, at the time of such sale or exchange.

        Subject to the exceptions discussed in this paragraph, gain or loss recognized by you on the sale or exchange of a common unit will be taxable as capital gain or loss and will be long-term capital gain or loss if your holding period in your common units (as discussed above under "—Basis, Holding Period") is greater than one year on the date of such sale or exchange. If we have not made a qualifying electing fund election, or QEF election, to treat our interest in a passive foreign investment company, or PFIC, as a qualified electing fund, or QEF, gain attributable to such an interest would be taxable as ordinary income and would be subject to an interest charge. In addition, certain gain attributable to our investment in a controlled foreign corporation, or CFC, may be ordinary income and certain gain attributable to "unrealized receivables" or "inventory items" would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables." The deductibility of capital losses is subject to limitations.

        Holders who acquire units at different times and intend to sell all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain "split holding period" rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Foreign Tax Credit Limitations

        Subject to certain exceptions and limitations, you will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our income and gains (other than the income and gains of our intermediate holding company). Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our foreign investments may be treated as U.S. source gains. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

        Because we will be a continuation of KKR Guernsey, KKR Guernsey's election pursuant to Section 754 of the Internal Revenue Code will apply to us. The election is irrevocable without the consent of the IRS, and will generally require us to adjust the tax basis in our assets, or "inside basis," attributable to a transferee of common units under Section 743(b) of the Internal Revenue Code to reflect the purchase price of the common units paid by the transferee. In addition, KKR Management Holdings L.P. will make a Section 754 election. Therefore, similar adjustments will be made upon the transfer of interests in KKR Management Holdings L.P.

        Even though we will have a Section 754 election in effect, because there is no Section 754 election in effect for KKR Fund Holdings L.P., and we will not make an election for it, it is unlikely that our Section 754 election will provide any substantial benefit or detriment to a transferee of our common units.

        The calculations involved in the Section 754 election are complex. We will make them on the basis of assumptions as to the value of our assets and other matters.

Uniformity of Common Units, Transferor/Transferee Allocations

        Because we cannot match transferors and transferees of our common units, we will adopt depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain on the sale of our common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our common unitholders' tax returns.

        In addition, generally our taxable income and losses will be determined and apportioned among investors using conventions we regard as consistent with applicable law. As a result, if you transfer your common units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by us prior to the date of the transferee's acquisition of our common units.

        Although Section 706 of the Internal Revenue Code generally provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partner interests, it is not clear that our allocation method complies with its requirements. If our convention were not permitted, the IRS might contend that our taxable income or losses must be reallocated among the investors. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. Our Managing Partner is authorized to revise our method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

Foreign Currency Gain or Loss

        Our functional currency will be the U.S. dollar, and our income or loss will be calculated in U.S. dollars. It is likely that we will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your tax advisor with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        We may own directly or indirectly interests in foreign entities that are treated as corporations for U.S. federal income tax purposes. You may be subject to special rules as a result of your indirect investments in such foreign corporations, including the rules applicable to an investment in a passive foreign investment company, or PFIC. KKR Management Holdings Corp. will be subject to similar rules as those described below with respect to any PFICs owned directly or indirectly by it.

        A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is "passive income" or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce "passive income." There are no minimum stock ownership requirements for shareholders in PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain "excess distributions" by the PFIC, is treated as though realized ratably over the shorter of your holding period in our common units or our holding period in the PFIC. Such gain or income is taxable as ordinary income and dividends paid by a PFIC to an individual will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge would be imposed on you based on the tax deferred from prior years.

        Although it may not always be possible, we expect to make a QEF election under the Internal Revenue Code where possible with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF in the first year we hold shares in such entity. A QEF election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If we make a QEF election with respect to our interest in a PFIC, in lieu of the foregoing treatment, we would be required to include in income each year a portion of the ordinary earnings and net capital gains of the QEF called "QEF Inclusions," even if not distributed to us. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. However, a holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Our tax basis in the shares of such non-U.S. entities, and a holder's basis in our common units, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed. You should consult your tax advisors as to the manner in which QEF Inclusions affect your allocable share of our income and your basis in your common units.

        Alternatively, in the case of a PFIC that is a publicly traded foreign company, we may make an election to "mark to market" the stock of such foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

        We may make certain investments, including for instance investments in specialized investment funds or investments in funds of funds through non-U.S. corporate subsidiaries of the KKR Group Partnerships or through other non-U.S. corporations. Such entities may be PFICs for U.S. federal income tax purposes. In addition, certain of our investments could be in PFICs. Thus, we can make no assurance that some of our investments will not be treated as held through a PFIC or as interests in PFICs or that such PFICs will be eligible for the "mark to market" election, or that as to any such PFICs we will be able to make QEF elections.

        If we do not make a QEF election with respect to a PFIC, Section 1291 of the Internal Revenue Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of common units by a holder at a time when we own shares of such entity, as well as certain other defined "excess distributions," as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its common units or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to "qualified dividend income" for individual U.S. persons.

Controlled Foreign Corporations

        A non-U.S. entity will be treated as a controlled foreign corporation, or CFC, if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For this purpose, a "U.S. Shareholder" with respect to a non-U.S. entity means a U.S. person (including a U.S. partnership like us) that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

        When making investment or other decisions, we will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each common unitholder may be required to include in income its allocable share of the CFC's "Subpart F" income reported by us. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity's current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC's Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

        The tax basis of our shares of such non-U.S. entity, and your tax basis in your common units, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to "qualified dividend income" for individual U.S. persons. See above under "—Limitations on Interest Deductions."Amounts included as such income with respect to direct and indirect investments generally will not be taxable again when actually distributed.

        Regardless of whether any CFC has Subpart F income, any gain allocated to you from our disposition of stock in a CFC will be treated as dividend income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC which may be eligible for the reduced rates of taxation applicable to certain qualified dividends. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to you. Moreover, a portion of your gain from the sale or exchange of your common units may be treated as ordinary income. Any portion of any gain from the sale or exchange of a common unit that is attributable to a CFC may be treated as an "unrealized receivable" taxable as ordinary income. See "—Sale or Exchange of Common Units."

        If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, you will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under "—Passive Foreign Investment Companies" above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then you may be subject to the PFIC rules. The interaction of these rules is complex, and prospective holders are urged to consult their tax advisors in this regard.

Investment Structure

        To manage our affairs so as to meet the Qualifying Income Exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in our partnership agreement, we may need to structure certain investments through entities classified as a corporation for U.S. federal income tax purposes. However, because our common unitholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our common unitholders to the same extent, and may even impose additional tax burdens on some of our common unitholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a CFC or PFIC. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition of the real estate would generally be subject to U.S. federal income tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local, and Non-U.S. Jurisdictions

        In addition to U.S. federal income tax consequences, you may be subject to potential U.S. state and local taxes because of an investment in us in the U.S. state or locality in which you are a resident for tax purposes or in which we have investments or activities. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which we invest, or in which entities in which we own interests conduct activities or derive income. Income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If you wish to claim the benefit of an applicable income tax treaty, you may be required to submit information to tax authorities in such jurisdictions. You should consult your own tax advisors regarding the U.S. state, local and non-U.S. tax consequences of an investment in us.

U.S. Federal Estate Taxes

        Common units will be included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes. Therefore, a U.S. federal estate tax may be payable in connection with the death of a holder of common units. Prospective individual U.S. Holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with respect to our common units.

U.S. Taxation of Tax-Exempt U.S. Holders of Common Units

        A holder of common units that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation will nevertheless be subject to unrelated business taxable income, or UBTI, to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership's gross income and deductions derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership will be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partner interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (that is, indebtedness incurred in acquiring or holding property).

        As a result of incurring acquisition indebtedness we will derive income that constitutes UBTI. Consequently, a holder of common units that is a tax-exempt organization will likely be subject to unrelated business income tax to the extent that its allocable share of our income consists of UBTI. In addition, a tax-exempt partner may be subject to unrelated business income tax on a sale of their common units. Tax exempt U.S. Holders of common units should consult their own tax advisors regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

        U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Internal Revenue Code to maintain their favorable U.S. federal income tax status. The 90% gross income test requires that, for a corporation to qualify as a RIC, at least 90 percent of such corporation's annual income must be "qualifying income," which is generally limited to investment income of various types. The 50% asset value test requires that, for a corporation to qualify as a RIC, at the close of each quarter of the taxable year, at least 50 percent of the value of such corporation's total assets must be represented by cash and cash items (including receivables), government securities, securities of other RICs, and other securities limited in respect of any one issuer to an amount not greater in value than 5 percent of the value of the total assets of the corporation and to not more than 10 percent of the outstanding voting securities of such issuer.

        The treatment of an investment by a RIC in common units for purposes of these tests will depend on whether we are treated as a "qualifying publicly traded partnership." If our partnership is so treated, then the common units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the common units is the relevant gross income for purposes of the 90% gross income test. RICs may not invest greater than 25 percent of their assets in one or more qualifying publicly traded partnerships. All income derived from a qualifying publicly traded partnership is considered qualifying income for purposes of the RIC 90% gross income test above. However, if we are not treated as a qualifying publicly traded partnership for purposes of the RIC rules, then the relevant assets for the RIC asset test will be the RIC's allocable share of the underlying assets held by us and the relevant gross income for the RIC income test will be the RIC's allocable share of the underlying gross income earned by us. Whether we will qualify as a "qualifying publicly traded partnership" depends on the exact nature of our future investments, but it is likely that we will not be treated as a "qualifying publicly traded partnership." In addition, as discussed above under "—Consequences to U.S. Holders of Common Units," we may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in our common units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Sections 852 and 4982 of the Internal Revenue Code for avoiding income and excise taxes. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in common units.

Consequences to Non-U.S. Holders of Common Units

U.S. Income Tax Consequences

        We may be, or may become, engaged in a U.S. trade or business for U.S. federal income tax purposes, including by reason of our investments in U.S. real property holding corporations, in which case some portion of our income would be treated as effectively connected income with respect to Non-U.S. Holders, or ECI. If a Non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in our common units in such year, such Non-U.S. Holder generally would be: (1) subject to withholding by us on such Non-U.S. Holder's distributions of ECI; (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to KKR & Co. L.P.; and (3) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate Non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount withheld would be creditable against such Non-U.S. Holder's U.S. federal income tax liability, and such Non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such Non-U.S. Holder's U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a Non-U.S. Holder on the sale or exchange of its common units could be treated for U.S. federal income tax purposes as ECI, and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange of its common units.

        Distributions to you may also be subject to U.S. withholding tax to the extent such distribution is attributable to the sale of a U.S. real property interest. Also, you may be subject to U.S. withholding tax on allocations of our income that are fixed or determinable annual or periodic income under the Internal Revenue Code, unless an exemption from or a reduced rate of such withholding applies and certain tax status information is provided. Although each Non-U.S. Holder is required to provide an IRS Form W-8, we may not be able to provide complete information related to the tax status of our investors to KKR Fund Holdings L.P. or KKR Management Holdings Corp. for purposes of obtaining reduced rates of withholding on behalf of our investors. If such information is not provided, to the extent we receive dividends from KKR Management Holdings Corp. or from a U.S. corporation through KKR Fund Holdings L.P. and its investment vehicles, your allocable share of distributions of such income will be subject to U.S. withholding tax. Therefore, if you would not be subject to U.S. tax based on your tax status or are eligible for a reduced rate of U.S. withholding, you may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account. This may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if you reside in a treaty jurisdiction which does not treat us as a pass-through entity, you may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. You should consult your tax advisors regarding the treatment of U.S. withholding taxes.

        Special rules may apply in the case of a Non-U.S. Holder that: (1) has an office or fixed place of business in the United States; (2) is present in the United States for 183 days or more in a taxable year; or (3) is a former citizen of the United States, a foreign insurance company that is treated as holding a partner interest in us in connection with their U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your tax advisors regarding the application of these special rules.

U.S. Federal Estate Tax Consequences

        The U.S. federal estate tax treatment of our common units with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If our common units are includable in the U.S. gross estate of such person, then a U.S. federal estate tax might be payable in connection with the death of such person. Non-U.S. Holders who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. federal estate tax consequences of owning our common units.

Administrative Matters

Taxable Year

        We currently intend to use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner

        Our Managing Partner will act as our "tax matters partner." As the tax matters partner, our Managing Partner will have the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit.

Information Returns

        We have agreed to furnish to you, as soon as reasonably practicable after the close of each calendar year, tax information (including Schedule K-1), which describes on a U.S. dollar basis your share of our income, gain, loss and deduction for our preceding taxable year. It will require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for us. Consequently, common unitholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us for the taxable year.

        In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

        We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year's tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Tax Shelter Regulations

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a "reportable transaction" if, for example, we recognize certain significant losses in the future. In certain circumstances, a common unitholder who disposes of common units in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to: (i) significant accuracy-related penalties with a broad scope; (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and (iii) in the case of a listed transaction, an extended statute of limitations.

        Common unitholders should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Constructive Termination

        Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.

        Our termination would result in the close of our taxable year for all of our common unitholders. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder's taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

        The Internal Revenue Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the common unitholders, and such Schedules K-1 would have to be provided to common unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a "technical termination" (which would close our taxable year) if within a 12-month period there is a sale or exchange of 50 percent or more of our total interests. It is possible we might make such an election, if eligible. If we make such election, IRS audit adjustments will flow through to common unitholders for the years in which the adjustments take effect, rather than the year to which the adjustment relates. In addition, we, rather than the common unitholders individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Withholding and Backup Withholding

        For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Internal Revenue Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of common units), we may over-withhold or under-withhold with respect to a particular holder of common units. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder's U.S. federal income tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder's U.S. federal income tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a Non-U.S. Holder and withholding should have been imposed. In that event, we intend to pay the underwithheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all partners on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

        Under the backup withholding rules, you may be subject to backup withholding tax (at the applicable rate, currently 28%) with respect to distributions paid unless: (i) you are an exempt recipient and demonstrate this fact when required; or (ii) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

        If you do not timely provide us (or the clearing agent or other intermediary, as appropriate) with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, you may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all investors. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all investors on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements

        Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any interest, dividends, and other fixed or determinable annual or periodical gains, profits, and income from sources within the United States or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Non-U.S. and U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of this proposed legislation on their investment in our common units.

Nominee Reporting

        Persons who hold an interest in our partnership as a nominee for another person are required to furnish to us:

  (1)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (2)
  whether the beneficial owner is: (i) a person that is not a U.S. person; (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or (iii) a tax-exempt entity;

  (3)
  the amount and description of common units held, acquired or transferred for the beneficial owner; and

  (4)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

New Legislation or Administrative or Judicial Action

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Department of the Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our common unitholders will be enacted. The present U.S. federal income tax treatment of an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in our common units. See "Risk Factors—Risks Related to Our Business—Our structure involves complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis," and Legislation has been introduced in the U.S. Congress in various forms that, if enacted, (i) could preclude us from qualifying as a partnership and/or (ii) could tax carried interest as ordinary income for U.S. federal income tax purposes and require us to hold carried interest through taxable subsidiary corporations. If this or any similar legislation or regulation were to be enacted and apply to us, we would incur a material increase in our tax liability that could result in a reduction in the market price of our common units. We and our common unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit the board of directors to modify the amended and restated operating agreement from time to time, without the consent of the common unitholders, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our common unitholders.

        THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO KKR AND ITS COMMON UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH COMMON UNITHOLDER. COMMON UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES RELATING TO THE U.S. LISTING AND OWNING COMMON UNITS. THIS FOREGOING DISCUSSION ONLY ADDRESSES THE MATERIAL U.S. FEDERAL TAX CONSIDERATIONS OF THE U.S. LISTING AND THE OWNERSHIP AND DISPOSITION OF COMMON UNITS AND DOES NOT ADDRESS THE TAX CONSEQUENCES UNDER THE LAWS OF ANY TAX JURISDICTION OTHER THAN THE UNITED STATES. NON-U.S. HOLDERS, THEREFORE, SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSIDERATIONS TO THEM OF THE U.S. LISTING AND OWNERSHIP AND DISPOSITION OF COMMON UNITS UNDER THE LAWS OF THEIR OWN TAXING JURISDICTION.

PLAN OF DISTRIBUTION

        In connection with the U.S. Listing,

        (i) KKR Guernsey will contribute its assets to us in return for our NYSE-listed common units,

        (ii) KKR Guernsey will make an in-kind distribution of our common units to its unitholders and will dissolve and

        (iii) each KKR Guernsey unit will cease to be traded on Euronext Amsterdam and will be cancelled.

        In connection with the In-Kind Distribution, KKR Guernsey will be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act of 1933.

        Prior to the U.S. Listing, there will have been no U.S. public market for our common units. We intend to apply to list the common units on the NYSE under the symbol "KKR."

 LEGAL MATTERS

        The validity of the common units will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and Simpson Thacher & Bartlett LLP has opined as to certain U.S. federal income tax matters with respect to us. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of the capital commitments of investment funds that we manage.

EXPERTS

        The statements of financial condition of KKR & Co. L.P. as of December 31, 2009 and 2008, included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The statements of financial condition of KKR Management LLC as of December 31, 2009 and 2008, included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated and combined financial statements of KKR Group Holdings L.P. as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs relating to investments without a readily determinable fair market value and the adoption of the new presentation and disclosure requirements for noncontrolling interests in consolidated financial statements). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The statements of assets and liabilities of KKR & Co. (Guernsey) L.P., as of December 31, 2008, 2007 and 2006, and the related statements of operations, changes in net assets and cash flows for the years ended December 31, 2008, 2007 and for the period from April 18, 2006 (Date of Formation) to December 31, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to investments without a readily determinable fair market value). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated statements of assets and liabilities, including the consolidated schedule of investments, of KKR PEI Investments, L.P. as of December 31, 2008, 2007 and 2006 and the related consolidated statements of operations, changes in net assets and cash flows for the years ended December 31, 2008, 2007 and for the period from April 18, 2006 (Date of Formation) to December 31, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to investments without a readily determinable fair market value). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common units to be issued pursuant to this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common units, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

        Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this website is http://www.sec.gov.

        Upon completion of the U.S. Listing, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. We intend to furnish our unitholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm

To the Partners of KKR & Co. L.P.:

        We have audited the accompanying statements of financial condition of KKR & Co. L.P. (the "Company") as of December 31, 2009 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of KKR & Co. L.P. as of December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 10, 2010

KKR & CO. L.P.

STATEMENTS OF FINANCIAL CONDITION

As of March 31, 2010, December 31, 2009 and December 31, 2008

	March 31, 2010	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Cash	$1,044	$1,044	$1,042

Equity
Partners' Capital	$1,044	$1,044	$1,042

KKR & CO. L.P.

NOTES TO STATEMENTS OF FINANCIAL CONDITION

1. ORGANIZATION

        KKR & Co. L.P. (the "Partnership") was formed as a Delaware limited partnership on June 25, 2007. The Partnership is the parent company of KKR Group Limited, which is the non-economic general partner of KKR Group Holdings L.P. ("Group Holdings"). Group Holdings holds a 30% economic interest in (i) KKR Management Holdings L.P. ("Management Holdings") through KKR Management Holdings Corp., a Delaware corporation that is a domestic corporation for the U.S. federal income tax purposes, and (ii) KKR Fund Holdings L.P. ("Fund Holdings" and together with Management Holdings, the "KKR Group Partnerships") directly and through KKR Fund Holdings GP Limited, a Cayman Island limited company that is a disregarded entity for U.S Federal income tax purposes. The Partnership is a holding partnership and its sole assets consist of controlling equity interests in the KKR Group Partnerships. Through those entity interests, the Partnership will control all those entities and their subsidiaries. KKR Management LLC is the general partner of the Partnership.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Accounting—The accompanying Statements of Financial Condition have been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Operations, Changes in Equity and Cash Flows have not been presented because there have been no business activities conducted by the Partnership from its inception.

3. PARTNERS' CAPITAL

        An organizational limited partner of the Partnership contributed $1,000 to the Partnership in connection with the Partnership's formation.

Report of Independent Registered Public Accounting Firm

To the Partners of KKR Management LLC:

        We have audited the accompanying statements of financial condition of KKR Management LLC (the "Company") as of December 31, 2009 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of KKR Management LLC as of December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 10, 2010

KKR MANAGEMENT LLC

STATEMENTS OF FINANCIAL CONDITION

As of March 31, 2010, December 31, 2009 and December 31, 2008

	March 31, 2010	December 31, 2009	December 31, 2008
	(unaudited)
Assets
Cash	$1,044	$1,044	$1,042

Equity
Members' Capital	$1,044	$1,044	$1,042

NOTES TO STATEMENTS OF FINANCIAL CONDITION

1. ORGANIZATION

        KKR Management LLC (the "Company") was formed as a Delaware limited company on June 25, 2007. The Company has been established to serve as the general partner of KKR & Co. L.P.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Accounting—The accompanying Statements of Financial Condition have been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Operations, Changes in Equity and Cash Flows have not been presented because there have been no significant business activities conducted by the Company since inception.

3. PARTNERS' CAPITAL

        An organizational limited partner of the Company contributed $1,000 to the Company in connection with the Company's formation.

Report of Independent Registered Public Accounting Firm

To the Partners of the KKR Group Holdings L.P.

        We have audited the accompanying consolidated and combined statements of financial condition of the KKR Group Holdings L.P. (the "Company") as of December 31, 2009 and 2008, and the related consolidated and combined statements of operations, changes in equity and cash flows for each of the three years in the period ended December 31, 2009. These consolidated and combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the consolidated and combined financial position of KKR Group Holdings L.P. as of December 31, 2009 and 2008, and the consolidated and combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 5 to the consolidated and combined financial statements, the financial statements include investments valued at $19.4 billion (approximately 64% of total assets) and $16.3 billion (approximately 73% of total assets) as of December 31, 2009 and 2008, respectively, whose fair values have been estimated by management in the absence of readily determinable fair values. Management's estimates are based on the factors described in Note 2.

        As discussed in Note 2 to the consolidated and combined financial statements, the Company adopted the new presentation and disclosure requirements for non-controlling interest in consolidated financial statements.

/s/ Deloitte & Touche LLP

New York, New York
March 10, 2010
(June 1, 2010, as to Notes 12 and 13)

KKR GROUP HOLDINGS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF FINANCIAL CONDITION

As of December 31, 2009 and 2008

(Dollars in Thousands)

	December 31, 2009	December 31, 2008
Assets
Cash and Cash Equivalents	$546,739	$198,646
Cash and Cash Equivalents Held at Consolidated Entities	282,091	965,319
Restricted Cash and Cash Equivalents	72,298	50,389
Investments, at Fair Value	28,972,943	20,883,519
Due From Affiliates	123,988	29,889
Other Assets	223,052	313,268

Total Assets	$30,221,111	$22,441,030

Liabilities and Equity
Debt Obligations	$2,060,185	$2,405,125
Due to Affiliates	87,741	—
Accounts Payable, Accrued Expenses and Other Liabilities	711,704	185,548

Total Liabilities	2,859,630	2,590,673

Commitments and Contingencies
Equity
KKR Group Holdings L.P. Partners' Capital	1,012,656	150,634
Accumulated Other Comprehensive Income	1,193	1,245

Total KKR Group Holdings L.P. Partners' Capital	1,013,849	151,879
Noncontrolling Interests in Consolidated Entities	23,275,272	19,698,478
Noncontrolling Interests held by KKR Holdings L.P.	3,072,360	—

Total Equity	27,361,481	19,850,357

Total Liabilities and Equity	$30,221,111	$22,441,030

See notes to consolidated and combined financial statements.

KKR GROUP HOLDINGS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2009, 2008 and 2007

(Dollars in Thousands)

	For the Years Ended December 31,
	2009	2008	2007
Revenues
Fees	$331,271	$235,181	$862,265

Expenses
Employee Compensation and Benefits	838,072	149,182	212,766
Occupancy and Related Charges	38,013	30,430	20,068
General, Administrative and Other	264,396	179,673	128,036
Fund Expenses	55,229	59,103	80,040

Total Expenses	1,195,710	418,388	440,910

Investment Income (Loss)
Net Gains (Losses) from Investment Activities	7,505,005	(12,944,720)	1,111,572
Dividend Income	186,324	75,441	747,544
Interest Income	142,117	129,601	218,920
Interest Expense	(79,638)	(125,561)	(86,253)

Total Investment Income (Loss)	7,753,808	(12,865,239)	1,991,783

Income (Loss) Before Taxes	6,889,369	(13,048,446)	2,413,138
Income Taxes	36,998	6,786	12,064

Net Income (Loss)	6,852,371	(13,055,232)	2,401,074
Less: Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Entities	6,119,382	(11,850,761)	1,598,310
Less: Net Income (Loss) Attributable to Noncontrolling Interests held by KKR Holdings L.P.	(116,696)	—	—

Net Income (Loss) Attributable to KKR Group Holdings L.P.	$849,685	$(1,204,471)	$802,764

See notes to consolidated and combined financial statements.

KKR GROUP HOLDINGS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY

For the Years Ended December 31, 2009, 2008 and 2007

(Dollars in Thousands)

		KKR Group Holdings L.P.
	KKR Group Holdings L.P. Partners' Capital	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Entities	Noncontrolling Interests held by KKR Holdings L.P.	Total Comprehensive Income	Total Equity
January 1, 2007	$1,684,794	$7,626	$20,318,440	$—		$22,010,860
Comprehensive Income:
Net Income	802,764		1,598,310		$2,401,074	2,401,074
Other Comprehensive Income—Currency Translation Adjustment		2,026	10,306		12,332	12,332

Total Comprehensive Income					2,413,406	2,413,406

Deconsolidation of Noncontrolling Interests in Consolidated Entities			(303,888)			(303,888)

Capital Contributions	308,201		12,604,558			12,912,759

Capital Distributions	(1,288,065)		(5,477,912)			(6,765,977)

Balance at December 31, 2007	1,507,694	9,652	28,749,814	—		30,267,160

Comprehensive Income(Loss):
Net Loss	(1,204,471)		(11,850,761)		(13,055,232)	(13,055,232)
Other Comprehensive Income—Currency Translation Adjustment		(8,407)	(18)		(8,425)	(8,425)

Total Comprehensive Income (Loss)					(13,063,657)	(13,063,657)

Purchase of Noncontrolling Interests in Consolidated Entities By KKR Group Holdings L.P.			(6,285)			(6,285)

Capital Contributions	103,368		3,942,547			4,045,915

Capital Distributions	(255,957)		(1,136,819)			(1,392,776)

Balance at December 31, 2008	150,634	1,245	19,698,478	—		19,850,357

Comprehensive Income:
Net Income	927,906		4,674,727		5,602,633	5,602,633
Other Comprehensive Income—Currency Translation Adjustment		2,417	5		2,422	2,422

Total Comprehensive Income					5,605,055	5,605,055

Capital Contributions	35,499		1,935,044			1,970,543

Capital Distributions	(320,760)		(993,288)			(1,314,048)

Balance at September 30, 2009	793,279	3,662	25,314,966	—		26,111,907

(continued)

KKR GROUP HOLDINGS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY (Continued)

For the Years Ended December 31, 2009, 2008 and 2007

(Dollars in Thousands)

		KKR Group Holdings L.P.
	KKR Group Holdings L.P. Partners' Capital	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Entities	Noncontrolling Interests held by KKR Holdings L.P.	Total Comprehensive Income	Total Equity
Balance at September 30, 2009	793,279	3,662	25,314,966			26,111,907
Non-Contributed Assets (1996 Fund L.P.)	(146,448)		(761,236)			(907,684)
Retained Interests	(368,909)	(36)	464,225			95,280
Reallocation of Net Assets from KKR PEI Investments L.P.	3,029,070		(3,029,070)
Contributions of Net Assets of KPE	450,851					450,851
Reallocation of Interests to KKR Holdings L.P.	(2,630,491)	(2,538)		2,633,029
Deferred Tax Effects Resulting from the Transactions	(36,547)	—				(36,547)

Balance at October 1, 2009	1,090,805	1,088	21,988,885	2,633,029		25,713,807
Comprehensive Income:
Net Income	(78,221)		1,444,655	(116,696)	1,249,738	1,249,738
Other Comprehensive Income-Currency Translation Adjustment		105	3	245	353	353

Total Comprehensive Income					$1,250,091	1,250,091

Capital Contributions	72		470,154	562,542		1,032,768

Capital Distributions	—		(628,425)	(6,760)		(635,185)

Balance at December 31, 2009	$1,012,656	$1,193	$23,275,272	$3,072,360		$27,361,481

See notes to consolidated and combined financial statements.

KKR GROUP HOLDINGS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2009, 2008 and 2007

(Dollars in Thousands)

	For the Years Ended December 31,
	2009	2008	2007
Cash Flows from Operating Activities
Net Income (Loss)	$6,852,371	$(13,055,232)	$2,401,074
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Non-Cash Compensation Expense	562,373	—	—
Net Realized Losses (Gains) on Investments	314,407	(253,410)	(1,557,101)
Change in Unrealized (Gains) Losses on Investments	(7,819,412)	13,198,130	445,529
Other Non-Cash Amounts	(1,397)	2,387	(10,886)
Cash Flows Due to Changes in Operating Assets and Liabilities:
Change in Cash and Cash Equivalents Held at Consolidated Entities	690,371	(565,604)	1,895,148
Change in Due from Affiliates	(21,830)	14,080	70,728
Change in Other Assets	(21,826)	87,338	(108,712)
Change in Accounts Payable, Accrued Expenses and Other Liabilities	344,137	28,724	99,260
Investments Purchased	(2,795,658)	(3,438,323)	(17,847,606)
Cash Proceeds from Sale of Investments	1,549,152	1,535,754	6,090,065

Net Cash Used in Operating Activities	(347,312)	(2,446,156)	(8,522,501)

Cash flows from Investing Activities
Change in Restricted Cash and Cash Equivalents	(21,909)	(4,471)	(95,406)
Purchase of Noncontrolling Interests	—	(44,171)	—
Purchase of Furniture, Equipment and Leasehold Improvements	(21,050)	(13,104)	(17,063)

Net Cash Used in Investing Activities	(42,959)	(61,746)	(112,469)

Cash flows from Financing Activities
Distributions to Noncontrolling Interests in Consolidated Entities	(1,586,300)	(1,136,819)	(5,467,241)
Contributions from Noncontrolling Interest in Consolidated Entities	2,405,198	3,942,547	12,589,477
Distributions to KKR Holdings L.P.	(6,760)	—	—
Contributions from KKR Holdings L.P.	169	—	—
Cash Attributed to Non-Contributed Assets (1996 Fund L.P.)	(20,241)	—	—
Contributions from KKR Private Equity Investors, L.P.	470,263	—	—
Distributions to Partners	(211,068)	(250,358)	(1,170,568)
Contributions from Partners	35,571	103,368	308,201
Proceeds from Debt Obligations	503,462	813,809	2,602,360
Repayment of Debt Obligations	(852,503)	(1,018,389)	(43,800)
Deferred Financing Cost Returned (Incurred)	573	(19,655)	(4,405)

Net Cash Provided by Financing Activities	738,364	2,434,503	8,814,024

Net Change in Cash and Cash Equivalents	348,093	(73,399)	179,054
Cash and Cash Equivalents, Beginning of Year	198,646	272,045	92,991

Cash and Cash Equivalents, End of Year	$546,739	$198,646	$272,045

(continued)

KKR GROUP HOLDINGS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (Continued)

For the Years Ended December 31, 2009, 2008 and 2007

(Dollars in Thousands)

	For the Years Ended December 31,
	2009	2008	2007
Supplemental Disclosures of Cash Flow Information
Payments for Interest	$40,256	$70,952	$21,112
Payments for Income Taxes	$8,454	$4,539	$14,255
Supplemental Disclosures of Non-Cash Activities
Non-Cash Debt Financing/Purchase of Investments	$—	$625,000	$521,428
Non-Cash Contribution of Stock Based Compensation from KKR Holdings L.P.	$562,373	$—	$—
Non-Cash Distributions to Noncontrolling Interests in Consolidated Entities	$35,413	$—	$10,671
Non-Cash Contributions from Noncontrolling Interests in Consolidated Entities	$—	$—	$15,081
Non-Cash Contributions from KKR Private Equity Investors, L.P.	$(19,412)	$—	$—
Non-Cash Distributions to Controlling Equity Holders	$109,692	$5,599	$117,497
Non-Cash Distributions to KKR Holdings L.P	$89,005	$—	$—
Restricted Stock Grant from Affiliate	$—	$15,939	$—
Proceeds Due from Unsettled Sales of Investments	$7,733	$—	$—
Unsettled Purchases of Investments	$(968)	$—	$—
Change in Contingent Carried Interest Repayment Guarantee	$(18,159)	$—	$—
Realized Gains on Extinguishment of Debt	$19,761	$—	$—
Unrealized Losses on Foreign Exchange on Debt Obligations	$(12,286)	$(35,624)	$2,974
Conversion of Interest Payable into Debt Obligations	$11,576	$—	$—
Change in Foreign Exchange on Cash and Cash Equivalents Held at Consolidated Entities	$12,628	$(14,032)	$—
Reorganization Adjustments
Due From Affiliates	$94,538	$—	$—
Other Assets	$17,257	$—	$—
Accounts Payable, Accrued Expenses and Other Liabilities	$53,040	$—	$—
Noncontrolling Interests in Consolidated Entities	$(2,564,845)	$—	$—
Deconsolidation of Consolidated Entities(1):
Cash and Cash Equivalents Held at Consolidated Entities	$5,485	$—	$—
Restricted Cash and Cash Equivalents	$—	$—	$157,783
Investments, at Fair Value	$911,603	$—	$2,162,402
Due From Affiliates	$3,706	$—	$—
Other Assets	$—	$—	$24,952
Debt Obligations	$—	$—	$2,011,453
Accounts Payable, Accrued Expenses and Other Liabilities	$33,351	$—	$40,605
Noncontrolling Interests in Consolidated Entities	$761,236	$—	$303,888
Accumulated Other Comprehensive Income Attributable to Noncontrolling Interests in Consolidated Entities	$—	$—	$10,306

(1)
Includes the non-contributed assets (1996 Fund L.P.) during 2009 and the deconsolidation of a subsidiary of KKR Financial LLC during 2007.

See notes to consolidated and combined financial statements.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(All Dollars are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION

        KKR Group Holdings L.P. ("Group Holdings"), together with its consolidated subsidiaries (collectively, "KKR"), is a leading global alternative asset manager that is involved in providing a broad range of asset management services to investors and provides capital markets services for the firm, its portfolio companies and clients. Led by Henry Kravis and George Roberts, KKR conducts business through 14 offices around the world, which provide a global platform for sourcing transactions, raising capital and carrying out capital markets activities. KKR operates as a single professional services firm and carries out its investment activities under the KKR brand name.

Reorganization and Combination Transactions

        Group Holdings was formed as a Cayman Islands exempted limited partnership and is governed by its Second Amended and Restated Limited Partnership Agreement dated as of October 1, 2009. KKR Management LLC (the "KKR Managing Partner") is the general partner of KKR & Co. L.P., which is indirectly the non-economic general partner of Group Holdings.

        Historically, KKR's business was conducted through multiple entities for which there was no single holding entity, but were under common control of senior KKR principals ("Senior Principals"), and in which Senior Principals and KKR's other principals and individuals held ownership interests (collectively, the "Predecessor Owners"). KKR's financial statements include the accounts of KKR's management companies, capital markets companies, the general partners of certain unconsolidated co-investment vehicles and the general partners of its private equity and fixed income funds and certain of their respective consolidated funds.

        KKR historically sponsored the investment vehicle KKR Private Equity Investors, L.P. ("KPE"), which is a Guernsey limited partnership that traded publicly on Euronext Amsterdam under the symbol "KPE." KPE was controlled by Senior Principals through their general partner interest. Substantially all of the economic interests in KPE were held by third party investors through their limited partner interests. From the date of its formation, all of KPE's investments were made through another Guernsey limited partnership, KKR PEI Investments, L.P. ("KPE Investment Partnership"), of which KPE was the sole limited partner. The KPE Investment Partnership was controlled by Senior Principals through KKR's general partner interest. Substantially all of the economic interests in the KPE Investment Partnership were held by KPE through its limited partner interest. KPE was established solely to hold limited partner interests in the KPE Investment Partnership and since its inception, KPE had no substantive operating activities other than the investing activities conducted through the KPE Investment Partnership.

        In order to facilitate the Combination Transaction (defined below) KKR completed a series of transactions (the "Reorganization Transactions"), pursuant to which KKR's business was reorganized under two partnerships, KKR Management Holdings L.P. and KKR Fund Holdings L.P., which are referred to as the "KKR Group Partnerships." The reorganization involved a contribution of certain equity interests in KKR's businesses that were held by KKR's Predecessor Owners to the KKR Group Partnerships in exchange for 100% of the interests in the KKR Group Partnerships.

        On October 1, 2009, KKR & Co. L.P. and KPE completed a transaction to combine the asset management business of KKR with the assets and liabilities of KPE (the "Combination Transaction"). The Combination Transaction involved the contribution of all of KPE's assets and liabilities to the

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

KKR Group Partnerships in exchange for a 30% interest in the KKR Group Partnerships. The assets and liabilities contributed to the KKR Group Partnerships by KPE included $3.0 billion of limited partner interests in the KPE Investment Partnership, $470.3 million of cash and cash equivalents, and $19.4 million of net other liabilities. The net asset value per unit of KPE on the date of the Transactions was greater than the publicly-traded unit value of KPE on that same date. Due to a variety of reasons, including the fact that the holders of publicly traded units generally hold passive interests with little influence over the operations of a fund and its underlying investments and are not able to redeem their units at net asset value, net asset values of publicly traded closed-end funds are not necessarily correlated to the public market capitalization. The Combination Transaction was negotiated on an arms-length basis with the independent directors of KPE's general partner and unanimously approved by the board of directors of KPE's general partner, acting upon the unanimous recommendation of the independent directors of KPE's general partner. In addition, the Combination Transaction was consented to by holders of a majority of KPE units, excluding any KPE units whose consent rights were controlled by KKR or its affiliates. Subsequent to the Combination Transaction, KKR's Predecessor Owners retained 70% of the interests in the KKR Group Partnerships.

        The Reorganization Transactions and the Combination Transaction are referred to collectively as the "Transactions."

        As a result of the Transactions, KPE holds its 30% interest in KKR as the sole owner of Group Holdings' limited partnership interests. Group Holdings holds its 30% economic interest in one of the KKR Group Partnerships through KKR Management Holdings Corp., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, and the other KKR Group Partnership directly. Group Holdings controls the KKR Group Partnerships through the controlling interests that it holds in such entities.

        KKR Holdings L.P., a Cayman Islands exempted limited partnership ("KKR Holdings"), is the entity through which the Predecessor Owners hold their 70% economic interest in the KKR Group Partnerships.

        Upon completion of the Transactions, KPE changed its name to KKR & Co. (Guernsey) L.P. ("KKR Guernsey") and continues to be traded publicly on Euronext Amsterdam but now trades under the symbol "KKR."

        Common control transactions are accounted for under ASC 805-50. Because KPE, the KPE Investment Partnership and the other entities included in the consolidated and combined financial statements were under the common control of the Senior Principals both prior to and following the completion of the Transactions, in accordance with ASC 805-50 the Transactions are accounted for as transfers of interests under common control. Accordingly, no new basis of accounting has been established upon completion of the Transactions and Group Holdings carried forward the carrying amounts of assets and liabilities that were contributed to the KKR Group Partnerships.

        Similarly, because the Transactions did not result in a change of control, exchanges involving the various noncontrolling interests were accounted for as equity transactions in accordance with ASC 810-10-45-23. The carrying amount of noncontrolling interests associated with the KPE Investment Partnership was adjusted to zero to reflect the change in ownership interest from that of KPE to that of Group Holdings. Since KKR retained its controlling financial interest in the KKR business, no gain

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

or loss was recognized in the accompanying consolidated and combined financial statements. This includes the exchange of the KPE Investment Partnership for a 30% economic interest in the Group Partnerships, and the exchange by KKR's other principals and individuals of their ownership interests in various entities included in the accompanying consolidated and combined financial statements before the Transactions for interests in KKR Holdings. The exchange of the KPE Investment Partnership for a 30% interest in the KKR Group Partnerships is reflected in the consolidated and combined financial statements as a reallocation of equity interests from noncontrolling interests to Group Holdings partners' capital. The contribution of ownership interests held by KKR's principals and other individuals is reflected in the consolidated and combined financial statements as a reallocation of equity interests from Group Holdings partners' capital to noncontrolling interests held by KKR Holdings, L.P.

Basis of Presentation

        Prior to the Transactions, the accompanying consolidated and combined financial statements include the results of eight of KKR's private equity funds and two of KKR's fixed income funds and the general partners and management companies of those funds under the common control of its Senior Principals. One of the eight private equity funds included the KPE Investment Partnership.

        The following entities and interests were included in the KKR financial statements; however, were not contributed to the KKR Group Partnerships as part of the Transactions:

  (i)
  the general partners of the 1996 Fund and their respective consolidated funds;

  (ii)
  economic interests that allocate to a former principal and such person's designees an aggregate of 1% of the carried interest received by the general partners of KKR's private equity funds and 1% of KKR's other profits (losses);

  (iii)
  economic interests that allocate to certain of KKR's former principals and their designees a portion of the carried interest received by the general partners of KKR's private equity funds that was allocated to them with respect to private equity investments made during such former principals' previous tenure with KKR; and

  (iv)
  economic interests that allocate to certain of KKR's current and former principals all of the capital invested by or on behalf of the general partners of KKR's private equity funds before the completion of the Transactions and any returns thereon.

The interests described in (ii) through (iv) are referred to as the "Retained Interests."

        The general partners of the 1996 Fund and their respective consolidated funds were removed from the financial statements as they were not contributed to the KKR Group Partnerships as part of the Transactions.

        The Retained Interests were not contributed to the KKR Group Partnerships but are reflected in KKR's financial statements as noncontrolling interests in consolidated entities due to the fact that the entities in which these noncontrolling interests are held continue to be consolidated subsequent to the Transactions.

        Prior to the Transactions, certain KKR principals who received carried interest distributions with respect to our private equity funds had personally guaranteed, on a several basis and subject to a cap,

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

the contingent obligations of the general partners of certain private equity funds to repay amounts to fund limited partners pursuant to the general partners' clawback obligations. The terms of the Transactions require that KKR principals remain individually responsible for any clawback obligations relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million. See Note 2 "Summary of Significant Accounting Policies—Investment Income—Clawback Provision."

        To the extent a fund is in a clawback position, KKR will record a benefit to reflect the amounts due from the KKR Principals related to the clawback. By recording this benefit, the clawback obligation has been reduced to an amount that represents the obligation of the KKR Group Partnerships. In connection with the Transaction, KKR recorded a receivable of $95,280 on October 1, 2009 with a corresponding increase to equity.

        In addition, historically, KKR consolidated the KPE Investment Partnership in its financial statements and substantially all of the ownership interests were reflected as noncontrolling interests. These noncontrolling interests were removed as these interests were contributed to KKR in the Transactions. Subsequent to the Transactions, the KKR Group Partnerships hold 100% of the controlling economic interests in the KPE Investment Partnership. KKR therefore continues to consolidate the KPE Investment Partnership and its economic interests are no longer reflected as noncontrolling interests in consolidated entities as of October 1, 2009, the effective date of the Transactions.

        Subsequent to the completion of the Transactions, KKR's business is conducted through the KKR Group Partnerships, which own:

  •
  all of the controlling and economic interests in KKR's fee-generating management companies and approximately 98% of the economic interests in KKR's capital markets companies;

  •
  controlling and economic interests in the general partners of KKR's private equity funds and the entities that are entitled to receive carry from KKR's co-investment vehicles; and

  •
  all of the controlling and economic interests in the KPE Investment Partnership.

        With respect to KKR's active and future funds and co-investment vehicles that provide for carried interest, KKR continues to allocate to its principals, other professionals and selected other individuals a portion of the carried interest earned. KKR allocated approximately 40% of the carry earned during the quarter ended December 31, 2009 to these individuals. See Note 2, "Summary of Significant Accounting Policies—Profit Sharing Plans". This 40% allocation is made prior to the allocation of carried interest profits between KKR Holdings and Group Holdings.

Consolidation

        The consolidated and combined financial statements (referred to hereafter as the "financial statements") include the accounts of KKR's management and capital markets companies, the general partners of certain unconsolidated co-investment vehicles and the general partners of its private equity and fixed income funds and their respective consolidated funds, which include the KKR European Fund, KKR Millennium Fund, KKR European Fund II, KKR 2006 Fund, KKR Asian Fund, KKR European Fund III, KKR E2 Investors, the KPE Investment Partnership, certain of the KKR Strategic Capital Funds and certain separately managed accounts (the "KKR Funds").

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        Group Holdings consolidates the financial results of the KKR Group Partnerships and their consolidated subsidiaries. KKR Holdings' ownership interest in the KKR Group Partnerships is reflected as noncontrolling interests attributable to Group Holdings in the accompanying financial statements.

        References in the accompanying financial statements to KKR's "principals" are to KKR's senior executives and operating consultants who hold interests in KKR's business through KKR Holdings, including Senior Principals.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

        The accompanying financial statements are prepared in accordance with GAAP.

Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of fees, expenses and investment income during the reporting periods. Such estimates include but are not limited to the valuation of investments and financial instruments. Actual results could differ from those estimates and such differences could be material to the financial statements.

Consolidation

General

        KKR consolidates (i) those entities in which it holds a majority voting interest or has majority ownership and control over significant operating, financial and investing decisions of the entity, including those KKR Funds in which the general partner is presumed to have control, or (ii) entities determined to be variable interest entities ("VIEs") for which it is considered the primary beneficiary and absorbs a majority of the expected losses or a majority of the expected residual returns, or both.

        The majority of the entities consolidated by KKR are comprised of: (i) those entities in which KKR has majority ownership and has control over significant operating, financial and investing decisions; and (ii) the consolidated KKR Funds, which are those entities in which KKR holds substantive, controlling general partner or managing member interests. With respect to the consolidated KKR Funds, KKR generally has operational discretion and control, and limited partners have no substantive rights to impact ongoing governance and operating activities of the fund.

        The KKR Funds are consolidated by KKR notwithstanding the fact that KKR has only a minority economic interest in those funds. KKR's financial statements reflect the assets, liabilities, fees, expenses, investment income and cash flows of the consolidated KKR Funds on a gross basis, and the majority of the economic interests in those funds, which are held by third-party investors, are attributed to noncontrolling interests in consolidated entities in the accompanying financial statements. Substantially all of the management fees and certain other amounts earned by KKR from those funds are eliminated in consolidation. However, because the eliminated amounts are earned from, and funded by, noncontrolling interests, KKR's attributable share of the net income from those funds is increased by

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the amounts eliminated. Accordingly, the elimination in consolidation of such amounts has no effect on net income (loss) attributable to the Group Holdings or Group Holdings' partners' capital.

        The KKR Funds are, for GAAP purposes, investment companies and therefore are not required to consolidate their majority-owned and controlled investments in portfolio companies ("Portfolio Companies"). Rather, KKR reflects their investments in portfolio companies at fair value as described below.

        All intercompany transactions and balances have been eliminated.

Variable Interest Entities

        GAAP requires an analysis to (i) determine whether an entity in which KKR holds a variable interest is a VIE, and (ii) whether KKR's involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., incentive and management fees), would be expected to absorb a majority of the variability of the entity. Performance of that analysis requires the exercise of judgment. In evaluating whether KKR is the primary beneficiary, KKR evaluates its economic interests in the entity held either directly by KKR or indirectly through its related parties. This analysis can generally be performed qualitatively. However, if it is not readily apparent which party is the primary beneficiary, a quantitative expected losses and expected residual returns calculation will be performed. Investments and redemptions (either by KKR, affiliates of KKR or third parties) or amendments to the governing documents of the respective investment vehicle could affect an entity's status as a VIE and/or the determination of the primary beneficiary. At each reporting date, KKR assesses whether it continues to, or has begun to, absorb such majorities and will appropriately consolidate a VIE.

        In KKR's role as general partner or investment advisor, it generally considers itself the sponsor of the applicable investment vehicle. For certain of these investment vehicles, KKR is determined to be the primary beneficiary and hence consolidates such investment vehicles within the financial statements.

        KKR is a variable interest holder in certain VIEs which are not consolidated, as KKR is not the primary beneficiary. As of December 31, 2009, assets recognized in KKR's statement of financial condition related to our variable interests in these unconsolidated entities was comprised of $1,473 of receivables and $13,753 of investments. Therefore, KKR's aggregate maximum exposure to loss was $15,226 as of December 31, 2009.

        KKR's investment strategies differ by investment vehicle, however, the fundamental risks have similar characteristics, including loss of invested capital and loss of incentive and management fees. Accordingly, disaggregation of KKR's involvement with VIEs would not provide more useful information.

        For those VIEs in which KKR is the sponsor, KKR may have an obligation as general partner to provide commitments to such funds. During the year ended December 31, 2009 and 2008, KKR did not provide any support other than its obligated amount.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Noncontrolling Interests

Noncontrolling Interests in Consolidated Entities

        Prior to the completion of the Transactions, noncontrolling interests in consolidated entities represented ownership interests in consolidated entities held by entities or persons other than our Predecessor Owners. The majority of these noncontrolling interests were held by third-party investors in the KKR Funds and the limited partner interests in the KPE Investment Partnership.

        Subsequent to the completion of the Transactions, noncontrolling interests in consolidated entities represent the ownership interests in KKR that are held by:

  (i)
  third-party investors in the KKR Funds;

  (ii)
  a former principal and such person's designees an aggregate of 1% of the carried interest received by the general partners of KKR's funds and 1% of KKR's other profits (losses) until a future date;

  (iii)
  certain of KKR's former principals and their designees a portion of the carried interest received by the general partners of KKR's private equity funds that was allocated to them with respect to private equity investments made during such former principals' previous tenure with KKR;

  (iv)
  certain of KKR's current and former principals all of the capital invested by or on behalf of the general partners of KKR's private equity funds before the completion of the Transactions and any returns thereon; and

  (v)
  a third party in KKR's capital markets business (an aggregate of 2% of the equity).

        On May 30, 2008, KKR acquired all of the outstanding noncontrolling interests in the management companies of KKR's Public Markets segment ("KFI Transaction"). Immediately prior to the KFI Transaction, KKR owned 65% of the equity of such management companies. The KFI Transaction has been accounted for as an acquisition of noncontrolling interests using the purchase method of accounting. The total consideration of the KFI Transaction was $44,171. KKR recorded the excess of the total consideration over the carrying value of the noncontrolling interests acquired (which approximates the fair value of the net assets acquired and which were already included in the statements of financial condition) to finite-lived identifiable intangible assets consisting of management, monitoring, transaction, and incentive fee contracts. KKR has recorded intangible assets of $37,887 that are being amortized over an estimated useful life of ten years, based on contractual provisions that enable renewal of the contracts without substantial cost and our prior history of such renewals.

Noncontrolling Interests held by KKR Holdings

        Subsequent to the completion of the Transactions, noncontrolling interests attributable to KKR Holdings include KKR's Predecessor Owners economic interests in the KKR Group Partnership Units. KKR's Predecessor Owners will receive financial benefits from KKR's business in the form of distributions received from KKR Holdings and through their direct and indirect participation in the value of KKR Group Partnership Units held by KKR Holdings. As a result, certain profit-based cash amounts that were previously paid by KKR will no longer be paid by KKR and will be borne by KKR Holdings.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Income and equity of KKR after allocation to noncontrolling interests in consolidated entities are, with the exception of certain tax assets and liabilities that are allocable directly to KKR Management Holdings Corp., split on a pro rata basis in accordance with the equity ownership percentage of the equity holders of the KKR Group Partnerships. However, the contribution of certain expenses borne entirely by KKR Holdings may result in the equity allocations shown in the statements of changes in equity to not equal the pro rata split of net assets and liabilities.

        The following table presents the calculation of Net Income attributable to noncontrolling interests held by KKR Holdings:

Net Income (Loss) for the Three Months Ended December 31, 2009	$1,249,738
Less: Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Entities for the Three Months Ended December 31, 2009	1,444,655
Plus: Income Taxes attributable to KKR Management Holdings Corp. for the Three Months Ended December 31, 2009	28,209

Total Group Partnership Loss Allocable to Equity Holders	(166,708)
Allocation to KKR Holdings	70%

Net Income (Loss) Attributable to Noncontrolling Interests held by KKR Holdings L.P.	$(116,696)

        The following table presents the calculation of Noncontrolling Interest held by KKR Holdings L.P. as of December 31, 2009:

Total Equity as of October 1, 2009	$25,713,807
Less: Noncontrolling Interests in Consolidated Entities	21,988,885
Plus: Income Taxes attributable to KKR Management Holdings Corp. as of October 1, 2009	36,547

Equity attributable to the KKR Group Partnerships as of October 1, 2009	3,761,469
Allocation to KKR Holdings	70%

Noncontrolling Interests held by KKR Holdings as of October 1, 2009	2,633,029
Net Income (Loss) Attributable to Noncontrolling Interests held by KKR Holdings	(116,696)
Other Comprehensive Income (a)	245
Capital Contributions (b)	562,542
Capital Distributions	(6,760)

Noncontrolling Interests held by KKR Holdings as of December 31, 2009	$3,072,360

(a)
Represents KKR Holdings L.P.'s allocable portion of Other Comprehensive Income.

(b)
Capital Contributions represents non cash equity based compensation charges contributed from KKR Holdings totaling $562,373 and cash contributions of $169.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurements

        Fair value is the amount that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (i.e., the exit price). KKR measures and reports its investments and other financial instruments at fair value.

        KKR has categorized and disclosed its assets and liabilities measured and reported at fair value based on the hierarchical levels as defined within GAAP. GAAP establishes a hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type and the characteristics specific to the asset or liability. Investments and other financial instruments for which fair value can be measured from quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

        Investments and other financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

          Level I—Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I include publicly listed equities, publicly listed derivatives, equity securities sold, but not yet purchased and call options. KKR does not adjust the quoted price for these investments, even in situations where KKR holds a large position and a sale could reasonably affect the quoted price.

          Level II—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is generally determined through the use of models or other valuation methodologies. Investments which are included in this category include corporate credit investments, convertible debt securities indexed to publicly listed securities and certain over-the-counter derivatives.

          Level III—Pricing inputs are unobservable for the asset or liability and includes situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Investments that are included in this category generally include private Portfolio Companies held directly through the KKR Funds and private equity co-investment vehicles.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. KKR's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and it considers factors specific to the investment.

        In cases where an investment measured and reported at fair value is transferred into or out of Level III of the fair value hierarchy, KKR accounts for the transfer at the end of the reporting period.

Cash and Cash Equivalents

        KKR considers all highly liquid short-term investments with original maturities of 90 days or less when purchased to be cash equivalents.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents Held at Consolidated Entities

        Cash and cash equivalents held at consolidated entities represents cash that, although not legally restricted, is not available to fund general liquidity needs of KKR as the use of such funds is generally limited to the investment activities of the KKR Funds.

Restricted Cash and Cash Equivalents

        Restricted cash and cash equivalents represent amounts that are held by third parties under certain of KKR's financing and derivative transactions.

Investments, at Fair Value

        KKR's investments consist primarily of private equity and other investments. See Note 4, "Investments".

        Private Equity Investments—Private equity investments consist of investments in Portfolio Companies of consolidated KKR Funds that are, for GAAP purposes, investment companies. The KKR Funds reflect investments at their estimated fair values, with unrealized gains or losses resulting from changes in fair value reflected as a component of Net Gains (Losses) from Investment Activities in the statements of operations.

        Private equity investments that have readily observable market prices (such as those traded on a securities exchange) are stated at the last quoted sales price as of the reporting date.

        As of December 31, 2009, approximately 69% of the fair value of KKR's Level III private equity investments have been valued by KKR in the absence of readily observable market prices. The determination of fair value may differ materially from the values that would have resulted if a ready market had existed. For these investments, KKR generally uses a market approach and an income (discounted cash flow) approach when determining fair value. Management considers various internal and external factors when applying these approaches, including the price at which the investment was acquired, the nature of the investment, current market conditions, recent public market and private transactions for comparable securities, and financing transactions subsequent to the acquisition of the investment. The fair value recorded for a particular investment will generally be within the range suggested by the two approaches.

        Investments denominated in currencies other than the U.S. dollar are valued based on the spot rate of the respective currency at the end of the reporting period with changes related to exchange rate movements reflected as a component of Net Gains (Losses) from Investment Activities.

        Corporate Credit Investments—Corporate credit investments that are listed on a securities exchange are valued at their last quoted sales price as of the reporting date. Investments in corporate debt, including syndicated bank loans, high-yield securities and other fixed income securities, are valued at the mean of the "bid" and "asked" prices obtained from third-party pricing services. In the event that third-party pricing service quotations are unavailable, values are obtained from dealers or market makers and where those values are not available corporate credit investments are valued by KKR or KKR may engage a third-party valuation firm to assist in such valuations.

        Derivatives—KKR invests in derivative financial instruments, including total rate of return swaps and credit default swaps. In a total rate of return swap, KKR receives the sum of all interest, fees and

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

any positive economic change in fair value amounts from a reference asset with a specified notional amount and pays interest on the referenced notional amount plus any negative change in fair value amounts from such asset. Credit default swaps, when purchasing protection, involve the payment of a fixed rate premium for protection against the loss in value of an underlying debt instrument in the event of a defined credit event, such as payment default or bankruptcy. Under a credit default swap, one party acts as a guarantor by receiving the fixed periodic payment in exchange for the commitment to purchase the underlying security at par if a credit event occurs. Derivative contracts, including total rate of return swap contracts and credit default swap contracts, are recorded at estimated fair value with changes in fair value recorded as unrealized gains or losses in Net Gains (Losses) from Investment Activities in the accompanying statements of operations.

        Investments in Publicly Traded Securities—KKR's investments in publicly traded securities represent equity securities, which are classified as trading securities and carried at fair market value. Changes in the fair market value of trading securities are reported within Net Gains (Losses) from Investment Activities in the accompanying statements of operations.

        Securities Sold, Not Yet Purchased—Whether part of a hedging transaction or a transaction in its own right, securities sold, not yet purchased, or securities sold short, represent obligations of KKR to deliver the specified security at the contracted price, and thereby create a liability to repurchase the security in the market at then prevailing prices. Short selling allows the investor to profit from declines in market prices. The liability for such securities sold short is marked to market based on the current value of the underlying security at the date of valuation with changes in fair value recorded as unrealized gains or losses in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. These transactions may involve a market risk in excess of the amount currently reflected in KKR's statements of financial condition.

Due from and Due to Affiliates

        For purposes of classifying amounts, KKR considers its principals and their related entities, nonconsolidated funds and the Portfolio Companies of its funds to be affiliates. Receivables from and payables to affiliates are recorded at their current settlement amount.

Foreign Exchange Derivatives and Hedging Activities

        KKR enters into derivative financial instruments primarily to manage foreign exchange risk and interest rate risk arising from certain assets and liabilities. All derivatives are recognized as either assets or liabilities in the statements of financial condition and measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. KKR's derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. KKR minimizes this risk by limiting its counterparties to major financial institutions with strong credit ratings.

Fixed Assets, Depreciation and Amortization

        Fixed assets consist primarily of leasehold improvements, furniture, fixtures and equipment, and computer hardware and software. Such amounts are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the assets' estimated economic useful lives, which for leasehold improvements are the lesser of the lease terms or the life of the asset, and three to seven years for other fixed assets.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities Sold Under Agreements to Repurchase

        Transactions involving sales of securities under agreements to repurchase are accounted for as collateralized financings. KKR recognizes interest expense on all borrowings on an accrual basis.

Comprehensive Income

        Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from contributions and distributions to owners. In the accompanying financial statements, comprehensive income represents Net Income (Loss), as presented in the statements of operations and net of foreign currency translation adjustments.

Fees

        Fees consist primarily of (i) monitoring and transaction fees from providing advisory and other services to our Portfolio Companies, (ii) management and incentive fees from providing investment management services to unconsolidated funds, a specialty finance company, structured finance vehicles, and separately managed accounts, and (iii) fees from capital markets activities. These fees are based on the contractual terms of the governing agreements and are recognized in the period during which the related services are performed.

        For the years ended December 31, 2009, 2008 and 2007, fees consisted of the following:

	For the Year Ended December 31,
	2009	2008	2007
Monitoring Fees	$174,476	$135,234	$93,485
Transaction Fees	91,828	41,307	683,100
Management Fees Received from Unconsolidated Funds	60,495	58,640	63,568
Incentive Fees Received from Unconsolidated Funds	4,472	—	22,112

Total Fees	$331,271	$235,181	$862,265

Monitoring Fees

        Monitoring fees are earned by KKR for services provided to Portfolio Companies and are recognized as services are rendered. These fees are paid based on a fixed periodic schedule by the Portfolio Companies either in advance or in arrears and are separately negotiated for each Portfolio Company. Monitoring fees amounted to $158,243, $112,258 and $68,754 for the years ended December 31, 2009, 2008 and 2007, respectively.

        In connection with the monitoring of Portfolio Companies and certain unconsolidated funds, KKR receives reimbursement for certain expenses incurred on behalf of these entities. Costs incurred in monitoring these entities are classified as general, administrative and other expenses and

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

reimbursements of such costs are classified as monitoring fees. These reimbursements amounted to $16,233, $22,976 and $24,731 for the years ended December 31, 2009, 2008, and 2007, respectively.

Transaction Fees

        Transaction fees are earned by KKR primarily in connection with successful private equity and debt transactions and capital markets activities. Transaction fees are recorded upon closing of the transaction. Fees are typically paid on or around the closing. Transaction fees received amounted to $91,828, $41,307 and $683,100 for the years ended December 31, 2009, 2008 and 2007, respectively.

        In connection with pursuing successful Portfolio Company investments, KKR receives reimbursement for certain transaction-related expenses. Transaction-related expenses, which are reimbursed by third parties, are deferred until the transaction is consummated and are recorded in Other Assets on the date the expense is incurred. The costs of successfully completed transactions are borne by the KKR Funds and included as a component of the investment's cost basis. Subsequent to closing, investments are recorded at fair value each reporting period as described in the section above titled Investments, at Fair Value. Upon reimbursement from a third party, the cash receipt is recorded and the deferred amounts are relieved. No fees or expenses are recorded for these reimbursements.

Management and Incentive Fees Received from Consolidated and Unconsolidated Funds

        For KKR's private equity funds and certain unconsolidated KKR sponsored funds, gross management fees generally range from 1% to 1.5% of committed capital during the fund's investment period and approximately 0.75% of invested capital after the expiration of the fund's investment period. Typically, an investment period is defined as a period of up to six years. The actual length of the period may be shorter based on the timing and use of committed capital.

        Management fees received from consolidated KKR Funds are eliminated in consolidation. However, because these amounts are funded by, and earned from, noncontrolling interests, KKR's allocated share of the net income from consolidated KKR Funds is increased by the amount of fees that are eliminated. Accordingly, the elimination of the fees does not have an effect on the net income attributable to Group Holdings or Group Holdings' partners' capital.

        For periods prior to the Transactions, in advance of the management service period, KKR had elected to waive the right to earn certain management fees that it would have been entitled to from its Traditional Private Equity Funds. The cash that would have been payable was contributed by the funds' investors and was initially included as a component of Cash and Cash Equivalents Held at Consolidated Entities. In lieu of making direct cash capital contributions, these investor contributions were used to satisfy a portion of the capital commitments to which KKR would otherwise have been subject as the general partner of the fund. As a result of the election to waive the fees, KKR was not entitled to any portion of these fees until the fund had achieved positive investment results. Because the ability to earn the waived fees was contingent upon the achievement of positive investment returns by the fund, the recognition of income only occurred when the contingency was satisfied. The amount of waived fees for the periods ended December 31, 2009, 2008 and 2007 were $25.5 million, $44.0 million and $110.6 million, respectively.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        KKR's private equity funds require the management company to refund up to 20% of any cash management fees earned from limited partners in the event that the funds recognize a carried interest. At such time as the fund recognizes a carried interest in an amount sufficient to cover 20% of the management fees earned or a portion thereof, a liability to the fund's limited partners is recorded and revenue is reduced for the amount of the carried interest recognized, not to exceed 20% of the management fees earned. As of December 31, 2009, the amount subject to refund for which no liability has been recorded totaled $148.9 million as a result of certain funds not yet recognizing sufficient carried interests. The refunds to the limited partners are paid, and the liabilities relieved, at such time that the underlying investments are sold and the associated carried interests are realized. In the event that a fund's carried interest is not sufficient to cover all or a portion of the amount that represents 20% of the earned management fees, these fees would not be returned to the funds' limited partners, in accordance with the respective fund agreements.

        For periods prior to the Transactions, KKR earned fees from the KPE Investment Partnership which were determined quarterly based on 25% of the sum of (i) equity up to and including $3 billion multiplied by 1.25% plus (ii) equity in excess of $3 billion multiplied by 1%. For purposes of calculating the management fee, equity was an amount defined in the management agreement. Subsequent to the Transactions, the KPE Investment Partnership continues to pay a fee. However, since the KKR Group Partnerships hold 100% of the controlling and economic interests of the KPE Investment Partnership, the fee is eliminated in consolidation and Group Holdings no longer benefits from this arrangement.

KKR Financial Holdings LLC ("KFN")

        KKR's management agreement with KFN provides, among other things, that KKR is entitled to certain fees, consisting of a base management fee and incentive fee. KKR earns a base management fee, computed and payable monthly in arrears, based on an annual rate of 1.75% of adjusted equity, which is an amount defined in the management agreement.

        KKR's management agreement with KFN also provides that KFN is responsible for paying KKR quarterly incentive compensation in an amount equal to the product of (i) 25% of the dollar amount by which: (a) KFN's net income, before incentive compensation, per weighted-average share of KFN's common shares for such quarter, exceeds (b) an amount equal to (A) the weighted-average of the price per share of the common stock of KFN in its August 2004 private placement and the prices per share of the common stock of KFN in its initial public offering and any subsequent offerings by KFN multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the ten year treasury rate for such quarter, multiplied by (ii) the weighted average number of KFN's common shares outstanding in such quarter. Once earned, there are no clawbacks of incentive fees received from KFN. Incentive fees recognized were $4.5 million, $0, and $17.5 million for the years ended December 31, 2009, 2008, and 2007, respectively.

        KKR's management agreement with KFN was renewed on January 1, 2010 and will automatically be renewed for successive one-year terms following December 31, 2010 unless the agreement is

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

terminated in accordance with its terms. The management agreement provides that KFN may terminate the agreement only if:

  •
  the termination is approved at least 180 days prior to the expiration date by at least two-thirds of KFN's independent directors or by the holders of a majority of KFN's outstanding common shares and the termination is based upon (i) a determination that KKR's performance has been unsatisfactory and materially detrimental to KFN or (ii) a determination that the management and incentive fees payable to KKR are not fair (subject to KKR's right to prevent a termination by reaching an agreement to reduce KKR's management and incentive fees), in which case a termination fee is payable to KKR; or

  •
  KKR's subsidiary that manages KFN experiences a "change of control" or KKR materially breaches the provisions of the agreement, engages in certain acts of willful misconduct or gross negligence, becomes bankrupt or insolvent or is dissolved, in which case a termination fee is not payable to KKR.

        None of the aforementioned events have occurred as of December 31, 2009.

        KKR has also received restricted common shares and common share options from KFN as a component of compensation for management services provided to KFN. The restricted common shares and share options vest ratably over applicable vesting periods and are initially recorded as deferred revenue at their estimated fair values at the date of grant. Subsequently, KKR re-measures the restricted common shares and share options to the extent that they are unvested, with a corresponding adjustment to deferred revenue. Income from restricted common shares and common share options is recognized ratably over the vesting period as a component of fee income and amounted to $3.5 million, $2.7 million and $15.0 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        Vested share options received as a component of compensation for management services meet the characteristics of derivative investments. Vested share options are recorded at estimated fair value with changes in fair value recognized in Net Gains (Losses) from Investment Activities. Both vested and unvested common share options are valued using a Black-Scholes pricing model as of the end of each period.

        Vested common share that is received as a component of compensation for management services is carried as trading securities, and is recorded at estimated fair value with changes in fair value recognized in Net Gains (Losses) from Investment Activities.

Investment Funds

KKR Strategic Capital Funds

        KKR has entered into management agreements with the side-by-side funds comprising the KKR Strategic Capital Funds pursuant to which it has agreed to provide them with management and other services. Under the management agreement and, in some cases, other documents governing the individual funds, KKR is entitled to receive management and incentive fees.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Under the management agreement and, in some cases, other documents governing the individual funds, through October 31, 2008 KKR was entitled to receive:

  •
  with respect to investors who have agreed to a 25 month lock-up period, a monthly management fee that is equal to 0.1667% (or 2.0% annualized) of the net asset value of the individual fund that is allocable to those investors; and

  •
  with respect to investors who have agreed to a 60 month lock-up period, a monthly management fee that is equal to 0.1250% (or 1.5% annualized) of the net asset value of the primary fund that is allocable to those investors.

        Effective November 1, 2008 through November 30, 2009, KKR elected to reduce the management fee it earned from all investors to 0.0208% (or 0.25% annualized) of the net asset value of the investments allocable to each investor.

        Effective December 1, 2009, KKR is entitled to receive a monthly management fee from only the investors participating in certain classes of investments that is equal to 0.0208% (or 0.25% annualized) of the net asset value of the investments allocable to those investors, with no management fee being charged on the remaining classes of investments.

        As part of KKR's management agreements with the side-by-side funds comprising the KKR Strategic Capital Funds, certain of which are consolidated, through October 31, 2008 KKR was also entitled to receive incentive fees as follows:

  •
  with respect to investors who have agreed to a 25 month lock-up period, an annual incentive fee equal to 20% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been received; and

  •
  with respect to investors who have agreed to a 60 month lock-up period, an annual incentive fee equal to 15% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been received.

        Effective November 1, 2008 through November 30, 2009, KKR elected to reduce the incentive fee it was entitled to an annual incentive fee from all investors equal to 15% of the increase in the net asset value of the individual fund above the highest net asset value at which an incentive fee has previously been received, and subject to an 8% preferred return that is retroactive to the date of original investment. Effective December 1, 2009, KKR has waived any future incentive fees. Incentive fees recognized were $0, $0, and $5.8 million for the years ended December 31, 2009, 2008, and 2007, respectively.

        These incentive fees were accrued annually, after all contingencies had been removed, based on the annual performance and compared to the prior incentive fee calculation, as applicable, as stated in the management agreement. Since performance fluctuated during interim periods, no incentive fees were recognized on a quarterly basis. Once earned, there were no provisions for clawbacks of incentive fees received from the side-by-side funds comprising the KKR Strategic Capital Funds.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Management and incentive fees received from consolidated KKR Strategic Capital Funds have been eliminated. However, because these amounts are funded by, and earned from limited partners, KKR's allocated share of the net income from consolidated KKR Funds is increased by the amount of fees that are eliminated. Accordingly, the elimination of the fees does not have an effect on net income attributable to Group Holdings or Group Holdings partners' capital.

Structured Finance Vehicles

        KKR's management agreements for its structured finance vehicles provide for senior collateral management fees and subordinate collateral management fees. Senior collateral management fees are determined based on an annual rate of 0.15% of collateral and subordinate collateral management fees are determined based on an annual rate of 0.35% of collateral. If amounts distributable on any payment date are insufficient to pay the collateral management fees according to the priority of payments, any shortfall is deferred and payable on subsequent payment dates. KKR has the right to waive all or any portion of any collateral management fee. As of December 31, 2009, KKR has permanently waived $72.5 million of collateral management fees. KKR generally waives the collateral management fees for the majority of its structured finance vehicles; however, KKR may cease waiving collateral management fees at its discretion. For the purpose of calculating the collateral management fees, collateral, the payment dates, and the priority of payments are terms defined in the management agreements.

Separately Managed Accounts

        Certain unconsolidated fixed income oriented accounts referred to as "Separately Managed Accounts" invest in liquid strategies, such as leveraged loans and high yield bonds, less liquid credit products and capital solutions investments. These accounts provide for management fees determined quarterly based on an annual rate ranging from 0.5% to 1.5%. Such rate may be based on the accounts' average net asset value, capital commitments or capital contributions. Such accounts may also provide for a carried interest on investment disposition proceeds in excess of the capital contributions made for such investment. The carried interest, if any, may be subject to a preferred return prior to any distributions of carried interest. Carried interest is generally recognized based on the contractual formula set forth in the applicable agreement governing the account. If an account provides for carried interest, the applicable agreements typically provide for clawback if it is determined that KKR received carried interest in excess of the amount it was entitled to receive for such account.

Investment Income

        Investment income consists primarily of the net impact of: (i) realized and unrealized gains and losses on investments, (ii) dividends, (iii) interest income, (iv) interest expense and (v) foreign exchange gains and losses relating to mark-to-market activity on foreign exchange forward contracts and foreign currency options. Carried interests and similar distribution rights generally entitle KKR to a percentage of the profits generated by a fund as described below. Unrealized gains or losses result from changes in fair value of investments during the period, and are included in Net Gains (Losses) from Investment Activities. Upon disposition of an investment, previously recognized unrealized gains or losses are reversed and a realized gain or loss is recognized.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Carried interests entitle the general partner of a fund to a greater allocable share of the fund's earnings from investments relative to the capital contributed by the general partner and correspondingly reduce noncontrolling interests' attributable share of those earnings. Amounts earned pursuant to carried interests are included as investment income in Net Gains (Losses) from Investment Activities and are earned by the general partner of those funds to the extent that cumulative investment returns are positive. If these investment returns decrease or turn negative in subsequent periods, recognized carried interest will be reduced and reflected as investment losses. Carried interest is recognized based on the contractual formula set forth in the instruments governing the fund as if the fund was terminated at the reporting date with the then estimated fair values of the investments realized. Due to the extended durations of KKR's private equity funds, management believes that this approach results in income recognition that best reflects the periodic performance of KKR in the management of those funds. Carried interest recognized (reversed) amounted to approximately $832 million, $(1,197) million and $306 million for the years ended December 31, 2009, 2008 and 2007, respectively. The amount of carried interest earned during the fourth quarter of fiscal year 2009 for those funds eligible to receive carry distributions amounted to $92,253 of which 40% is allocable to the carry pool with the remaining 60% allocated to KKR Group Holdings and KKR Holdings based on their ownership percentages.

        The instruments governing KKR's private equity funds generally include a "clawback" or, in certain instances, a "net loss sharing" provision that, if triggered, may give rise to a contingent obligation that may require the general partner to return or contribute amounts to the fund for distribution to investors at the end of the life of the fund.

Clawback Provision

        Under a "clawback" provision, upon the liquidation of a private equity fund, the general partner is required to return, on an after-tax basis, previously distributed carry to the extent that, due to the diminished performance of later investments, the aggregate amount of carry distributions received by the general partner during the term of the fund exceed the amount to which the general partner was ultimately entitled. As of December 31, 2009, the amount of carried interest KKR principals have received, that is subject to this clawback provision was $716.2 million, assuming that all applicable private equity funds were liquidated at no value. Had the investments in such funds been liquidated at their December 31, 2009 fair values, the clawback obligation would have been $84.9 million of which $77.1 million is due from affiliates and $7.8 million is due from noncontrolling interest holders.

        Prior to the Transactions, certain KKR principals who received carried interest distributions with respect to the private equity funds had personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of certain private equity funds to repay amounts to fund limited partners pursuant to the general partners' clawback obligations. The terms of the Transactions require that KKR principals remain responsible for any clawback obligations relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million. Accordingly, at December 31, 2009, KKR has recorded a receivable of $77.1 million within Due from Affiliates on the statements of financial condition for the amount of the clawback obligation required to be funded by KKR principals. See Note 12 "Commitments and Contingencies."

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Carry distributions arising subsequent to the Transactions will be allocated to Group Holdings, KKR Holdings and to carry pool participants in accordance with the terms of the instruments governing the KKR Group Partnerships. Any clawback obligations relating to carry distributions subsequent to the Transactions will be the responsibility of the KKR Group Partnerships and carry pool participants.

Net Loss Sharing Provision

        The instruments governing certain of KKR's private equity funds may also include a "net loss sharing provision," that, if triggered, may give rise to a contingent obligation that may require the general partners to contribute capital to the fund, to fund 20% of the net losses on investments. In connection with the "net loss sharing provisions," certain of KKR's private equity funds allocate a greater share of their investment losses to KKR relative to the amounts contributed by KKR to those vehicles. In these vehicles, such losses would be required to be paid by KKR to the limited partners in those vehicles in the event of a liquidation of the fund regardless of whether any carried interest had previously been distributed. Based on the fair market values as of December 31, 2009, the net loss sharing obligation would have been approximately $93.6 million, all of which is attributable to the KKR Group Partnerships. If the vehicles were liquidated at zero value, the contingent repayment obligation would have been approximately $1,182.7 million as of December 31, 2009. See Note 12 "Commitments and Contingencies." Unlike the "clawback" provisions, KKR will be responsible for amounts due under net loss sharing arrangements and will indemnify its principals for personal guarantees that they have provided with respect to such amounts.

        In KKR's private equity funds where the allocation of cumulative net losses is proportional to the capital contributed by the partners in the fund, KKR will not earn any carried interest in that fund until all such losses have been recovered. As losses are recovered, income is allocated in proportion to the capital contributed until the fund has reached a net positive investment return, at which time carried interest is recognized and income is allocated as described above. The performance of each fund is independent from all other funds and the losses to be recovered vary from fund to fund based on the size and performance of the underlying investments in each fund.

Creditable Amount

        Prior to the Transactions, KKR's general partner interest in the KPE Investment Partnership was entitled to a disproportionate share of the gains generated by the fund's direct investments once the fund's capitalization costs (the "Creditable Amount") had been recouped as described below. Since inception and through October 1, 2009 the Creditable Amount had not been recouped and no carried interest had been earned. Subsequent to the completion of the Transactions, this arrangement is no longer applicable as the fund's general partners no longer had the same economic interest in the funds.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        This economic interest consisted of:

    •
    a carried interest that generally would allocate to the general partner 20% of the gain that was realized on private equity investments that were made with the fund's capital after any realized losses on other direct private equity investments had been recovered; and

    •
    an incentive distribution right that generally would allocate to the general partner 20% of the annual increase in the net asset value of all other direct investments that were made with the fund's capital above the highest net asset value at which an incentive amount was previously made.

        The general partner was not entitled to a carried interest or incentive distribution right with respect to the fund's indirect investments, which consisted of investments made through other funds that KKR sponsored. The general partner of the KPE Investment Partnership had agreed to forego receiving a carried interest or incentive distribution until the profits on investments with respect to which it would be entitled to receive a carried interest or incentive distribution equaled the Creditable Amount. As of December 31, 2008, the Creditable Amount had a remaining balance of $142,478.

Dividend Income

        Dividend income is recognized by KKR on the ex-dividend date, or in the absence of a formal declaration, on the date it is received. For the years ended December 31, 2009, 2008 and 2007, dividends earned by the consolidated KKR Funds amounted to $181,373, $74,613 and $746,798, respectively.

Interest Income

        Interest income is recognized as earned. Interest income earned by the consolidated KKR Funds amounted to $136,472, $119,562, and $201,970 for the years ended December 31, 2009, 2008, and 2007, respectively.

Employee Compensation and Benefits

        Employee compensation and benefits expense includes salaries, bonuses, equity-based compensation and profit sharing plans as described below.

        Historically, employee compensation and benefits expense has consisted of base salaries and bonuses paid to employees who were not Senior Principals. Payments made to our Senior Principals included partner distributions that were paid to our Senior Principals and accounted for as capital distributions as a result of operating as a partnership. Accordingly, KKR did not record any employee compensation and benefits charges for payments made to Senior Principals for periods prior to the completion of the Transactions.

        Following the completion of the Transactions, all of the Senior Principals and other employees receive a base salary that is paid by KKR and accounted for as employee compensation and benefits expense. Employees are also eligible to receive discretionary cash bonuses based on performance criteria, overall profitability and other matters. While cash bonuses paid to most employees are funded by KKR and result in customary employee compensation and benefits charges, cash bonuses that are

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

paid to certain of our most senior employees are funded by KKR Holdings with distributions that it receives on its KKR Group Partnership Units. To the extent that distributions received by these individuals exceed the amounts that they are otherwise entitled to through their vested units in KKR Holdings, this excess will be funded by KKR Holdings and reflected in compensation expense in the statement of operations.

Equity-based Payments

        Compensation paid to KKR employees in the form of equity is recognized as employee compensation and benefits expense. GAAP generally requires that the cost of services received in exchange for an award of an equity instrument be measured based on the grant-date fair value of the award. Equity based awards that do not require the satisfaction of future service or performance criteria (i.e., vested awards) are expensed immediately. Equity based awards that require the satisfaction of future service or performance criteria are recognized over the relevant service period, adjusted for estimated forfeitures of awards not expected to vest.

        Compensation paid to non-employee operating consultants to KKR's businesses in the form of equity is recognized as general, administrative and other expense. Unlike employee equity awards, the cost of services received in exchange for an award of an equity instrument to service providers is measured at each vesting date, and is not measured based on the grant-date fair value of the award unless the award is vested at the grant date. Equity based awards that do not require the satisfaction of future service or performance criteria (i.e., vested awards) are expensed immediately. Equity based awards that require the satisfaction of future service or performance criteria are recognized over the relevant service period, adjusted for estimated forfeitures of shares not expected to vest, based on the fair value of the award on each reporting date and adjusted for the actual fair value of the award at each vesting date. Accordingly, the measured value of the award will not be finalized until the vesting date.

Profit Sharing Plans

        KKR has implemented profit sharing arrangements for KKR employees, operating consultants and certain senior advisors working in its businesses, across its different operations that are designed to appropriately align performance and compensation.

        Subsequent to the Transactions, with respect to KKR's active and future funds and co-investment vehicles that provide for carried interest, KKR will allocate to its principals, other professionals and operating consultants a portion of the carried interest earned in relation to these funds as part of its carry pool. KKR currently allocates approximately 40% of the carry it earns from these funds and vehicles to its carry pool. These amounts are accounted for as compensatory profit-sharing arrangements in conjunction with the related carried interest income and recorded as compensation expense for KKR employees and general and administrative expense for operating consultants. For the year ended December 31, 2009, $164.4 million and $2.8 million was charged to compensation and benefits and general and administrative expense, respectively of which $130.2 million was a one time charge recorded immediately subsequent to the Transactions.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        To the extent previously recorded carried interest is adjusted to reflect decreases in the underlying funds' valuations at period end, related profit sharing amounts previously accrued are adjusted and reflected as a credit to current period compensation expense.

Foreign Currency

        Foreign currency denominated assets and liabilities are primarily held through the KKR Funds. Foreign currency denominated assets and liabilities are translated using the exchange rates prevailing at the end of each reporting period. Results of foreign operations are translated at the weighted average exchange rate for each reporting period. Translation adjustments are included in current income to the extent that unrealized gains and losses on the related investment are included in income, otherwise they are included as a component of accumulated other comprehensive income until realized. Foreign currency gains or losses resulting from transactions outside of the functional currency of a consolidated entity are recorded in income as incurred and were not material during the years ended December 31, 2009, 2008, and 2007.

Income Taxes

        Prior to the completion of the Transactions, KKR operated as a partnership or limited liability company for U.S. federal income tax purposes and mainly as a corporate entity in non-U.S. jurisdictions. As a result, income was not subject to U.S. federal and state income taxes. Generally, the tax liability related to income earned by these entities represented obligations of the KKR principals and have not been reflected in the historical financial statements. Income taxes shown on the statements of operations prior to the Transactions are attributable to the New York City unincorporated business tax and other income taxes on certain entities located in non-U.S. jurisdictions.

        Following the Transactions, the KKR Group Partnerships and certain of their subsidiaries continue to operate in the U.S. as partnerships for U.S. federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. Accordingly, these entities in some cases continue to be subject to New York City unincorporated business taxes, or non-U.S. income taxes. In addition, certain of the wholly owned subsidiaries of Group Holdings and the KKR Group Partnerships are subject to federal, state and local corporate income taxes at the entity level and the related tax provision attributable to Group Holdings' share of this income is reflected in the financial statements.

        Subsequent to the Transactions, KKR uses the liability method to account for income taxes in accordance with GAAP. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized.

        Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions including evaluating uncertainties. KKR reviews its tax positions quarterly and adjusts its tax balances as new information becomes available.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        For the purposes of calculating uncertain tax positions, KKR measures the tax benefit of such positions by determining the largest amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information. These assessments can be complex and require significant judgment. To the extent that KKR's estimates change or the final tax outcome of these matters is different than the amounts recorded, such differences will impact the income tax provision in the period in which such determinations are made. If the initial assessment fails to result in the recognition of a tax benefit, KKR regularly monitors its position and subsequently recognizes the tax benefit if (i) there are changes in tax law or analogous case law that sufficiently raise the likelihood of prevailing on the technical merits of the position to more-likely-than-not, (ii) the statute of limitations expires, or (iii) there is a completion of an audit resulting in a settlement of that tax year with the appropriate agency. Interest and penalties, if any, are recorded within the provision for income taxes in KKR's statements of operations and are classified on the statements of financial condition with the related liability for unrecognized tax benefits.

Recently Issued Accounting Pronouncements

        Effective January 2009, KKR adopted guidance on the accounting and financial statement presentation of noncontrolling (minority) interests. The guidance requires reporting entities to present non-redeemable noncontrolling interests as equity (as opposed to a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interest holders. As a result, (1) with respect to the statements of financial condition, noncontrolling interests have been reclassified as a component of Equity, (2) with respect to the statements of operations, Net Income (Loss) is presented before noncontrolling interests and the statements of operations net to Net Income (Loss) Attributable to Group Holdings, and (3) with respect to the statements of changes in equity, a roll forward column has been included for noncontrolling interests. The presentation and disclosure requirements have been applied retrospectively for all periods presented in accordance with the issued guidance. The guidance also clarifies the scope of accounting and reporting for decreases in ownership of a subsidiary to include groups of assets that constitute a business. The scope clarification did not have a material impact on the KKR financial statements.

        Effective January 1, 2009, KKR adopted guidance issued by the FASB regarding disclosures about derivative instruments and hedging activities. The purpose of the guidance is to improve financial reporting of derivative instruments and hedging activities. The guidance requires enhanced disclosures to enable investors to better understand how those instruments and activities are accounted for, how and why they are used and their effects on an entity's financial position, financial performance and cash flows. The adoption resulted in additional required disclosures relating to derivative instruments, which have been reflected in the accompanying financial statements.

        Effective January 1, 2009, KKR adopted guidance on the determination of the useful life of intangible assets. The guidance amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. The new guidance applies prospectively to (a) intangible assets that are acquired individually or with a group of other assets and (b) both intangible assets acquired in business combinations and asset acquisitions. KKR did not acquire any intangible assets during the year ended December 31, 2009.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In April 2009, the Financial Accounting Standards Board ("FASB") updated Accounting Standards Codification Section 820 ("ASC 820") in order to help constituents estimate fair value when the volume and level of activity have significantly decreased for an asset or liability recorded at fair value, as well as including guidance on identifying circumstances that indicate a transaction is not orderly. The updated accounting guidance was effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. The adoption of this ASC 820 update did not have a material impact on KKR's financial statements.

        In April 2009, the FASB updated Accounting Standards Codification Section 320 ("ASC 320") to provide new guidance on the recognition of other-than-temporary impairments of investments in debt securities and provide new presentation and disclosure requirements for other-than-temporary impairments of investments in debt and equity securities. The updated accounting guidance is effective for financial statements issued for interim or annual periods ending after June 15, 2009. The adoption of this ASC 320 update did not have a material impact on KKR's financial statements.

        In April 2009, the FASB updated Accounting Standards Codification Section 825 ("ASC 825") to require disclosures about fair value of financial instruments in interim reporting periods. Such disclosures were previously required only in annual financial statements. The updated disclosure guidance was effective for financial statements issued for interim or annual periods ending after June 15, 2009. The adoption of this ASC 825 update did not have a material impact on KKR's financial statements.

        In June 2009, the FASB issued Statement No. 167, Amendments to FASB Interpretation No. 46(R), and the FASB subsequently codified it as ASU 2009-17, updating ASC Section 810, Consolidations. The objective of ASU 2009-17 is to improve financial reporting by enterprises involved with variable interest entities. The FASB undertook this project to address (1) the effects on certain provisions of FASB Interpretation No. 46, Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51, as revised ("FIN 46(R)"), as a result of the elimination of the qualifying special-purpose entity concept in ASU 2009-16, and (2) constituent concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under the interpretation do not always provide timely and useful information about an enterprise's involvement in a variable interest entity. ASU 2009-17 shall be effective as of the beginning of the reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. During February 2010, the scope of the ASU was modified to indefinitely exclude certain entities from the requirement to be assessed for consolidation. KKR is currently evaluating the potential impacts of the adoption of ASU 2009-17 on its statements of operations and financial condition.

        In July 2009, the FASB issued The FASB Accounting Codification and the Hierarchy of Generally Accepted Accounting Principles, as defined in Accounting Standards Codification Section 105 ("Codification"). Codification will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-SEC accounting

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

literature not included in the Codification will become nonauthoritative. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance is limited to disclosure in the financial statements and the manner in which KKR refers to GAAP authoritative literature, there was no material impact on KKR's financial statements.

        In September 2009, the FASB issued Accounting Standards Update ("ASU") No. 2009-06, Income Taxes (Topic 740)—Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities ("ASU 2009-06") which amended Accounting Standards Codification Subtopic 740-10, Income Taxes—Overall . The updated guidance considers an entity's assertion that it is a tax-exempt not for profit or a pass through entity as a tax position that requires evaluation under Subtopic 740-10. In addition, ASU 2009-06 provided implementation guidance on the attribution of income taxes to entities and owners. The revised guidance is effective for periods ending after September 15, 2009. The adoption of ASU 2009-06 did not have a material impact on the financial statements.

        In September 2009, the FASB issued ASU No. 2009-12, Fair Value Measurements and Disclosures (Topic 820)—Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) ("ASU 2009-12") which amended Accounting Standards Codification Subtopic 820-10, Fair Value Measurements and Disclosures—Overall. The guidance permits, as a practical expedient, an entity holding investments in certain entities that calculate net asset value per share or its equivalent for which the fair value is not readily determinable, to measure the fair value of such investments on the basis of that net asset value per share or its equivalent without adjustment. The guidance also requires disclosure of the attributes of investments within the scope of the guidance by major category of investment. Such disclosures include the nature of any restrictions on an investor's ability to redeem its investments at the measurement date, any unfunded commitments and the investment strategies of the investee. The guidance is effective for interim and annual periods ending after December 15, 2009 with early adoption permitted. The adoption of ASU 2009-12 did not have a material impact on the fair value determination of applicable investments.

        In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures About Fair Value Measurements which amended ASC 820, Fair Value Measurements and Disclosures. The updated guidance requires an entity to present detailed disclosures about transfers to and from Level 1 and 2 of the Valuation Hierarchy effective January 1, 2010 and requires an entity to present purchases, sales, issuances, and settlements on a "gross" basis within the Level 3 (of the Valuation Hierarchy) reconciliation effective January 1, 2011. KKR will adopt the guidance during 2010 and 2011, as required, and the adoption will have no impact on KKR's financial position or results of operations; however, it will result in additional required disclosures.

        In February 2010, the FASB updated Accounting Standards Codification Section 855 ("ASC 855"), Subsequent Events, which addresses certain implementation issues related to an entity's requirement to perform and disclose subsequent event procedures. The updated guidance requires SEC filers and conduit debt obligors for conduit debt securities that are traded in a public market to evaluate subsequent events through the date the financials are issued. All other entities are required to "evaluate subsequent events through the date the financial statements are available to be issued." This guidance also exempts SEC filers from disclosing the date through which subsequent events have been evaluated. The guidance is effective immediately. KKR has taken into consideration this guidance when evaluating subsequent events and has included in the financial statements the required disclosures.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

3. NET GAINS (LOSSES) FROM INVESTMENT ACTIVITIES

        Net Gains (Losses) from Investment Activities in the statements of operations consist primarily of the realized and unrealized gains and losses on investments (including foreign exchange gains and losses attributable to foreign-denominated investments and related activities) and other financial instruments. Unrealized gains or losses result from changes in the fair value of these investments during a period. Upon disposition of an investment, previously recognized unrealized gains or losses are reversed and an offsetting realized gain or loss is recognized in the current period. The following table summarizes KKR's total Net Gains (Losses) from Investment Activities:

	Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)
Private Equity Investments(a)	$(173,548)	$7,549,495	$353,406	$(13,333,975)	$1,500,283	$(166,516)
Other Investments(a)	(167,718)	560,219	(157,306)	(376,661)	56,818	(88,881)
Foreign Exchange Contracts(b)	6,146	(242,621)	40,234	489,756	—	(202,911)
Foreign Exchange Option(b)	8,788	(29,766)	8,998	21,325	—	10,754
Futures Contracts(b)	(3,856)	—	—	—	—	—
Call Options Written(b)	(12)	23	3,698	(2,025)	—	2,025
Securities Sold Short(b)	(7,958)	(6,994)	12,364	(133)	—	—
Other Derivative Liabilities(b)	(4,172)	15,034	(7,771)	(17,149)	—	—
Contingent Carried Interest Repayment Guarantee(c)	(4,466)	(13,693)	—	—	—	—
Debt Obligations(d)	19,761	(12,285)	13,819	20,732	—	—
Foreign Exchange Gains (Losses) on Cash and Cash Equivalents held at Consolidated KKR Funds(e)	12,628	—	(14,032)	—	—	—

Total Net Gains (Losses) from Investment Activities	$(314,407)	$7,819,412	$253,410	$(13,198,130)	$1,557,101	$(445,529)

(a)
See Note 4 "Investments".

(b)
See Note 6 "Other Assets and Accounts Payable, Accrued Expenses and Other Liabilities".

(c)
See Note 12 "Commitments and Contingencies".

(d)
See Note 7 "Debt Obligations".

(e)
See Statement of Cash Flows Supplemental Disclosures

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

4. INVESTMENTS

        Investments, at Fair Value consist of the following:

	Fair Value
	December 31, 2009	December 31, 2008
Private Equity Investments	$27,950,840	$20,230,405
Other Investments	1,022,103	653,114

	$28,972,943	$20,883,519

As of December 31, 2009 and 2008, Investments, at fair value totaling $5,632,235 and $4,790,255, respectively, were pledged as collateral against various financing arrangements. See Note 7 "Debt Obligations."

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

4. INVESTMENTS (Continued)

Private Equity Investments

        The following table presents KKR's private equity investments at fair value. The classifications of the private equity investments are based primarily on the primary business and the domiciled location of the business.

	Fair Value		Fair Value as a Percentage of Total
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
North America
Retail	$4,567,691	$2,676,801	16.3%	13.2%
Healthcare	3,609,996	2,285,506	12.9%	11.3%
Financial Services	2,579,309	2,632,998	9.2%	13.0%
Technology	1,876,567	970,409	6.7%	4.8%
Energy	1,305,580	1,412,075	4.7%	7.0%
Media	1,256,363	1,138,520	4.5%	5.6%
Consumer Products	720,915	360,398	2.6%	1.8%
Education	683,070	456,061	2.4%	2.3%
Chemicals	251,059	234,436	0.9%	1.2%
Telecom	—	34,946	0.0%	0.2%
Hotels/Leisure	6,232	10,179	0.0%	0.1%

North America Total
(Cost: December 31, 2009, $16,340,262; December 31, 2008, $17,052,851)	16,856,782	12,212,329	60.2%	60.5%

Europe
Manufacturing	2,199,457	2,103,930	7.9%	10.4%
Healthcare	1,953,069	1,410,686	7.0%	7.0%
Telecom	1,031,706	710,611	3.7%	3.5%
Technology	912,829	609,955	3.3%	3.0%
Recycling	224,822	389,832	0.8%	1.9%
Retail	219,089	236,672	0.8%	1.2%
Media	185,957	89,060	0.7%	0.4%
Transportation	158,655	154,810	0.6%	0.8%

Europe Total
(Cost: December 31, 2009, $10,081,881; December 31, 2008, $10,226,067)	6,885,584	5,705,556	24.8%	28.2%

Australia, Asia and Other Locations
Technology	2,431,647	1,386,984	8.6%	6.9%
Consumer Products	653,631	99,208	2.3%	0.4%
Media	423,742	287,638	1.5%	1.4%
Financial Services	273,876	148,655	1.0%	0.7%
Telecom	248,513	222,795	0.9%	1.1%
Manufacturing	128,965	117,240	0.5%	0.6%
Recycling	48,100	50,000	0.2%	0.2%

Australia, Asia and Other Locations, Total (Cost: December 31, 2009, $3,329,389; December 31, 2008, $2,703,356)	4,208,474	2,312,520	15.0%	11.3%

Private Equity Investments (Cost: December 31, 2009, $29,751,532; December 31, 2008, $29,982,274)	$27,950,840	$20,230,405	100.0%	100.0%

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

4. INVESTMENTS (Continued)

        As of December 31, 2009, private equity investments which represented greater than 5% of the net assets of consolidated private equity funds included: (i) Dollar General valued at $3,048,526; (ii) HCA Inc. valued at $2,128,535; (iii) Alliance Boots valued at $1,953,069; (iv) First Data valued at $1,476,459; and (v) Legrand S.A valued at $1,418,145.

        As of December 31, 2008, private equity investments which represented greater than 5% of the net assets of consolidated private equity funds included: (i) First Data valued at $1,514,986; (ii) Legrand S.A. valued at $1,501,887; (iii) Energy Future Holdings valued at $1,412,075; (iv) Alliance Boots valued at $1,410,686; (v) Dollar General valued at $1,398,016; (vi) Biomet valued at $1,054,149; and (vii) Legg Mason valued at $1,053,059.

        The majority of the securities underlying KKR's private equity investments represent equity securities. As of December 31, 2009 and 2008, the aggregate amount of investments that were other than equity securities were $2,814,030 and $2,016,278, respectively.

Other Investments

        The following table presents KKR's other investments at fair value:

	Fair Value
	December 31, 2009	December 31, 2008
Corporate Credit Investments(a)	$877,830	$480,170
Equity Securities(b)	76,808	2,847
Other	67,465	170,097

Total Other Investments (Cost: December 31, 2009 $931,955; December 31, 2008, $1,120,578)	$1,022,103	$653,114

(a)
Represents corporate high yield securities and loans classified as trading securities. Net unrealized trading gains (losses) relating to these investments amounted to $78,479 and ($183,567) as of December 31, 2009 and 2008, respectively.

(b)
Net unrealized trading gains (losses) relating to these investments amounted to $10,028 and ($425) as of December 31, 2009 and 2008, respectively.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

5. FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS

        The following tables summarize the valuation of KKR's investments and other financial instruments measured and reported at fair value by the fair value hierarchy levels described in Note 2 "Summary of Significant Accounting Policies" as of December 31, 2009 and December 31, 2008.

        Assets, at fair value:

	December 31, 2009
	Level I	Level II	Level III	Total
Private Equity Investments	$6,476,849	$2,149,030	$19,324,961	$27,950,840
Other Investments	75,216	854,812	92,075	1,022,103

Total Investments	6,552,065	3,003,842	19,417,036	28,972,943
Foreign Currency Options	—	13,055	—	13,055

Total Assets	$6,552,065	$3,016,897	$19,417,036	$28,985,998

	December 31, 2008
	Level I	Level II	Level III	Total
Private Equity Investments	$1,908,845	$2,164,933	$16,156,627	$20,230,405
Other Investments	155,020	335,237	162,857	653,114

Total Investments	2,063,865	2,500,170	16,319,484	20,883,519
Unrealized Gains on Foreign Exchange
Forward Contracts	—	84,094	—	84,094
Foreign Currency Options	—	45,816	—	45,816

Total Assets	$2,063,865	$2,630,080	$16,319,484	$21,013,429

        Liabilities, at fair value:

	December 31, 2009
	Level I	Level II	Level III	Total
Securities Sold, Not Yet Purchased	$82,888	$865	$—	$83,753
Unrealized Loss on Foreign Exchange
Contracts	—	125,173	—	125,173
Interest Rate Swap	—	2,115	—	2,115
Call Options	80	—	—	80

Total Liabilities	$82,968	$128,153	$—	$211,121

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

5. FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS (Continued)

	December 31, 2008
	Level I	Level II	Level III	Total
Securities Sold, Not Yet Purchased	$1,916	$—	$—	$1,916
Interest Rate Swap	—	12,539	—	12,539
Total Return Swap	—	4,610	—	4,610

Total Liabilities	$1,916	$17,149	$—	$19,065

        The following table summarizes KKR's Level III investments and other financial instruments by valuation methodology as of December 31, 2009:

	December 31, 2009
	Private Equity Investments	Other Investments	Total Level III Holdings
Third-Party Fund Managers	0.0%	0.3%	0.3%
Public/Private Company Comparables and Discounted Cash Flows	99.5%	0.2%	99.7%

Total	99.5%	0.5%	100.0%

        The changes in investments and other financial instruments measured at fair value for which KKR has used Level III inputs to determine fair value for the year ended December 31, 2009 and 2008 are as follows:

Year ended December 31, 2009
Balance, Beginning of Period	$16,319,484
Transfers In	592,575
Transfers Out	(4,390,580)
Purchases	1,531,808
Sales	(484,791)
Net Realized Gains (Losses)	(298,361)
Net Unrealized Gains (Losses)	6,146,901

Balance, End of Period	$19,417,036

Changes in Net Unrealized Gains (Losses) Included in Net Gains (Losses) from Investment Activities (including foreign exchange gains and losses attributable to foreign- denominated investments) related to Investments still held at Reporting Date	$3,366,548

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

5. FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS (Continued)

The Transfers Out of Level III noted in the table above are principally attributable to the Reorganization Transactions and private equity investments in certain portfolio companies that had their initial public offerings during the period.

Year ended December 31, 2008
Balance, Beginning of Period	$24,391,146
Transfers In	—
Transfers Out	—
Purchases	2,101,553
Sales	(610,670)
Net Realized Gains (Losses)	150,240
Net Unrealized Gains (Losses)	(9,712,785)

Balance, End of Period	$16,319,484

Changes in Net Unrealized Gains (Losses) Included in Net Gains (Losses) from Investment Activities (including foreign exchange gains and losses attributable to foreign- denominated investments) related to Investments still held at Reporting Date	$(9,880,084)

Total realized and unrealized gains and losses recorded for Level III investments are reported in Net Gains (Losses) from Investment Activities in the statements of operations.

        The carrying amounts of cash and cash equivalents, restricted cash and cash equivalents, due from affiliates, accounts payable, accrued expenses and other liabilities approximate fair value due to their short-term maturities. KKR's debt obligations bear interest at floating rates and therefore fair value approximates carrying value.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

6. OTHER ASSETS AND ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

        Other assets consist of the following:

	December 31, 2009	December 31, 2008
Interest Receivable	$54,974	$42,751
Intangible Assets, net(a)	31,888	35,676
Furniture & Fixtures, net(b)	29,581	38,966
Deferred Tax Assets	24,616	3,610
Leasehold Improvements, net(b)	21,390	19,247
Foreign Currency Option(c)	13,055	45,816
Deferred Financing Costs	10,954	18,070
Unsettled Investment Trades(d)	7,733	—
Prepaid Expenses	5,573	4,243
Unrealized Gains on Foreign Exchange Forward Contracts(e)	—	84,094
Other	23,288	20,795

	$223,052	$313,268

(a)
Net of accumulated amortization of $5,999 and $2,211 as of December 31, 2009 and 2008, respectively. Amortization expense totaled $3,788 and $2,211 for the years ended December 31, 2009 and 2008, respectively. There was no amortization expense for the year ended December 31, 2007 as the intangibles were purchased in 2008.

(b)
Net of accumulated depreciation and amortization of $60,170 and $50,276 as of December 31, 2009 and 2008, respectively. Depreciation and amortization expense totaled $9,799, $17,352 and $4,542 for the years ended December 31, 2009, 2008, and 2007, respectively.

(c)
Represents a hedging instrument used to manage foreign exchange risk. The instrument is measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. See Note 3 "Net Gains (Losses) from Investment Activities" for the net changes in fair value associated with this instrument. The cost basis for this instrument at December 31, 2009 and 2008 was $10,741 and $13,736, respectively.

(d)
Represents amounts due from third parties for investments sold for which cash has not been received as of December 31, 2009.

(e)
Represents derivative financial instruments used to manage foreign exchange risk arising from certain foreign denominated private equity investments. Such instruments are measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. The fair value of these instruments as of December 31, 2009 was an unrealized loss for $125,174 and was reported in Accounts Payable, Accrued Expenses and Other Liabilities. See Note 3 "Net Gains (Losses) from Investment Activities" for the net changes in fair value associated with these instruments.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

6. OTHER ASSETS AND ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES (Continued)

        Accounts Payable, Accrued Expenses and Other Liabilities consist of the following:

	December 31, 2009	December 31, 2008
Amounts payable to carry pool (a)	$200,918	$12,342
Unrealized Losses on Foreign Exchange Forward Contracts(b)	125,174	—
Interest Payable	114,807	92,618
Accounts Payable and Accrued Expenses	87,023	40,125
Securities Sold, Not Yet Purchased(c)	83,753	1,916
Deffered Tax Liabilities	67,243	—
Unsettled Investment Trades(d)	14,149	13,183
Accrued compensation and benefits	8,094	547
Deferred Revenue	3,535	4,656
Derivative Liabilities(e)	2,115	17,149
Other	4,893	3,012

	$711,704	$185,548

(a)
Represents the amount of carried interest payable to KKR's principals, other professionals and selected other individuals with respect to KKR's active funds and co-investment vehicles that provide for carried interest. See Note 2 "Significant Accounting Policies—Profit Sharing Plans".

(b)
Represents derivative financial instruments used to manage foreign exchange risk arising from certain foreign denominated private equity investments. Such instruments are measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. The fair value of these instruments as of December 31, 2008 was an unrealized gain for $84,094 and was reported in Other Assets. See Note 3 "Net Gains (Losses) from Investment Activities" for the net changes in fair value associated with these instruments.

(c)
Represents securities sold short, which are obligations of KKR to deliver a specified security at a contracted price at a future point in time. Such securities are measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. See Note 3 "Net Gains (Losses) from Investment Activities" for the net changes in fair value associated with these instruments. The cost basis for these instruments at December 31, 2009 and 2008 was $76,628 and $1,785, respectively.

(d)
Represents amounts owed to third parties for investment purchases for which cash settlement has not occurred.

(e)
Represents derivative financial instruments used to manage credit and market risk arising from certain assets and liabilities. Such instruments are measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. See Note 3 "Net Gains (Losses) from Investment Activities" for the net changes in fair value associated with these instruments.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

7. DEBT OBLIGATIONS

        Debt obligations consist of the following:

	December 31, 2009	December 31, 2008
Investment Financing Arrangements	$1,326,488	$1,314,911
KKR Revolving Credit Agreements	733,697	1,090,214

	$2,060,185	$2,405,125

Investment Financing Agreements:

        Certain of KKR's private equity funds have entered into financing arrangements with major financial institutions in connection with specific investments with the objective of enhancing returns. These financing arrangements are not direct obligations of the general partners of KKR's private equity funds or its management companies. As of December 31, 2009, KKR had made $2,588.3 million in private equity investments, of which $1,326.5 million was funded using these financing arrangements. Total availability under these financing arrangements amounted to $1,328.6 million as of December 31, 2009.

        Of the $1,326.5 million of financing, $1,146.4 million was structured through the use of total return swaps which effectively convert third party capital contributions into borrowings of KKR. Upon the occurrence of certain events, including an event based on the value of the collateral and events of default, KKR may be required to provide additional collateral up to the amount borrowed plus accrued interest, under the terms of these financing arrangements. The per annum rates of interest payable for the financings range from three-month LIBOR plus 0.90% to three-month LIBOR plus 1.75% (rates ranging from 1.2% to 2.0% as of December 31, 2009). On January 28, 2010, $350 million was repaid.

        The remaining $180.1 million of financing was structured through the use of a syndicated term and a revolving credit facility (the "Term Facility"). The per annum rate of interest for each borrowing under the Term Facility is equal to the Bloomberg United States Dollar Interest Rate Swap Ask Rate plus 1.75% at the time of each borrowing under the Term Facility (rates range from 3.3% to 7.2% at December 31, 2009) for the first five years of the loan. Commencing on the fifth anniversary of the Term Facility, the per annum rate of interest will equal the one year LIBOR rate plus 1.75%.

KKR Revolving Credit Agreements:

Management Company Credit Agreement

        On February 26, 2008, KKR entered into a credit agreement with a major financial institution. The Management Company Credit Agreement provides for revolving borrowings of up to $1 billion, with a $50 million sublimit for swingline notes and a $25 million sublimit for letters of credit. The facility has a term of three years that expires on February 26, 2011, which may be extended through February 26, 2013 at the option of KKR. As of December 31, 2009, $25 million was outstanding under the Management Company Credit Agreement, and the interest rate on such borrowings was approximately 0.7%. In January 2010, the outstanding principal and accrued interest as of December 31, 2009 were repaid.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

7. DEBT OBLIGATIONS (Continued)

KCM Credit Agreement

        On February 27, 2008, KKR Capital Markets entered into a revolving credit agreement with a major financial institution. The KCM Credit Agreement, as amended, provides for revolving borrowings of up to $500 million with a $500 million sublimit for letters of credit. The KCM Credit Agreement has a maturity date of February 27, 2013. In March 2009, the KCM Credit Agreement was amended to reduce the amounts available on revolving borrowings from $700 million to $500 million. As a result of this amendment, the counterparty returned approximately $1.6 million in financing costs. As of December 31, 2009, no borrowings were outstanding under the KCM Credit Agreement.

Principal Credit Agreement

        In June 2007, the KPE Investment Partnership entered into a five-year revolving credit agreement with a syndicate of lenders. The Principal Credit Agreement provides for up to $925.0 million of senior secured credit, subject to availability under a borrowing base determined by the value of certain investments pledged as collateral security for obligations under the agreement. The borrowing base is subject to certain investment concentration limitations and the value of the investments constituting the borrowing base is subject to certain advance rates based on type of investment.

        On September 17, 2009 a wholly owned subsidiary of KKR assumed $65.0 million of commitments on the Principal Credit Agreement from one of the counterparties to the Principal Credit Agreement. At the time of the assumption, $47.6 million of borrowings were outstanding on the commitment and KKR paid $32.7 million to the counterparty in exchange for the loans and unused commitment. In consolidation, all amounts related to these borrowings are eliminated. As a result, the remaining $14.9 million has been recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. See Note 3 "Net Gains (Losses) from Investment Activities".

        As of December 31, 2009, the interest rates on borrowings under the Principal Credit Agreement ranged from 1.0% to 1.5%. As of December 31, 2009, KKR had $708.7 million of borrowings outstanding. Foreign currency adjustments related to these borrowings during the period are recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. See Note 3 "Net Gains (Losses) from Investment Activities" for foreign currency adjustments related to these borrowings.

	December 31, 2009	December 31, 2008
Notional borrowings under the Principal Credit Agreement	$684,768	$937,770
Borrowings Related to Lehman	29,400	31,200
Foreign currency adjustments:
Less: Unrealized gain related to borrowings denominated in British pounds sterling	5,471	14,058
Less: Unrealized gain related to borrowings denominated in Canadian dollars	—	3,698

Total	$708,697	$951,214

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

7. DEBT OBLIGATIONS (Continued)

        In February 2010, $404.1 million of revolving borrowings outstanding as of December 31, 2009 were repaid under the Principal Credit Agreement.

Short-term Loans:

        From time to time, KKR may borrow amounts to satisfy general short-term needs of the business by opening short-term lines of credit with established financial institutions. These amounts are generally repaid within 30 days, at which time such short-term lines of credit would close. There were no such borrowings as of December 31, 2009 and 2008.

        KKR's fixed income funds may leverage their portfolios of securities and loans through the use of short-term borrowings in the form of warehouse facilities and repurchase agreements. These borrowings used by KKR generally bear interest at floating rates based on a spread above the London Interbank Offered Rate ("LIBOR"). There were no such borrowings as of December 31, 2009 and 2008.

        The following table sets forth information relating to the anticipated future cash payments that were associated with KKR's debt obligations as of December 31, 2009.

Payments due by Period ($ in millions)	Amount
<1 Year	$350.0
1-3 Years	905.1
3-5 Years	180.1
>5 Years	625.0

Total	$2,060.2

8. INCOME TAXES

        Prior to the Transactions, KKR provided for New York City unincorporated business tax for certain entities based on a statutory rate of 4%. Following the Transactions, the KKR Group Partnerships and certain of their subsidiaries will continue to be treated as partnerships for U.S. federal income tax purposes and as corporate entities in non-U.S. jurisdictions. Accordingly, these entities in some cases continue to be subject to the New York City unincorporated business tax or non-U.S. income taxes. In addition, certain of the wholly owned subsidiaries of Group Holdings will be subject to federal, state and local corporate income taxes.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

8. INCOME TAXES (Continued)

        The provision (benefit) for income taxes consists of the following:

	Year Ended December 31,
	2009	2008	2007
Current
Federal Income Tax	$7,595	$—	$—
State and Local Income Tax	14,081	(612)	9,754
Foreign Income Tax	6,469	6,366	7,042

Subtotal	28,145	5,754	16,796

Deferred
Federal Income Tax	11,781	—	—
State and Local Income Tax	1,708	1,483	(4,839)
Foreign Income Tax	(4,636)	(451)	107

Subtotal	8,853	1,032	(4,732)

Total Income Taxes	$36,998	$6,786	$12,064

        The components of the deferred tax asset or liability consist of the following:

	As of December 31, 2009
	2009	2008
Deferred Tax Assets
Fund Management Fees	$10,162	$—
Net Operating Loss Carryforwards	3,477	2,726
Employee Compensation	7,263	650
Depreciation and Amortization	2,586	—
Other	1,128	234

Total Deferred Tax Assets	$24,616	$3,610

Deferred Tax Liabilities
Investment Basis Differences	$66,203	$—
Other	1,040	837

Total Deferred Tax Liabilities	$67,243	$837

        In connection with the completion of the Transactions, KKR recorded an adjustment to equity for a net deferred tax liability of $36,547 to establish opening balances for KKR Management Holdings Corp. The components of this amount are included in the above table. Deferred tax assets are included within Other Assets and deferred tax liabilities are included in Accounts Payable, Accrued Expenses, and Other Liabilities in the accompanying Statements of Financial Position.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

8. INCOME TAXES (Continued)

        The following table reconciles the Provision (Benefit) for Taxes to the U.S. federal statutory tax rate:

	Year Ended December 31,
	2009	2008	2007
Income Before Taxes at Statutory Rate	$2,411,279	$(521,938)	$96,526
Pass Through Income	(2,463,097)	521,938	(96,526)
Foreign Income Taxes	1,833	5,915	7,149
State and Local Income Taxes	8,819	871	4,915
Compensation Charges borne by KKR Holdings	81,124	—	—
Other Permanent Items	(2,960)	—	—

Effective Tax Expense	$36,998	$6,786	$12,064

        U.S. income and foreign withholding taxes should not be provided on the undistributed earnings of foreign subsidiaries that are essentially permanent in nature. There were no significant undistributed earnings at December 31, 2009.

        KKR has gross operating loss carryforwards of $121,555 and $69,625 in certain local jurisdictions for the years ended December 31, 2009 and 2008, respectively. Such loss carryforwards expire between 2028 and 2029.

        The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

Year Ended December 31 2009
Unrecognized Tax Benefits, January 1	$—
Gross increases in tax positions in prior periods	—
Gross decreases in tax positions in prior periods	—
Gross increases in tax positions in current period	4,640
Settlement of tax positions	—
Lapse of statute of limitations	—

Unrecognized Tax Benefits, December 31	$4,640

        Included in the balance of unrecognized tax benefits at December 31, 2009 are $4.6 million of tax benefits that, if recognized, would affect the effective tax rate. There were no uncertain tax positions identified for periods before January 1, 2009. KKR believes that there will not be a significant increase or decrease to the tax positions within 12 months of the reporting date.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

8. INCOME TAXES (Continued)

        For the year ended December 31, 2009, KKR recorded income tax expense of approximately $4.6 million related to uncertain tax positions taken on state, local and foreign tax returns, the statutes for which remain open. For the year ended December 31, 2009, KKR's tax provision included $0.5 million related to interest and $0 related to penalties. No such charges were recorded for the years ended December 31, 2008 and 2007 as no uncertain tax positions had been identified. KKR believes that there will not be a significant increase or decrease to the tax positions within 12 months of the reporting date.

        KKR files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, KKR is subject to examination by federal and certain state, local and foreign tax regulators. As of December 31, 2009, KKR's and the predecessor entities' state and local tax returns for the years 2005 through 2009 are open under normal statute of limitations and therefore subject to examination.

9. EQUITY-BASED COMPENSATION

        Upon completion of the Transactions, KKR principals and certain operating consultants received grants of KKR Holdings Units which are exchangeable for KKR Group Partnership units. KKR Holdings owns 70%, or 478,105,194, of the outstanding KKR Group Partnership Units. These grants were issued as part of our internal reorganization as well as to promote broad ownership of our firm among our personnel and further align their interests with those of investors. We believe that grants to our principals and certain operating consultants provide an additional means for allowing us to incentivize, motivate and retain qualified professionals that will help us continue to grow our business over the long term. These units are subject to minimum retained ownership requirements and transfer restrictions, and allow for the ability to exchange into units of KKR Guernsey (or a successor company) on a one-for-one basis.

        Except for any units that vested on the date of grant, units are subject to service based vesting over a five-year period. The transfer restriction period will last for a minimum of (i) one year with respect to one-half of the interests vesting on any vesting date and (ii) two years with respect to the other one-half of the interests vesting on such vesting date. While providing services to KKR, these individuals will also be subject to minimum retained ownership rules requiring them to continuously hold at least 25% of their vested interests. Upon separation from KKR, certain unitholders will be subject to the terms of a non-compete agreement that may require the forfeiture of certain vested and unvested units should the terms of the non-compete be violated. Holders of KKR Group Partnership Units held through KKR Holdings are not entitled to participate in distributions made on KKR Group Partnership Units until such units are vested.

        All of the 478,105,194 KKR Holdings units have been legally allocated, but the allocation of 35,821,617 of these units has not been communicated to each respective principal. The units whose allocation has not been communicated are subject to performance based vesting conditions, which include profitability and other similar criteria. The allocation of these units has not yet been communicated to the award recipients as this was management's decision on how to best incentivize its employees. The Company applied the guidance of ASC 718 and concluded that these KKR Holdings units do not yet meet the criteria for recognition of compensation cost because neither the grant date nor the service inception date have occurred.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

9. EQUITY-BASED COMPENSATION (Continued)

        The fair value of KKR Holdings units granted is based on the closing price of KKR Guernsey's common units on date of grant for principal awards and on the reporting date for operating consultant awards. KKR determined this to be the best evidence of fair value as a KKR Guernsey unit is traded in an active market and has an observable market price. Additionally, a KKR Holdings unit is an instrument with terms and conditions similar to those of a KKR Guernsey unit. Specifically, units in both KKR Holdings and KKR Guernsey represent ownership interests in KKR Group Partnership Units and, subject to the vesting and transfer restrictions referenced above, each KKR Holdings unit is exchangeable into a KKR Group Partnership Unit on a one-for-one basis.

        In conjunction with the Transactions, certain principals and operating consultants contributed ownership interests in our historical businesses in exchange for units in KKR Holdings. On the date of grant, the fair value of the total ownership interests contributed by the principals and operating consultants as a whole amounted to approximately $4.34 billion. The value of the contributed interests was estimated using an income approach based upon the present value of forecasts of ongoing cash flows for the business. Management deemed an income approach to be the most appropriate methodology due to the differences in the underlying business fundamentals among KKR's various business lines, especially as it relates to carried interest, and to a lesser extent the lack of public data for companies comparable to KKR as a whole. Assumptions utilized in the valuation analysis reflect management's forecast for the business, historical experience, current economic conditions and long-term normalized expectations that take into consideration estimated investment returns, investment holding periods, management fees, taxes and discount rates management deemed appropriate for the business.

        The calculation of compensation expense, if any, was performed on a person by person basis. Individual grants at October 1, 2009, were based on past performance and anticipated future performance. These grants may have differed from historical ownership interests. To the extent the fair value of an individual's vested units received exceeded an individual's contributed ownership interests, additional expense was recorded. For principals and operating consultants whose value of ownership interests contributed was greater than the value of vested units received, no additional expense was recorded. Compensation expense is recognized for all unvested KKR Holdings units received by an individual over the vesting period.

        KKR Principal Units—Units granted to principals give rise to periodic employee compensation charges in the statements of operations based on the grant-date fair value of the award. For units vesting on the grant date, compensation expense is recognized on the date of grant based on the fair value of a unit (determined using the closing price of KKR Guernsey's common units) on the grant date multiplied by the number of vested units. In conjunction with the Transactions, certain principals received vested units in excess of the fair value of their contributed ownership interests in our historical businesses. Accordingly, to the extent the fair value (calculated as described above) of any vested units received in the Transactions exceeded the fair value of such principal's contributed interests, compensation expense was recorded in the statements of operations.

        Compensation expense on unvested units is calculated based on the fair value of a unit (determined using the latest available closing price of KKR Guernsey's units) at the time of grant, which is generally the closing price of the unit on the previous day, discounted for the lack of participation rights in the expected distributions on unvested units, which ranges from 1% to 32%, multiplied by the number of unvested units on the grant date. Additionally, the calculation of

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

9. EQUITY-BASED COMPENSATION (Continued)

compensation expense on unvested units assumes a forfeiture rate of up to 3% annually based upon expected turnover by employee class. For the year ended December 31, 2009, KKR recorded compensation expense of $451.7 million in relation to equity-based awards of KKR Group Partnership Units held through KKR Holdings to principals. As of December 31, 2009 there was approximately $1.0 billion of estimated unrecognized compensation expense related to unvested awards. That cost is expected to be recognized over a weighted-average period of 1.8 years, using the graded attribution method, which treats each vesting portion as a separate award.

        Operating Consultant Units—Certain non-employee operating consultants provide services to KKR and certain of its portfolio companies, payment for which is made in the form of cash and KKR's equity. To the extent that these consultants no longer provide services to KKR, they are required to forfeit any unvested equity received. Units granted to operating consultants described above give rise to periodic general, administrative and other charges in the statements of operations. For units vesting on the grant date, expense is recognized on the date of grant based on the fair value of a unit (determined using the closing price of KKR Guernsey's units) on the grant date multiplied by the number of vested units. In conjunction with the Transactions, certain operating consultants received vested units in excess of the fair value of their contributed ownership interests in our historical businesses. Accordingly, to the extent the fair value (calculated as described above) of any vested units received in the Transactions exceeded the fair value of such operating consultant's contributed interests, general, administrative and other expense was recorded in the statements of operations.

        General, administrative and other expense recognized on unvested units is calculated based on the fair value of a unit (determined using the latest available closing price of KKR Guernsey's units, which is generally the closing price of the unit on the previous day) on each reporting date and subsequently adjusted for the actual fair value of the award at each vesting date. Accordingly, the measured value of these units will not be finalized until each vesting date. Additionally, the calculation of the general administrative and other expense assumes a forfeiture rate of up to 3% annually based upon expected turnover by class of operating consultant. For the year ended December 31, 2009, KKR recorded general, administrative and other expense of $81.0 million in relation to equity-based awards of KKR Group Partnership Units held through KKR Holdings to operating consultants. As of December 31, 2009 there was approximately $123.5 million of estimated unrecognized general, administrative and other expense related to unvested awards based on the total fair value of the unvested units on that date. Future general, administrative and other charges are expected to be recognized over a weighted-average period of 1.8 years, using the graded attribution method, which treats each vesting portion as a separate award.

        KKR has historically had low attrition among its principals and operating consultants and no substantial attrition among its most senior executives, the Senior Principals, on an annual basis. Based on this history, which KKR expects to continue for the forseeable future, KKR estimated a turnover rate of up to 3% annually based on expected turnover by employee class. KKR will periodically assess this forfeiture estimate as actual experience is observed and make revisions to compensation and general, administrative and other expense as necessary.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

9. EQUITY-BASED COMPENSATION (Continued)

        A summary of the status of KKR's equity-based awards granted to KKR principals and operating consultants from October 1, 2009 to December 31, 2009 are presented below:

	Principals		Operating Consultants
Unvested Units	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Balance, October 1, 2009	—		—
Granted	406,489,829	$8.80	27,234,069	$8.39
Vested(a)	(256,915,430)	$9.35	(8,935,867)	$9.35
Exchanged	—		—
Forfeited	—		—

Balance, December 31, 2009	149,574,399	$7.87	18,298,202	$7.92

(a)
All of the units granted to Henry Kravis and George Roberts were vested immediately upon grant and are included in this number. The number of vested units issued in exchange for contributed interests was 227,525,572 and 2,575,306 for principals and operating consultants, respectively. The number of additional vested units issued was 29,389,858 and 6,360,561 for principals and operating consultants, respectively.

	Principal Awards	Operating Consultant Awards
Weighted average vesting period (in years) over which units are expected to vest	4.6	4.4

        The following table summarizes the vesting tranches for principal and operating consultant units:

Vesting Date	Principal Units	Operating Consultant Units
April 1, 2010	6,436,125	1,006,106
October 1, 2010	32,896,768	4,054,720
April 1, 2011	3,387,926	903,856
October 1, 2011	27,155,830	3,160,580
April 1, 2012	179,123	13,549
October 1, 2012	26,597,337	3,062,163
October 1, 2013	26,460,645	3,048,614
October 1, 2014	26,460,645	3,048,614

	149,574,399	18,298,202

        Restricted Equity Units—Upon completion of the Transactions, grants of restricted equity units based on KKR Group Partnership Units held by KKR Holdings were made to professionals, support staff, and other personnel. 8,559,679 units were granted with a grant date fair value of $9.35 per unit. These will be funded by KKR Holdings and will not dilute KKR Guernsey's interests in the KKR Group Partnerships. The vesting of these equity units occurs in installments over three to five years from the date of grant and is contingent on, among other things, KKR Guernsey's (or a successor

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

9. EQUITY-BASED COMPENSATION (Continued)

thereto) units becoming listed and traded on the New York Stock Exchange or another U.S. exchange. KKR believes that a listing on a U.S. exchange will be probable at such time as its shares are formally listed and begin trading. Pursuant to the Investment Agreement among KKR & Co. L.P. and certain of its affiliates and KKR Guernsey and certain of its affiliates, the obligation to list the KKR & Co. L.P. common units on a U.S. exchange is subject to the satisfaction or waiver of the following conditions: the KKR & Co. L.P. common units shall have been approved for listing on the relevant U.S. exchange subject to official notice of issuance; the registration statement of which this prospectus forms a part shall have become effective under the Securities Act; no order, injunction, judgment, award or decree issued by any governmental entity or other legal restraint or prohibition preventing the listing and distribution of the common units shall be in effect; and KKR Guernsey shall have contributed its interests in KKR to KKR & Co. L.P. in exchange for KKR & Co. L.P. common units. Accordingly, no compensation expense has been recorded related to these restricted equity units for the year ended December 31, 2009. Total compensation expense at the grant date fair value of $9.35 per unit that will be recognized over the service period if the listing contingency is met is approximately $80,033.

        Discretionary Compensation and Discretionary Allocations—Certain KKR principals who hold KKR Group Partnership Units through KKR Holdings units are expected to be allocated, on a discretionary basis, distributions on KKR Group Partnership Units received by KKR Holdings. These discretionary amounts, which are expected to be determined each annual period, entitle the principal to receive amounts in excess of their vested equity interests. Because unvested units do not have distribution participation rights, any amounts allocated in excess of a principal's vested equity interests are reflected as employee compensation and benefits expense. These compensation charges have been recorded based on the estimates of amounts expected to be paid. Compensation charges relating to this discretionary allocation amounted to $28.5 million for the year ended December 31, 2009.

10. RELATED PARTY TRANSACTIONS

        Due from Affiliates consists of:

	December 31, 2009	December 31, 2008
Due from Principals(a)	$77,075	$—
Due from Related Entities	20,778	12,287
Due from Portfolio Companies	18,067	14,337
Due from Unconsolidated Funds	8,068	3,265

	$123,988	$29,889

(a)
Represents an amount due from KKR principals for the amount of the clawback obligation that would be required to be funded by KKR principals who do not hold direct controlling and economic interests in the KKR Group Partnerships. In periods prior to the Transactions, such amount was reflected as a capital deficit within partners' capital given the KKR principals held controlling and economic interests in the historical KKR. See Note 12 "Commitments and Contingencies."

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

10. RELATED PARTY TRANSACTIONS (Continued)

        Due to Affiliates consists of:

	December 31, 2009	December 31, 2008
Due to KKR Holdings, L.P.	$87,741	$—

        Prior to the Transactions, KKR made an in-kind distribution of certain receivables of our management companies to KKR Holdings. These receivables represented amounts owed by our consolidated KKR Funds to our management companies. Subsequent to the distribution of these receivables, the amounts owed by the KKR Funds are payable to KKR Holdings and as such are no longer payable to a consolidated entity. Accordingly, the payable that exists at the KKR Funds is reflected in Due to Affiliates. In prior periods, such amounts were eliminated in consolidation. This amount was paid to KKR Holdings in January 2010.

KKR Financial Holdings LLC ("KFN")

        KFN is a publicly traded specialty finance company whose limited liability company interests are listed on the New York Stock Exchange under the symbol "KFN." KFN is managed by KKR but is not under the common control of the Senior Principals or otherwise consolidated by KKR as control is maintained by third-party investors. KFN was organized in August 2004 and completed its initial public offering on June 24, 2005. As of December 31, 2009 and 2008, KFN had consolidated assets of $10.3 billion and $12.5 billion, respectively, and shareholders' equity of $1.2 billion and $0.7 billion, respectively. Shares of KFN held by KKR are accounted for as trading securities (see Note 2, "Summary of Significant Accounting Policies—Management fees received from consolidated and unconsolidated funds") and represented approximately 0.7% of KFN's outstanding shares as of December 31, 2009 and 2008, respectively. If KKR were to exercise all of its outstanding vested options, KKR's ownership interest in KFN would be approximately 1.1% and 1.2% of KFN's outstanding shares as of December 31, 2009 and 2008, respectively.

Discretionary Investments

        Certain of KKR's investment professionals, including its principals and other qualifying employees, are permitted to invest, and have invested, their own capital in side-by-side investments with its private equity funds. Side-by-side investments are investments in Portfolio Companies that are made on the same terms and conditions as those acquired by the applicable fund, except that the side-by-side investments are not subject to management fees or a carried interest. The cash invested by these individuals aggregated $46.7 million, $25.1 million and $173.8 million for the years ended December 31, 2009, 2008, and 2007 respectively. These investments are not included in the accompanying financial statements.

Aircraft and Other Services

        Certain of the Senior Principals own aircraft that KKR uses for business purposes in the ordinary course of its operations. These Senior Principals paid for the purchase of these aircraft with their personal funds and bear all operating, personnel and maintenance costs associated with their operation. The hourly rates that KKR pays for the use of these aircraft are based on current market rates for

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

10. RELATED PARTY TRANSACTIONS (Continued)

chartering private aircraft of the same type. KKR paid $6,903, $7,851 and $6,339 for the use of these aircraft during the years ended December 31, 2009, 2008 and 2007, respectively.

Facilities

        Certain of the Senior Principals are partners in a real-estate based partnership that maintains an ownership interest in KKR's Menlo Park location. Payments made to this partnership were $5,704, $2,426 and $2,073 for the years ended December 31, 2009, 2008 and 2007, respectively.

11. SEGMENT REPORTING

        KKR operates through three reportable business segments. These segments, which are differentiated primarily by their investment focuses and strategies, consist of the following:

Private Markets

        KKR's Private Markets segment is comprised of its global private equity business, which manages and sponsors a group of investment funds and vehicles that invest capital for long-term appreciation, either through controlling ownership of a company or strategic minority positions.

Public Markets

        KKR's Public Markets segment is comprised primarily of its fixed income businesses which manage capital in liquid credit strategies, such as leveraged loans and high yield bonds, and less liquid credit products such as mezzanine debt and capital solutions investments. KKR's capital solutions effort focuses on special situations investing, including rescue financing, distressed investing, debtor-in-possession financing and exit financing.

        KKR executes these investment strategies through a specialty finance company and a number of investment funds, structured finance vehicles and separately managed accounts.

Capital Markets and Principal Activities

        KKR's Capital Markets and Principal Activities segment combines the assets KKR acquired in the Combination Transaction with its global capital markets business. We have included the assets and liabilities acquired from KPE in our Capital Markets and Principal Activities segment in order to separate the reporting of our principal investment activities from the reporting of our third party investment management activities. KKR's capital markets services include arranging debt and equity financing for transactions, placing and underwriting securities offerings, structuring new investment products and providing capital markets services.

Key Performance Measures

        Fee Related Earnings ("FRE") and Economic Net Income ("ENI") are key performance measures used by management. These measures are used by management in making resource deployment and operating decisions as well as assessing the overall performance of each of KKR's business segments.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

FRE

        FRE is comprised of segment operating revenues, less segment operating expenses. The components of FRE on a segment basis differ from the equivalent GAAP amounts on a consolidated basis as a result of: (i) the inclusion of management fees earned from consolidated funds that were eliminated in consolidation; (ii) the exclusion of expenses of consolidated funds; (iii) the exclusion of charges relating to the amortization of intangible assets; (iv) the exclusion of charges relating to carry pool allocations; (v) the exclusion of non-cash equity charges and other non-cash compensation charges; (vi) the exclusion of certain reimbursable expenses and (vii) the exclusion of certain non-recurring items.

ENI

        ENI is a measure of profitability for KKR's reportable segments and is comprised of: (i) FRE; plus (ii) segment investment income, which is reduced for carry pool allocations and management fee refunds; less (iii) certain economic interests in KKR's segments held by third parties. ENI differs from net income (loss) on a GAAP basis as a result of: (i) the exclusion of the items referred to in FRE above; (ii) the exclusion of investment income relating to noncontrolling interests; and (iii) the exclusion of income taxes.

        KKR's reportable segments are presented prior to giving effect to the allocation of income (loss) between Group Holdings and KKR Holdings and as such represents KKR's business in total. Group Holdings' allocable portion of FRE and ENI would be calculated as approximately 30% of the amounts presented less applicable income taxes. In connection with the Transactions, KKR changed the format of its segment financial information in order to: (i) properly reflect the economic arrangements resulting from the Transactions, and (ii) provide more detail regarding fees and investment income. KKR has adjusted its segment financial information for the years ended December 31, 2008 and 2007 to reflect these changes, where applicable. None of these changes impacted economic net income.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

        The following table presents the financial data for KKR's reportable segments as of and for the year ended December 31, 2009:

	Year Ended December 31, 2009
	Private Markets	Public Markets	Capital Markets and Principal Activities	Total Reportable Segments
Fees
Management and incentive fees:
Management fees	$415,207	$50,754	$—	$465,961
Incentive fees	—	4,472	—	4,472

Management and incentive fees	415,207	55,226	—	470,433

Monitoring and transaction fees:
Monitoring fees	158,243	—	—	158,243
Transaction fees	57,699	—	34,129	91,828
Fee Credits(1)	(73,900)	—	—	(73,900)

Net monitoring and transaction fees	142,042	—	34,129	176,171

Total fees	557,249	55,226	34,129	646,604

Expenses
Employee compensation and benefits	147,801	24,086	9,455	181,342
Other operating expenses	169,357	20,586	6,021	195,964

Total expenses	317,158	44,672	15,476	377,306

Fee related earnings	240,091	10,554	18,653	269,298

Investment income (loss)
Gross carried interest	826,193	—	—	826,193
Less: allocation to KKR carry pool(2)	(57,971)	—	—	(57,971)
Less: management fee refunds(3)	(22,720)	—	—	(22,720)

Net carried interest	745,502	—	—	745,502
Other investment income (loss)	128,528	(5,260)	349,679	472,947

Total investment income (loss)	874,030	(5,260)	349,679	1,218,449

Income (loss) before noncontrolling interests in income of consolidated entities	1,114,121	5,294	368,332	1,487,747
Income (loss) attributable to noncontrolling interests(4)	497	15	581	1,093

Economic net income (loss)(5)	$1,113,624	$5,279	$367,751	$1,486,654

Allocation of Economic net income (loss)
Economic net income (loss) attributable to KKR Holdings L.P.(5)	$101,898	$1,015	$257,766	$360,679

Economic net income (loss) attributable to KKR Group Holdings L.P.	$1,011,726	$4,264	$109,985	$1,125,975

Total Assets	$362,128	$62,408	$4,660,132	$5,084,668

Partners' Capital	$277,062	$49,581	$3,826,241	$4,152,884

(1)
KKR's agreements with the limited partners of certain of its investment funds require KKR to share with such limited partners a portion of any monitoring and transaction fees received from

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

  portfolio companies and allocable to their funds ("Fee Credits"). Fee Credits exclude fees that are not attributable to a fund's interest in a portfolio company and generally amount to 80% of monitoring and transaction fees allocable to the fund after related expenses are recovered.

(2)
With respect to KKR's active and future investment funds and co-investment vehicles that provide for carried interest, KKR will allocate to its principals, other professionals and selected other individuals who work in these operations a portion of the carried interest earned in relation to these funds as part of its carry pool.

(3)
Certain of KKR's investment funds require that KKR refund up to 20% of any cash management fees earned from limited partners in the event that the funds recognize a carried interest. At such time as the fund recognizes a carried interest in an amount sufficient to cover 20% of the management fees earned or a portion thereof, carried interest is reduced, not to exceed 20% of management fees earned. As of December 31, 2009, the amount subject to management fee refunds, which will reduce carried interest in future periods, totaled $148.9 million.

(4)
Represents economic interests that will (i) allocate to a former principal an aggregate of 1% of profits and losses of KKR's management companies until a future date and (ii) allocate to a third party investor an aggregate of 2% of the equity in KKR's capital markets business.

(5)
Represents nine months of historical economic net income (loss) totaling $971,399, which is 100% allocable to Group Holdings and three months of economic net income (loss) totaling $515,255, of which 70% or $360,679 is allocated to KKR Holdings L.P., and the remaining 30% or $154,576 is allocated to Group Holdings.

  The following table reconciles KKR's total reportable segments to the financial statements as of and for the year ended December 31, 2009:

	As of and for the Year Ended, December 31, 2009
	Total Reportable Segments	Adjustments	Consolidated and Combined
Fees(a)	$646,604	$(315,333)	$331,271
Expenses(b)	$377,306	$818,404	$1,195,710
Investment income (loss)(c)	$1,218,449	$6,535,359	$7,753,808
Income (loss) before taxes	$1,487,747	$5,401,622	$6,889,369
Income (loss) attributable to noncontrolling interests	$1,093	$6,118,289	$6,119,382
Income (loss) attributable to KKR Holdings	$—	$(116,696)	$(116,696)
Total assets(d)	$5,084,668	$25,136,443	$30,221,111
Partners' Capital(e)	$4,152,884	$23,208,597	$27,361,481

(a)
The fees adjustment primarily represents (i) the elimination of management fees of $(405,466), (ii) fee credits of $73,900 upon consolidation of the KKR Funds and (iii) a gross up of reimbursable expenses of $16,233.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

(b)
The expenses adjustment primarily represents (i) the inclusion of non-cash equity based payments which amounted to $562,373, (ii) allocations to the carry pool of $173,511, (iii) operating expenses of $34,846 associated with the Transactions included in consolidated expenses and excluded from segment reporting, (iv) gross up of reimbursable expenses of $16,233 and (v) other operating expenses of $31,441 primarily associated with the inclusion of operating expenses upon consolidation of the KKR Funds.

(c)
The investment income (loss) adjustment primarily represents (i) the inclusion of investment income of $6,448,557 attributable to noncontrolling interests upon consolidation of the KKR Funds, (ii) allocations to the carry pool of $57,971 and (iii) other adjustments of $28,831.

(d)
Substantially all of the total assets adjustment represents the inclusion of private equity and other investments that are attributable to noncontrolling interests upon consolidation of the KKR Funds.

(e)
The partners' capital adjustment primarily represents the exclusion of the impact of income taxes, charges relating to the amortization of intangible assets, non-cash equity based payments and allocations of equity to KKR Holdings and other noncontrolling interest holders.

        The reconciliation of economic net income (loss) to net income (loss) attributable to Group Holdings as reported in the statements of operations consists of the following:

Year Ended December 31, 2009
Economic net income (loss)	$1,486,654
Income taxes	(36,998)
Amortization of intangibles	(3,788)
Costs relating to the Transactions(a)	(34,846)
Adjustments to carry:
Allocations to carry pool recorded in connection with the Transactions	(115,540)
Non-cash equity based payments	(562,373)
Allocations to former principals	(120)
Allocation to KKR Holdings	116,696

Net income (loss) attributable to Group Holdings	$849,685

(a)
During the year ended December 31, 2009, KKR's Private Markets other operating expenses excluded $34.8 million incurred in connection with the Transactions. KKR has excluded this charge from its segment financial information as such amount will be not be considered when assessing the performance of, or allocating resources to, each of its business segments and is non-recurring in nature. In the statement of operations, this charge is included in general, administrative and other expenses.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

        The following table presents the financial data for KKR's reportable segments as of and for the year ended December 31, 2008:

	Year Ended December 31, 2008
	Private Markets	Public Markets	Capital Markets and Principal Activities	Total Reportable Segments
Fees
Management and incentive fees:
Management fees	$396,394	$59,342	$—	$455,736
Incentive fees	—	—	—	—

Management and incentive fees	396,394	59,342	—	455,736

Monitoring and transaction fees:
Monitoring fees	97,256	—	—	97,256
Transaction fees	23,096	—	18,211	41,307
Fee Credits(1)	(12,698)	—	—	(12,698)

Net monitoring and transaction fees	107,654	—	18,211	125,865

Total fees	504,048	59,342	18,211	581,601

Expenses
Employee compensation and benefits	135,204	20,566	7,094	162,864
Other operating expenses	212,692	6,200	5,820	224,712

Total expenses	347,896	26,766	12,914	387,576

Fee related earnings	156,152	32,576	5,297	194,025

Investment income (loss)
Gross carried interest	(1,197,387)	—	—	(1,197,387)
Less: allocation to KKR carry pool(2)	8,156	—	—	8,156
Less: management fee refunds(3)	29,611	—	—	29,611

Net carried interest	(1,159,620)	—	—	(1,159,620)
Other investment income (loss)	(230,053)	10,687	(4,129)	(223,495)

Total investment income (loss)	(1,389,673)	10,687	(4,129)	(1,383,115)

Income (loss) before noncontrolling interests in income of consolidated entities	(1,233,521)	43,263	1,168	(1,189,090)
Income (loss) attributable to noncontrolling interests(4)	—	6,421	(37)	6,384

Economic net income (loss)	$(1,233,521)	$36,842	$1,205	$(1,195,474)

Total Assets	$285,154	$52,256	$26,148	$363,558

Partners' Capital	$97,249	$45,867	$10,974	$154,090

(1)
KKR's agreements with the limited partners of certain of its investment funds require KKR to share with such limited partners a portion of any monitoring and transaction fees received from

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

  portfolio companies and allocable to their funds ("Fee Credits"). Fee Credits exclude fees that are not attributable to a fund's interest in a portfolio company and generally amount to 80% of monitoring and transaction fees allocable to the fund after related expenses are recovered.

(2)
With respect to KKR's active and future investment funds and co-investment vehicles that provide for carried interest, KKR will allocate to its principals, other professionals and selected other individuals who work in these operations a portion of the carried interest earned in relation to these funds as part of its carry pool.

(3)
Certain of KKR's investment funds require that KKR refund up to 20% of any cash management fees earned from limited partners in the event that the funds recognize a carried interest. At such time as the fund recognizes a carried interest in an amount sufficient to cover 20% of the management fees earned or a portion thereof, carried interest is reduced, not to exceed 20% of management fees earned. In periods where investment returns subsequently decrease or turn negative, recognized carried interest will be reduced and in conjunction the amount of the management fee refund would be reduced resulting in income being recognized during the period.

(4)
Represents economic interests (i) in the management company of our Public Markets segment prior to the acquisition of all noncontrolling interests on May 30, 2008 and (ii) that allocate to a third party investor an aggregate of 2% of the equity in KKR's capital markets business.

  The following table reconciles KKR's total reportable segments to the consolidated financial statements as of and for the year ended December 31, 2008:

	As of and for the Year Ended, December 31, 2008
	Total Reportable Segments	Adjustments	Consolidated and Combined
Fees(a)	$581,601	$(346,420)	$235,181
Expenses(b)	$387,576	$30,812	$418,388
Investment income (loss)(c)	$(1,383,115)	$(11,482,124)	$(12,865,239)
Income (loss) before taxes	$(1,189,090)	$(11,859,356)	$(13,048,446)
Income (loss) attributable to noncontrolling interests	$6,384	$(11,857,145)	$(11,850,761)
Total assets(d)	$363,558	$22,077,472	$22,441,030
Partners' Capital(e)	$154,090	$19,696,267	$19,850,357

(a)
The fees adjustment primarily represents (i) the elimination of management fees of $(397,096), (ii) fee credits of $12,698 upon consolidation of the KKR Funds, (iii) a gross up of reimbursable expenses in the consolidated financial results of $22,976 and (iv) other net adjustments of $15,002.

(b)
The expenses adjustment consists of the reflection of allocations to the carry pool of $(8,156) in consolidated expenses, a gross up of reimbursable expenses in the consolidated financial results of $22,976 and the inclusion of $15,992 of other operating expenses primarily relating to the consolidation of the KKR Funds.

(c)
The investment income (loss) adjustment primarily represents the inclusion of investment income of $(11,433,477) attributable to noncontrolling interests upon consolidation of the KKR Funds, allocations to the carry pool of $(8,156) and other adjustments of $(40,491).

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

(d)
Substantially all of the total assets adjustment represents the inclusion of private equity and other investments that are attributable to noncontrolling interests upon consolidation of the KKR Funds.

(e)
The partners' capital adjustment reflects the net adjustments for fees, expenses, investment income (loss) and income (loss) attributable to noncontrolling interests.

        The reconciliation of economic net income (loss) to net income (loss) attributable to Group Holdings as reported in the statements of operations consists of the following:

Year Ended December 31, 2008
Economic net income (loss)	$(1,195,474)
Income taxes	(6,786)
Amortization of intangibles	(2,211)

Net income (loss) attributable to Group Holdings	$(1,204,471)

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

        The following table presents the financial data for KKR's reportable segments as of and for the year ended December 31, 2007:

	Year Ended December 31, 2007
	Private Markets Segment	Public Markets Segment	Total Reportable Segments
Fees
Management and incentive fees:
Management fees	$258,325	$53,183	$311,508
Incentive fees	—	23,335	23,335

Management and incentive fees	258,325	76,518	334,843

Monitoring and transaction fees:
Monitoring fees	70,370	—	70,370
Transaction fees	683,100	—	683,100
Fee Credits(1)	(230,640)	—	(230,640)

Net monitoring and transaction fees	522,830	—	522,830

Total fees	781,155	76,518	857,673

Expenses
Employee compensation and benefits	177,957	23,518	201,475
Other operating expenses	186,811	4,928	191,739

Total expenses	364,768	28,446	393,214

Fee related earnings	416,387	48,072	464,459

Investment income (loss)
Gross carried interest	305,656	—	305,656
Less: allocation to KKR carry pool(2)	(18,176)	—	(18,176)
Less: management fee refunds(3)	(26,798)	—	(26,798)

Net carried interest	260,682	—	260,682
Other investment income (loss)	97,945	15,006	112,951

Total investment income (loss)	358,627	15,006	373,633

Income (loss) before noncontrolling interests in income of consolidated entities	775,014	63,078	838,092
Income (loss) attributable to noncontrolling interests(4)	—	23,264	23,264

Economic net income (loss)	$775,014	$39,814	$814,828

Total Assets	$1,933,741	$30,961	$1,964,702

Total Partners' Capital	$1,499,321	$18,025	$1,517,346

(1)
KKR's agreements with the limited partners of certain of its investment funds require KKR to share with such limited partners a portion of any monitoring and transaction fees received from portfolio companies allocable to their funds ("Fee Credits"). Fee Credits exclude fees that are not

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

  attributable to a fund's interest in a portfolio company and generally amount to 80% of monitoring and transaction fees allocable to the fund after related expenses are recovered.

(2)
With respect to KKR's active and future investment funds and co-investment vehicles that provide for carried interest, KKR will allocate to its principals, other professionals and selected other individuals who work in these operations a portion of the carried interest earned in relation to these funds as part of its carry pool.

(3)
Certain of KKR's investment funds require that KKR refund up to 20% of any cash management fees earned from limited partners in the event that the funds recognize a carried interest. At such time as the fund recognizes a carried interest in an amount sufficient to cover 20% of the management fees earned or a portion thereof, carried interest is reduced, not to exceed 20% of management fees earned.

(4)
Represents economic interests in the management company of our Public Markets segment.

  The following table reconciles KKR's total reportable segments to the consolidated financial statements as of and for the year ended December 31, 2007:

	As of and for the Year Ended, December 31, 2007
	Total Reportable Segments	Adjustments	Consolidated and Combined
Fees(a)	$857,673	$4,592	$862,265
Expenses(b)	$393,214	$47,696	$440,910
Investment income (loss)(c)	$373,633	$1,618,150	$1,991,783
Income (loss) before taxes	$838,092	$1,575,046	$2,413,138
Income (loss) attributable to noncontrolling interests	$23,264	$1,575,046	$1,598,310
Total assets(d)	$1,964,702	$30,878,094	$32,842,796
Partners' Capital(e)	$1,517,346	$28,749,814	$30,267,160

(a)
The fees adjustment primarily represents (i) the elimination of management fees of $(247,940), (ii) fee credits of $230,640 upon consolidation of the KKR Funds, (iii) a gross up of reimbursable expenses in the consolidated financial results of $24,731 and (iv) other net adjustments of $(2,839).

(b)
The expenses adjustment consists of the reflection of allocations to the carry pool of $18,176 in consolidated expenses, a gross up of reimbursable expenses in the consolidated financial results of $24,731 and the inclusion of $4,789 of other operating expenses primarily relating to the consolidation of the KKR Funds.

(c)
The investment income (loss) adjustment primarily represents the inclusion of investment income of $1,587,196 attributable to noncontrolling interests upon consolidation of the KKR Funds, allocations to the carry pool of $18,176 and other adjustments of $12,778.

(d)
Substantially all of the total assets adjustment represents the inclusion of private equity and other investments that are attributable to noncontrolling interests upon consolidation of the KKR Funds.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

(e)
The partners' capital adjustment reflects the net adjustments for fees, expenses, investment income (loss) and income (loss) attributable to noncontrolling interests.

        The reconciliation of economic net income (loss) to net income (loss) attributable to Group Holdings as reported in the statements of operations consists of the following:

Year Ended December 31, 2007
Economic net income (loss)	$814,828
Income taxes	(12,064)

Net income (loss) attributable to Group Holdings	$802,764

12. COMMITMENTS AND CONTINGENCIES

Debt Covenants

        Borrowings of KKR contain various customary debt covenants. These covenants do not, in management's opinion, materially restrict KKR's investment or financing strategy. KKR is in compliance with all of its debt covenants as of December 31, 2009.

Investment Commitments

        As of December 31, 2009, KKR had unfunded commitments to its private equity and other investment funds of $1,272.3 million.

Non-cancelable Operating Leases

        KKR leases office space under non-cancelable lease agreements in New York, Menlo Park, Houston, San Francisco, Washington, D.C., London, Paris, Beijing, Hong Kong, Tokyo, Sydney, and Mumbai. There are no material rent holidays, contingent rent, rent concessions or leasehold improvement incentives associated with any of these property leases. In addition to base rentals, certain lease agreements are subject to escalation provisions and rent expense is recognized on a straight-line basis over the term of the lease agreement.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

12. COMMITMENTS AND CONTINGENCIES (Continued)

        As of December 31, 2009 the approximate aggregate minimum future lease payments, net of sublease income, required on the operating leases are as follows:

  Year Ending December 31,

Amount
2010	$30,430
2011	28,598
2012	23,977
2013	23,893
2014	24,003
Thereafter	93,926

Total minimum payments required	$224,827

Rent expense recognized on a straight-line basis for the years ended December 31, 2009, 2008 and 2007 was $31,752, $27,665 and $19,820, respectively.

Contingent Repayment Guarantees

        The instruments governing KKR's private equity funds generally include a "clawback" provision that, if triggered, may give rise to a contingent obligation that may require the general partners to return amounts to the fund for distribution to the limited partners at the end of the life of the fund. Under a "clawback" provision, upon the liquidation of a fund, the general partner is required to return, on an after-tax basis, previously distributed carry to the extent that, due to the diminished performance of later investments, the aggregate amount of carry distributions received by the general partner during the term of the fund exceed the amount to which the general partner was ultimately entitled. As of December 31, 2009, the amount of carried interest KKR principals have received, that is subject to this clawback provision was $716.2 million, assuming that all applicable private equity funds were liquidated at no value. Had the investments in such funds been liquidated at their December 31, 2009 fair values, the clawback obligation would have been $84.9 million of which $77.1 million is due from affiliates and $7.8 million is due from noncontrolling interest holders.

        Prior to the Transactions, certain KKR principals who received carried interest distributions with respect to the private equity funds had personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of the private equity funds to repay amounts to fund limited partners pursuant to the general partners' clawback obligations.

        The terms of the Transactions require that KKR principals remain responsible for any clawback obligations relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million. At December 31, 2009, KKR has recorded a receivable of $77.1 million within Due from Affiliates for the amount of the clawback obligation given it would be required to be funded by KKR principals who do not hold direct controlling and economic interests in the KKR Group Partnerships. In periods prior to the Transactions, such amount was reflected as a capital deficit within partners' capital given the KKR principals held controlling and economic interests in the historical KKR.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

12. COMMITMENTS AND CONTINGENCIES (Continued)

        Carry distributions arising subsequent to the Transactions will be allocated to Group Holdings, KKR Holdings and KKR principals (as carry pool participants) in accordance with the terms of the instruments governing the KKR Group Partnerships. KKR will indemnify its principals for any personal guarantees that they have provided with respect to such amounts.

        The instruments governing certain of KKR's private equity funds may also include a "net loss sharing provision," that, if triggered, may give rise to a contingent obligation that may require the general partners to contribute capital to the fund, to fund 20% of the net losses on investments. In connection with the "net loss sharing provisions," certain of KKR's private equity vehicles allocate a greater share of their investment losses to KKR relative to the amounts contributed by KKR to those vehicles. In these vehicles, such losses would be required to be paid by KKR to the limited partners in those vehicles in the event of a liquidation of the fund regardless of whether any carried interest had previously been distributed. Based on the fair market values as of December 31, 2009, KKR's contingent repayment obligation would have been approximately $93.6 million. If the vehicles were liquidated at zero value, the contingent repayment obligation would have been approximately $1,182.7 million as of December 31, 2009.

Indemnifications

        In the normal course of business, KKR and its subsidiaries enter into contracts that contain a variety of representations and warranties and provide general indemnifications. KKR's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against KKR that have not yet occurred. However, based on experience, KKR expects the risk of material loss to be remote.

Litigation

        From time to time, KKR is involved in various legal proceedings, lawsuits and claims incidental to the conduct of the Company's business. The Company believes that the ultimate liability arising from such proceedings, lawsuits and claims, if any, will not have a material effect on the KKR's financial condition, results of operations, or cash flows.

        In August 1999, KKR and certain of KKR's current and former personnel were named as defendants in an action brought in the Circuit Court of Jefferson County, Alabama, or the Alabama State Court, alleging breach of fiduciary duty and conspiracy in connection with the acquisition of Bruno's, Inc. ("Bruno's"), one of our former portfolio companies, in 1995. The action was removed to the U.S Bankruptcy Court for the Northern District of Alabama. In April 2000, the complaint in this action was amended to further allege that KKR and others violated state law by fraudulently misrepresenting the financial condition of Bruno's in an August 1995 subordinated notes offering relating to the acquisition and in Bruno's subsequent periodic financial disclosures. In January 2001, the action was transferred to the U.S. District Court for the Northern District of Alabama. In August 2009, the action was consolidated with a similar action brought against the underwriters of the August 1995 subordinated notes offering, which is pending before the Alabama State Court. The plaintiffs are seeking compensatory and punitive damages, in an unspecified amount to be proven at trial, for losses they allegedly suffered in connection with their purchase of the subordinated notes. In September 2009, KKR and the other named defendants moved to dismiss the action. In April 2010, the Alabama State Court granted in part and denied in part the motion to dismiss. As suggested by the Alabama State

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

12. COMMITMENTS AND CONTINGENCIES (Continued)

Court, KKR has filed a petition seeking an immediate appeal of certain rulings made by the Alabama State Court when denying the motion to dismiss. This petition is pending before the Alabama Supreme Court.

        In 2005, KKR and certain of KKR's current and former personnel were named as defendants in now-consolidated shareholder derivative actions in the Court of Chancery of the State of Delaware relating to Primedia Inc. ("Primedia"), a portfolio company no longer included in the financial statements. These actions claim that the board of directors of Primedia breached its fiduciary duty of loyalty in connection with the redemption of certain shares of preferred stock in 2004 and 2005. The plaintiffs further allege that KKR benefited from these redemptions of preferred stock at the expense of Primedia and that KKR usurped a corporate opportunity of Primedia in 2002 by purchasing shares of its preferred stock at a discount on the open market while causing Primedia to refrain from doing the same. In February 2008, the special litigation committee formed by the board of directors of Primedia, following a review of plaintiffs' claims, filed a motion to dismiss the actions. In March 2010, plaintiffs filed an amended complaint, including additional allegations concerning KKR's purchases of Primedia's preferred stock in 2002. Plaintiffs seek an accounting by defendants of unspecified damages to Primedia and an award of attorneys' fees and costs. Oral argument on the special litigation committee's motion to dismiss is scheduled for June 14, 2010.

        In December 2007, KKR, along with 15 other private equity firms and investment banks, were named as defendants in a purported class action complaint filed in the United States District Court for the District of Massachusetts by shareholders in certain public companies acquired by private equity firms since 2003. In August 2008, KKR, along with 16 other private equity firms and investment banks, were named as defendants in a purported consolidated amended class action complaint. The suit alleges that from mid-2003 defendants have violated antitrust laws by allegedly conspiring to rig bids, restrict the supply of private equity financing, fix the prices for target companies at artificially low levels, and divide up an alleged market for private equity services for leveraged buyouts. The complaint seeks injunctive relief on behalf of all persons who sold securities to any of the defendants in leveraged buyout transactions and specifically challenges nine transactions. The amended complaint also includes five purported sub-classes of plaintiffs seeking unspecified monetary damages and/or with respect to five of the nine challenged transactions. The first stage of discovery concluded on or about April 15, 2010, and on April 26, 2010, plaintiffs filed a motion seeking an order allowing plaintiffs to proceed to the second stage of discovery. KKR, along with the other named defendants, intends to oppose plaintiffs' motion.

        In August 2008, KFN, the members of the KFN's board of directors and certain of its current and former executive officers, including certain of KKR's current and former personnel, were named in a putative class action complaint filed by the Charter Township of Clinton Police and Fire Retirement System in the United States District Court for the Southern District of New York (the "Charter Litigation"). In March 2009, the lead plaintiff filed an amended complaint, which deleted as defendants the members of KFN's board of directors and named as individual defendants only KFN's former chief executive officer, KFN's former chief operating officer, and KFN's current chief financial officer (the "KFN Individual Defendants," and, together with KFN, "KFN Defendants"). The amended complaint alleges that KFN's April 2007 registration statement and prospectus and the financial statements incorporated therein contained material omissions in violation of Section 11 of the Securities Act of 1933, as amended (the "1933 Act"), regarding the risks and potential losses associated with KFN's real

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

12. COMMITMENTS AND CONTINGENCIES (Continued)

estate-related assets, KFN's ability to finance its real estate-related assets, and the adequacy of KFN's loss reserves for its real estate-related assets (the "alleged Section 11 violation"). The amended complaint further alleges that, pursuant to Section 15 of the Securities Act, the KFN Individual Defendants have legal responsibility for the alleged Section 11 violation. The amended complaint seeks judgment in favor of the lead plaintiff and the putative class for unspecified damages allegedly sustained as a result of the KFN Defendants' alleged misconduct, costs and expenses incurred by the lead plaintiff in the action, rescission or a rescissory measure of damages, and equitable or injunctive relief. In April 2009, the KFN Defendants filed a motion to dismiss the amended complaint for failure to state a claim under the Securities Act. Oral argument on Defendants' motion to dismiss is scheduled for June 14, 2010.

        In August 2008, the members of KFN's board of directors and its executive officers (the "Kostecka Individual Defendants") were named in a shareholder derivative action brought by Raymond W. Kostecka, a purported shareholder, in the Superior Court of California, County of San Francisco (the "California Derivative Action"). KFN was named as a nominal defendant. The complaint in the California Derivative Action asserts claims against the Kostecka Individual Defendants for breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment in connection with the conduct at issue in the Charter Litigation, including the filing of the April 2007 Registration Statement with alleged material misstatements and omissions. The complaint seeks judgment in favor of KFN for unspecified damages allegedly sustained as a result of the Kostecka Individual Defendants' alleged misconduct, costs and disbursements incurred by plaintiff in the action, equitable and/or injunctive relief, restitution, and an order directing KFN to reform its corporate governance and internal procedures to prevent a recurrence of the alleged misconduct. By order dated January 8, 2009, the Court approved the parties' stipulation to stay the proceedings in the California Derivative Action until the Charter Litigation is dismissed on the pleadings or KFN files an answer to the Charter Litigation.

        In March 2009, the members of KFN's board of directors and certain of its executive officers (the "Haley Individual Defendants") were named in a shareholder derivative action brought by Paul B. Haley, a purported shareholder, in the United States District Court for the Southern District of New York (the "New York Derivative Action"). KFN was named as a nominal defendant. The complaint in the New York Derivative Action asserts claims against the Haley Individual Defendants for breaches of fiduciary duty, breaches of the duty of full disclosure, and for contribution in connection with the conduct at issue in the Charter Litigation, including the filing of the April 2007 registration statement with alleged material misstatements and omissions. The complaint seeks judgment in favor of KFN for unspecified damages allegedly sustained as a result of the Haley Individual Defendants' alleged misconduct, a declaration that the Haley Individual Defendants are liable to KFN under Section 11 of the 1933 Act, costs and disbursements incurred by plaintiff in the action, and an order directing KFN to reform its corporate governance and internal procedures to prevent a recurrence of the alleged misconduct. By order dated June 18, 2009, the Court approved the parties' stipulation to stay the proceedings in the New York Derivative Action until the Charter Litigation is dismissed on the pleadings or KFN files an answer to the Charter Litigation.

        KKR believes that each of these actions is without merit and intends to defend them vigorously.

        In September 2006 and March 2009, we received requests for certain documents and other information from the Antitrust Division of the U.S. Department of Justice ("DOJ") in connection with

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

12. COMMITMENTS AND CONTINGENCIES (Continued)

the DOJ's investigation of private equity firms to determine whether they have engaged in conduct prohibited by United States antitrust laws. We are fully cooperating with the DOJ's investigation.

        In addition, in December 2009, our subsidiary Kohlberg Kravis Roberts & Co. (Fixed Income) LLC received a request from the Securities and Exchange Commission ("SEC") for information in connection with its examination of certain investment advisors in order to review trading procedures and valuation practices in the collateral pools of structured credit products. KKR is fully cooperating with the SEC's examination.

        Moreover, in the ordinary course of business, we are and can be both the defendant and the plaintiff in numerous actions with respect to bankruptcy, insolvency and other types of proceedings. Such lawsuits may involve claims that adversely affect the value of certain investments owned by our funds.

        No loss contingency has been recorded in any period presented in the financial statements because such losses are either not probable or reasonably estimable (or both) at the present time. Such matters are subject to many uncertainties and their ultimate outcomes are not predictable with assurance. Consequently, management is unable to estimate a range of potential loss, if any, related to these matters. At this time, management has not concluded whether the final resolution of any of these matters will have a material adverse effect upon the financial statements.

Principal Protected Product for Private Equity Investments

        The fund agreements for a private equity vehicle referred to as KKR's principal protected product for private equity investments contain provisions that require the fund underlying the principal protected product for private equity investments (the "Master Fund") to liquidate certain of its portfolio investments in order to satisfy liquidity requirements of the fund agreements, if the performance of the Master Fund is lower than certain benchmarks defined in the agreements. In an instance where the Master Fund is not in compliance with the defined liquidity requirements and has no remaining liquid portfolio investments, KKR has an obligation to purchase up to $18.4 million of illiquid portfolio investments of the Master Fund at 95% of their current fair market value. As of December 31, 2009, the performance of the Master Fund was lower than the defined benchmarks; however, the Master Fund was able to meet its defined liquidity requirements.

13. SUBSEQUENT EVENTS

        A cash distribution of $0.08 per KKR Guernsey unit, subject to applicable withholding taxes, was paid on or about March 25, 2010 to KKR Guernsey unitholders of record as of the close of business on March 11, 2010. KKR Holdings received its pro rata share of the distribution from the KKR Group Partnerships.

        A cash distribution of $0.08 per KKR Guernsey unit, subject to applicable withholding taxes, will be paid on or about June 10, 2010 to KKR Guernsey unitholders of record as of the close of business on May 27, 2010. KKR Holdings will receive its pro rata share of the distribution from the KKR Group Partnerships.

        Subsequent to December 31, 2009, KKR & Co. L.P. filed a registration statement on Form S-1 with the SEC to register the distribution of its 204,902,226 common units representing limited partner interests in our business to holders of common units of KKR & Co. (Guernsey) L.P. and, concurrently with such distribution, listing its common units on the New York Stock Exchange under the symbol "KKR." Also, in May 2010, KKR & Co. L.P. filed a separate registration statement on Form S-1 with the SEC indicating a plan to sell common units to the public.

KKR GROUP HOLDINGS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in Thousands)

	March 31, 2010	December 31, 2009
Assets
Cash and Cash Equivalents	$603,938	$546,739
Cash and Cash Equivalents Held at Consolidated Entities	398,925	282,091
Restricted Cash and Cash Equivalents	41,405	72,298
Investments, at Fair Value	31,161,350	28,972,943
Due From Affiliates	133,832	123,988
Other Assets	285,426	223,052

Total Assets	$32,624,876	$30,221,111

Liabilities and Equity
Debt Obligations	$1,327,006	$2,060,185
Due to Affiliates	—	87,741
Accounts Payable, Accrued Expenses and Other Liabilities	716,172	711,704

Total Liabilities	2,043,178	2,859,630

Commitments and Contingencies
Equity
KKR Group Holdings L.P. Partners' Capital	1,104,724	1,012,656
Accumulated Other Comprehensive Income	906	1,193

Total KKR Group Holdings L.P. Partners' Capital	1,105,630	1,013,849
Noncontrolling Interests in Consolidated Entities	25,913,969	23,275,272
Noncontrolling Interests held by KKR Holdings L.P.	3,562,099	3,072,360

Total Equity	30,581,698	27,361,481

Total Liabilities and Equity	$32,624,876	$30,221,111

See notes to consolidated financial statements.

KKR GROUP HOLDINGS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in Thousands)

	Three Months Ended March 31,
	2010	2009
Revenues
Fees	$106,031	$39,070

Expenses
Employee Compensation and Benefits	365,531	$45,542
Occupancy and Related Charges	9,685	8,885
General, Administrative and Other	77,724	37,403
Fund Expenses	10,368	12,928

Total Expenses	463,308	104,758

Investment Income (Loss)
Net Gains (Losses) from Investment Activities	2,286,553	(720,849)
Dividend Income	442,907	700
Interest Income	48,303	27,082
Interest Expense	(13,827)	(22,278)

Total Investment Income (Loss)	2,763,936	(715,345)

Income (Loss) Before Taxes	2,406,659	(781,033)
Income Taxes	13,452	1,531

Net Income (Loss)	2,393,207	(782,564)
Less: Net Income (Loss) Attributable to
Noncontrolling Interests in Consolidated Entities	1,987,130	(727,981)
Less: Net Income (Loss) Attributable to
Noncontrolling Interests held by KKR Holdings L.P.	292,241	—

Net Income (Loss) Attributable to KKR Group Holdings L.P.	$113,836	$(54,583)

See notes to consolidated financial statements.

KKR GROUP HOLDINGS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY (Unaudited)

(Dollars in Thousands)

	KKR Group Holdings L.P.
	Partners' Capital	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Entities	Noncontrolling Interests held by KKR Holdings L.P.	Total Comprehensive Income	Total Equity
Balance at December 31, 2008	$150,634	$1,245	$19,698,478	$—		$19,850,357

Comprehensive Income:
Net Income	(54,583)		(727,981)		$(782,564)	(782,564)
Other Comprehensive Income-Currency Translation Adjustment		(1,212)	1		(1,211)	(1,211)

Total Comprehensive Income					$(783,775)	(783,775)

Capital Contributions	542		230,699			231,241

Capital Distributions	(66,735)		(4,990)			(71,725)

Balance at March 31, 2009	$29,858	$33	$19,196,207	$—		$19,226,098

	KKR Group Holdings L.P.
	Partners' Capital	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Entities	Noncontrolling Interests held by KKR Holdings L.P.	Total Comprehensive Income	Total Equity
Balance at December 31, 2009	$1,012,656	$1,193	$23,275,272	$3,072,360		$27,361,481

Comprehensive Income:
Net Income	113,836		1,987,130	292,241	$2,393,207	2,393,207
Other Comprehensive Income-Currency Translation Adjustment		(287)	(15)	(669)	(971)	(971)

Total Comprehensive Income					$2,392,236

Capital Contributions	—		1,474,226	253,746		1,727,972
Capital Distributions	(21,768)		(822,644)	(55,579)		(899,991)

Balance at March 31, 2010	$1,104,724	$906	$25,913,969	$3,562,099		$30,581,698

See notes to consolidated financial statements.

KKR GROUP HOLDINGS L.P.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Three Months Ended March 31,
	2010	2009
Cash Flows from Operating Activities
Net Income (Loss)	$2,393,207	$(782,564)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used)in Operating Activities:
Non-Cash Compensation Expense	252,759	—
Net Realized Losses (Gains) on Investments	(230,215)	96,521
Change in Unrealized (Gains) Losses on Investments	(2,056,338)	624,328
Other Non-Cash Amounts	(6,271)	2,037
Cash Flows Due to Changes in Operating Assets and Liabilities:
Change in Cash and Cash Equivalents Held at Consolidated Entities	(117,855)	(143,468)
Change in Due from / to Affiliates	(116,742)	(6,044)
Change in Other Assets	(23,847)	15,228
Change in Accounts Payable, Accrued Expenses and Other Liabilities	82,643	27,970
Investments Purchased	(1,406,079)	(220,323)
Cash Proceeds from Sale of Investments	1,411,006	229,486

Net Cash Provided (Used) in Operating Activities	182,268	(156,829)

Cash Flows from Investing Activities
Change in Restricted Cash and Cash Equivalents	30,893	37,419
Purchase of Furniture, Equipment and Leasehold Improvements	(3,078)	(3,894)

Net Cash Provided (Used) in Investing Activities	27,815	33,525

Cash Flows from Financing Activities
Distributions to Noncontrolling Interests in Consolidated Entities	(822,644)	(4,990)
Contributions from Noncontrolling Interests in Consolidated Entities	1,474,226	230,699
Distributions to KKR Holdings L.P.	(55,579)	—
Contributions from KKR Holdings L.P.	987	—
Distributions to Partners	(21,768)	(66,735)
Contributions from Partners	—	542
Proceeds from Debt Obligations	97,486	40,191
Repayment of Debt Obligations	(825,592)	(22,238)
Deferred Financing Cost Returned, net	—	1,502

Net Cash Provided (Used) by Financing Activities	(152,884)	178,971

Net Change in Cash and Cash Equivalents	57,199	55,667
Cash and Cash Equivalents, Beginning of Year	546,739	198,646

Cash and Cash Equivalents, End of Year	$603,938	$254,313

Supplemental Disclosures of Cash Flow Information
Payments for Interest	$50,120	$16,003
Payments for Income Taxes	$18,216	$792
Supplemental Disclosures of Non-Cash Activities
Non-Cash Contribution of Stock Based Compensation from KKR Holdings L.P.	$252,759	$—
Proceeds Due from Unsettled Investment Sales	$(21,546)	$210,669
Payments for Unsettled Investment Purchases	$36,221	$37,106
Change in Contingent Carried Interest Repayment Guarantee	$(19,157)	$—
Unrealized Gain (Losses) on Foreign Exchange on Debt Obligations	$5,073	$(2,028)
Realized Gains (Losses) on Foreign Exchange on
Cash and Cash Equivalents Held at Consolidated Entities	$(1,021)	$(1,200)

See notes to consolidated financial statements.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited)

(All Dollars are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION

        KKR Group Holdings L.P. ("Group Holdings"), together with its consolidated subsidiaries (collectively, "KKR"), is a leading global alternative asset manager that is involved in providing a broad range of asset management services to investors and provides capital markets services for the firm, its portfolio companies and clients. Led by Henry Kravis and George Roberts, KKR conducts business through 14 offices around the world, which provide a global platform for sourcing transactions, raising capital and carrying out capital markets activities. KKR operates as a single professional services firm and carries out its investment activities under the KKR brand name.

Reorganization and Combination Transactions

        Group Holdings was formed as a Cayman Islands exempted limited partnership and is governed by its Second Amended and Restated Limited Partnership Agreement dated as of October 1, 2009. KKR Management LLC (the "KKR Managing Partner") is the general partner of KKR & Co. L.P., which is indirectly the non-economic general partner of Group Holdings.

        Historically, KKR's business was conducted through multiple entities for which there was no single holding entity, but were under common control of senior KKR principals ("Senior Principals"), and in which Senior Principals and KKR's other principals and individuals held ownership interests (collectively, the "Predecessor Owners"). KKR's financial statements include the accounts of KKR's management companies, capital markets companies, the general partners of certain unconsolidated co-investment vehicles and the general partners of its private equity and fixed income funds and certain of their respective consolidated funds.

        KKR historically sponsored the investment vehicle KKR Private Equity Investors, L.P. ("KPE"), which is a Guernsey limited partnership that traded publicly on Euronext Amsterdam under the symbol "KPE." KPE was controlled by Senior Principals through their general partner interest. Substantially all of the economic interests in KPE were held by third party investors through their limited partner interests. From the date of its formation, all of KPE's investments were made through another Guernsey limited partnership, KKR PEI Investments, L.P. ("KPE Investment Partnership"), of which KPE was the sole limited partner. The KPE Investment Partnership was controlled by Senior Principals through KKR's general partner interest. Substantially all of the economic interests in the KPE Investment Partnership were held by KPE through its limited partner interest. KPE was established solely to hold limited partner interests in the KPE Investment Partnership and since its inception, KPE had no substantive operating activities other than the investing activities conducted through the KPE Investment Partnership.

        In order to facilitate the Combination Transaction (defined below) KKR completed a series of transactions (the "Reorganization Transactions"), pursuant to which KKR's business was reorganized under two partnerships, KKR Management Holdings L.P. and KKR Fund Holdings L.P., which are referred to as the "KKR Group Partnerships." The reorganization involved a contribution of certain equity interests in KKR's businesses that were held by KKR's Predecessor Owners to the KKR Group Partnerships in exchange for 100% of the interests in the KKR Group Partnerships.

        On October 1, 2009, KKR & Co. L.P. and KPE completed a transaction to combine the asset management business of KKR with the assets and liabilities of KPE (the "Combination Transaction"). The Combination Transaction involved the contribution of all of KPE's assets and liabilities to the KKR Group Partnerships in exchange for a 30% interest in the KKR Group Partnerships. The assets and liabilities contributed to the KKR Group Partnerships by KPE included $3.0 billion of limited

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

partner interests in the KPE Investment Partnership, $470.3 million of cash and cash equivalents, and $19.4 million of net other liabilities. The net asset value per unit of KPE on the date of the Transactions was greater than the publicly-traded unit value of KPE on that same date. Due to a variety of reasons, including the fact that the holders of publicly traded units generally hold passive interests with little influence over the operations of a fund and its underlying investments and are not able to redeem their units at net asset value, net asset values of publicly traded closed-end funds are not necessarily correlated to the public market capitalization. The Combination Transaction was negotiated on an arms-length basis with the independent directors of KPE's general partner and unanimously approved by the board of directors of KPE's general partner, acting upon the unanimous recommendation of the independent directors of KPE's general partner. In addition, the Combination Transaction was consented to by holders of a majority of KPE units, excluding any KPE units whose consent rights were controlled by KKR or its affiliates. Subsequent to the Combination Transaction, KKR's Predecessor Owners retained 70% of the interests in the KKR Group Partnerships.

        The Reorganization Transactions and the Combination Transaction are referred to collectively as the "Transactions."

        As a result of the Transactions, KPE holds its 30% interest in KKR as the sole owner of Group Holdings' limited partnership interests. Group Holdings holds its 30% economic interest in one of the KKR Group Partnerships through KKR Management Holdings Corp., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, and the other KKR Group Partnership directly. Group Holdings controls the KKR Group Partnerships through the controlling interests that it holds in such entities.

        KKR Holdings L.P., a Cayman Islands exempted limited partnership ("KKR Holdings"), is the entity through which the Predecessor Owners hold their 70% economic interest in the KKR Group Partnerships.

        Upon completion of the Transactions, KPE changed its name to KKR & Co. (Guernsey) L.P. ("KKR Guernsey") and continues to be traded publicly on Euronext Amsterdam but now trades under the symbol "KKR."

        Common control transactions are accounted for under ASC 805-50. Because KPE, the KPE Investment Partnership and the other entities included in the consolidated and combined financial statements were under the common control of the Senior Principals both prior to and following the completion of the Transactions, in accordance with ASC 805-50 the Transactions are accounted for as transfers of interests under common control. Accordingly, no new basis of accounting has been established upon completion of the Transactions and Group Holdings carried forward the carrying amounts of assets and liabilities that were contributed to the KKR Group Partnerships.

        Similarly, because the Transactions did not result in a change of control, exchanges involving the various noncontrolling interests were accounted for as equity transactions in accordance with ASC 810-10-45-23. The carrying amount of noncontrolling interests associated with the KPE Investment Partnership was adjusted to zero to reflect the change in ownership interest from that of KPE to that of Group Holdings. Since KKR retained its controlling financial interest in the KKR business, no gain or loss was recognized in the accompanying consolidated and combined financial statements. This includes the exchange of the KPE Investment Partnership for a 30% economic interest in the Group Partnerships, and the exchange by KKR's other principals and individuals of their ownership interests in

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

various entities included in the accompanying consolidated and combined financial statements before the Transactions for interests in KKR Holdings. The exchange of the KPE Investment Partnership for a 30% interest in the KKR Group Partnerships is reflected in the consolidated and combined financial statements as a reallocation of equity interests from noncontrolling interests to Group Holdings partners' capital. The contribution of ownership interests held by KKR's principals and other individuals is reflected in the consolidated and combined financial statements as a reallocation of equity interests from Group Holdings partners' capital to noncontrolling interests held by KKR Holdings L.P.

Basis of Presentation

        Prior to the Transactions, the accompanying consolidated and combined financial statements include the results of eight of KKR's private equity funds and two of KKR's fixed income funds and the general partners and management companies of those funds under the common control of its Senior Principals. One of the eight private equity funds included the KPE Investment Partnership.

        The following entities and interests were included in the KKR financial statements, however, were not contributed to the KKR Group Partnerships as part of the Transactions:

  (i)
  the general partners of the 1996 Fund and their respective consolidated funds;

  (ii)
  economic interests that allocate to a former principal and such person's designees an aggregate of 1% of the carried interest received by the general partners of KKR's private equity funds and 1% of KKR's other profits (losses);

  (iii)
  economic interests that allocate to certain of KKR's former principals and their designees a portion of the carried interest received by the general partners of KKR's private equity funds that was allocated to them with respect to private equity investments made during such former principals' previous tenure with KKR; and

  (iv)
  economic interests that allocate to certain of KKR's current and former principals all of the capital invested by or on behalf of the general partners of KKR's private equity funds before the completion of the Transactions and any returns thereon.

        The interests described in (ii) through (iv) are referred to as the "Retained Interests."

        The general partners of the 1996 Fund and their respective consolidated funds were removed from the financial statements as they were not contributed to the KKR Group Partnerships as part of the Transactions.

        The Retained Interests were not contributed to the KKR Group Partnerships but are reflected in KKR's financial statements as noncontrolling interests in consolidated entities due to the fact that the entities in which these noncontrolling interests are held continue to be consolidated subsequent to the Transactions.

        Prior to the Transactions, certain KKR principals who received carried interest distributions with respect to our private equity funds had personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of certain private equity funds to repay amounts to fund limited partners pursuant to the general partners' clawback obligations. The terms of the Transactions require that KKR principals remain individually responsible for any clawback obligations relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million. See Note 2 "Summary of Significant Accounting Policies—Investment Income—Clawback Provision."

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        To the extent a fund is in a clawback position, KKR will record a benefit to reflect the amounts due from the KKR Principals related to the clawback. By recording this benefit, the clawback obligation has been reduced to an amount that represents the obligation of the KKR Group Partnerships. In connection with the Transaction, KKR recorded a receivable of $95,280 on October 1, 2009 with a corresponding increase to equity.

        In addition, historically, KKR consolidated the KPE Investment Partnership in its financial statements and substantially all of the ownership interests were reflected as noncontrolling interests. These noncontrolling interests were removed as these interests were contributed to KKR in the Transactions. Subsequent to the Transactions, the KKR Group Partnerships hold 100% of the controlling economic interests in the KPE Investment Partnership. KKR therefore continues to consolidate the KPE Investment Partnership and its economic interests are no longer reflected as noncontrolling interests in consolidated entities as of October 1, 2009, the effective date of the Transactions.

        Subsequent to the completion of the Transactions, KKR's business is conducted through the KKR Group Partnerships, which own:

  •
  all of the controlling and economic interests in KKR's fee-generating management companies and approximately 98% of the economic interests in KKR's capital markets companies;

  •
  controlling and economic interests in the general partners of KKR's private equity funds and the entities that are entitled to receive carry from KKR's co-investment vehicles; and

  •
  all of the controlling and economic interests in the KPE Investment Partnership.

        With respect to KKR's active and future funds and co-investment vehicles that provide for carried interest, KKR continues to allocate to its principals, other professionals and selected other individuals a portion of the carried interest earned. See Note 2, "Summary of Significant Accounting Policies—Profit Sharing Plans". This 40% allocation is made prior to the allocation of carried interest profits between KKR Holdings and Group Holdings.

Consolidation

        The consolidated and combined financial statements (referred to hereafter as the "financial statements") include the accounts of KKR's management and capital markets companies, the general partners of certain unconsolidated co-investment vehicles and the general partners of its private equity and fixed income funds and their respective consolidated funds, which include the KKR European Fund, KKR Millennium Fund, KKR European Fund II, KKR 2006 Fund, KKR Asian Fund, KKR European Fund III, KKR E2 Investors, the KPE Investment Partnership, certain of the KKR Strategic Capital Funds and certain separately managed accounts (the "KKR Funds").

        Group Holdings consolidates the financial results of the KKR Group Partnerships and their consolidated subsidiaries. KKR Holdings' ownership interest in the KKR Group Partnerships is reflected as noncontrolling interests held by KKR Holdings L.P. in the accompanying financial statements.

        References in the accompanying financial statements to KKR's "principals" are to KKR's senior executives and operating consultants who hold interests in KKR's business through KKR Holdings, including Senior Principals.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

        The accompanying consolidated and combined financial statements are prepared in accordance accounting principles generally accepted in the United States of America. The consolidated and combined financial statements and these notes are unaudited and exclude some of the disclosures required in annual financial statements. Management believes it has made all necessary adjustments (consisting of only normal recurring items) so that the consolidated and combined financial statements are presented fairly and that estimates made in preparing its consolidated and combined financial statements are reasonable and prudent. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These consolidated and combined financial statements should be read in conjunction with the annual audited consolidated and combined financial statements.

Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of fees, expenses and investment income during the reporting periods. Such estimates include but are not limited to the valuation of investments and financial instruments. Actual results could differ from those estimates and such differences could be material to the financial statements.

Consolidation

General

        KKR consolidates (i) those entities in which it holds a majority voting interest or has majority ownership and control over significant operating, financial and investing decisions of the entity, including those KKR Funds in which the general partner is presumed to have control, or (ii) entities determined to be variable interest entities ("VIEs") for which it is considered the primary beneficiary.

        The majority of the entities consolidated by KKR are comprised of: (i) those entities in which KKR has majority ownership and has control over significant operating, financial and investing decisions; and (ii) the consolidated KKR Funds, which are those entities in which KKR holds substantive, controlling general partner or managing member interests. With respect to the consolidated KKR Funds, KKR generally has operational discretion and control, and limited partners have no substantive rights to impact ongoing governance and operating activities of the fund.

        The KKR Funds are consolidated by KKR notwithstanding the fact that KKR has only a minority economic interest in those funds. KKR's financial statements reflect the assets, liabilities, fees, expenses, investment income and cash flows of the consolidated KKR Funds on a gross basis, and the majority of the economic interests in those funds, which are held by third-party investors, are attributed to noncontrolling interests in consolidated entities in the accompanying financial statements. Substantially all of the management fees and certain other amounts earned by KKR from those funds are eliminated in consolidation. However, because the eliminated amounts are earned from, and funded by, noncontrolling interests, KKR's attributable share of the net income from those funds is increased by the amounts eliminated. Accordingly, the elimination in consolidation of such amounts has no effect on net income (loss) attributable to the Group Holdings or Group Holdings' partners' capital.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The KKR Funds are, for GAAP purposes, investment companies and therefore are not required to consolidate their majority-owned and controlled investments in portfolio companies ("Portfolio Companies"). Rather, KKR reflects their investments in portfolio companies at fair value as described below.

        All intercompany transactions and balances have been eliminated.

Variable Interest Entities

        KKR consolidates all variable interest entities ("VIE") in which it is the primary beneficiary. An enterprise is determined to be the primary beneficiary if it holds a controlling financial interest. Beginning on January 1, 2010, in connection with revised rules regarding the consolidation of VIEs, a controlling financial interest is defined as (a) the power to direct the activities of a variable interest entity that most significantly impact the entity's business and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. The revised consolidation rules require an analysis to (a) determine whether an entity in which KKR holds a variable interest is a variable interest entity and (b) whether KKR's involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related fees), would give it a controlling financial interest. Performance of that analysis requires the exercise of judgment. Where KKR has an interest in an entity that has qualified for the deferral of the revised consolidation rules as discussed in "Recently Issued Accounting Pronouncements", the analysis is based on previous consolidation rules. These rules require an analysis to (a) determine whether an entity in which KKR holds a variable interest is a variable interest entity and (b) whether KKR's involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related fees), would be expected to absorb a majority of the variability of the entity. Under both guidelines, KKR determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a variable interest entity and reconsiders that conclusion continuously. In evaluating whether KKR is the primary beneficiary, KKR evaluates its economic interests in the entity held either directly by KKR or indirectly through related parties. The consolidation analysis can generally be performed qualitatively; however, if it is not readily apparent that KKR is not the primary beneficiary, a quantitative analysis may also be performed. Investments and redemptions (either by KKR, affiliates of KKR or third parties) or amendments to the governing documents of the respective KKR Funds could affect an entity's status as a VIE or the determination of the primary beneficiary. At each reporting date, KKR assesses whether it is the primary beneficiary and will consolidate or deconsolidate accordingly.

        As of March 31, 2010 and December 31, 2009, assets recognized in KKR's statement of financial condition related to our variable interests in these unconsolidated entities was comprised of $1,889 and $1,473 of receivables and $21,793 and $13,753 of investments, respectively. Therefore, KKR's aggregate maximum exposure to loss was $23,682 and $15,226 as of March 31, 2010 and December 31, 2009, respectively.

        KKR's investment strategies differ by investment vehicle, however, the fundamental risks have similar characteristics, including loss of invested capital and loss of incentive and management fees. Accordingly, disaggregation of KKR's involvement with VIEs would not provide more useful information.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        For those VIEs in which KKR is the sponsor, KKR may have an obligation as general partner to provide commitments to such funds. During the three months ended March 31, 2010 and 2009, KKR did not provide any support other than its obligated amount.

Noncontrolling Interests

Noncontrolling Interests in Consolidated Entities

        Prior to the completion of the Transactions, noncontrolling interests in consolidated entities represented ownership interests in consolidated entities held by entities or persons other than our Predecessor Owners. The majority of these noncontrolling interests were held by third-party investors in the KKR Funds and the limited partner interests in the KPE Investment Partnership.

        Subsequent to the completion of the Transactions, noncontrolling interests in consolidated entities represent the ownership interests in KKR that are held by:

  (i)
  third-party investors in the KKR Funds;

  (ii)
  a former principal and such person's designees an aggregate of 1% of the carried interest received by the general partners of KKR's funds and 1% of KKR's other profits (losses) until a future date;

  (iii)
  certain of KKR's former principals and their designees a portion of the carried interest received by the general partners of KKR's private equity funds that was allocated to them with respect to private equity investments made during such former principals' previous tenure with KKR;

  (iv)
  certain of KKR's current and former principals all of the capital invested by or on behalf of the general partners of KKR's private equity funds before the completion of the Transactions and any returns thereon; and

  (v)
  a third party in KKR's capital markets business (an aggregate of 2% of the equity).

        On May 30, 2008, KKR acquired all of the outstanding noncontrolling interests in the management companies of KKR's Public Markets segment ("KFI Transaction"). Immediately prior to the KFI Transaction, KKR owned 65% of the equity of such management companies. The KFI Transaction has been accounted for as an acquisition of noncontrolling interests using the purchase method of accounting. The total consideration of the KFI Transaction was $44,171. KKR recorded the excess of the total consideration over the carrying value of the noncontrolling interests acquired (which approximates the fair value of the net assets acquired and which were already included in the statements of financial condition) to finite-lived identifiable intangible assets consisting of management, monitoring, transaction, and incentive fee contracts. KKR has recorded intangible assets of $37,887 that are being amortized over an estimated useful life of ten years, based on contractual provisions that enable renewal of the contracts without substantial cost and our prior history of such renewals.

Noncontrolling Interests held by KKR Holdings

        Subsequent to the completion of the Transactions, noncontrolling interests attributable to KKR Holdings include KKR's Predecessor Owners economic interests in the KKR Group Partnership's Units. KKR's Predecessor Owners will receive financial benefits from KKR's business in the form of distributions received from KKR Holdings and through their direct and indirect participation in the

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

value of KKR Group Partnership Units held by KKR Holdings. As a result, certain profit-based cash amounts that were previously paid by KKR will no longer be paid by KKR and will be borne by KKR Holdings.

        Income and equity of KKR after allocation to noncontrolling interests in consolidated entities are, with the exception of certain tax assets and liabilities that are allocable directly to KKR Management Holdings Corp., split on a pro rata basis in accordance with the equity ownership percentage of the equity holders of the KKR Group Partnerships. However, the contribution of certain expenses borne entirely by KKR Holdings may result in the equity allocations shown in the statements of changes in equity to not equal the pro rata split of net assets and liabilities.

        The following table presents the calculation of Net Income Attributable to Noncontrolling Interests held by KKR Holdings for the three months ended March 31, 2010:

Net Income (Loss)	$2,393,207
Less: Net Income (Loss) Attributable to Noncontrolling Interests in Consolidated Entities	1,987,130
Plus: Income Taxes attributable to KKR Management Holdings Corp.	11,410

Total Group Partnerships' Net Income Allocable to Equity Holders	417,487
Allocation to KKR Holdings	70%

Net Income Attributable to Noncontrolling Interests held by KKR Holdings	$292,241

Fair Value Measurements

        Fair value is the amount that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (i.e., the exit price). KKR measures and reports its investments and other financial instruments at fair value.

        KKR has categorized and disclosed its assets and liabilities measured and reported at fair value based on the hierarchical levels as defined within GAAP. GAAP establishes a hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type and the characteristics specific to the asset or liability. Investments and other financial instruments for which fair value can be measured from quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

        Investments and other financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

          Level I—Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I include publicly listed equities, publicly listed derivatives, equity securities sold, but not yet purchased and call options. KKR does not adjust the quoted price for these investments, even in situations where KKR holds a large position and a sale could reasonably affect the quoted price.

          Level II—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is generally determined

KKR GROUP HOLDINGS L.P.

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  through the use of models or other valuation methodologies. Investments which are included in this category include corporate credit investments, convertible debt securities indexed to publicly listed securities and certain over-the-counter derivatives.

          Level III—Pricing inputs are unobservable for the asset or liability and includes situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Investments that are included in this category generally include private Portfolio Companies held directly through the KKR Funds and private equity co-investment vehicles.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. KKR's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and it considers factors specific to the investment.

        In cases where an investment measured and reported at fair value is transferred into or out of Level III of the fair value hierarchy, KKR accounts for the transfer at the end of the reporting period.

Cash and Cash Equivalents

        KKR considers all highly liquid short-term investments with original maturities of 90 days or less when purchased to be cash equivalents.

Cash and Cash Equivalents Held at Consolidated Entities

        Cash and cash equivalents held at consolidated entities represents cash that, although not legally restricted, is not available to fund general liquidity needs of KKR as the use of such funds is generally limited to the investment activities of the KKR Funds.

Restricted Cash and Cash Equivalents

        Restricted cash and cash equivalents represent amounts that are held by third parties under certain of KKR's financing and derivative transactions.

Investments, at Fair Value

        KKR's investments consist primarily of private equity and other investments. See Note 4, "Investments."

        Private Equity Investments—Private equity investments consist of investments in Portfolio Companies of consolidated KKR Funds that are, for GAAP purposes, investment companies. The KKR Funds reflect investments at their estimated fair values, with unrealized gains or losses resulting from changes in fair value reflected as a component of Net Gains (Losses) from Investment Activities in the statements of operations.

        Private equity investments that have readily observable market prices (such as those traded on a securities exchange) are stated at the last quoted sales price as of the reporting date.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        As of March 31, 2010, approximately 70% of the fair value of KKR's private equity investments, which have been categorized as Level III, have been valued by KKR in the absence of readily observable market prices. The determination of fair value may differ materially from the values that would have resulted if a ready market had existed. For these investments, KKR generally uses a market approach and an income (discounted cash flow) approach when determining fair value. Management considers various internal and external factors when applying these approaches, including the price at which the investment was acquired, the nature of the investment, current market conditions, recent public market and private transactions for comparable securities, and financing transactions subsequent to the acquisition of the investment. The fair value recorded for a particular investment will generally be within the range suggested by the two approaches.

        Investments denominated in currencies other than the U.S. dollar are valued based on the spot rate of the respective currency at the end of the reporting period with changes related to exchange rate movements reflected as a component of Net Gains (Losses) from Investment Activities.

        Corporate Credit Investments—Corporate credit investments that are listed on a securities exchange are valued at their last quoted sales price as of the reporting date. Investments in corporate debt, including syndicated bank loans, high-yield securities and other fixed income securities, are valued at the mean of the "bid" and "asked" prices obtained from third-party pricing services. In the event that third-party pricing service quotations are unavailable, values are obtained from dealers or market makers and where those values are not available corporate credit investments are valued by KKR or KKR may engage a third-party valuation firm to assist in such valuations.

        Derivatives—KKR invests in derivative financial instruments, which include total rate of return swaps. In a total rate of return swap, KKR receives the sum of all interest, fees and any positive economic change in fair value amounts from a reference asset with a specified notional amount and pays interest on the referenced notional amount plus any negative change in fair value amounts from such asset. Credit default swaps, when purchasing protection, involve the payment of a fixed rate premium for protection against the loss in value of an underlying debt instrument in the event of a defined credit event, such as payment default or bankruptcy. Under a credit default swap, one party acts as a guarantor by receiving the fixed periodic payment in exchange for the commitment to purchase the underlying security at par if a credit event occurs. Derivative contracts, including total rate of return swap contracts and credit default swap contracts, are recorded at estimated fair value with changes in fair value recorded as unrealized gains or losses in Net Gains (Losses) from Investment Activities in the accompanying statements of operations.

        Investments in Publicly Traded Securities—KKR's investments in publicly traded securities represent equity securities, which are classified as trading securities and carried at fair market value. Changes in the fair market value of trading securities are reported within Net Gains (Losses) from Investment Activities in the accompanying statements of operations.

        Securities Sold, Not Yet Purchased—Whether part of a hedging transaction or a transaction in its own right, securities sold, not yet purchased, or securities sold short, represent obligations of KKR to deliver the specified security at the contracted price, and thereby create a liability to repurchase the security in the market at then prevailing prices. Short selling allows the investor to profit from declines in market prices. The liability for such securities sold short is marked to market based on the current

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

value of the underlying security at the date of valuation with changes in fair value recorded as unrealized gains or losses in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. These transactions may involve a market risk in excess of the amount currently reflected in KKR's statements of financial condition.

Due from and Due to Affiliates

        For purposes of classifying amounts, KKR considers its principals and their related entities, nonconsolidated funds and the Portfolio Companies of its funds to be affiliates. Receivables from and payables to affiliates are recorded at their current settlement amount.

Foreign Exchange Derivatives and Hedging Activities

        KKR enters into derivative financial instruments primarily to manage foreign exchange risk and interest rate risk arising from certain assets and liabilities. All derivatives are recognized as either assets or liabilities in the statements of financial condition and measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. KKR's derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. KKR minimizes this risk by limiting its counterparties to major financial institutions with strong credit ratings.

Fixed Assets, Depreciation and Amortization

        Fixed assets consist primarily of leasehold improvements, furniture, fixtures and equipment, and computer hardware and software. Such amounts are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the assets' estimated economic useful lives, which for leasehold improvements are the lesser of the lease terms or the life of the asset, and three to seven years for other fixed assets.

Securities Sold Under Agreements to Repurchase

        Transactions involving sales of securities under agreements to repurchase are accounted for as collateralized financings. KKR recognizes interest expense on all borrowings on an accrual basis.

Comprehensive Income

        Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from contributions and distributions to owners. In the accompanying financial statements, comprehensive income represents Net Income (Loss), as presented in the statements of operations and net foreign currency translation adjustments.

Fees

        Fees consist primarily of (i) monitoring and transaction fees from providing advisory and other services, (ii) management and incentive fees from providing investment management services to unconsolidated funds, a specialty finance company, structured finance vehicles, and separately managed accounts, and (iii) fees from capital markets activities. These fees are based on the contractual terms of

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the governing agreements and are recognized in the period during which the related services are performed.

        For the three months ended March 31, 2010 and 2009, fees consisted of the following:

	Three Months Ended March 31,
	2010	2009
Monitoring Fees	$25,336	$25,524
Transaction Fees	51,794	191
Management Fees Received from Unconsolidated Funds	16,401	13,355
Incentive Fees Received from Unconsolidated Funds	12,500	—

Total Fee Income	$106,031	$39,070

Monitoring Fees

        Monitoring fees are earned by KKR for services provided to Portfolio Companies and are recognized as services are rendered. These fees are paid based on a fixed periodic schedule by the Portfolio Companies either in advance or in arrears and are separately negotiated for each Portfolio Company. Monitoring fees amounted to $22,244 and $21,960 for the three months ended March 31, 2010 and 2009, respectively.

        In connection with the monitoring of Portfolio Companies and certain unconsolidated funds, KKR receives reimbursement for certain expenses incurred on behalf of these entities. Costs incurred in monitoring these entities are classified as general, administrative and other expenses and reimbursements of such costs are classified as monitoring fees. These reimbursements amounted to $3,092 and $3,564 for the three months ended March 31, 2010 and 2009, respectively.

Transaction Fees

        Transaction fees are earned by KKR primarily in connection with successful private equity and debt transactions and capital markets activities. Transaction fees are recorded upon closing of the transaction. Fees are typically paid on or around the closing. Transaction fees received amounted to $51,794 and $191 for the three months ended March 31, 2010 and 2009, respectively.

        In connection with pursuing successful Portfolio Company investments, KKR receives reimbursement for certain transaction-related expenses. Transaction-related expenses, which are reimbursed by third parties, are deferred until the transaction is consummated and are recorded in Other Assets on the date the expense is incurred. The costs of successfully completed transactions are borne by the KKR Funds and included as a component of the investment's cost basis. Subsequent to closing, investments are recorded at fair value each reporting period as described in the section above titled Investments, at Fair Value. Upon reimbursement from a third party, the cash receipt is recorded and the deferred amounts are relieved. No fees or expenses are recorded for these reimbursements.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management and Incentive Fees Received from Consolidated and Unconsolidated Funds

        For KKR's private equity funds and certain unconsolidated KKR sponsored funds, gross management fees generally range from 1% to 1.5% of committed capital during the fund's investment period and approximately 0.75% of invested capital after the expiration of the fund's investment period. Typically, an investment period is defined as a period of up to six years. The actual length of the period may be shorter based on the timing and use of committed capital.

        Management fees received from consolidated KKR Funds are eliminated in consolidation. However, because these amounts are funded by, and earned from, noncontrolling interests, KKR's allocated share of the net income from consolidated KKR Funds is increased by the amount of fees that are eliminated. Accordingly, the elimination of the fees does not have an effect on the net income attributable to Group Holdings or Group Holdings' partners' capital.

        For periods prior to the Transactions, in advance of the management service period, KKR had elected to waive the right to earn certain management fees that it would have been entitled to from its Traditional Private Equity Funds. The cash that would have been payable was contributed by the funds' investors and was initially included as a component of Cash and Cash Equivalents Held at Consolidated Entities. In lieu of making direct cash capital contributions, these investor contributions were used to satisfy a portion of the capital commitments to which KKR would otherwise have been subject as the general partner of the fund. As a result of the election to waive the fees, KKR was not entitled to any portion of these fees until the fund had achieved positive investment results. Because the ability to earn the waived fees was contingent upon the achievement of positive investment returns by the fund, the recognition of income only occurred when the contingency was satisfied. There were no waived fees for the three months ended March 31, 2010 and $6,250 of waived fees for the three months ended March 31, 2009.

        KKR's private equity funds require the management company to refund up to 20% of any cash management fees earned from limited partners in the event that the funds recognize a carried interest. At such time as the fund recognizes a carried interest in an amount sufficient to cover 20% of the management fees earned or a portion thereof, a liability to the fund's limited partners is recorded and revenue is reduced for the amount of the carried interest recognized, not to exceed 20% of the management fees earned. As of March 31, 2010, the amount subject to refund for which no liability has been recorded approximates $78 million as a result of certain funds not yet recognizing sufficient carried interests. The refunds to the limited partners are paid, and the liabilities relieved, at such time that the underlying investments are sold and the associated carried interests are realized. In the event that a fund's carried interest is not sufficient to cover all or a portion of the amount that represents 20% of the earned management fees, these fees would not be returned to the funds' limited partners, in accordance with the respective fund agreements.

        For periods prior to the Transactions, KKR earned fees from the KPE Investment Partnership which were determined quarterly based on 25% of the sum of (i) equity up to and including $3 billion multiplied by 1.25% plus (ii) equity in excess of $3 billion multiplied by 1%. For purposes of calculating the management fee, equity was an amount defined in the management agreement. Subsequent to the Transactions, the KPE Investment Partnership continues to pay a fee. However, since the KKR Group Partnerships hold 100% of the controlling and economic interests of the KPE Investment Partnership, the fee is eliminated in consolidation and Group Holdings no longer benefits from this arrangement.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

KKR Financial Holdings LLC ("KFN")

        KKR's management agreement with KFN provides, among other things, that KKR is entitled to certain fees, consisting of a base management fee and incentive fee. KKR earns a base management fee, computed and payable monthly in arrears, based on an annual rate of 1.75% of adjusted equity, which is an amount defined in the management agreement.

        KKR's management agreement with KFN also provides that KFN is responsible for paying KKR quarterly incentive compensation in an amount equal to the product of (i) 25% of the dollar amount by which: (a) KFN's net income, before incentive compensation, per weighted-average share of KFN's common shares for such quarter, exceeds (b) an amount equal to (A) the weighted-average of the price per share of the common stock of KFN in its August 2004 private placement and the prices per share of the common stock of KFN in its initial public offering and any subsequent offerings by KFN multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the ten year treasury rate for such quarter, multiplied by (ii) the weighted average number of KFN's common shares outstanding in such quarter. Once earned, there are no clawbacks of incentive fees received from KFN. Incentive fees of $12,500 were recognized for the three months ended March 31, 2010. No incentive fees were earned for the three months ended March 31, 2009.

        KKR's management agreement with KFN was renewed on January 1, 2010 and will automatically be renewed for successive one-year terms following December 31, 2010 unless the agreement is terminated in accordance with its terms. The management agreement provides that KFN may terminate the agreement only if:

  •
  the termination is approved at least 180 days prior to the expiration date by at least two-thirds of KFN's independent directors or by the holders of a majority of KFN's outstanding common shares and the termination is based upon (i) a determination that KKR's performance has been unsatisfactory and materially detrimental to KFN or (ii) a determination that the management and incentive fees payable to KKR are not fair (subject to KKR's right to prevent a termination by reaching an agreement to reduce KKR's management and incentive fees), in which case a termination fee is payable to KKR; or

  •
  KKR's subsidiary that manages KFN experiences a "change of control" or KKR materially breaches the provisions of the agreement, engages in certain acts of willful misconduct or gross negligence, becomes bankrupt or insolvent or is dissolved, in which case a termination fee is not payable to KKR.

        None of the aforementioned events have occurred as of March 31, 2010.

        KKR has also received restricted common shares and common share options from KFN as a component of compensation for management services provided to KFN. The restricted common shares and share options vest ratably over applicable vesting periods and are initially recorded as deferred revenue at their estimated fair values at the date of grant. Subsequently, KKR re-measures the restricted common shares and share options to the extent that they are unvested, with a corresponding adjustment to deferred revenue. Income from restricted common shares is recognized ratably over the vesting period as a component of fee income and amounted to $2,392, and $(140) for the three months ended March 31, 2010 and 2009, respectively.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Vested share options received as a component of compensation for management services meet the characteristics of derivative investments. Vested share options are recorded at estimated fair value with changes in fair value recognized in Net Gains (Losses) from Investment Activities. Both vested and unvested common share options are valued using a Black-Scholes pricing model as of the end of each period.

        Vested common shares that are received as a component of compensation for management services are carried as trading securities, and is recorded at estimated fair value with changes in fair value recognized in Net Gains (Losses) from Investment Activities.

Investment Funds

KKR Strategic Capital Funds

        KKR has entered into management agreements with the side-by-side funds comprising the KKR Strategic Capital Funds pursuant to which it has agreed to provide them with management and other services. Under the management agreement and, in some cases, other documents governing the individual funds, KKR is entitled to receive management and incentive fees.

Through October 31, 2008 KKR was entitled to receive:

  •
  with respect to investors who have agreed to a 25 month lock-up period, a monthly management fee that is equal to 0.1667% (or 2.0% annualized) of the net asset value of the individual fund that is allocable to those investors; and

  •
  with respect to investors who have agreed to a 60 month lock-up period, a monthly management fee that is equal to 0.1250% (or 1.5% annualized) of the net asset value of the primary fund that is allocable to those investors.

        Effective November 1, 2008 through November 30, 2009, KKR elected to reduce the management fee it earned from all investors to 0.0208% (or 0.25% annualized) of the net asset value of the investments allocable to each investor.

        Effective December 1, 2009, KKR is entitled to receive a monthly management fee from only the investors participating in certain classes of investments that is equal to 0.0208% (or 0.25% annualized) of the net asset value of the investments allocable to those investors, with no management fee being charged on the remaining classes of investments.

        As part of KKR's management agreements with the side-by-side funds comprising the KKR Strategic Capital Funds, certain of which are consolidated, through October 31, 2008 KKR was also entitled to receive incentive fees as follows:

  •
  with respect to investors who have agreed to a 25 month lock-up period, an annual incentive fee equal to 20% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been received; and

  •
  with respect to investors who have agreed to a 60 month lock-up period, an annual incentive fee equal to 15% of the increase in the net asset value of the individual fund that is allocable to those investors above the highest net asset value at which an incentive fee has previously been received.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Effective November 1, 2008 through November 30, 2009, KKR elected to reduce the incentive fee it was entitled to an annual incentive fee from all investors equal to 15% of the increase in the net asset value of the individual fund above the highest net asset value at which an incentive fee has previously been received, and subject to an 8% preferred return that is retroactive to the date of original investment. Effective December 1, 2009, KKR has waived any future incentive fees. No incentive fees were recognized for the three months ended March 31, 2010 and 2009.

        These incentive fees were accrued annually, after all contingencies had been removed, based on the annual performance and compared to the prior incentive fee calculation, as applicable, as stated in the management agreement. Since performance fluctuated during interim periods, no incentive fees were recognized on a quarterly basis. Once earned, there were no provisions for clawbacks of incentive fees received from the side-by-side funds comprising the KKR Strategic Capital Funds.

        Management fees received from consolidated KKR Strategic Capital Funds have been eliminated. However, because these amounts are funded by, and earned from limited partners, KKR's allocated share of the net income from consolidated KKR Funds is increased by the amount of fees that are eliminated. Accordingly, the elimination of the fees does not have an effect on net income attributable to Group Holdings or Group Holdings partners' capital.

Structured Finance Vehicles

        KKR's management agreements for its structured finance vehicles provide for senior collateral management fees and subordinate collateral management fees. Senior collateral management fees are determined based on an annual rate of 0.15% of collateral and subordinate collateral management fees are determined based on an annual rate of 0.35% of collateral. If amounts distributable on any payment date are insufficient to pay the collateral management fees according to the priority of payments, any shortfall is deferred and payable on subsequent payment dates. KKR has the right to waive all or any portion of any collateral management fee. As of March 31, 2010, KKR has permanently waived $76.9 million of collateral management fees. KKR generally waives the collateral management fees for the majority of its structured finance vehicles; however, KKR may cease waiving collateral management fees at its discretion. For the purpose of calculating the collateral management fees, collateral, the payment dates, and the priority of payments are terms defined in the management agreements.

Separately Managed Accounts

        Certain unconsolidated fixed income oriented accounts referred to as "Separately Managed Accounts" invest in liquid strategies, such as leveraged loans and high yield bonds, less liquid credit products and capital solutions investments. These accounts provide for management fees determined quarterly based on an annual rate ranging from 0.5% to 1.5%. Such rate may be based on the accounts' average net asset value, capital commitments or capital contributions. Such accounts may also provide for a carried interest on investment disposition proceeds in excess of the capital contributions made for such investment. The carried interest, if any, may be subject to a preferred return prior to any distributions of carried interest. Carried interest is generally recognized based on the contractual formula set forth in the applicable agreement governing the account. If an account provides for carried interest, the applicable agreements typically provide for clawback if it is determined that KKR received carried interest in excess of the amount it was entitled to receive for such account.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Income

        Investment income consists primarily of the net impact of: (i) realized and unrealized gains and losses on investments, (ii) dividends, (iii) interest income, (iv) interest expense and (v) foreign exchange gains and losses relating to mark-to-market activity on foreign exchange forward contracts and foreign currency options. Carried interests and similar distribution rights generally entitle KKR to a percentage of the profits generated by a fund as described below. Unrealized gains or losses result from changes in fair value of investments during the period, and are included in Net Gains (Losses) from Investment Activities. Upon disposition of an investment, previously recognized unrealized gains or losses are reversed and a realized gain or loss is recognized.

        Carried interests entitle the general partner of a fund to a greater allocable share of the fund's earnings from investments relative to the capital contributed by the general partner and correspondingly reduce noncontrolling interests' attributable share of those earnings. Amounts earned pursuant to carried interests are included as investment income in Net Gains (Losses) from Investment Activities and are earned by the general partner of those funds to the extent that cumulative investment returns are positive. If these investment returns decrease or turn negative in subsequent periods, recognized carried interest will be reduced and reflected as investment losses. Carried interest is recognized based on the contractual formula set forth in the instruments governing the fund as if the fund was terminated at the reporting date with the then estimated fair values of the investments realized. Due to the extended durations of KKR's private equity funds, management believes that this approach results in income recognition that best reflects the periodic performance of KKR in the management of those funds. Carried interest recognized amounted to approximately $323.2 million and ($69.1) million for the three months ended March 31, 2010 and 2009, respectively. The amount of carried interest earned during the first quarter of 2010 for those funds eligible to receive carry distributions amounted to $242.3 million of which 40% is allocable to the carry pool with the remaining 60% allocated to KKR Group Holdings and KKR Holdings based on their ownership percentages.

        The instruments governing KKR's private equity funds generally include a "clawback" or, in certain instances, a "net loss sharing" provision that, if triggered, may give rise to a contingent obligation that may require the general partner to return or contribute amounts to the fund for distribution to investors at the end of the life of the fund.

Clawback Provision

        Under a "clawback" provision, upon the liquidation of a private equity fund, the general partner is required to return, on an after-tax basis, previously distributed carry to the extent that, due to the diminished performance of later investments, the aggregate amount of carry distributions received by the general partner during the term of the fund exceed the amount to which the general partner was ultimately entitled. As of March 31, 2010, the amount of carried interest KKR principals have received, that is subject to this clawback provision was $701.1 million, assuming that all applicable private equity funds were liquidated at no value. Had the investments in such funds been liquidated at their March 31, 2010 fair values, the clawback obligation would have been $61.5 million of which $57.9 million is due from affiliates and $3.6 million is due from noncontrolling interest holders.

        Prior to the Transactions, certain KKR principals who received carried interest distributions with respect to the private equity funds had personally guaranteed, on a several basis and subject to a cap,

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the contingent obligations of the general partners of certain private equity funds to repay amounts to fund limited partners pursuant to the general partners' clawback obligations. The terms of the Transactions require that KKR principals remain responsible for any clawback obligations relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million. Accordingly, at March 31, 2010, KKR has recorded a receivable of $57.9 million within Due from Affiliates on the statement of financial condition for the amount of the clawback obligation required to be funded by KKR principals. See Note 12 "Commitments and Contingencies."

        Carry distributions arising subsequent to the Transactions will be allocated to Group Holdings, KKR Holdings and to carry pool participants in accordance with the terms of the instruments governing the KKR Group Partnerships. Any clawback obligations relating to carry distributions subsequent to the Transactions will be the responsibility of the KKR Group Partnerships and carry pool participants.

Net Loss Sharing Provision

        The instruments governing certain of KKR's private equity funds may also include a "net loss sharing provision," that, if triggered, may give rise to a contingent obligation that may require the general partners to contribute capital to the fund, to fund 20% of the net losses on investments. In connection with the "net loss sharing provisions," certain of KKR's private equity funds allocate a greater share of their investment losses to KKR relative to the amounts contributed by KKR to those vehicles. In these vehicles, such losses would be required to be paid by KKR to the limited partners in those vehicles in the event of a liquidation of the fund regardless of whether any carried interest had previously been distributed. Based on the fair market values as of March 31, 2010, the net loss sharing obligation would have been approximately $12.7 million, all of which is attributable to the KKR Group Partnerships. If the vehicles were liquidated at zero value, the contingent repayment obligation would have been approximately $1,124.6 million as of March 31, 2010. See Note 12 "Commitments and Contingencies." Unlike the "clawback" provisions, KKR will be responsible for amounts due under net loss sharing arrangements and will indemnify its principals for personal guarantees that they have provided with respect to such amounts.

        In KKR's private equity funds where the allocation of cumulative net losses is proportional to the capital contributed by the partners in the fund, KKR will not earn any carried interest in that fund until all such losses have been recovered. As losses are recovered, income is allocated in proportion to the capital contributed until the fund has reached a net positive investment return, at which time carried interest is recognized and income is allocated as described above. The performance of each fund is independent from all other funds and the losses to be recovered vary from fund to fund based on the size and performance of the underlying investments in each fund.

Dividend Income

        Dividend income is recognized by KKR on the ex-dividend date, or in the absence of a formal declaration, on the date it is received. For the three months ended March 31, 2010 and 2009, dividends earned by the consolidated KKR Funds amounted to $442,075 and $580, respectively.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest Income

        Interest income is recognized as earned. Interest income earned by the consolidated KKR Funds amounted to $46,629 and $25,839 for the three months ended March 31, 2010 and 2009, respectively.

Employee Compensation and Benefits

        Employee compensation and benefits expense includes salaries, bonuses, equity-based compensation and profit sharing plans as described below.

        Historically, employee compensation and benefits expense has consisted of base salaries and bonuses paid to employees who were not Senior Principals. Payments made to our Senior Principals included partner distributions that were paid to our Senior Principals and accounted for as capital distributions as a result of operating as a partnership. Accordingly, KKR did not record any employee compensation and benefits charges for payments made to Senior Principals for periods prior to the completion of the Transactions.

        Following the completion of the Transactions, all of the Senior Principals and other employees receive a base salary that is paid by KKR and accounted for as employee compensation and benefits expense. Employees are also eligible to receive discretionary cash bonuses based on performance criteria, overall profitability and other matters. While cash bonuses paid to most employees are funded by KKR and result in customary employee compensation and benefits charges, cash bonuses that are paid to certain of our most senior employees are funded by KKR Holdings with distributions that it receives on its KKR Group Partnership Units. To the extent that distributions received by these individuals exceed the amounts that they are otherwise entitled to through their vested units in KKR Holdings, this excess will be funded by KKR Holdings and reflected in compensation expense in the statement of operations.

Equity-based Payments

        Compensation paid to KKR employees in the form of equity is recognized as employee compensation and benefits expense. GAAP generally requires that the cost of services received in exchange for an award of an equity instrument be measured based on the grant-date fair value of the award. Equity based awards that do not require the satisfaction of future service or performance criteria (i.e., vested awards) are expensed immediately. Equity based awards that require the satisfaction of future service or performance criteria are recognized over the relevant service period, adjusted for estimated forfeitures of awards not expected to vest.

        Compensation paid to non-employee operating consultants to KKR's businesses in the form of equity is recognized as general, administrative and other expense. Unlike employee equity awards, the cost of services received in exchange for an award of an equity instrument to service providers is measured at each vesting date, and is not measured based on the grant-date fair value of the award unless the award is vested at the grant date. Equity based awards that do not require the satisfaction of future service or performance criteria (i.e., vested awards) are expensed immediately. Equity based awards that require the satisfaction of future service or performance criteria are recognized over the relevant service period, adjusted for estimated forfeitures of shares not expected to vest, based on the fair value of the award on each reporting date and adjusted for the actual fair value of the award at

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

each vesting date. Accordingly, the measured value of the award will not be finalized until the vesting date.

Profit Sharing Plans

        KKR has implemented profit sharing arrangements for KKR employees, operating consultants and certain senior advisors working in its businesses, across its different operations that are designed to appropriately align performance and compensation.

        Subsequent to the Transactions, with respect to KKR's active and future funds and co-investment vehicles that provide for carried interest, KKR will allocate to its principals, other professionals and operating consultants a portion of the carried interest earned in relation to these funds as part of its carry pool. KKR currently allocates approximately 40% of the carry it earns from these funds and vehicles to its carry pool. These amounts are accounted for as compensatory profit-sharing arrangements in conjunction with the related carried interest income and recorded as compensation expense for KKR employees and general and administrative expense for operating consultants. For the three months ended March 31, 2010, $94.7 million and $4.7 million was charged to compensation and benefits and general and administrative expense, respectively.

        To the extent previously recorded carried interest is adjusted to reflect decreases in the underlying funds' valuations at period end, related profit sharing amounts previously accrued are adjusted and reflected as a credit to current period compensation expense.

Foreign Currency

        Foreign currency denominated assets and liabilities are primarily held through the KKR Funds. Foreign currency denominated assets and liabilities are translated using the exchange rates prevailing at the end of each reporting period. Results of foreign operations are translated at the weighted average exchange rate for each reporting period. Translation adjustments are included in current income to the extent that unrealized gains and losses on the related investment are included in income, otherwise they are included as a component of accumulated other comprehensive income until realized. Foreign currency gains or losses resulting from transactions outside of the functional currency of a consolidated entity are recorded in income as incurred and were not material during the three months ended March 31, 2010 and 2009.

Income Taxes

        Prior to the completion of the Transactions, KKR operated as a partnership or limited liability company for U.S. federal income tax purposes and mainly as a corporate entity in non-U.S. jurisdictions. As a result, income was not subject to U.S. federal and state income taxes. Generally, the tax liability related to income earned by these entities represented obligations of the KKR principals and have not been reflected in the historical financial statements. Income taxes shown on the statements of operations prior to the Transactions are attributable to the New York City unincorporated business tax and other income taxes on certain entities located in non-U.S. jurisdictions.

        Following the Transactions, the KKR Group Partnerships and certain of their subsidiaries continue to operate in the U.S. as partnerships for U.S. federal income tax purposes and generally as corporate

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

entities in non-U.S. jurisdictions. Accordingly, these entities in some cases continue to be subject to New York City unincorporated business taxes, or non-U.S. income taxes. In addition, certain of the wholly owned subsidiaries of Group Holdings and the KKR Group Partnerships are subject to federal, state and local corporate income taxes at the entity level and the related tax provision attributable to Group Holdings' share of this income is reflected in the financial statements.

        Subsequent to the Transactions, KKR uses the liability method to account for income taxes in accordance with GAAP. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized.

        Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions including evaluating uncertainties. KKR reviews its tax positions quarterly and adjusts its tax balances as new information becomes available.

        For the purposes of calculating uncertain tax positions, KKR measures the tax benefit of such positions by determining the largest amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information. These assessments can be complex and require significant judgment. To the extent that KKR's estimates change or the final tax outcome of these matters is different than the amounts recorded, such differences will impact the income tax provision in the period in which such determinations are made. If the initial assessment fails to result in the recognition of a tax benefit, KKR regularly monitors its position and subsequently recognizes the tax benefit if (i) there are changes in tax law or analogous case law that sufficiently raise the likelihood of prevailing on the technical merits of the position to more-likely-than-not, (ii) the statute of limitations expires, or (iii) there is a completion of an audit resulting in a settlement of that tax year with the appropriate agency. Interest and penalties, if any, are recorded within the provision for income taxes in KKR's statements of operations and are classified on the statements of financial condition with the related liability for unrecognized tax benefits.

Recently Issued Accounting Pronouncements

        On January 1, 2010, KKR adopted guidance issued by the Financial Accounting Standards Board ("FASB") on issues related to variable interest entities ("VIEs"). The amendments significantly affect the overall consolidation analysis, changing the approach taken by companies in identifying which entities are VIEs and in determining which party is the primary beneficiary. The guidance requires continuous assessment of the reporting entity's involvement with such VIEs. The guidance provides a limited scope deferral for a reporting entity's interest in an entity that meets all of the following conditions: (a) the entity has all the attributes of an investment company as defined under AICPA Audit and Accounting Guide, Investment Companies, or does not have all the attributes of an investment company but is an entity for which it is acceptable based on industry practice to apply measurement principles that are consistent with the AICPA Audit and Accounting Guide, Investment

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Companies, (b) the reporting entity does not have explicit or implicit obligations to fund any losses of the entity that could potentially be significant to the entity, and (c) the entity is not a securitization entity, asset-backed financing entity or an entity that was formerly considered a qualifying special-purpose entity. The reporting entity is required to perform a consolidation analysis for entities that qualify for the deferral in accordance with previously issued guidance on variable interest entities. Prior to the revision of the consolidation rules, KKR consolidated a substantial majority of its investment vehicles. With respect to all of the KKR Funds, KKR holds substantive, controlling interests and the limited partners have no substantive rights to impact ongoing governance and operating activities. Accordingly, the incremental impact of the revised consolidation rules has not resulted in the consolidation or deconsolidation of any KKR Funds. With respect to other investment vehicles that meet the definition of a VIE, these entities have qualified for the deferral of the revised consolidation rules and the consolidation analysis was based on the previous consolidation rules. As a result, KKR consolidates the same entities both before and after adopting these new rules.

        The revised guidance also enhances the disclosure requirements for a reporting entity's involvement with VIEs, including presentation on the consolidated statements of financial condition of assets and liabilities of consolidated VIEs which meet the separate presentation criteria and disclosure of assets and liabilities recognized in the consolidated statements of financial condition and the maximum exposure to loss for those VIEs in which a reporting entity is determined to not be the primary beneficiary but in which it has a variable interest. Disclosures relating to KKR's involvement with VIEs are disclosed in Note 2 "Summary of Significant Accounting Policies".

        In January 2010, the FASB issued guidance on improving disclosures about fair value measurements. The guidance requires additional disclosure on transfers in and out of Levels I and II fair value measurements in the fair value hierarchy and the reasons for such transfers. In addition, for fair value measurements using significant unobservable inputs (Level III), the reconciliation of beginning and ending balances shall be presented on a gross basis, with separate disclosure of gross purchases, sales, issuances and settlements and transfers in and transfers out of Level III. The new guidance also requires enhanced disclosures on the fair value hierarchy to disaggregate disclosures by each class of assets and liabilities. In addition, an entity is required to provide further disclosures on valuation techniques and inputs used to measure fair value for fair value measurements that fall in either Level II or Level III. The guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level III fair value measurements, which are effective for fiscal years beginning after December 15, 2010. KKR adopted the guidance, excluding the reconciliation of Level III activity. As the guidance is limited to enhanced disclosures, adoption did not have an impact on KKR's financial statements.

3. NET GAINS (LOSSES) FROM INVESTMENT ACTIVITIES

        Net Gains (Losses) from Investment Activities in the statements of operations consist primarily of the realized and unrealized gains and losses on investments (including foreign exchange gains and losses attributable to foreign-denominated investments and related activities) and other financial instruments. Unrealized gains or losses result from changes in the fair value of these investments during a period. Upon disposition of an investment, previously recognized unrealized gains or losses are

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

3. NET GAINS (LOSSES) FROM INVESTMENT ACTIVITIES (Continued)

reversed and an offsetting realized gain or loss is recognized in the current period. The following table summarizes KKR's total Net Gains (Losses) from Investment Activities:

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009
	Realized Gains (Losses)	Net Unrealized Gains (Losses)	Realized Gains (Losses)	Net Unrealized Gains (Losses)
Private Equity Investments(a)	$214,516	$1,880,608	$(39,931)	$(800,395)
Other Investments(a)	22,438	47,393	(73,580)	64,241
Foreign Exchange Contracts(b)	1,154	151,148	8,558	120,526
Foreign Exchange Option(b)	—	(6,715)	8,788	(13,278)
Call Options Written(b)	11	20	—	—
Securities Sold Short(b)	(4,768)	(4,147)	205	131
Other Derivative Liabilities(b)	(2,115)	2,115	(4,172)	6,475
Contingent Carried Interest Repayment Guarantee(c)	—	(19,157)	—	—
Debt Obligations(d)	—	5,073	4,811	(2,028)
		—
Foreign Exchange Losses on Cash and Cash Equivalents held at Consolidated Entities(e)	(1,021)	—	(1,200)	—

Total Net Gains (Losses) from Investment Activities	$230,215	$2,056,338	$(96,521)	$(624,328)

(a)
See Note 4 "Investments".

(b)
See Note 6 "Other Assets and Accounts Payable, Accrued Expenses and Other Liabilities".

(c)
See Note 12 "Commitments and Contingencies".

(d)
See Note 7 "Debt Obligations".

(e)
See Statement of Cash Flows Supplemental Disclosures

4. INVESTMENTS

        Investments, at Fair Value consist of the following:

	Fair Value
	March 31, 2010	December 31, 2009
Private Equity Investments	$29,908,486	$27,950,840
Other Investments	1,252,864	1,022,103

	$31,161,350	$28,972,943

        As of March 31, 2010 and December 31, 2009, Investments, at fair value totaling $5,255,558 and $5,632,235 respectively, were pledged as collateral against various financing arrangements. See Note 7 "Debt Obligations."

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

4. INVESTMENTS (Continued)

Private Equity Investments

        The following table presents KKR's private equity investments at fair value. The classifications of the private equity investments are based primarily on the primary business and the domiciled location of the business.

	Fair Value		Fair Value as a Percentage of Total
	March 31, 2010	December 31, 2009	March 31, 2010	December 31, 2009
Private Equity Investments, at Fair Value
North America
Retail	$5,036,933	$4,567,691	16.8%	16.3%
Healthcare	3,834,741	3,609,996	12.8%	12.9%
Financial Services	2,574,770	2,579,309	8.6%	9.2%
Media	1,328,067	1,256,363	4.4%	4.5%
Energy	1,228,525	1,305,580	4.1%	4.7%
Technology	995,108	1,876,567	3.3%	6.7%
Consumer Products	795,242	720,915	2.7%	2.6%
Education	710,766	683,070	2.4%	2.4%
Chemicals	285,485	251,059	1.0%	0.9%
Hotels/Leisure	6,232	6,232	0.0%	0.0%

North America Total (Cost: March 31, 2010, $15,478,798; December 31, 2009, $16,340,262)	16,795,869	16,856,782	56.1%	60.2%

Europe
Healthcare	2,488,612	1,953,069	8.3%	7.0%
Manufacturing	2,482,809	2,199,457	8.3%	7.9%
Technology	1,005,324	912,829	3.4%	3.3%
Telecom	973,549	1,031,706	3.3%	3.7%
Retail	909,077	219,089	3.0%	0.8%
Media	306,073	185,957	1.0%	0.7%
Recycling	212,148	224,822	0.7%	0.8%
Transportation	199,615	158,655	0.7%	0.6%

Europe Total (Cost: March 31, 2010, $10,995,538; December 31, 2009, $10,081,881)	8,577,207	6,885,584	28.7%	24.8%

Australia, Asia and Other Locations
Technology	2,549,409	2,431,647	8.5%	8.6%
Consumer Products	708,894	653,631	2.4%	2.3%
Media	494,573	423,742	1.7%	1.5%
Financial Services	271,543	273,876	0.9%	1.0%
Telecom	257,277	248,513	0.9%	0.9%
Manufacturing	128,964	128,965	0.4%	0.5%
Retail	74,650	—	0.2%	0.0%
Recycling	50,100	48,100	0.2%	0.2%

Australia, Asia and Other Locations, Total (Cost: March 31, 2010, $3,354,234; December 31, 2009, $3,329,389)	4,535,410	4,208,474	15.2%	15.0%

Private Equity Investments, at Fair Value (Cost: March 31, 2010, $29,828,570; December 31, 2009, $29,751,532)	$29,908,486	$27,950,840	100.0%	100.0%

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

4. INVESTMENTS (Continued)

        As of March 31, 2010, private equity investments which represented greater than 5% of the net assets of consolidated private equity funds included: (i) Dollar General valued at $3,437,641; (ii) Alliance Boots valued at $2,214,260; (iii) HCA Inc. valued at $2,193,756; (iv) Legrand S.A valued at $1,606,058; and (v) First Data valued at $1,476,459.

        As of December 31, 2009, private equity investments which represented greater than 5% of the net assets of consolidated private equity funds included: (i) Dollar General valued at $3,048,526; (ii) HCA Inc. valued at $2,128,535; (iii) Alliance Boots valued at $1,953,069; (iv) First Data valued at $1,476,459; and (v) Legrand S.A valued at $1,418,145.

        The majority of the securities underlying KKR's private equity investments represent equity securities. As of March 31, 2010 and December 31, 2009, the aggregate amount of investments that were other than equity securities were $2,477,302 and $2,814,030, respectively.

Other Investments

        The following table presents KKR's other investments at fair value:

	Fair Value
	March 31, 2010	December 31, 2009
Corporate Credit Investments(a)	$1,072,863	$877,830
Equity Securities(b)	97,632	76,808
Other	82,369	67,465

Total Other Investments (Cost: March 31, 2010, $1,117,257; December 31, 2009, $931,955)	$1,252,864	$1,022,103

(a)
Represents corporate high yield securities and loans classified as trading securities. Net unrealized trading gains (losses) relating to these investments amounted to $119,778 and $78,479 as of March 31, 2010 and December 31, 2009, respectively.

(b)
Net unrealized trading gains (losses) relating to these investments amounted to $16,832 and $10,028 as of March 31, 2010 and December 31, 2009, respectively.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

5. FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS

        The following tables summarize the valuation of KKR's investments and other financial instruments measured and reported at fair value by the fair value hierarchy levels described in Note 2 "Summary of Significant Accounting Policies" as of March 31, 2010 and December 31, 2009.

        Assets, at fair value:

	March 31, 2010
	Level I	Level II	Level III	Total
Private Equity Investments	$7,122,860	$1,996,038	$20,789,588	$29,908,486
Other Investments	78,474	780,981	393,409	1,252,864

Total Investments	7,201,334	2,777,019	21,182,997	31,161,350
Unrealized Gains on Foreign Exchange
Forward Contracts	—	25,975	—	25,975
Foreign Currency Options	—	6,340	—	6,340

Total Assets	$7,201,334	$2,809,334	$21,182,997	$31,193,665

	December 31, 2009
	Level I	Level II	Level III	Total
Private Equity Investments	$6,476,849	$2,149,030	$19,324,961	$27,950,840
Other Investments	75,216	854,812	92,075	1,022,103

Total Investments	6,552,065	3,003,842	19,417,036	28,972,943
Foreign Currency Options	—	13,055	—	13,055

Total Assets	$6,552,065	$3,016,897	$19,417,036	$28,985,998

        Liabilities, at fair value:

	March 31, 2010
	Level I	Level II	Level III	Total
Securities Sold, Not Yet Purchased	$98,658	$2,518	$—	$101,176
Call Options	143	—	—	143

Total Liabilities	$98,801	$2,518	$—	$101,319

	December 31, 2009
	Level I	Level II	Level III	Total
Securities Sold, Not Yet Purchased	$82,888	$865	$—	$83,753
Unrealized Loss on Foreign Exchange Contracts	—	125,173	—	125,173
Interest Rate Swap	—	2,115	—	2,115
Call Options	80	—	—	80

Total Liabilities	$82,968	$128,153	$—	$211,121

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

5. FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS (Continued)

        The following table summarizes KKR's Level III investments and other financial instruments by valuation methodology as of March 31, 2010:

	March 31, 2010
	Private Equity Investments	Other Investments	Total Level III Holdings
Third-Party Fund Managers	0.0%	0.4%	0.4%
Public/Private Company Comparables and
Discounted Cash Flows	98.2%	1.4%	99.6%

Total	98.2%	1.8%	100.0%

        The changes in investments and other financial instruments measured at fair value for which KKR has used Level III inputs to determine fair value for the three months ended March 31, 2010 and 2009 are as follows:

	Three Months Ended March 31, 2010
	Private Equity Investments	Other Investments
Balance, Beginning of Period	$19,324,961	$92,075
Transfers In	—	182,576
Transfers Out	—	—
Purchases	1,010,778	89,276
Sales	(700,000)	(3,585)
Net Realized Gains (Losses)	(1,164)	54
Net Unrealized Gains (Losses)	1,155,013	33,013

Balance, End of Period	$20,789,588	$393,409

Changes in Net Unrealized Gains (Losses) Included in Net Gains (Losses) from Investment Activities (including foreign exchange gains and losses attributable to foreign- denominated investments) related to Investments still held at Reporting Date	$1,118,849	$33,021

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

5. FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS (Continued)

        The Transfers In of Level III noted in the table above are principally attributable to certain corporate high yield securities and loans that experienced an insignificant level of market activity during the period and thus were valued in the absence of observable inputs.

	Three Months Ended March 31, 2009
	Private Equity	Other
Balance, Beginning of Period	$16,156,627	$162,857
Transfers In	—	—
Transfers Out	—	—
Purchases	58,231	14,606
Sales	(200,400)	(16,614)
Net Realized Gains (Losses)	(39,930)	(28,741)
Net Unrealized Gains (Losses)	(473,980)	18,719

Balance, End of Period	$15,500,548	$150,827

Changes in Net Unrealized Gains (Losses) Included in Net Gains (Losses) from Investment Activities (including foreign exchange gains and losses attributable to foreign- denominated investments) related to Investments still held at Reporting Date	$(513,910)	$(10,022)

        Total realized and unrealized gains and losses recorded for Level III investments are reported in Net Gains (Losses) from Investment Activities in the statements of operations.

        There were no significant transfers between Level I and Level II during the three months ended, March 31, 2010 or 2009.

        The carrying amounts of cash and cash equivalents, restricted cash and cash equivalents, due from affiliates, accounts payable, accrued expenses and other liabilities approximate fair value due to their short-term maturities. KKR's debt obligations bear interest at floating rates and therefore fair value approximates carrying value.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

6. OTHER ASSETS AND ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

        Other assets consist of the following:

	March 31, 2010	December 31, 2009
Interest Receivable	$60,658	$54,974
Deferred Tax Assets	36,522	24,616
Intangible Asset, net(a)	30,941	31,888
Unsettled Investment Trades(b)	29,279	7,733
Furniture & Fixtures, net(c)	28,667	29,581
Unrealized Gains on Foreign Exchange Forward Contracts(d)	25,975	—
Leasehold Improvements, net(c)	22,428	21,390
Deferred Financing Costs	9,368	10,954
Foreign Currency Options(e)	6,340	13,055
Prepaid Expenses	5,993	5,573
Other Assets	29,255	23,288

	$285,426	$223,052

(a)
Net of accumulated amortization of $6,946 and $5,999 as of March 31, 2010 and December 31, 2009, respectively. Amortization expense totaled $947 for the three months ended March 31, 2010 and 2009.

(b)
Represents amounts due from third parties for investments sold for which cash has not been received as of March 31, 2010.

(c)
Net of accumulated depreciation and amortization of $62,141 and $60,170 as of March 31, 2010 and December 31, 2009, respectively. Depreciation and amortization expense totaled $2,438 and $2,042 for the three months ended March 31, 2010 and 2009, respectively.

(d)
Represents derivative financial instruments used to manage foreign exchange risk arising from certain foreign denominated private equity investments. Such instruments are measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. The fair value of these instruments as of December 31, 2009 was an unrealized loss for $125,173 and was reported in Accounts Payable, Accrued Expenses and Other Liabilities. See Note 3 "Net Gains (Losses) from Investment Activities" for the net changes in fair value associated with these instruments.

(e)
Represents a hedging instrument used to manage foreign exchange risk. The instrument is measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. See Note 3 "Net Gains (Losses) from Investment Activities" for the net changes in fair value associated with this instrument. The cost basis for this instrument at March 31, 2010 and December 31, 2009 was $10,741.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

6. OTHER ASSETS AND ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES (Continued)

        Accounts Payable, Accrued Expenses and Other Liabilities consist of the following:

	March 31, 2010	December 31, 2009
Amounts Payable to Carry Pool(a)	$301,837	$200,918
Securities Sold, Not Yet Purchased(b)	101,176	83,753
Deferred Tax Liabilities	78,743	67,243
Interest Payable	76,931	114,807
Accounts Payable and Accrued Expenses	54,115	87,023
Unsettled Investment Trades(c)	50,370	14,149
Accrued Compensation and Benefits	38,264	8,094
Deferred Revenue	4,834	3,535
Unrealized Losses on Foreign Exchange Forward Contracts(d)	—	125,173
Derivative Liabilities(e)	—	2,115
Other Liabilities	9,902	4,894

	$716,172	$711,704

(a)
Represents the amount of carried interest payable to KKR's principals, other professionals and selected other individuals with respect to KKR's active funds and co-investment vehicles that provide for carried interest. See Note 2 "Significant Accounting Policies—Profit Sharing Plans".

(b)
Represents securities sold short, which are obligations of KKR to deliver a specified security at a contracted price at a future point in time. Such securities are measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. See Note 3 "Net Gains (Losses) from Investment Activities" for the net changes in fair value associated with these instruments. The cost basis for these instruments at March 31, 2010 and December 31, 2009 was $89,904 and $76,628, respectively.

(c)
Represents amounts owed to third parties for investment purchases for which cash settlement has not occurred.

(d)
Represents derivative financial instruments used to manage foreign exchange risk arising from certain foreign denominated private equity investments. Such instruments are measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. The fair value of these instruments as of March 31, 2010 was an unrealized gain of $25,975 and was reported in Other Assets. See Note 3 "Net Gains (Losses) from Investment Activities" for the net changes in fair value associated with these instruments.

(e)
Represents derivative financial instruments used to manage interest rate risk arising from certain assets and liabilities. Such instruments are measured at fair value with changes in fair value recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. As of March 31, 2010, there were no such derivative financial instruments outstanding.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

6. OTHER ASSETS AND ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES (Continued)

  See Note 3 "Net Gains (Losses) from Investment Activities" for the net changes in fair value associated with these instruments.

7. DEBT OBLIGATIONS

        Debt obligations consist of the following:

	March 31, 2010	December 31, 2009
Investment Financing Arrangements	$976,488	$1,326,488
Revolving Credit Agreements	350,518	733,697

	$1,327,006	$2,060,185

Investment Financing Agreements:

        Certain of KKR's private equity fund investment vehicles have entered into financing arrangements with major financial institutions in connection with specific investments with the objective of enhancing returns. These financing arrangements are not direct obligations of the general partners of KKR's private equity funds or its management companies. As of March 31, 2010, KKR had made $1,887.1 million in private equity investments of which $976.5 million was funded using these financing arrangements. Total availability under these financing arrangements amounted to $979.4 million as of March 31, 2010.

        Of the $976.5 million of financing, $796.4 million was structured through the use of total return swaps which effectively convert third party capital contributions into borrowings of KKR. Upon the occurrence of certain events, including an event based on the value of the collateral and events of default, KKR may be required to provide additional collateral up to the amount borrowed plus accrued interest, under the terms of these financing arrangements. The per annum rates of interest payable for the financings range from three-month LIBOR plus 1.35% to three-month LIBOR plus 1.75% (rates ranging from 1.6% to 2.0% as of March 31, 2010).

        The remaining $180.1 million of financing was structured through the use of a syndicated term and a revolving credit facility (the "Term Facility"). The per annum rate of interest for each borrowing under the Term Facility was equal to the Bloomberg United States Dollar Interest Rate Swap Ask Rate plus 1.75% at the time of each borrowing under the Term Facility through March 11, 2010. On March 11, 2010, the Term Facility was amended and the per annum rate of interest is the greater of the 5-Year interest rate swap rate plus 1.75% or 4.65% for periods from March 12, 2010 to June 7, 2012. For the period June 8, 2012 through maturity the interest rate is equal to one year LIBOR plus 1.75%. The interest rate at March 31, 2010 on the borrowings outstanding was 4.65%.

KKR Revolving Credit Agreements:

Management Company Credit Agreement

        On February 26, 2008, KKR entered into a credit agreement with a major financial institution. The Management Company Credit Agreement provides for revolving borrowings of up to $1.0 billion, with

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

7. DEBT OBLIGATIONS (Continued)

a $50.0 million sublimit for swing-line notes and a $25.0 million sublimit for letters of credit. The facility has a term of three years that expires on February 26, 2011, which may be extended through February 26, 2013 at the option of KKR. As of March 31, 2010, $51.0 million was outstanding under the Management Company Credit Agreement and the interest rate on such borrowings was approximately 0.7%.

KCM Credit Agreement

        On February 27, 2008, KKR Capital Markets entered into a revolving credit agreement with a major financial institution. The KCM Credit Agreement, as amended, provides for revolving borrowings of up to $500 million with a $500 million sublimit for letters of credit. The KCM Credit Agreement has a maturity date of February 27, 2013. In March 2009, the KCM Credit Agreement was amended to reduce the amounts available on revolving borrowings from $700 million to $500 million. As a result of this amendment, the counterparty returned approximately $1.6 million in financing costs. As of March 31, 2010, no borrowings were outstanding under the KCM Credit Agreement.

Principal Credit Agreement

        In June 2007, the KPE Investment Partnership entered into a five-year revolving credit agreement with a syndicate of lenders. The Principal Credit Agreement provides for up to $925.0 million of senior secured credit subject to availability under a borrowing base determined by the value of certain investments pledged as collateral security for obligations under the agreement. The borrowing base is subject to certain investment concentration limitations and the value of the investments constituting the borrowing base is subject to certain advance rates based on type of investment. In September 2009, a wholly owned subsidiary of KKR assumed $65.0 million of commitments on the Principal Credit Agreement from one of the counterparties to the agreement, which has effectively reduced KKR's availability under the Principal Credit Agreement to $860.0 million.

        As of March 31, 2010, the interest rates on borrowings under the Principal Credit Agreement ranged from 1.0% to 1.6%. As of March 31, 2010, KKR had $299.5 million of borrowings outstanding. Foreign currency adjustments related to these borrowings during the period are recorded in Net Gains (Losses) from Investment Activities in the accompanying statements of operations. See Note 3 "Net Gains (Losses) from Investment Activities" for foreign currency adjustments related to these borrowings.

	March 31, 2010	December 31, 2009
Notional borrowings under the KPE Credit Agreement	$310,062	$714,168
Foreign currency adjustments:
Less: Unrealized gain related to borrowings denominated in British pounds sterling	10,544	5,471

Total	$299,518	$708,697

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

7. DEBT OBLIGATIONS (Continued)

Short-term Loans:

        From time to time, KKR may borrow amounts to satisfy general short-term needs of the business by opening short-term lines of credit with established financial institutions. These amounts are generally repaid within 30 days, at which time such short-term lines of credit would close. There were no such borrowings as of March 31, 2010 and December 31, 2009.

        KKR's fixed income funds may leverage their portfolios of securities and loans through the use of short-term borrowings in the form of warehouse facilities and repurchase agreements. These borrowings used by KKR generally bear interest at floating rates based on a spread above the London Interbank Offered Rate ("LIBOR"). There were no such borrowings as of as of March 31, 2010 and December 31, 2009.

8. INCOME TAXES

        Prior to the Transactions, KKR provided for New York City unincorporated business tax for certain entities based on a statutory rate of 4%. Following the Transactions, the KKR Group Partnerships and certain of their subsidiaries will continue to be treated as partnerships for U.S. federal income tax purposes and as corporate entities in non-U.S. jurisdictions. Accordingly, these entities in some cases continue to be subject to the New York City unincorporated business tax or non-U.S. income taxes. In addition, certain of the wholly owned subsidiaries of Group Holdings will be subject to federal, state and local corporate income taxes.

        KKR's effective rate was 0.55% and 0.01% for the three months ended March 31, 2010 and 2009, respectively. KKR's income tax provision was $13,452 and $1,531 for the three months ended March 31, 2010 and 2009 respectively.

        The effective rate differs from the statutory rate for the three months ended March 31, 2010 and 2009, respectively, substantially due to the following: (a) certain corporate subsidiaries are subject to federal, state, local and foreign income taxes as applicable and other partnership subsidiaries are subject to New York City unincorporated business taxes, and (b) a portion of the compensation charges attributable to KKR are not deductible for tax purposes.

        During the three month period ending March 31, 2010, there were no material changes to the uncertain tax positions. KKR believes that there will not be a significant increase or decrease to the tax positions within 12 months of the reporting date.

9. EQUITY-BASED COMPENSATION

        Upon completion of the Transactions, KKR principals and certain operating consultants received grants of KKR Holdings Units which are exchangeable for KKR Group Partnership units. KKR Holdings owns 70%, or 478,105,194, of the outstanding KKR Group Partnership Units. These grants were issued as part of our internal reorganization as well as to promote broad ownership of our firm among our personnel and further align their interests with those of investors. We believe that grants to our principals and certain operating consultants provide an additional means for allowing us to incentivize, motivate and retain qualified professionals that will help us continue to grow our business over the long term. These units are subject to minimum retained ownership requirements and transfer

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

9. EQUITY-BASED COMPENSATION (Continued)

restrictions, and allow for the ability to exchange into units of KKR Guernsey (or a successor company) on a one-for-one basis.

        Except for any units that vested on the date of grant, units are subject to service based vesting over a five-year period. The transfer restriction period will last for a minimum of (i) one year with respect to one-half of the interests vesting on any vesting date and (ii) two years with respect to the other one-half of the interests vesting on such vesting date. While providing services to KKR, these individuals will also be subject to minimum retained ownership rules requiring them to continuously hold at least 25% of their vested interests. Upon separation from KKR, certain unitholders will be subject to the terms of a non-compete agreement that may require the forfeiture of certain vested and unvested units should the terms of the non-compete be violated. Holders of KKR Group Partnership Units held through KKR Holdings are not entitled to participate in distributions made on KKR Group Partnership Units until such units are vested.

        All of the 478,105,194 KKR Holdings units have been legally allocated, but the allocation of 35,926,629 of these units has not been communicated to each respective principal. The units whose allocation has not been communicated are subject to performance based vesting conditions, which include profitability and other similar criteria. The allocation of these units has not yet been communicated to the award recipients as this was management's decision on how to best incentivize its employees. The Company applied the guidance of ASC 718 and concluded that these KKR Holdings units do not yet meet the criteria for recognition of compensation cost because neither the grant date nor the service inception date have occurred.

        The fair value of KKR Holdings units granted is based on the closing price of KKR Guernsey's common units on date of grant for principal awards and on the reporting date for operating consultant awards. KKR determined this to be the best evidence of fair value as a KKR Guernsey unit is traded in an active market and has an observable market price. Additionally, a KKR Holdings unit is an instrument with terms and conditions similar to those of a KKR Guernsey unit. Specifically, units in both KKR Holdings and KKR Guernsey represent ownership interests in KKR Group Partnership Units and, subject to the vesting and transfer restrictions referenced above, each KKR Holdings unit is exchangeable into a KKR Group Partnership Unit on a one-for-one basis.

        In conjunction with the Transactions, certain principals and operating consultants contributed ownership interests in our historical businesses in exchange for units in KKR Holdings. On the date of grant, the fair value of the total ownership interests contributed by the principals and operating consultants as a whole amounted to approximately $4.34 billion. The value of the contributed interests was estimated using an income approach based upon the present value of forecasts of ongoing cash flows for the business. Management deemed an income approach to be the most appropriate methodology due to the differences in the underlying business fundamentals among KKR's various business lines, especially as it relates to carried interest, and to a lesser extent the lack of public data for companies comparable to KKR as a whole. Assumptions utilized in the valuation analysis reflect management's forecast for the business, historical experience, current economic conditions and long-term normalized expectations that take into consideration estimated investment returns, investment holding periods, management fees, taxes and discount rates management deemed appropriate for the business.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

9. EQUITY-BASED COMPENSATION (Continued)

        The calculation of compensation expense, if any, was performed on a person by person basis. Individual grants at October 1, 2009, were based on past performance and anticipated future performance. These grants may have differed from historical ownership interests. To the extent the fair value of an individual's vested units received exceeded an individual's contributed ownership interests, additional expense was recorded. For principals and operating consultants whose value of ownership interests contributed was greater than the value of vested units received, no additional expense was recorded. Compensation expense is recognized for all unvested KKR Holdings units received by an individual over the vesting period.

        KKR Principal Units—Units granted to principals give rise to periodic employee compensation charges in the statements of operations based on the grant-date fair value of the award. For units vesting on the grant date, compensation expense is recognized on the date of grant based on the fair value of a unit (determined using the closing price of KKR Guernsey's common units) on the grant date multiplied by the number of vested units. In conjunction with the Transactions, certain principals received vested units in excess of the fair value of their contributed ownership interests in our historical businesses. Accordingly, to the extent the fair value (calculated as described above) of any vested units received in the Transactions exceeded the fair value of such principal's contributed interests, compensation expense was recorded in the statements of operations.

        Compensation expense on unvested units is calculated based on the fair value of a unit (determined using the latest available closing price of KKR Guernsey's units) at the time of grant, which is generally the closing price of the unit on the previous day, discounted for the lack of participation rights in the expected distributions on unvested units, which ranges from 1% to 32%, multiplied by the number of unvested units on the grant date. Additionally, the calculation of compensation expense on unvested units assumes a forfeiture rate of up to 3% annually based upon expected turnover by employee class. For the three months ended March 31, 2010, KKR recorded compensation expense of $182.4 million in relation to equity-based awards of KKR Group Partnership Units held through KKR Holdings to principals. As of March 31, 2010 there was approximately $853.4 million of estimated unrecognized compensation expense related to unvested awards. That cost is expected to be recognized over a weighted-average period of 1.7 years, using the graded attribution method, which treats each vesting portion as a separate award.

        Operating Consultant Units—Certain non-employee operating consultants provide services to KKR and certain of its portfolio companies, payment for which is made in the form of cash and KKR's equity. To the extent that these consultants no longer provide services to KKR, they are required to forfeit any unvested equity received. Units granted to operating consultants described above give rise to periodic general, administrative and other charges in the statements of operations. For units vesting on the grant date, expense is recognized on the date of grant based on the fair value of a unit (determined using the closing price of KKR Guernsey's units) on the grant date multiplied by the number of vested units. In conjunction with the Transactions, certain operating consultants received vested units in excess of the fair value of their contributed ownership interests in our historical businesses. Accordingly, to the extent the fair value (calculated as described above) of any vested units received in the Transactions exceeded the fair value of such operating consultant's contributed interests, general, administrative and other expense was recorded in the statements of operations.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

9. EQUITY-BASED COMPENSATION (Continued)

        General, administrative and other expense recognized on unvested units is calculated based on the fair value of a unit (determined using the latest available closing price of KKR Guernsey's units, which is generally the closing price of the unit on the previous day) on each reporting date and subsequently adjusted for the actual fair value of the award at each vesting date. Accordingly, the measured value of these units will not be finalized until each vesting date. Additionally, the calculation of the general administrative and other expense assumes a forfeiture rate of up to 3% annually based upon expected turnover by class of operating consultant. For the three months ended March 31, 2010, KKR recorded general, administrative and other expense of $38.0 million in relation to equity-based awards of KKR Group Partnership Units held through KKR Holdings to operating consultants. As of March 31, 2010, there was approximately $144.8 million of estimated unrecognized general, administrative and other expense related to unvested awards based on the total fair value of the unvested units on that date. Future general, administrative and other charges are expected to be recognized over a weighted-average period of 1.7 years, using the graded attribution method, which treats each vesting portion as a separate award.

        KKR has historically had low attrition among its principals and operating consultants and no substantial attrition among its most senior executives, the Senior Principals, on an annual basis. Based on this history, which KKR expects to continue for the forseeable future, KKR estimated a turnover rate of up to 3% annually based on expected turnover by employee class. KKR will periodically assess this forfeiture estimate as actual experience is observed and make revisions to compensation and general, administrative and other expense as necessary.

        A summary of the status of KKR's equity-based awards granted to KKR principals and operating consultants from January 1, 2010 through March 31, 2010 are presented below:

	KKR Principals		Operating Consultants
Unvested Units	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Balance, January 1, 2010	149,574,399	$7.87	18,298,202	$7.92
Granted	1,235,000	$8.27	770,000	$8.27
Vested	—		—
Exchanged	—		—
Forfeited	(271,334)	$7.99	(1,756,911)	$8.02

Balance, March 31, 2010	150,538,065	$8.10	17,311,291	$8.17

	Principal Awards	Operating Consultant Awards
Weighted average remaining vesting period (in years) over which unvested units are expected to vest	2.3	2.2

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

9. EQUITY-BASED COMPENSATION (Continued)

        The following table summarizes the vesting traunches for principals and operating consultants:

Vesting Date	Principal Units	Operating Consultant Units
April 1, 2010	6,434,381	1,006,106
October 1, 2010	33,089,850	3,845,718
April 1, 2011	3,386,182	871,289
October 1, 2011	27,348,912	2,951,578
April 1, 2012	177,379	10,031
October 1, 2012	26,790,419	2,882,211
October 1, 2013	26,655,471	2,872,179
October 1, 2014	26,655,471	2,872,179

	150,538,065	17,311,291

        Restricted Equity Units—Upon completion of the Transactions, grants of restricted equity units based on KKR Group Partnership Units held by KKR Holdings were made to professionals, support staff, and other personnel amounting to 8,559,679 units with a grant date fair value of $9.35 per unit. During the three months ended March 31, 2010, 80,000 restricted equity units were granted with a grant date fair value of $9.71 and 161,767 units were forfeited with a grant date fair value of $9.35. These will be funded by KKR Holdings and will not dilute KKR Guernsey's interests in the KKR Group Partnerships. The vesting of these equity units occurs in installments over three to five years from the date of grant and is contingent on, among other things, KKR Guernsey's (or a successor thereto) units becoming listed and traded on the New York Stock Exchange or another U.S. exchange. KKR believes that a listing on a U.S. exchange will be probable at such time as its shares are formally listed and begin trading. Pursuant to the Investment Agreement among KKR & Co. L.P. and certain of its affiliates and KKR Guernsey and certain of its affiliates, the obligation to list the KKR & Co. L.P. common units on a U.S. exchange is subject to the satisfaction or waiver of the following conditions: the KKR & Co. L.P. common units shall have been approved for listing on the relevant U.S. exchange subject to official notice of issuance; the registration statement of which this prospectus forms a part shall have become effective under the Securities Act; no order, injunction, judgment, award or decree issued by any governmental entity or other legal restraint or prohibition preventing the listing and distribution of the common units shall be in effect; and KKR Guernsey shall have contributed its interests in KKR to KKR & Co. L.P. in exchange for KKR & Co. L.P. common units. Accordingly, no compensation expense has been recorded related to these restricted equity units from date of grant through March 31, 2010. Total compensation expense at the weighted average grant date fair value of $9.35 per unit that will be recognized over the service period if the listing contingency is met is approximately $79,298.

        Discretionary Compensation and Discretionary Allocations—Certain KKR principals who hold KKR Group Partnership Units through KKR Holdings units are expected to be allocated, on a discretionary basis, distributions on KKR Group Partnership Units received by KKR Holdings. These discretionary amounts, which are expected to be determined each annual period, entitle the principal to receive amounts in excess of their vested equity interests. Because unvested units do not have distribution participation rights, any amounts allocated in excess of a principal's vested equity interests are reflected as employee compensation and benefits expense. These compensation charges have been

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

9. EQUITY-BASED COMPENSATION (Continued)

recorded based on the estimates of amounts expected to be paid. Compensation charges relating to this discretionary allocation amounted to $32.4 million for the three months ended March 31, 2010.

10. RELATED PARTY TRANSACTIONS

        Due from Affiliates consists of:

	March 31, 2010	December 31, 2009
Due from Principals(a)	$57,918	$77,075
Due from Related Entities	39,799	20,778
Due from Portfolio Companies	29,222	18,067
Due from Unconsolidated Funds	6,893	8,068

	$133,832	$123,988

(a)
Represents an amount due from KKR principals for the amount of the clawback obligation that would be required to be funded by KKR principals who do not hold direct controlling and economic interests in the KKR Group Partnerships. In periods prior to the Transactions, such amount was reflected as a capital deficit within partners' capital given the KKR principals held controlling and economic interests in the historical KKR. See Note 12 "Commitments and Contingencies."

        Due to Affiliates consists of:

	March 31, 2010	December 31, 2009
Due to KKR Holdings, L.P.	$—	$87,741

        Prior to the Transactions, KKR made an in-kind distribution of certain receivables of our management companies to KKR Holdings. These receivables represented amounts owed by our consolidated KKR Funds to our management companies. Subsequent to the distribution of these receivables, the amounts owed by the KKR Funds are payable to KKR Holdings and as such are no longer payable to a consolidated entity. Accordingly, the payable that existed at December 31, 2009 at the KKR Funds is reflected in Due to Affiliates. In periods prior to the Transactions, such amounts were eliminated in consolidation. This amount was paid to KKR Holdings in January 2010.

KKR Financial Holdings LLC ("KFN")

        KFN is a publicly traded specialty finance company whose limited liability company interests are listed on the New York Stock Exchange under the symbol "KFN." KFN is managed by KKR but is not under the common control of the Senior Principals or otherwise consolidated by KKR as control is maintained by third-party investors. KFN was organized in August 2004 and completed its initial public offering on June 24, 2005. As of March 31, 2010 and December 31, 2009, KFN had consolidated assets of $8.3 billion and $10.3 billion, respectively, and shareholders' equity of $1.3 billion and $1.2 billion, respectively. Shares of KFN held by KKR are accounted for as trading securities (see Note 2, "Summary of Significant Accounting Policies—Management fees received from consolidated and

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

10. RELATED PARTY TRANSACTIONS (Continued)

unconsolidated funds") and represented less than 1% of KFN's outstanding shares as of March 31, 2010 and December 31, 2009. If KKR were to exercise all of its outstanding vested options, KKR's ownership interest in KFN would be less than 1% of KFN's outstanding shares as of March 31, 2010 and December 31, 2009.

Discretionary Investments

        Certain of KKR's investment professionals, including its principals and other qualifying employees, are permitted to invest, and have invested, their own capital in side-by-side investments with its private equity funds. Side-by-side investments are investments in Portfolio Companies that are made on the same terms and conditions as those acquired by the applicable fund, except that the side-by-side investments are not subject to management fees or a carried interest. The cash invested by these individuals aggregated $19.3 million and $0.3 million for the three months ended March 31, 2010 and 2009, respectively. These investments are not included in the accompanying financial statements.

Aircraft and Other Services

        Certain of the Senior Principals own aircraft that KKR uses for business purposes in the ordinary course of its operations. These Senior Principals paid for the purchase of these aircraft with their personal funds and bear all operating, personnel and maintenance costs associated with their operation. The hourly rates that KKR pays for the use of these aircraft are based on current market rates for chartering private aircraft of the same type. KKR paid $2.1 million and $2.2 million for the use of these aircraft for the three months ended March 31, 2010 and 2009, respectively.

Facilities

        Certain of the Senior Principals are partners in a real-estate based partnership that maintains an ownership interest in KKR's Menlo Park location. Payments made to this partnership were $1.6 million and $1.3 million for the three months ended March 31, 2010 and 2009, respectively.

11. SEGMENT REPORTING

        KKR operates through three reportable business segments. These segments, which are differentiated primarily by their investment focuses and strategies, consist of the following:

Private Markets

        KKR's Private Markets segment is comprised of its global private equity business, which manages and sponsors a group of investment funds and vehicles that invest capital for long-term appreciation, either through controlling ownership of a company or strategic minority positions.

Public Markets

        KKR's Public Markets segment is comprised primarily of its fixed income businesses which manage capital in liquid credit strategies, such as leveraged loans and high yield bonds, and less liquid credit products such as mezzanine debt and capital solutions investments. KKR's capital solutions effort

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

focuses on special situations investing, including rescue financing, distressed investing, debtor-in-possession financing and exit financing.

        KKR executes these investment strategies through a specialty finance company and a number of investment funds, structured finance vehicles and separately managed accounts.

Capital Markets and Principal Activities

        KKR's Capital Markets and Principal Activities segment combines the assets KKR acquired in the Combination Transaction with its global capital markets business. We have included the assets and liabilities acquired from KPE in our Capital Markets and Principal Activities segment in order to separate the reporting of our principal investment activities from the reporting of our third party investment management activities. KKR's capital markets services include arranging debt and equity financing for transactions, placing and underwriting securities offerings, structuring new investment products and providing capital markets services.

Key Performance Measures

        Fee Related Earnings ("FRE") and Economic Net Income ("ENI") are key performance measures used by management. These measures are used by management in making resource deployment and operating decisions as well as assessing the overall performance of each of KKR's business segments.

FRE

        FRE is comprised of segment operating revenues, less segment operating expenses. The components of FRE on a segment basis differ from the equivalent GAAP amounts on a consolidated basis as a result of: (i) the inclusion of management fees earned from consolidated funds that were eliminated in consolidation; (ii) the exclusion of expenses of consolidated funds; (iii) the exclusion of charges relating to the amortization of intangible assets; (iv) the exclusion of charges relating to carry pool allocations; (v) the exclusion of non-cash equity charges and other non-cash compensation charges; (vi) the exclusion of certain reimbursable expenses and (vii) the exclusion of certain non-recurring items.

ENI

        ENI is a measure of profitability for KKR's reportable segments and is comprised of: (i) FRE; plus (ii) segment investment income, which is reduced for carry pool allocations and management fee refunds; less (iii) certain economic interests in KKR's segments held by third parties. ENI differs from net income (loss) on a GAAP basis as a result of: (i) the exclusion of the items referred to in FRE above; (ii) the exclusion of investment income relating to noncontrolling interests; and (iii) the exclusion of income taxes.

        KKR's reportable segments are presented prior to giving effect to the allocation of income (loss) between Group Holdings and KKR Holdings and as such represents KKR's business in total. Group Holdings' allocable portion of FRE and ENI would be calculated as approximately 30% of the amounts presented less applicable income taxes. In connection with the Transactions, KKR changed the format of its segment financial information in order to: (i) properly reflect the economic arrangements resulting from the Transactions, and (ii) provide more detail regarding fees and investment income. KKR has adjusted its segment financial information for the three months ended March 31, 2009 to reflect these changes, where applicable. None of these changes impacted economic net income.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

The following table presents the financial data for KKR's reportable segments as of and for the three months ended March 31, 2010:

	As of and For the Three Months Ended March 31, 2010
	Private Markets	Public Markets	Capital Markets and Principal Activities	Total Reportable Segments
Fees
Management and incentive fees:
Management fees	$98,160	$12,869	$—	$111,029
Incentive fees	—	12,500	—	12,500

Management and incentive fees	98,160	25,369	—	123,529

Monitoring and transaction fees:
Monitoring fees	22,532	—	—	22,532
Transaction fees	25,114	5,823	24,597	55,534
Fee Credits(1)	(10,077)	(4,190)	—	(14,267)

Net monitoring and transaction fees	37,569	1,633	24,597	63,799

Total fees	135,729	27,002	24,597	187,328

Expenses
Employee compensation and benefits	40,841	7,142	4,270	52,253
Other Operating Expense	38,671	4,165	1,850	44,686

Total expenses	79,512	11,307	6,120	96,939

Fee related earnings	56,217	15,695	18,477	90,389

Investment income (loss)
Gross carried interest	322,840	371	—	323,211
Less: allocation to KKR carry pool(2)	(99,233)	(149)	—	(99,382)
Less: management fee refunds(3)	(83,740)	—	—	(83,740)

Net carried interest	139,867	222	—	140,089
Other investment income (loss)	(2,594)	508	446,788	444,702

Total investment income (loss)	137,273	730	446,788	584,791

Income (loss) before noncontrolling interests in income of consolidated entities	193,490	16,425	465,265	675,180
Income (loss) attributable to noncontrolling interests(4)	(250)	145	481	376

Economic net income (loss)	$193,740	$16,280	$464,784	$674,804

Total Assets	$538,232	$75,050	$4,656,865	$5,270,147

Total Partners' Capital	$419,647	$62,272	$4,251,324	$4,733,243

(1)
KKR's agreements with the limited partners of certain of its investment funds require KKR to share with such limited partners a portion of any monitoring and transaction fees received from portfolio companies and allocable to their funds ("Fee Credits"). Fee Credits exclude fees that are

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

  not attributable to a fund's interest in a portfolio company and generally amount to 80% of monitoring and transaction fees allocable to the fund after related expenses are recovered.

(2)
With respect to KKR's active and future investment funds and co-investment vehicles that provide for carried interest, KKR will allocate to its principals, other professionals and selected other individuals who work in these operations a portion of the carried interest earned in relation to these funds as part of its carry pool.

(3)
Certain of KKR's investment funds require that KKR refund up to 20% of any cash management fees earned from limited partners in the event that the funds recognize a carried interest. At such time as the fund recognizes a carried interest in an amount sufficient to cover 20% of the management fees earned or a portion thereof, carried interest is reduced, not to exceed 20% of management fees earned.

(4)
Represents economic interests that will (i) allocate to a former principal an aggregate of 1% of profits and losses of KKR's management companies until a future date and (ii) allocate to a third party investor an aggregate of 2% of the equity in KKR's capital markets business.

  The following table reconciles KKR's total reportable segments to the financial statements as of and for the three months ended March 31, 2010:

	As of and For the Three Months Ended March 31, 2010
	Total Reportable Segments	Adjustments	Consolidated
Fees(a)	$187,328	$(81,297)	$106,031
Expenses(b)	$96,939	$366,369	$463,308
Investment income (loss)(c)	$584,791	$2,179,145	$2,763,936
Income (loss) before taxes	$675,180	$1,731,479	$2,406,659
Income (loss) attributable to noncontrolling interests	$376	$1,986,754	$1,987,130
Income (loss) attributable to KKR Holdings	$—	$292,241	$292,241
Total assets(d)	$5,270,147	$27,354,729	$32,624,876
Total Partners' Capital/Total Equity(e)	$4,733,243	$25,848,455	$30,581,698

(a)
The fees adjustment primarily represents (i) the elimination of management fees of $94,628, (ii) fee credits of $10,239 upon consolidation of the KKR Funds, and (iii) a gross up of reimbursable expenses of $3,092.

(b)
The expenses adjustment primarily represents (i) the inclusion of non-cash equity based payments which amounted to $252,759, (ii) allocations to the carry pool of $99,382, (iii) a gross up of reimbursable expenses of $3,092 (iv) operating expenses of $6,035 primarily associated with the inclusion of operating expenses upon consolidation of the KKR Funds and (v) other adjustments of $5,101.

(c)
The investment income (loss) adjustment primarily represents (i) the inclusion of investment income of $1,996,023 attributable to noncontrolling interests upon

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

  consolidation of the KKR Funds, (ii) allocations to the carry pool of $99,382, and (iii) a reduction for management fee refunds of $83,740.

(d)
Substantially all of the total assets adjustment represents the inclusion of private equity and other investments that are attributable to noncontrolling interests upon consolidation of the KKR Funds.

(e)
Substantially all of the total partners' capital adjustment represents the inclusion of private equity and other investments that are attributable to noncontrolling interests upon consolidation of the KKR Funds.

        The reconciliation of economic net income (loss) to net income (loss) attributable to Group Holdings as reported in the statements of operations consists of the following:

Three Months Ended March 31, 2010
Economic net income (loss)	$674,804
Income taxes	(13,452)
Amortization of intangibles	(947)
Non-cash equity based payments	(252,759)
Allocations to former principals	(21)
Allocation to KKR Holdings	(292,241)
Non-cash management fees, net	(1,548)

Net income (loss) attributable to KKR Group Holdings	$113,836

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

        The following table presents the financial data for KKR's reportable segments as of and for the three months ended March 31, 2009:

	As of and For the Three Months Ended March 31, 2009
	Private Markets	Public Markets	Capital Markets and Principal Activities	Total Reportable Segments
Fees
Management and incentive fees:
Management fees	$103,802	$12,068	$—	$115,870
Incentive fees	—	—	—	—

Management and incentive fees	103,802	12,068	—	115,870

Monitoring and transaction fees:
Monitoring fees	21,960	—	—	21,960
Transaction fees	—	—	191	191
Fee Credits(1)	(1,722)	—	—	(1,722)

Net monitoring and transaction fees	20,238	—	191	20,429

Total fees	124,040	12,068	191	136,299

Expenses
Employee compensation and benefits	36,398	5,623	2,249	44,270
Other operating expenses	39,431	6,121	1,093	46,645

Total expenses	75,829	11,744	3,342	90,915

Fee related earnings	48,211	324	(3,151)	45,384

Investment income (loss)
Gross carried interest	(69,125)	—	—	(69,125)
Less: allocation to KKR carry pool(2)	(1,006)	—	—	(1,006)
Less: management fee refunds(3)	—	—	—	—

Net carried interest	(70,131)	—	—	(70,131)
Other investment income (loss)	(25,470)	(660)	(1,317)	(27,447)

Total investment income (loss)	(95,601)	(660)	(1,317)	(97,578)

Income (loss) before noncontrolling interests in income of consolidated entities	(47,390)	(336)	(4,468)	(52,194)
Income (loss) attributable to noncontrolling interests(4)	—	—	(89)	(89)

Economic net income (loss)(5)	$(47,390)	$(336)	$(4,379)	$(52,105)

Total Assets	$223,493	$53,043	$22,321	$298,857

Total Partners' Capital	$(10,564)	$47,010	$(3,397)	$33,049

(1)
KKR's agreements with the limited partners of certain of its investment funds require KKR to share with such limited partners a portion of any monitoring and transaction fees received from portfolio companies and allocable to their funds ("Fee Credits"). Fee Credits exclude fees that are

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

  not attributable to a fund's interest in a portfolio company and generally amount to 80% of monitoring and transaction fees allocable to the fund after related expenses are recovered.

(2)
With respect to KKR's active and future investment funds and co-investment vehicles that provide for carried interest, KKR will allocate to its principals, other professionals and selected other individuals who work in these operations a portion of the carried interest earned in relation to these funds as part of its carry pool.

(3)
Certain of KKR's investment funds require that KKR refund up to 20% of any cash management fees earned from limited partners in the event that the funds recognize a carried interest. At such time as the fund recognizes a carried interest in an amount sufficient to cover 20% of the management fees earned or a portion thereof, carried interest is reduced, not to exceed 20% of management fees earned. In periods where investment returns subsequently decrease or turn negative, recognized carried interest will be reduced and in conjunction the amount of the management fee refund would be reduced resulting in income being recognized during the period.

(4)
Represents economic interests that will allocate to a third party investor an aggregate of 2% of the equity in KKR's capital markets business.

(5)
Represents three months of economic net income (loss) of which 100% was allocable to Group Holdings.

  The following table reconciles KKR's total reportable segments to the consolidated financial statements as of and for the three months ended March 31, 2009:

	As of and For the Three Months Ended March 31, 2009
	Total Reportable Segments	Adjustments	Consolidated
Fees(a)	$136,299	$(97,229)	$39,070
Expenses(b)	$90,915	$13,843	$104,758
Investment income (loss)(c)	$(97,578)	$(617,767)	$(715,345)
Income (loss) before taxes	$(52,194)	$(728,839)	$(781,033)
Income (loss) attributable to noncontrolling interests	$(89)	$(727,892)	$(727,981)
Income (loss) attributable to KKR Holdings	$—	$—	$—
Total assets(d)	$298,857	$21,584,066	$21,882,923
Total Partners' Capital/Total Equity(e)	$33,049	$19,193,049	$19,226,098

(a)
The fees adjustment primarily represents (i) the elimination of management fees of $102,515, (ii) fee credits of $1,722 upon consolidation of the KKR Funds, and (iii) a gross up of reimbursable expenses of $3,564.

(b)
The expenses adjustment consists of (i) a gross up of reimbursable expenses in the consolidated financial results of $3,564, (ii) inclusion of $7,823 of other operating expenses primarily relating to the consolidation of the KKR Funds, (iii) allocations to the carry pool of $1,006 and (iv) other adjustments of $1,450.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

11. SEGMENT REPORTING (Continued)

(c)
The investment income (loss) adjustment primarily represents the inclusion of investment loss of $618,773 attributable to noncontrolling interests upon consolidation of the KKR Funds and allocations to the carry pool of $1,006.

(d)
Substantially all of the total assets adjustment represents the inclusion of private equity and other investments that are attributable to noncontrolling interests upon consolidation of the KKR Funds.

(e)
Substantially all of the total partners' capital adjustment represents the inclusion of private equity and other investments that are attributable to noncontrolling interests upon consolidation of the KKR Funds.

        The reconciliation of economic net income (loss) to net income (loss) attributable to Group Holdings as reported in the statements of operations consists of the following:

Economic net income (loss)	$(52,105)
Income taxes	(1,531)
Amortization of intangibles	(947)

Net income (loss) attributable to KKR Group Holdings	$(54,583)

12. COMMITMENTS AND CONTINGENCIES

Debt Covenants

        Borrowings of KKR contain various customary debt covenants. These covenants do not, in management's opinion, materially restrict KKR's investment or financing strategy. KKR is in compliance with all of its debt covenants as of March 31, 2010.

Investment Commitments

        As of March 31, 2010, KKR had unfunded commitments to its private equity and other investment funds of $1,149.1 million.

Contingent Repayment Guarantees

        The instruments governing KKR's private equity funds generally include a "clawback" provision that, if triggered, may give rise to a contingent obligation that may require the general partners to return amounts to the fund for distribution to the limited partners at the end of the life of the fund. Under a "clawback" provision, upon the liquidation of a fund, the general partner is required to return, on an after-tax basis, previously distributed carry to the extent that, due to the diminished performance of later investments, the aggregate amount of carry distributions received by the general partner during the term of the fund exceed the amount to which the general partner was ultimately entitled. As of March 31, 2010, the amount of carried interest KKR principals have received, that is subject to this clawback provision was $701.1 million, assuming that all applicable private equity funds were liquidated at no value. Had the investments in such funds been liquidated at their March 31, 2010 fair values, the

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

12. COMMITMENTS AND CONTINGENCIES (Continued)

clawback obligation would have been $61.5 million of which $57.9 million is recorded in due from affiliates and $3.6 million is due from noncontrolling interest holders.

        Prior to the Transactions, certain KKR principals who received carried interest distributions with respect to the private equity funds had personally guaranteed, on a several basis and subject to a cap, the contingent obligations of the general partners of the private equity funds to repay amounts to fund limited partners pursuant to the general partners' clawback obligations.

        The terms of the Transactions require that KKR principals remain responsible for any clawback obligations relating to carry distributions received prior to the Transactions up to a maximum of $223.6 million. At March 31, 2010, KKR has recorded a receivable of $57.9 million within Due from Affiliates for the amount of the clawback obligation given it would be required to be funded by KKR principals who do not hold direct controlling and economic interests in the KKR Group Partnerships. In periods prior to the Transactions, such amount was reflected as a capital deficit within partners' capital given the KKR principals held controlling and economic interests in the historical KKR.

        Carry distributions arising subsequent to the Transactions will be allocated to Group Holdings, KKR Holdings and KKR principals (as carry pool participants) in accordance with the terms of the instruments governing the KKR Group Partnerships. KKR will indemnify its principals for any personal guarantees that they have provided with respect to such amounts.

        The instruments governing certain of KKR's private equity funds may also include a "net loss sharing provision," that, if triggered, may give rise to a contingent obligation that may require the general partners to contribute capital to the fund, to fund 20% of the net losses on investments. In connection with the "net loss sharing provisions," certain of KKR's private equity vehicles allocate a greater share of their investment losses to KKR relative to the amounts contributed by KKR to those vehicles. In these vehicles, such losses would be required to be paid by KKR to the limited partners in those vehicles in the event of a liquidation of the fund regardless of whether any carried interest had previously been distributed. Based on the fair market values as of March 31, 2010, KKR's contingent repayment obligation would have been approximately $12.7 million. If the vehicles were liquidated at zero value, the contingent repayment obligation would have been approximately $1,124.6 million as of March 31, 2010.

Indemnifications

        In the normal course of business, KKR and its subsidiaries enter into contracts that contain a variety of representations and warranties and provide general indemnifications. KKR's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against KKR that have not yet occurred. However, based on experience, KKR expects the risk of material loss to be remote.

Litigation

        From time to time, KKR is involved in various legal proceedings, lawsuits and claims incidental to the conduct of the Company's business. The Company believes that the ultimate liability arising from such proceedings, lawsuits and claims, if any, will not have a material effect on the KKR's financial condition, results of operations, or cash flows.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

12. COMMITMENTS AND CONTINGENCIES (Continued)

        In August 1999, KKR and certain of KKR's current and former personnel were named as defendants in an action brought in the Circuit Court of Jefferson County, Alabama, or the Alabama State Court, alleging breach of fiduciary duty and conspiracy in connection with the acquisition of Bruno's, Inc. ("Bruno's"), one of our former portfolio companies, in 1995. The action was removed to the U.S Bankruptcy Court for the Northern District of Alabama. In April 2000, the complaint in this action was amended to further allege that KKR and others violated state law by fraudulently misrepresenting the financial condition of Bruno's in an August 1995 subordinated notes offering relating to the acquisition and in Bruno's subsequent periodic financial disclosures. In January 2001, the action was transferred to the U.S. District Court for the Northern District of Alabama. In August 2009, the action was consolidated with a similar action brought against the underwriters of the August 1995 subordinated notes offering, which is pending before the Alabama State Court. The plaintiffs are seeking compensatory and punitive damages, in an unspecified amount to be proven at trial, for losses they allegedly suffered in connection with their purchase of the subordinated notes. In September 2009, KKR and the other named defendants moved to dismiss the action. In April 2010, the Alabama State Court granted in part and denied in part the motion to dismiss. As suggested by the Alabama State Court, KKR has filed a petition seeking an immediate appeal of certain rulings made by the Alabama State Court when denying the motion to dismiss. This petition is pending before the Alabama Supreme Court.

        In 2005, KKR and certain of KKR's current and former personnel were named as defendants in now-consolidated shareholder derivative actions in the Court of Chancery of the State of Delaware relating to Primedia Inc. ("Primedia"), a portfolio company no longer included in the financial statements. These actions claim that the board of directors of Primedia breached its fiduciary duty of loyalty in connection with the redemption of certain shares of preferred stock in 2004 and 2005. The plaintiffs further allege that KKR benefited from these redemptions of preferred stock at the expense of Primedia and that KKR usurped a corporate opportunity of Primedia in 2002 by purchasing shares of its preferred stock at a discount on the open market while causing Primedia to refrain from doing the same. In February 2008, the special litigation committee formed by the board of directors of Primedia, following a review of plaintiffs' claims, filed a motion to dismiss the actions. In March 2010, plaintiffs filed an amended complaint, including additional allegations concerning KKR's purchases of Primedia's preferred stock in 2002. Plaintiffs seek an accounting by defendants of unspecified damages to Primedia and an award of attorneys' fees and costs. Oral argument on the special litigation committee's motion to dismiss is scheduled for June 14, 2010.

        In December 2007, KKR, along with 15 other private equity firms and investment banks, were named as defendants in a purported class action complaint filed in the United States District Court for the District of Massachusetts by shareholders in certain public companies acquired by private equity firms since 2003. In August 2008, KKR, along with 16 other private equity firms and investment banks, were named as defendants in a purported consolidated amended class action complaint. The suit alleges that from mid-2003 defendants have violated antitrust laws by allegedly conspiring to rig bids, restrict the supply of private equity financing, fix the prices for target companies at artificially low levels, and divide up an alleged market for private equity services for leveraged buyouts. The complaint seeks injunctive relief on behalf of all persons who sold securities to any of the defendants in leveraged buyout transactions and specifically challenges nine transactions. The amended complaint also includes five purported sub-classes of plaintiffs seeking unspecified monetary damages and/or with respect to

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

12. COMMITMENTS AND CONTINGENCIES (Continued)

five of the nine challenged transactions. The first stage of discovery concluded on or about April 15, 2010, and on April 26, 2010, plaintiffs filed a motion seeking an order allowing plaintiffs to proceed to the second stage of discovery. KKR, along with the other named defendants, intends to oppose plaintiffs' motion.

        In August 2008, KFN, the members of the KFN's board of directors and certain of its current and former executive officers, including certain of KKR's current and former personnel, were named in a putative class action complaint filed by the Charter Township of Clinton Police and Fire Retirement System in the United States District Court for the Southern District of New York (the "Charter Litigation"). In March 2009, the lead plaintiff filed an amended complaint, which deleted as defendants the members of KFN's board of directors and named as individual defendants only KFN's former chief executive officer, KFN's former chief operating officer, and KFN's current chief financial officer (the "KFN Individual Defendants," and, together with KFN, "KFN Defendants"). The amended complaint alleges that KFN's April 2007 registration statement and prospectus and the financial statements incorporated therein contained material omissions in violation of Section 11 of the Securities Act of 1933, as amended (the "1933 Act"), regarding the risks and potential losses associated with KFN's real estate-related assets, KFN's ability to finance its real estate-related assets, and the adequacy of KFN's loss reserves for its real estate-related assets (the "alleged Section 11 violation"). The amended complaint further alleges that, pursuant to Section 15 of the Securities Act, the KFN Individual Defendants have legal responsibility for the alleged Section 11 violation. The amended complaint seeks judgment in favor of the lead plaintiff and the putative class for unspecified damages allegedly sustained as a result of the KFN Defendants' alleged misconduct, costs and expenses incurred by the lead plaintiff in the action, rescission or a rescissory measure of damages, and equitable or injunctive relief. In April 2009, the KFN Defendants filed a motion to dismiss the amended complaint for failure to state a claim under the Securities Act. Oral argument on Defendants' motion to dismiss is scheduled for June 14, 2010.

        In August 2008, the members of KFN's board of directors and its executive officers (the "Kostecka Individual Defendants") were named in a shareholder derivative action brought by Raymond W. Kostecka, a purported shareholder, in the Superior Court of California, County of San Francisco (the "California Derivative Action"). KFN was named as a nominal defendant. The complaint in the California Derivative Action asserts claims against the Kostecka Individual Defendants for breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment in connection with the conduct at issue in the Charter Litigation, including the filing of the April 2007 Registration Statement with alleged material misstatements and omissions. The complaint seeks judgment in favor of KFN for unspecified damages allegedly sustained as a result of the Kostecka Individual Defendants' alleged misconduct, costs and disbursements incurred by plaintiff in the action, equitable and/or injunctive relief, restitution, and an order directing KFN to reform its corporate governance and internal procedures to prevent a recurrence of the alleged misconduct. By order dated January 8, 2009, the Court approved the parties' stipulation to stay the proceedings in the California Derivative Action until the Charter Litigation is dismissed on the pleadings or KFN files an answer to the Charter Litigation.

        In March 2009, the members of KFN's board of directors and certain of its executive officers (the "Haley Individual Defendants") were named in a shareholder derivative action brought by Paul B.

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

12. COMMITMENTS AND CONTINGENCIES (Continued)

Haley, a purported shareholder, in the United States District Court for the Southern District of New York (the "New York Derivative Action"). KFN was named as a nominal defendant. The complaint in the New York Derivative Action asserts claims against the Haley Individual Defendants for breaches of fiduciary duty, breaches of the duty of full disclosure, and for contribution in connection with the conduct at issue in the Charter Litigation, including the filing of the April 2007 registration statement with alleged material misstatements and omissions. The complaint seeks judgment in favor of KFN for unspecified damages allegedly sustained as a result of the Haley Individual Defendants' alleged misconduct, a declaration that the Haley Individual Defendants are liable to KFN under Section 11 of the 1933 Act, costs and disbursements incurred by plaintiff in the action, and an order directing KFN to reform its corporate governance and internal procedures to prevent a recurrence of the alleged misconduct. By order dated June 18, 2009, the Court approved the parties' stipulation to stay the proceedings in the New York Derivative Action until the Charter Litigation is dismissed on the pleadings or KFN files an answer to the Charter Litigation.

        KKR believes that each of these actions is without merit and intends to defend them vigorously.

        In September 2006 and March 2009, we received requests for certain documents and other information from the Antitrust Division of the U.S. Department of Justice ("DOJ") in connection with the DOJ's investigation of private equity firms to determine whether they have engaged in conduct prohibited by United States antitrust laws. We are fully cooperating with the DOJ's investigation.

        In addition, in December 2009, our subsidiary Kohlberg Kravis Roberts & Co. (Fixed Income) LLC received a request from the Securities and Exchange Commission ("SEC") for information in connection with its examination of certain investment advisors in order to review trading procedures and valuation practices in the collateral pools of structured credit products. KKR is fully cooperating with the SEC's examination.

        Moreover, in the ordinary course of business, we are and can be both the defendant and the plaintiff in numerous actions with respect to bankruptcy, insolvency and other types of proceedings. Such lawsuits may involve claims that adversely affect the value of certain investments owned by our funds.

        No loss contingency has been recorded in any period presented in the financial statements because such losses are either not probable or reasonably estimable (or both) at the present time. Such matters are subject to many uncertainties and their ultimate outcomes are not predictable with assurance. Consequently, management is unable to estimate a range of potential loss, if any, related to these matters. At this time, management has not concluded whether the final resolution of any of these matters will have a material adverse effect upon the financial statements.

Principal Protected Product for Private Equity Investments

        The fund agreements for a private equity vehicle referred to as KKR's principal protected product for private equity investments contain provisions that require the fund underlying the principal protected product for private equity investments (the "Master Fund") to liquidate certain of its portfolio investments in order to satisfy liquidity requirements of the fund agreements, if the performance of the Master Fund is lower than certain benchmarks defined in the agreements. In an instance where the Master Fund is not in compliance with the defined liquidity requirements and has

KKR GROUP HOLDINGS L.P.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

(All Dollars are in Thousands Except Where Otherwise Noted)

12. COMMITMENTS AND CONTINGENCIES (Continued)

no remaining liquid portfolio investments, KKR has an obligation to purchase up to $18.4 million of illiquid portfolio investments of the Master Fund at 95% of their current fair market value. As of March 31, 2010, the performance of the Master Fund was lower than the defined benchmarks; however, the Master Fund was able to meet its defined liquidity requirements.

13. SUBSEQUENT EVENTS

        A cash distribution of $0.08 per KKR Guernsey unit, subject to applicable withholding taxes, will be paid on or about June 10, 2010 to KKR Guernsey unitholders of record as of the close of business on May 27, 2010. KKR Holdings will receive its pro rata share of the distribution from the KKR Group Partnerships.

        On May 10, 2010, KKR & Co. L.P. filed a separate registration statement on Form S-1 with the SEC indicating a plan to sell common units to the public.

SUPPLMENTARY FINANCIAL INFORMATION OF KKR & CO. (GUERNSEY) L.P.

Page
KKR & Co. (Guernsey) L.P.:
Report of Independent Registered Public Accounting Firm	S-3
Statements of Assets and Liabilities as of December 31, 2008, 2007 and 2006	S-4
Statements of Operations for the Years Ended December 31, 2008, and 2007 and the Period from April 18, 2006 (Date of Formation) to December 31, 2006	S-5
Statements of Changes in Net Assets for the Period from April 18, 2006 (Date of Formation) to December 31, 2006 and the Years Ended December 31, 2007 and 2008	S-6
Statements of Cash Flows for the Years Ended December 31, 2008, and 2007 and the Period from April 18, 2006 (Date of Formation) to December 31, 2006	S-7
Notes to the Financial Statements	S-8
Unaudited Statements of Assets and Liabilities as of September 30, 2009 and December 31, 2008	S-28
Unaudited Statements of Operations for the Nine Months Ended September 30, 2009 and September 30, 2008	S-29
Unaudited Statements of Changes in Net Assets for the Year Ended December 31, 2008 and the Nine Months Ended September 30, 2009	S-30
Unaudited Statements of Cash Flows for the Nine Months Ended September 30, 2009 and September 30, 2008	S-31
Notes to the Unaudited Financial Statements	S-32
KKR PEI Investments, L.P.:
Report of Independent Registered Public Accounting Firm	S-49
Consolidated Statements of Assets and Liabilities as of December 31, 2008, December 31, 2007 and December 31, 2006	S-50
Consolidated Schedule of Investments as of December 31, 2008	S-51
Consolidated Schedule of Investments as of December 31, 2007	S-52
Consolidated Schedule of Investments as of December 31, 2006	S-53
Consolidated Schedules of Securities Sold, Not Yet Purchased as of December 31, 2008, December 31, 2007 and December 31, 2006	S-54
Consolidated Schedules of Options Written as of December 31, 2008, December 31, 2007 and December 31, 2006	S-55
Consolidated Statements of Operations for the Years Ended December 31, 2008 and December 31, 2007 and the Period from April 18, 2006 (Date of Formation) to December 31, 2006	S-56
Consolidated Statements of Changes in Net Assets for the Years Ended December 31, 2007 and December 31, 2008 and the Period from April 18, 2006 (Date of Formation) to December 31, 2006	S-57

Page
Consolidated Statements of Cash Flows for the Period from April 18, 2006 (Date of Formation) to December 31, 2006 and the Years Ended December 31, 2008 and December 31, 2007	S-58
Notes to the Consolidated Financial Statements	S-59
Unaudited Consolidated Statements of Assets and Liabilities as of September 30, 2009 and December 31, 2008	S-97
Unaudited Consolidated Schedule of Investments as of September 30, 2009	S-98
Unaudited Consolidated Schedule of Investments as of December 31, 2008	S-99
Unaudited Consolidated Schedule of Securities Sold, Not Yet Purchased as of December 31, 2008	S-100
Unaudited Consolidated Statements of Operations for the Nine Months Ended September 30, 2009 and September 30, 2008	S-101
Unaudited Consolidated Statements of Changes in Net Assets for the Year Ended December 31, 2008 and the Nine Months Ended September 30, 2009	S-102
Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2009 and September 30, 2008	S-103
Notes to the Unaudited Consolidated Financial Statements	S-104

Report of Independent Registered Public Accounting Firm

To the Partners of KKR & Co. (Guernsey) L.P.:

        We have audited the accompanying statements of assets and liabilities of KKR & Co. (Guernsey) L.P. (the "Company") as of December 31, 2008, 2007 and 2006, and the related statements of operations, changes in net assets and cash flows for the years ended December 31, 2008 and 2007 and for the period from April 18, 2006 (Date of Formation) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of KKR & Co. (Guernsey) L.P. as of December 31, 2008, 2007 and 2006, and the results of its operations, changes in net assets and its cash flows for the years ended December 31, 2008 and 2007 and for the period from April 18, 2006 (Date of Formation) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, the financial statements include investments valued at $2,622,970,000 (100% of total assets), $4,984,533,000 (100% of total assets) and $5,035,945,000 (100% of total assets) as of December 31, 2008, 2007 and 2006, respectively, whose fair values have been estimated by the the Company's management in the absence of readily determinable fair values. Management's estimates are based on information provided by the fund managers or the general partners.

/s/ Deloitte & Touche LLP

New York, New York
February 27, 2009
(June 1, 2010, as to the Business Combination described in Note 1, and Note 13 as to subsequent events)

KKR & CO. (GUERNSEY) L.P.

STATEMENTS OF ASSETS AND LIABILITIES

(Amounts in thousands, except unit and per unit amounts)

	December 31, 2008	December 31, 2007	December 31, 2006
ASSETS:
Investments in limited partner interests of KKR PEI Investments, L.P., at fair value	$2,622,970	$4,984,533	$5,035,945
Cash and cash equivalents	2,095	452	1,116
Other assets	171	141	111

Total assets	2,625,236	4,985,126	5,037,172

LIABILITIES:
Accrued liabilities	4,927	1,823	1,209
Due to affiliate	1,640	930	364

Total liabilities	6,567	2,753	1,573

COMMITMENTS AND CONTINGENCIES	—	—	—

NET ASSETS	$2,618,669	$4,982,373	$5,035,599

NET ASSETS CONSIST OF:
Partners' capital contributions, net (common units outstanding of 204,902,226, 204,550,001 and 204,550,001, respectively)	$4,834,517	$4,830,110	$4,830,110
Distributable earnings (loss)	(2,215,848)	152,263	205,489

	$2,618,669	$4,982,373	$5,035,599

Net asset value per common unit	$12.78	$24.36	$24.62

Market price per common unit	$3.50	$18.16	$22.85

See accompanying notes to the financial statements.

KKR & CO. (GUERNSEY) L.P.

STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Year Ended		From April 18, 2006 (Date of Formation) to December 31, 2006
	December 31, 2008	December 31, 2007
NET INVESTMENT INCOME (LOSS) ALLOCATED FROM KKR PEI INVESTMENTS, L.P.:
Investment income	$45,277	$126,540	$143,220
Expenses	109,934	100,707	12,853

	(64,657)	25,833	130,367
INVESTMENT INCOME—Interest income	88	70	212
EXPENSES—General and administrative expenses	21,605	6,874	4,100

NET INVESTMENT INCOME (LOSS)	(86,174)	19,029	126,479

REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS AND FOREIGN CURRENCY ALLOCATED FROM KKR PEI INVESTMENTS, L.P:
Net realized gain (loss)	(104,356)	113,196	34,547
Net change in unrealized appreciation (depreciation)	(2,177,581)	(136,359)	83,327

Net gain (loss) on investments and foreign currency transactions	(2,281,937)	(23,163)	117,874

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(2,368,111)	$(4,134)	$244,353

See accompanying notes to the financial statements.

KKR & CO. (GUERNSEY) L.P.

STATEMENTS OF CHANGES IN NET ASSETS

(Amounts in thousands, except common units)

NET ASSETS—APRIL 18, 2006 (Date of Formation)	$—

NET INCREASE IN NET ASSETS FROM OPERATIONS FOR THE PERIOD FROM APRIL 18, 2006 (DATE OF FORMATION) TO DECEMBER 31, 2006:
Net investment income	126,479
Net gain on investments and foreign currency transactions	117,874

Net increase in net assets resulting from operations	244,353

Distribution to unitholders	(38,864)

NET INCREASE FROM CAPITAL TRANSACTIONS:
Partners' capital contributions (issued 204,550,001 common units)	5,113,750
Offering costs	(283,640)

Net increase from capital transactions	4,830,110

NET ASSETS—DECEMBER 31, 2006	5,035,599

NET DECREASE IN NET ASSETS FROM OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007:
Net investment income	19,029
Net loss on investments and foreign currency transactions	(23,163)

Net decrease in net assets resulting from operations	(4,134)

Distribution to unitholders	(49,092)

NET ASSETS—DECEMBER 31, 2007	4,982,373

NET DECREASE IN NET ASSETS FROM OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008:
Net investment loss	(86,174)
Net loss on investments and foreign currency transactions	(2,281,937)

Net decrease in net assets resulting from operations	(2,368,111)

Partners' capital contributions (issued 352,225 common units)	4,407

NET ASSETS—DECEMBER 31, 2008	$2,618,669

See accompanying notes to the financial statements.

KKR & CO. (GUERNSEY) L.P.

STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended		From April 18, 2006 (Date of Formation) to December 31, 2006
	December 31, 2008	December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase (decrease) in net assets resulting from operations	$(2,368,111)	$(4,134)	$244,353
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to cash and cash equivalents provided by (used in) operating activities:
Net investment loss (income) allocated from KKR PEI Investments, L.P.	64,657	(25,833)	(130,367)
Net loss (gain) on investments and foreign currency transactions allocated from KKR PEI Investments, L.P.	2,281,937	23,163	(117,874)
Share-based compensation expense.	49	25
Changes in operating assets and liabilities:
Purchases of limited partner interests	—	—	(4,826,568)
Distribution received from KKR PEI Investments, L.P.	14,969	54,082	38,864
Increase in other assets	(30)	(30)	(111)
Increase in accrued liabilities	3,055	589	1,209
Increase in due to affiliate	710	566	364

Net cash flows provided by (used in) operating activities	(2,764)	48,428	(4,790,130)

CASH FLOWS FROM FINANCING ACTIVITIES:
Partners' capital contributions	4,407	—	5,113,750
Offering costs	—	—	(283,640)
Distribution to unitholders	—	(49,092)	(38,864)

Net cash flow provided by (used in) financing activities	4,407	(49,092)	4,791,246

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,643	(664)	1,116
CASH AND CASH EQUIVALENTS—Beginning of period	452	1,116	—

CASH AND CASH EQUIVALENTS—End of period	$2,095	$452	$1,116

See accompanying notes to the financial statements.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS

1. BUSINESS

        KKR & Co. (Guernsey) L.P. ("KKR Guernsey"), formerly KKR Private Equity Investors, L.P. ("KPE"), is a Guernsey limited partnership comprised of (i) KKR Guernsey GP Limited (the "Managing Partner"), which holds 100% of the general partner interests in KKR Guernsey, and (ii) the holders of limited partner interests in KKR Guernsey. As of December 31, 2008, December 31, 2007 and December 31, 2006, KKR Guernsey's limited partner interests consist of one common unit that is held by the Managing Partner and 204,902,225 common units, 204,550,000 common units, and 204,550,000 common units, respectively, that are held by other limited partners. The common units are non-voting and are listed on Euronext Amsterdam by NYSE Euronext ("Euronext Amsterdam"), the regulated market of Euronext Amsterdam N.V. As of October 1, 2009, KPE and KKR completed the previously announced transaction to combine the businesses ("Combination Transaction") of KPE and KKR & Co. L.P. (together with its applicable affiliates, "KKR").

        The Combination Transaction was consummated on October 1, 2009, and therefore its effects are not included in the presentation of the financial statements as of and for the years ended December 31, 2008 and December 31, 2007 and as of and for the period from the date of formation on April 18, 2006 to December 31, 2006 included herein. The financial statements and footnotes do not reflect the results of KKR and are not representative of KKR results going forward.

        The Managing Partner is a Guernsey limited company, owned by individuals who are affiliated with KKR. The Managing Partner is responsible for managing the business and affairs of KKR Guernsey.

        From the date of formation on April 18, 2006 through September 30, 2009, which includes all periods before the Combination Transaction, KKR Guernsey made all of its investments through KKR PEI Investments, L.P. (the "KPE Investment Partnership"), of which it was the sole limited partner. The KPE Investment Partnership invests predominantly in private equity investments identified by KKR. Private equity investments consist of investments in limited partner interests in KKR's private equity funds, co-investments in certain portfolio companies of those funds and investments significantly negotiated by KKR in equity or equity-linked securities, which we refer to as negotiated equity investments. The KPE Investment Partnership makes other investments in opportunistic investments, which are investments identified by KKR in the course of its business other than private equity investments, including public equities and fixed income investments. The KPE Investment Partnership manages cash and liquidity through temporary investments.

        KKR Guernsey was granted consent to raise funds under The Control of Borrowing (Bailiwick of Guernsey) Ordinances 1959, as amended (the "Old Rules").

        Effective October 29, 2008, all but limited sections of the Old Rules have been repealed and the Authorized Closed-Ended Investment Schemes Rules 2008 (the "New Rules") have been introduced by the Guernsey Financial Services Commission ("GFSC") with effect from December 15, 2008 under the Protection of Investors (Bailiwick of Guernsey) Law 1987, as amended. KKR Guernsey operates in accordance with the provisions of the New Rules. There is no requirement for existing funds authorized by GFSC to amend their principal documents so as to comply with The New Rules immediately, but principal documents must be amended to comply by December 15, 2010 or earlier if such documents are revised before that date.

        Effective October 29, 2008, KKR Guernsey became regulated under the New Rules and is deemed to be an authorized closed-ended investment scheme under the New Rules. KKR Guernsey had an

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

1. BUSINESS (Continued)

option to elect to be treated as a less regulated registered collective investment scheme by writing to the GFSC on or before April 30, 2009. KKR Guernsey did not make such election.

        The KPE Investment Partnership is a Guernsey limited partnership comprised of (i) KKR PEI Associates, L.P. (the "Associate Investor"), which holds 100% of the general partner interests in the KPE Investment Partnership, which represented a 0.2% interest as of December 31, 2008, December 31, 2007 and December 31, 2006 and (ii) before the Combination Transaction, KKR Guernsey, which held 100% of the limited partner interests in the KPE Investment Partnership, which represented a 99.8% interest as of December 31, 2008, December 31, 2007 and December 31, 2006. As the KPE Investment Partnership's sole general partner, the Associate Investor is responsible for managing the business and affairs of the KPE Investment Partnership. Because the Associate Investor is itself a Guernsey limited partnership, its general partner, KKR PEI GP Limited (the "Managing Investor"), a Guernsey limited company that, prior to the Combination Transaction, was owned by individuals who are affiliated with KKR, is effectively responsible for managing the KPE Investment Partnership's business and affairs.

        The KPE Investment Partnership's limited partnership agreement provides that its investments must comply with the investment policies and procedures that were established from time to time by the Managing Partner's board of directors on behalf of KKR Guernsey. Prior to the Combination Transaction, KKR Guernsey's investment policies and procedures provided, among other things, that the KPE Investment Partnership would invest at least 75% of its adjusted assets in private equity and temporary investments and no more than 25% of its adjusted assets in opportunistic investments. "Adjusted assets" were defined as the KPE Investment Partnership's consolidated assets less the amount of indebtedness that was recorded as a liability on its consolidated statements of assets and liabilities. As of December 31, 2008, the KPE Investment Partnership had invested 96.0% of its adjusted assets in private equity and temporary investments and 4.0% of its adjusted assets in opportunistic investments. These policies were revised in connection with the Combination Transaction to permit the investment of any assets in opportunistic investments, subject to certain tax considerations.

Combination Transaction

        On October 1, 2009, KPE and KKR completed the previously announced Combination Transaction. KPE changed its name to KKR & Co. (Guernsey) L.P., and, effective October 2, 2009, the ticker symbol for KKR Guernsey's units on Euronext Amsterdam changed from "KPE" to "KKR."

        Under the terms of the Combination Transaction, KKR acquired all of the assets and all of the liabilities of KKR Guernsey and combined them with its asset management business (the "Combined Business"). In exchange, KKR Guernsey received interests representing 30% of the outstanding equity in the Combined Business. KKR Guernsey's 30% interest in the Combined Business is held through KKR Group Holdings L.P. ("Group Holdings"), a Cayman limited partnership. The remaining 70% interest in the Combined Business is beneficially owned through KKR Holdings L.P. by KKR's principals. In connection with the Combination Transaction, KKR Management Holdings L.P., a Delaware limited partnership, and KKR Fund Holdings L.P., a Cayman limited partnership (collectively the "KKR Group Partnerships"), which together own the Combined Business, acquired all outstanding non-controlling interests in the KPE Investment Partnership. The KPE Investment Partnership became

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

1. BUSINESS (Continued)

a wholly owned subsidiary of the KKR Group Partnerships upon completion of the Combination Transaction.

        KKR expects to allocate approximately 40% of the carry it receives from its funds and co-investment vehicles to its carry pool, although this percentage may fluctuate over time. Allocations to the carry pool may not exceed 40% without the approval of a majority of the independent directors of the Managing Partner.

        KKR Guernsey unitholders' holdings of KKR Guernsey units did not change as a result of the Combination Transaction. The Combination Transaction did not involve the payment of any cash consideration or involve an offering of any newly issued securities to the public, and KKR executives did not sell any interests in KKR or the Combined Business. KKR Guernsey's units remain subject to the same restrictions on ownership and transfer that KKR Guernsey's units were subject to prior to the completion of this Combination Transaction.

        While KKR Guernsey has retained its listing on Euronext Amsterdam following completion of the Combination Transaction, KKR has the ability to seek a U.S. listing of the Combined Business in the future on either the New York Stock Exchange or NASDAQ. If KKR does not seek a U.S. listing of the Combined Business during the 12-month period following August 4, 2009, the date on which the conditions precedent to the Combination Transaction were satisfied, KKR Guernsey has the right to cause the Combined Business to seek a U.S. listing after that time.

        Among other actions taken by KKR Guernsey and KKR in connection with the Combination Transaction, KKR Guernsey entered into an investment agreement, an exchange agreement and tax receivables agreement, which provide for certain rights of KKR Guernsey to cause KKR to use its reasonable best efforts to become listed on a U.S. stock exchange, certain obligations of KKR Guernsey to issue common units in exchange for certain equity interests in KKR, certain payments by KKR Guernsey's intermediate holding company based on certain tax benefits, if any, arising from such exchanges, and other matters. In addition, KKR established a KKR Management Holdings L.P. 2009 Equity Incentive Plan, pursuant to which KKR is authorized to issue awards up to 15% of certain KKR equity interests on a fully converted and diluted basis, subject to adjustment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The financial statements of KKR Guernsey were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and are presented in U.S. dollars. On October 16, 2007, KKR Guernsey received a letter from the Netherlands Authority for the Financial Markets ("AFM") in which the AFM granted KKR Guernsey special dispensation from the requirement to prepare financial statements in accordance with Dutch GAAP and International Financial Reporting Standards so long as KKR Guernsey's financial statements are prepared in accordance with U.S. GAAP. Prior to the receipt of this letter, KKR Guernsey's financial statements were prepared in accordance with U.S. GAAP pursuant to a temporary approval from the AFM. KKR Guernsey utilizes the U.S. dollar as its functional currency. Effective January 1, 2009, Dutch law allows certain issuers with a statutory seat outside the European Economic Area, such as KKR Guernsey, to prepare their financial statements in accordance with U.S. GAAP.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Prior to the Combination Transaction, because KKR Guernsey did not hold a controlling interest in the KPE Investment Partnership and because of the exclusion for investment companies included in Financial Accounting Standards Board ("FASB") Interpretation No. 46, Consolidation of Variable Interest Entities, as amended by Interpretation No. ("FIN") 46(R), KKR Guernsey did not consolidate the results of operations, assets or liabilities of the KPE Investment Partnership in its financial statements. However, KKR Guernsey did reflect its proportionate share of the KPE Investment Partnership's net investment income or loss and net gain or loss on investments and foreign currency transactions in its statement of operations. The consolidated financial statements of the KPE Investment Partnership, including the schedule of its investments, should be read in conjunction with KKR Guernsey's financial statements.

        The preparation of financial statements in conformity with U.S. GAAP requires the making of estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results may vary from estimates in amounts that may be material to the financial statements. The valuation of KKR Guernsey's limited partner interests in the KPE Investment Partnership and the underlying valuation of certain of the KPE Investment Partnership's investments involve estimates and are subject to the judgment of the Managing Partner and the Managing Investor, respectively. The financial statements reflect all adjustments which are, in the opinion of the Managing Partner, necessary to fairly state the results for the periods presented.

        The Managing Partner has reviewed KKR Guernsey's current financial condition and its future obligations and expects KKR Guernsey to continue as a going concern for at least the next year. In connection with the Combination Transaction, KKR acquired all of the assets and all of the liabilities of KKR Guernsey. KKR Guernsey utilizes a reporting schedule comprised of four three-month quarters with an annual accounting period that ends on December 31. The quarterly periods end on March 31, June 30, September 30 and December 31. The financial results presented herein include activity for the years ended December 31, 2008 and December 31, 2007 and for the period from the date of formation on April 18, 2006 to December 31, 2006, referred to as "the partial year ended December 31, 2006". The operations of KKR Guernsey effectively commenced on May 10, 2006, upon receipt of the net proceeds from the May 3, 2006 initial offering. Therefore, the activity presented for the partial year ended December 31, 2006 is not comparable to that for the years ended December 31, 2008 and December 31, 2007.

        As of December 31, 2008, December 31, 2007 and December 31, 2006, KKR Guernsey operated through one reportable business segment for management reporting purposes.

Valuation of Limited Partner Interests

        KKR Guernsey recorded its investment in the KPE Investment Partnership at fair value. Because valuing investments requires the application of valuation principles to the specific facts and circumstances of the investments, in satisfying their responsibilities, the Managing Partner utilizes the services of KKR to determine the fair values of certain investments and the services of Duff & Phelps, LLC, an independent valuation firm, which performs certain agreed upon procedures with respect to valuations that are prepared by KKR, to confirm that such valuations are not unreasonable. Valuation of investments held by the KPE Investment Partnership is further discussed in the notes to the KPE Investment Partnership's consolidated financial statements.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurements

        KKR Guernsey uses a hierarchal disclosure framework to report the fair value of its investments, which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

        Investments measured and reported at fair value are classified and disclosed in one of the following categories:

          Level I—An unadjusted quoted price in an active market provides the most reliable evidence of fair value and is used to measure fair value whenever available.

          Level II—Inputs other than unadjusted quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.

          Level III—Inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation.

        KKR Guernsey's investments in limited partner interests in the KPE Investment Partnership were considered Level III investments, as the investments did not have a readily available market. As such, the investments in limited partner interests were valued by the Managing Partner and recorded at the determined fair value. Such limited partner interests are generally valued at an amount that is equal to the aggregate value of the assets, which are net of any related liabilities, of the KPE Investment Partnership that KKR Guernsey would receive if such assets were sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale and the distribution of the net proceeds from such sales were distributed to KKR Guernsey in accordance with the KPE Investment Partnership's limited partnership agreement. This amount is generally expected to be equal to the KPE Investment Partnership's consolidated net asset value as of the valuation date, as adjusted to reflect the allocation of consolidated net assets to the Associate Investor. The KPE Investment Partnership's net asset value is expected to increase or decrease from time to time based on the amount of investment income, operating expenses and realized gains and losses on the sale of investments and related foreign currency transactions, if any, that it records and the net changes in the unrealized appreciation and/or depreciation and related foreign currency transactions of its investments.

        Because of the inherent uncertainty of the valuation process, the fair value may differ materially from the actual value that would be realized if such investments were sold in an orderly disposition and the resulting net proceeds that would be distributed in accordance with the KPE Investment Partnership's limited partnership agreement.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash held in banks and liquid investments with maturities, at the date of acquisition, not exceeding 90 days.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk

        As of December 31, 2008, December 31, 2007 and December 31, 2006, the majority of KKR Guernsey's cash and cash equivalents was held by one financial institution.

Other Assets

        As of December 31, 2008, December 31, 2007 and December 31, 2006, other assets were comprised primarily of insurance payments and payments for other professional services, which are amortized on a straight-line basis over the related period.

Investment Income

        Income is recognized when earned. KKR Guernsey recorded its proportionate share of the KPE Investment Partnership's investment income. In addition, KKR Guernsey records its own investment income, which was comprised of interest income related to cash management activities during the years ended December 31, 2008 and December 31, 2007 and the partial year ended December 31, 2006.

General and Administrative Expenses

        Expenses are recognized when incurred. KKR Guernsey recorded its proportionate share of the KPE Investment Partnership's expenses. In addition, KKR Guernsey records its own general and administrative expenses, which were comprised primarily of administrative costs (some of which may be expenses of KKR that are attributable to KKR Guernsey's operations and reimbursable under the services agreement), professional fees, , the directors' fees and expenses that the Managing Partner pays to its independent directors, costs incurred in connection with the Combination Transaction and KKR Guernsey's allocated share of the total management fees that are payable under the services agreement, if any.

        During the years ended December 31, 2008 and December 31, 2007 and the partial year ended December 31, 2006, fees for audit services of $0.3 million, $0.3 million and $0.3 million, respectively, were included in general and administrative expenses.

        Neither KKR Guernsey nor its Managing Partner employs any of the individuals who carry out the day-to-day management and operations of KKR Guernsey. The investment professionals and other personnel that carry out investment and other activities are members of KKR's general partner or employees of KKR and its subsidiaries. Their services are provided to KKR Guernsey for its benefit under the services agreement with KKR. None of these individuals, including the Managing Partner's chief financial officer, are required to be dedicated full-time to KKR Guernsey.

Share-Based Compensation Expense

        KKR Guernsey accounted for its share-based payment transactions using a fair-value-based measurement method. See Note 8, "Stock Appreciation Rights."

Taxes

        KKR Guernsey is not a taxable entity in Guernsey, has made a protective election to be treated as a partnership for U.S. federal income tax purposes and, has incurred no U.S. federal income tax

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

liability. Certain subsidiaries of the KPE Investment Partnership also made elections to be treated as disregarded entities for U.S. federal income tax purposes. Each unitholder takes into account its allocable share of items of income, gain, loss, deduction and credit of the partnership in computing its U.S. federal income tax liability. Items of income, gain, loss, deduction and credit of certain subsidiaries of the KPE Investment Partnership are treated as items of the KPE Investment Partnership for U.S. federal income tax purposes. KKR Guernsey filed U.S. federal and state tax returns for the 2006, 2007 and 2008 tax years, which are subject to the possibility of an audit until the expiration of the applicable statute of limitations.

Distribution Policy

        The Managing Partner has adopted a distribution policy for KKR Guernsey whereby KKR Guernsey may make distributions, which will be payable to all Unitholders, in an amount in U.S. dollars that is generally expected to be sufficient to permit U.S. unitholders to fund their estimated U.S. tax obligations (including any federal, state and local income taxes) with respect to their distributive shares of taxable net income or gain, after taking into account any withholding tax imposed on KKR Guernsey. For any particular unitholder, such distributions may not be sufficient to pay the unitholder's actual U.S. or non-U.S. tax liability. Under KKR Guernsey's limited partnership agreement, distributions to Unitholders will be made only as determined by the Managing Partner in its sole discretion.

Guarantees

        At the inception of the issuance of guarantees, if any, KKR Guernsey will record the fair value of the guarantee as a liability, with the offsetting entry being recorded based on the circumstances in which the guarantee was issued. KKR Guernsey did not have any such guarantees in place as of December 31, 2008, December 31, 2007 or December 31, 2006.

Recently Issued Accounting Pronouncements

Accounting for Uncertainty in Income Taxes

        In July 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, which was effective for fiscal years beginning after December 15, 2006. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a comprehensive model for how an entity should recognize, measure, present and disclose in its financial statements uncertain tax positions that the entity has taken or expects to take on a tax return. KKR Guernsey adopted FIN No. 48 during the year ended December 31, 2007 and the adoption did not have a material impact on KKR Guernsey's financial statements.

Measuring Fair Value

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies to reporting periods beginning after November 15, 2007. KKR Guernsey adopted SFAS No. 157 during the first quarter of 2008. SFAS No. 157 did not have a material impact on the financial statements of KKR Guernsey.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In October 2008, the FASB issued FASB Staff Position No. 157-3 (FSP No. 157-3), Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for the financial asset is not active. FSP No. 157-3 was effective upon issuance and did not have a material impact on KKR Guernsey's financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings. KKR Guernsey adopted SFAS No. 159 during the first quarter of 2008. SFAS No. 159 did not have a material impact on the financial statements of KKR Guernsey.

Clarification of the Scope of the Audit and Accounting Guide Investment Companies

        In June 2007, the AICPA issued Statement of Position No. 07-01, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies ("SOP 07-01"). SOP 07-01 addresses whether the accounting principles of the Audit and Accounting Guide for Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. On October 17, 2007, the FASB board deferred the effective date for applying SOP 07-01 indefinitely. KKR Guernsey accounts for its investments at fair value and is exempt from consolidation requirements under current accounting rules. As such, KKR Guernsey does not consolidate the results of operations, assets or liabilities of the KPE Investment Partnership in its financial statements.

Derivative Instruments and Hedging Activities

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 ("SFAS No. 161"). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. KKR Guernsey is currently evaluating the impact of adopting SFAS No. 161 on its financial statements.

Hierarchy of Generally Accepted Accounting Principles

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS No. 162 is effective 60 days following the U.S.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities and Exchange Commission's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Presented Fairly in Conformity with Generally Accepted Accounting Principles. KKR Guernsey is currently evaluating the impact of adopting SFAS No. 162 on its financial statements.

3. INVESTMENTS IN LIMITED PARTNER INTERESTS OF THE KPE INVESTMENT PARTNERSHIP

        Although investments made with KKR Guernsey's capital by the KPE Investment Partnership do not appear as direct investments in KKR Guernsey's financial statements, KKR Guernsey is directly affected by the overall performance of these investments.

        KKR Guernsey's investment in the KPE Investment Partnership consists of limited partner interests that are not registered under the U.S. Securities of Act of 1933, as amended (the "Act"). KKR Guernsey does not have the right to demand the registration of these limited partner interests under the Act. See Note 2, "Summary of Significant Accounting Policies—Valuation of Limited Partner Interests" for a description of the valuation of these limited partner interests.

4. FAIR VALUE MEASUREMENTS

        As of December 31, 2008 and December 31, 2007, the fair value of KKR Guernsey's cash and cash equivalents was $2.1 million and $0.5 million, respectively, and was classified as Level I.

        As of December 31, 2008 and December 31, 2007, KKR Guernsey's investments in limited partner interests in the KPE Investment Partnership were valued at $2,623.0 million and $4,984.5 million, respectively, which represented 99.9% and 100.0%, respectively, of KKR Guernsey's investments. The fair value of such investments was estimated by the Managing Partner in the absence of readily determinable fair values and was classified as Level III.

        The changes in limited partner interests measured at fair value for which KKR Guernsey used Level III inputs to determine fair value were as follows, with amounts in thousands:

Fair value of limited partner interests as of December 31, 2007	$4,984,533
Distributions from the KPE Investment Partnership	(14,969)
Allocations from the KPE Investment Partnership:
Net investment loss	(64,657)
Net realized loss	(104,356)
Net change in unrealized depreciation	(2,177,581)

Fair value of limited partner interests as of December 31, 2008	$2,622,970

        KKR Guernsey did not hold any Level II category investments.

5. LIABILITIES

        As of December 31, 2008, December 31, 2007 and December 31, 2006, accrued liabilities of $4.9 million, $1.8 million and $1.2 million, respectively, were comprised of accrued professional fees, payments owed to vendors for services provided to KKR Guernsey in the normal course of business and fees and expenses of the Managing Partner's board of directors.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

5. LIABILITIES (Continued)

        As of December 31, 2008, December 31, 2007 and December 31, 2006, the amount due to affiliate of $1.6 million, $0.9 million and $0.4 million, respectively represented reimbursable direct expenses incurred by KKR.

6. COMMON UNITS

        On May 3, 2006, in connection with the initial offering of the common units, KKR Guernsey issued and sold (i) 200,000,000 common units to investors in a global offering, (ii) 2,600,000 common units to an affiliate of KKR and (iii) 1 common unit to the Managing Partner. The issue price for the common units was $25.00 per common unit, resulting in gross proceeds, before managers, commissions, placement fees, and other expenses, of $5,065.0 million.

        In addition, 30,000,000 common units were issued to the Managing Partner pursuant to an over-allotment option. On June 6, 2006, the managers of the initial offering purchased 1,950,000 common units pursuant to the over-allotment option, resulting in additional gross proceeds of $48.8 million, and the unsold common units were returned and cancelled.

        Upon completion of the initial offering and related transactions, KKR Guernsey had 204,550,001 common units outstanding. The transactions related to the initial offering and related transactions resulted in aggregate net proceeds to KKR Guernsey of $4,830.1 million. On March 31, 2008, KKR Guernsey issued 352,225 common units to an affiliate of KKR in accordance with the investment agreement at a price of $12.51 per unit, resulting in total proceeds of $4.4 million. As of December 31, 2008, KKR Guernsey had 204,902,226 common units outstanding.

        KKR Guernsey established a restricted deposit facility for a portion of its common units pursuant to which common units are deposited with a depositary bank in exchange for restricted depositary units ("RDUs") that are evidenced by restricted depositary receipts, subject to compliance with applicable ownership and transfer restrictions. The RDUs have not been listed on any securities exchange.

        Effective October 2, 2009, the ticker symbol for KKR Guernsey's common units was changed to "KKR".

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

7. DISTRIBUTABLE EARNINGS (LOSS)

        Distributable earnings (loss) were comprised of the following, with amounts in thousands:

Distributable earnings (loss) as of April 18, 2006	$—
Net increase in net assets resulting from operations during the partial year ended December 31, 2006	244,353
Distribution to unitholders	(38,864)

Distributable earnings as of December 31, 2006	205,489
Net decrease in net assets resulting from operations during the year ended December 31, 2007	(4,134)
Distribution to unitholders	(49,092)

Distributable earnings as of December 31, 2007	152,263
Net decrease in net assets resulting from operations during the year ended December 31, 2008	(2,368,111)

Distributable loss as of December 31, 2008	$(2,215,848)

        As of December 31, 2008, December 31, 2007 and December 31, 2006, the accumulated undistributed net investment income was $59.3 million, $145.5 million and $126.5 million, respectively. The accumulated undistributed net realized gain on investments and foreign currency transactions was $43.3 million, $147.7 million and $34.5 million as of December 31, 2008, December 31, 2007 and December 31, 2006, respectively. The accumulated undistributed net unrealized depreciation on investments and foreign currency transactions was $2,230.6 million and $53.0 million as of December 31, 2008, December, 31, 2007, respectively. As of December 31, 2006 the accumulated undistributed net unrealized appreciation on investments and foreign currency transactions was $83.3 million.

8. STOCK APPRECIATION RIGHTS

        In March 2007, the board of directors of the Managing Partner approved the KKR Private Equity Investors, L.P. 2007 Equity Incentive Plan (the "Plan"). The Plan provides for the grant of options, share appreciation rights ("SARs"), restricted units and other unit-based awards to eligible directors, officers, employees (if any) and key service providers. The plan allows for the issuance of awards with respect to an aggregate of 1,000,000 common units. Compensation expense is measured based on the grant date fair value of the SARs and recognized over the vesting period of the SARs on a straight-line basis.

        As of December 31, 2008, 190,581 SARs were granted to key service providers at a base value not less than the closing price of common units on the date of grant. The weighted average grant date exercise price and fair value of SARs granted was $5.85 and $2.20, respectively. The SARs were scheduled to vest over a four year period and to have a term not longer than ten years from the date of grant. As of December 31, 2008, a total of 14,739 SARs were vested.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

8. STOCK APPRECIATION RIGHTS (Continued)

        The fair values of the SARs were calculated at the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used in the Black-Scholes option-pricing model to value the SARs granted as of December 31, 2008:

Expected life	10 years
Volatility factor	46.7%
Risk-free interest rate	2.8%
Dividend yield	0.0%

        The expected life of the SARs granted was estimated based on the expiration date per the Plan.

        During the years ended December 31, 2008 and December 31, 2007, the SARs resulted in share-based compensation expense of less than $0.1 million during each respective period. There were no grants, and therefore, no share-based compensation expense during the partial year ended December 31, 2006. As of December 31, 2008, there was approximately $0.2 million of total unrecognized compensation cost related to unvested share-based compensation awards granted under the Plan, which did not include the effect of future grants of equity compensation, if any.

9. RELATIONSHIP WITH KKR AND RELATED-PARTY TRANSACTIONS

        In connection with the formation of KKR Guernsey and the initial offering of its common units, affiliates of KKR contributed $75.0 million in cash to KKR Guernsey and the KPE Investment Partnership, of which $65.0 million was contributed to KKR Guernsey in exchange for common units at the initial offering price of $25.00 and $10.0 million was contributed to the KPE Investment Partnership in respect of general partner interests in the KPE Investment Partnership. On March 31, 2008, affiliates of KKR contributed $4.4 million to KKR Guernsey in exchange for 352,225 additional common units at a price per unit of $12.51 in fulfillment of KKR's obligation to reinvest a portion of the carried interests and incentive distribution rights received by KKR in respect of investments made by the KPE Investment Partnership.

        Subject to the supervision of the board of directors of the Managing Partner and the board of directors of the Managing Investor, KKR assists KKR Guernsey and the KPE Investment Partnership in selecting, evaluating, structuring, diligencing, negotiating, executing, monitoring and exiting investments and managing uninvested capital and also provides financial, legal, tax, accounting and other administrative services. These investment activities are carried out by KKR's investment professionals and KKR's investment committee pursuant to the services agreement or under investment management agreements between KKR and its investment funds.

Services Agreement

        KKR Guernsey, the Managing Partner, the KPE Investment Partnership, the Associate Investor and the Managing Investor have entered into a services agreement with KKR pursuant to which KKR has agreed to provide certain investment, financial advisory, operational and other services to them. Under the services agreement, KKR is responsible for the day-to-day operations of the service recipients and is subject at all times to the supervision of their respective governing bodies, including the board of directors of the Managing Partner and the board of directors of the Managing Investor.

        The services agreement contains certain provisions requiring KKR Guernsey and the other service recipients to indemnify KKR and its affiliates with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct or gross negligence. The Managing Partner has evaluated

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

9. RELATIONSHIP WITH KKR AND RELATED-PARTY TRANSACTIONS (Continued)

the impact of these guarantees on the financial statements and determined that they are not material as of December 31, 2008.

Management Fees

        Under the services agreement, KKR Guernsey and the other service recipients jointly and severally agreed to pay KKR a management fee, quarterly in arrears, in an aggregate amount equal to (prior to the Combination Transaction) one-fourth of the sum of:

  (i)
  KKR Guernsey's equity1 up to and including $3.0 billion multiplied by 1.25%, plus

  (ii)
  KKR Guernsey's equity1 in excess of $3.0 billion multiplied by 1%

  1
  Generally, subsequent to May 10, 2007, equity for purposes of the management fee is approximately equal to KKR Guernsey's net asset value, which would be adjusted for any items discussed below, if necessary.

        KKR and its affiliates are paid only one management fee, regardless of whether it is payable pursuant to the services agreement or the terms of the KKR investment funds in which the KPE Investment Partnership is invested.

        For the purposes of calculating the management fee under the services agreement, "equity" was defined, prior to the Combination Transaction, as the sum of the net proceeds in cash or otherwise from each issuance of KKR Guernsey's limited partner interests, after deducting any managers' commissions, placement fees and other expenses relating to the initial offering and related transactions, plus or minus KKR Guernsey's cumulative distributable earnings or loss at the end of such quarterly period (taking into account actual distributions but without taking into account the management fee relating to such quarterly period and any non-cash equity compensation expense incurred in current or prior periods), as reduced by any amount that KKR Guernsey paid for repurchases of KKR Guernsey's limited partner interests.

        The foregoing calculation of "equity" was adjusted to exclude (i) one-time events pursuant to changes in U.S. GAAP as well as (ii) any non-cash items jointly agreed to by the Managing Partner (with the approval of a majority of its independent directors) and KKR. During the one-year period following the commencement of KKR Guernsey's operations, through May 10, 2007, for the purpose of the management fee calculation, equity did not include any portion of the proceeds from the initial offering and related transactions while such proceeds were invested in temporary investments or any distributable earnings that were generated by such temporary investments.

        The management fee payable under the services agreement will be reduced in current or future periods by an amount equal to the sum of (i) any cash that KKR Guernsey and the other service recipients, as limited partners of KKR's investment funds, paid to KKR or its affiliates during such period in respect of management fees of such funds (or capital that KKR Guernsey contributes to KKR's investment funds for such purposes), regardless of whether such management fees were received by KKR in the form of a management fee or otherwise, (ii) management fees, if any, that KKR Guernsey may have paid third parties in connection with the service recipients' investments and (iii) until the profits on the KPE Investment Partnership's consolidated investments that are subject to a carried interest or incentive distribution right equal the managers' commissions, placement fees and other expenses incurred in connection with KKR Guernsey's initial offering and related transactions, carried interests and incentive distributions made pursuant to the terms of the investment funds in which the KPE Investment Partnership is invested, subject to certain limitations.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

9. RELATIONSHIP WITH KKR AND RELATED-PARTY TRANSACTIONS (Continued)

        The KPE Investment Partnership earned income from KKR's private equity funds during the year ended December 31, 2008, which, pursuant to the terms of those funds, was received net of carried interests of $3.4 million. The amount of carried interests paid to KKR's affiliates during the 2008 taxable year was used to offset the management fee at year end.

        During the year ended December 31, 2007, the KPE Investment Partnership earned income from KKR's private equity funds, which pursuant to the terms of those funds, was received net of carried interests of $23.5 million. Because the 2007 carried interest amount exceeded the maximum amount the management fee was able to be reduced by, the amount of carried interests used to reduce the management fee payable under the management agreement was limited to $6.4 million. Correspondingly, the profits related to the $17.1 million remainder of 2007 carried interests were not used to determine whether the managers' commissions, placement fees and other expenses incurred in connection with KKR Guernsey's initial offering and related transactions were recouped.

        To the extent that the amount of management fee reductions in respect of a particular quarterly period exceed the amount of the fee that would have otherwise been payable, KKR will be required to credit the difference against any future management fees that may become payable under the services agreement. Under no circumstances, however, will credited amounts be reimbursed by KKR or reduce the management fee payable in respect of any quarterly period below zero.

        The management fee payable under the services agreement is not subject to reduction based on any other fees that KKR or its affiliates receive in connection with KKR Guernsey's investments, including any transaction or monitoring fees that were paid by a third party. In addition, the management fee may not be reduced if the Managing Partner determines, in good faith, that a reduction in the management fee would jeopardize the classification of KKR Guernsey as a partnership for U.S. federal income tax purposes and is only allowable until expenses incurred in connection with KKR Guernsey's initial offering and related transactions are recouped through profits.

        During the years ended December 31, 2008 and December 31, 2007 and the partial year ended December 31, 2006, KKR Guernsey did not make any payments or accrue any liabilities related to the management fee; however, the KPE Investment Partnership recorded management fee expense of $43.1 million, $46.6 million and $9.9 million during the years ended December 31, 2008 and December 31, 2007 and the partial year ended December 31, 2006, respectively.

Recoupment through Profits of Expenses Incurred in Connection with KKR Guernsey's Initial Offering and Related Transactions

        Each investment that is made by the KPE Investment Partnership is subject to either a carried interest or incentive distribution right, which generally entitles the Associate Investor or an affiliate of KKR to receive a portion of the profits generated by the investment. However, until the profits on the KPE Investment Partnership's consolidated investments that are subject to a carried interest or incentive distribution right equal the managers' commissions, placement fees and other expenses incurred in connection with the initial offering and related transactions, (i) the Associate Investor will forego its carried interests and incentive distribution rights on opportunistic investments, temporary investments, co-investments and negotiated equity investments and (ii) the management fee payable under the services agreement may be reduced by the amount of carried interests and incentive distributions made pursuant to the terms of the investment funds in which the KPE Investment Partnership is invested.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

9. RELATIONSHIP WITH KKR AND RELATED-PARTY TRANSACTIONS (Continued)

        As of December 31, 2008, managers' commissions, placement fees and other expenses incurred in connection with the initial offering and related transactions exceeded the amount of profits related to the carried interests and incentive distribution rights payable on certain of the KPE Investment Partnership's consolidated investments as follows, with amounts in thousands:

Offering costs	$283,640
Versus creditable amounts	141,162

Remainder	$142,478

        Therefore, no carried interests or incentive distributions based on opportunistic investments, temporary investments, co-investments or negotiated equity investments were payable to the Associate Investor as of December 31, 2008.

        Incentive fees of $1.0 million incurred by Strategic Capital Institutional Fund, Ltd. ("SCF") during each of the year ended December 31, 2007 and the partial year ended December 31, 2006, did not reduce the management fees recorded by the KPE Investment Partnership for such period, as determined by the Managing Partner to be in the best interests of KKR Guernsey's unitholders based on legal and tax advice received from its advisors in light of KKR Guernsey's classification as a partnership for U.S. federal income tax purposes. Correspondingly, the profits of SCF were not taken into account when determining whether the managers' commissions, placement fees and other expenses incurred in connection with KKR Guernsey's initial offering and related transactions were recouped.

        Each investment made by the KPE Investment Partnership is subject to either a carried interest or incentive distribution right, which generally entitles the Associate Investor or an affiliate of KKR to receive a portion of the profits generated by the investment. However, until the profits on the KPE Investment Partnership's consolidated investments that were subject to a carried interest or incentive distribution right equaled the managers' commissions, placements fees and other expenses incurred in connection with the initial offering and related transactions, (i) the Associate Investor had to forego its carried interest and incentive distribution rights on opportunistic investments, temporary investments, co-investments and negotiated equity investments and (ii) the management fee payable under the services agreement was reduced by the amount of carried interests and incentive distributions made pursuant to the terms of the investment funds in which the KPE Investment Partnership was invested, limited to 5% of KKR Guernsey's gross income (other than income that qualified as capital gains) for U.S. federal income tax purposes for a taxable year minus any gross income earned by or "qualifying income" as defined in Section 7704(d) of the U.S. Internal Revenue Code. This recoupment through profits of expenses incurred in connection with KKR Guernsey's initial offering and related transaction was terminated on October 1, 2009.

        As of December 31, 2008, managers' commissions, placement fees and other expenses incurred in connection with the initial offering and related transactions exceeded the amount of profits related to the carried interest and incentive distribution rights payable on certain of the KPE Investment Partnership's consolidated investments. Therefore, no carried interest or incentive distributions based on opportunistic investments, temporary investments, co-investments or negotiated equity investments were payable to the Associate Investor as of December 31, 2008.

Reimbursed Expenses

        During the years ended December 31, 2008 and December 31, 2007 and the partial year ended December 31, 2006, KKR Guernsey paid KKR $4.4 million, $3.1 million and $1.0 million, respectively,

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

9. RELATIONSHIP WITH KKR AND RELATED-PARTY TRANSACTIONS (Continued)

for reimbursable direct expenses incurred pursuant to the services agreement. These reimbursed expenses were included in KKR Guernsey's general and administrative expenses.

Investment Agreement

        In connection with the initial offering, KKR Guernsey entered into an investment agreement pursuant to which KKR agreed to cause its affiliates to reinvest in KKR Guernsey common units, on a periodic basis, an amount equal to 25% of the aggregate pre-tax cash distributions, if any and subject to certain exceptions, that are made in respect of the carried interests and incentive distribution rights. Reinvestment can be achieved by either a contribution to KKR Guernsey in exchange for newly issued common units or by acquiring common units in the open market or in negotiated transactions. The amount that KKR's affiliates will be required to reinvest in KKR Guernsey will equal the sum of:

  •
  Except as described below, 25% of each carried interest cash distribution that is made by a KKR investment fund to KKR or its affiliate attributable to the capital contributed to the fund by the KPE Investment Partnership (or any person from whom the KPE Investment Partnership acquired its limited partner interest) in connection with an investment;

  •
  25% of each carried interest cash distribution that is made to the Associate Investor in respect of co-investments and negotiated equity investments that are made by the KPE Investment Partnership; and

  •
  25% of each incentive cash distribution that is made to the Associate Investor in respect of opportunistic and temporary investments that are made by the KPE Investment Partnership.

        In the case of a carried interest cash distribution that is made to KKR or its affiliate in connection with an investment where the KPE Investment Partnership has acquired a limited partner interest from another person, KKR's investment obligation applies only to such portion of the cash distribution that relates to the appreciation in the value of the investment occurring after the date on which the limited partner interest was acquired by the KPE Investment Partnership.

        Under the investment agreement in effect prior to the Combination Transaction, affiliates of KKR were generally required to make such contribution or an election to acquire common units in the open market or in negotiated transactions on or before the last business day of the month immediately following the end of the relevant period in respect of which the distributions were made, except that while the managers' commissions, placement fees and other expenses incurred in connection with KKR Guernsey's initial offering and related transactions are recouped, the contribution will be made on March 31st following the relevant period or the election will be made on or before March 31st following the relevant period. The purchase price, if newly issued, for the common units that will be issued pursuant to the investment agreement is equal to (i) the average of the high and low sales prices of KKR Guernsey's common units as quoted by the primary securities exchange on which the common units are listed or trade during the ten business days immediately preceding the issuance of the common units or (ii) if during such ten-day period KKR Guernsey's common units are not listed or admitted to trading on any securities exchange or there have not been any sales of the common units on the primary securities exchange on which the common units are then listed or admitted to trading, the fair value of the common units will be determined jointly by KKR and the board of directors of the Managing Partner with the special approval of a majority of the Managing Partner's independent directors.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

9. RELATIONSHIP WITH KKR AND RELATED-PARTY TRANSACTIONS (Continued)

        Under the investment agreement in effect prior to the Combination Transaction, KKR agreed to cause each affiliate of KKR that acquires common units or RDUs pursuant to the investment agreement to enter into a three-year lock-up agreement with respect to the units acquired. The lock-up restrictions may be amended or waived by the Managing Partner.

        The investment and lock-up agreements will terminate automatically, without notice and without liability to KKR Guernsey, the Managing Partner or KKR, upon the termination of the services agreement. Prior to the termination of the services agreement, the investment and lock-up agreements will be able to be terminated only by an agreement in writing signed by the Managing Partner and KKR.

License Agreement

        KKR Guernsey, the Managing Partner, the KPE Investment Partnership, the Associate Investor and the Managing Investor, as licensees, entered into a license agreement with KKR pursuant to which KKR granted each party a non-exclusive, royalty-free license to use the name "KKR." Under this agreement, each licensee has the right to use the "KKR" name. Other than with respect to this limited license, none of the licensees has a legal right to the "KKR" name.

Other

        One or more investment funds managed by KKR have an opportunity to invest from time to time in KKR Guernsey's common units including certain funds that may raise capital over time. As part of their strategy, these funds may invest in KKR Guernsey in accordance with certain investment parameters and also may invest additional capital in other KKR funds and KKR investments as part of their investment objectives. Purchases and sales of KKR Guernsey's common units are expected to be made through open market transactions over Euronext Amsterdam or in privately negotiated transactions, based on market conditions, the investment strategies of such funds, capital available to such funds and other factors considered relevant. KKR's traditional private equity funds are not among the funds that may invest in KKR Guernsey's common units. These investments would not be made by KKR Guernsey or, prior to the Combination Transaction, any entities in which it invests, and they would not reduce the number of common units that KKR Guernsey has outstanding. As of December 31, 2008, these funds owned 4,667,166 of KKR Guernsey's common units or 2.3% of common units outstanding.

        As of December 31, 2008, the directors of the Managing Partner had no personal interest in the limited partner interests of the KPE Investment Partnership.

        During the year ended December 31, 2008, KKR Guernsey did not have any meaningful investment transactions, not including cash management activities, and thus none of KKR Guernsey's investment transaction volume may be deemed to have been with an affiliate. Accordingly, there were no associated transaction costs.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

10. FINANCIAL HIGHLIGHTS

        Financial highlights for KKR Guernsey were as follows, with amounts in thousands, except per unit and percentage amounts:

	For the Year Ended		From April 18, 2006 (Date of Formation) to December 31, 2006
	December 31, 2008	December 31, 2007
Per unit operating performance:
Net asset value at the beginning of the period	$24.36	$24.62	$—
Adjustment to beginning net asset value for units issued during the period	(0.05)	—	—

	24.31	24.62	—

Income from investment operations:
Net investment income (loss)	(0.42)	0.09	0.62
Net loss on investments and foreign currency transactions	(11.13)	(0.11)	0.58

Total from investment operations	(11.55)	(0.02)	1.20
Capital contributions	0.02	—	25.00
Distribution to unitholders	—	(0.24)	(0.19)
Offering costs	—	—	(1.39)

Net asset value at the end of the period	$12.78	$24.36	$24.62

Total return (annualized)	(47.5)%	(0.1)%	7.8%
Percentages and supplemental data:
Net assets at the end of the period	$2,618,669	$4,982,373	$5,035,599
Ratios to average net assets:
Total expenses (annualized)	3.5%	2.1%	0.5%
Net investment income (loss) (annualized)	(2.3)	0.4	4.1

        The total return and ratios were calculated based on weighted average net assets. KKR Guernsey's turnover ratio for all periods presented was zero.

11. CONTINGENCIES

        As with any partnership, KKR Guernsey may become subject to claims and litigation arising in the ordinary course of business. The Managing Partner does not believe that there are any pending or threatened legal proceedings that would have a material adverse effect on the financial position, operating results or cash flows of KKR Guernsey.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

12. QUARTERLY OPERATING RESULTS (UNAUDITED)

        A summary of quarterly operating results for KKR Guernsey for the years ended December 31, 2008 and December 31, 2007 and the partial year ended December 31, 2006 was as follows, with amount in thousands, except per unit and percentage amounts.

	For the Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Net investment loss	$(21,094)	$(18,452)	$(27,235)	$(19,393)
Net loss on investments and foreign currency transactions	(247,829)	(141,229)	(668,647)	(1,224,232)
Net decrease in net assets resulting from operations	(268,923)	(159,681)	(695,882)	(1,243,625)
Net assets at the end of the period	4,717,857	4,558,176	3,862,294	2,618,669
Per unit net asset value at the end of the period	23.02	22.25	18.85	12.78
Total return (annualized)	(21.4)%	(13.6)%	(60.8)%	(127.7)%

	For the Quarter Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Net investment income (loss)	$25,066	$22,544	$(6,369)	$(22,212)
Net gain (loss) on investments and foreign currency transactions	131,867	127,421	(14,851)	(267,600)
Net increase (decrease) in net assets resulting from operations	156,933	149,965	(21,220)	(289,812)
Net assets at the end of the period	5,192,532	5,342,497	5,272,185	4,982,373
Per unit net asset value at the end of the period	25.39	26.12	25.77	24.36
Total return (annualized)	12.6%	11.6%	(1.7)%	(21.7)%

		For the Quarter Ended
	From April 18, 2006 (Date of Formation) to June 30, 2006
		September 30, 2006	December 31, 2006
Net investment income	$34,284	$50,699	$41,496
Net gain (loss) on investments and foreign currency transactions	(3,288)	47,650	73,512
Net increase in net assets resulting from operations	30,996	98,349	115,008
Net assets at the end of the period	4,861,334	4,959,418	5,035,599
Per unit net asset value at the end of the period	23.77	24.25	24.62
Total return (annualized)	4.5%	8.0%	9.2%

13. SUBSEQUENT EVENTS

        Subsequent to December 31, 2008, KKR Guernsey received a $474.1 million distribution from the KPE Investment Partnership.

        On October 1, 2009, in connection with the Combination Transaction, KKR Guernsey transferred all of its assets and liabilities to KKR in exchange for 100% of the limited partner interests of Group

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

13. SUBSEQUENT EVENTS (Continued)

Holdings, which represents a 30% economic interest in KKR's business and is now KKR Guernsey's sole asset. See Note 1, "Business—Combination Transaction."

        In connection with the Combination Transaction, the services agreement was amended on October 1, 2009. The amended and restated services agreement provides for substantially the same services described above. Upon completion of the Combination Transaction, this investment agreement was terminated.

        In connection with the Combination Transaction, 190,581 SARs became vested in accordance with their terms, of which 152,657 were in-the-money as of October 1, 2009. The remaining SARs were out-of-the-money as of October 1, 2009 and were cancelled or will be cancelled upon the listing, if any, of KKR on a U.S. exchange.

        As a result of the Combination Transaction, KKR Guernsey intends to distribute to holders of KKR Guernsey units all or substantially all of the distributions that KKR Guernsey receives from Group Holdings. The actual amount and timing of distributions are subject to the discretion of the Managing Partner's board of directors and the amount of distributions, if any, made by KKR, and there can be no assurance that distributions will be made as intended or at all.

        As announced on February 24, 2010, a distribution of $0.08 per KKR Guernsey unit, subject to applicable withholding taxes, was paid on or about March 25, 2010 to KKR Guernsey unitholders of record as of the close of business on March 11, 2010. KKR Guernsey received funds from KKR in an amount sufficient to meet its distribution obligation.

        On February 24, 2010, KKR elected to seek a listing on the New York Stock Exchange. The election, which was made pursuant to the terms of the investment agreement in effect between KKR and KKR Guernsey, obligates each party to use reasonable efforts to implement the listing, including the preparation and filing by KKR of a registration statement with the U.S. Securities and Exchange Commission as promptly as practicable. In connection with such listing, (i) KKR Guernsey will contribute its assets to KKR in return for KKR's NYSE-listed common units, (ii) KKR Guernsey will make an in-kind distribution of KKR's common units to KKR Guernsey's unitholders and will dissolve, and (iii) each KKR Guernsey unit will cease to be traded on Euronext Amsterdam and will be cancelled.

        As announced on May 13, 2010, a distribution of $0.08 per KKR Guernsey unit, subject to applicable withholding taxes, will be paid on or about June 10, 2010 to KKR Guernsey unitholders of record as of the close of business on May 27, 2010. KKR Guernsey currently has 204,902,226 common units issued and outstanding. Prior to making such a distribution, KKR Guernsey expects to receive funds from KKR in an amount sufficient to meet its distribution obligation.

*        *        *        *        *         *

KKR & CO. (GUERNSEY) L.P.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

(Amounts in thousands, except unit and per unit amounts)

	September 30, 2009	December 31, 2008
ASSETS:
Investments in limited partner interests of KKR PEI Investments, L.P., at fair value	$3,029,071	$2,622,970
Cash and cash equivalents	470,263	2,095
Due from affiliate	164	—
Other assets	338	171

Total assets	3,499,836	2,625,236

LIABILITIES:
Accrued liabilities	19,914	4,927
Due to affiliate	—	1,640

Total liabilities	19,914	6,567

COMMITMENTS AND CONTINGENCIES	—	—

NET ASSETS	$3,479,922	$2,618,669

NET ASSETS CONSIST OF:
Partners' capital contributions, net (common units outstanding of 204,902,226)	$4,834,517	$4,834,517
Distributable loss	(1,354,595)	(2,215,848)

	$3,479,922	$2,618,669

Net asset value per common unit	$16.98	$12.78

Market price per common unit	$9.35	$3.50

See accompanying notes to the unaudited financial statements.

KKR & CO. (GUERNSEY) L.P.

STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands)

	Nine Months Ended
	September 30, 2009	September 30, 2008
NET INVESTMENT INCOME (LOSS) ALLOCATED FROM THE KPE INVESTMENT PARTNERSHIP:
Investment income	$37,229	$40,535
Expenses	56,739	91,230

	(19,510)	(50,695)
INVESTMENT INCOME—interest income	16	87
EXPENSES—General and administrative expenses	19,012	16,173

NET INVESTMENT LOSS	(38,506)	(66,781)

REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS AND FOREIGN CURRENCY ALLOCATED FROM THE KKR PEI INVESTMENTS, L.P.:
Net realized loss	(78,401)	(58,204)
Net change in unrealized appreciation (depreciation)	978,160	(999,501)

Net gain (loss) on investments and foreign currency transactions	899,759	(1,057,705)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$861,253	$(1,124,486)

See accompanying notes to the unaudited financial statements.

KKR & CO. (GUERNSEY) L.P.

STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED)

(Amounts in thousands, except common units)

NET ASSETS—DECEMBER 31, 2007	$4,982,373

NET DECREASE IN NET ASSETS FROM OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008:
Net investment loss	(86,174)
Net loss on investments and foreign currency transactions.	(2,281,937)

Net decrease in net assets resulting from operations	(2,368,111)

Partners' capital contributions (issued 352,225 common units)	4,407

NET ASSETS—DECEMBER 31, 2008	2,618,669

NET INCREASE IN NET ASSETS FROM OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009:
Net investment loss	(38,506)
Net gain on investments and foreign currency transactions.	899,759

Net increase in net assets resulting from operations	861,253

NET ASSETS—SEPTEMBER 30, 2009	$3,479,922

See accompanying notes to the unaudited financial statements.

KKR & CO. (GUERNSEY) L.P.

STATEMENTS OF CASH FLOWS (UNAUDITED)

(Amounts in thousands)

	Nine Months Ended
	September 30, 2009	September 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase (decrease) in net assets resulting from operations	$861,253	$(1,124,486)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to cash and cash equivalents provided by (used in) operating activities:
Net investment loss allocated from KKR PEI Investments, L.P.	19,510	50,695
Net loss (gain) on investments and foreign currency transactions allocated from KKR PEI Investments, L.P.	(899,759)	1,057,705
Share-based compensation expense.	79	37
Changes in operating assets and liabilities:
Distribution received from KKR PEI Investments, L.P.	474,148	9,979
Increase in due from affiliate	(164)	—
Increase in other assets	(167)	(138)
Increase in accrued liabilities	14,908	5,909
Decrease in due to affiliate	(1,640)	(930)

Net cash flows provided by (used in) operating activities	468,168	(1,229)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Partners' capital contributions	—	4,407

NET INCREASE IN CASH AND CASH EQUIVALENTS	468,168	3,178
CASH AND CASH EQUIVALENTS—Beginning of period	2,095	452

CASH AND CASH EQUIVALENTS—End of period	$470,263	$3,630

See accompanying notes to the unaudited financial statements.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

1. BUSINESS

        KKR & Co. (Guernsey) L.P. ("KKR Guernsey"), formerly KKR Private Equity Investors, L.P. ("KPE"), is a Guernsey limited partnership comprised of (i) KKR Guernsey GP Limited (the "Managing Partner"), which holds 100% of the general partner interests in KKR Guernsey, and (ii) the holders of limited partner interests in KKR Guernsey. As of September 30, 2009 and December 31, 2008, KKR Guernsey's limited partner interests consist of one common unit that is held by the Managing Partner and 204,902,225 common units that are held by other limited partners. The common units are non-voting and are listed on Euronext Amsterdam by NYSE Euronext ("Euronext Amsterdam"), the regulated market of Euronext Amsterdam N.V. As of October 1, 2009, KPE and KKR completed the previously announced transaction to combine the businesses ("Combination Transaction") of KPE and KKR & Co. L.P. (together with its applicable affiliates, "KKR").

        The Combination Transaction was consummated on October 1, 2009, and therefore its effects are not included in the presentation of the financial statements as of and for the nine months ended September 30, 2009 and September 30, 2008, included herein. The financial statements and footnotes do not reflect the results of KKR and are not representative of KKR results going forward.

        The Managing Partner is a Guernsey limited company, owned by individuals who are affiliated with KKR. The Managing Partner is responsible for managing the business and affairs of KKR Guernsey.

        As of September 30, 2009 and before the Combination Transaction, KKR Guernsey made all of its investments through KKR PEI Investments, L.P. (the "KPE Investment Partnership"), of which it was the sole limited partner. The KPE Investment Partnership invests predominantly in private equity investments identified by KKR. Private equity investments consist of investments in limited partner interests in KKR's private equity funds, co-investments in certain portfolio companies of those funds and investments significantly negotiated by KKR in equity or equity-linked securities, which we refer to as negotiated equity investments. The KPE Investment Partnership makes other investments in opportunistic investments, which are investments identified by KKR in the course of its business other than private equity investments, including public equities and fixed income investments. The KPE Investment Partnership manages cash and liquidity through temporary investments.

        KKR Guernsey was granted consent to raise funds under The Control of Borrowing (Bailiwick of Guernsey) Ordinances 1959, as amended (the "Old Rules").

        Effective October 29, 2008, all but limited sections of the Old Rules have been repealed and the Authorized Closed-Ended Investment Schemes Rules 2008 (the "New Rules") have been introduced by the Guernsey Financial Services Commission ("GFSC") with effect from December 15, 2008 under the Protection of Investors (Bailiwick of Guernsey) Law 1987, as amended. KKR Guernsey operates in accordance with the provisions of the New Rules. There is no requirement for existing funds authorized by GFSC to amend their principal documents so as to comply with The New Rules immediately, but principal documents must be amended to comply by December 15, 2010 or earlier if such documents are revised before that date.

        Effective October 29, 2008, KKR Guernsey became regulated under the New Rules and is deemed to be an authorized closed-ended investment scheme under the New Rules. KKR Guernsey had an option to elect to be treated as a less regulated registered collective investment scheme by writing to the GFSC on or before April 30, 2009. KKR Guernsey did not make such election.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

1. BUSINESS (Continued)

        The KPE Investment Partnership is a Guernsey limited partnership comprised of (i) KKR PEI Associates, L.P. (the "Associate Investor"), which held 100% of the general partner interests in the KPE Investment Partnership, which represented a 0.2% interest as of September 30, 2009 and December 31, 2008, and (ii) as of September 30, 2009 and before the Combination Transaction, KKR Guernsey held 100% of the limited partner interests in the KPE Investment Partnership, which represented a 99.8% interest as of September 30, 2009 and December 31, 2008. As the KPE Investment Partnership's sole general partner, the Associate Investor is responsible for managing the business and affairs of the KPE Investment Partnership. Because the Associate Investor is itself a Guernsey limited partnership, its general partner, KKR PEI GP Limited (the "Managing Investor"), a Guernsey limited company that, prior to the Combination Transaction, is owned by individuals who are affiliated with KKR, was effectively responsible for managing the KPE Investment Partnership's business and affairs.

        The KPE Investment Partnership's limited partnership agreement provides that its investments must comply with the investment policies and procedures that were established from time to time by the Managing Partner's board of directors on behalf of KKR Guernsey. Prior to the Combination Transaction, KKR Guernsey's investment policies and procedures provided, among other things, that the KPE Investment Partnership would invest at least 75% of its adjusted assets in private equity and temporary investments and no more than 25% of its adjusted assets in opportunistic investments. "Adjusted assets" were defined as the KPE Investment Partnership's consolidated assets less the amount of indebtedness that was recorded as a liability on its consolidated statements of assets and liabilities. As of September 30, 2009, the KPE Investment Partnership had invested 96.2% of its adjusted assets in private equity and temporary investments and 3.8% of its adjusted assets in opportunistic investments. These policies were revised in connection with the Combination Transaction to permit the investment of any assets in opportunistic investments, subject to certain tax considerations.

Combination Transaction

        On October 1, 2009, KPE and KKR completed the previously announced Combination Transaction. KPE changed its name to KKR & Co. (Guernsey) L.P. and, effective October 2, 2009, the ticker symbol for KKR Guernsey's common units on Euronext Amsterdam changed from "KPE" to "KKR."

        Under the terms of the Combination Transaction, KKR acquired all of the assets and all of the liabilities of KKR Guernsey and combined them with its asset management business (the "Combined Business"). In exchange, KKR Guernsey received interests representing 30% of the outstanding equity in the Combined Business. KKR Guernsey's 30% interest in the Combined Business is held through KKR Group Holdings L.P. ("Group Holdings"), a Cayman limited partnership. The remaining 70% interest in the Combined Business is beneficially owned through KKR Holdings L.P. by KKR's principals. In connection with the Combination Transaction, KKR Management Holdings L.P., a Delaware limited partnership, and KKR Fund Holdings L.P., a Cayman limited partnership (collectively the "KKR Group Partnerships"), which together own the Combined Business, acquired all outstanding non-controlling interests in the KPE Investment Partnership. The KPE Investment Partnership became a wholly owned subsidiary of the KKR Group Partnerships upon completion of the Combination Transaction.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

1. BUSINESS (Continued)

        KKR expects to allocate approximately 40% of the carry it receives from its funds and co-investment vehicles to its carry pool, although this percentage may fluctuate over time. Allocations to the carry pool may not exceed 40% without the approval of a majority of the independent directors of the Managing Partner.

        KKR Guernsey unitholders' holdings of KKR Guernsey units did not change as a result of the Combination Transaction. The Combination Transaction did not involve the payment of any cash consideration or involve an offering of any newly issued securities to the public, and KKR executives did not sell any interests in KKR or the Combined Business. KKR Guernsey's units remain subject to the same restrictions on ownership and transfer that KKR Guernsey's units were subject to prior to the completion of this Combination Transaction.

        While KKR Guernsey has retained its listing on Euronext Amsterdam following completion of the Combination Transaction, KKR has the ability to seek a U.S. listing of the Combined Business in the future on either the New York Stock Exchange or NASDAQ. If KKR does not seek a U.S. listing of the Combined Business during the 12-month period following August 4, 2009, the date on which the conditions precedent to the Combination Transaction were satisfied, KKR Guernsey has the right to cause the Combined Business to seek a U.S. listing after that time.

        Among other actions taken by KKR Guernsey and KKR in connection with the Combination Transaction, KKR Guernsey entered into an investment agreement, an exchange agreement and tax receivables agreement, which provide for certain rights of KKR Guernsey to cause KKR to use its reasonable best efforts to become listed on a U.S. stock exchange, certain obligations of KKR Guernsey to issue common units in exchange for certain equity interests in KKR, certain payments by KKR Guernsey's intermediate holding company based on certain tax benefits, if any, arising from such exchanges, and other matters. In addition, KKR established a KKR Management Holdings L.P. 2009 Equity Incentive Plan, pursuant to which KKR is authorized to issue awards up to 15% of certain KKR equity interests on a fully converted and diluted basis, subject to adjustment, although no awards have been issued as of November 19, 2009.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The financial statements of KKR Guernsey were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and are presented in U.S. dollars. On October 16, 2007, KKR Guernsey received a letter from the Netherlands Authority for the Financial Markets ("AFM") in which the AFM granted KKR Guernsey special dispensation from the requirement to prepare financial statements in accordance with Dutch GAAP and International Financial Reporting Standards so long as KKR Guernsey's financial statements are prepared in accordance with U.S. GAAP. Prior to the receipt of this letter, KKR Guernsey's financial statements were prepared in accordance with U.S. GAAP pursuant to a temporary approval from the AFM. KKR Guernsey utilizes the U.S. dollar as its functional currency. Effective January 1, 2009, Dutch law allows certain issuers with a statutory seat outside the European Economic Area, such as KKR Guernsey, to prepare their financial statements in accordance with U.S. GAAP.

        As of September 30, 2009, because KKR Guernsey did not hold a controlling interest in the KPE Investment Partnership and because of the exclusion for investment companies in the consolidation of

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

variable interest entities, KKR Guernsey did not consolidate the results of operations, assets or liabilities of the KPE Investment Partnership in its financial statements. However, KKR Guernsey did reflect its proportionate share of the KPE Investment Partnership's net investment income or loss and net gain or loss on investments and foreign currency transactions in its statement of operations. The unaudited consolidated financial statements of the KPE Investment Partnership, including the schedule of its investments, should be read in conjunction with KKR Guernsey's unaudited financial statements.

        The preparation of financial statements in conformity with U.S. GAAP requires the making of estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results may vary from estimates in amounts that may be material to the financial statements. The valuation of KKR Guernsey's limited partner interests in the KPE Investment Partnership and the underlying valuation of certain of the KPE Investment Partnership's investments involve estimates and are subject to the judgment of the Managing Partner and the Managing Investor, respectively. The financial statements reflect all adjustments which are, in the opinion of the Managing Partner, necessary to fairly state the results for the periods presented.

        The Managing Partner has reviewed KKR Guernsey's current financial condition and its future obligations as of September 30, 2009, and expects KKR Guernsey to continue as a going concern for at least one year. In connection with the Combination Transaction, KKR acquired all of the assets and all of the liabilities of KKR Guernsey.

        KKR Guernsey utilizes a reporting schedule comprised of four three-month quarters with an annual accounting period that ends on December 31. The quarterly periods ended on March 31, June 30, September 30 and December 31. Interim results may not be indicative of our results for a full fiscal year. The financial results presented herein include activity for the quarters and nine months ended September 30, 2009 and September 30, 2008.

        As of September 30, 2009, KKR Guernsey operated through one reportable business segment for management reporting purposes.

Valuation of Limited Partner Interests

        KKR Guernsey recorded its investment in the KPE Investment Partnership at fair value. Because valuing investments requires the application of valuation principles to the specific facts and circumstances of the investments, in satisfying their responsibilities, the Managing Partner utilized the services of KKR to determine the fair values of certain investments and the services of Duff & Phelps, LLC, an independent valuation firm, which performed certain agreed upon procedures with respect to valuations that are prepared by KKR, to confirm that such valuations are not unreasonable. Valuation of investments held by the KPE Investment Partnership is further discussed in the notes to the KPE Investment Partnership's consolidated financial statements.

Fair Value Measurements

        KKR Guernsey uses a hierarchal disclosure framework to report the fair value of its investments, which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available quoted prices or

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

for which fair value can be measured from actively quoted prices generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

        Investments measured and reported at fair value are classified and disclosed in one of the following categories:

          Level I—An unadjusted quoted price in an active market provides the most reliable evidence of fair value and is used to measure fair value whenever available.

          Level II—Inputs are other than unadjusted quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.

          Level III—Inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation.

        KKR Guernsey's investments in limited partner interests in the KPE Investment Partnership were considered Level III investments, as the investments did not have a readily available market. As such, the investments in limited partner interests were valued by the Managing Partner and recorded at the determined fair value. Such limited partner interests are generally valued at an amount that is equal to the aggregate value of the assets, which are net of any related liabilities, of the KPE Investment Partnership that KKR Guernsey would have received if such assets were sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale and the distribution of the net proceeds from such sales were distributed to KKR Guernsey in accordance with the KPE Investment Partnership's limited partnership agreement. This amount is generally expected to be equal to the KPE Investment Partnership's consolidated net asset value as of the valuation date, as adjusted to reflect the allocation of consolidated net assets to the Associate Investor. The KPE Investment Partnership's net asset value is expected to increase or decrease from time to time based on the amount of investment income, operating expenses and realized gains and losses on the sale of investments and related foreign currency transactions, if any, that it recorded and the net changes in the unrealized appreciation and/or depreciation and related foreign currency transactions of its investments.

        Because of the inherent uncertainty of the valuation process, the fair value may differ materially from the actual value that would be realized if such investments were sold in an orderly disposition and the resulting net proceeds that would be distributed in accordance with the KPE Investment Partnership's limited partnership agreement.

Cash and Cash Equivalents

        Cash and cash equivalents consisted of cash held at a bank in a liquid investment with a maturity, at the date of acquisition, not exceeding 90 days.

Concentration of Credit Risk

        KKR Guernsey made all of its investments through the KPE Investment Partnership and its only substantial assets were limited partner interests in the KPE Investment Partnership. As of

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

September 30, 2009 and December 31, 2008, KKR Guernsey's cash and cash equivalents were held by one financial institution.

Due from Affiliate

        As of September 30, 2009, the amount due from affiliate related to previously estimated reimbursements to KKR.

Other Assets

        As of September 30, 2009 and December 31, 2008, other assets were comprised of prepaid insurance payments, which are amortized on a straight-line basis over the related period.

Investment Income

        Income is recognized when earned. KKR Guernsey recorded its proportionate share of the KPE Investment Partnership's investment income. In addition, KKR Guernsey recorded its own investment income, which was comprised of interest income related to cash management activities during the nine months ended September 30, 2009 and September 30, 2008.

General and Administrative Expenses

        Expenses are recognized when incurred. KKR Guernsey recorded its proportionate share of the KPE Investment Partnership's expenses. In addition, KKR Guernsey records its own general and administrative expenses, which were comprised primarily of costs incurred in connection with the Combination Transaction, administrative costs (some of which may be expenses of KKR that are attributable to KKR Guernsey's operations and reimbursable under the services agreement), professional fees, the directors' fees and expenses that the Managing Partner pays to its independent directors and KKR Guernsey's allocated share of the total management fees that are payable under the services agreement, if any.

        Neither KKR Guernsey nor its Managing Partner employed any of the individuals who carry out the day-to-day management and operations of KKR Guernsey. The investment professionals and other personnel that carry out investment and other activities are members of KKR's general partner or employees of KKR and its subsidiaries. Their services are provided to KKR Guernsey for its benefit under the services agreement with KKR. None of these individuals, including the Managing Partner's chief financial officer, are required to be dedicated full-time to KKR Guernsey.

Share-Based Compensation Expense

        KKR Guernsey accounted for its share-based payment transactions using a fair-value-based measurement method. See Note 8, "Stock Appreciation Rights."

Taxes

        KKR Guernsey is not a taxable entity in Guernsey, has made a protective election to be treated as a partnership for U.S. federal income tax purposes and has incurred no U.S. federal income tax liability. Certain subsidiaries of the KPE Investment Partnership also have made elections to be treated as disregarded entities for U.S. federal income tax purposes. Each unitholder takes into account its

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

allocable share of items of income, gain, loss, deduction and credit of the partnership in computing its U.S. federal income tax liability. Items of income, gain, loss, deduction and credit of certain subsidiaries of the KPE Investment Partnership are treated as items of the KPE Investment Partnership for U.S. federal income tax purposes. KKR Guernsey filed U.S. federal and state tax returns for the 2006, 2007 and 2008 tax years, which are subject to the possibility of an audit until the expiration of the applicable statute of limitations.

Distribution Policy

        KKR Guernsey intends to distribute to holders of KKR Guernsey units all or substantially all of the distributions that KKR Guernsey receives from KKR Group Holdings L.P. The actual amount and timing of distributions are subject to the discretion of the Managing Partner's board of directors and the amount of distributions, if any, made by KKR, and there can be no assurance that distributions will be made as intended or at all.

        Under KKR Guernsey's limited partnership agreement, distributions to unitholders were made only as determined by the Managing Partner in its sole discretion. No distributions were made to unitholders during the nine months ended September 30, 2009.

Guarantees

        At the inception of the issuance of guarantees, if any, KKR Guernsey will record the fair value of the guarantee as a liability, with the offsetting entry being recorded based on the circumstances in which the guarantee was issued. KKR Guernsey did not have any such guarantees in place as of September 30, 2009 or December 31, 2008.

Recently Issued Accounting Pronouncements

Measuring Fair Value

        In September 2006, the FASB issued Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosure (formerly SFAS No. 157, Fair Value Measurements). SFAS No. 157 (ASC 820) defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 (ASC 820) applied to reporting periods beginning after November 15, 2007. KKR Guernsey adopted SFAS No. 157 (ASC 820) during the first quarter of 2008. SFAS No. 157 (ASC 820) did not have a material impact on the financial statements of KKR Guernsey.

        In October 2008, the FASB issued ASC 820 (formerly FASB Staff Position No. 157-3 (FSP No. 157-3), Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active). FSP No. 157-3 (ASC 820) clarifies the application of SFAS No. 157 (ASC 820) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for the financial asset is not active. KKR Guernsey adopted FSP No. 157-3 (ASC 820) during the quarter ended December 31, 2008. FSP No. 157-3 (ASC 820) did not have a material impact on KKR Guernsey's financial statements.

        In April 2009, the FASB issued ASC 820 (formerly FSP No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that are not Orderly). FSP No. 157-4 (ASC 820) provides additional guidance for estimating fair value in accordance with SFAS No. 157 (ASC 820) when the volume and level of activity for the

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

asset or liability have significantly decreased. FSP No. 157-4 (ASC 820) also includes guidance on identifying circumstances that indicate a transaction is not orderly. KKR Guernsey adopted FSP No. 157-4 (ASC 820) during the quarter ended June 30, 2009. FSP No. 157-4 (ASC 820) did not have a material impact on the financial statements of KKR Guernsey.

        In September 2009, the FASB issued Accounting Standards Update (ASU) 2009-12 to provide guidance on measuring the fair value of certain alternative investments. The ASU amends ASC 820 to offer investors a practical expedient for measuring the fair value of investments in certain entities that calculate net asset value per share (NAV). ASU 2009-12 is effective for the first reporting period ending after December 15, 2009; however, early adoption is permitted. KKR Guernsey is evaluating the impact of ASU 2009-12 on its financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

        In February 2007, the FASB issued ASC 470-20-25-21, Fair Value Option (formerly SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115). SFAS No. 159 (ASC 470-20-25-21) permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings. KKR Guernsey adopted SFAS No. 159 (ASC 470-20-25-21) during the first quarter of 2008. SFAS No. 159 did not have a material impact on the financial statements of KKR Guernsey.

Derivative Instruments and Hedging Activities

        In March 2008, the FASB issued ASC 815, Derivatives and Hedging (formerly SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133). SFAS No. 161 (ASC 815) requires enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand their effects on an entity's financial position, financial performance and cash flows. KKR Guernsey adopted SFAS No. 161 (ASC 815) on January 1, 2009. SFAS No. 161 (ASC 815) did not have a material impact on the financial statements of KKR Guernsey.

Consolidation of Variable Interest Entities

        In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R)). SFAS No. 167 requires an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity. As of November 11, 2009 the FASB tentatively deferred the effective date of SFAS No. 167 (previously effective at the beginning of annual reporting periods that began after November 15, 2009). Because KKR Guernsey does not hold a controlling interest in the KPE Investment Partnership and because of the exclusion for investment companies included in FIN 46, Consolidation of Variable Interest Entities, as amended by FIN 46(R), as amended by SFAS No. 167, KKR Guernsey does not expect SFAS No. 167 to have a material impact on its financial statements.

FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles

        In May 2008, the FASB issued ASC 105, GAAP Hierarchy (formerly SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles). SFAS No. 162 (ASC 105) identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS No. 162 (ASC 105) was effective November 13, 2008. SFAS No. 162 (ASC 105) was replaced by SFAS No. 168, FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a replacement of SFAS No. 162, (ASC 105) in June 2009.

        SFAS No. 168 (ASC 105) identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP and establishes the FASB Accounting Standards Codification™ as the source of authoritative accounting principles recognized by the FASB. KKR Guernsey adopted SFAS No. 168 during the quarter ended September 30, 2009. SFAS No. 168 did not have a material impact on the financial statements of KKR Guernsey.

3. INVESTMENTS IN LIMITED PARTNER INTERESTS OF THE KPE INVESTMENT PARTNERSHIP

        Although investments made with KKR Guernsey's capital by the KPE Investment Partnership do not appear as direct investments in KKR Guernsey's financial statements, KKR Guernsey was directly affected by the overall performance of these investments.

        KKR Guernsey's investment in the KPE Investment Partnership consists of limited partner interests that are not registered under the U.S. Securities of Act of 1933, as amended (the "Act"). KKR Guernsey does not have the right to demand the registration of these limited partner interests under the Act.

        In connection with the Combination Transaction that was completed on October 1, 2009, KKR Guernsey's investment in limited partner interests of the KPE Investment Partnership was contributed to the Combined Business. As of October 1, 2009, KKR Guernsey's sole investment consisted of limited partner interests in Group Holdings, which represents 30% of the outstanding equity in the Combined Business.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

4. FAIR VALUE MEASUREMENTS

        As of September 30, 2009 and December 31, 2008, the fair value of KKR Guernsey's cash and cash equivalents was $470.3 million and $2.1 million, respectively, and was classified as Level I.

        As of September 30, 2009 and December 31, 2008, KKR Guernsey's investments in limited partner interests in the KPE Investment Partnership were valued at $3,029.1 million and $2,623.0 million, respectively, which represented 86.6% and 99.9%, respectively, of KKR Guernsey's investments. The fair value of such investments was estimated by the Managing Partner in the absence of readily determinable fair values and was classified as Level III.

        The changes in limited partner interests measured at fair value for which KKR Guernsey used Level III inputs to determine fair were as follows, with amounts in thousands:

Fair value of limited partner interests as of December 31, 2008	$2,622,970
Distributions from the KPE Investment Partnership	(474,148)
Allocations from the KPE Investment Partnership:
Net investment loss	(19,510)
Net realized loss	(78,401)
Net change in unrealized appreciation	978,160

Fair value of limited partner interests as of September 30, 2009	$3,029,071

        KKR Guernsey did not hold any Level II category investments.

5. LIABILITIES

        As of September 30, 2009 and December 31, 2008, accrued liabilities of $19.9 million and $4.9 million, respectively, were comprised of accrued professional fees related to the Combination Transaction, payments owed to vendors for services provided to KKR Guernsey in the normal course of business and fees and expenses of the Managing Partner's board of directors.

        As of December 31, 2008, the amount due to affiliate of $1.6 million, respectively represented reimbursable direct expenses incurred by KKR.

6. COMMON UNITS

        Upon completion of the initial offering and related transactions, KKR Guernsey had 204,550,001 common units outstanding. The transactions related to the initial offering and related transactions resulted in aggregate net proceeds to KKR Guernsey of $4,830.1 million. On March 31, 2008, KKR Guernsey issued 352,225 common units to an affiliate of KKR in accordance with the investment agreement at a price of $12.51 per unit, resulting in total proceeds of $4.4 million. As of September 30, 2009, KKR Guernsey had 204,902,226 common units outstanding.

        KKR Guernsey established a restricted deposit facility for a portion of its common units pursuant to which common units were deposited with a depositary bank in exchange for restricted depositary units ("RDUs") that were evidenced by restricted depositary receipts, subject to compliance with applicable ownership and transfer restrictions. The RDUs are not listed on any securities exchange.

        Effective October 2, 2009, the ticker symbol for KKR Guernsey's common units was changed to "KKR."

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

7. DISTRIBUTABLE EARNINGS (LOSS)

        Distributable earnings (loss) were comprised of the following, with amounts in thousands:

Distributable earnings as of December 31, 2007	$152,263
Net decrease in net assets resulting from operations during the year ended December 31, 2008	(2,368,111)

Distributable loss as of December 31, 2008	(2,215,848)
Net increase in net assets resulting from operations during the nine months ended September 30, 2009	861,253

Distributable loss as of September 30, 2009	$(1,354,595)

        As of September 30, 2009 and December 31, 2008, the accumulated undistributed net investment income was $20.8 million and $59.3 million, respectively. The accumulated undistributed net realized gain (loss) on investments and foreign currency transactions was a loss of $35.0 million as of September 30, 2009 and a gain of $43.4 million as of December 31, 2008. The accumulated undistributed net unrealized depreciation on investments and foreign currency transactions was $1,252.5 million and $2,230.6 million as of September 30, 2009 and December, 31, 2008, respectively.

8. STOCK APPRECIATION RIGHTS

        In March 2007, the board of directors of the Managing Partner approved the KKR Private Equity Investors, L.P. 2007 Equity Incentive Plan (the "Plan"). The Plan provides for the grant of options, share appreciation rights ("SARs"), restricted units and other unit-based awards to eligible directors, officers, employees (if any) and key service providers. The Plan allows for the issuance of awards with respect to an aggregate of 1,000,000 common units. Compensation expense is measured based on the grant date fair value of the SARs and recognized over the vesting period of the SARs on a straight-line basis.

        As of September 30, 2009, 190,581 SARs were granted to key service providers at a base value not less than the closing price of common units on the date of grant. The weighted average grant date exercise price and fair value of SARs granted was $5.85 and $2.20, respectively. The SARs were scheduled to vest over a four year period and to have a term not longer than ten years from the date of grant. As of September 30, 2009, a total of 16,874 SARs were vested.

        During the nine months ended September 30, 2009 and September 30, 2008, the SARs resulted in share-based compensation expense of less than $0.1 million during each respective period. As of September 30, 2009, there was approximately $0.3 million of total unrecognized compensation cost related to unvested share-based compensation awards granted under the Plan, which did not include the effect of future grants of equity compensation, if any.

        In connection with the Combination Transaction, 190,581 SARs became vested in accordance with their terms, of which 152,657 were in-the-money as of October 1, 2009. The remaining SARs were out-of-the-money as of October 1, 2009 and were cancelled or will be cancelled upon the listing, if any, of KKR on a U.S. exchange.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

9. RELATIONSHIP WITH KKR AND RELATED-PARTY TRANSACTIONS

        In connection with the formation of KKR Guernsey and the initial offering of its common units, affiliates of KKR contributed $75.0 million in cash to KKR Guernsey and the KPE Investment Partnership, of which $65.0 million was contributed to KKR Guernsey in exchange for common units at the initial offering price of $25.00 per unit and $10.0 million was contributed to the KPE Investment Partnership in respect of general partner interests in the KPE Investment Partnership. On March 31, 2008, affiliates of KKR contributed $4.4 million to KKR Guernsey in exchange for 352,225 additional common units at a price per unit of $12.51 in fulfillment of KKR's obligation to reinvest a portion of the carried interests and incentive distribution rights received by KKR in respect of investments made by the KPE Investment Partnership.

        Subject to the supervision of the board of directors of the Managing Partner and the board of directors of the Managing Investor, KKR assists KKR Guernsey and the KPE Investment Partnership in selecting, evaluating, structuring, diligencing, negotiating, executing, monitoring and exiting investments and managing uninvested capital and also provides financial, legal, tax, accounting and other administrative services. These investment activities are carried out by KKR's investment professionals and KKR's investment committee pursuant to the services agreement or under investment management agreements between KKR and its investment funds.

Services Agreement

        KKR Guernsey, the Managing Partner, the KPE Investment Partnership, the Associate Investor and the Managing Investor entered into a services agreement with KKR pursuant to which KKR agreed to provide certain investment, financial advisory, operational and other services to them. Under the services agreement, KKR is responsible for the day-to-day operations of the service recipients and is subject at all times to the supervision of their respective governing bodies, including the board of directors of the Managing Partner and the board of directors of the Managing Investor.

        The services agreement contains certain provisions requiring KKR Guernsey and the other service recipients to indemnify KKR and its affiliates with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct or gross negligence. The Managing Partner evaluated the impact of these guarantees on the financial statements and determined that they were not material as of September 30, 2009.

        In connection with the Combination Transaction, the services agreement was amended on October 1, 2009. The amended and restated services agreement provides for substantially the same services described above.

Management Fees

        Under the services agreement, KKR Guernsey and the other service recipients jointly and severally agreed to pay KKR a management fee, quarterly in arrears, in an aggregate amount equal to (prior to the Combination Transaction) one-fourth of the sum of:

  (i)
  KKR Guernsey's equity1 up to and including $3.0 billion multiplied by 1.25%, plus

  (ii)
  KKR Guernsey's equity1 in excess of $3.0 billion multiplied by 1%

  1
  Generally, equity for purposes of the management fee is approximately equal to KKR Guernsey's net asset value, which would be adjusted for any items discussed below, if necessary.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

9. RELATIONSHIP WITH KKR AND RELATED-PARTY TRANSACTIONS (Continued)

        KKR and its affiliates are paid only one management fee, regardless of whether it was payable pursuant to the services agreement or the terms of the KKR investment funds in which the KPE Investment Partnership is invested.

        For the purposes of calculating the management fee under the services agreement, "equity" was defined, prior to the Combination Transaction, as the sum of the net proceeds in cash or otherwise from each issuance of KKR Guernsey's limited partner interests, after deducting any managers' commissions, placement fees and other expenses relating to the initial offering and related transactions, plus or minus KKR Guernsey's cumulative distributable earnings or loss at the end of such quarterly period (taking into account actual distributions but without taking into account the management fee relating to such quarterly period and any non-cash equity compensation expense incurred in current or prior periods), as reduced by any amount that KKR Guernsey paid for repurchases of KKR Guernsey's limited partner interests. The foregoing calculation of "equity" was adjusted to exclude (i) one-time events pursuant to changes in U.S. GAAP as well as (ii) any non-cash items jointly agreed to by the Managing Partner (with the approval of a majority of its independent directors) and KKR.

        The management fee payable under the services agreement was reduced by an amount equal to the sum of (i) any cash that KKR Guernsey and the other service recipients, as limited partners of KKR's investment funds, paid to KKR or its affiliates during such period in respect of management fees of such funds (or capital that KKR Guernsey contributes to KKR's investment funds for such purposes), regardless of whether such management fees were received by KKR in the form of a management fee or otherwise and (ii) management fees, if any, that KKR Guernsey may have paid third parties in connection with the service recipients' investments.

        To the extent that the amount of management fee reductions in respect of a particular quarterly period exceed the amount of the fee that would have otherwise been payable, KKR will be required to credit the difference against any future management fees that became payable under the services agreement. Under no circumstances, however, will credited amounts be reimbursed by KKR or reduce the management fee payable in respect of any quarterly period below zero.

        The management fee payable under the services agreement is not subject to reduction based on any other fees that KKR or its affiliates received in connection with KKR Guernsey's investments, including any transaction or monitoring fees that were paid by a third party. In addition, the management fee may not be reduced if the Managing Partner determines, in good faith, that a reduction in the management fee would have jeopardized the classification of KKR Guernsey as a partnership for U.S. federal income tax purposes and is only allowable until expenses incurred in connection with KKR Guernsey's initial offering and related transactions are recouped through profits.

        During the nine months ended September 30, 2009 and September 30, 2008, KKR Guernsey did not make any payments or accrue any liabilities related to the management fee; however, the KPE Investment Partnership recorded management fee expense of $28.2 million and $38.3 million during the nine months ended September 30, 2009 and September 30, 2008, respectively.

        As of October 1, 2009, the management fee was amended to reflect the terms of the Combination Transaction.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

9. RELATIONSHIP WITH KKR AND RELATED-PARTY TRANSACTIONS (Continued)

Carried Interests and Incentive Distributions

        Each investment made by the KPE Investment Partnership is subject to either a carried interest or incentive distribution right, which generally entitles the Associate Investor or an affiliate of KKR to receive a portion of the profits generated by the investment. However, until the profits on the KPE Investment Partnership's consolidated investments that were subject to a carried interest or incentive distribution right equaled the managers' commissions, placement fees and other expenses incurred in connection with the initial offering and related transactions, (i) the Associate Investor had to forego its carried interests and incentive distribution rights on opportunistic investments, temporary investments, co-investments and negotiated equity investments and (ii) the management fee payable under the services agreement was reduced by the amount of carried interests and incentive distributions made pursuant to the terms of the investment funds in which the KPE Investment Partnership was invested, limited to 5% of KKR Guernsey's gross income (other than income that qualified as capital gains) for U.S. federal income tax purposes for a taxable year minus any gross income earned by or allocated to KKR Guernsey for U.S. federal income tax purposes during such taxable year that was not "qualifying income" as defined in Section 7704(d) of the U.S. Internal Revenue Code. This recoupment through profits of expenses incurred in connection with KKR Guernsey's initial offering and related transaction was terminated on October 1, 2009.

        As of September 30, 2009, managers' commissions, placement fees and other expenses incurred in connection with the initial offering and related transactions exceeded the amount of profits related to the carried interests and incentive distribution rights payable on certain of the KPE Investment Partnership's consolidated investments. Therefore, no carried interests or incentive distributions based on opportunistic investments, temporary investments, co-investments or negotiated equity investments were payable to the Associate Investor as of September 30, 2009.

Reimbursed Expenses

        During the nine months ended September 30, 2009 and September 30, 2008, KKR Guernsey paid KKR $3.8 million and $3.2 million, respectively, for reimbursable direct expenses incurred pursuant to the services agreement. These reimbursed expenses were included in KKR Guernsey's general and administrative expenses.

Investment Agreement

        In connection with the initial offering, KKR Guernsey entered into an investment agreement pursuant to which KKR agreed to cause its affiliates to reinvest in KKR Guernsey's common units, on a periodic basis, an amount equal to 25% of the aggregate pre-tax cash distributions, if any and subject to certain exceptions, that were made in respect of the carried interests and incentive distribution rights. Reinvestment could be achieved by either a contribution to KKR Guernsey in exchange for newly issued common units or by acquiring common units in the open market or in negotiated transactions. Under this investment agreement, KKR agreed to cause each affiliate of KKR that acquired common units or RDUs pursuant to this investment agreement to enter into a three-year lock-up agreement with respect to the units acquired.

        Upon completion of the Combination Transaction, this investment agreement was terminated.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

9. RELATIONSHIP WITH KKR AND RELATED-PARTY TRANSACTIONS (Continued)

License Agreement

        KKR Guernsey, the Managing Partner, the KPE Investment Partnership, the Associate Investor and the Managing Investor, as licensees, entered into a license agreement with KKR pursuant to which KKR granted each party a non-exclusive, royalty-free license to use the name "KKR." Under this agreement, each licensee has the right to use the "KKR" name. Other than with respect to this limited license, none of the licensees have a legal right to the "KKR" name.

Other

        One or more investment funds managed by KKR have an opportunity to invest from time to time in KKR Guernsey's common units including certain funds that may raise capital over time. As part of their strategy, these funds may invest in KKR Guernsey in accordance with certain investment parameters and also may invest additional capital in other KKR funds and KKR investments as part of their investment objectives. Purchases and sales of KKR Guernsey's common units are expected to be made through open market transactions over Euronext Amsterdam or in privately negotiated transactions, based on market conditions, the investment strategies of such funds, capital available to such funds and other factors considered relevant. KKR's traditional private equity funds are not among the funds that may invest in KKR Guernsey's common units. These investments would not be made by KKR Guernsey or, prior to the Combination Transaction, any entities in which it invests, and they would not reduce the number of common units that KKR Guernsey has outstanding. As of September 30, 2009, funds managed by KKR owned 4,667,166 of KKR Guernsey's common units or 2.3% of common units outstanding.

        As of September 30, 2009, the directors of the Managing Partner had no direct personal interest in the limited partner interests of the KPE Investment Partnership.

        During the nine months ended September 30, 2009, KKR Guernsey did not have any meaningful investment transactions, not including cash management activities, and thus none of KKR Guernsey's investment transaction volume may be deemed to have been with an affiliate. Accordingly, there were no associated transaction costs.

        During April, 2009, the KPE Investment Partnership, however, sold interests in certain co-investments to a KKR sponsored co-investment fund with an aggregate fair value of $211.0 million as of March 31, 2009, after giving effect to certain post-closing adjustments. Such interests in co-investments had an original cost of $240.3 million and were sold for an aggregate purchase price of $200.4 million, resulting in a realized loss of $39.9 million during the nine months ended September 30, 2009.

        During September 2009, KKR Corporate Capital Services LLC, a subsidiary of KKR, acquired a $64.8 million commitment to the KPE Investment Partnership's Credit Agreement from an existing lender.

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

10. FINANCIAL HIGHLIGHTS

        Financial highlights for KKR Guernsey were as follows, with amounts in thousands, except per unit and percentage amounts:

	Nine Months Ended
	September 30, 2009	September 30, 2008
Per unit operating performance:
Net asset value at the beginning of the period	$12.78	$24.36
Adjustment to beginning net asset value for units issued during the period	—	(0.05)

	12.78	24.31

Income (loss) from investment operations:
Net investment loss	(0.19)	(0.32)
Net gain (loss) on investments and foreign currency transactions	4.39	(5.16)

Total from investment operations	4.20	(5.48)
Capital contributions	—	0.02

Net asset value at the end of the period	$16.98	$18.85

Total return (annualized)	44.0%	(30.2)%
Percentages and supplemental data:
Net assets at the end of the period	$3,479,922	$3,862,294
Ratios to average net assets:
Total expenses (annualized)	3.3%	3.2%
Net investment loss (annualized)	(1.7)	(2.0)

        The total return and ratios were calculated based on weighted average net assets.

11. CONTINGENCIES

        As with any partnership, KKR Guernsey may become subject to claims and litigation arising in the ordinary course of business. The Managing Partner does not believe that there were any pending or threatened legal proceedings that would have had a material adverse effect on the financial position, operating results or cash flows of KKR Guernsey as of September 30, 2009.

12. SUBSEQUENT EVENTS

        On October 1, 2009, in connection with the Combination Transaction, KKR Guernsey transferred all of its assets and liabilities to KKR, including $470.3 million of cash and cash equivalents, in exchange for 100% of the limited partner interests of KKR Group Holdings L.P., which represents a 30% economic interest in KKR's business and is now KKR Guernsey's sole investment. See Note 1, "Business—Combination Transaction."

KKR & CO. (GUERNSEY) L.P.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS (Continued)

12. SUBSEQUENT EVENTS (Continued)

        As announced on February 24, 2010, a distribution of $0.08 per KKR Guernsey unit, subject to applicable withholding taxes, was paid on or about March 25, 2010 to KKR Guernsey unitholders of record as of the close of business on March 11, 2010. KKR Guernsey received funds from KKR in an amount sufficient to meet its distribution obligation.

        On February 24, 2010, KKR elected to seek a listing on the New York Stock Exchange. The election, which was made pursuant to the terms of the investment agreement in effect between KKR and KKR Guernsey, obligates each party to use reasonable efforts to implement the listing, including the preparation and filing by KKR of a registration statement with the U.S. Securities and Exchange Commission as promptly as practicable. In connection with such listing, (i) KKR Guernsey will contribute its assets to KKR in return for KKR's NYSE-listed common units, (ii) KKR Guernsey will make an in-kind distribution of KKR's common units to KKR Guernsey's unitholders and will dissolve, and (iii) each KKR Guernsey unit will cease to be traded on Euronext Amsterdam and will be cancelled.

        As announced on May 13, 2010, a distribution of $0.08 per KKR Guernsey unit, subject to applicable withholding taxes, will be paid on or about June 10, 2010 to KKR Guernsey unitholders of record as of the close of business on May 27, 2010. KKR Guernsey currently has 204,902,226 common units issued and outstanding. Prior to making such a distribution, KKR Guernsey expects to receive funds from KKR in an amount sufficient to meet its distribution obligation.

* * * * * *

Report of Independent Registered Public Accounting Firm

To the Partners of KKR PEI Investments, L.P.:

        We have audited the accompanying consolidated statements of assets and liabilities of KKR PEI Investments, L.P. and subsidiaries (the "KPE Investment Partnership"), including the consolidated schedule of investments, as of December 31, 2008, 2007 and 2006, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended December 31, 2008 and 2007 and for the period from April 18, 2006 (Date of Formation) to December 31, 2006. These consolidated financial statements are the responsibility of the KPE Investment Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the KPE Investment Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of KKR PEI Investments, L.P. and subsidiaries as of December 31, 2008, 2007 and 2006, and the consolidated results of its operations, changes in net assets and its cash flows for the years ended December 31, 2008 and 2007 and for the period from April 18, 2006 (Date of Formation) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements include investments valued at $3,311,439,000 (126% of total assets), $5,446,790,000 (109% of total assets), and $1,743,349,000 (34.5% of total assets) as of December 31, 2008, 2007 and 2006, respectively whose fair values have been estimated by management in the absence of readily determinable fair values. Management's estimates are based on information provided by fund managers or the general partners.

/s/ Deloitte & Touche LLP

New York, New York
February 27, 2009
(June 1, 2010, as to the Business Combination described in Note 1, and
Note 17 as to subsequent events)

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(Amounts in thousands)

	December 31, 2008	December 31, 2007	December 31, 2006
ASSETS:
Investments, at fair value:
Opportunistic investments—Class A (cost of $84,852, $512,607 and $154,474, respectively)	$41,181	$458,792	$158,462
Co-investments in portfolio companies of private equity funds—Class B (cost of $2,663,611, $2,635,583 and $950,145, respectively)	1,414,743	2,653,039	958,065
Negotiated equity investments—Class B (cost of $992,582, $992,582 and $0, respectively)	649,155	985,557	—
Private equity funds—Class C (cost of $1,683,609, $1,813,751 and $630,508, respectively)	1,184,958	1,847,887	701,818
Non-private equity fund—Class D (cost of $161,148, $195,869 and $77,472, respectively)	62,583	189,345	83,466

	3,352,620	6,134,620	1,901,811
Cash and cash equivalents	623,316	255,415	2,139,621
Cash and cash equivalents held by a non-private equity fund	88	1,091	—
Restricted cash	18,011	42,237	1,000,000
Unrealized gain on a foreign currency exchange contract	3,000	—	—
Other assets	7,689	8,044	36,002

Total assets	4,004,724	6,441,407	5,077,434

LIABILITIES:
Accrued liabilities	37,691	30,730	1,503
Due to affiliates	2,864	11,961	5,722
Securities sold, not yet purchased (proceeds of $1,785, $0 and $0, respectively)	1,916	—	—
Options written (proceeds of $0, $7,290 and $0, respectively)	—	5,265	—
Unrealized loss on foreign currency exchange contracts and an interest rate swap, net	32,331	46,051	5,712
Other liabilities	117	182	18,098
Revolving credit agreement	951,214	1,002,240	—
Long-term debt	350,000	350,000	—

Total liabilities	1,376,133	1,446,429	31,035

COMMITMENTS AND CONTINGENCIES	—	—	—

NET ASSETS	$2,628,591	$4,994,978	$5,046,399

NET ASSETS CONSIST OF:
Partners' capital contributions	$4,836,568	$4,836,568	$4,836,568
Distributable earnings (loss)	(2,207,977)	158,410	209,831

	$2,628,591	$4,994,978	$5,046,399

See accompanying notes to the consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF INVESTMENTS

(Amounts in thousands, except percentage amounts)

		December 31, 2008
Investment	Class	Cost	Fair Value	Fair Value as a Percentage of Net Assets
INVESTMENTS BY TYPE:
Opportunistic investments:	A
Fixed income investments		$83,215	$40,109	1.5%
Public equities—common stocks		1,637	1,072	0.0

		84,852	41,181	1.5

Co-investments in portfolio companies of private equity funds:	B
Dollar General Corporation		250,000	275,000	10.5
HCA Inc.		250,000	200,000	7.6
The Nielsen Company B.V.		200,000	180,000	6.8
Alliance Boots GmbH.		301,352	175,123	6.7
Biomet, Inc.		200,000	160,000	6.1
Energy Future Holdings Corp.		200,000	140,000	5.3
First Data Corporation		200,000	120,000	4.6
U.S. Foodservice, Inc.		100,000	80,000	3.0
NXP B.V.		250,000	25,000	1.0
KION Group GmbH.		112,824	23,961	0.9
ProSiebenSat.1 Media AG		226,913	22,159	0.8
Capmark Financial Group Inc.		137,321	13,500	0.5
PagesJaunes Groupe S.A.		235,201	—	—

		2,663,611	1,414,743	53.8

Negotiated equity investments:	B
Sun Microsystems, Inc. convertible senior notes.		701,164	500,500	19.0
Orient Corporation convertible preferred stock.		169,706	148,655	5.7
Aero Technical Support & Services S.à r.l. (Aveos)		121,712	—	—

		992,582	649,155	24.7

Private equity funds:	C
KKR 2006 Fund L.P.		1,105,787	821,234	31.2
KKR Millennium Fund L.P.		203,718	132,084	5.0
KKR European Fund, Limited Partnership		202,115	128,298	4.9
KKR Asian Fund L.P.		66,057	49,259	1.9
KKR European Fund II, Limited Partnership		96,955	49,032	1.9
KKR European Fund III, Limited Partnership		8,977	5,051	0.2

		1,683,609	1,184,958	45.1

Non-private equity funds—Investments by KKR Strategic Capital Institutional Fund, Ltd.	D	161,148	62,583	2.4

		$5,585,802	$3,352,620	127.5%

INVESTMENTS BY GEOGRAPHY:
North America		$3,596,303	$2,521,953	95.9%
Europe		1,656,846	554,227	21.1
Asia Pacific		332,653	276,440	10.5

		$5,585,802	$3,352,620	127.5%

INVESTMENTS BY INDUSTRY:
Health Care		$1,079,698	$773,065	29.4%
Technology		1,124,591	624,850	23.8
Retail		625,548	561,093	21.3
Financial Services		947,595	540,861	20.6
Media/Telecom		889,276	329,742	12.5
Energy		371,414	259,161	9.9
Industrial		436,989	187,043	7.1
Consumer Products		91,520	59,194	2.2
Chemicals		19,171	17,611	0.7

		$5,585,802	$3,352,620	127.5%

See accompanying notes to the consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF INVESTMENTS

(Amounts in thousands, except percentage amounts)

		December 31, 2007
Investment	Class	Cost	Fair Value	Fair Value as a Percentage of Net Assets
INVESTMENTS BY TYPE:
Opportunistic investments:	A
Public equities—common stocks		$371,667	$327,497	6.6%
Fixed income investment		140,940	128,760	2.6
Derivative instruments		—	2,535	0.0

		512,607	458,792	9.2

Co-investments in portfolio companies of private equity funds:	B
HCA Inc.		250,000	300,000	6.0
Alliance Boots GmbH.		301,352	297,747	6.0
Dollar General Corporation		250,000	250,000	5.0
PagesJaunes Groupe S.A.		235,201	229,038	4.6
NXP B.V.		250,000	215,555	4.3
Biomet, Inc.		200,000	200,000	4.0
Energy Future Holdings Corp.		200,000	200,000	4.0
First Data Corporation		200,000	200,000	4.0
The Nielsen Company B.V.		200,000	200,000	4.0
Capmark Financial Group Inc.		137,321	175,500	3.5
ProSiebenSat.1 Media AG		198,885	160,067	3.2
KION Group GmbH.		112,824	125,132	2.5
U.S. Foodservice, Inc.		100,000	100,000	2.0

		2,635,583	2,653,039	53.1

Negotiated equity investments:	B
Sun Microsystems, Inc. convertible senior notes.		701,164	668,150	13.4
Orient Corporation convertible preferred stock.		169,706	198,729	4.0
Aero Technical Support & Services S.à r.l. (Aveos)		121,712	118,678	2.3

		992,582	985,557	19.7

Private equity funds:	C
KKR 2006 Fund L.P.		1,270,416	1,273,596	25.5
KKR European Fund, Limited Partnership		207,695	238,215	4.8
KKR Millennium Fund L.P.		228,365	230,460	4.6
KKR European Fund II, Limited Partnership		83,830	83,226	1.7
KKR Asian Fund L.P.		23,445	22,390	0.4

		1,813,751	1,847,887	37.0

Non-private equity funds—Investments by KKR Strategic Capital Institutional Fund, Ltd.	D	195,869	189,345	3.8

		$6,150,392	$6,134,620	122.8%

INVESTMENTS BY GEOGRAPHY:
North America		$4,011,321	$4,041,570	80.9%
Europe		1,748,529	1,690,352	33.8
Asia Pacific		390,542	402,698	8.1

		$6,150,392	$6,134,620	122.8%

INVESTMENTS BY INDUSTRY:
Financial Services		$1,123,357	$1,166,962	23.4%
Retail		1,166,242	1,136,759	22.8
Technology		1,126,907	1,057,091	21.2
Media		997,810	918,228	18.4
Health Care		701,750	757,131	15.1
Industrial		501,249	551,587	11.0
Energy		478,668	487,500	9.8
Chemicals		26,031	37,341	0.7
Consumer Products		28,378	22,021	0.4

		$6,150,392	$6,134,620	122.8%

See accompanying notes to the consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF INVESTMENTS

(Amounts in thousands, except percentage amounts)

		December 31, 2006
Investment	Class	Cost	Fair Value	Fair Value as a Percentage of Net Assets
INVESTMENTS BY TYPE:
Opportunistic investments: Public equities—common stocks	A	$154,474	$158,462	3.1%

Co-investments in portfolio companies of private equity funds:	B
NXP B.V.		250,000	259,863	5.1
HCA Inc.		250,000	250,000	5.0
The Nielsen Company B.V.		200,000	200,000	4.0
Capmark Financial Group Inc.		137,321	135,000	2.7
KION Group GmbH.		112,824	113,202	2.2

		950,145	958,065	19.0

Private equity funds:	C
KKR European Fund, Limited Partnership		270,863	326,932	6.5
KKR Millennium Fund L.P.		164,526	178,157	3.5
KKR 2006 Fund L.P.		139,595	139,595	2.8
KKR European Fund II, Limited Partnership		55,524	57,134	1.1

		630,508	701,818	13.9

Non-private equity funds—Investments by KKR Strategic Capital Institutional Fund, Ltd.	D	77,472	83,466	1.7

		$1,812,599	$1,901,811	37.7%

INVESTMENTS BY GEOGRAPHY:
Europe		$841,965	$918,830	18.2%
North America		859,590	866,512	17.2
Asia Pacific		111,044	116,469	2.3

		$1,812,599	$1,901,811	37.7%

INVESTMENTS BY INDUSTRY:
Media		$371,178	$388,962	$7.7%
Technology		326,569	338,400	6.7
Health Care		329,952	330,227	6.5
Financial Services/Banking		307,985	315,117	6.3
Industrial		277,273	294,446	5.9
Retail		90,087	117,703	2.3
Energy/Natural Resources		54,887	55,467	1.1
Chemicals		35,698	39,222	0.8
Consumer Products		18,970	22,297	0.4

		$1,812,599	$1,901,811	37.7%

See accompanying notes to the consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED SCHEDULES OF SECURITIES SOLD, NOT YET PURCHASED

(Amounts in thousands)

	December 31, 2008		December 31, 2007		December 31, 2006
Instrument Type/Geography/Industry	Fair Value	Proceeds	Fair Value	Proceeds	Fair Value	Proceeds
Asia Pacific—public equities, common stock:
Index	$1,916	$1,785	$—	$—	$—	$—

	$1,916	$1,785	$—	$—	$—	$—

See accompanying notes to the consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED SCHEDULES OF OPTIONS WRITTEN

(Amounts in thousands)

	December 31, 2008				December 31, 2007		December 31, 2006
Geography/Instrument Type/Industry	Fair Value		Proceeds		Fair Value	Proceeds	Fair Value	Proceeds
North America—public equities, common stock:
Energy		$—		$—	$5,265	$7,290	$—	$—

	$		$		$5,265	$7,290	$—	$—

See accompanying notes to the consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Year Ended		From April 18, 2006 (Date of Formation) to December 31, 2006
	December 31, 2008	December 31, 2007
INVESTMENT INCOME:
Interest income, net of withholding taxes of $155, $0 and $0, respectively	$36,250	$102,605	$143,370
Dividend income, net of withholding taxes of $394, $1,446 and $63, respectively	9,121	24,197	146

Total investment income	45,371	126,802	143,516

EXPENSES:
Management fees	43,057	46,629	9,874
Incentive fees	—	956	1,044
Interest expense	61,843	48,557	—
Dividend expense	1,320	—	—
General and administrative expenses	3,855	4,677	1,941

Total expenses	110,075	100,819	12,859

NET INVESTMENT INCOME (LOSS)	(64,704)	25,983	130,657

REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS AND FOREIGN CURRENCY:
Net realized gain (loss), net of withholding tax (benefit) of $(37), $977 and $0, respectively	(104,573)	113,432	34,619
Net change in unrealized appreciation (depreciation)	(2,182,110)	(136,642)	83,500

Net gain (loss) on investments and foreign currency transactions	(2,286,683)	(23,210)	118,119

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(2,351,387)	$2,773	$248,776

See accompanying notes to the consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

(Amounts in thousands)

	General Partner	Limited Partner	Total
NET ASSETS—APRIL 18, 2006	$—	$—	$—
INCREASE IN NET ASSETS FROM OPERATIONS FOR THE PERIOD FROM APRIL 18, 2006 (date of formation) TO DECEMBER 31, 2006:
Net investment income	290	130,367	130,657
Net realized gain on investments and foreign currency transactions	72	34,547	34,619
Net change in unrealized appreciation on investments and foreign currency transactions	173	83,327	83,500

Net increase in net assets resulting from operations	535	248,241	248,776
Partners' capital contributions	10,000	4,826,568	4,836,568
Fair value of distributions.	(81)	(38,864)	(38,945)

INCREASE IN NET ASSETS	10,454	5,035,945	5,046,399

NET ASSETS—DECEMBER 31, 2006	10,454	5,035,945	5,046,399

DECREASE IN NET ASSETS FROM OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007:
Net investment income	150	25,833	25,983
Net realized gain on investments and foreign currency transactions	236	113,196	113,432
Net change in unrealized depreciation on investments and foreign currency transactions	(283)	(136,359)	(136,642)

Net increase in net assets resulting from operations	103	2,670	2,773
Fair value of distributions.	(112)	(54,082)	(54,194)

DECREASE IN NET ASSETS	(9)	(51,412)	(51,421)

NET ASSETS—DECEMBER 31, 2007	10,445	4,984,533	4,994,978

DECREASE IN NET ASSETS FROM OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008:
Net investment loss	(47)	(64,657)	(64,704)
Net realized loss on investments and foreign currency transactions	(217)	(104,356)	(104,573)
Net change in unrealized depreciation on investments and foreign currency transactions	(4,529)	(2,177,581)	(2,182,110)

Net decrease in net assets resulting from operations	(4,793)	(2,346,594)	(2,351,387)
Fair value of distributions.	(31)	(14,969)	(15,000)

DECREASE IN NET ASSETS	(4,824)	(2,361,563)	(2,366,387)

NET ASSETS—DECEMBER 31, 2008	$5,621	$2,622,970	$2,628,591

See accompanying notes to the consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended		From April 18, 2006 (Date of Formation) to December 31, 2006
	December 31, 2008	December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase (decrease) in net assets resulting from operations	$(2,351,387)	$2,773	$248,776
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to cash and cash equivalents provided by (used in) operating activities:
Amortization of deferred financing costs	869	505	—
Net realized loss (gain) on investments	104,573	(113,432)	(32,691)
Net change in unrealized depreciation (appreciation) on investments	2,198,830	96,303	(89,212)
Increase (decrease) in net unrealized loss on foreign currency exchange contracts and an interest rate swap	(16,720)	40,339	5,712
Changes in operating assets and liabilities:
Purchase of opportunistic investments	(124,078)	(969,179)	(351,911)
Purchase of securities to settle short sales	(244,936)	—	—
Purchase of options	(7,121)	(1,805)	—
Purchase of co-investments in portfolio companies of private equity funds	(28,028)	(1,685,438)	(950,145)
Purchase of negotiated equity investments	—	(642,582)	—
Purchase of investments by private equity funds	(199,211)	(1,269,765)	(637,981)
Purchase of investments by KKR Strategic Capital Institutional Fund, Ltd.	(14,249)	(130,031)	(77,472)
Proceeds from sale of opportunistic investments	446,484	633,207	228,842
Proceeds from securities sold short, not yet purchased	259,085	—	—
Proceeds from options written	3,529	12,528	—
Proceeds from the termination of certain transactions under forward foreign exchange contracts	38,381	—	—
Proceeds from sale of investments by private equity funds	321,788	174,934	8,759
Proceeds from sale of investments by KKR Strategic Capital Institutional Fund, Ltd.	2,013	19,245	—
Decrease (increase) in cash and cash equivalents held by a non-private equity fund	1,003	(1,091)	—
Decrease (increase) in restricted cash	24,226	957,763	(1,000,000)
Decrease (increase) in other assets	(514)	24,058	(36,002)
Increase in accrued liabilities	6,961	29,227	1,503
Increase (decrease) in due to affiliates	(9,097)	6,239	5,722
Increase (decrease) in other liabilities	(65)	(17,916)	18,098

Net cash flows provided by (used in) operating activities	412,336	(2,834,118)	(2,658,002)

CASH FLOWS FROM FINANCING ACTIVITIES:
Partners' capital contributions	—	—	4,836,568
Borrowings under the revolving credit agreement	549,921	999,266	—
Payments on borrowings under the revolving credit agreement	(565,324)	—	—
Distributions to partners	(15,000)	(54,194)	(38,945)
Deferred financing costs	—	(4,405)	—

Net cash flows provided by (used in) financing activities	(30,403)	940,667	4,797,623

Effect of foreign exchange rate changes on cash	(14,032)	9,245	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	367,901	(1,884,206)	2,139,621
CASH AND CASH EQUIVALENTS—Beginning of period	255,415	2,139,621	—

CASH AND CASH EQUIVALENTS—End of period	$623,316	$255,415	$2,139,621

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$50,381	$17,938	$—
NON-CASH FINANCING ACTIVITIES:
Increase (decrease) in revolving credit agreement—foreign currency adjustments	$(20,730)	$2,974	$—
Increase in long-term debt related to Sun financing	—	350,000	—

See accompanying notes to the consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS

        KKR PEI Investments, L.P. (the "KPE Investment Partnership") is a Guernsey limited partnership that was comprised of (i) as of December 31, 2008 and prior to the Combination Transaction1, KKR PEI Associates, L.P. (the "Associate Investor"), which holds 100% of the general partner interests in the KPE Investment Partnership and is responsible for managing its business and affairs, and (ii) KKR & Co. (Guernsey) L.P. ("KKR Guernsey"), formerly KKR Private Equity Investors, L.P. ("KPE"), which as of December 31, 2008 held 100% of the limited partner interests in the KPE Investment Partnership and did not participate in the management of the business and affairs of the KPE Investment Partnership. The general partner interests and the limited partner interests represented 0.2% and 99.8%, respectively, of the total interests in the KPE Investment Partnership as of December 31, 2008, December 31, 2007 and December 31, 2006. Because the Associate Investor is itself a Guernsey limited partnership, its general partner, KKR PEI GP Limited (the "Managing Investor"), a Guernsey limited company that, prior to the Combination Transaction, was owned by individuals affiliated with Kohlberg Kravis Roberts & Co. L.P. (together with its applicable affiliates, "KKR"), is effectively responsible for managing the KPE Investment Partnership's business and affairs.

1
As of October 1, 2009, KPE and KKR completed the previously announced transaction to combine the businesses ("Combination Transaction") of KPE and KKR.

        The Combination Transaction was consummated on October 1, 2009, and therefore its effects are not included in the presentation of the consolidated financial statements as of and for the years ended December 31, 2008 and December 31, 2007 and as of and for the period from the date of formation on April 18, 2006 to December 31, 2006 included herein. The consolidated financial statements and footnotes do not reflect the results of KKR and are not representative of KKR results going forward.

        Prior to the Combination Transaction, the KPE Investment Partnership was the partnership through which KKR Guernsey and the Associate Investor made its investments. The KPE Investment Partnership predominantly invests in private equity investments identified by KKR. Private equity investments consist of investments in certain portfolio companies of those funds and investments significantly negotiated by KKR in equity or equity-linked securities, which we refer to as negotiated equity investments. The KPE Investment Partnership makes other investments in opportunistic investments, which are investments identified by KKR in the course of its business other than private equity investments, including public equities and fixed income investments. The KPE Investment Partnership manages cash and liquidity through temporary investments.

        The KPE Investment Partnership's limited partnership agreement provides that its investments must comply with the investment policies and procedures that were established from time to time by the board of directors of KKR Guernsey's general partner (the "Managing Partner"). As of December 31, 2008 and prior to the Combination Transaction, the investment policies and procedures provided, among other things, that the KPE Investment Partnership would invest at least 75% of its adjusted assets in private equity and temporary investments and no more than 25% of its adjusted assets in opportunistic investments. "Adjusted assets" were defined as the KPE Investment Partnership's consolidated assets less the amount of indebtedness that is recorded as a liability on its consolidated statements of assets and liabilities. As of December 31, 2008, the KPE Investment Partnership had invested 96.0% of its adjusted assets in private equity and temporary investments and 4.0% of its adjusted assets in opportunistic investments. These policies were revised in connection with the Combination Transaction to permit the investment of any assets in opportunistic investments subject to certain tax considerations.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS (Continued)

        The KPE Investment Partnership's limited partnership agreement established four separate and distinct classes of partner interests with separate rights and obligations, as follows:

Type of Investments Held by the KPE Investment Partnership
Class A	Opportunistic and temporary investments
Class B	Co-investments in portfolio companies of KKR's private equity funds and negotiated equity investments
Class C	KKR's private equity funds
Class D	KKR's investment funds that are not private equity funds

        The Associate Investor may, in its sole discretion, allocate assets and liabilities of the KPE Investment Partnership to the relevant class of interests in accordance with the terms and conditions of the limited partnership agreement. The Managing Investor is effectively responsible for making any such allocations, because the General Partner is itself a limited partnership.

        The KPE Investment Partnership, the Associate Investor, the Managing Investor, KKR Guernsey and the Managing Partner have entered into a services agreement with KKR pursuant to which KKR agreed to provide certain investment, financial advisory, operational and other services to them. Under the services agreement, KKR is responsible for the day-to-day operations of the service recipients and is subject at all times to the supervision of their respective governing bodies, including the board of directors of the Managing Investor and the board of directors of the Managing Partner.

        On October 1, 2009, the transaction to combine the businesses of KKR Guernsey and KKR ("Combined Business") whereby KKR Guernsey received interests representing 30% of the outstanding equity in the Combined Business and the balance of the equity is owned by KKR's principals became effective. In connection with the Combination Transaction, KPE changed its name to KKR Guernsey and the limited partner interests held by KKR Guernsey in the KPE Investment Partnership were contributed to the Combined Business. KKR Management Holdings L.P., a Delaware limited partnership, and KKR Fund Holdings L.P., a Cayman limited partnership (collectively the "KKR Group Partnerships"), which together own the Combined Business acquired all outstanding non-controlling interests in the KPE Investment Partnership, which became a wholly owned subsidiary of the KKR Group Partnerships upon completion of the Combination Transaction.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The consolidated financial statements of the KPE Investment Partnership were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and are presented in U.S. dollars. The consolidated financial statements include the financial statements of the KPE Investment Partnership and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The KPE Investment Partnership utilizes the U.S. dollar as its functional currency.

        The preparation of financial statements in conformity with U.S. GAAP requires the making of estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes. Actual results may vary from estimates in amounts that may be material to the

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

consolidated financial statements. The valuation of the KPE Investment Partnership's investments involves estimates that are subject to the Managing Investor's judgment. The consolidated financial statements reflect all adjustments which were, in the opinion of the Managing Investor, necessary to fairly state the results for the periods presented.

        The Managing Investor has reviewed the financial condition of the KPE Investment Partnership and its future obligations as of December 31, 2008 and expects the KPE Investment Partnership to continue as a going concern for at least one year. This assessment is based on historic and predicted timing of capital calls for the KPE Investment Partnership's unfunded commitments, its expected operating expenses, present sources of liquidity, its borrowing facilities and the ability to raise cash through sales of investments and other activities.

        The KPE Investment Partnership utilizes a reporting schedule comprised of four three-month quarters with an annual accounting period that ends on December 31. The quarterly periods end on March 31, June 30, September 30 and December 31. The financial results presented herein include activity for the years ended December 31, 2008 and December 31, 2007 and the period from the date of formation on April 18, 2006 to December 31, 2006, referred to as "the partial year ended December 31, 2006." The operations of the KPE Investment Partnership effectively commenced on May 10, 2006, upon receipt of its initial capital funding. Therefore, the activity presented for the partial year ended December 31, 2006 is not comparable to the year ended December 31, 2008 or the year ended December 31, 2007.

        As of December 31, 2008, December 31, 2007 and December 31, 2006, the KPE Investment Partnership operated through one reportable business segment for management reporting purposes.

Reclassifications

        Certain prior period amounts have been reclassed to conform to the current period's presentation.

Valuation of Investments

        The investments carried as assets in the KPE Investment Partnership's consolidated financial statements are valued on a quarterly basis. The Managing Investor is responsible for reviewing and approving valuations of investments that are carried as assets in the KPE Investment Partnership's consolidated financial statements. Because valuing investments requires the application of valuation principles to the specific facts and circumstances of the investments, in satisfying its responsibilities, the Managing Investor utilizes the services of KKR to determine the fair values of certain investments and the services of Duff & Phelps, LLC, an independent valuation firm, which performs certain agreed upon procedures with respect to valuations that are prepared by KKR, to confirm that such valuations are not unreasonable. An investment for which a market quotation is readily available is valued using a market price for the investment as of the end of the applicable accounting period. An investment for which a market quotation is not readily available is valued at the investment's fair value as of the end of the applicable accounting period, as determined in good faith.

Fair Value Measurements

        The KPE Investment Partnership uses a hierarchal disclosure framework to report the fair value of its investments which prioritizes and ranks the level of market price observability used in measuring

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

        Investments measured and reported at fair value are classified and disclosed in one of the following categories:

          Level I—An unadjusted quoted price in an active market provides the most reliable evidence of fair value and is used to measure fair value whenever available. The KPE Investment Partnership does not adjust the quoted price for these investments, even in situations where it holds a large position and a sale could reasonably impact the quoted price. As of December 31, 2008, 0.0% of the KPE Investment Partnership's investments, compared to total investments, were valued as Level I investments.

          Level II—Inputs are other than unadjusted quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. As of December 31, 2008, 20.6% of the KPE Investment Partnership's investments, compared to total investments, were valued as Level II investments.

          Level III—Inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. As of December 31, 2008, 79.4% of the KPE Investment Partnership's investments, compared to total investments, were valued as Level III investments.

        In certain cases, the inputs used to measure the fair value of an investment may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. KKR's assessment of the significance of a particular input to the fair value measurement, in its entirety, requires judgment and KKR considers factors specific to each investment.

Valuation of Investments When a Market Quotation is Readily Available

        An investment for which a market quotation is readily available is valued using period-end market prices and is categorized as Level I. When market prices are used, they do not necessarily take into account various factors which may affect the value that the KPE Investment Partnership would actually be able to realize in the future, such as:

  •
  the possible illiquidity associated with a large ownership position;

  •
  subsequent illiquidity in a market for a company's securities;

  •
  future market price volatility or the potential for a future loss in market value based on poor industry conditions or other conditions; and

  •
  the market's view of overall company and management performance.

        If the above factors, or other factors deemed relevant, are taken into consideration and the fair value of the investment for which a market quotation is readily available does not rely exclusively on the quoted market price, the consideration of such factors render the fair value measurement at Level II or Level III.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Valuation of Investments When a Market Quotation is Not Readily Available

        While there is no single standard for determining fair value in good faith, the methodologies described below are generally followed when the fair value of limited partner interests and individual investments that do not have a readily available quotation is determined.

Valuation Methodology when Determining Fair Value in Good Faith
Level II:
Investments for which a market quotation is not readily available, but is based on a reference asset for which a market quotation is readily available
The value is generally based on the period-end market price of the reference asset for which a market quotation is readily available, adjusted for one or more factors deemed relevant for the fair value of the investment, which may include, but is not limited to:
• terms and conditions of the investment;
• discount for lack of marketability;
• borrowing costs;
• time to maturity of the investment; and
• volatility of the reference asset for which a market quotation is readily available.
Level III:
Limited partner interests in KKR's private equity funds and investments by a non-private equity fund
The value is based on the net asset value of each fund, which depends on the aggregate fair value of each of the fund's investments. The KPE Investment Partnership may be required to value such investments at a premium or discount, if other factors lead the Managing Investor to conclude that the net asset value does not represent fair value. Each fund's net asset value increases or decreases from time to time based on the amount of investment income, operating expenses and realized gains and losses on the sale or realization of investments, if any, that the fund records and the net changes in the unrealized appreciation and/or depreciation of its investments.

The fund's investments may be in companies for which a market quotation is or is not readily available including investments for which a market quotation is not readily available but is based on a reference asset for which a market quotation is readily available.
Investments in companies for which a market quotation is not readily available	Generally, a combination of two methods is used, including a market multiple approach that considers one or more financial measures, such as revenues, EBITDA, adjusted EBITDA, EBIT, net income or net asset value of comparable companies, and/or a discounted cash flow or liquidation analysis, is used. Consideration may also be given to such factors as:
• the company's historical and projected financial data;
• the size and scope of the company's operations;
• expectations relating to the market's receptivity to an offering of the company's securities;
• any control associated with interests in the company that are held by KKR and its affiliates including the KPE Investment Partnership;

•       information with respect to transactions or offers for the company's securities (including the transaction pursuant to which the investment was made and the period of time that has elapsed from the date of the investment to the valuation date);

• applicable restrictions on transfer;
• industry information and assumptions;
• general economic and market conditions; and
• other factors deemed relevant.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The fair values of such investments are estimated by the Managing Investor in the absence of readily determinable fair values. Because of the inherent uncertainty of the valuation process, the fair value may differ materially from the actual value that would be realized if such investments were sold in an orderly disposition between willing parties. Additionally, widespread economic uncertainty and indeterminate financial markets could have a material impact on the actual value that would be realized if such investments were sold in an orderly disposition between willing parties. See Note 4, "Fair Value Measurements."

Foreign Currency

        Investments denominated in foreign currencies are translated into U.S. dollar amounts at the date of valuation. Purchases and sales of foreign currency denominated investments are translated into U.S. dollar amounts on the respective dates of such transactions. The KPE Investment Partnership does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in fair value. Such fluctuations are included within the net realized and unrealized gain (loss) from investments and foreign currency transactions in the consolidated statements of operations.

Derivatives

        The KPE Investment Partnership has the option to purchase derivative financial instruments for opportunistic investing and for hedging purposes, which include total return swaps and options. In a total return swap, the KPE Investment Partnership has the right to receive any appreciation and dividends from a reference asset with a specified notional amount and has an obligation to pay to the counterparty any depreciation in the valuation of the reference asset, interest based on the notional amount and any other charge agreed to with the counterparty.

        If the KPE Investment Partnership writes an option, an amount equal to the premium received is recorded as a liability and subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by the KPE Investment Partnership on the expiration date as realized gains from investments. The difference between the premium and amount paid, including brokerage commissions, is also treated as a realized gain, or if the premium is less than the amount paid for the closing purchase transaction, as a realized loss. If a call option is exercised, the premium is added to the proceeds from the sale of the underlying security or currency in determining whether the KPE Investment Partnership has realized a gain or loss. If a put option is exercised, the premium received reduces the cost basis of the securities purchased by the KPE Investment Partnership. The KPE Investment Partnership, as writer of an option, bears the market risk of an unfavorable change in the price of the security underlying the written option.

        The risks of entering into swap and option agreements include, but are not limited to, the possible lack of liquidity, failure of the counterparty to meet its obligations and unfavorable changes in the underlying investments. The counterparties to the KPE Investment Partnership's derivative agreements are major financial institutions with which the KPE Investment Partnership and its affiliates may also have other financial relationships. The KPE Investment Partnership endeavors to minimize its risk of exposure by dealing with reputable counterparties, although there is no assurance that these counterparties will remain solvent in the current market environment.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Derivative contracts, including total return swaps and option contracts, are recorded at estimated fair value with changes in fair value recorded as unrealized appreciation or depreciation. The fair values of total return swap contracts are included within opportunistic investments and options written are included in liabilities in the KPE Investment Partnership's statements of assets and liabilities.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash held in banks and liquid investments with maturities, at the date of acquisition, not exceeding 90 days. As of December 31, 2008, December 31, 2007 and December 31, 2006, all of the cash and cash equivalents balances were invested in money market funds sponsored by reputable financial institutions or held by reputable financial institutions in interest-bearing time deposits.

Cash and Cash Equivalents Held by a Non-Private Equity Fund

        Cash and cash equivalents held by a non-private equity fund (KKR Strategic Capital Institutional Fund, Ltd., referred to as "SCF") consisted of cash held at a reputable financial institution in highly liquid investments with maturities, at the date of acquisition, not exceeding 90 days.

Restricted Cash

        As of December 31, 2008 and December 31, 2007, restricted cash primarily represented amounts pledged to third parties in connection with certain derivative instruments, which included foreign currency forward contracts and an interest rate swap contract. As of December 31, 2006, restricted cash represented a short-term time deposit with an original maturity of greater than 90 days.

Foreign Currency Contracts

        The KPE Investment Partnership entered into forward foreign currency exchange contracts to economically hedge against foreign currency exchange rate risks on certain non-U.S. dollar denominated investments. The KPE Investment Partnership agreed to deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. The net gain or loss on the contracts is the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date and is included in the consolidated statements of assets and liabilities. These foreign currency exchange contracts involve market risk and/or credit risk in excess of the amounts recognized in the statements of assets and liabilities. Risks arise from movements in currency, security values and interest rates and the possible inability of the counterparties to meet the terms of the contracts.

Other Assets

        As of December 31, 2008, December 31, 2007 and December 31, 2006, other assets consisted primarily of debt issuance costs, interest receivable, prepaid investment transaction costs and other receivables.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accrued Liabilities

        Accrued liabilities were comprised of the following, with amounts in thousands:

	December 31, 2008	December 31, 2007	December 31, 2006
Accrued interest, long-term debt	$36,719	$20,357	$—
Accrued interest, revolving credit agreement	481	9,198	—
Professional fees	403	1,175	1,278
Other	88	—	225

	$37,691	$30,730	$1,503

Due to Affiliates

        The amount due to affiliates was comprised of the following, with amounts in thousands:

	December 31, 2008	December 31, 2007	December 31, 2006
Management fees	$2,813	$10,713	$4,596
Management and incentive fees payable to KKR by SCF	13	1,194	1,126
Reimbursable expenses payable to KKR by the KPE Investment Partnership	38	54	—

	$2,864	$11,961	$5,722

Other Liabilities

        Other liabilities consisted primarily of payments owed to vendors of the non-private equity fund investment.

Net Assets

        As of December 31, 2008, December 31, 2007 and December 31, 2006, the net assets attributable to the general partner were $5.6 million, $10.4 million and $10.5 million, respectively, and to the limited partner were $2,623.0 million, $4,984.5 million and $5,035.9 million, respectively.

Income Recognition

        The assets of the KPE Investment Partnership generate income or loss in the form of capital gains, dividends and interest. Income is recognized when earned. The KPE Investment Partnership also records income or loss in the form of unrealized appreciation or depreciation from investments and foreign currency transactions at the end of each quarterly accounting period when investments are valued, as well as the change in value of an interest rate swap. See "Valuation of Investments" above. Although the Managing Investor, with the assistance of KKR, determines the fair value of each of investment at each balance sheet date, the value of certain investments in privately held companies may not change from period to period. Each reporting period, KKR generally employs two valuation

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

methodologies for each investment, typically (i) a market multiples approach, which considers a specified financial measure (such as EBITDA) for valuing comparable companies, and (ii) a discounted cash flow analysis, and records an amount that is within a range suggested by the methodologies. Each methodology incorporates various assumptions, and the outcome derived from one methodology may offset the outcome of another methodology such that no change in valuation may result from period to period. When an investment carried as an asset is sold and a resulting gain or loss is realized, including any related gain or loss from foreign currency transactions, an accounting entry is made to reverse any unrealized appreciation or depreciation previously recorded in order to ensure that the realized gain or loss recognized in connection with the sale of the investment does not result in the double counting of the previously reported unrealized appreciation or depreciation.

        Transactions involving publicly quoted securities are accounted for on the trade date (the date the order to buy or sell is executed). Capital gains and losses on sales of securities are determined on the identified cost basis.

Expense Recognition

        Expenses are recognized when incurred and consist primarily of the KPE Investment Partnership's allocated share of the total management fees that are payable under the services agreement, interest expense, administrative costs (some of which may be expenses of KKR that are attributable to the KPE Investment Partnership's operations and reimbursable under the services agreement) and incentive fees incurred by SCF, if any.

        Interest expense was comprised primarily of interest related to outstanding borrowings under the KPE Investment Partnership's revolving credit facility, the KPE Investment Partnership's financing of its investment in Sun Microsystems, Inc. ("Sun"), the amortization of debt financing costs, stock borrow costs, breakage costs and commitment fees associated with the revolving credit facility. See Note 7, "Revolving Credit Agreement and Long-Term Debt." In addition, and less significantly, interest expense related to outstanding borrowings by SCF was included in interest expense.

        Dividend expense related to dividends paid on securities sold, not yet purchased.

        General and administrative expenses included professional fees and other administrative costs.

Taxes

        The KPE Investment Partnership is not a taxable entity in Guernsey and has made a protective election to be treated as a partnership for U.S. federal income tax purposes and has incurred no U.S. federal income tax liability. Certain subsidiaries of the KPE Investment Partnership also have made elections to be treated as disregarded entities for U.S. federal income tax purposes. Each partner takes into account its allocable share of items of income, gain, loss, deduction and credit of the KPE Investment Partnership in computing its U.S. federal income tax liability. Items of income, gain, loss, deduction and credit of certain subsidiaries of the KPE Investment Partnership are treated as items of the KPE Investment Partnership for U.S. federal income tax purposes. The KPE Investment Partnership filed U.S. federal tax returns for the 2006 and 2007 and 2008 tax years, which are subject to the possibility of an audit until the expiration of the applicable statute of limitations.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk

        As of December 31, 2008, December 31, 2007 and December 31, 2006, the majority of the KPE Investment Partnership's cash and cash equivalents and restricted cash balances were held by three financial institutions. As of December 31, 2008 and December 31, 2007, the public equities owned or sold but not yet purchased and options written by the KPE Investment Partnership were held by or effectuated through one financial institution. As of December 31, 2008 and December 31, 2007, cash and cash equivalent balances of a non-private equity fund were held by one financial institution.

Guarantees

        At the inception of guarantees, if any, the KPE Investment Partnership will record the fair value of the guarantee as a liability, with the offsetting entry being recorded based on the circumstances in which the guarantee was issued. The KPE Investment Partnership did not have any such guarantees in place as of December 31, 2008, December 31, 2007 or December 31, 2006.

Recently Issued Accounting Pronouncements

Accounting for Uncertainty in Income Taxes

        In July 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, which was effective for fiscal years beginning after December 15, 2006. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a comprehensive model for how an entity should recognize, measure, present and disclose in its financial statements uncertain tax positions that the entity has taken or expects to take on a tax return. The KPE Investment Partnership adopted FIN No. 48 during the year ended December 31, 2007. FIN No. 48 did not have a material impact on the consolidated financial statements of the KPE Investment Partnership.

Measuring Fair Value

        In September 2006, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The KPE Investment Partnership adopted SFAS No. 157 during the first quarter of 2008. SFAS No. 157 did not have a material impact on the consolidated financial statements of the KPE Investment Partnership.

        In October 2008, the FASB issued FASB Staff Position No. 157-3 (FSP No. 157-3), Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for the financial asset is not active. FSP No. 157-3 was effective upon issuance and did not have a material impact on the consolidated financial statements of the KPE Investment Partnership.

Fair Value Option for Financial Assets and Financial Liabilities

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

changes in fair value recognized in earnings. The KPE Investment Partnership adopted SFAS No. 159 during the first quarter of 2008. SFAS No. 159 did not have a material impact on the consolidated financial statements of the KPE Investment Partnership.

Derivative Instruments and Hedging Activities

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The KPE Investment Partnership is currently evaluating the impact of adopting SFAS No. 161 on its consolidated financial statements.

Hierarchy of Generally Accepted Accounting Principles

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS No. 162 is effective 60 days following the U.S. Securities and Exchange Commission's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Presented Fairly in Conformity with Generally Accepted Accounting Principles. The KPE Investment Partnership is currently evaluating the impact of adopting SFAS No. 162 on its consolidated financial statements.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS

Significant Investments

        The KPE Investment Partnership's significant investments, which included aggregate private equity investments, with fair values in excess of 5.0% of the KPE Investment Partnership's net assets were as follows, with amounts in thousands, except percentages:

	December 31, 2008
	Cost	Fair Value	Fair Value as a Percentage of the KPE Investment Partnership's Net Assets
KKR Portfolio Companies (1):
Dollar General Corporation	$345,495	$378,135	14.4%
Alliance Boots GmbH	443,114	268,998	10.2
Energy Future Holdings Corp.	365,922	256,146	9.7
HCA Inc.	309,476	247,581	9.4
First Data Corporation	412,293	247,376	9.4
Biomet, Inc.	304,915	243,932	9.3
The Nielsen Company B.V.	216,003	194,402	7.4
U.S. Foodservice, Inc.	193,633	154,906	5.9
Negotiated Equity Investments:
Sun Microsystems, Inc. (2)	701,164	500,500	19.1
Orient Corporation	169,707	148,655	5.7

	$3,461,722	$2,640,631	100.5%

	December 31, 2007
	Cost	Fair Value	Fair Value as a Percentage of the KPE Investment Partnership's Net Assets
KKR Portfolio Companies (1):
Alliance Boots GmbH	$490,008	$486,403	9.7%
First Data Corporation	469,633	469,633	9.4
Energy Future Holdings Corp.	413,636	413,636	8.3
HCA Inc.	323,582	385,355	7.7
Dollar General Corporation	371,288	371,288	7.4
Biomet, Inc.	333,252	333,252	6.7
Negotiated Equity Investments:
Sun Microsystems, Inc. (2)	701,164	668,150	13.4

	$3,102,563	$3,127,717	62.6%

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

	December 31, 2006
	Cost	Fair Value	Fair Value as a Percentage of the KPE Investment Partnership's Net Assets
KKR Portfolio Companies (1):
HCA Inc	$315,344	$315,344	6.2%
NXP B.V	281,204	291,067	5.8

	$596,548	$606,411	12.0%

(1)
Investments in such companies included the co-investment in the underlying portfolio company and the limited partner interest equal to the KPE Investment Partnership's pro rata share of KKR's private equity fund investment.

(2)
The KPE Investment Partnership financed $350.0 million related to the Sun investment, for a net fair value investment of $150.5 million, or 5.7% of the KPE Investment Partnership's total net assets, as of December 31, 2008 and $318.2 million, or 6.4% of the KPE Investment Partnership's total net assets, as of December 31, 2007.

        The following significant investments were comprised of co-investments in the underlying portfolio company and limited partner interests equal to the KPE Investment Partnership's pro rata share of KKR's private equity funds' aggregate investment in such portfolio company, with amounts in thousands:

	December 31, 2008
	Fair Value of Co-Investment	Pro Rata Share of KKR's Private Equity Fund Investment	Aggregate Fair Value
Dollar General Corporation	$275,000	$103,135	$378,135
Alliance Boots GmbH	175,123	93,875	268,998
Energy Future Holdings Corp.	140,000	116,146	256,146
HCA Inc.	200,000	47,581	247,581
First Data Corporation	120,000	127,376	247,376
Biomet, Inc.	160,000	83,932	243,932
The Nielsen Company B.V.	180,000	14,402	194,402
U.S. Foodservice, Inc.	80,000	74,906	154,906

	$1,330,123	$661,353	$1,991,476

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

	December 31, 2007
	Fair Value of Co-Investment	Pro Rata Share of KKR's Private Equity Fund Investment	Aggregate Fair Value
Alliance Boots GmbH	$297,747	$188,656	$486,403
First Data Corporation	200,000	269,633	469,633
Energy Future Holdings Corp.	200,000	213,636	413,636
HCA Inc.	300,000	85,355	385,355
Dollar General Corporation	250,000	121,288	371,288
Biomet, Inc.	200,000	133,252	333,252

	$1,447,747	$1,011,820	$2,459,567

	December 31, 2006
	Fair Value of Co-Investment	Pro Rata Share of KKR's Private Equity Fund Investment	Aggregate Fair Value
HCA Inc.	250,000	65,344	315,344
NXP B.V.	259,863	31,204	291,067

	$509,863	$96,548	$606,411

        The KPE Investment Partnership's investments in private equity funds, co-investments and negotiated equity investments consist of securities that are not registered under the U.S. Securities Act of 1933, as amended (the "Act"). The KPE Investment Partnership does not have the right to demand the registration of its interests in the KKR private equity funds under the Act. Generally, the KPE Investment Partnership has the right, acting together with its affiliates, to demand the registration of the securities of the portfolio companies of the KPE Investment Partnership's co-investments and negotiated equity investments under the Act if a distribution of those securities would have been subject to registration under the Act. See Note 2, "Summary of Significant Accounting Policies—Valuation of Investments" for a description of the valuation of these investments.

Non-Private Equity Funds—KKR Strategic Capital Institutional Fund

        Non-private equity fund investments consisted of investments by SCF. SCF is a KKR opportunistic credit fund principally investing in Strategic Capital Holdings I, L.P. ("SCH"), which in turn makes debt investments alongside funds managed by investment professionals affiliated with KKR Asset Management, formerly known as KKR Fixed Income. SCH is a shared investment partnership formed in the second quarter of 2007, of which SCF owns approximately 14.0%. The fair value of non-private equity fund investments was comprised of the following, with amounts in thousands:

	December 31, 2008	December 31, 2007
Investment in Strategic Capital Holdings I, L.P., at fair value	$56,957	$182,772
Special investments, at fair value	5,626	6,573

	$62,583	$189,345

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

        SCF's investment in SCH was comprised of the following allocated portion of net assets held by SCH, with amounts in thousands:

	December 31, 2008	December 31, 2007
Assets:
Cash and cash equivalents	$2,525	$33,092
Restricted cash and cash equivalents	36,259	45,492
Securities, at fair value	5,310	45,208
Private equity investments, at fair value	369	—
Corporate loans, at fair value	6,277	3,413
Reverse repurchase agreements	5,344	15,660
Derivative assets	7,661	3,119
Collateralized loan obligation ("CLO") junior notes in affiliates	27,259	73,765
Investments in unconsolidated affiliate	—	20,688
Principal and interest receivable	3,664	4,404
Interest receivable from affiliated CLOs	—	3,949
Other assets	530	568

Total assets	95,198	249,358

Liabilities:
Repurchase agreements	1,065	37,173
Interest and principal payable	237	300
Securities sold, not yet purchased, at fair value	5,238	19,363
Derivative liabilities	22,874	9,750
Other payables	8,827	—

Total liabilities	38,241	66,586

Net assets	$56,957	$182,772

        As of December 31, 2008 and December 31, 2007, SCF had an investment balance of $5.6 million and $6.6 million, respectively, in special investments. Special investments are certain investments, acquired through direct investment or private placement that are believed to be illiquid, lack a readily assessable market value or should be held until the resolution of a special event or circumstance.

        As of December 31, 2006, SCF had investments of $83.5 million, due to affiliates of $1.1 million and other liabilities of $18.1 million.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

        In addition to the aggregate private equity investments reflected above under "Significant Investments," SCF, through its investment in SCH, invested in debt securities in these portfolio companies as follows, with amounts in thousands:

	Fair Value as of December 31, 2008	Fair Value as of December 31, 2007	Fair Value as of December 31, 2006
Energy Future Holdings Corp.(1)	$(990)	$4,941	$—
Dollar General Corporation	—	4,427	—
Biomet, Inc.	—	2,313	—
First Data Corporation	—	1,292	—
HCA Inc.(1)	—	(654)	10,299

	$(990)	$12,319	$10,299

(1)
Investments in debt securities were executed with derivative instruments.

4. FAIR VALUE MEASUREMENTS

        The fair value of the KPE Investment Partnership's investments categorized by the fair value hierarchy levels were as follows, with amounts in thousands:

	Fair Value as of December 31, 2008
	Total	Level I	Level II	Level III
Assets, at fair value:
Opportunistic investments:
Fixed income investments	$40,109	$—	$40,109	$—
Public equities—common stocks	1,072	1,072	—	—
Co-investments in portfolio companies	1,414,743	—	—	1,414,743
Negotiated equity investments	649,155	—	649,155	—
Private equity funds	1,184,958	—	—	1,184,958
Non-private equity funds—Investments by KKR Strategic Capital Institutional Fund, Ltd.	62,583	—	—	62,583

	$3,352,620	$1,072	$689,264	$2,662,284

Liabilities, at fair value:
Securities sold, not yet purchased	$1,916	$1,916	$—	$—

	$1,916	$1,916	$—	$—

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. FAIR VALUE MEASUREMENTS (Continued)

        The changes in investments measured at fair value for which the KPE Investment Partnership used Level III inputs to determine fair value were as follows, with amounts in thousands:

Fair value of investments as of December 31, 2007	$4,579,911
Purchases, net of sales	47,933
Transfers out of Level III	(131,207)
Net realized loss	(54,527)
Net change in unrealized depreciation	(1,779,826)

Fair value of investments as of December 31, 2008	$2,662,284

Net change in unrealized depreciation on investments included in net decrease in net assets resulting from operations related to Level III investments still held as of December 31, 2008	$1,767,013

        The net change in unrealized depreciation is included under the net change in unrealized depreciation on investments and foreign currency transactions in the KPE Investment Partnership's consolidated statement of operations for the year ended December 31, 2008.

5. SECURITIES SOLD, NOT YET PURCHASED

        Whether part of a hedging transaction or a transaction in its own right, securities sold, not yet purchased, or securities sold short, represent obligations of the KPE Investment Partnership to deliver the specified security at the contracted price, and thereby create a liability to repurchase the security in the market at then prevailing prices. Short selling allows the investor to profit from declines in market prices. The liability for such securities sold short is marked to market based on the current value of the underlying security at the date of valuation. These transactions involve a market risk in excess of the amount currently reflected in the KPE Investment Partnership's consolidated statement of assets and liabilities. As of December 31, 2008, the fair value of securities sold short, not yet purchased was $1.9 million. During the years ended December 31, 2008 and December 31, 2007 and the partial year ended December 31, 2006, net realized gain (loss) on investments and foreign currency transactions included $12.4 million, $0 and $0, respectively, from closed positions in securities sold, not yet purchased.

6. DERIVATIVES

        The KPE Investment Partnership uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in foreign currency and interest rates. The KPE Investment Partnership records all derivative instruments at fair value, as either assets or liabilities. The KPE Investment Partnership does not designate its derivative instruments as hedge accounting relationships. The fluctuation in the fair value of these derivative instruments offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. Changes in the fair value of derivative instruments are included in net unrealized gain (loss) from investments and foreign currency transactions in the consolidated statements of operations.

        The KPE Investment Partnership entered into forward foreign currency exchange contracts to economically hedge against foreign currency exchange rate risks on certain non-U.S. dollar denominated investments, The KPE Investment Partnership agreed to deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. The gain or loss on the

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. DERIVATIVES (Continued)

contracts is the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date and is included in the consolidated statements of assets and liabilities.

        In February 2008, an interest rate swap transaction related to the U.S. dollar denominated borrowings outstanding under the KPE Investment Partnership's five-year revolving credit agreement ("Credit Agreement") with a notional amount of $350.0 million became effective. In this transaction, the KPE Investment Partnership received a floating rate based on the one-month LIBOR interest rate and pays a fixed rate of 3.993% on the notional amount of $350.0 million. The interest rate swap matures February 25, 2010. The KPE Investment Partnership uses the interest rate swap to manage the interest rate risk associated with the floating rate under its Credit Agreement.

        The KPE Investment Partnership's unrealized gain (loss) on foreign currency exchange contracts and an interest rate swap contract was comprised of the following, with amounts in thousands:

	December 31, 2008	December 31, 2007	December 31, 2006
ASSETS:
Foreign currency exchange contract—€150.0 million vs. $209.0 million for settlement in February 2013	$3,000	$—	$—

LIABILITIES:
Foreign currency exchange contracts:
¥10.0 billion vs. $91.6 million for settlement in June 2010	$(19,792)	$(3,995)	$—
€150.0 million vs. $209.0 million for settlement in February 2013	—	(8,111)	—
€196.9 million vs. $265.6 million for settlement in September 2011	—	(15,343)	(5,053)
€180.7 million vs. $246.3 million for settlement in February 2012	—	(13,638)	—
€85.8 million vs. $117.9 million for settlement in December 2011	—	(4,691)	(659)
€17.0 million vs. $24.1 million for settlement in November 2008	—	(348)	—
€18.4 million vs. $25.0 million for settlement in November 2009	—	75	—

	(19,792)	(46,051)	(5,712)
Interest rate swap contract, matures February 2010	(12,539)	—	—

	$(32,331)	$(46,051)	$(5,712)

        During the year ended December 31, 2008, the forward foreign currency exchange contracts with a zero balance represented certain terminated transactions.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. DERIVATIVES (Continued)

        As of December 31, 2008, the KPE Investment Partnership had posted $18.0 million of restricted cash to collateralize losses on the forward foreign currency exchange contracts and interest rate swap transaction.

        The KPE Investment Partnership also purchased derivative financial instruments for investment purposes, which may include total return swaps and options. In a total return swap, the KPE Investment Partnership would have the right to receive any appreciation and dividends from a reference asset with a specified notional amount and would have an obligation to pay the counterparty any depreciation in the valuation of the reference asset, interest based on the notional amount and any other charge agreed to with the counterparty.

        The fair value of the derivative instruments included in opportunistic investments in the KPE Investment Partnership's statement of assets and liabilities and related notional amounts were as follows, with amounts in thousands:

	December 31, 2008	December 31, 2007	December 31, 2006
Derivative instruments included in opportunistic investments:
Fair value	$—	$2,535	$—
Notional amounts	—	49,751	—

        Changes in the fair value of these financial instruments were recognized in the results of operations.

        Transactions in call options written during the years ended December 31, 2008 and December 31, 2007 were as follows, with premiums received in thousands:

	Number of Contracts	Premiums Received
Options outstanding as of December 31, 2006	—	$—
Options written	29,132	12,528
Options terminated in closing purchase transactions	(18,228)	(5,238)

Options outstanding as of December 31, 2007	10,904	7,290
Options written	6,567	3,528
Options terminated in closing purchase transactions	(17,471)	(10,818)

Options outstanding as of December 31, 2008	—	$—

        There were no call options written during the partial year ended December 31, 2006.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. DERIVATIVES (Continued)

        Premiums received with respect to options written were recorded net of unrealized gains, which resulted in fair values as follows on the KPE Investment Partnership's statement of assets and liabilities, with amounts in thousands:

	December 31, 2008	December 31, 2007
Premiums received for options written	$—	$7,290
Unrealized gain	—	(2,025)

	$—	$5,265

        During the years ended December 31, 2008 and December 31, 2007, the net realized gain (loss) on investments and foreign currency transactions included $1.9 million and $2.7 million, respectively, from the expiration or closing of options. There were no options written during the partial year ended December 31, 2006.

7. REVOLVING CREDIT AGREEMENT AND LONG-TERM DEBT

Revolving Credit Agreement

        In June 2007, the KPE Investment Partnership entered into a five-year revolving Credit Agreement with a syndicate of lenders. The Credit Agreement provides for up to $925.0 million of senior secured credit, subject to availability under a borrowing base determined by the value of certain investments pledged as collateral security under the agreement. The borrowing base is subject to certain investment concentration limitations and the value of the investments constituting the borrowing base is subject to certain advance rates based on type of investment. In August 2009, an original lender under the Credit Agreement that became bankrupt with an initial $75.0 million commitment was removed from the syndicate of lenders, which reduced the availability under the Credit Agreement from $1.0 billion to $925.0 million. As of December 31, 2008, $2,774.0 million of the KPE Investment Partnership's assets were pledged as collateral to the Credit Agreement. As of December 31, 2008, the available amount under the Credit Agreement was $1.0 billion and the remaining availability under the Credit Agreement was $5.0 million.

        The interest rates applicable to loans under the Credit Agreement are generally based on either (i) the greater of the administrative agent's base rate or U.S. federal funds rate plus a specified margin of 0.5% or (ii) the Eurodollar rate plus a specified margin ranging from 0.75% to 1.0%, depending on the relevant assets constituting the borrowing base. In addition, the KPE Investment Partnership must pay an annual commitment fee of 0.2% on the undrawn commitments under the Credit Agreement. During the year ended December 31, 2008, interest expense related to borrowings under the Credit Agreement, including commitment fees, breakage costs and the amortization of debt financing costs, were $43.4 million. During the year ended December 31, 2007, interest expense related to borrowings under the Credit Agreement, including commitment fees and the amortization of debt financing costs, were $26.8 million. There was no interest expense during the partial year ended December 31, 2006.

        Pursuant to covenants in the Credit Agreement, the KPE Investment Partnership must maintain a ratio of senior secured debt to total assets of 50% or less. In addition, the Credit Agreement contains certain other customary covenants as well as certain customary events of default. As of December 31, 2008, the KPE Investment Partnership was in compliance with all covenants in all material respects.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. REVOLVING CREDIT AGREEMENT AND LONG-TERM DEBT (Continued)

        The Credit Agreement will expire on June 11, 2012, unless earlier terminated upon an event of default. The KPE Investment Partnership will be required to repay all outstanding borrowings under the Credit Agreement at that time if the KPE Investment Partnership is unable to refinance the Credit Agreement prior to its expiration or termination. Borrowings under the Credit Agreement may be used for general business purposes of the KPE Investment Partnership, including the acquisition and funding of investments. The KPE Investment Partnership's borrowings outstanding under the Credit Agreement were as follows, with amounts in thousands:

	December 31, 2008	December 31, 2007	December 31, 2006
Borrowings	$968,970	$999,266	$—
Foreign currency adjustments:
Unrealized gain related to borrowings denominated in British pounds sterling	(14,058)	(3,237)	—
Unrealized loss (gain) related to borrowings denominated in Canadian dollars	(3,698)	6,211	—

Total borrowings outstanding	$951,214	$1,002,240	$—

        During the years ended December 31, 2008 and December 31, 2007 and the partial year ended December 31, 2006, the weighted average dollar amount of borrowings related to the Credit Agreement was $799.2 million, $392.2 million and $0.0 million, respectively, and the weighted average interest rate was 4.6%, 6.7% and 0.0%, respectively.

        If total borrowings outstanding exceed 105% of the available amount under the Credit Agreement due to fluctuations in foreign exchange rates, the KPE Investment Partnership may be required to make certain prepayments on outstanding borrowings. As of December 31, 2008 and December 31, 2007, the KPE Investment Partnership was not subject to such prepayment requirements. The prepayment requirements did not apply as of December 31, 2006.

Long-Term Debt

        During the year ended December 31, 2007, the KPE Investment Partnership entered into a financing arrangement with a major financial institution with respect to $350.0 million of its $700.0 million convertible notes investment in Sun.

        The financing was structured through the use of total return swaps. Pursuant to the terms of the financing arrangement, $350.0 million of the Sun convertible notes were directly held by the KPE Investment Partnership and were pledged to the financial institution as collateral (the "Pledged Notes") and the remaining $350.0 million of the Sun convertible notes were directly held by the financial institution (the "Swap Notes"). The Pledged Notes and Swap Notes were due as follows: $175.0 million were due in January 2012 and the remaining $175.0 million were due in January 2014. Pursuant to the security agreements with respect to the Pledged Notes, the KPE Investment Partnership had the right to vote the Pledged Notes and the financial institution was obligated to follow the instructions of the KPE Investment Partnership, subject to certain exceptions, so long as default did not exist under the security agreements or the underlying swap agreements. The KPE Investment Partnership was also restricted from transferring the Pledged Notes without the consent of the financial institution.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. REVOLVING CREDIT AGREEMENT AND LONG-TERM DEBT (Continued)

        At settlement, the KPE Investment Partnership would be entitled to receive payment equal to any appreciation on the value of the Swap Notes and the KPE Investment Partnership would be obligated to pay to the financial institution any depreciation on the value of the Swap Notes. In addition, the financial institution would be obligated to pay the KPE Investment Partnership any interest that would be paid to a holder of the Swap Notes when payment would be received by the financial institution. The per annum rate of interest payable by the KPE Investment Partnership for the financing was equivalent to the three-month LIBOR plus 0.90%, which accrues during the term of the financing and was payable at settlement. During the years ended December 31, 2008, December 31, 2007 and December 31, 2006, interest expense related to the KPE Investment Partnership's financing of the Sun investment was $16.4 million, $20.4 million and nil, respectively.

        The financing provided for early settlement upon the occurrence of certain events, including an event based on the value of the collateral and other events of default. The Pledged Notes were held by wholly owned subsidiaries formed by the KPE Investment Partnership to enter into the Sun investment, and the rights and obligations described above with respect to the Pledged Notes and Swap Notes were the rights and obligations of these wholly owned subsidiaries without recourse to the KPE Investment Partnership.

        During the years ended December 31. 2008, December 31, 2007 and December 31. 2006, the weighted average dollar amount of borrowings related to the long-term debt was $350.0 million, $350 million and nil, respectively, and the weighted average interest rate was 4.0%, 6.2% and 0.0%, respectively.

        During the years ended December 31, 2008 and December 31, 2007 and the partial year ended December 31, 2006, the weighted average dollar amount of borrowings related to the long-term debt was $350.0 million, $326.0 million and $0.0 million, respectively, and the weighted average interest rate was 4.0%, 6.2% and 0.0% respectively.

Fair Value

        The KPE Investment Partnership believes the carrying value of its debt approximates fair value as of December 31, 2008 and December 31, 2007. There was no debt outstanding as of December 31, 2006.

Principal Payments

        As of December 31, 2008, the KPE Investment Partnership's scheduled principal payments for borrowings under the Credit Agreement and long-term debt related to the financing of Sun were as follows, with amounts in thousands:

		Payments Due by Period
	Total	Less than 1 year	1 to 3 Years	3 to 5 Years	More than 5 years
Revolving credit agreement	$951,214	$—	$—	$951,214	$—
Long-term debt	350,000	—	—	175,000	175,000

Total	$1,301,214	$—	$—	$1,126,214	$175,000

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. DISTRIBUTABLE EARNINGS (LOSS)

        The KPE Investment Partnership's distributable earnings (loss) were comprised of the following, with amounts in thousands:

Distributable earnings (loss) as of April 18, 2006 (date of formation)	$—
Net increase in net assets resulting from operations during the partial year ended December 31, 2006	248,776
Distribution to partners	(38,945)

Distributable earnings as of December 31, 2006	209,831
Net increase in net assets resulting from operations during the year ended December 31, 2007	2,773
Distribution to partners	(54,194)

Distributable earnings as of December 31, 2007	158,410
Net decrease in net assets resulting from operations during the year ended December 31, 2008	(2,351,387)
Distribution to partners	(15,000)

Distributable loss as of December 31, 2008	$(2,207,977)

        The KPE Investment Partnership's distributions to its general and limited partners were based on their pro rata partner interests.

        As of December 31, 2008, December 31, 2007 and December 31, 2006, the accumulated undistributed net investment income was $91.9 million, $156.6 million and $130.7 million, respectively. The accumulated undistributed net realized gain on investments and foreign currency transactions was $43.5 million, $148.1 million and $34.6 million as of December 31, 2008, December 31, 2007 and December 31, 2006, respectively. The accumulated undistributed net unrealized depreciation on investments and foreign currency transactions was $2,235.2 million and $53.1 million as of December 31, 2008 and December, 31, 2007, respectively. As of December 31, 2006 the accumulated undistributed net unrealized appreciation on investments and foreign currency transactions was $83.5 million.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. OPERATING RESULTS ALLOCATED TO THE GENERAL AND LIMITED PARTNERS

        Operating results for the general and limited partners of the KPE Investment Partnership were as follows, with amounts in thousands. Income and expenses were allocated to the general partner and limited partner based on their respective ownership percentages.

	Year Ended December 31, 2008
	General Partner	Limited Partner	Total
Investment income:
Interest income, net of withholding taxes of $0, $155 and $155, respectively	$75	$36,175	$36,250
Dividend income, net of withholding taxes of $1, $393 and $394, respectively	19	9,102	9,121

Total investment income	94	45,277	45,371

Expenses:
Management fees	—	43,057	43,057
Interest expense	128	61,715	61,843
Dividend expense	3	1,317	1,320
General and administrative expenses	10	3,845	3,855

Total expenses	141	109,934	110,075

Net investment loss	(47)	(64,657)	(64,704)

Realized and unrealized loss from investments and foreign currency:
Net realized loss, net of withholding benefit of $0, $(37) and $(37), respectively	(217)	(104,356)	(104,573)
Net change in unrealized depreciation	(4,529)	(2,177,581)	(2,182,110)

Net loss on investments and foreign currency transactions	(4,746)	(2,281,937)	(2,286,683)

Net decrease in net assets resulting from operations	$(4,793)	$(2,346,594)	$(2,351,387)

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. OPERATING RESULTS ALLOCATED TO THE GENERAL AND LIMITED PARTNERS (Continued)

	Year Ended December 31, 2007
	General Partner	Limited Partner	Total
Investment income:
Interest income	$212	$102,393	$102,605
Dividend income, net of withholding taxes of $3, $1,443 and $1,446, respectively	50	24,147	24,197

Total investment income	262	126,540	126,802

Expenses:
Management fees	—	46,629	46,629
Incentive fees	2	954	956
Interest expense	101	48,456	48,557
General and administrative expenses	9	4,668	4,677

Total expenses	112	100,707	100,819

Net investment income	150	25,833	25,983

Realized and unrealized gain (loss) from investments and foreign currency:
Net realized gain, net of withholding taxes of $2, $975 and $977, respectively	236	113,196	113,432
Net change in unrealized depreciation	(283)	(136,359)	(136,642)

Net loss on investments and foreign currency transactions	(47)	(23,163)	(23,210)

Net increase in net assets resulting from operations	$103	$2,670	$2,773

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. OPERATING RESULTS ALLOCATED TO THE GENERAL AND LIMITED PARTNERS (Continued)

	From April 18, 2006 (Date of Formation) to December 31, 2006
	General Partner	Limited Partner	Total
Investment income:
Interest income	$296	$143,074	$143,370
Dividend income, net of withholding taxes of $0, $63 and $63, respectively	—	146	146

Total investment income	296	143,220	143,516

Expenses:
Management fees	—	9,874	9,874
Incentive fees	2	1,042	1,044
General and administrative expenses	4	1,937	1,941

Total expenses	6	12,853	12,859

Net investment income	290	130,367	130,657

Realized and unrealized gain (loss) from investments and foreign currency:
Net realized gain	72	34,547	34,619
Net change in unrealized appreciation	173	83,327	83,500

Net gain on investments and foreign currency transactions	245	117,874	118,119

Net increase in net assets resulting from operations	$535	$248,241	$248,776

10. REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS AND FOREIGN CURRENCY

        The net gain (loss) from investments and foreign currency transactions in the KPE Investment Partnership's consolidated statements of operations included net realized gains or losses from sales of investments and the net change in unrealized appreciation or depreciation resulting from changes in fair value of investments (including foreign exchange gains and losses attributable to foreign-denominated investments). The following table represents the KPE Investment Partnership's net gain (loss) from investments and foreign currency transactions, with amounts in thousands:

	Year Ended
	December 31, 2008	December 31, 2007	From April 18, 2006 (Date of Formation) to December 31, 2006
Net realized gain (loss)	$(104,573)	$113,432	$34,619
Net change in unrealized appreciation (depreciation)	(2,182,110)	(136,642)	83,500

Net gain (loss) on investments and foreign currency transactions	$(2,286,683)	$(23,210)	$118,119

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS AND FOREIGN CURRENCY (Continued)

        The net change in unrealized appreciation (depreciation) on investments and foreign currency transactions was as follows, with amounts in thousands:

	Year Ended
	December 31, 2008	December 31, 2007	From April 18, 2006 (Date of Formation) to December 31, 2006
Opportunistic and temporary investments	$16,453	$(49,780)	$3,988
Co-investments	(1,221,540)	(26,535)	2,208
Negotiated equity investments	(352,200)	(11,020)	—
Investments in private equity funds	(532,781)	(36,789)	71,310
Investments in a non-private equity fund	(92,042)	(12,518)	5,994

	$(2,182,110)	$(136,642)	$83,500

11. DISTRIBUTIONS

        The Associate Investor determines, in its sole discretion, the amount and timing of distributions in respect of the Class A, Class B, Class C and Class D partner interests. If and when made, the distributions will be made pro rata in accordance with the partner's percentage interests, except as otherwise discussed below. During the year ended December 31, 2008, the KPE Investment Partnership made distributions of $15.0 million to its general and limited partners based on their pro rata partner interests.

        Except as described below, each investment that is made by the KPE Investment Partnership is subject to either a carried interest or incentive distribution right, which generally entitles the Associate Investor or an affiliate of KKR to receive a portion of the profits generated by the investment.

        Gains and losses from investments of any particular investment class are not netted against gains and losses from any other investment class when computing amounts that are payable in respect of carried interests and incentive distribution rights discussed below.

        Until the profits on the KPE Investment Partnership's consolidated investments that are subject to a carried interest or incentive distribution right equal the managers' commissions, placement fees and other expenses incurred in connection with KKR Guernsey's initial offering and related transactions, the Associate Investor will forego its carried interest and incentive distribution rights on opportunistic, temporary investments, co-investments and negotiated equity investments, subject to certain limitations.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. DISTRIBUTIONS (Continued)

See Note 12, "Relationship with KKR and Related Party Transactions—Carried Interests and Incentive Distributions."

Distributions in Respect of Class A; Opportunistic and Temporary Investments

•       The Associate Investor is entitled to an incentive distribution in an amount equal to 20% of the amount of the annual appreciation in the net asset value of opportunistic and temporary investments, after any previously incurred unrecouped losses have been recovered.

• Appreciation is measured at the end of each annual accounting period.
• The amount of appreciation is increased to reflect withdrawals of capital and decreased to reflect capital contributions for opportunistic and temporary investments.
• Incentive distribution payable was temporarily waived, as discussed in Note 12, "Relationship with KKR and Related Party Transactions—Carried Interests and Incentive Distributions."

        During the one-year period following the commencement of the KPE Investment Partnership's operations, through May 10, 2007, the appreciation in the value of temporary investments was disregarded for the purposes of calculating the Associate Investor's incentive distribution.

        If the KPE Investment Partnership does not distribute the entire incentive distribution after the end of the applicable period, the undistributed amount will, for the purpose of calculating the Associate Investor's percentage interest, be treated as being contributed by the Associate Investor to the partnership as a capital contribution.

        To the extent that the KPE Investment Partnership acquires any interest in a private equity fund or other investment fund sponsored by KKR or any of its affiliates at a price that is greater or less than the net asset value of the fund that is allocable to such interest, the calculation of the incentive distribution to be paid to the general partner in respect of its Class A interest for the annual accounting period during which the disposition of all remaining assets of such fund occurs will be adjusted as follows:

  •
  For any interest acquired at a discount, a gain will be reflected equal to the difference, if positive, between (i) the net asset value of the fund that is allocable to such interest at the date of acquisition or, if lower, the value realized and distributed in respect of such interest from the disposition of all fund assets from and after date of acquisition (in each case reduced by any capital contributed to the fund by the KPE Investment Partnership or its subsidiaries since the date of acquisition) and (ii) the price at which such interest was acquired.

  •
  For any interest acquired at a premium, a loss will be reflected equal to the difference, if positive, between (i) the price at which such interest was acquired and (ii) net asset value of the fund that is allocable to such interest at the date of acquisition or, if higher, the value realized and distributed in respect of such interest from the disposition of all fund assets from and after date of acquisition (in each case reduced by any capital contributed to the fund by the KPE Investment Partnership since the date of acquisition).

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. DISTRIBUTIONS (Continued)

        To the extent that the KPE Investment Partnership disposes of any interest in a KKR fund at a price that is greater or less than net asset value, a similar adjustment will be performed. For purposes of the above, the Associate Investor may elect to deem the disposition of all remaining assets of a fund to have occurred by valuing, for such purposes, all remaining fund assets at zero.

Distributions in Respect of Class B; Co-Investments in Portfolio Companies and Negotiated Equity Investments	• The Associate Investor is entitled to a carried interest of 20% on the net realized returns on each co-investment or negotiated equity investment.

•       Realized returns are calculated after the capital contribution for a particular investment was recovered and all prior realized losses for other co-investments and negotiated equity investments are recovered.

• The Associate Investor could make distributions to itself in respect of its Class B carried interest without making corresponding distributions to the limited partner.
• Carried interest payable was temporarily waived, as discussed in Note 12, "Relationship with KKR and Related Party Transactions—Carried Interests and Incentive Distributions."
Distributions in Respect of Class C; Investments in KKR's Private Equity Funds

•       The Associate Investor is not entitled to a carried interest or incentive distribution right with respect to the Class C interest; however, the general partner of KKR's private equity funds are generally entitled to a carried interest of 20% on the net realized return on each portfolio investment.

•       Realized returns are generally calculated after capital contributions for the particular portfolio investment have been returned to limited partners, realized losses on other portfolio investments of the fund have been recovered and certain unrealized losses (e.g., certain write-downs in the value of certain portfolio investments), if any, have been recovered.

• The realized gains and losses of portfolio investments are not netted across funds and each carried interest applies only to the results of an individual fund.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. DISTRIBUTIONS (Continued)

•       Class C carried interests paid could have offset the management fee payable under the services agreement for a limited time as discussed in Note 12, "Relationship with KKR and Related Party Transactions—Carried Interests and Incentive Distributions."

Distributions in Respect of Class D; Investments in KKR's Investment Funds Other than Private Equity Funds

•       The Associate Investor is not entitled to a carried interest or an incentive distribution right with respect to the Class D interest; however, the general partner or the fund manager of a non-private equity fund of KKR is generally entitled to an incentive distribution specific to that particular investment fund.

• The amount and calculation of the incentive distribution varies from fund to fund.
• The gains and losses of investments are not netted across funds and each carried interest or incentive distribution applies only to the results of an individual fund.

•       Class D incentive distributions paid could have offset the management fee payable under the services agreement for a limited time as discussed in Note 12, "Relationship with KKR and Related Party Transactions—Carried Interests and Incentive Distributions."

        Incentive fees of $1.0 million were incurred by SCF during each of the year ended December 31, 2007 and the partial year ended December 31, 2006, respectively. SCF did not incur any incentive fees during the year ended December 31, 2008.

12. RELATIONSHIP WITH KKR AND RELATED PARTY TRANSACTIONS

        In connection with the formation of KKR Guernsey and the initial offering of its common units, affiliates of KKR contributed $75.0 million in cash to the KPE Investment Partnership and KKR Guernsey, of which $10.0 million was contributed to the KPE Investment Partnership in respect of general partner interests in the KPE Investment Partnership and $65.0 million was contributed to KKR Guernsey in exchange for common units.

        Subject to the supervision of the board of directors of the Managing Investor and the board of directors of the Managing Partner, KKR assists the KPE Investment Partnership and KKR Guernsey in selecting, evaluating, structuring, diligencing, negotiating, executing, monitoring and exiting investments and managing uninvested capital and also provides financial, legal, tax, accounting and other administrative services. These investment activities are carried out by KKR's investment professionals and KKR's investment committee pursuant to the services agreement or under investment management agreements between KKR and its investment funds.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. RELATIONSHIP WITH KKR AND RELATED PARTY TRANSACTIONS (Continued)

Services Agreement

        The KPE Investment Partnership, the Associate Investor, the Managing Investor, KKR Guernsey and the Managing Partner entered into a services agreement with KKR pursuant to which KKR has agreed to provide certain investment, financial advisory, operational and other services to them. Under the services agreement, KKR is responsible for the day-to-day operations of the service recipients and is subject at all times to the supervision of their respective governing bodies, including the board of directors of the Managing Investor and the board of directors of the Managing Partner.

        The services agreement contains certain provisions requiring the KPE Investment Partnership and the other service recipients to indemnify KKR and its affiliates with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct or gross negligence. The Managing Investor has evaluated the impact of these guarantees on the consolidated financial statements and determined that they are not material at this time.

Management Fees

        Under the services agreement, the KPE Investment Partnership and the other service recipients jointly and severally agreed to pay KKR a management fee, quarterly in arrears, in an aggregate amount equal to (prior to the Combination Transaction) one-fourth of the sum of:

  (i)
  KKR Guernsey's equity1 up to and including $3.0 billion multiplied by 1.25% plus

  (ii)
  KKR Guernsey's equity1 in excess of $3.0 billion multiplied by 1%

  1
  Generally, subsequent to May 10, 2007, equity for purposes of the management fee is approximately equal to KKR Guernsey's net asset value, which would be adjusted for any items discussed below, if necessary.

        KKR and its affiliates are paid only one management fee, regardless of whether it is payable pursuant to the services agreement or the terms of the KKR investment funds in which the KPE Investment Partnership is invested.

        For the purposes of calculating the management fee under the services agreement, "equity" was defined prior to the Combination Transaction as the sum of the net proceeds in cash or otherwise from each issuance of KKR Guernsey's limited partner interests, after deducting any managers' commissions, placement fees and other expenses relating to the initial offering and related transactions, plus or minus KKR Guernsey's cumulative distributable earnings or loss at the end of such quarterly period (taking into account actual distributions but without taking into account the management fee relating to such quarterly period and any non-cash equity compensation expense incurred in current or prior periods), as reduced by any amount that KKR Guernsey paid for repurchases of KKR Guernsey's limited partner interests.

        The foregoing calculation of "equity" was adjusted to exclude (i) one-time events pursuant to changes in U.S. GAAP as well as (ii) any non-cash items jointly agreed to by the Managing Partner (with the approval of a majority of its independent directors) and KKR. During the one-year period following the commencement of KKR Guernsey's operations, through May 10, 2007, for the purpose of the management fee calculation, equity did not include any portion of the proceeds from the initial offering and related transactions while such proceeds were invested in temporary investments or any distributable earnings that were generated by such temporary investments.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. RELATIONSHIP WITH KKR AND RELATED PARTY TRANSACTIONS (Continued)

        The management fee payable under the services agreement will be reduced in current or future periods by an amount equal to the sum of (i) any cash that the KPE Investment Partnership and the other service recipients, as limited partners of KKR's investment funds, paid to KKR or its affiliates during such period in respect of management fees of such funds (or capital that the KPE Investment Partnership contributes to KKR's investment funds for such purposes), regardless of whether such management fees were received by KKR in the form of a management fee or otherwise, (ii) management fees, if any, that the KPE Investment Partnership may have paid third parties in connection with investments and (iii) until the profits on the KPE Investment Partnership's consolidated investments that are subject to a carried interest or incentive distribution right equal the managers' commissions, placement fees and other expenses incurred in connection with KKR Guernsey's initial offering and related transactions, carried interests and incentive distributions made pursuant to the terms of the investment funds in which the KPE Investment Partnership is invested, subject to certain limitations.

        The reduction of the management fee payable under the services agreement by the amount of carried interests or incentive distribution rights paid pursuant to the terms of KKR's investment funds is limited to 5% of KKR Guernsey's gross income (other than income that qualifies as capital gains) for U.S. federal income tax purposes for a taxable year minus any gross income earned by or allocated to KKR Guernsey for U.S. federal income tax purposes during such taxable year that is not "qualifying income" as defined in Section 7704(d) of the U.S. Internal Revenue Code.

        The KPE Investment Partnership earned income from KKR's private equity funds during the year ended December 31, 2008, which, pursuant to the terms of those funds, was received net of carried interests of $3.4 million. The amount of carried interests paid to KKR's affiliates during the 2008 taxable year was used to offset the management fee at year end.

        During the year ended December 31, 2007, the KPE Investment Partnership earned income from KKR's private equity funds, which pursuant to the terms of those funds, was received net of carried interests of $23.5 million. Because the 2007 carried interest amount exceeded the maximum amount the management fee was able to be reduced by, the amount of carried interests used to reduce the management fee payable under the management agreement was limited to $6.4 million. Correspondingly, the profits related to the $17.1 million remainder of 2007 carried interests were not used to determine whether the managers' commissions, placement fees and other expenses incurred in connection with KKR Guernsey's initial offering and related transactions were recouped.

        To the extent that the amount of management fee reductions in respect of a particular quarterly period exceed the amount of the fee that would have otherwise been payable, KKR will be required to credit the difference against any future management fees that may become payable under the services agreement. Under no circumstances, however, will credited amounts be reimbursed by KKR or reduce the management fee payable in respect of any quarterly period below zero.

        The management fee payable under the services agreement is not subject to reduction based on any other fees that KKR or its affiliates receive in connection with the KPE Investment Partnership's investments, including any transaction or monitoring fees that were paid by a third party. In addition, the management fee may not be reduced if the Managing Partner determines, in good faith, that a reduction in the management fee would jeopardize the classification of KKR Guernsey as a partnership for U.S. federal income tax purposes.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. RELATIONSHIP WITH KKR AND RELATED PARTY TRANSACTIONS (Continued)

        During the years ended December 31, 2008 and December 31, 2007 and the partial year ending December 31, 2006, management fee expense was $43.1 million, $46.6 million and $9.9 million, respectively.

Carried Interests and Incentive Distributions

        As described in Note 11, "Distributions," each investment that is made by the KPE Investment Partnership is subject to either a carried interest or incentive distribution right, which generally entitles the Associate Investor or an affiliate of KKR to receive a portion of the profits generated by the investment.

Recoupment through Profits of Expenses Incurred in Connections with KKR Guernsey's Initial Offering and Related Transactions

        Until the profits on the KPE Investment Partnership's consolidated investments that are subject to a carried interest or incentive distribution right equal the managers' commissions, placement fees and other expenses incurred in connection with KKR Guernsey's initial offering and related transactions, (i) the Associate Investor will forego its carried interest and incentive distribution rights on opportunistic, temporary investments, co-investments and negotiated equity investments and (ii) the management fee payable under the services agreement may be reduced by the amount of carried interests and incentive distributions made pursuant to the terms of the investment funds in which the KPE Investment Partnership is invested.

        As of December 31, 2008, managers' commissions, placement fees and other expenses incurred in connection with the initial offering and related transactions exceeded the amount of profits related to the carried interests and incentive distribution rights payable on certain of the KPE Investment Partnership's consolidated investments as follows, with amounts in thousands:

Offering costs	$283,640
Versus creditable amounts	141,162

Remainder	$142,478

        Therefore, no carried interests or incentive distributions based on opportunistic investments, temporary investments, co-investments or negotiated equity investments were payable to the Associate Investor as of December 31, 2008.

        Incentive fees of $1.0 million incurred by SCF during each of the year ended December 31, 2007 and the partial year ended December 31, 2006 did not reduce the management fees recorded by the KPE Investment Partnership for such period, as determined by the Managing Partner to be in the best interests of KKR Guernsey's unitholders based on legal and tax advice received from its advisors in light of KKR Guernsey's classification as a partnership for U.S. federal income tax purposes. Correspondingly, the profits of SCF were not taken into account when determining whether the managers' commissions, placement fees and other expenses incurred in connection with KKR Guernsey's initial offering and related transactions were recouped.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. RELATIONSHIP WITH KKR AND RELATED PARTY TRANSACTIONS (Continued)

Investments in Affiliates and Unaffiliated Issuers

        Investments in affiliates were $2,662.3 million, $4,690.3 million and $1,743.3 million as of December 31, 2008, December 31, 2007 and December 31, 2006, respectively, which included investments in co-investments in KKR portfolio companies, KKR private equity funds and SCF. All other investments were in unaffiliated issuers, which included negotiated equity and opportunistic (Class A) investments and totaled $690.3 million, $1,444.3 million and $158.5 million as of December 31, 2008, December 31, 2007 and December 31, 2006, respectively.

        The net gain (loss) on investments and foreign currency transactions were comprised of the following, with dollars in thousands:

	Year Ended
	December 31, 2008	December 31, 2007	From April 18, 2006 (Date of Formation) to December 31, 2006
Net realized gain (loss) from:
Investments in affiliates	$(54,527)	$95,638	$1,286
Investments in unaffiliated issuers	(50,046)	17,794	33,333

	(104,573)	113,432	34,619

Net change in unrealized appreciation (depreciation) from:
Investments in affiliates	(1,891,145)	(39,771)	3,988
Investments in unaffiliated issuers	(290,965)	(96,871)	79,512

	(2,182,110)	(136,642)	83,500

Net gain (loss) on investments and foreign currency transactions	$(2,286,683)	$(23,210)	$118,119

Reimbursed Expenses

        During each of the years ended December 31, 2008 and December 31, 2007 and the partial year ended December 31, 2006, the KPE Investment Partnership paid KKR less than $0.1 million for reimbursable expenses incurred pursuant to the services agreement. These reimbursed expenses were included in the KPE Investment Partnership's general and administrative expenses.

License Agreement

        The KPE Investment Partnership, the Associate Investor, the Managing Investor, KKR Guernsey and the Managing Partner, as licensees, entered into a license agreement with KKR pursuant to which KKR granted each party a non-exclusive, royalty-free license to use the name "KKR." Under this agreement, each licensee has the right to use the "KKR" name. Other than with respect to this limited license, none of the licensees has a legal right to the "KKR" name.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. COMMITMENTS

        As of December 31, 2008, the KPE Investment Partnership had the following commitments to KKR private equity funds, with amounts in thousands:

	Capital Commitment	Unfunded Commitment
KKR 2006 Fund L.P.	$1,555,000	$449,213
KKR European Fund III, Limited Partnership	300,000	291,192
KKR Asian Fund L.P.	285,000	218,943

	$2,140,000	$959,348

        Capital contributions are due on demand; however, given the size of such commitments and rates at with KKR's funds make investments, the KPE Investment Partnership expects that the unfunded capital commitments presented above will be called over a period of several years.

        As is common with investments in investment funds, the KPE Investment Partnership follows an over-commitment approach when making investments through KKR's investment funds in order to maximize the amount of capital that is invested at any given time. When an over-commitment approach is followed, the aggregate amount of capital committed by the KPE Investment Partnership to investments at a given time may exceed the aggregate amount of cash that the KPE Investment Partnership has available for immediate investment. Because the general partners of KKR's investment funds are permitted to make calls for capital contributions following the expiration of a relatively short notice period, when an over-commitment approach is used, the KPE Investment Partnership is required to time investments and manage available cash in a manner that allows it to fund its capital commitments as and when capital calls are made.

        As the service provider under the services agreement, KKR is primarily responsible for carrying out these activities for the KPE Investment Partnership. KKR takes into account expected cash flows to and from investments, including cash flows to and from KKR's investment funds, when planning investment and cash management activities with the objective of seeking to ensure that the KPE Investment Partnership is able to honor its commitments to funds as and when they become due. KKR also takes into account the senior secured credit facility established by the KPE Investment Partnership. As of December 31, 2008, the KPE Investment Partnership was over-committed.

14. FINANCIAL HIGHLIGHTS

        Financial highlights for the KPE Investment Partnership for the year ended December 31, 2008 were as follows:

	Opportunistic and Temporary Investments	Co-Investments and Negotiated Equity Investments	Private Equity Funds	Non-Private Equity Funds	Total
Total return (annualized)	(17.1)%	(48.2)%	(31.0)%	(66.9)%	(47.1)%
Ratios to average net assets:
Total expenses (annualized)	10.4	0.7	0.0	4.0	2.9
Net investment income (loss) (annualized)	(8.7)	(0.5)	0.6	9.8	(1.7)

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. FINANCIAL HIGHLIGHTS (Continued)

        Financial highlights for the KPE Investment Partnership for the year ended December 31, 2007 were as follows:

	Opportunistic and Temporary Investments	Co-Investments and Negotiated Equity Investments	Private Equity Funds	Non-Private Equity Funds	Total
Total return (annualized)	(2.0)%	(1.7)%	4.7%	5.0%	0.1%
Ratios to average net assets:
Total expenses (annualized)	6.1	0.8	0.0	3.5	2.0
Net investment income (annualized)	0.6	(0.1)	0.6	7.9	0.5

        Financial highlights for the KPE Investment Partnership for the partial year ended December 31, 2006 were as follows:

	Opportunistic and Temporary Investments	Co-Investments and Negotiated Equity Investments	Private Equity Funds	Non-Private Equity Funds	Total
Total return (annualized)	6.3%	0.9%	37.6%	41.5%	8.0%
Ratios to average net assets:
Total expenses (annualized)	0.4	0.0	0.0	11.8	0.4
Net investment income (annualized)	4.9	0.0	0.2	(0.6)	4.2

        The total return and ratios were calculated based on the weighted average net assets.

        The KPE Investment Partnership's turnover ratio for the years ended December 31, 2008, December 31, 2007 and the partial year ended December 31, 2006 was 9.6%, nil and nil, respectively.

15. CONTINGENCIES

        As with any partnership, the KPE Investment Partnership may become subject to claims and litigation arising in the ordinary course of business. The Managing Investor does not believe that there are any pending or threatened legal proceedings that would have a material adverse effect on the consolidated financial position, operating results or cash flows of the KPE Investment Partnership.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. QUARTERLY OPERATING RESULTS (UNAUDITED)

        A summary of consolidated quarterly operating results for the KPE Investment Partnership for the years ended December 31, 2008 and ended December 31, 2007 was as follows, with amounts in thousands, except per unit and percentage amounts.

	For the Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Net investment loss	$(19,690)	$(17,196)	$(13,837)	$(13,981)
Net loss on investments and foreign currency transactions	(248,345)	(141,522)	(670,037)	(1,226,779)
Net decrease in net assets resulting from operations	(268,035)	(158,718)	(683,874)	(1,240,760)
Net assets at the end of the period	4,721,943	4,563,225	3,874,351	2,628,591
Total return (annualized)	(21.3)%	(13.5)%	(59.6)%	(127.4)%

	For the Quarter Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Net investment income (loss)	$26,492	$24,097	$(4,870)	$(19,736)
Net gain (loss) on investments and foreign currency transactions	132,141	127,685	(14,881)	(268,155)
Net increase (decrease) in net assets resulting from operations	158,633	151,782	(19,751)	(287,891)
Net assets at the end of the period	5,205,032	5,354,814	5,282,869	4,994,978
Total return (annualized)	12.7%	11.7%	(1.5)%	(21.6)%

		For the Quarter Ended
	From April 18, 2006 (Date of Formation) to June 30, 2006	September 30, 2006	December 31, 2006
Net investment income	$34,731	$52,900	$43,026
Net gain (loss) on investments and foreign currency transactions	(3,295)	47,749	73,665
Net increase in net assets resulting from operations	31,436	100,649	116,691
Net assets at the end of the period	4,868,004	4,968,653	5,046,399
Total return (annualized)	4.6%	8.2%	9.3%

17. SUBSEQUENT EVENTS

        During September, 2009, KKR Corporate Capital Services LLC, a subsidiary of KKR, acquired a $65.0 million commitment to the KPE Investment Partnership's Credit Agreement from an existing lender. In August 2009, the KPE Investment Partnership terminated the $75 million commitment held by a bankrupt lender. As a result, the total commitments available under the Credit Agreement were reduced to $925 million.

        On October 1, 2009, the limited partner interests of the KPE Investment Partnership were transferred from KKR Guernsey to KKR pursuant to the Combination Transaction. See Note 1, "Business."

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. SUBSEQUENT EVENTS (Continued)

        On October 1, 2009, pursuant to the Combination Transaction, the KPE Investment Partnership and certain of its subsidiaries transferred the following to KKR: (i) $76.6 million of cash and cash equivalents, (ii) its investment in Sun with a fair value as of September 30, 2009, net of debt of $297.5 million, (iii) limited partner interests in co-investments in NXP, ProSieben and Capmark with fair values as of September 30, 2009 of $25.0 million, $8.7 million and nil, respectively, and (iv) $42.1 million of certain other liabilities, net of other assets.

        In connection with the Combination Transaction, the services agreement, including the method of calculating the management fee, was amended on October 1, 2009. The amended and restated services agreement provides for substantially the same services as described above.

        Subsequent to December 31, 2008, the KPE Investment Partnership received proceeds of $387.7 million from partial dispositions of holdings in portfolio companies as direct co-investments and within private equity funds. In addition, the KPE Investment Partnership sold the remainder of its opportunistic investments for proceeds of $47.5 million. Subsequent to December 31, 2008, the KPE Investment Partnership received dividends from portfolio companies of $129.0 million. In December 2009, the KPE Investment Partnership received a distribution in-kind of its assets in SCF.

        Subsequent to December 31, 2008, the KPE Investment Partnership purchased interests in portfolio companies within private equity funds and held as direct co-investments of $202.6 million. Subsequent to December 31, 2008, the KPE Investment Partnership distributed $475.1 million to KKR Guernsey and the Associate Investor based on their ownership percentages.

        Subsequent to December 31, 2008, the KPE Investment Partnership transferred $50.0 million of its remaining commitment to KKR 2006 Fund L.P. and $50.0 million of its remaining commitment to KKR Asian Fund L.P. to an unrelated third party, thereby reducing its unfunded obligations by a total of $100.0 million.

        Subsequent to December 31, 2008, the KPE Investment Partnership made net repayments to reduce outstanding borrowings of $720.3 million under the Credit Agreement. In January 2010, the KPE Investment Partnership entered into a one-year revolving credit agreement with KKR Management Holdings L.P. ("Management Holdings") that provides for up to $500.0 million of unsecured credit. The one-year revolving credit agreement was assigned to a subsidiary of Management Holdings, and the KPE Investment Partnership has borrowed $380.0 million under it.

* * * * * *

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

(Amounts in thousands)

	September 30, 2009	December 31, 2008
ASSETS:
Investments, at fair value:
Opportunistic investments—Class A (cost of $0 and $84,852, respectively)	$—	$41,181
Co-investments in portfolio companies of private equity funds—Class B (cost of $2,423,281 and $2,663,611, respectively)	1,629,088	1,414,743
Negotiated equity investments—Class B (cost of $992,582 and $992,582, respectively)	796,458	649,155
Private equity funds—Class C (cost of $1,792,712 and $1,683,609, respectively)	1,567,542	1,184,958
Non-private equity fund—Class D (cost of $144,128 and $161,148, respectively)	114,875	62,583

	4,107,963	3,352,620
Cash and cash equivalents	289,366	623,316
Cash and cash equivalents held by a non-private equity fund	2	88
Restricted cash	8,514	18,011
Unrealized gain on a foreign currency exchange contract	—	3,000
Other assets	3,979	7,689

Total assets	4,409,824	4,004,724

LIABILITIES:
Accrued liabilities	44,060	37,691
Due to affiliates	4,539	2,864
Securities sold, not yet purchased (proceeds of $0 and $1,785, respectively)	—	1,916
Unrealized loss on foreign currency exchange contracts and an interest rate swap	26,628	32,331
Other liabilities	—	117
Revolving credit agreement	948,997	951,214
Long-term debt	350,000	350,000

Total liabilities	1,374,224	1,376,133

COMMITMENTS AND CONTINGENCIES	—	—

NET ASSETS	$3,035,600	$2,628,591

NET ASSETS CONSIST OF:
Partners' capital contributions	$4,836,568	$4,836,568
Distributable loss	(1,800,968)	(2,207,977)

	$3,035,600	$2,628,591

See accompanying notes to the unaudited consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF INVESTMENTS (UNAUDITED)

(Amounts in thousands, except percentage amounts)

		September 30, 2009
Investment	Class	Cost	Fair Value	Fair Value as a Percentage of Net Assets
INVESTMENTS BY TYPE:
Opportunistic investments	A	$—	$—	—%

Co-investments in portfolio companies of private equity funds:	B
Dollar General Corporation		214,686	407,904	13.4
HCA Inc.		201,444	342,454	11.3
Alliance Boots GmbH		301,352	239,694	7.9
The Nielsen Company B.V.		156,839	156,839	5.2
Biomet, Inc.		151,443	136,299	4.5
Energy Future Holdings Corp.		200,000	100,000	3.3
First Data Corporation		135,258	81,155	2.7
U.S. Foodservice, Inc.		100,000	80,000	2.6
PagesJaunes Groupe S.A.		235,201	38,487	1.3
NXP B.V.		250,000	25,000	0.8
KION Group GmbH		112,824	12,551	0.4
ProSiebenSat.1 Media AG		226,913	8,705	0.3
Capmark Financial Group Inc.		137,321	—	—

		2,423,281	1,629,088	53.7

Negotiated equity investments:	B
Sun Microsystems, Inc. convertible senior notes		701,164	647,500	21.3
Orient Corporation convertible preferred stock		169,706	148,958	4.9
Aero Technical Support & Services S.à r.l. (Aveos)		121,712	—	—

		992,582	796,458	26.2

Private equity funds:	C
KKR 2006 Fund L.P.		1,164,592	1,038,564	34.2
KKR European Fund, Limited Partnership		199,360	184,287	6.0
KKR Millennium Fund L.P.		203,217	166,389	5.5
KKR Asian Fund L.P.		116,530	114,303	3.8
KKR European Fund II, Limited Partnership		96,672	55,103	1.8
KKR European Fund III, Limited Partnership		12,341	8,896	0.3

		1,792,712	1,567,542	51.6

Non-private equity funds—Investments by KKR Strategic Capital Institutional Fund, Ltd.	D	144,128	114,875	3.8

		$5,352,703	$4,107,963	135.3%

INVESTMENTS BY GEOGRAPHY:
North America		$3,311,382	$3,022,529	99.6%
Europe		1,661,733	716,838	23.6
Asia Pacific		379,588	368,596	12.1

		$5,352,703	$4,107,963	135.3%

INVESTMENTS BY INDUSTRY:
Health Care		$979,267	$1,039,936	34.3%
Technology		1,182,289	894,979	29.5
Retail		594,495	770,234	25.4
Financial Services		845,829	492,607	16.2
Media/Telecom		770,914	317,301	10.4
Energy		397,558	226,523	7.4
Industrial		438,176	196,164	6.5
Consumer Products		125,004	125,248	4.1
Chemicals		19,171	44,971	1.5

		$5,352,703	$4,107,963	135.3%

See accompanying notes to the unaudited consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF INVESTMENTS (UNAUDITED)

(Amounts in thousands, except percentage amounts)

		December 31, 2008
Investment	Class	Cost	Fair Value	Fair Value as a Percentage of Net Assets
INVESTMENTS BY TYPE:
Opportunistic investments:	A
Fixed income investments		$83,215	$40,109	1.5%
Public equities—common stocks		1,637	1,072	0.0

		84,852	41,181	1.5

Co-investments in portfolio companies of private equity funds:	B
Dollar General Corporation		250,000	275,000	10.5
HCA Inc.		250,000	200,000	7.6
The Nielsen Company B.V.		200,000	180,000	6.8
Alliance Boots GmbH.		301,352	175,123	6.7
Biomet, Inc.		200,000	160,000	6.1
Energy Future Holdings Corp.		200,000	140,000	5.3
First Data Corporation		200,000	120,000	4.6
U.S. Foodservice, Inc.		100,000	80,000	3.0
NXP B.V.		250,000	25,000	1.0
KION Group GmbH.		112,824	23,961	0.9
ProSiebenSat.1 Media AG		226,913	22,159	0.8
Capmark Financial Group Inc.		137,321	13,500	0.5
PagesJaunes Groupe S.A.		235,201	—	—

		2,663,611	1,414,743	53.8

Negotiated equity investments:	B
Sun Microsystems, Inc. convertible senior notes		701,164	500,500	19.0
Orient Corporation convertible preferred stock		169,706	148,655	5.7
Aero Technical Support & Services S.à r.l. (Aveos)		121,712	—	—

		992,582	649,155	24.7

Private equity funds:	C
KKR 2006 Fund L.P.		1,105,787	821,234	31.2
KKR Millennium Fund L.P.		203,718	132,084	5.0
KKR European Fund, Limited Partnership		202,115	128,298	4.9
KKR Asian Fund L.P.		66,057	49,259	1.9
KKR European Fund II, Limited Partnership		96,955	49,032	1.9
KKR European Fund III, Limited Partnership		8,977	5,051	0.2

		1,683,609	1,184,958	45.1

Non-private equity funds—Investments by KKR Strategic Capital Institutional Fund, Ltd.	D	161,148	62,583	2.4

		$5,585,802	$3,352,620	127.5%

INVESTMENTS BY GEOGRAPHY:
North America		$3,596,303	$2,521,953	95.9%
Europe		1,656,846	554,227	21.1
Asia Pacific		332,653	276,440	10.5

		$5,585,802	$3,352,620	127.5%

INVESTMENTS BY INDUSTRY:
Health Care		$1,079,698	$773,065	29.4%
Technology		1,124,591	624,850	23.8
Retail		625,548	561,093	21.3
Financial Services		947,595	540,861	20.6
Media/Telecom		889,276	329,742	12.5
Energy		371,414	259,161	9.9
Industrial		436,989	187,043	7.1
Consumer Products		91,520	59,194	2.2
Chemicals		19,171	17,611	0.7

		$5,585,802	$3,352,620	127.5%

See accompanying notes to the unaudited consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF SECURITIES SOLD, NOT YET PURCHASED (UNAUDITED)

(Amounts in thousands)

	December 31, 2008
Instrument Type/Geography/Industry	Fair Value	Proceeds
Asia Pacific—public equities, common stock:
Index	$1,916	$1,785

	$1,916	$1,785

See accompanying notes to the unaudited consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands)

	Nine Months Ended
	September 30, 2009	September 30, 2008
INVESTMENT INCOME:
Interest income	$12,945	$31,663
Dividend income, net of withholding taxes of $7,510 and $334, respectively	24,362	8,955

Total investment income	37,307	40,618

EXPENSES:
Management fees	28,244	38,298
Interest expense	25,840	48,775
Dividend expense	—	1,090
General and administrative expenses	2,713	3,178

Total expenses	56,797	91,341

NET INVESTMENT LOSS	(19,490)	(50,723)

REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS AND FOREIGN CURRENCY:
Net realized loss, net of withholding benefit of $0 and $37, respectively	(78,565)	(58,324)
Net change in unrealized appreciation (depreciation)	980,194	(1,001,580)

Net gain (loss) on investments and foreign currency transactions	901,629	(1,059,904)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$882,139	$(1,110,627)

See accompanying notes to the unaudited consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED)

(Amounts in thousands)

	General Partner	Limited Partner	Total
NET ASSETS—DECEMBER 31, 2007	$10,445	$4,984,533	$4,994,978

DECREASE IN NET ASSETS FROM OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008:
Net investment loss	(47)	(64,657)	(64,704)
Net realized loss on investments and foreign currency transactions	(217)	(104,356)	(104,573)
Net change in unrealized depreciation on investments and foreign currency transactions	(4,529)	(2,177,581)	(2,182,110)

Net decrease in net assets resulting from operations	(4,793)	(2,346,594)	(2,351,387)
Fair value of distributions.	(31)	(14,969)	(15,000)

DECREASE IN NET ASSETS	(4,824)	(2,361,563)	(2,366,387)

NET ASSETS—DECEMBER 31, 2008	5,621	2,622,970	2,628,591

INCREASE IN NET ASSETS FROM OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009:
Net investment income (loss)	20	(19,510)	(19,490)
Net realized loss on investments and foreign currency transactions	(164)	(78,401)	(78,565)
Net change in unrealized appreciation on investments and foreign currency transactions	2,034	978,160	980,194

Net increase in net assets resulting from operations	1,890	880,249	882,139
Fair value of distributions.	(982)	(474,148)	(475,130)

INCREASE IN NET ASSETS	908	406,101	407,009

NET ASSETS—SEPTEMBER 30, 2009	$6,529	$3,029,071	$3,035,600

See accompanying notes to the unaudited consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Amounts in thousands)

	Nine Months Ended
	September 30, 2009	September 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase (decrease) in net assets resulting from operations	$882,139	$(1,110,627)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to cash and cash equivalents provided by operating activities:
Amortization of deferred financing costs	826	652
Net realized loss on investments	78,565	58,324
Net change in unrealized depreciation (appreciation) on investments	(977,490)	1,022,351
Increase in net unrealized loss on foreign currency exchange contracts and an interest rate swap	(2,704)	(20,771)
Changes in operating assets and liabilities:
Purchase of opportunistic investments	—	(78,567)
Purchase of securities to settle short sales	(35,823)	(214,458)
Settlement of futures contracts	(3,856)	—
Purchase of options	—	(5,884)
Purchase of investments by private equity funds	(112,642)	(208,969)
Purchase of investments by a non-private equity fund	(50,295)	(14,249)
Proceeds from the sale of opportunistic investments	47,519	357,417
Proceeds from securities sold, not yet purchased	32,686	240,856
Proceeds from options written	—	2,529
Proceeds from the termination of a transaction under a forward foreign exchange contract	6,078	—
Proceeds from the sale of interests in co-investments	200,399	—
Proceeds from the sale of investments by private equity funds	8,486	321,787
Proceeds from the sale of investments by a non-private equity fund	44,805	2,400
Decrease in cash and cash equivalents held by a non-private equity fund	86	40
Decrease in restricted cash	9,497	21,154
Decrease in other assets	3,814	1,118
Increase in accrued liabilities	6,370	21,168
Increase (decrease) in due to affiliates	1,675	(6,849)
Decrease in other liabilities	(117)	(11)

Net cash flows provided by operating activities	140,018	389,411

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on borrowings under the revolving credit agreement	(253,488)	(492,157)
Borrowings under the revolving credit agreement	245,000	—
Deferred financing costs related to the revolving credit agreement	(930)	—
Distributions to partners	(475,130)	(10,000)

Net cash flows used in financing activities	(484,548)	(502,157)

Effect of foreign exchange rate changes on cash	10,580	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(333,950)	(112,746)
CASH AND CASH EQUIVALENTS—Beginning of period	623,316	255,415

CASH AND CASH EQUIVALENTS—End of period	$289,366	$142,669

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$18,731	$40,127
SUPPLEMENTAL NON-CASH ACTIVITIES:
Increase (decrease) in the revolving credit agreement—foreign currency adjustments	$11,081	$(6,764)

See accompanying notes to the unaudited consolidated financial statements.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BUSINESS

        KKR PEI Investments, L.P. (the "KPE Investment Partnership") is a Guernsey limited partnership that was comprised of (i) as of September 30, 2009 and prior to the Combination Transaction1, KKR PEI Associates, L.P. (the "Associate Investor"), which holds 100% of the general partner interests in the KPE Investment Partnership and is responsible for managing its business and affairs, and (ii) KKR & Co. (Guernsey) L.P. ("KKR Guernsey"), formerly KKR Private Equity Investors, L.P. ("KPE"), which, as of September 30, 2009, held 100% of the limited partner interests in the KPE Investment Partnership and did not participate in the management of the business and affairs of the KPE Investment Partnership. The general partner interests and the limited partner interests represented 0.2% and 99.8%, respectively, of the total interests in the KPE Investment Partnership as of September 30, 2009 and December 31, 2008. Because the Associate Investor is itself a Guernsey limited partnership, its general partner, KKR PEI GP Limited (the "Managing Investor"), a Guernsey limited company that, prior to the Combination Transaction, was owned by individuals affiliated with KKR & Co. L.P. (together with its applicable affiliates, "KKR"), was effectively responsible for managing the KPE Investment Partnership's business and affairs.

1
As of October 1, 2009, KPE and KKR completed the previously announced transaction to combine the businesses ("Combination Transaction") of KPE and KKR.

        The Combination Transaction was consummated on October 1, 2009, and therefore its effects are not included in the presentation of the consolidated financial statements as of and for the nine months ended September 30, 2009 and September 30, 2008 included herein. The consolidated financial statements and footnotes do not reflect the results of KKR and are not representative of KKR results going forward.

        Prior to the Combination Transaction, the KPE Investment Partnership was the partnership through which KKR Guernsey and the Associate Investor made its investments. The KPE Investment Partnership predominantly invests in private equity investments identified by KKR. Private equity investments consist of investments in limited partner interests in KKR's private equity funds, co-investments in certain portfolio companies of those funds and investments significantly negotiated by KKR in equity or equity-linked securities, which we refer to as negotiated equity investments. The KPE Investment Partnership also makes other investments in opportunistic investments, which are investments identified by KKR in the course of its business other than private equity investments, including public equities and fixed income investments. The KPE Investment Partnership manages cash and liquidity through temporary investments.

        The KPE Investment Partnership's limited partnership agreement provides that its investments must comply with the investment policies and procedures that were established from time to time by the board of directors of KKR Guernsey's general partner (the "Managing Partner"). As of September 30, 2009 and prior to the Combination Transaction, the investment policies and procedures provided, among other things, that the KPE Investment Partnership would invest at least 75% of its adjusted assets in private equity and temporary investments and no more than 25% of its adjusted assets in opportunistic investments. "Adjusted assets" were defined as the KPE Investment Partnership's consolidated assets less the amount of indebtedness that was recorded as a liability on its consolidated statements of assets and liabilities. As of September 30, 2009, the KPE Investment Partnership had invested 96.2% of its adjusted assets in private equity and temporary investments and 3.8% of its adjusted assets in opportunistic investments. These policies were revised in connection with the

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

1. BUSINESS (Continued)

Combination Transaction to permit the investment of any assets in opportunistic investments, subject to certain tax considerations.

        The KPE Investment Partnership's limited partnership agreement established four separate and distinct classes of partner interests with separate rights and obligations, as follows:

Type of Investments Held by the KPE Investment Partnership
Class A	Opportunistic and temporary investments
Class B	Co-investments in portfolio companies of KKR's private equity funds and negotiated equity investments
Class C	KKR's private equity funds
Class D	KKR's investment funds that are not private equity funds

        The Associate Investor may, in its sole discretion, allocate assets and liabilities of the KPE Investment Partnership to the relevant class of interests in accordance with the terms and conditions of the limited partnership agreement. The Managing Investor is effectively responsible for making any such allocations, because the General Partner is itself a limited partnership.

        The KPE Investment Partnership, the Associate Investor, the Managing Investor, KKR Guernsey and the Managing Partner entered into a services agreement with KKR pursuant to which KKR agreed to provide certain investment, financial advisory, operational and other services to them. Under the services agreement, KKR is responsible for the day-to-day operations of the service recipients and is subject at all times to the supervision of their respective governing bodies, including the board of directors of the Managing Investor and the board of directors of the Managing Partner.

        On October 1, 2009, the transaction to combine the businesses of KKR Guernsey and KKR ("Combined Business") whereby KKR Guernsey received interests representing 30% of the outstanding equity in the Combined Business and the balance of the equity is owned by KKR's principals became effective. In connection with the Combination Transaction, KPE changed its name to KKR Guernsey and the limited partner interests held by KKR Guernsey in the KPE Investment Partnership were contributed to the Combined Business. KKR Management Holdings L.P., a Delaware limited partnership, and KKR Fund Holdings L.P., a Cayman limited partnership (collectively the "KKR Group Partnerships"), which together own the Combined Business acquired all outstanding non-controlling interests in the KPE Investment Partnership, which became a wholly owned subsidiary of the KKR Group Partnerships upon completion of the Combination Transaction.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The consolidated financial statements of the KPE Investment Partnership were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and are presented in U.S. dollars. The consolidated financial statements include the financial statements of the KPE Investment Partnership and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The KPE Investment Partnership utilizes the U.S. dollar as its functional currency.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The preparation of financial statements in conformity with U.S. GAAP requires the making of estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes. Actual results may vary from estimates in amounts that may be material to the consolidated financial statements. The valuation of the KPE Investment Partnership's investments involved estimates that were subject to the Managing Investor's judgment. The consolidated financial statements reflect all adjustments which were, in the opinion of the Managing Investor, necessary to fairly state the results for the periods presented.

        The Managing Investor has reviewed the current cash balance of the KPE Investment Partnership and its future obligations as of September 30, 2009, and expects the KPE Investment Partnership to continue as a going concern for at least one year. This assessment is based on historic and predicted timing of capital calls for the KPE Investment Partnership's unfunded commitments, its expected operating expenses, present sources of liquidity, its borrowing facilities and the potential ability to raise cash through sales of investments and other activities.

        The KPE Investment Partnership utilizes a reporting schedule comprised of four three-month quarters with an annual accounting period that ends on December 31. The quarterly periods end on March 31, June 30, September 30 and December 31. Interim results may not be indicative of our results for a full fiscal year. The financial results presented herein include activity for the nine months ended September 30, 2009 and September 30, 2008.

        As of September 30, 2009, The KPE Investment Partnership operated through one reportable business segment for management reporting purposes.

Valuation of Investments

        The investments carried as assets in the KPE Investment Partnership's consolidated financial statements are valued on a quarterly basis. The Managing Investor is responsible for reviewing and approving valuations of investments that are carried as assets in the KPE Investment Partnership's consolidated financial statements. Because valuing investments requires the application of valuation principles to the specific facts and circumstances of the investments, in satisfying its responsibilities, the Managing Investor utilizes the services of KKR to determine the fair values of certain investments and the services of Duff & Phelps, LLC, an independent valuation firm, which performs certain agreed upon procedures with respect to valuations that are prepared by KKR, to confirm that such valuations are not unreasonable. An investment for which a market quotation is readily available is valued using a market price for the investment as of the end of the applicable accounting period. An investment for which a market quotation is not readily available is valued at the investment's fair value as of the end of the applicable accounting period, as determined in good faith.

Fair Value Measurements

        The KPE Investment Partnership uses a hierarchal disclosure framework to report the fair value of its investments, which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Investments measured and reported at fair value are classified and disclosed in one of the following categories:

          Level I—An unadjusted quoted price in an active market provides the most reliable evidence of fair value and is used to measure fair value whenever available. The KPE Investment Partnership does not adjust the quoted price for these investments, even in situations where it holds a large position and a sale could reasonably impact the quoted price. As of September 30, 2009, 5.9% of the KPE Investment Partnership's investments, compared to total investments, were valued as Level I investments.

          Level II—Inputs are other than unadjusted quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. As of September 30, 2009, 4.3% of the KPE Investment Partnership's investments, compared to total investments, were valued as Level II investments.

          Level III—Inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. As of September 30, 2009, 89.8% of the KPE Investment Partnership's investments, compared to total investments, were valued as Level III investments.

        In certain cases, the inputs used to measure the fair value of an investment may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. KKR's assessment of the significance of a particular input to the fair value measurement, in its entirety, requires judgment and KKR considers factors specific to each investment.

Valuation of Investments When a Market Quotation is Readily Available

        An investment for which a market quotation is readily available is valued using period-end market prices and is categorized as Level I. When market prices are used, they do not necessarily take into account various factors which may affect the value that the KPE Investment Partnership would actually be able to realize in the future, such as:

  •
  the possible illiquidity associated with a large ownership position;

  •
  subsequent illiquidity in a market for a company's securities;

  •
  future market price volatility or the potential for a future loss in market value based on poor industry conditions or other conditions; and

  •
  the market's view of overall company and management performance.

        If the above factors, or other factors deemed relevant, are taken into consideration and the fair value of the investment for which a market quotation is readily available does not rely exclusively on the quoted market price, the consideration of such factors rendered the fair value measurement at Level II or III.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Valuation of Investments When a Market Quotation is Not Readily Available

        While there is no single standard for determining fair value in good faith, the methodologies described below are generally followed when the fair value of limited partner interests and individual investments that do not have a readily available market quotation is determined.

Valuation Methodology when Determining Fair Value in Good Faith
Level II:
Investments for which a market quotation is not readily available, but is based on a reference asset for which a market quotation is readily available

The value is generally based on the period-end market price of the reference asset for which a market quotation is readily available, adjusted for one or more factors deemed relevant for the fair value of the investment, which may include, but is not limited to:

• terms and conditions of the investment;
• discount for lack of marketability;
• borrowing costs;
• time to maturity of the investment; and
• volatility of the reference asset for which a market quotation is readily available.
Level III:
Limited partner interests in KKR's private equity funds and investments by a non-private equity fund

The value is based on the net asset value of each fund, which depends on the aggregate fair value of each of the fund's investments. The KPE Investment Partnership may be required to value such investments at a premium or discount, if other factors lead the Managing Investor to conclude that the net asset value does not represent fair value. Each fund's net asset value increases or decreases from time to time based on the amount of investment income, operating expenses and realized gains and losses on the sale or realization of investments, if any, that the fund records and the net changes in the unrealized appreciation and/or depreciation of its investments.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Valuation Methodology when Determining Fair Value in Good Faith

The fund's investments may be in companies for which a market quotation is or is not readily available including investments for which a market quotation is not readily available but is based on a reference asset for which a market quotation is readily available.

Investments in companies for which a market quotation is not readily available

Generally, a combination of two methods is used, including a market multiple approach that considers one or more financial measures, such as revenues, EBITDA, adjusted EBITDA, EBIT, net income or net asset value of comparable companies, and/or a discounted cash flow or liquidation analysis. Consideration may also be given to such factors as:

• the company's historical and projected financial data;
• the size and scope of the company's operations;
• expectations relating to the market's receptivity to an offering of the company's securities;
• any control associated with interests in the company that are held by KKR and its affiliates including the KPE Investment Partnership;

•       information with respect to transactions or offers for the company's securities (including the transaction pursuant to which the investment was made and the period of time that has elapsed from the date of the investment to the valuation date);

• applicable restrictions on transfer;
• industry information and assumptions;
• general economic and market conditions; and
• other factors deemed relevant.

        The fair values of such investments are estimated by the Managing Investor in the absence of readily determinable fair values. Because of the inherent uncertainty of the valuation process, the fair value may differ materially from the actual value that would be realized if such investments were sold in an orderly disposition between willing parties. See Note 4, "Fair Value Measurements."

Foreign Currency

        Investments denominated in foreign currencies are translated into U.S. dollar amounts at the date of valuation. Purchases and sales of foreign currency denominated investments are translated into U.S.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

dollar amounts on the respective dates of such transactions. The KPE Investment Partnership does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in fair value. Such fluctuations are included within the net realized and unrealized gain (loss) from investments and foreign currency transactions in the consolidated statements of operations.

Derivatives

        The KPE Investment Partnership has the option to purchase derivative financial instruments for opportunistic investing and for hedging purposes, which include total return swaps and options. In a total return swap, the KPE Investment Partnership has the right to receive any appreciation and dividends from a reference asset with a specified notional amount and has an obligation to pay to the counterparty any depreciation in the valuation of the reference asset, interest based on the notional amount and any other charge agreed to with the counterparty.

        If the KPE Investment Partnership writes an option, an amount equal to the premium received is recorded as a liability and subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expired unexercised are treated by the KPE Investment Partnership on the expiration date as realized gains from investments. The difference between the premium and amount paid, including brokerage commissions, is also treated as a realized gain, or if the premium is less than the amount paid for the closing purchase transaction, as a realized loss. If a call option is exercised, the premium is added to the proceeds from the sale of the underlying security or currency in determining whether the KPE Investment Partnership has realized a gain or loss. If a put option is exercised, the premium received reduces the cost basis of the securities purchased by the KPE Investment Partnership. The KPE Investment Partnership, as writer of an option, bears the market risk of an unfavorable change in the price of the security underlying the written option.

        The risks of entering into swap and option agreements include, but are not limited to, the possible lack of liquidity, failure of the counterparty to meet its obligations and unfavorable changes in the underlying investments. The counterparties to the KPE Investment Partnership's derivative agreements are major financial institutions with which the KPE Investment Partnership and its affiliates may also have other financial relationships. The KPE Investment Partnership endeavors to minimize its risk of exposure by dealing with reputable counterparties of such agreements, although there is no assurance that these counterparties will remain solvent in the current market environment.

Cash and Cash Equivalents

        Cash and cash equivalents consisted of cash held in banks and liquid investments with maturities, at the date of acquisition, not exceeding 90 days. As of September 30, 2009 and December 31, 2008, all of the cash and cash equivalents balances were invested in money market funds sponsored by reputable financial institutions or held by reputable financial institutions in interest-bearing time deposits.

Cash and Cash Equivalents Held by a Non-Private Equity Fund

        Cash and cash equivalents held by a non-private equity fund consisted of cash held at a reputable financial institution in highly liquid investments with maturities, at the date of acquisition, not exceeding 90 days.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restricted Cash

        As of September 30, 2009 and December 31, 2008, restricted cash represented amounts pledged to third parties in connection with certain derivative instruments, which included an interest rate swap contract, futures contracts and forward foreign currency exchange contracts.

Foreign Currency Contracts

        The KPE Investment Partnership entered into forward foreign currency exchange contracts to economically hedge against foreign currency exchange rate risks on certain non-U.S. dollar denominated investments. The KPE Investment Partnership agreed to deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. The net gain or loss on the contracts is the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date and is included in the consolidated statements of assets and liabilities. These foreign currency exchange contracts involve market risk and/or credit risk in excess of the amounts recognized in the statements of assets and liabilities. Risks arise from movements in currency, security values and interest rates and the possible inability of the counterparties to meet the terms of the contracts.
Other Assets

        As of September 30, 2009 and December 31, 2008, other assets consisted primarily of debt issuance costs, interest receivable and other receivables.

Accrued Liabilities

        Accrued liabilities were comprised of the following, with amounts in thousands:

	September 30, 2009	December 31, 2008
Accrued interest, long-term debt	$42,923	$36,719
Accrued interest, revolving credit agreement	449	481
Professional fees	592	403
Other	96	88

	$44,060	$37,691

Due to Affiliates

        The amount due to affiliates was comprised of the following, with amounts in thousands:

	September 30, 2009	December 31, 2008
Management fees payable to KKR by the KPE Investment Partnership	$4,515	$2,813
Management fees payable to KKR by Strategic Capital Institutional Fund, Ltd.	24	13
Reimbursable expenses payable to KKR by the KPE Investment Partnership	—	38

	$4,539	$2,864

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Liabilities

        Other liabilities consisted of payments owed to vendors of the non-private equity fund investment.

Net Assets

        As of September 30, 2009 and December 31, 2008, the net assets attributable to the general partner were $6.5 million and $5.6 million, respectively, and to the limited partner were $3,029.1 million and $2,623.0 million, respectively.

Income Recognition

        The assets of the KPE Investment Partnership generates income or loss in the form of capital gains, dividends and interest. Income is recognized when earned. The KPE Investment Partnership also records income or loss in the form of unrealized appreciation or depreciation from investments and foreign currency transactions at the end of each quarterly accounting period when investments are valued, as well as the change in value of an interest rate swap. See "Valuation of Investments" above. Although the Managing Investor, with the assistance of KKR, determines the fair value of each of investment at each balance sheet date, the value of certain investments in privately held companies may not change from period to period. Each reporting period, KKR generally employs two valuation methodologies for each investment, typically (i) a market multiples approach, which considers a specified financial measure (such as EBITDA) for valuing comparable companies, and (ii) a discounted cash flow analysis, and records an amount that is within a range suggested by the methodologies. Each methodology incorporates various assumptions, and the outcome derived from one methodology may offset the outcome of another methodology such that no change in valuation may result from period to period. When an investment carried as an asset is sold and a resulting gain or loss is realized, including any related gain or loss from foreign currency transactions, an accounting entry is made to reverse any unrealized appreciation or depreciation previously recorded in order to ensure that the realized gain or loss recognized in connection with the sale of the investment does not result in the double counting of the previously reported unrealized appreciation or depreciation.

Expense Recognition

        Expenses are recognized when incurred and consist primarily of the KPE Investment Partnership's allocated share of the total management fees that are payable under the services agreement, interest expense, administrative costs (some of which may be expenses of KKR that are attributable to the KPE Investment Partnership's operations and reimbursable under the services agreement) and incentive fees incurred by KKR Strategic Capital Institutional Fund, Ltd. ("SCF"), if any.

        Interest expense was comprised primarily of interest related to outstanding borrowings under the KPE Investment Partnership's revolving credit facility, the KPE Investment Partnership's financing of its investment in Sun Microsystems, Inc. ("Sun") and the amortization of debt financing costs. See Note 7, "Revolving Credit Agreement and Long-Term Debt." In addition, and less significantly, interest expense related to outstanding borrowings by SCF was included in interest expense.

        Dividend expense related to dividends paid on securities sold, not yet purchased. The KPE Investment Partnership settled all transactions related to securities sold, not yet purchased prior to the nine months ended September 30, 2009. As such, no dividend expense was recorded during such period.

        General and administrative expenses included professional fees and other administrative costs.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Taxes

        The KPE Investment Partnership is not a taxable entity in Guernsey, has made a protective election to be treated as a partnership for U.S. federal income tax purposes and has incurred no U.S. federal income tax liability. Certain subsidiaries of the KPE Investment Partnership also have made elections to be treated as disregarded entities for U.S. federal income tax purposes. Each partner takes into account its allocable share of items of income, gain, loss, deduction and credit of the partnership in computing its U.S. federal income tax liability. Items of income, gain, loss, deduction and credit of certain subsidiaries of the KPE Investment Partnership are treated as items of the KPE Investment Partnership for U.S. federal income tax purposes. The KPE Investment Partnership filed U.S. federal tax returns for the 2006, 2007 and 2008 tax years, which are subject to the possibility of an audit until the expiration of the applicable statute of limitations.

Concentrations of Credit Risk

        As of September 30, 2009 and December 31, 2008, the majority of the KPE Investment Partnership's cash and cash equivalents and restricted cash balances were held by three financial institutions. As of December 31, 2008, the public equities owned or sold but not yet purchased and options written by the KPE Investment Partnership were held by or effectuated through one financial institution. As of September 30, 2009 and December 31, 2008, cash and cash equivalent balances of a non-private equity fund were held by one financial institution.

Guarantees

        At the inception of the issuance of guarantees, if any, the KPE Investment Partnership will record the fair value of the guarantee as a liability, with the offsetting entry recorded based on the circumstances in which the guarantee was issued. The KPE Investment Partnership did not have any such guarantees in place as of September 30, 2009 or December 31, 2008.

Recently Issued Accounting Pronouncements

Measuring Fair Value

        In September 2006, the FASB issued Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosure (formerly SFAS No. 157, Fair Value Measurements). SFAS No. 157 (ASC 820) defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 (ASC 820) applied to reporting periods beginning after November 15, 2007. The KPE Investment Partnership adopted SFAS No. 157 (ASC 820) during the first quarter of 2008. SFAS No. 157 (ASC 820) did not have a material impact on the consolidated financial statements of the KPE Investment Partnership.

        In October 2008, the FASB issued ASC 820 (formerly FASB Staff Position No. 157-3 (FSP No. 157-3), Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active). FSP No. 157-3 (ASC 820) clarifies the application of SFAS No. 157 (ASC 820) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for the financial asset is not active. The KPE Investment Partnership adopted FSP No. 157-3 (ASC 820) during the quarter ended December 31, 2008. FSP No. 157-3 (ASC 820) did not have a material impact on the KPE Investment Partnership's consolidated financial statements.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In April 2009, the FASB issued ASC 820 (formerly FSP No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that are not Orderly). FSP No. 157-4 (ASC 820) provides additional guidance for estimating fair value in accordance with SFAS No. 157 (ASC 820) when the volume and level of activity for the asset or liability have significantly decreased. FSP No. 157-4 (ASC 820) also includes guidance on identifying circumstances that indicate a transaction is not orderly. The KPE Investment Partnership adopted FSP No. 157-4 (ASC 820) during the quarter ended June 30, 2009. FSP No. 157-4 (ASC 820) did not have a material impact on the consolidated financial statements of the KPE Investment Partnership.

        In September 2009, the FASB issued Accounting Standards Update (ASU) 2009-12 to provide guidance on measuring the fair value of certain alternative investments. The ASU amends ASC 820 to offer investors a practical expedient for measuring the fair value of investments in certain entities that calculate net asset value per share (NAV). ASU 2009-12 is effective for the first reporting period ending after December 15, 2009; however, early adoption is permitted. The KPE Investment Partnership is evaluating the impact of ASU 2009-12 on its consolidated financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

        In February 2007, the FASB issued ASC 470-20-25-21, Fair Value Option (formerly SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115). SFAS No. 159 (ASC 470-20-25-21) permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings. The KPE Investment Partnership adopted SFAS No. 159 (ASC 470-20-25-21) during the first quarter of 2008. SFAS No. 159 did not have a material impact on the consolidated financial statements of the KPE Investment Partnership.

Derivative Instruments and Hedging Activities

        In March 2008, the FASB issued ASC 815, Derivatives and Hedging (formerly SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133). SFAS No. 161 (ASC 815) requires enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand their effects on an entity's financial position, financial performance and cash flows. The KPE Investment Partnership adopted SFAS No. 161 (ASC 815) on January 1, 2009. SFAS No. 161 (ASC 815) did not have a material impact on the consolidated financial statements of the KPE Investment Partnership.

FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles

        In May 2008, the FASB issued ASC 105, GAAP Hierarchy (formerly SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles). SFAS No. 162 (ASC 105) identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS No. 162 (ASC 105) was effective November 13, 2008. SFAS No. 162 (ASC 105) was replaced by SFAS No. 168, FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a replacement of SFAS No. 162, (ASC 105) in June 2009.

        SFAS No. 168 (ASC 105) identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP and establishes the FASB Accounting Standards Codification™ as

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the source of authoritative accounting principles recognized by the FASB. The KPE Investment Partnership adopted SFAS No. 168 during the quarter ended September 30, 2009. SFAS No. 168 did not have a material impact on the consolidated financial statements of the KPE Investment Partnership.

3. INVESTMENTS

Significant Investments

        The KPE Investment Partnership's significant investments, which included aggregate private equity investments, with fair values in excess of 5.0% of the KPE Investment Partnership's net assets were as follows, with amounts in thousands, except percentages:

	September 30, 2009
	Cost	Fair Value	Fair Value as a Percentage of the KPE Investment Partnership's Net Assets
KKR Portfolio Companies(1):
Dollar General Corporation	$310,181	$572,155	18.9%
HCA Inc.	260,920	435,237	14.3
Alliance Boots GmbH	443,114	362,706	12.0
Biomet, Inc.	256,358	230,723	7.6
First Data Corporation	347,551	208,531	6.9
Energy Future Holdings Corp.	365,922	182,961	6.0
The Nielsen Company B.V.	172,841	172,841	5.7
U.S. Foodservice, Inc.	193,633	154,906	5.1
Negotiated Equity Investments:
Sun Microsystems, Inc.(2)	701,164	647,500	21.3

	$3,051,684	$2,967,560	97.8%

	December 31, 2008
	Cost	Fair Value	Fair Value as a Percentage of the KPE Investment Partnership's Net Assets
KKR Portfolio Companies(1):
Dollar General Corporation	$345,495	$378,135	14.4%
Alliance Boots GmbH	443,114	268,998	10.2
Energy Future Holdings Corp.	365,922	256,146	9.7
HCA Inc.	309,476	247,581	9.4
First Data Corporation	412,293	247,376	9.4
Biomet, Inc.	304,915	243,932	9.3
The Nielsen Company B.V.	216,003	194,402	7.4
U.S. Foodservice, Inc.	193,633	154,906	5.9
Negotiated Equity Investments:

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3. INVESTMENTS (Continued)

	December 31, 2008
	Cost	Fair Value	Fair Value as a Percentage of the KPE Investment Partnership's Net Assets
Sun Microsystems, Inc.(2)	701,164	500,500	19.1
Orient Corporation	169,707	148,655	5.7

	$3,461,722	$2,640,631	100.5%

(1)
Investments in such companies included the co-investment in the underlying portfolio company and the limited partner interest equal to the KPE Investment Partnership's pro rata share of KKR's private equity fund investment.

(2)
The KPE Investment Partnership financed $350.0 million related to the Sun investment, for a net fair value investment of $297.5 million, or 9.8% of the KPE Investment Partnership's total net assets, as of September 30, 2009 and $150.5 million, or 5.7% of the KPE Investment Partnership's total net assets, as of December 31, 2008.

        The following significant investments were comprised of co-investments in the underlying portfolio company and limited partner interests equal to the KPE Investment Partnership's pro rata share of KKR's private equity funds' aggregate investment in such portfolio company, with amounts in thousands:

	September 30, 2009
	Fair Value of Co-Investment	Pro Rata Share of KKR's Private Equity Fund Investment	Aggregate Fair Value
Dollar General Corporation	$407,904	$164,251	$572,155
HCA Inc.	342,454	92,783	435,237
Alliance Boots GmbH	239,694	123,012	362,706
Biomet, Inc.	136,299	94,424	230,723
First Data Corporation	81,155	127,376	208,531
Energy Future Holdings Corp.	100,000	82,961	182,961
The Nielsen Company B.V.	156,839	16,002	172,841
U.S. Foodservice, Inc.	80,000	74,906	154,906

	$1,544,345	$775,715	$2,320,060

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3. INVESTMENTS (Continued)

	December 31, 2008
	Fair Value of Co-Investment	Pro Rata Share of KKR's Private Equity Fund Investment	Aggregate Fair Value
Dollar General Corporation	$275,000	$103,135	$378,135
Alliance Boots GmbH	175,123	93,875	268,998
Energy Future Holdings Corp.	140,000	116,146	256,146
HCA Inc.	200,000	47,581	247,581
First Data Corporation	120,000	127,376	247,376
Biomet, Inc.	160,000	83,932	243,932
The Nielsen Company B.V.	180,000	14,402	194,402
U.S. Foodservice, Inc.	80,000	74,906	154,906

	$1,330,123	$661,353	$1,991,476

        The KPE Investment Partnership's investments in private equity funds, co-investments and negotiated equity investments consisted of securities that are not registered under the U.S. Securities Act of 1933, as amended (the "Act"). The KPE Investment Partnership does not have the right to demand the registration of its interests in the KKR private equity funds under the Act. Generally, the KPE Investment Partnership has the right, acting together with its affiliates, to demand the registration of the securities of the portfolio companies of the KPE Investment Partnership's co-investments and negotiated equity investments under the Act if a distribution of those securities would have been subject to registration under the Act. See Note 2, "Summary of Significant Accounting Policies—Valuation of Investments" for a description of the valuation of these investments.

Non-Private Equity Funds—KKR Strategic Capital Institutional Fund

        Non-private equity fund investments consisted of investments by SCF. SCF is a KKR opportunistic credit fund principally investing in Strategic Capital Holdings I, L.P. ("SCH"), which in turn makes debt investments alongside funds managed by investment professionals affiliated with KKR Asset Management, formerly known as KKR Fixed Income. SCH is a shared investment partnership, of which SCF owns approximately 14.0%. The fair value of non-private equity fund investments was comprised of the following, with amounts in thousands:

	September 30, 2009	December 31, 2008
Investment in Strategic Capital Holdings I, L.P., at fair value	$111,337	$56,957
Special investments, at fair value	3,538	5,626

	$114,875	$62,583

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3. INVESTMENTS (Continued)

        SCF's investment in SCH was comprised of the following allocated portion of net assets held by SCH, with amounts in thousands:

	September 30, 2009	December 31, 2008
Assets:
Cash and cash equivalents	$4,342	$2,525
Restricted cash and cash equivalents	919	36,259
Securities	10,541	5,310
Private equity investments	898	369
Corporate loans	68,138	6,277
Collateralized loan obligation in affiliates	27,806	27,259
Reverse repurchase agreements	—	5,344
Interest receivable	1,011	3,664
Derivative assets	—	7,661
Other assets	121	530

Total assets	113,776	95,198

Liabilities:
Unsettled investments in trades and derivatives	2,439	—
Repurchase agreements	—	1,065
Interest payable	—	237
Securities sold, not yet purchased	—	5,238
Derivative liabilities	—	22,874
Other payables	—	8,827

Total liabilities	2,439	38,241

Net assets	$111,337	$56,957

        As of September 30, 2009 and December 31, 2008, SCF had an investment balance of $3.5 million and $5.6 million, respectively, in special investments. Special investments are certain investments, acquired through direct investment or private placement that are believed to be illiquid, lack a readily assessable market value or should be held until the resolution of a special event or circumstance.

        In December 2009, the KPE Investment Partnership received a distribution in-kind of its assets in SCF.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4. FAIR VALUE MEASUREMENTS

        The fair value of the KPE Investment Partnership's investments categorized by the fair value hierarchy levels were as follows, with amounts in thousands:

	Fair Value as of September 30, 2009
	Total	Level I	Level II	Level III
Assets, at fair value:
Co-investments in portfolio companies	$1,629,088	$—	$38,487	$1,590,601
Negotiated equity investments	796,458	—	148,958	647,500
Private equity funds	1,567,542	—	—	1,567,542
Non-private equity funds—Investments by KKR Strategic Capital Institutional Fund, Ltd.	114,875	—	—	114,875

	4,107,963	—	187,445	3,920,518
Cash and cash equivalents (cash held in money market accounts)	255,941	255,941	—	—

	$4,363,904	$255,941	$187,445	$3,920,518

	Fair Value as of December 31, 2008
	Total	Level I	Level II	Level III
Assets, at fair value:
Opportunistic investments:
Fixed income investments	$40,109	$—	$40,109	$—
Public equities—common stocks	1,072	1,072	—	—
Co-investments in portfolio companies	1,414,743	—	—	1,414,743
Negotiated equity investments	649,155	—	649,155	—
Private equity funds	1,184,958	—	—	1,184,958
Non-private equity funds—Investments by KKR Strategic Capital Institutional Fund, Ltd.	62,583	—	—	62,583

	$3,352,620	$1,072	$689,264	$2,662,284

Liabilities, at fair value:
Securities sold, not yet purchased	$1,916	$1,916	$—	$—

	$1,916	$1,916	$—	$—

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4. FAIR VALUE MEASUREMENTS (Continued)

        The changes in investments measured at fair value for which the KPE Investment Partnership used Level III inputs to determine fair value were as follows, with amounts in thousands:

Fair value of investments as of December 31, 2007	$4,579,911
Purchases, net of sales	47,933
Transfers out of Level III	(131,207)
Net realized loss	(54,527)
Net change in unrealized depreciation	(1,779,826)

Fair value of investments as of December 31, 2008	2,662,284
Sales, net of purchases	(90,753)
Transfers into Level III	500,500
Net realized loss	(57,492)
Net change in unrealized appreciation	905,979

Fair value of investments as of September 30, 2009	$3,920,518

Net change in unrealized appreciation on investments included in net increase in net assets resulting from operations related to Level III investments still held as of September 30, 2009	$860,568

        The net change in unrealized appreciation on investments is included under the net change in unrealized appreciation on investments and foreign currency transactions in the KPE Investment Partnership's consolidated statement of operations for the nine months ended September 30, 2009.

5. SECURITIES SOLD, NOT YET PURCHASED

        Whether part of a hedging transaction or a transaction in its own right, securities sold, not yet purchased, or securities sold short, represent obligations of the KPE Investment Partnership to deliver the specified security at the contracted price, and thereby create a liability to repurchase the security in the market at then prevailing prices. Short selling allows the investor to profit from declines in market prices. The liability for such securities sold short is marked to market based on the current value of the underlying security at the date of valuation. These transactions involve a market risk in excess of the amount currently reflected in the KPE Investment Partnership's consolidated statement of assets and liabilities. As of September 30, 2009 and December 31, 2008, the fair value of securities sold short, not yet purchased was nil and $1.9 million, respectively. During the nine months ended September 30, 2009 and September 30, 2008, the net realized gain (loss) on investments and foreign currency transactions included losses of $1.4 million and gains of $3.6 million, respectively, from closed positions in securities sold, not yet purchased.

6. DERIVATIVES

        The KPE Investment Partnership uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in foreign currency and interest rates. The KPE Investment Partnership records all derivative instruments at fair value, as either assets or liabilities. The KPE Investment Partnership does not designate its derivative instruments as hedge accounting relationships. The fluctuation in the fair value of these derivative instruments offset the impact of changes in the value of the underlying risk that they are intended to economically hedge.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6. DERIVATIVES (Continued)

Changes in the fair value of derivative instruments are included in net unrealized gain (loss) from investments and foreign currency transactions in the consolidated statements of operations.

        The KPE Investment Partnership entered into forward foreign currency exchange contracts to economically hedge against foreign currency exchange rate risks on certain non-U.S. dollar denominated investments. The KPE Investment Partnership agreed to deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. The gain or loss on the contracts is the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date and is included in the consolidated statements of assets and liabilities.

        In February 2008, an interest rate swap transaction related to the U.S. dollar denominated borrowings outstanding under the KPE Investment Partnership's five-year revolving credit agreement ("Credit Agreement") with a notional amount of $350.0 million became effective. In this transaction, the KPE Investment Partnership received a floating rate based on the one-month LIBOR interest rate and pays a fixed rate of 3.993% on the notional amount of $350.0 million. The interest rate swap matures February 25, 2010. The KPE Investment Partnership uses the interest rate swap to manage the interest rate risk associated with the floating rate under its Credit Agreement.

        The KPE Investment Partnership's unrealized gain (loss) on foreign currency exchange contracts and an interest rate swap contract was comprised of the following, with amounts in thousands:

	September 30, 2009	December 31, 2008
ASSETS:
Foreign currency exchange contract—€150.0 million vs. $209.0 million for settlement in February 2013	$—	$3,000

LIABILITIES:
Foreign currency exchange contracts:
¥10.0 billion vs. $91.6 million for settlement in June 2010	$(19,972)	$(19,792)
€50.0 million vs. $69.7 million for settlement in February 2013	(1,128)	—
Interest rate swap contract, matures February 2010	(5,528)	(12,539)

	$(26,628)	$(32,331)

        As of September 30, 2009, the KPE Investment Partnership had posted $8.5 million of restricted cash to collateralize losses on the interest rate swap transaction.

        The KPE Investment Partnership may also have purchased derivative financial instruments for investment purposes, which may include total return swaps and options. In a total return swap, the KPE Investment Partnership would have the right to receive any appreciation and dividends from a reference asset with a specified notional amount and would have an obligation to pay to the counterparty any depreciation in the valuation of the reference asset, interest based on the notional amount and any other charge agreed to with the counterparty.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6. DERIVATIVES (Continued)

        During the nine months ended September 30, 2009, the net realized gain (loss) on investments and foreign currency transactions included nil from the expiration or closing of options. During the nine months ended September 30, 2008, the net realized gain (loss) on investments and foreign currency transactions included gains of $3.6 million, respectively, from the expiration or closing of options.

7. REVOLVING CREDIT AGREEMENT AND LONG-TERM DEBT

Revolving Credit Agreement

        In June 2007, the KPE Investment Partnership entered into a five-year revolving Credit Agreement with a syndicate of lenders. The Credit Agreement provides for up to $925.0 million of senior secured credit, subject to availability under a borrowing base determined by the value of certain investments pledged as collateral security for obligations under the agreement. The borrowing base is subject to certain investment concentration limitations and the value of the investments constituting the borrowing base is subject to certain advance rates based on type of investment. In August 2009, an original lender under the Credit Agreement that became bankrupt with an initial $75.0 million commitment was removed from the syndicate of lenders, which reduced the availability under the Credit Agreement from $1.0 billion to $925.0 million. As of September 30, 2009, $3,144.0 million of the KPE Investment Partnership's assets were pledged as collateral to the Credit Agreement. As of September 30, 2009, the remaining availability under the Credit Agreement was $5.4 million.

        The interest rates applicable to loans under the Credit Agreement are generally based on either (i) the greater of the administrative agent's base rate or U.S. federal funds rate plus a specified margin of 0.5% or (ii) the Eurodollar rate plus a specified margin ranging from 0.75% to 1.0%, depending on the relevant assets constituting the borrowing base. In addition, the KPE Investment Partnership must pay an annual commitment fee of 0.2% on the undrawn commitments under the Credit Agreement. During the nine months ended September 30, 2009 and September 30, 2008, interest expense of $19.5 million and $34.8 million, respectively, related to borrowings under the Credit Agreement, including the amortization of debt financing costs.

        Pursuant to covenants in the Credit Agreement, the KPE Investment Partnership must maintain a ratio of senior secured debt to total assets of 50% or less. In addition, the Credit Agreement contains certain other customary covenants as well as certain customary events of default. As of September 30, 2009, the KPE Investment Partnership was in compliance with all covenants in all material respects.

        The Credit Agreement will expire on June 11, 2012, unless earlier terminated upon an event of default. The KPE Investment Partnership will be required to repay all outstanding borrowings under the Credit Agreement at that time if the KPE Investment Partnership is unable to refinance the Credit Agreement prior to its expiration or termination. Borrowings under the Credit Agreement may be used for general business purposes of the KPE Investment Partnership, including the acquisition and funding

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7. REVOLVING CREDIT AGREEMENT AND LONG-TERM DEBT (Continued)

of investments. The KPE Investment Partnership's borrowings outstanding under the Credit Agreement were as follows, with amounts in thousands:

	September 30, 2009	December 31, 2008
Borrowings outstanding	$955,672	$968,970
Foreign currency adjustments—unrealized gains related to borrowings denominated in:
British pounds sterling	(6,675)	(14,058)
Canadian dollars	—	(3,698)

	$948,997	$951,214

        During the nine months ended September 30, 2009 and September 30, 2008, the weighted average dollar amount of borrowings related to the Credit Agreement was $932.8 million and $790.7 million, respectively, and the weighted average interest rate was 1.3% and 5.3%, respectively.

        If total borrowings outstanding exceed 105% of the available amount under the Credit Agreement due to fluctuations in foreign exchange rates, the KPE Investment Partnership may be required to make certain prepayments on outstanding borrowings. As of September 30, 2009 and December 31, 2008, the KPE Investment Partnership was not subject to such prepayment requirements.

Long-Term Debt

        During the year ended December 31, 2007, the KPE Investment Partnership entered into a financing arrangement with a major financial institution with respect to $350.0 million of its $700.0 million convertible notes investment in Sun.

        The financing was structured through the use of total return swaps. Pursuant to the terms of the financing arrangement, $350.0 million of the Sun convertible notes were directly held by the KPE Investment Partnership and were pledged to the financial institution as collateral (the "Pledged Notes") and the remaining $350.0 million of the Sun convertible notes were directly held by the financial institution (the "Swap Notes"). The Pledged Notes and Swap Notes were due as follows: $175.0 million were due in January 2012 and the remaining $175.0 million were due in January 2014. Pursuant to the security agreements with respect to the Pledged Notes, the KPE Investment Partnership had the right to vote the Pledged Notes and the financial institution was obligated to follow the instructions of the KPE Investment Partnership, subject to certain exceptions, so long as default did not exist under the security agreements or the underlying swap agreements. The KPE Investment Partnership was also restricted from transferring the Pledged Notes without the consent of the financial institution.

        At settlement, the KPE Investment Partnership would be entitled to receive payment equal to any appreciation on the value of the Swap Notes and the KPE Investment Partnership would be obligated to pay to the financial institution any depreciation on the value of the Swap Notes. In addition, the financial institution would be obligated to pay the KPE Investment Partnership any interest that would be paid to a holder of the Swap Notes when payment would be received by the financial institution. The per annum rate of interest payable by the KPE Investment Partnership for the financing was equivalent to the three-month LIBOR plus 0.90%, which accrues during the term of the financing and was payable at settlement. During the nine months ended September 30, 2009 and September 30, 2008,

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7. REVOLVING CREDIT AGREEMENT AND LONG-TERM DEBT (Continued)

interest expense related to the KPE Investment Partnership's financing of the Sun investment was $6.2 million and $12.2 million, respectively.

        The financing provided for early settlement upon the occurrence of certain events, including an event based on the value of the collateral and other events of default. The Pledged Notes were held by wholly owned subsidiaries formed by the KPE Investment Partnership to enter into the Sun investment, and the rights and obligations described above with respect to the Pledged Notes and Swap Notes were the rights and obligations of these wholly owned subsidiaries without recourse to the KPE Investment Partnership.

        During both the nine months ended September 30, 2009 and September 30, 2008, the weighted average dollar amount of borrowings related to the long-term debt was $350.0 million and the weighted average interest rate was 2.1% and 4.1%, respectively.

Fair Value

        The KPE Investment Partnership believes the carrying value of its debt approximates fair value as of September 30, 2009 and December 31, 2008.

Principal Payments

        As of September 30, 2009, the KPE Investment Partnership's scheduled principal payments for borrowings under the Credit Agreement and long-term debt related to the financing of Sun were as follows, with amounts in thousands:

		Payments Due by Period
	Total	Less than 1 year	1 to 3 Years	3 to 5 Years	More than 5 years
Revolving credit agreement	$948,997	$—	$948,997	$—	$—
Long-term debt	350,000	—	175,000	175,000	—

Total	$1,298,997	$—	$1,123,997	$175,000	$—

8. DISTRIBUTABLE EARNINGS (LOSS)

        The KPE Investment Partnership's distributable earnings (loss) were comprised of the following, with amounts in thousands:

Distributable earnings as of December 31, 2007	$158,410
Net decrease in net assets resulting from operations during the year ended December 31, 2008	(2,351,387)
Distribution to partners	(15,000)

Distributable loss as of December 31, 2008	(2,207,977)
Net increase in net assets resulting from operations during the nine months ended September 30, 2009	882,139
Distribution to partners	(475,130)

Distributable loss as of September 30, 2009	$(1,800,968)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

8. DISTRIBUTABLE EARNINGS (LOSS) (Continued)

        The KPE Investment Partnership's distributions to its general and limited partners were based on their pro rata partner interests.

        As of September 30, 2009 and December 31, 2008, the accumulated undistributed net investment income was $72.4 million and $91.9 million, respectively. The accumulated undistributed net realized gain (loss) on investments and foreign currency transactions was a loss of $35.1 million as of September 30, 2009 and a gain of $43.5 million as of December 31, 2008. The accumulated undistributed net unrealized depreciation on investments and foreign currency transactions was $1,255.1 million and $2,235.2 million as of September 30, 2009 and December, 31, 2008, respectively.

9. OPERATING RESULTS ALLOCATED TO THE GENERAL AND LIMITED PARTNERS

        Operating results for the general and limited partners of the KPE Investment Partnership were as follows, with amounts in thousands. Income and expenses were allocated to the general partner and limited partner based on their respective ownership percentages.

	Nine Months Ended September 30, 2009
	General Partner	Limited Partner	Total
Investment income:
Interest income	$27	$12,918	$12,945
Dividend income net of withholding taxes of $16, $7,494 and $7,510, respectively	51	24,311	24,362

Total investment income	78	37,229	37,307

Expenses:
Management fees	—	28,244	28,244
Interest expense	52	25,788	25,840
General and administrative expenses	6	2,707	2,713

Total expenses	58	56,739	56,797

Net investment income (loss)	20	(19,510)	(19,490)

Realized and unrealized gain (loss) from investments and foreign currency:
Net realized loss	(164)	(78,401)	(78,565)
Net change in unrealized appreciation	2,034	978,160	980,194

Net gain on investments and foreign currency transactions	1,870	899,759	901,629

Net increase in net assets resulting from operations	$1,890	$880,249	$882,139

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

9. OPERATING RESULTS ALLOCATED TO THE GENERAL AND LIMITED PARTNERS (Continued)

	Nine Months Ended September 30, 2008
	General Partner	Limited Partner	Total
Investment income:
Interest income	$65	$31,598	$31,663
Dividend income, net of withholding taxes of $0, $249 and $249, respectively	18	8,937	8,955

Total investment income	83	40,535	40,618

Expenses:
Management fees	—	38,298	38,298
Interest expense	100	48,675	48,775
Dividend expense	2	1,088	1,090
General and administrative expenses	9	3,169	3,178

Total expenses	111	91,230	91,341

Net investment loss	(28)	(50,695)	(50,723)

Realized and unrealized loss from investments and foreign currency:
Net realized loss, net of withholding benefit of $0, $(37) and $(37)	(120)	(58,204)	(58,324)
Net change in unrealized depreciation	(2,079)	(999,501)	(1,001,580)

Net loss on investments and foreign currency transactions	(2,199)	(1,057,705)	(1,059,904)

Net decrease in net assets resulting from operations	$(2,227)	$(1,108,400)	$(1,110,627)

10. REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS AND FOREIGN CURRENCY

        The net gain (loss) from investments and foreign currency transactions in the KPE Investment Partnership's unaudited consolidated statements of operations included net realized gains or losses from sales of investments and the net change in unrealized appreciation or depreciation resulting from changes in fair value of investments (including foreign exchange gains and losses attributable to foreign-

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10. REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS AND FOREIGN CURRENCY (Continued)

denominated investments). The following table represents the KPE Investment Partnership's net gain (loss) from investments and foreign currency transactions, with amounts in thousands:

	Nine Months Ended
	September 30, 2009	September 30, 2008
Net realized gain (loss)	$(78,565)	$(58,324)
Net change in unrealized appreciation (depreciation)	980,194	(1,001,580)

Net gain (loss) on investments and foreign currency transactions	$901,629	$(1,059,904)

        The net change in unrealized appreciation (depreciation) on investments and foreign currency transactions was as follows, with amounts in thousands:

	Nine Months Ended
	September 30, 2009	September 30, 2008
Opportunistic and temporary investments	$39,732	$(19,380)
Co-investments	450,548	(475,969)
Negotiated equity investments	147,122	(313,147)
Investments in private equity funds	273,480	(169,719)
Investments in a non-private equity fund	69,312	(23,365)

	$980,194	$(1,001,580)

11. DISTRIBUTIONS

        The Associate Investor determines, in its sole discretion, the amount and timing of distributions in respect of the Class A, Class B, Class C and Class D partner interests. If and when made, the distributions will be made pro rata in accordance with the partner's percentage interests, except as otherwise discussed below. During the nine months ended September 30, 2009, the KPE Investment Partnership made distributions of $475.1 million to its general and limited partners based on their pro rata partner interests.

        Except as described below, each investment that is made by the KPE Investment Partnership is subject to either a carried interest or incentive distribution right, which generally entitles the Associate Investor or an affiliate of KKR to receive a portion of the profits generated by the investment.

        Gains and losses from investments of any particular investment class are not netted against gains and losses from any other investment class when computing amounts that are payable in respect of carried interests and incentive distribution rights discussed below.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

11. DISTRIBUTIONS (Continued)

Distributions in Respect of Class A; Opportunistic and Temporary Investments

•       The Associate Investor is entitled to an incentive distribution in an amount equal to 20% of the amount of the annual appreciation in the net asset value of opportunistic and temporary investments, after any previously incurred unrecouped losses have been recovered.

• Appreciation is measured at the end of each annual accounting period.
• The amount of appreciation is increased to reflect withdrawals of capital and decreased to reflect capital contributions for opportunistic and temporary investments.
• Incentive distribution payable was temporarily waived, as discussed in Note 12, "Relationship with KKR and Related Party Transactions—Carried Interests and Incentive Distributions."

        During the one-year period following the commencement of the KPE Investment Partnership's operations, through May 10, 2007, the appreciation in the value of temporary investments was disregarded for the purposes of calculating the Associate Investor's incentive distribution.

        If the KPE Investment Partnership does not distribute the entire incentive distribution after the end of the applicable period, the undistributed amount will, for the purpose of calculating the Associate Investor's percentage interest, be treated as being contributed by the Associate Investor to the partnership as a capital contribution.

        To the extent that the KPE Investment Partnership acquires any interest in a private equity fund or other investment fund sponsored by KKR or any of its affiliates at a price that is greater or less than the net asset value of the fund that is allocable to such interest, the calculation of the incentive distribution to be paid to the general partner in respect of its Class A interest for the annual accounting period during which the disposition of all remaining assets of such fund occurs was adjusted as follows:

  •
  For any interest acquired at a discount, a gain will be reflected equal to the difference, if positive, between (i) the net asset value of the fund that is allocable to such interest at the date of acquisition or, if lower, the value realized and distributed in respect of such interest from the disposition of all fund assets from and after date of acquisition (in each case reduced by any capital contributed to the fund by the KPE Investment Partnership or its subsidiaries since the date of acquisition) and (ii) the price at which such interest was acquired.

  •
  For any interest acquired at a premium, a loss will be reflected equal to the difference, if positive, between (i) the price at which such interest was acquired and (ii) net asset value of the fund that is allocable to such interest at the date of acquisition or, if higher, the value realized and distributed in respect of such interest from the disposition of all fund assets from and after date of acquisition (in each case reduced by any capital contributed to the fund by the KPE Investment Partnership since the date of acquisition).

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

11. DISTRIBUTIONS (Continued)

        To the extent that the KPE Investment Partnership disposes of any interest in a KKR fund at a price that is greater or less than net asset value, a similar adjustment was performed. For purposes of the above, the Associate Investor may elect to deem the disposition of all remaining assets of a fund to have occurred by valuing, for such purposes, all remaining fund assets at zero.

Distributions in Respect of Class B; Co-Investments in Portfolio Companies and Negotiated Equity Investments	• The Associate Investor is entitled to a carried interest of 20% on the net realized returns on each co-investment or negotiated equity investment.

•       Realized returns are calculated after the capital contribution for a particular investment was recovered and all prior realized losses for other co-investments and negotiated equity investments are recovered.

• The Associate Investor could make distributions to itself in respect of its Class B carried interest without making corresponding distributions to the limited partner.
• Carried interest payable was temporarily waived, as discussed in Note 12, "Relationship with KKR and Related Party Transactions—Carried Interests and Incentive Distributions."
Distributions in Respect of Class C; Investments in KKR's Private Equity Funds

•       The Associate Investor is not entitled to a carried interest or incentive distribution right with respect to the Class C interest; however, the general partner of KKR's private equity funds are generally entitled to a carried interest of 20% on the net realized return on each portfolio investment.

•       Realized returns are generally calculated after capital contributions for the particular portfolio investment have been returned to limited partners, realized losses on other portfolio investments of the fund have been recovered and certain unrealized losses (e.g., certain write-downs in the value of certain portfolio investments), if any, have been recovered.

• The realized gains and losses of portfolio investments are not netted across funds and each carried interest applies only to the results of an individual fund.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

11. DISTRIBUTIONS (Continued)

•       Class C carried interests paid could have offset the management fee payable under the services agreement for a limited time as discussed in Note 12, "Relationship with KKR and Related Party Transactions—Carried Interests and Incentive Distributions."

Distributions in Respect of Class D; Investments in KKR's Investment Funds Other than Private Equity Funds

•       The Associate Investor is not entitled to a carried interest or an incentive distribution right with respect to the Class D interest; however, the general partner or the fund manager of a non-private equity fund of KKR is generally entitled to an incentive distribution specific to that particular investment fund.

• The amount and calculation of the incentive distribution varies from fund to fund.
• The gains and losses of investments are not netted across funds and each carried interest or incentive distribution applied only to the results of an individual fund.

•       Class D incentive distributions paid could have offset the management fee payable under the services agreement for a limited time as discussed in Note 12, "Relationship with KKR and Related Party Transactions—Carried Interests and Incentive Distributions."

12. RELATIONSHIP WITH KKR AND RELATED PARTY TRANSACTIONS

        In connection with the formation of KKR Guernsey and the initial offering of its common units, affiliates of KKR contributed $75.0 million in cash to the KPE Investment Partnership and KKR Guernsey, of which $10.0 million was contributed to the KPE Investment Partnership in respect of general partner interests in the KPE Investment Partnership and $65.0 million was contributed to KKR Guernsey in exchange for common units.

        Subject to the supervision of the board of directors of the Managing Investor and the board of directors of the Managing Partner, KKR assists the KPE Investment Partnership and KKR Guernsey in selecting, evaluating, structuring, diligencing, negotiating, executing, monitoring and exiting investments and managing the uninvested cash of the KPE Investment Partnership and also provides financial, legal, tax, accounting and other administrative services. These investment activities are carried out by KKR's investment professionals and KKR's investment committee pursuant to the services agreement or under investment management agreements between KKR and its investment funds.

Services Agreement

        The KPE Investment Partnership, the Associate Investor, the Managing Investor, KKR Guernsey and the Managing Partner entered into a services agreement with KKR pursuant to which KKR has

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

12. RELATIONSHIP WITH KKR AND RELATED PARTY TRANSACTIONS (Continued)

agreed to provide certain investment, financial advisory, operational and other services to them. Under the services agreement, KKR is responsible for the day-to-day operations of the service recipients and is subject at all times to the supervision of their respective governing bodies, including the board of directors of the Managing Investor and the board of directors of the Managing Partner.

        The services agreement contains certain provisions requiring the KPE Investment Partnership and the other service recipients to indemnify KKR and its affiliates with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct or gross negligence. The Managing Investor has evaluated the impact of these guarantees on the consolidated financial statements and determined that they are not material at this time.

        In connection with the Combination Transaction, the services agreement was amended on October 1, 2009. The amended and restated services agreement provides for substantially the same services described above.

Management Fees

        Under the services agreement, the KPE Investment Partnership and the other service recipients jointly and severally agreed to pay KKR a management fee, quarterly in arrears, in an aggregate amount equal to (prior to the Combination Transaction) one-fourth of the sum of:

  (i)
  KKR Guernsey's equity1 up to and including $3.0 billion multiplied by 1.25%, plus

  (ii)
  KKR Guernsey's equity1 in excess of $3.0 billion multiplied by 1%

  1
  Generally, equity for purposes of the management fee is approximately equal to KKR Guernsey's net asset value, which would be adjusted for any items discussed below, if necessary.

        KKR and its affiliates are paid only one management fee, regardless of whether it is payable pursuant to the services agreement or the terms of the KKR investment funds in which the KPE Investment Partnership is invested.

        For the purposes of calculating the management fee under the services agreement, "equity" was defined, prior to the Combination Transaction, as the sum of the net proceeds in cash or otherwise from each issuance of KKR Guernsey's limited partner interests, after deducting any managers' commissions, placement fees and other expenses relating to the initial offering and related transactions, plus or minus KKR Guernsey's cumulative distributable earnings or loss at the end of such quarterly period (taking into account actual distributions but without taking into account the management fee relating to such quarterly period and any non-cash equity compensation expense incurred in current or prior periods), as reduced by any amount that KKR Guernsey paid for repurchases of KKR Guernsey's limited partner interests. The foregoing calculation of "equity" was adjusted to exclude (i) one-time events pursuant to changes in U.S. GAAP as well as (ii) any non-cash items jointly agreed to by the Managing Partner (with the approval of a majority of its independent directors) and KKR.

        The management fee payable under the services agreement will be reduced in current or future periods by an amount equal to the sum of (i) any cash that the KPE Investment Partnership and the other service recipients, as limited partners of KKR's investment funds, paid to KKR or its affiliates during such period in respect of management fees of such funds (or capital that the KPE Investment Partnership contributes to KKR's investment funds for such purposes), regardless of whether such

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

12. RELATIONSHIP WITH KKR AND RELATED PARTY TRANSACTIONS (Continued)

management fees were received by KKR in the form of a management fee or otherwise and (ii) management fees, if any, that the KPE Investment Partnership may have paid third parties in connection with investments.

        To the extent that the amount of management fee reductions in respect of a particular quarterly period exceed the amount of the fee that would have otherwise been payable, KKR will be required to credit the difference against any future management fees that may become payable under the services agreement. Under no circumstances, however, will credited amounts be reimbursed by KKR or reduce the management fee payable in respect of any quarterly period below zero.

        The management fee payable under the services agreement is not subject to reduction based on any other fees that KKR or its affiliates received in connection with the KPE Investment Partnership's investments, including any transaction or monitoring fees that were paid by a third party. In addition, the management fee is not reduced if the Managing Partner determined, in good faith, that a reduction in the management fee would jeopardize the classification of KKR Guernsey as a partnership for U.S. federal income tax purposes.

        During the nine months ended September 30, 2009 and September 30, 2008, management fee expense was $28.2 million and $38.3 million, respectively. As of October 1, 2009, the management fee was amended to reflect the terms of the Combination Transaction.

Carried Interests and Incentive Distributions

        As described in Note 11, "Distributions," each investment that is made by the KPE Investment Partnership is subject to either a carried interest or incentive distribution right, which generally entitles the Associate Investor or an affiliate of KKR to receive a portion of the profits generated by the investment.

        Until the profits on the KPE Investment Partnership's consolidated investments that were subject to a carried interest or incentive distribution right equaled the managers' commissions, placement fees and other expenses incurred in connection with KKR Guernsey's initial offering and related transactions, (i) the Associate Investor had to forego its carried interest and incentive distribution rights on opportunistic, temporary investments, co-investments and negotiated equity investments and (ii) the management fee payable under the services agreement was reduced by the amount of carried interests and incentive distributions made pursuant to the terms of the investment funds in which the KPE Investment Partnership was invested, limited to 5% of KKR Guernsey's gross income (other than income that qualified as capital gains) for U.S. federal income tax purposes for a taxable year minus any gross income earned by or allocated to KKR Guernsey for U.S. federal income tax purposes during such taxable year that was not "qualifying income" as defined in Section 7704(d) of the U.S. Internal Revenue Code. This recoupment through profits of expenses incurred in connection with KKR Guernsey's initial offering and related transaction was terminated on October 1, 2009.

        As of September 30, 2009, managers' commissions, placement fees and other expenses incurred in connection with the initial offering and related transactions exceeded the amount of profits related to the carried interests and incentive distribution rights payable on certain of the KPE Investment Partnership's consolidated investments. Therefore, no carried interests or incentive distributions based on opportunistic investments, temporary investments, co-investments or negotiated equity investments were payable to the Associate Investor as of September 30, 2009.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

12. RELATIONSHIP WITH KKR AND RELATED PARTY TRANSACTIONS (Continued)

Investments in Affiliates and Unaffiliated Issuers

        Investments in affiliates were $3,311.5 million and $2,662.3 million as of September 30, 2009 and December 31, 2008, respectively, which included investments in co-investments in KKR portfolio companies, KKR private equity funds and SCF. All other investments were in unaffiliated issuers, which included negotiated equity investments of $796.5 million as of September 30, 2009 and negotiated equity and opportunistic investments totaling $690.3 million as of December 31, 2008.

        The net gain (loss) on investments and foreign currency transactions were comprised of the following, with dollars in thousands:

	Nine Months Ended
	September 30, 2009	September 30, 2008
Net realized gain (loss) from:
Investments in affiliates	$(57,492)	$(32,774)
Investments in unaffiliated issuers	(21,073)	(25,550)

	(78,565)	(58,324)

Net change in unrealized appreciation (depreciation) from:
Investments in affiliates	797,466	(696,347)
Investments in unaffiliated issuers	182,728	(305,233)

	980,194	(1,001,580)

Net gain (loss) on investments and foreign currency transactions	$901,629	$(1,059,904)

Reimbursed Expenses

        During the nine months ended September 30, 2009 and September 30, 2008, the KPE Investment Partnership paid KKR less than $0.1 million for reimbursable direct expenses incurred pursuant to the services agreement. These reimbursed expenses were included in the KPE Investment Partnership's general and administrative expenses.

License Agreement

        The KPE Investment Partnership, the Associate Investor, the Managing Investor, KKR Guernsey and the Managing Partner, as licensees, entered into a license agreement with KKR pursuant to which KKR granted each party a non-exclusive, royalty-free license to use the name "KKR." Under this agreement, each licensee has the right to use the "KKR" name. Other than with respect to this limited license, none of the licensees has a legal right to the "KKR" name.

Other

        The KPE Investment Partnership sold interests in certain co-investments to a KKR sponsored co-investment fund with an aggregate fair value of $211.0 million as of March 31, 2009, after giving effect to certain post-closing adjustments. Such interests in co-investments had an original cost of

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

12. RELATIONSHIP WITH KKR AND RELATED PARTY TRANSACTIONS (Continued)

$240.3 million and were sold for an aggregate purchase price of $200.4 million, resulting in a realized loss of $39.9 million during the nine months ended September 30, 2009.

        During the nine months ended September 30, 2009, KKR Corporate Capital Services LLC, a subsidiary of KKR, acquired a $65.0 million commitment to the KPE Investment Partnership's Credit Agreement from an existing lender.

13. COMMITMENTS

        As of September 30, 2009, the KPE Investment Partnership had the following commitments to KKR private equity funds, with amounts in thousands:

	Capital Commitment	Uncalled Commitment
KKR 2006 Fund L.P.	$1,555,000	$390,409
KKR Asian Fund L.P.	285,000	168,470
KKR European Fund III, Limited Partnership	282,356	270,183
KKR E2 Investors L.P.	17,644	17,644

	$2,140,000	$846,706

        Capital contributions are due on demand; however, given the size of such commitments and rates at with KKR's funds make investments, the KPE Investment Partnership expects that the unfunded capital commitments presented above will be called over a period of several years.

        As is common with investments in investment funds, the KPE Investment Partnership follows an over-commitment approach when making investments through KKR's investment funds in order to maximize the amount of capital that is invested at any given time. When an over-commitment approach is followed, the aggregate amount of capital committed by the KPE Investment Partnership to investments at a given time may exceed the aggregate amount of cash that the KPE Investment Partnership has available for immediate investment. Because the general partners of KKR's investment funds are permitted to make calls for capital contributions following the expiration of a relatively short notice period, when an over-commitment approach is used, the KPE Investment Partnership is required to time investments and manage available cash in a manner that allows it to fund its capital commitments as and when capital calls are made.

        As the service provider under the services agreement, KKR is primarily responsible for carrying out these activities for the KPE Investment Partnership. KKR takes into account expected cash flows to and from investments, including cash flows to and from KKR's investment funds, when planning investment and cash management activities with the objective of seeking to ensure that the KPE Investment Partnership is able to honor its commitments to funds as and when they become due. KKR also takes into account the senior secured credit facility established by the KPE Investment Partnership. As of September 30, 2009, the KPE Investment Partnership was over-committed.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

14. FINANCIAL HIGHLIGHTS

        Financial highlights for the KPE Investment Partnership for the nine months ended September 30, 2009 were as follows:

	Opportunistic and Temporary Investments (Class A)	Co-Investments and Negotiated Equity Investments (Class B)	Private Equity Funds (Class C)	Non-Private Equity Funds (Class D)	Total
Total return (annualized)	(5.7)%	53.4%	30.3%	111.7%	44.9%
Ratios to average net assets:
Total expenses (annualized)	8.3	0.5	0.0	1.5	2.7
Net investment income (loss) (annualized)	(7.8)	0.8	1.1	8.2	(0.9)

        Financial highlights for the KPE Investment Partnership for the nine months ended September 30, 2008 were as follows:

	Opportunistic and Temporary Investments	Co-Investments and Negotiated Equity Investments	Private Equity Funds	Non-Private Equity Funds	Total
Total return (annualized)	(39.8)%	(33.1)%	(13.1)%	(25.3)%	(29.7)%
Ratios to average net assets:
Total expenses (annualized)	27.6	0.6	0.0	3.4	2.8
Net investment income (loss) (annualized)	(23.3)	(0.4)	0.7	9.9	(1.5)

        The total return and ratios were calculated based on weighted average net assets.

15. CONTINGENCIES

        As with any partnership, the KPE Investment Partnership may become subject to claims and litigation arising in the ordinary course of business. The Managing Investor does not believe that there are any pending or threatened legal proceedings that would have a material adverse effect on the consolidated financial position, operating results or cash flows of the KPE Investment Partnership.

16. SUBSEQUENT EVENTS

        On October 1, 2009, the limited partner interests of the KPE Investment Partnership were transferred from KKR Guernsey to KKR, pursuant to the Combination Transaction. See Note 1, "Business."

        On October 1, 2009, pursuant to the Combination Transaction, the KPE Investment Partnership and certain of its subsidiaries transferred the following to KKR: (i) $76.6 million of cash and cash equivalents, (ii) its investment in Sun with a fair value as of September 30, 2009, net of debt of $297.5 million, (iii) limited partner interests in co-investments in NXP, ProSieben and Capmark with fair values as of September 30, 2009 of $25.0 million, $8.7 million and nil, respectively, and (iv) $42.1 million of certain other liabilities, net of other assets.

KKR PEI INVESTMENTS, L.P. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

16. SUBSEQUENT EVENTS (Continued)

        Subsequent to September 30, 2009, the KPE Investment Partnership received proceeds of $283.4 million in the form of dividends and partial dispositions of holdings in portfolio companies from direct co-investments and within private equity funds. In addition, the KPE Investment Partnership made investments in private equity funds and co-investments totaling $89.9 million during the same period.

        Subsequent to September 30, 2009, the KPE Investment Partnership transferred $50.0 million of its remaining commitment to KKR 2006 Fund L.P. and $50.0 million of its remaining commitment to KKR Asian Fund L.P. to an unrelated third party, thereby reducing its unfunded obligations by a total of $100.0 million.

        Subsequent to September 30, 2009, the KPE Investment Partnership made net repayments to reduce outstanding borrowings of $711.8 million under the Credit Agreement. In January 2010, the KPE Investment Partnership entered into a one-year revolving credit agreement with KKR Management Holdings L.P. ("Management Holdings") that provides for up to $500.0 million of unsecured credit. The one-year revolving credit agreement was assigned to a subsidiary of Management Holdings, and the KPE Investment Partnership has borrowed $380.0 million under it.

*        *        *        *        *

204,902,226 Common Units
Representing Limited Partner Interests

PRELIMINARY PROSPECTUS

                        , 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common units being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission and the New York Stock Exchange.

Filing Fee—Securities and Exchange Commission	$	*
Listing Fee—New York Stock Exchange		*
Fees and Expenses of Counsel		*
Printing Expenses		*
Fees and Expenses of Accountants		*
Blue Sky Fees and Expenses		*
Transfer Agent Fees and Expenses		*
Miscellaneous Expenses		*

Total	$	*

*
To be provided by amendment.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Subject to any terms, conditions or restrictions set forth in the applicable partnership agreement, Section 17-108 of the Delaware Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled "Description of Our Limited Partnership Agreement—Indemnification" discloses that we will generally indemnify our Managing Partner and the officers, directors and affiliates of our Managing Partner, to the fullest extent permitted by law, against all losses, claims, damages or similar events and is incorporated by reference herein.

        We currently maintain liability insurance for directors and officers of our Managing Partner. In connection with the Transactions, we will obtain additional liability insurance for directors and officers of our Managing Partner. Such insurance would be available to directors and officers of our Managing Partner in accordance with its terms.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        None.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Index

2.1	Amended and Restated Purchase and Sale Agreement**†
2.2	Amended and Restated Investment Agreement**†
3.1	Certificate of Limited Partnership of the Registrant**
3.2	Form of Amended and Restated Limited Partnership Agreement of the Registrant
3.3	Certificate of Formation of the Managing Partner of the Registrant**
3.4	Form of Amended and Restated Limited Liability Company Agreement of the Managing Partner of the Registrant
5.1	Opinion of Simpson Thacher & Bartlett LLP
8.1	Form of Opinion of Simpson Thacher & Bartlett LLP regarding certain tax matters
10.1	Second Amended and Restated Limited Partnership Agreement of KKR Management Holdings L.P.**
10.2	Second Amended and Restated Limited Partnership Agreement of KKR Fund Holdings L.P.**
10.3	Form of Registration Rights Agreement
10.4	Form of KKR & Co. L.P. Equity Incentive Plan
10.5	Form of Tax Receivable Agreement**
10.6	Form of Exchange Agreement**
10.7	Credit Agreement dated as of February 26, 2008 among Kohlberg Kravis Roberts & Co. L.P., the other borrowers party thereto, and HSBC Bank PLC, as administrative agent**
10.8	Revolving Credit Agreement dated as of June 11, 2007 among KKR PEI Investments, L.P., as Borrower, the lenders party thereto, Citibank, N.A., as administrative agent, and Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P. and Morgan Stanley Bank as joint lead arrangers and joint bookrunners**
10.9	Form of Confidentiality and Restrictive Covenant Agreement (Senior Principals)**
10.10	Form of Confidentiality and Restrictive Covenant Agreement (Founders)**
10.11	Amendment No. 1 to Revolving Credit Agreement dated as of August 14, 2009 among KKR PEI Investments, L.P., as Borrower, the lenders party thereto, Citibank, N.A., as administrative agent, and Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P. and Morgan Stanley Bank as joint lead arrangers and joint bookrunners**
21.1	Subsidiaries of the Registrant**
23.1	Consent of Independent Registered Public Accounting Firm Relating to the Financial Statements of the KKR Group Holdings L.P., KKR & Co. L.P., KKR Management LLC, KKR & Co. (Guernsey) L.P. and KKR PEI Investments, L.P. and Subsidiaries
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibits 5.1 and 8.1)
24.1	Power of Attorney**
99.1	Consent of Duff & Phelps, LLC**

†
The disclosure schedules to this exhibit are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules to the Securities and Exchange Commission upon request.

*
To be filed by amendment.

**
Previously filed.

ITEM 17.    UNDERTAKINGS

  (a)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

    Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (b)
  The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 3rd day of June 2010.

KKR & Co. L.P.
By:	KKR Management LLC Its General Partner
By:	/s/ WILLIAM J. JANETSCHEK
Name:	William J. Janetschek
Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of June 2010.

Signature	Title

* Henry R. Kravis	Co-Chairman and Co-Chief Executive Officer (principal executive officer) of KKR Management LLC
* George R. Roberts	Co-Chairman and Co-Chief Executive Officer (principal executive officer) of KKR Management LLC
/s/ WILLIAM J. JANETSCHEK William J. Janetschek	Chief Financial Officer (principal financial and accounting officer) of KKR Management LLC

*By:	/s/ WILLIAM J. JANETSCHEK
Name: William J. Janetschek Title: Attorney-in-fact